 Filed pursuant to Rule 424(b)(3)
 Registration No. 333-258152
PROXY STATEMENT OF DFP HEALTHCARE ACQUISITIONS CORP.
PROSPECTUS FOR
70,850,451 SHARES OF DFP CLASS A COMMON STOCK
On June 28, 2021, the board of directors of DFP Healthcare Acquisitions Corp., a Delaware corporation (“DFP,” “we,” “us” or “our”), unanimously approved an Agreement and Plan of Merger, dated June 28, 2021, by and among DFP, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of DFP (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of DFP (“Second Merger Sub”) and TOI Parent, Inc., a Delaware corporation (“TOI”) (as it may be amended and/or restated from time to time, the “Merger Agreement”). The transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination.”
If the Merger Agreement is adopted by DFP’s stockholders and the Business Combination is consummated, (i) the First Merger Sub will merge with and into TOI (the “First Merger”), with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub (the “Second Merger”), with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP. Upon the closing of the Business Combination, DFP will be renamed “The Oncology Institute, Inc.” and is referred to herein as “New TOI” as of the time following such change of name.
Immediately prior to the effective time of the First Merger (the “Effective Time”), TOI will cause each share of TOI preferred stock, par value $0.001 per share (“TOI Preferred Stock”) issued and outstanding as of such time to be automatically converted into 10 shares of common stock of TOI, par value $0.001 per share (“TOI Common Stock”, and such conversion, the “Conversion”). After giving effect to the Conversion, no shares of TOI Preferred Stock shall remain issued and outstanding.
At the Effective Time, by virtue of the First Merger and without any action on the part of DFP, First Merger Sub, TOI or the holders of any of TOI’s securities:
•
Each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (i) a number of shares of DFP Class A common stock, par value $0.0001 per share, of DFP (“DFP Class A Common Stock”) equal to the Closing Share Consideration (as defined below) divided by the Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), (ii) an amount in cash equal to the Closing Cash Consideration (as defined below) divided by the Aggregate Fully Diluted Company Common Stock (clause (i) and (ii) collectively, the “Per Share Merger Consideration”) and (iii) the contingent right to receive Earnout Shares (as defined and described below). “Closing Share Consideration” means a number of shares (rounded to the nearest whole share) of DFP Class A Common Stock determined by dividing (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration by (b) 10. “Closing Cash Consideration” means an amount equal to the Available Closing Acquiror Cash (as defined below), multiplied by 0.5556; provided, that if the Closing Cash Consideration would result in Closing Share Consideration that is less than the Minimum Share Consideration (as defined below) multiplied by $10, the Closing Cash Consideration will be decreased by the minimum extent necessary such that the Closing Share Consideration equals an amount equal to the Minimum Share Consideration multiplied by $10. “Closing Merger Consideration” means an amount equal to $762,052,411. “Minimum Share Consideration” means, solely to the extent TOI elects application thereof, the number of shares (rounded up to the nearest whole share) of DFP Class A Common Stock that represents the minimum number of shares of DFP Class A Common Stock that is required to ensure that the Business Combination qualifies for the Intended Income Tax Treatment (as defined below) (with such number of shares to be reasonably determined by tax advisors to TOI in their reasonable discretion). “Intended Income Tax Treatment” means, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows U.S. federal income tax treatment of the Business Combination), the intent of the parties to the Merger Agreement that (i) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder to which DFP and TOI are parties under Section 368(b) of the Code, and (ii) the Merger Agreement be, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Section 1.368-2(g) of the regulations promulgated thereunder. “Available Closing Acquiror Cash”

means, without duplication, an amount equal to (i) all amounts in the Trust Account (defined below) (after reduction for the aggregate amount of payments required to be made in connection with any DFP Stockholder redemptions), plus (ii) the aggregate amount of cash that has been funded to and remains with DFP pursuant to the Subscription Agreements (defined below) as of immediately prior to the Closing, minus (iii) expenses of DFP and its affiliates incurred prior to the Closing consistent with the disclosures set forth in all documents filed with the SEC since March 10, 2020, minus (iv) Acquiror Transaction Expenses (defined below), minus (v) Company Transaction Expenses (defined below). “Acquiror Transaction Expenses” means all unpaid fees, costs and expenses incurred by or on behalf of the DFP, First Merger Sub and Second Merger Sub prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with by DFP at or before Closing, and the consummation of the Business Combination, including (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of DFP, (ii) any Antitrust Fees (defined below), (iii) the cost of the D&O tail policy to be obtained pursuant to Section 8.02(b) of the Merger Agreement and (iv) Transfer Taxes (defined below); provided that Acquiror Transaction Expenses shall not include any Company Transaction Expenses. “Company Transaction Expenses” means the aggregate amount of (i) all accrued and unpaid fees, costs and expenses incurred by or on behalf of the TOI, its subsidiaries and the Group Companies (defined below) prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with at or before Closing, and the consummation of the Business Combination, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (b) any Transaction Bonuses (defined below). “Antitrust Fees” means any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Business Combination. “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Business Combination. “Transaction Bonuses” means payments to officers, employees, consultants, directors and managers of TOI, its subsidiaries and the Group Companies (defined below) as change of control payments, severance payments, special or retention bonuses, and similar payments, in each case, paid or payable as a result of the transactions contemplated by the Merger Agreement and the other transaction agreements (including the employer portion of any tax in connection with such).
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Each of the options to purchase TOI Common Stock (each, a “Company Option”) will be entitled to receive (i) if vested and outstanding as of immediately prior to the Effective Time (after taking into consideration any accelerated vesting that may occur as a result of the Business Combination) (a “Vested Company Option”), (A) with respect to an Eligible Cash-Out Vested Company Option (as defined below), cash in an amount equal to (I) the Per Share Merger Consideration multiplied by (II) the number of shares of TOI Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (III) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of TOI Common Stock subject to such Vested Company Option, (I) an option to purchase a number of shares of DFP Class A Common Stock and (II) restricted Earnout Shares (as defined and described below); and (ii) if unvested and outstanding as of immediately prior to the Effective Time, (A) an option to purchase shares of DFP Class A Common Stock and (B) restricted Earnout Shares (as described below). “Eligible Cash-Out Vested Company Option” means the number of Company Options multiplied by a fraction, the numerator of which is the Closing Cash Consideration and the denominator of which is the Closing Merger Consideration (rounded up to the nearest whole number).

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Each share of TOI Common Stock outstanding immediately prior to the Effective Time that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code (such TOI Common Stock, “Restricted Stock”), will be, subject to the applicable holder of such Restricted Stock executing and delivering a Restricted Stock Agreement pursuant to which such individual agrees that any consideration paid in respect of the Restricted Stock shall be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued, entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares (defined below).

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Each restricted stock unit under TOI’s incentive stock plan or otherwise, whether or not vested (“Company RSU”), outstanding immediately prior to the Effective Time will be converted into (i) a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of shares of TOI Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio (as defined below), and (ii) the contingent right to receive Earnout Shares. “Exchange Ratio” means the quotient obtained by dividing (a) 76,205,241.10 by (b) the Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement).
Following the closing of the Business Combination (the “Closing”), New TOI will issue to eligible holders of securities of New TOI up to 12,500,000 additional shares of New TOI Common Stock, par value $0.0001 per share (“New TOI Common Stock”) in the aggregate (the “Earnout Shares”). The Earnout Shares will be earned in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a per share stock price of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that have not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not been satisfied will be deemed to have been satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above.
Concurrently with the execution of the Merger Agreement, DFP entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with TOI, the Sponsor and certain of DFP’s directors and officers (together with the Sponsor, the “Subject Stockholders”), pursuant to which, among other things described in the this proxy/prospectus, the Subject Stockholders agreed to subject 20% of the shares of DFP Class B common stock, par value $0.0001 per share (the “DFP Class B Common Stock”), held by the Subject Stockholders (the “Subject Shares”) and 20% of the Private Placement Warrants held by the Sponsor (the “Subject Warrants,” and, together with the Subject Shares, the “Subject Securities”) to forfeiture. The number of Subject Shares and Subject Warrants to be forfeited will be determined by multiplying the Subject Warrants and the Subject Warrants, as applicable, by a fraction, the numerator of which is (i) the total number of shares of DFP Class A Common Stock redeemed by DFP’s stockholders prior to the closing, and the denominator of which is (ii) the total number of shares of DFP Class A Common Stock issued and outstanding as of June 28, 2021 (excluding such shares of DFP Class A Common Stock beneficially owned by the Subject Stockholders).
Concurrently with the execution of the Merger Agreement, DFP also entered into certain subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), including Deerfield Private Design Fund IV, L.P. (“Deerfield Fund IV”) and Deerfield Partners, L.P. (“Deerfield Partners,” and, together with Deerfield Fund IV, the “Deerfield Funds”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the Closing, an aggregate of 27.5 million shares of DFP Class A Common Stock at a purchase price of $10.00 per share, for aggregate proceeds of $275,000,000. However, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A Common Equivalent Preferred Stock (defined below) at a purchase price of $1,000 per share.
Immediately prior to the effective time of the Business Combination, each of the currently issued and outstanding shares of DFP Class B Common Stock, will automatically convert, on a one-for-one basis, into shares of DFP Class A Common Stock in accordance with the terms of the DFP’s amended and restated certificate of incorporation. Thereafter, in connection with the Closing, each of the then issued and outstanding shares of DFP Class A Common Stock will become shares of New TOI Common Stock.
Assuming there are no redemptions of DFP Class A Common Stock, the total maximum number of shares of DFP Class A Common Stock expected to be issued to the holders of TOI Common Stock and the PIPE Investors at the Closing of the Business Combination is approximately 77,853,167 shares. As described in this proxy statement/prospectus, immediately prior to the Closing, the Sponsor, Deerfield Fund IV and Deerfield Partners (the “Deerfield Holders”) will exchange a number of their shares of DFP Class A Common Stock and DFP Class B Common Stock for a number of shares of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock (the “Series A Common Equivalent Preferred Stock”), such that immediately thereafter (and after giving effect to the Business Combination and the PIPE) they will collectively hold an aggregate number of outstanding shares of DFP Class A Common Stock and will purchase shares of Series A Common Equivalent Preferred Stock in the PIPE that represents 4.5% of the New TOI Common Stock immediately following the Closing (the “Deerfield Exchange”). Assuming (i) there are no redemptions of DFP Class A Common Stock, (ii) all of the Earnout Shares have been released to the eligible securities holders of New TOI, and (iii) all of the Subject Shares have been released to the Subject Stockholders: (a) holders of shares of TOI Common Stock as of immediately prior to the Closing are expected to hold, in the aggregate, 61.0 million shares of New TOI Common Stock, or 60.2% of the issued and outstanding shares of New TOI Common Stock, (b) the holders of Public Shares, excluding the Deerfield Holders’ Public Shares (each, a “Public Stockholder”) are expected to hold 18.0 million shares of New TOI Common Stock, or 17.8% of the issued and outstanding shares of New TOI Common Stock, (c) holders of DFP Class B Common Stock, excluding the Deerfield Holders’ DFP Class B Common Stock, are expected to hold 0.3 million shares of New TOI Common Stock, or 0.3% of the issued and outstanding shares of New TOI Common Stock, (d) the Deerfield Holders are expected to hold 4.6 million shares of New TOI Common Stock, or 4.5% of the issued and outstanding shares of New TOI Common Stock and (e) the PIPE Investors, excluding the Deerfield Holders’, are expected to hold 17.5 million shares of New TOI Common Stock, or 17.2% of the issued and outstanding shares of New TOI Common Stock. See “The Business Combination Proposal — Consent and Waiver Letter” for further details on the terms of the Series A Common Equivalent Preferred Stock.
DFP will hold a special meeting of stockholders (the “Special Meeting”) to consider matters relating to the Business Combination. DFP cannot complete the Business Combination unless DFP’s stockholders consent to the approval of the Merger Agreement and the transactions contemplated thereby. DFP is sending you this proxy statement/prospectus to ask you to vote in favor of these and the other matters described in this proxy statement/prospectus.
Unless adjourned, the Special Meeting of the stockholders of DFP will be held at 10:00 a.m., New York City time, on November 12, 2021 at https://www.cstproxy.com/dfphealthcare/2021. In light of ongoing developments related to the novel coronavirus (COVID-19), after careful consideration, DFP has determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance and participation while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend the virtual Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit questions during the Special Meeting by visiting https://www.cstproxy.com/dfphealthcare/2021 and using a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
This proxy statement/prospectus provides you with detailed information about the Business Combination. It also contains or references information about DFP, TOI and New TOI and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the section titled “Risk Factors” on page 45 of this proxy statement/prospectus for a discussion of the risks you should consider in evaluating the Business Combination and how it will affect you.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DFPH.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/dfphealthcare/2021.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated, October 22, 2021, and is first being mailed to stockholders of DFP on or about, October 22, 2021.

DFP HEALTHCARE ACQUISITIONS CORP.
345 Park South Avenue
New York, New York 10010
Tel: (212) 551-1600
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON November 12, 2021
TO THE STOCKHOLDERS OF DFP HEALTHCARE ACQUISITIONS CORP.:
NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of the stockholders of DFP Acquisitions Healthcare Corp., a Delaware corporation (“DFP,” “we,” “us” or “our”), will be held at 10:00 a.m., New York City time, on November 12, 2021 at https://www.cstproxy.com/dfphealthcare/2021. You are cordially invited to attend the Special Meeting, which will be held for the following purposes:
(a)
Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 28, 2021 (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among DFP, Orion Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of DFP (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of DFP (“Second Merger Sub”) and TOI Parent, Inc., a Delaware corporation (“TOI”), and the transactions contemplated thereby, pursuant to which (i) the First Merger Sub will merge with and into TOI (the “First Merger”), with TOI being the surviving corporation, (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, and (iii) DFP will change its name to “The Oncology Institute, Inc.” (referred to herein as “New TOI”) (the transactions contemplated by the Merger Agreement are referred to herein as the “Business Combination,” and such proposal, the “Business Combination Proposal”);

(b)
Proposal No. 2 — Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with the applicable listing rules of Nasdaq (each, a “Nasdaq Listing Rule”), (i) the issuance of up to 58,350,451 DFP Class A Common Stock, par value $0.0001 per share (the “DFP Class A Common Stock”) pursuant to the Merger Agreement and up to 12,500,000 additional Earnout Shares (as defined herein), as described in more detail in the accompanying proxy statement/prospectus under the heading titled “The Business Combination Proposal  —  Business Combination Consideration,” and (ii) the issuance and sale of up to 27,500,000 newly issued shares of DFP Class A Common Stock in a private placement with certain institutional and accredited investors (the “PIPE Investors”), including Deerfield Private Design Fund IV, L.P. (“Deerfield Fund IV”) and Deerfield Partners, L.P. (“Deerfield Partners,” and, together with Deerfield Fund IV, the “Deerfield Funds”), to the extent such issuances would require a stockholder vote under the applicable Nasdaq Listing Rules (the “Stock Issuance Proposal”);

(c)
Proposal No. 3 — The Charter Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal and the Stock Issuance Proposal are approved and adopted, a proposed third amended and restated certificate of incorporation (the “Proposed Charter”) of DFP, to be renamed The Oncology Institute, Inc., a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, which will amend and restate the second amended and restated certificate of incorporation of DFP, dated March 10, 2020, (the “Current Charter”), which Proposed Charter will be in effect upon the closing of the business combination (the “Closing”) (the “Charter Proposal”);

(d)
Proposal No. 4 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as 8 separate sub-proposals (the “Advisory Charter Proposals”);

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to change the number of shares of authorized capital stock to 510,000,000, consisting of 500,000,000 shares of New TOI Common Stock, par value $0.0001 per share (the “New TOI Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.0001 per share from 100,000,000 shares of DFP Class A Common Stock, 10,000,000 shares of DFP Class B common stock, par value $0.0001 per share (the “DFP Class B Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Advisory Charter Proposal A”);

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to make each member of our board of directors (the “New TOI Board”) subject to election at each annual meeting of stockholders (or special meeting in lieu thereof), as opposed to DFP having three classes of directors, with only once class of directors being elected in each year and each class servicing a three-year term (“Advisory Charter Proposal B”);

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to change the stockholder vote required to amend certain provisions of the Proposed Charter (“Advisory Charter Proposal C”)

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to change the stockholder vote required to amend the amended and restated bylaws (the “Proposed Bylaws”) to be adopted by DFP immediately prior to the Closing (“Advisory Charter Proposal D”);

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to prohibit stockholders form acting by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent (“Advisory Charter Proposal E”);

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to renounce any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to its non-employee directors (including any non-employee director who serves as one of New TOI’s officers in both his or her director and officer capacities) (“Advisory Charter Proposal F”)

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to amend the exclusive forum provision of the Current Charter to provide that, among other administrative or clarifying revisions, unless New TOI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district courts of the United States of America (“Advisory Charter Proposal G”); and

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to provide for certain additional changes, including, among others, (i) changing the post-business combination company’s corporate name from DFP Healthcare Acquisitions Corp.” to “The Oncology Institute, Inc.” and making the company’s corporate existence perpetual and (ii) removing certain provisions related to our status as a blank check company that will no longer apply upon consummation of the Business Combination, all of which our board of directors (the “DFP Board”) believes are necessary to adequately address the needs of the post-business combination company (“Advisory Charter Proposal H”).

(e)
Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, Stock Issuance Proposal and Charter Proposal are approved and adopted, The Oncology Institute, Inc. 2021 Incentive Award Plan (the “2021 Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex F, including the authorization of the initial share reserve under the 2021 Plan (the “Incentive Plan Proposal”);

(f)
Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal and the Incentive Plan Proposal are approved and adopted, The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex G, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”);

(g)
Proposal No. 7 — The Director Election Proposal — to consider and vote upon a proposal to elect, assuming the Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal are approved and adopted, seven directors, in each case to serve on New TOI’s Board, in each case to serve on New TOI’s Board for a term expiring at the annual meeting of stockholders to be held in 2022 or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal,” and, together with Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal, the “condition precedent proposals”); and
(h)
Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived (the “Adjournment Proposal”).

Only DFP Stockholders of record at the close of business on September 23, 2021 are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.
We will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Special Meeting and at any adjournment of the Special Meeting. Whether or not you plan to attend the Special Meeting, we urge you to read, when available, the proxy statement/prospectus (and any documents incorporated into the proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”
After careful consideration, our board of directors has determined that each of the Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of DFP and our stockholders and unanimously recommend that you vote or give instructions to vote “FOR” each of those proposals.
The existence of financial and personal interests of our directors and officers may result in a conflict of interest on the part of one or more of the directors between what they may believe is in the best interests of DFP and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section entitled “The Business Combination Proposal — Interests of the Sponsor and DFP’s Directors and Officers in the Business Combination” in the proxy statement/prospectus for a further discussion.
Under the Merger Agreement, the approval of the condition precedent proposals presented at the Special Meeting is a condition to the consummation of the Business Combination. The adoption of each condition precedent proposal is conditioned on the approval of all of the condition precedent proposals. If our stockholders do not approve each of the condition precedent proposals, the Business Combination may not be consummated. The Adjournment Proposal and the Advisory Charter Proposals are not conditioned on the approval of any other proposal.
Concurrently with the execution of the Merger Agreement, DFP entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with TOI, DFP Sponsor LLC (the “Sponsor”) and certain of DFP’s directors and officers (together with the Sponsor, the “Subject Stockholders”), pursuant to which, among other things described in the accompanying proxy statement/prospectus, the Subject Stockholders: (i) agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby, and (ii) agreed not to redeem any of their DFP securities in connection with the Business Combination. Furthermore, DFP also entered into a Company Support Agreement (the “Company Support Agreement”) with TOI and certain TOI stockholders (the “Supporting Stockholders”), pursuant to which the Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. The Supporting Stockholders hold sufficient shares of TOI to cause the approval of the Business Combination on behalf of TOI.

Furthermore, also concurrently with the execution of the Merger Agreement, DFP entered into certain subscription agreements with certain institutional and accredited investors (the “PIPE Investors”), including Deerfield Private Design Fund IV, L.P. (“Deerfield Fund IV”) and Deerfield Partners, L.P. (“Deerfield Partners,” and, together with Deerfield Fund IV, the “Deerfield Funds”), pursuant to which the PIPE Investors have agreed to purchase, immediately prior to the Closing, an aggregate of 27.5 million shares of DFP Class A Common Stock at a purchase price of $10.00 per share, for aggregate proceeds of $275,000,000 (the “PIPE Investments”). Following the Deerfield Exchange described in the proxy statement/prospectus, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A Common Equivalent Preferred Stock (as defined in the proxy statement/prospectus) at a purchase price of $1,000 per share.
Pursuant to the Current Charter, a Public Stockholder may request that DFP redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a Public Stockholder, and assuming the Business Combination is consummated, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on November 10, 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to Continental Stock Transfer & Trust Company, DFP’s transfer agent (the “transfer agent”), that DFP redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through Depository Trust Company (“DTC”).

Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct it to do so. Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If the Business Combination is consummated and a Public Stockholder properly exercises its right to redeem their Public Shares and timely delivers its shares to the transfer agent, we will redeem each public share for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account (the “Trust Account”) established in connection with our initial public offering (the “IPO”), calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an annual limit of $500,000) and/or to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per public share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with our consent, until the consummation of the Business Combination. If a holder of a public share delivers its shares in connection with an election to redeem and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DFP instruct the transfer agent to return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus. See “The Special Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares.

Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
In connection with the consummation of the Business Combination, all of the issued and outstanding shares of DFP Class A Common Stock, including the shares of DFP Class A Common stock issued in the PIPE Investments, will become shares of New TOI Common Stock.
All DFP Stockholders are cordially invited to attend the Special Meeting which will be held in virtual format. You will not be able to physically attend the Special Meeting. To ensure your representation at the Special Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding DFP Shares, you may also cast your vote at the Special Meeting electronically by visiting https://www.cstproxy.com/dfphealthcare/2021. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Special Meeting and vote electronically, obtain a proxy from your broker or bank. The Charter Proposal requires (1) the affirmative vote of the holders of at least a majority of the outstanding shares of DFP common stock, voting as a single class, and (2) the affirmative vote of the holders of at least a majority of the outstanding shares of DFP Class A Common Stock, voting separately as a series. Accordingly, if you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as a vote “AGAINST” the Charter Proposal. Because approval of the other proposals only require a majority of the votes cast, assuming a quorum is established at the Special Meeting, if you do not vote or do not instruct your broker or bank how to vote, it will have no effect on these other proposals because such action would not count as a vote cast at the Special Meeting.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the Special Meeting or not, please sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
If you have any questions or need assistance voting your common stock, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DFPH.info@investor.morrowsodali.com. This notice of Special Meeting is and the proxy statement/prospectus relating to the Business Combination will be available at https://www.cstproxy.com/dfphealthcare/2021.
Thank you for your participation. We look forward to your continued support.
October 22, 2021
By Order of the Board of Directors,
/s/ Richard Barasch

Richard Barasch
Executive Chairman
IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (I) IF YOU HOLD SHARES OF DFP CLASS A COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF DFP CLASS A COMMON STOCK AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (II) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (III) DELIVER YOUR SHARES OF DFP CLASS A COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE

SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT
This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission by DFP, constitutes a prospectus of DFP under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of DFP Class A Common Stock of DFP to be issued to TOI stockholders under the Merger Agreement. This document also constitutes a proxy statement of DFP under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to DFP Stockholders nor the issuance by DFP of its Class A Common Stock in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding DFP has been provided by DFP and information contained in this proxy statement/prospectus regarding TOI has been provided by TOI.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

MARKET AND INDUSTRY DATA
This proxy statement/prospectus contains information concerning the market and industry in which TOI conducts its business. This proxy statement/prospectus includes market and industry data and forecasts that TOI has derived from publicly available information, various industry publications, other published industry sources and internal data and estimates. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which TOI operates and TOI’s and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources. Any estimates underlying such market-derived information and other factors could cause actual results to differ materially from those expressed in the independent parties’ estimates and in our estimates.

i

ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about DFP from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available for you to review at the public reference room of the U.S. Securities and Exchange Commission, or SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and through the SEC’s website at www.sec.gov. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting them in writing or by telephone from the appropriate company at the following address and telephone number:
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
Attention: Chief Executive Officer
or
Morrow Sodali LLC
(800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: DFPH.info@investor.morrowsodali.com
To obtain timely delivery, DFP Stockholders must request the materials no later than five business days prior to the Special Meeting.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.
For a more detailed description of the information incorporated by reference in this proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”

CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our” and “DFP” refer to DFP Healthcare Acquisitions Corp., and the terms “New TOI,” “combined company” and “post-combination company” refer to The Oncology Institute, Inc. (f/k/a DFP Healthcare Acquisitions Corp. as of immediately following the consummation of the Business Combination) and its subsidiaries following the consummation of the Business Combination.
In this document:
“2021 Plan” means The Oncology Institute, Inc. 2021 Incentive Award Plan, attached as Annex F.
“Acquiror Transaction Expenses” means all unpaid fees, costs and expenses incurred by or on behalf of the DFP, First Merger Sub and Second Merger Sub prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with by DFP at or before Closing, and the consummation of the Business Combination including all associated costs.
“Adjournment Proposal” means the proposal to adjourn the Special Meeting to a later date or dates.
“Advisers Act” means the Investment Advisers Act of 1940.
“Advisory Charter Proposals” means the separate proposals to approve the differences between the Proposed Charter and the Current Charter.
“Affected Periods” means the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020 and for the period from November 1, 2019 (inception) through December 31, 2020.
“Antitrust Fees” means any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Business Combination.
“ASC 815” means the Accounting Standards Codification 815, Derivatives and Hedging.
“Available Closing Acquiror Cash” means an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with any DFP Stockholder redemptions), plus (ii) the aggregate amount of cash that has been funded to and remains with DFP pursuant to the Subscription Agreements as of immediately prior to the Closing, minus (iii) expenses of DFP and its affiliates incurred prior to the Closing consistent with the disclosures set forth in all documents filed with the SEC since March 10, 2020, minus (iv) Acquiror Transaction Expenses, minus (v) Company Transaction Expenses.
“Board” means the board of directors of DFP.
“Business Combination” means the transactions contemplated by the Merger Agreement, including the merger of Merger Sub with and into TOI Parent, Inc., pursuant to which (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub with Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, which will be renamed “The Oncology Institute, Inc.”
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of June 28, 2021 by and among, DFP, First Merger Sub, Second Merger Sub, and TOI.
“Closing” means the closing of the Business Combination.
“Closing Cash Consideration” means an amount equal to the Available Closing Acquiror Cash, multiplied by 0.5556; provided, that if the Closing Cash Consideration would result in Closing Share Consideration that is less than the Minimum Share Consideration multiplied by $10, the Closing Cash Consideration will be decreased by the minimum extent necessary such that the Closing Share Consideration equals an amount equal to the Minimum Share Consideration multiplied by $10.

“Closing Date” means the closing date of the Business Combination.
“Closing Merger Consideration” means an amount equal to $762,052,411.00.
“Closing Share Consideration” means a number of shares (rounded to the nearest whole share) of DFP Class A Common Stock determined by dividing (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration by (b) 10.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Option” means each of the options to purchase TOI Common Stock.
“Company RSU” means each restricted stock unit under TOI’s incentive stock plan or otherwise, whether or not vested.
“Company Support Agreement” means the agreement between DFP and the Supporting Stockholders.
“Company Transaction Expenses” means the aggregate amount of (i) all accrued and unpaid fees, costs and expenses incurred by or on behalf of the TOI, its subsidiaries and the Group Companies prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with at or before Closing, and the consummation of the Business Combination, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (b) any Transaction Bonuses.
“Comparable Companies” means collectively, One Medical, Oak Street Health, Progyny, Signify Health, Agilon Health and InnovAge.
“Consent and Waiver Letter” means the Consent and Waiver Letter, dated as of June 28, 2021, by and among the DFP, Deerfield Fund IV and the DFP Sponsor, filed with the SEC on June 28, 2021.
“Conversion” means the conversion of TOI preferred stock into TOI Common Stock.
“Conversion Blockers” means the anticipated limit applicable to the Deerfield Holders on the conversion of Series A Common Equivalent Preferred Stock into, and the exercise of Private Placement Warrants and the Public Warrants for, New TOI Common Stock that will prohibit such conversion or exercise to the extent that, upon such exercise or conversion, the number of shares of New TOI Common Stock then beneficially owned by the Deerfield Holders and their affiliates and any other person or entity with whom the converting and/or exercising holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Exchange Act, including any “group” members, would exceed 4.9% of the total number of shares of New TOI Common Stock then outstanding.
“Current Charter” means DFP’s second amended and restated certificate of incorporation dated March 10, 2020.
“Deerfield Funds” means Deerfield Partners and Deerfield Fund IV.
“Deerfield Fund IV” means Deerfield Private Design Fund IV, L.P.
“Deerfield Holders” means the Sponsor, Deerfield Fund IV and Deerfield Partners, L.P
“Deerfield Management” means Deerfield Management Company, L.P., a Delaware series limited partnership (Series C).
“Deerfield Partners” means Deerfield Partners, L.P.
“Deerfield PIPE Investments” means the private placements with each of Deerfield Partners and Deerfield Fund IV, pursuant to which such investors have agreed to purchase 10 million shares of purchase DFP Class A Common Stock for a purchase price of $10.00 per share pursuant to the Deerfield Subscription Agreements. However, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A

v

Common Equivalent Preferred Stock (which will be convertible into 100 shares of DFP Class A Common Stock) at a purchase price of $1,000 per share, and have advised us that they intend to avail themselves of such option.
“Deerfield Subscription” means the purchase of 10 million shares of DFP Class A Common Stock by Deerfield Partners and Deerfield Fund IV. However, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A Common Equivalent Preferred Stock (which will be convertible into 100 shares of DFP Class A Common Stock) at a purchase price of $1,000 per share.
“Deerfield Subscription Agreements” means the subscription agreements, each dated as of June 28, 2021, between DFP and the Deerfield Funds pursuant to which the Deerfield Funds are making the Deerfield PIPE investments, the form of which is attached to this proxy statement/prospectus as Annex E.
“Deferred Underwriting Fees” means the underwriting discount of 2.0% of the per unit offering price, or $3.6 million, at the closing of the IPO, with an additional fee.
“DFB” means DFB Healthcare Acquisitions Corp.
“DFHT” means Deerfield Healthcare Technology Acquisitions Corp.
“DFP” means DFP Healthcare Acquisitions Corp., a Delaware corporation (which, after the Closing will be known as “The Oncology Institute, Inc.”).
“DFP Board” means the board of directors of DFP.
“DFP Class A Common Stock” means the shares of DFP Class A common stock, par value $0.0001 per share, of DFP.
“DFP Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of DFP.
“DFP Shares” means, collectively, the DFP Class A Common Stock and DFP Class B Common Stock.
“DFP Stockholders” means the holders of DFP Shares.
“DGCL” means the General Corporation Law of the State of Delaware.
“DTC” means The Depository Trust Company.
“Earnout Shares” means the issuance of New TOI Common Stock to eligible holders of securities.
“Effective Time” means the time at which the Business Combination becomes effective.
“Eligible Cash-Out Vested Company Option” means the number of Company Options multiplied by a fraction, the numerator of which is the Closing Cash Consideration and the denominator of which is the Closing Merger Consideration (rounded up to the nearest whole number).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means the Continental Stock Transfer & Trust Company.
“ESPP” means The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan, attached as Annex G.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the quotient obtained by dividing (a) 76,205,241.10 by (b) the Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement).
“Fair Market Value” means the average reported last sale price of the New TOI Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

“First Merger” means the transactions pursuant to which the First Merger Sub will merge with and into TOI.
“First Merger Sub” means Orion Merger Sub I, Inc., a Delaware corporation.
“Founder Shares” means the aggregate of 5,750,000 shares of DFP Class B Common Stock held by the Sponsor.
“GAAP” means United States generally accepted accounting principles.
“Group Companies” means TOI and all of its direct and indirect Subsidiaries.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Initial Stockholders” means the Sponsor and DFP’s executive officers and directors who were the holders of the Founder Shares prior to the IPO.
“Intended Income Tax Treatment” means, for U.S. federal income tax purposes, the intent of the parties to the Merger Agreement that (i) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder to which DFP and TOI are parties under Section 368(b) of the Code, and (ii) the Merger Agreement be, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Section 1.368-2(g) of the regulations promulgated thereunder.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means DFP’s initial public offering, consummated on March 13, 2020, through the sale of 23,000,000 Units at $10.00 per unit.
“IRS” means the U.S. Internal Revenue Service.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Lock-up Shares” means the shares of common stock of DFP issued (a) as consideration pursuant to the First Merger and Second Merger, (b) to directors, officers and employees of DFP upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of TOI outstanding immediately prior to the closing of the Business Combination or (c) as Class B Common Stock of DFP prior to the Business Combination, as well as any shares of DFP into which the DFP Class B Common Stock may be converted in connection with the Business Combination.
“Merger Agreement” means that Agreement and Plan of Merger, dated as of June 28, 2021, by and among DFP, First Merger Sub, Second Merger Sub and TOI, a copy of which is attached as Annex A.
“Merger Subs” means First Merger Sub and Second Merger Sub.
“Minimum Available Closing Cash Condition” means requirement under the Merger Agreement that we have freely usable cash contained in the Trust Account (after giving effect to DFP Stockholder redemptions and the payment of certain enumerated expenses), together with the aggregate amount of proceeds from the PIPE Investments funded and remaining with DFP equaling or exceeding $290,000,000, which includes a minimum of $50,000,000 in the Trust Account following all DFP Stockholder redemptions but prior to the PIPE Investments.
“Minimum Share Consideration” means solely to the extent TOI elects application thereof, the number of shares (rounded up to the nearest whole share) of DFP Class A Common Stock that represents the minimum number of shares of DFP Class A Common Stock that is required to ensure that the Business Combination qualify for the Intended Income Tax Treatment.
“Morrow” means Morrow Sodali LLC, proxy solicitor to DFP.
“Management” or our “Management Team” are DFP’s executive officers and directors.

“Nasdaq” means the Nasdaq Capital Market.
“Nasdaq Listing Rule” means each of the applicable listing rules of Nasdaq.
“New Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into at Closing by the Sponsor, DFP, TOI and the other signatories thereto.
“New TOI” means the Delaware corporation which, prior to consummation of the Business Combination, was known as DFP Healthcare Acquisitions Corp. (“DFP” herein).
“New TOI Board” means the board of directors of New TOI.
“New TOI Common Stock” means the shares of Common Stock, par value $0.0001 per share, of New TOI.
“New TOI Management” means the management of New TOI following the consummation of the Business Combination.
“Order” means an order under Section 203(e) and 203(k) of the Advisers voluntarily agreed to as part of a settlement of an SEC administrative proceeding relating to alleged violations of Section 204A of the Investment Advisers Act of 1940 on August 21, 2017 by Deerfield Management.
“Per Share Merger Consideration” means each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time that will be canceled and converted into the right to receive (i) a number of shares of DFP Class A Common Stock equal to the Closing Share Consideration divided by the Aggregate Fully Diluted Company Common Stock and (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock.
“PIPE Investors” means the investors who are party to the Subscription Agreements.
“PIPE Investments” means the Deerfield PIPE Investments and the Third-Party PIPE Investments.
“Private Placement” means the issuance of an aggregate of 27.5 million shares of DFP Class A Common Stock pursuant to the Subscription Agreements to the PIPE Investors immediately before the Closing, at a purchase price of $10.00 per share.
“Private Placement Warrants” means the 3,733,334 warrants issued to our Sponsor concurrently with our IPO, each of which is exercisable for one share of DFP Class A Common Stock.
“Projections” means the prospective financial information prepared by the management of TOI, provided to the DFP Board.
“Proposed Bylaws” means the proposed amended and restated bylaws to be adopted by DFP immediately prior to the Closing, a copy of which is attached as Annex C to this proxy statement/prospectus.
“Proposed Charter” means the proposed third amended and restated certificate of incorporation to be adopted by DFP pursuant to the Charter Proposal immediately prior to the Closing (and which at and after the Closing will operate as the third amended and restated certificate of incorporation of New TOI), a copy of which is attached as Annex B to this proxy statement/prospectus.
“Public Shares” means shares of DFP Class A Common Stock included in the Units issued in the IPO.
“Public Stockholders” means holders of Public Shares.
“Public Warrants” means the warrants included in the Units issued in the IPO, each of which is exercisable for one share of DFP Class A Common Stock, in accordance with its terms.
“PWAM” means Park West Asset Management LLC.
“PW Funds” means, collectively, PWAM, PWIMF and PWPI.
“PWIMF” means Park West Partners International, Limited.

“PWPI” means Park West Partners International, Limited.
“Registration Rights Agreement” means the Registration Rights Agreement, dated as of, by and between DFP and the parties thereto.
“Restricted Stock” means each share of TOI Common Stock outstanding immediately prior to the Effective Time that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.
“Rights Holders” means the Sponsor, the Deerfield Funds and the other parties to the New Registration Rights Agreement, collectively, at Closing.
“Rule 144” means Rule 144 under the Securities Act.
“SEC” means the United States Securities and Exchange Commission.
“SEC Statement” means the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by SPACs.”
“Second Merger” means the transactions pursuant to which the TOI will merge with and the Second Merger Sub.
“Second Merger Sub” means Orion Merger Sub II, LLC, a Delaware limited liability company.
“Securities Act” means the Securities Act of 1933, as amended.
“Series A Common Equivalent Preferred Stock” means the DFP Class A Common Stock and DFP Class B Common Stock that will be exchanged for a DFP preferred stock, par value $0.0001 per share.
“SPACs” means Special Purpose Acquisition Companies.
“Special Meeting” means the special meeting of the stockholders of DFP that is the subject of this proxy statement/prospectus.
“Sponsor” means DFP Sponsor LLC, a Delaware limited liability company.
“Sponsor Earnout Securities” means the Sponsor Earnout Shares and the Sponsor Earnout Warrants.
“Sponsor Earnout Shares” means the 575,000 shares of DFP Class A Common Stock deposited by Sponsors immediately following the Closing.
“Sponsor Earnout Warrants” means the 373,333 Private Placement Warrants.
“Stockholder Support Agreement” means the agreement with TOI, the Sponsor and certain of DFP’s directors and officers (together with the Sponsor, the “Subject Stockholders”).
“Subject Shares” means the 20% of the shares of DFP Class B Common Stock held by the Sponsor.
“Subject Warrants” means 20% of the Private Placement Warrants held by the Sponsor.
“Subscriptions” means the subscription agreements, each dated June 28, 2021, with certain investors, pursuant to which such investors have agreed to purchase an aggregate of 17.5 million shares of DFP Class A Common Stock.
“Subscription Agreements” means the Deerfield Subscription Agreements and the Third-Party Subscription Agreements.
“Supporting Stockholders” means TOI and certain TOI stockholders under the Company Support Agreement.
“Termination Date” means March 13, 2022.
“Third-Party PIPE Investments” means the private placements with each of the Third-Party PIPE Investors pursuant to the Third-Party Subscription Agreements.

“Third-Party PIPE Investors” means the investors who have agreed to purchase an aggregate of 17.5 million shares of DFP Class A Common Stock for a purchase price of $10.00 per share pursuant to the Third-Party Subscription Agreements.
“Third-Party Subscription Agreements” means the subscription agreements, each dated as of June 28, 2021, between DFP and the Third-Party PIPE Investors pursuant to which the Third-Party Investors are making the Third-Party PIPE Investments, the form of which is attached to this proxy statement/prospectus as Annex D.
“TOI” means TOI Parent, Inc., a Delaware corporation.
“TOI Common Stock” means the shares of common stock of TOI, par value $0.001 per share.
“TOI PCs” means the Physician-owned professional entities with which TOI enters into management services agreements to act as manager and administrator of their non-medical functions and services related to healthcare services and items provided to patients by physicians and other licenses healthcare providers employed by or under contract with a TOI PC.
“TOI Preferred Stock” means TOI preferred stock, par value $0.001 per share.
“Transaction Bonuses” means payments to officers, employees, consultants, directors and managers of TOI, its subsidiaries and the Group Companies as change of control payments, severance payments, special or retention bonuses, and similar payments, in each case, paid or payable as a result of the transactions contemplated by the Merger Agreement and the other transaction agreements (including the employer portion of any tax in connection with such).
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Business Combination.
“Trust Account” means the Trust Account of DFP that holds the proceeds from DFP’s IPO and the private placement of the Private Placement Warrants.
“Trust Agreement” mean that certain Investment Management Trust Agreement, dated as of June 25, 2020, between DFP and the Trustee.
“Trustee” means Continental Stock Transfer & Trust Company.
“Units” means the units of DFP, each consisting of one share of DFP Class A Common Stock and one-fourth of one public warrant of DFP.
“Vested Company Option” means each of the options to purchase TOI Common Stock if vested and outstanding as of immediately prior to the Effective Time.
“Working Capital Loans” means loans our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may but are no to obligated to provide us in order to finance transaction costs in connection with a Business Combination.

x

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of DFP and TOI. These statements are based on the beliefs and assumptions of the management of DFP and TOI. Although DFP and TOI believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither DFP nor TOI can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” or “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus related to DFP, TOI and New TOI include, but are not limited to, statements about:
•
meeting the Closing conditions to the Business Combination, including approval by DFP Stockholders and the availability of at least $290,000,000 in cash in the Trust Account (after giving effect to DFP Stockholder redemptions but excluding the payment of certain enumerated expenses) together with the aggregate amount of proceeds from the PIPE Investments funded and remaining with DFP, which includes a minimum of $50,000,000 in the Trust Account following all DFP Stockholder redemptions but prior to PIPE Investments;

•
our ability to realize the benefits of the Business Combination;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the ability to obtain and/or maintain the listing of New TOI’s Common Stock on Nasdaq following the Combination;

•
litigation; and

•
the business, operations and financial performance of New TOI; and

•
other factors detailed under the section entitled “Risk Factors.”

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflects events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
In addition, statements that DFP, TOI or New TOI “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that DFP, TOI or New TOI has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.
You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•
the outcome of any legal proceedings that may be instituted against DFP, TOI or New TOI following the announcement of the proposed Business Combination and transactions contemplated thereby;

•
the inability to complete the transactions contemplated by the proposed Business Combination due to the failure to obtain approval of the stockholders of DFP or other conditions to Closing in the Business Combination Agreement;

•
the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•
the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of New TOI to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees, and the ability to integrate DFP and TOI;

•
costs related to the proposed Business Combination;

•
the ability to obtain and/or maintain the listing of New TOI Common Stock on Nasdaq following the Business Combination;

•
the possibility that DFP, TOI or New TOI may be adversely impacted by other economic, business, and/or competitive factors;

•
factors relating to the business, operations and financial performance of New TOI, including:

•
its ability to build or acquire new clinics;

•
its history of losses and the risk it may not achieve profitability;

•
the impact of the COVID-19 pandemic on its business or on its ability to forecast its

•
business’s financial outlook;

•
its ability to attract new patients;

•
its relationships with payors;

•
future costs of oncology care;

•
the reduction in Medicare reimbursement rates;

•
potential changes in the payor mix of patients;

•
the reduction of reimbursement rates for care;

•
its compliance with regulations;

•
its ability to comply with federal and state privacy regulations and the significant liability that could result from a cybersecurity breach or its failure to comply with such regulations;

•
its ability to establish and maintain strategic relationship with third parties; and

•
other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC.

−QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING
The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to DFP Stockholders. DFP urges stockholders to read carefully this entire proxy statement, including the annexes and the other documents referred to herein.
Q:
Why am I receiving this proxy statement/prospectus?

A:
DFP is proposing to consummate the Business Combination with TOI. DFP, First Merger Sub, Second Merger Sub and TOI have entered into the Merger Agreement, the terms of which are described in this proxy statement/prospectus. A copy of the Merger Agreement is attached hereto as Annex A. DFP urges its stockholders to read the Merger Agreement in its entirety.

The Merger Agreement must be adopted by DFP Stockholders in accordance with the DGCL and the Current Charter. DFP is holding a Special Meeting to obtain that approval. DFP Stockholders will also be asked to vote on certain other matters described in this proxy statement/prospectus at the Special Meeting and to approve the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies in the even there are not sufficient votes at the time of the Special Meeting to adopt the Merger Agreement and thereby approve the Business Combination.
THE VOTE OF DFP STOCKHOLDERS IS IMPORTANT. DFP STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE MEETING.
Q:
Why is DFP proposing the Business Combination?

A:
DFP was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses.

Based on its due diligence investigations of TOI and the industries in which it operates, including the financial and other information provided by TOI in the course of DFP’s due diligence investigations, the DFP Board believes that the Business Combination with TOI is in the best interests of DFP and its stockholders and presents an opportunity to increase stockholder value. However, there can be no assurances of this.
Although the DFP Board believes that the Business Combination with TOI presents a unique business combination opportunity and is in the best interests of DFP and its stockholders, the DFP Board did consider certain potentially material negative factors in arriving at that conclusion. See “The Business Combination Proposal —  DFP’s Board of Directors’ Reasons for the Approval of the Business Combination” for a discussion of the factors considered by the DFP Board in making its decision.
Q:
What is TOI?

A:
TOI is a value-based oncology company that manages community-based oncology practices that serve patients at over 55 clinic locations across eight markets and four states throughout the United States, which are staffed with more than 80 oncologists and advanced practice providers. 41 of these clinics are staffed with 68 providers employed by TOI’s affiliated physician-owned professional entities, which are referred to as the “TOI PCs”; and 14 of the clinics are owned by independent oncology practices to whom TOI provides management services. We believe that TOI has more covered lives than any other other value-based oncology company. The TOI PCs provided care for more than 46,000 patients in 2020, and managed a population of over 1.3 million patients under value-based agreements as of March 31, 2021. TOI’s mission is to heal and empower cancer patients through compassionate and state-of-the art medical care.

TOI’s managed clinics provide a range of medical oncology and hematology services, including physician services, in-house infusion and dispensary, innovative programs like outpatient stem cell transplants and transfusions, along with 24/7 patient support. Through the Innovative Clinical Research Institute (“ICRI”), the clinical research arm of the TOI PCs, TOI also provides and manages clinical trial services and research for the benefit of cancer patients. Many of the services, such as managing clinical trials, palliative care programs and stem cell transplants, are traditionally accessed through academic and tertiary care settings, while the TOI PCs and ICRI bring these services to patients in a community setting.
As a value-based oncology company, TOI seeks to deliver both better quality care and lower cost of care. TOI works to accomplish this goal by reducing wasteful, inefficient or counterproductive care that drives up costs but does not improve outcomes. TOI believes payors and employers are aligned with the value-based model due to its enhanced access, improved outcomes, and lower costs. Patients under our affiliated providers’ care can benefit from evidence based and personalized care plans, gain access to sub-specialized care in convenient community locations, and lower out-of-pocket costs. TOI believes that its affiliated providers enjoy the stability and predictability of a large multi-state practice, are not incentivized or pressured to over-treat when it may be inconsistent with a patient’s goals of care and can focus on practicing outstanding evidence-based medicine rather than business building.
Q:
What are the conditions to the completion of the Business Combination?

A:
The Closing is subject to certain conditions, including, among other things: (i) the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, (ii) the absence of any provision of any applicable legal requirement and any temporary, preliminary or permanent restraining order prohibiting, enjoining or making illegal the consummation of the Business Combination, (iii) the approval of the Business Combination by the DFP Stockholders and the stockholders of TOI and (iv) the freely usable cash contained in the Trust Account (after giving effect to DFP Stockholder redemptions and the payment of certain enumerated expenses), together with the aggregate amount of proceeds from the PIPE Investments funded and remaining with DFP equaling or exceeding $290,000,000, which includes a minimum of $50,000,000 in the Trust Account following all DFP Stockholder redemptions but prior to the PIPE Investments (the “Minimum Available Closing Cash Condition”). See the section entitled “The Merger Agreement.”

Q:
When and where will the Special Meeting take place?

A:
The Special Meeting of DFP Stockholders will be held on November 12, 2021, at 10:00 a.m. New York City time, at https://www.cstproxy.com/dfphealthcare/2021.

In light of ongoing developments related to COVID-19, and the related protocols that governments have implemented, the DFP Board determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast. The DFP Board believes that this is the right choice for DFP and its stockholders at this time, as it permits stockholders to attend and participate in the Special Meeting while safeguarding the health and safety of DFP’s stockholders, directors and management team. You will be able to attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https:// www.cstproxy.com/dfphealthcare/2021. To participate in the virtual meeting, you will need a 12-digit control number assigned by Continental Stock Transfer & Trust Company. The meeting webcast will begin promptly at 10:00 a.m., New York City time. We encourage you to access the meeting prior to the start time and you should allow ample time for the check-in procedures. Because the Special Meeting will be a completely virtual meeting, there will be no physical location for stockholders to attend.
Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the Special Meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.
Q:
What is being voted on?

A:
Below are the proposals on which DFP Stockholders are being asked to vote:

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a proposal to adopt the Merger Agreement and approve the Business Combination (the “Business Combination Proposal”);

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a proposal to approve, assuming the Business Combination Proposal is approved and adopted, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of New TOI Common Stock pursuant to the terms Merger Agreement and the issuance of DFP Class A Common Stock pursuant to the terms of the Subscription Agreements (the “Stock Issuance Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal and the Stock Issuance Proposal are approved and adopted, the Proposed Charter (the “Charter Proposal”);

•
a proposal to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter (the “Advisory Charter Proposals”);

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a proposal to approve, assuming the Business Combination Proposal, Stock Issuance Proposal and Charter Proposal are approved and adopted, the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan (the “Incentive Plan Proposal”);

•
a proposal to approve, assuming the Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal and the Incentive Plan Proposal are approved and adopted, the ESPP, including the authorization of the initial share reserve under the ESPP (the “ESPP Proposal”);

•
a proposal to consider and vote upon a proposal to elect, assuming the Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal, the Incentive plan Proposal and the ESPP Proposal are approved and adopted, 7 directors, in each case to serve on New TOI’s board of directors (the “New TOI Board”) for a term expiring at the annual meeting of stockholders to be held in 2022 or until such director’s earlier death, resignation, retirement or removal (the “Director Election Proposal,” and, together with Business Combination Proposal, the Stock Issuance Proposal, the Charter Proposal, the Incentive Plan Proposal and the ESPP Proposal, the “condition precedent proposals”); and

•
a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote, or we determine that one or more of the closing conditions under the Business Combination is not satisfied or waived (the “Adjournment Proposal”).

Q:
Is my vote important?

A:
Yes. The Business Combination cannot be completed unless the Merger Agreement is adopted by the DFP Stockholders holding a majority of the votes cast on such proposal and the other condition precedent proposals achieve the necessary vote outlined below. Only DFP Stockholders as of the close of business on September 23, 2021, the record date for the Special Meeting, are entitled to vote at the Special Meeting. The DFP Board unanimously recommends that such DFP Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New TOI Board and “FOR” the approval of the Adjournment Proposal.

Q:
If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee automatically vote those shares for me?

A:
No. A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Under the relevant rules, brokers are not permitted to vote on any of the matters to be considered at the Special Meeting. As a result, your Public Shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:
What DFP Stockholder vote is required for the approval of each proposal brought before the Special Meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:
The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or the failure of a DFP Stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will, assuming a valid quorum is established, have no effect on the outcome of any vote on the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.

The election of directors is decided by a plurality of the votes cast by DFP Stockholders present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or a broker non-vote will, assuming a valid quorum is established, have no effect on the outcome of Director Election Proposal.
The approval of the Charter Proposal requires (1) the affirmative vote of a majority of the issued and outstanding shares of DFP Shares voting together as a single class as of the record date for the Special Meeting and (2) the affirmative vote of a majority of the issued and outstanding shares of DFP Class A Common Stock voting as a separate series as of the record date for the Special Meeting. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposal.
Q:
What will TOI equityholders receive in connection with the Business Combination?

A:
Immediately prior to the effective time of the First Merger (the “Effective Time”), TOI will cause each share of TOI preferred stock, par value $0.001 per share (“TOI Preferred Stock”) issued and outstanding as of such time to be automatically converted into 10 shares of common stock of TOI, par value $0.001 per share (“TOI Common Stock,” and such conversion, the “Conversion”). After giving effect to the Conversion, no shares of TOI Preferred Stock shall remain issued and outstanding.

At the Effective Time, by virtue of the First Merger and without any action on the part of DFP, First Merger Sub, TOI or the holders of any of TOI’s securities:
•
Each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (i) a number of shares of DFP Class A common stock, par value $0.0001 per share, of DFP (“DFP Class A Common Stock”) equal to the Closing Share Consideration (as defined below) divided by the Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement), (ii) an amount in cash equal to the Closing Cash Consideration (as defined below) divided by the Aggregate Fully Diluted Company Common Stock

(clause (i) and (ii) collectively, the “Per Share Merger Consideration”) and (iii) the contingent right to receive Earnout Shares (as defined and described below). “Closing Share Consideration” means a number of shares (rounded to the nearest whole share) of DFP Class A Common Stock determined by dividing (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration by (b) 10. “Closing Cash Consideration” means an amount equal to the Available Closing Acquiror Cash (as defined below), multiplied by 0.5556; provided, that if the Closing Cash Consideration would result in Closing Share Consideration that is less than the Minimum Share Consideration (as defined below) multiplied by $10, the Closing Cash Consideration will be decreased by the minimum extent necessary such that the Closing Share Consideration equals an amount equal to the Minimum Share Consideration multiplied by $10. “Closing Merger Consideration” means an amount equal to $762,052,411.00. “Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (defined below) (after reduction for the aggregate amount of payments required to be made in connection with any DFP Stockholder redemptions), plus (ii) the aggregate amount of cash that has been funded to and remains with DFP pursuant to the Subscription Agreements (defined below) as of immediately prior to the Closing, minus (iii) expenses of DFP and its affiliates incurred prior to the Closing consistent with the disclosures set forth in all documents filed with the SEC since March 10, 2020, minus (iv) Acquiror Transaction Expenses (defined below), minus (v) Company Transaction Expenses (defined below). “Acquiror Transaction Expenses” means all unpaid fees, costs and expenses incurred by or on behalf of the DFP, First Merger Sub and Second Merger Sub prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with by DFP at or before Closing, and the consummation of the Business Combination, including (i) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of DFP, (ii) any Antitrust Fees (defined below), (iii) the cost of the D&O tail policy to be obtained pursuant to Section 8.02(b) of the Merger Agreement and (iv) Transfer Taxes (defined below); provided that Acquiror Transaction Expenses shall not include any Company Transaction Expenses. “Company Transaction Expenses” means the aggregate amount of (i) all accrued and unpaid fees, costs and expenses incurred by or on behalf of the TOI, its subsidiaries and the Group Companies (defined below) prior to and through the Closing in connection with the negotiation, preparation and execution of the Merger Agreement, the other transaction agreements, the performance and compliance with all transaction agreements and conditions contained in the Merger Agreement to be performed or complied with at or before Closing, and the consummation of the Business Combination, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (b) any Transaction Bonuses (defined below). “Antitrust Fees” means any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Business Combination. “Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Business Combination. “Transaction Bonuses” means payments to officers, employees, consultants, directors and managers of TOI, its subsidiaries and the Group Companies (defined below) as change of control payments, severance payments, special or retention bonuses, and similar payments, in each case, paid or payable as a result of the transactions contemplated by the Merger Agreement and the other transaction agreements (including the employer portion of any tax in connection with such).
•
Each of the options to purchase TOI Common Stock (each, a “Company Option”), shall be entitled to receive (i) if vested and outstanding as of immediately prior to the Effective Time (after taking into consideration any accelerated vesting that may occur as a result of the Business Combination) (a “Vested Company Option”), (A) with respect to an Eligible Cash-Out Vested Company Option (as defined below), cash in an amount equal to (I) the Per Share Merger Consideration multiplied by (II) the number of shares of TOI Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (III) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of TOI Common Stock subject to such Vested Company Option, (I) an option to purchase a number of shares of DFP Class A Common Stock and (II) ) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares (as defined below) determined as if the number of shares subject to such option were outstanding shares; and (ii) if unvested and outstanding as of immediately prior to the Effective Time, (A) an option to purchase shares of DFP Class A Common Stock and (B) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares . “Eligible Cash-Out Vested Company Option” means the number of Company Options multiplied by a fraction, the numerator of which is the Closing Cash Consideration and the denominator of which is the Closing Merger Consideration (rounded up to the nearest whole number).
•
Each share of TOI Common Stock outstanding immediately prior to the Effective Time that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, (such TOI Common Stock, “Restricted Stock”), will be, subject to the applicable holder of such Restricted Stock executing and delivering a Restricted Stock Agreement pursuant to which such individual agrees that any consideration paid in respect of the Restricted Stock shall be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued, entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares (defined below).

•
Each restricted stock unit under TOI’s incentive stock plan or otherwise, whether or not vested (“Company RSU”), outstanding immediately prior to the Effective Time will be converted into (i) a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of shares of TOI Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio (as defined below), and (ii) the contingent right to receive Earnout Shares. “Exchange Ratio” means the quotient obtained by dividing (a) 76,205,241.10 by (b) the Aggregate Fully Diluted Company Common Stock (as defined in the Merger Agreement.

Following the closing of the Business Combination, New TOI will issue to eligible holders of securities of New TOI up to 12,500,000 additional shares of New TOI Common Stock, par value $0.0001 per share in the aggregate. The Earnout Shares will be earned in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a per share stock price of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that have not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above.
Q:
What equity stake will current DFP Stockholders and former TOI equityholders hold in the Company after the closing of the Business Deal?

A:
Assuming there are no redemptions of DFP Class A Common Stock, the total maximum number of shares of DFP Class A Common Stock expected to be issued to the holders of TOI Common Stock and the PIPE Investors at the Closing of the Business Combination is approximately 75,968,077 shares. As described in this proxy statement/prospectus, immediately prior to the Closing, the Deerfield Holders will exchange a number of their DFP Class A Common Stock and DFP Class B Common Stock, for a number of shares of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock, such that immediately thereafter (and after giving effect to the Business Combination and the PIPE) they will collectively hold an aggregate number of outstanding shares of DFP Class A Common Stock and will purchase shares of Series A Common Equivalent

Preferred Stock in the PIPE that will represents 4.5% of the New TOI Common Stock immediately following the Closing. Assuming (i) there are no redemptions of DFP Class A Common Stock, (ii) all of the Earnout Shares have been released to the eligible securities holders of New TOI, and (iii) all of the Subject Shares have been released to the Subject Stockholders: (a) holders of shares of TOI Common Stock as of immediately prior to the Closing are expected to hold, in the aggregate, 61.0 million shares of New TOI Common Stock, or 60.2% of the issued and outstanding shares of New TOI Common Stock, (b) the holders of Public Shares, excluding the Deerfield Holders’ Public Shares, are expected to hold 18.0 million shares of New TOI Common Stock, or 17.8% of the issued and outstanding shares of New TOI Common Stock, (c) holders of DFP Class B Common Stock, excluding the Deerfield Holders’ DFP Class B Common Stock, are expected to hold 0.3 million shares of New TOI Common Stock, or 0.3% of the issued and outstanding shares of New TOI Common Stock, (d) the Deerfield Holders are expected to hold 4.6 million shares of New TOI Common Stock, or 4.5% of the issued and outstanding shares of New TOI Common Stock and (e) the PIPE Investors, excluding the Deerfield Holders’, are expected to hold 17.5 million shares of New TOI Common Stock, or 17.2% of the issued and outstanding shares of New TOI Common Stock. See “The Business Combination Proposal  —  Consent and Waiver Letter” for further details on the terms of the Series A Common Equivalent Preferred Stock.
See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.
Q:
Do TOI’s stockholders need to approve the Business Combination?

A:
Yes. Concurrently with the execution of the Merger Agreement, DFP entered into the Company Support Agreement, pursuant to which the Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. The Supporting Stockholders hold sufficient shares of TOI to cause the approval of the Business Combination on behalf of TOI.

Q:
What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:
A total of $230 million, including approximately $6,300,000 of underwriters’ deferred discount and approximately $3,600,000 of the proceeds of the sale of the Private Placement Warrants, was placed in a Trust Account maintained by Continental, acting as trustee. As of June 30, 2021, there were investments and cash held in the Trust Account of $ $230,006,825.45. These funds will not be released until the earlier of Closing or the redemption of our Public Shares if we are unable to complete an initial Business Combination by March 13, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to fund our working capital requirements (subject to an annual limit of $500,000) and/or to pay taxes.

Q:
What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A:
Public Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. Nonetheless, the consummation of the Business Combination is conditioned upon, among other things, the satisfaction of the Minimum Available Closing Cash Condition (though this condition may be waived by TOI). DFP intends to notify DFP Stockholders by press release promptly after it becomes aware that TOI has waived this condition. In addition, with fewer Public Shares and Public Stockholders, the trading market for New TOI Common Stock may be less liquid than the market for DFP Class A Common Stock was prior to consummation of the Business Combination and New TOI may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New TOI’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which DFP’s Public Stockholders exercise the maximum allowed redemption rights.

Furthermore, our Current Charter provides that we may not redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Merger Agreement. Other than this limitation, our Current Charter does not provide a specified maximum redemption threshold.
Q:
What amendments will be made to the Current Charter?

A:
The Proposed Charter provides for various changes that the DFP Board believes are necessary to address the needs of the post-Business Combination company, including, among other things: (i) an increase in the number of authorized shares, (ii) the elimination of the classified board; (iii) certain changes to the required vote to amend the charter and bylaws, (iv) the removal of the ability of stockholders to act by written consent, (v) the addition of supermajority voting provisions and (vi) the elimination of certain provisions specific to DFP’s status as a blank check company. For further information regarding these amendments to the Current Charter, see the section entitled “Comparisons of Stockholder Rights.”

Pursuant to Delaware law and the Current Charter, DFP is required to submit the Charter Proposal to DFP’s stockholders for approval. For additional information, see the section entitled “The Charter Proposal.”
Q:
What material negative factors did the DFP Board consider in connection with the Business Combination?

A:
Although the DFP Board believes that the acquisition of TOI will provide DFP Stockholders with an opportunity to participate in a combined company with a proven model in an attractive market with a record of recurring revenue, and growth that is in a strong competitive position, the DFP Board did consider certain potentially material negative factors in arriving at that conclusion, such as the risk that DFP Stockholders would not approve the Business Combination and the risk that significant numbers of Public Stockholders would exercise their redemption rights. In addition, during the course of DFP management’s evaluation of TOI’s operating business and its public company potential, management conducted detailed due diligence on certain potential challenges. These factors are discussed in greater detail in the section entitled “The Business Combination Proposal — DFP’s Board of Directors’ Reasons for the Approval of the Business Combination” as well as in the section entitled “Risk Factors — Risks Relating to DFP and the Business Combination.”

Q:
Do I have redemption rights?

A:
If you are a Public Stockholder, you have the right to request that DFP redeem all or a portion of your Public Shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus under the heading “The Special Meeting — Redemption Rights” Public Stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.”

If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such Public Stockholder or any other person with whom such Public Stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Our Sponsor, directors and executive officers entered into the insider letter agreement, pursuant to which they agreed to waive their redemption rights with respect to their shares in connection with the completion of a business combination.

Q:
How do I exercise my redemption rights?

A:
If you are a Public Stockholder and wish to exercise your right to redeem your Public Shares, you must:

(i)
(a) hold Public Shares or (b) hold Public Shares through Units and elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., New York City time, on November 10, 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that DFP redeem your Public Shares for cash and (b) deliver your Public Shares to Continental, physically or electronically through the DTC.

The address of Continental is listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact Continental directly and instruct them to do so.
Any Public Stockholder will be entitled to request that their Public Shares be redeemed for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to fund our working capital requirements (subject to an annual limit of $500,000) and/or to pay our taxes, divided by the number of then issued and outstanding Public Shares. For illustrative purposes, as of June 30, 2021, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Stockholders, regardless of whether such Public Stockholders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. It is anticipated that the funds to be distributed to Public Stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.
If you are a holder of Public Shares, you may exercise your redemption rights by submitting your request in writing to Continental at the address listed under the question “Whom do I call if I have questions about the Special Meeting or the Business Combination?” below.
Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the deadline for submitting redemption requests, which is November 10, 2021 (two business days prior to the date of the Special Meeting), and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to Continental and later decide prior to the deadline for submitting redemption requests not to elect redemption, you may request that DFP instruct Continental to return the shares to you (physically or electronically). You may make such request by contacting Continental at the phone number or address listed at the end of this section.
Any corrected or changed written exercise of redemption rights must be received by DFP’s secretary prior to the deadline for submitting redemption requests. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Continental prior to 5:00 p.m., New York City time, on November 10, 2021.
If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any DFP warrants that you may hold.

See the section entitled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information” for information on the impact of redemptions on the value of the shares owned by non-redeeming stockholders.
Q:
If I am a holder of Units, can I exercise redemption rights with respect to my Units?

A:
No. Holders of outstanding Units must elect to separate the Units into the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Units into the underlying Public Shares and Public Warrants, or if you hold Units registered in your own name, you must contact Continental, DFP’s transfer agent, directly and instruct them to do so. If you fail to cause your Units to be separated and delivered to Continental, DFP’s transfer agent, prior to 5:00 p.m., New York City time, on November 10, 2021, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
The U.S. federal income tax consequences of exercising your redemption rights depend on your particular facts and circumstances. It is possible that you may be treated as selling your Public Shares for cash and, as a result, recognize capital gain or capital loss. It is also possible that the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the number of Public Shares that you own or are deemed to own (including through the ownership of New TOI warrants). Any portion of such a distribution to you if you are a Non-U.S. holder (as defined below) that constitutes a dividend for U.S. federal income tax purposes will generally be subject to withholding tax at a rate of 30% of the gross amount of the dividend (unless you establish that you are eligible for a reduced rate of withholding tax under an applicable income tax treaty or certain other exceptions apply). Because the determination as to whether a redemption is treated as a sale or a distribution is dependent on matters of fact, withholding agents may presume, for withholding purposes, that all amounts paid to Non-U.S. holders in connection with a redemption are treated as distributions in respect of such Non-U.S. holder’s Public Shares. Accordingly, if you are a Non-U.S. holder, you should expect that a withholding agent will likely withhold U.S. federal income tax on the gross proceeds payable to you pursuant to a redemption at a rate of 30% unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, or other applicable IRS Form W-8). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “Material U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.
Q:
How does the DFP Board recommend that I vote?

A:
DFP Board recommends that the DFP Stockholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New TOI Board and “FOR” the approval of the Adjournment Proposal. For more information regarding how the DFP Board recommends that DFP Stockholders vote, see the section entitled “The Business Combination Proposal — DFP Board’s Reasons for Approval of the Business Combination.”

Q:
How do our Initial Stockholders intend to vote their shares?

A:
In connection with the IPO, the Initial Stockholders agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination. It is expected that our Initial Stockholders will also vote in favor of the other proposals to be voted on by DFP

Stockholders at the Special Meeting. Currently, our Initial Stockholders own approximately 20% of the total issued and outstanding shares of DFP Class A Common Stock. Accordingly, if all of our outstanding shares were to be voted, we would need the affirmative vote of approximately 37.5% of the remaining shares to approve the Business Combination.
Additionally, Deerfield Fund IV, an affiliate of our Sponsor, agreed to vote the Public Shares it purchased in the IPO in favor of the Business Combination, subject to its consent right (as described in the section entitled “Certain Relationships and Related Party Transactions — DFP — Deerfield Funds Agreements”).
Q:
May DFP, TOI, the Sponsor, DFP’s directors, officers, advisors or their respective affiliates purchase Public Shares or warrants prior to the Special Meeting?

A:
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DFP or its securities, DFP, TOI, the Sponsor, DFP’s directors, officers, advisors or their respective affiliates purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DFP satisfies the Minimum Available Closing Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.

Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Q:
What interests do our Sponsor and current directors and officers have in the Business Combination?

A:
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our Sponsor, directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:

•
the fact that our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination by March 13, 2022. If we do not complete our initial business combination by March 13, 2022, the Private Placement Warrants will expire worthless;

•
the fact that our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price New TOI Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination;
•
the fact that our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination;

•
the fact that in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Company’s IPO in favor of our initial business combination, and Deerfield Fund IV agreed to vote the Public Shares it purchased in the Company’s IPO in favor of our initial business combination, subject to its consent right with respect to our initial business combination.

•
the fact that we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which owns a significant interest in our Sponsor, which consent Deerfield Fund IV has indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry;

•
the fact that the Sponsor and certain of our directors paid $25,000 for the Founder Shares and these shares will have a significantly higher value at the time of the business combination, which would be valued at approximately $9.95 based on the closing price of the DFP Class A Common Stock on the record date for the Special Meeting, and that, since the Initial Stockholders have waived their redemption rights and their rights to liquidating distributions from the trust account, as noted above, a transaction resulting in an increase in value for the Initial Stockholders but a loss in value for Public Stockholders will result in a total loss of investment for the Initial Stockholders if the transaction is not approved and an alternative business combination is not consummated;

•
the fact that given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of DFP Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TOI Common Stock trades below the price paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Initial Stockholders (including entities controlled by DFP’s officers and directors) have made an aggregate average investment of less than $0.01 per DFP Share as of the consummation of the Company’s IPO, and as a result of the significantly lower investment per share of the Initial Stockholders as compared with the investment per share of DFP’s Public Stockholders, a transaction which results in an increase in the value of the investment of the Initial Stockholders may result in a decrease in the value of the investment of DFP’s Public Stockholders;

•
the fact that the Sponsor paid $5,600,000 for its 3,733,334 Private Placement Warrants (valued at $6,458,670, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), and if a business combination is not consummated by March 13, 2022, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will be worthless;
•
the fact that Richard Barasch, Steven Hochberg and Christopher Wolfe each own 100,000 Founder Shares and Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen each own 30,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $1,560 (valued at $3,880,500 based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 13, 2022;

•
the fact that Richard Barasch, through an investment vehicle, and Christopher Wolfe made investments in the equity of the Sponsor in the amount of $1,237,499.50 and $224,999.50, respectively, which gives Mr. Barasch and Mr. Wolfe economic interests in the Sponsor equivalent to an additional 1,179,200 and 214,400 Founder Shares (valued at $11,733,040 and $2,133,280, respectively, based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), respectively, and 821,333 and 149,333 Private Placement Warrants (valued at $1,420,906.57 and $258,346.18, respectively, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), respectively, all of which will become worthless if an initial business combination is not completed by March 13, 2022.

•
the fact that the Deerfield Funds agreed to participate in the PIPE Investments and purchase 10,000,000 shares of DFP Class A Common Stock at $10.00 per share;

•
the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing;

•
the fact that if the Trust Account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Working Capital Loans (as defined in the section entitled “Certain Relationships and Related Party Transactions — DFP — Related Party Loans,”) if any, if an initial business combination is not consummated by March 13, 2022;

•
the fact that at the signing of the Merger Agreement we entered into the Consent and Waiver Letter with pursuant to which, among other things, Deerfield Fund IV consented to the consummation of the Business Combination and the Sponsor waived any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Current Charter that would, solely as a result of the consummation of the Business Combination, cause the DFP Class B Common Stock to convert to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination; and

•
the fact that at the Closing we will enter into the New Registration Rights Agreement which will provide registration rights to the Rights Holders (including the Initial Stockholders, the Deerfield Funds and the other parties thereto) and their permitted transferees.

Q:
Will the management of New TOI change in connection with the Closing?

A:
We anticipate that all of the executive officers of TOI will continue to serve in such capacities for New TOI after the Closing. In addition, we expect that each of the current DFP directors, will resign upon the Closing and each of Richard Barasch, Brad Hively, Karen Johnson, Mohit Kaushal, Anne McGeorge,

Maeve O'Meara and Ravi Sarin will be appointed to serve as directors of the post-combination company upon the Closing. For additional information, please see the section entitled “New TOI Management after the Business Combination.”
Q:
Who is entitled to vote at the Special Meeting?

A:
The DFP Board has fixed September 23, 2021 as the record date for the Special Meeting. All holders of record of DFP Shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Special Meeting, provided that those shares remain outstanding on the date of the Special Meeting. Physical attendance at the Special Meeting is not required to vote. See the section entitled “How can I vote my shares without attending the Special Meeting?” for instructions on how to vote your DFP Shares without attending the Special Meeting.

Q:
How many votes do I have?

A:
Each DFP Stockholder of record is entitled to one vote for each DFP Share held by such holder as of the close of business on the record date. As of the close of business on the record date, there were 28,750,000 outstanding DFP Shares.

Q:
What constitutes a quorum for the Special Meeting?

A:
A quorum is the minimum number of stockholders necessary to hold a valid meeting.

A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding DFP Shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum.
Q:
What will happen to my DFP Shares as a result of the Business Combination?

A:
If the Business Combination is completed, each share of DFP Class B Common Stock will be converted into one share of DFP Class A Common Stock in accordance with the terms of the Current Charter and each then outstanding share of DFP Class A Common Stock will automatically become a share of New TOI Common Stock. See the section entitled “The Business Combination Proposal — Consideration to TOI Stockholders and DFP Stockholders” for more information.

Q:
Where will the New TOI Common Stock that DFP Stockholders receive in the Business Combination be publicly traded?

A:
Assuming the Business Combination is completed, the shares of New TOI Common Stock (including the New TOI Common Stock issued in connection with the Business Combination) will be listed and traded on Nasdaq under the ticker symbol “TOI” and the Public Warrants will be listed and traded on Nasdaq under the ticker symbol “TOIW.”

Q:
What happens if the Business Combination is not completed?

A:
If we do not consummate an initial business combination by March 13, 2022, we will cease all operations except for the purpose of winding up and redeem our Public Shares and liquidate the Trust Account, in which case our Public Stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:
How can I attend and vote my shares at the Special Meeting

A:
If you were the record holder of DFP Shares as of the record date, you may submit your proxy to vote such shares by mail or at the Special Meeting.

Voting by Mail
•
To submit your proxy by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

•
If you vote by mail, your proxy card must be received no later than the close of business, Eastern Time, on November 11, 2021.

Please carefully consider the information contained in this proxy statement/prospectus and, whether or not you plan to attend the Special Meeting, please vote by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Special Meeting.
Voting at the Special Meeting
•
We encourage you to vote by mail. If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at https://www.cstproxy.com/dfphealthcare/2021, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. If your proxy is properly completed and submitted, and if you do not revoke it prior to or at the Special Meeting, your shares will be voted at the Special Meeting in the manner set forth in this proxy statement/prospectus or as otherwise specified by you. Again, your paper proxy card must be received by mail no later than the close of business, Eastern Time, on November 11, 2021.

Voting of Shares Held in Street Name
•
If your shares are held in an account at a broker, bank, or nominee (i.e., in “street name”), you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the broker, bank, or nominee. See the section entitled “The Special Meeting — Voting Your Shares — Beneficial Owners” for more information.

Q:
How can I vote my shares without attending the Special Meeting?

A:
If you are a stockholder of record of DFP Shares as of the close of business on September 23, 2021, the record date, you can vote by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares, or otherwise follow the instructions provided by your bank, brokerage firm or other nominee.

Q:
What is a Proxy?

A:
A proxy is a legal designation of another person to vote the stock you own. If you are a stockholder of record of DFP Shares as of the close of business on the record date, and you vote by phone, by Internet or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate two of DFP’s officers as your proxies at the Special Meeting, each with full power to act without the other and with full power of substitution. These two officers are Steven Hochberg and Christopher Wolfe.

Q:
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your DFP Shares are registered directly in your name with Continental you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in street name. Access to proxy materials is being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Direct holders (stockholders of record).   For DFP Shares held directly by you, please complete, sign, date and return each proxy card (or cast your vote by telephone or Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your DFP Shares are voted.
Shares in “street name.”   For DFP Shares held in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares.

Q:
If a DFP Stockholder gives a proxy, how will the DFP Shares covered by the proxy be voted?

A:
If you provide a proxy by returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your DFP Shares in the way that you indicate when providing your proxy in respect of the DFP Shares you hold. When completing the proxy card, you may specify whether your DFP Shares should be voted FOR or AGAINST, or should be abstained from voting on, all, some or none of the specific items of business to come before the Special Meeting.

Q:
How will my DFP Shares be voted if I return a blank proxy?

A:
If you sign, date and return your proxy and do not indicate how you want your DFP Shares to be voted, then your DFP Shares will be voted “FOR” the approval of the Business Combination Proposal, “FOR” Stock Issuance Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of the Advisory Charter Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New TOI Board and “FOR” the approval of the Adjournment Proposal.

Q:
Can I change my vote after I have submitted my proxy?

A:
Yes. If you are a stockholder of record of DFP Shares as of the close of business on the record date, you can change or revoke your proxy before it is voted at the meeting in one of the following ways:

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submit a new proxy card bearing a later date;

•
give written notice of your revocation to DFP’s Corporate Secretary, which notice must be received by DFP’s Corporate Secretary prior to the vote at the Special Meeting; or

•
attend and vote electronically at the Special Meeting by visiting https://www.cstproxy.com/dfphealthcare/2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Please note that your attendance at the Special Meeting will not alone serve to revoke your proxy.

If your shares are held in “street name” by your broker, bank or another nominee as of the close of business on the record date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.
Q:
Where can I find the voting results of the Special Meeting?

A:
The preliminary voting results are expected to be announced at the Special Meeting. In addition, within four business days following certification of the final voting results, DFP will file the final voting results of its Special Meeting.

Q:
Are DFP Stockholders able to exercise dissenters’ rights or appraisal rights with respect to the matters being voted upon at the Special Meeting?

A:
No. DFP Stockholders are not entitled to exercise dissenters’ rights or appraisal rights under Delaware law in connection with the Business Combination. Dissenters’ rights or appraisal rights are unavailable under the DGCL in connection with the Business Combination to holders of DFP Class A Common Stock because it is currently listed on a national securities exchange and such holders are not required to receive any consideration (other than continuing to hold their shares of DFP Class A Common Stock, which will become an equal number of shares of New TOI Common Stock after giving effect to the Business Combination). Holders of DFP Class A Common Stock may vote against the Business Combination Proposal or redeem their DFP Shares if they are not in favor of the adoption of the Merger Agreement or the Business Combination. Dissenter’s rights or appraisal rights are unavailable under the DGCL in connection with the Business Combination to holders of DFP Class B Common Stock because they have agreed to vote in favor of the Business Combination.

Q:
Are there any risks that I should consider as a DFP Stockholder in deciding how to vote or whether to exercise my redemption rights?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of DFP and TOI contained in the documents that are incorporated by reference herein.

Q:
What happens if I sell my DFP Shares before the Special Meeting?

A:
The record date for DFP Stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your DFP Shares before the record date, you will not be entitled to vote at the Special Meeting. If you transfer your DFP Shares after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to hold New TOI shares to the person to whom you transfer your shares.

Q:
When is the Business Combination expected to be completed?

A:
Subject to the satisfaction or waiver of the Closing conditions described in the section entitled “The Merger Agreement — Conditions to Closing,” including the adoption of the Merger Agreement by the DFP Stockholders at the Special Meeting, the Business Combination is expected to close in the third or fourth quarter of 2021. However, it is possible that factors outside the control of both DFP and TOI could result in the Business Combination being completed at a later time, or not being completed at all.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
DFP has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. DFP has agreed to pay Morrow a fee of $30,000, plus disbursements. DFP will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DFP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. DFP’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What should I do now?

A:
You should read this proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions by telephone or via the Internet as soon as possible so that your DFP Shares will be voted in accordance with your instructions.

Q:
What should I do if I receive more than one set of voting materials?

A:
Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your DFP Shares.

Q:
Whom do I call if I have questions about the Special Meeting or the Business Combination?

A:
If you have questions about the Special Meeting or the Business Combination, or desire additional copies of this proxy statement/prospectus or additional proxies, you may contact:

Morrow Sodali LLC
470 West Avenue, Suite 3000
Stamford, CT 06902
Tel: (800) 662-5200
Banks and brokers call collect: (203) 658-9400
E-mail: DFPH.info@investor.morrowsodali.com
You also may obtain additional information about DFP from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental Stock Transfer & Trust Company, DFP’s transfer agent, at the address below prior to 5:00 p.m., New York City time, on November 10, 2021. If you have questions regarding the certification of your position or delivery of your stock, please contact:
Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and the annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Special Meeting.
Information About the Parties to the Business Combination
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
DFP Healthcare Acquisitions Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
Orion Merger Sub I, Inc.
c/o DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
First Merger Sub is a Delaware corporation and wholly owned subsidiary of DFP, which was formed for the purpose of effecting a merger with TOI.
Orion Merger Sub II, LLC
c/o DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
Second Merger Sub is a Delaware limited liability company and wholly owned subsidiary of DFP, which was formed for the purpose of effecting a merger with TOI.
Sponsor, Deerfield Management and the Deerfield Funds
Our Sponsor is a Delaware limited liability company and an initial stockholder of DFP. Our Sponsor currently holds 5,360,000 shares of DFP Class B Common Stock that are convertible into shares of DFP Class A Common Stock and 3,733,334 Private Placement Warrants. Richard Barasch, through an investment vehicle, and Christopher Wolfe are among the members of our Sponsor and may be entitled to distributions of securities held by our Sponsor. Steven Hochberg is among the managers of the Sponsor. Each of Mr. Barasch, Mr. Wolf and Mr. Hochberg is an executive officer of DFP.
Deerfield Management is the investment manager of each of the Deerfield Funds. Deerfield Mgmt, L.P. (“Deerfield Mgmt”) is the general partner of Deerfield Partners. Deerfield Mgmt IV, L.P. (“Deerfield Mgmt IV”) is the general partner of Deerfield Fund IV. James E. Flynn is the sole member of the general partner of each of Deerfield Management, Deerfield Mgmt and Deerfield Mgmt IV. Each of the Deerfield Funds holds a membership interest in the Sponsor, each may be deemed to beneficially own the securities held by our Sponsor and each purchased 2,500,000 Units in the IPO. Mr. Hochberg and Lawrence Atinsky, employees of Deerfield Management, are the managers of the Sponsor and may be deemed to beneficially own the securities held by our Sponsor. Deerfield Management and Mr. Flynn may be deemed to beneficially own the securities held by the Deerfield Funds, the Sponsor and Mr. Hochberg. Deerfield Mgmt may be deemed to beneficially own the securities held by Deerfield Partners and the Sponsor. Deerfield Mgmt. IV may be deemed to beneficially own the securities held by Deerfield Fund IV and the Sponsor.

Finally, 100,000 shares of DFP Class B Common Stock are held by Mr. Hochberg for the benefit, and at the direction, of Deerfield Management.
Our Sponsor, Deerfield Management and the Deerfield Funds are not parties to the Merger Agreement.
TOI Parent, Inc.
18000 Studebaker Rd, Suite 800
Cerritos, CA 90703
Tel: 213-760-1328
TOI is a value-based oncology company that manages community-based oncology practices that serve patients at over 55 clinic locations across eight markets and four states throughout the United States, which are staffed with more than 80 oncologists and advanced practice providers. As a value based oncology company, TOI seeks to deliver both better quality care and lower cost of care. We believe that TOI has more covered lives than any other other value-based oncology company.
The Business Combination and the Merger Agreement
The terms and conditions of the Business Combination are contained in the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the legal document that governs the Business Combination.
If the Merger Agreement is approved and adopted and the Business Combination is consummated, (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, and DFP will change its name to “The Oncology Institute, Inc.”
Structure of the Business Combination
The following diagrams illustrate in simplified terms the current structure of DFP and TOI and the expected structure of New TOI (formerly DFP) upon the Closing.
Simplified Pre-Combination Structure(1)

(1)
The DFP diagram assumes that there are 28,750,000 DFP Shares outstanding.

(2)
Represents 5.8 million shares of DFP Class B Common Stock. The Sponsor also holds 3,733,334 Private Placement Warrants.

(3)
Represents 5.0 million shares of DFP Class A Common Stock. The Deerfield Funds also hold 1,250,000 Public Warrants.

(4)
Represents 18.0 million shares of DFP Class A Common Stock.

Simplified Post-Combination Structure(1)

(1)
The diagram assumes that (i) there are no redemptions of DFP Class A Common Stock, (ii) all of the Earnout Shares have been released to the eligible securities holders of New TOI, (iii) all of the Subject Shares have been released to the Subject Stockholders, (iv) the Deerfield Holders have exchanged a number of their DFP Class A Common Stock and DFP Class B Common Stock for, and been issued PIPE Shares in the form of, Series A Common Equivalent Preferred Stock, such that immediately thereafter they hold an aggregate number of outstanding shares of DFP Class A Common Stock at Closing that will represent 4.5% of the New TOI Common Stock (not including the Earnout Shares or the Subject Shares), and (v) there are 101,317,358 shares of New TOI Common Stock outstanding.

(2)
Represents 290,000 shares held by DFP's independent directors, excluding Mr. Hochberg, who holds his shares for the benefit, and at the direction, of Deerfield Management. The Sponsor will hold 3,733,334 Private Placement Warrants and 54,600 shares of Series A Common Equivalent Preferred Stock.

(3)
Represents 4.6 million shares of New TOI Common Stock held by the Deerfield Funds. The Deerfield Funds will each also hold 625,000 Public Warrants and 103,511 shares of Series A Common Equivalent Preferred Stock. See “The Business Combination Proposal — Consent and Waiver Letter” for further details on the terms of the Series A Common Equivalent Preferred Stock.

(4)
Represents 18.0 million shares of New TOI Common Stock. The Public Stockholders will also hold 4,500,000 Public Warrants.

(5)
Represents 61.0 million shares of New TOI Common Stock.

(6)
Represents 17.5 million shares of New TOI Common Stock.

Merger Consideration
At the Effective Time, by virtue of the First Merger and without any action on the part of DFP, First Merger Sub, TOI or the holders of any of TOI’s securities:
•
Each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (i) a number of shares of DFP Class A Common Stock equal to the Closing Share Consideration divided by the Aggregate Fully Diluted Company Common Stock, (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock and (iii) the contingent right to receive Earnout Shares.

•
Each of the Company Options, shall be entitled to receive (i) if a Vested Company Option, (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (I) the Per Share Merger Consideration multiplied by (II) the number of shares of TOI Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (III) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of TOI Common Stock subject to such Vested Company Option, (I) an option to purchase a number of shares of DFP Class A Common Stock and (II) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares; and (ii) if unvested and outstanding as of immediately prior to the Effective Time, (A) an option to purchase shares of DFP Class A Common Stock and (B) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares.

•
The Restricted Stock will be, subject to the applicable holder of such Restricted Stock executing and delivering a Restricted Stock Agreement pursuant to which such individual agrees that any consideration paid in respect of the Restricted Stock shall be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued, entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares.

•
Each Company RSU outstanding immediately prior to the Effective Time will be converted into (i) a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of shares of TOI Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio, and (ii) the contingent right to receive Earnout Shares.

Earnout Consideration
Following the closing of the Business Combination, New TOI will issue to eligible holders of securities of New TOI up to 12,500,000 additional shares of New TOI Common Stock, in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock $12.50 during the two-year period following the Closing or a price per share of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers, that has not been satisfied during the applicable earnout period, then, the applicable share price trigger has not been satisfied will be deemed to have been satisfied, and, at the Closing of such transaction, New TOI shall issue the applicable portion of the Earnout Shares as if such share price trigger had been achieved.
New Registration Rights Agreement
At the Closing, DFP, Sponsor, the Deerfield Funds and the other parties thereto (collectively, the “Rights Holders”) will enter into an Amended and Restated Registration Rights Agreement (the “New Registration Rights Agreement”), which amends and restates in its entirety the existing Registration Rights

Agreement, dated March 10, 2020, by and between DFP and the parties thereto (the “Registration Rights Agreement”). Pursuant to the terms of the New Registration Rights Agreement, New TOI will be obligated to file a registration statement to register the resale of all New TOI Common Stock held by the Rights Holders. In addition, pursuant to the terms of the New Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Rights Holders may demand at any time or from time to time, that New TOI file a registration statement on Form S-1 or Form S-3 to register certain shares of New TOI Common Stock held by or otherwise issuable to such Rights Holders. The New Registration Rights Agreement will also provide the Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Subscription Agreements
In connection with the execution of the Merger Agreement, DFP entered into certain subscription agreements, each dated June 28, 2021 (the “Third-Party Subscription Agreements”), with certain investors, pursuant to which such investors have agreed to purchase an aggregate of 17.5 million shares of DFP Class A Common Stock (together, the “Subscriptions”), for a purchase price of $10.00 per share, for an aggregate purchase price of $175 million, to be issued immediately prior to and conditioned upon the effectiveness of the consummation of the Business Combination. The obligations of each party to consummate the Subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
The shares of DFP Class A Common Stock to be issued in connection with the Subscription Agreements and the transactions contemplated thereby will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. The Company has agreed to file with the SEC a registration statement registering the resale of such shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Deerfield Subscription Agreements
In connection with the execution of the Merger Agreement, DFP entered into certain subscription agreements, each dated June 28, 2021 (the “Deerfield Subscription Agreements”, and, together with the Third Party Subscription Agreements, the “Subscription Agreements”), with each of Deerfield Partners and Deerfield Fund IV, pursuant to which such investors have agreed to purchase an aggregate of 10 million shares of DFP Class A Common Stock (the “Deerfield Subscription,” and together with the Subscriptions, the “PIPE Investments”), consisting of 5,000,000 shares of DFP Class A Common Stock to be purchased by Deerfield Partners and 5,000,000 shares of DFP Class A Common Stock to be purchased by Deerfield Fund IV for a purchase price of $10.00 per share and an aggregate purchase price of $100 million, to be issued immediately prior to and conditioned upon the effectiveness of the consummation of the Business Combination. However, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A Common Equivalent Preferred Stock (which will be convertible into 100 shares of DFP Class A Common Stock) at a purchase price of $1,000 per share. It is expected that each of Deerfield Partners and Deerfield Fund IV will exercise its option to purchase Series A Common Equivalent Preferred Stock instead of DFP Class A Common Stock.
The shares to be issued in connection with the Deerfield Subscription Agreements and the transactions contemplated thereby will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.
Stockholder Support Agreement
Concurrently with the execution of the Merger Agreement, DFP entered into the Stockholder Support Agreement with TOI and the Subject Stockholders, pursuant to which, among other things, the Subject Stockholders: (i) agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby,

(ii) agreed not to redeem any of their DFP securities in connection with the Business Combination, (iii) agreed to subject 20% of the shares of DFP Class B Common Stock held by the Subject Stockholders (the “Subject Shares”) and 20% of the Private Placement Warrants held by the Sponsor (the “Subject Warrants”) to forfeiture. The number of Subject Shares and Subject Warrants to be forfeited will be determined by multiplying the Subject Warrants and the Subject Warrants by a fraction, the numerator of which is (i) the total number of shares of DFP Class A Common Stock redeemed by DFP’s Stockholders prior to the closing, and the denominator of which is (ii) the total number of shares of DFP Class A Common Stock issued and outstanding as of June 28, 2021 (excluding such shares of DFP Class A Common Stock beneficially owned by the Subject Stockholders).
The Stockholder Support Agreement also provides that immediately following the Closing, the Sponsor will deposit 575,000 shares of DFP Class A Common Stock (the “Sponsor Earnout Shares”) and 373,333 Private Placement Warrants (the “Sponsor Earnout Warrants,” and, together with the Sponsor Earnout Shares, the “Sponsor Earnout Securities”) into an escrow account with Continental Stock Transfer & Trust Company (the “Escrow Agent”). The Sponsor Earnout Securities will vest and be released to the Sponsor in two tranches of 50%, each, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a price per share of $15.00 during the three-year period following the Closing in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers, that has not been satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above. To the extent any Sponsor Earnout Securities remain unvested at the expiration of the three-year period following the Closing, such Sponsor Earnout Securities shall be forfeited and New TOI shall direct the Escrow Agent to transfer such forfeited Sponsor Earnout Securities to New TOI for cancellation without any consideration.
Company Support Agreement
Concurrently with the execution of the Merger Agreement, DFP entered into the Company Support Agreement with TOI and the Supporting Stockholders, pursuant to which the Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. The Supporting Stockholders hold sufficient shares of TOI to cause the approval of the Business Combination on behalf of TOI.
Consent and Waiver Letter
Concurrently with the execution of the Merger Agreement, DFP entered into the Consent and Waiver Letter pursuant to which, among other things, (i) pursuant to the terms and conditions set forth therein, Deerfield Fund IV consented to the consummation of the Business Combination as required under that certain letter agreement, dated as of August 7, 2020, pursuant to which the consent of Deerfield Fund IV is required for DFP to consummate its initial Business Combination, (ii) the Sponsor also waived any adjustment to the conversion provisions in the Current Charter which would result in DFP Class B Common Stock converting to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination, (iii) Deerfield Partners and Deerfield Fund IV agreed not to redeem any of the 2,500,000 shares of DFP Class A Common Stock included in the Units of DFP purchased by each of Deerfield Partners and Deerfield Fund IV at the IPO and (iv) DFP, the Deerfield Funds and the Sponsor (collectively, the “Deerfield Holders”) agreed to use reasonable best efforts to, within 30 days of the execution of the Merger Agreement, negotiate and establish definitive documentation pursuant to which the Deerfield Holders would exchange a number of their shares of DFP Class A Common Stock, DFP Class B Common Stock, and PIPE Shares for and in consideration of a number of shares of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock (the

“Series A Common Equivalent Preferred Stock”), such that immediately following the Closing, the Deerfield Holders collectively will hold an aggregate number of outstanding shares of New TOI Common Stock that represents 4.5% of the then outstanding shares of New TOI Common Stock. The terms of the Series A Common Equivalent Preferred Stock will provide that each share is convertible into 100 shares of New TOI Common Stock, at the option of the holder thereof, will be entitled to a de minimis liquidation preference of $0.0001 per share, will not have any voting rights (except in limited circumstances related to the Series A Common Equivalent Preferred Stock), will otherwise be substantially similar to the Class A Common Stock and will be subject to a beneficial ownership limitation that will prohibit the conversion of Series A Common Equivalent Preferred Stock into New TOI Common Stock to the extent that, upon such conversion, the number of shares of New TOI Common Stock then beneficially owned by the converting holder and its affiliates and any other person or entity with whom the converting holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Exchange Act, including any “group” members, would exceed 4.9% of the total number of shares of New TOI Common Stock then outstanding. The Deerfield Holders expect to request Continental Stock Transfer & Trust Company, the warrant agent for DFP’s outstanding warrants, to apply the same limitation to the exercise of the Deerfield Holders’ Private Placement Warrants and Public Warrants (such limitations, the “Conversion Blockers”). The Deerfield Holders and the Company continue to pursue the establishment of the Series A Common Equivalent Preferred Stock and the Deerfield Exchange.
Bylaws
In connection with the Business Combination, DFP will amend its Bylaws (the “Proposed Bylaws”) to, among other matters, provide that the holders (each, a “Lock-up Holder”) of common stock of DFP issued (a) as consideration pursuant to the First Merger and Second Merger, (b) to directors, officers and employees of DFP upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Business Combination in respect of awards of TOI outstanding immediately prior to the closing of the Business Combination or (c) as Class B Common Stock (as defined in the Merger Agreement) of DFP prior to the Business Combination, as well as any shares of DFP into which the DFP Class B Common Stock may be converted in connection with the Business Combination (such common stock of DFP referred to in clauses (a), (b) and (c), the “Lock-up Shares”), and each Permitted Transferee (as defined in the Proposed Bylaws), may not transfer, sell or assign any Lock-up Shares, except for certain specified transfers, during the period beginning on the closing date of the Business Combination and ending on the date that is 12 months thereafter; provided, that (i) 50% of the Lock-up Shares held by each Lock-up Holder (as defined in the Proposed Bylaws) will be released from lock-up six months after the closing date of the Business Combination and (ii) an additional 25% the Lock-up Shares held by each Lock-up Holder will be released from lock-up nine months after the closing date of the Business Combination.
Special Meeting of DFP Stockholders and the Proposals
The Special Meeting will convene on November 12, 2021 at 10:00 a.m, New York City time, in virtual format. Stockholders may attend, vote and examine the list of DFP Stockholders entitled to vote at the Special Meeting by visiting https://www.cstproxy.com/dfphealthcare/2021 and entering the control number found on their proxy card, voting instruction form or notice they previously received. The purpose of the Special Meeting is to consider and vote on the Business Combination Proposal, Stock Issuance Proposal, the Charter Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal.
Approval of the condition precedent proposals is a condition to the obligation of DFP to complete the Business Combination.
Only holders of record of issued and outstanding DFP Shares as of the close of business on September 23, 2021, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement of the Special Meeting. You may cast one vote for each share of DFP Shares that you owned as of the close of business on that record date.
A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of the outstanding DFP Shares as of the record date are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. Abstentions will count as present for the purposes of establishing a quorum, but broker non-votes will not count as present for the purposes of establishing a quorum.
The approval of each of the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of DFP Shares present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon, voting together as a single class. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or the failure of a DFP Stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will, assuming a valid quorum is established, have no effect on the outcome of any vote on the Business Combination Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal.
The approval of the Charter Proposal requires (1) the affirmative vote of a majority of the issued and outstanding shares of DFP Shares voting together as a single class as of the record date for the Special Meeting and (2) the affirmative vote of a majority of the issued and outstanding shares of DFP Class A Common Stock voting as a separate series as of the record date for the Special Meeting. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Special Meeting or a broker non-vote will have the same effect as a vote “AGAINST” the Charter Proposal.
Recommendation of DFP Board
The DFP Board has unanimously determined that the Business Combination is in the best interests of, and advisable to, the DFP Stockholders and recommends that the DFP Stockholders adopt the Merger Agreement and approve the Business Combination. The DFP Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.
The DFP Board recommends that you vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Stock Issuance Proposal, “FOR” the approval of the Charter Proposal, “FOR” the approval, on an advisory basis, of each of the Advisory Charter Proposals, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the ESPP Proposal, “FOR” the election of each of the director nominees to the New TOI Board and “FOR” the approval of the Adjournment Proposal.
For more information about the DFP Board’s recommendation and the proposals, see the sections entitled “The Special Meeting — Vote Required and DFP Board Recommendation” and “The Business Combination Proposal — DFP’s Board of Directors’ Reasons for the Approval of the Business Combination.”
The DFP Board’s Reasons for Approval of the Business Combination
We were formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of our management team and our sponsors to identify, acquire and operate one or more businesses in the gaming industry. Our Board considered and evaluated several factors in evaluating and negotiating the transaction and the transaction agreements. For additional information relating to the DFP Board’s evaluation of the transaction and the factors it considered in connection therewith, please see the section entitled “The Business Combination Proposal — DFP’s Board of Directors’ Reasons for the Approval of the Business Combination.”
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on August 12, 2021.

Conditions to the Completion of the Business Combination
The Closing is subject to certain conditions, including, among other things: (i) the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, (ii) the absence of any provision of any applicable legal requirement and any temporary, preliminary or permanent restraining order prohibiting, enjoining or making illegal the consummation of the Business Combination, (iii) the approval of the Business Combination by the DFP Stockholders and the stockholders of TOI and (iv) the satisfaction of the Minimum Available Closing Cash Condition. See the section entitled “The Merger Agreement.”
Termination
The Merger Agreement may be terminated prior to the closing as follows:
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by the mutual written consent of DFP and TOI;

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by DFP, if (i) TOI breaches any of its representations, warranties, covenants or agreements such that the conditions to closing would not be satisfied, except that, if such breach is curable by TOI through the exercise of its reasonable efforts, then, for a period of 30 days (or any shorter term that remains between the date of DFP providing written notice of such breach and the Termination Date (as defined below)) after receipt by TOI of notice from DFP of such breach, but only as long as TOI continues to use reasonable efforts to cure such breach, (ii) the Closing has not occurred on or before March 13, 2022 (the “Termination Date”), or (iii) the consummation of the transactions contemplated by the Merger Agreement are permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

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by TOI, if (i) DFP breaches any of its representations, warranties, covenants or agreements such that the conditions to closing would not be satisfied, except that, if such breach is curable by DFP through the exercise of its reasonable efforts, then, for a period of 30 days (or any shorter term that remains between the date of TOI providing written notice of such breach and the Termination Date) after receipt by DFP of notice from TOI of such breach, but only as long as DFP continues to use reasonable efforts to cure such breach, (ii) the Closing has not occurred on or before the Termination Date or (iii) the consummation of the transactions contemplated by the Merger Agreement are permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

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by TOI or DFP, if the DFP Special Meeting has been held and DFP’s stockholders have voted against the transaction; or

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by DFP, in the event TOI fails to deliver the approval of its stockholders with 72 hours after the effectiveness of the Registration Statement of which this prospectus/proxy statement forms a part.

Redemption Rights
Pursuant to the Current Charter, a Public Stockholder may request that DFP redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:
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(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

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prior to 5.00 p.m, New York City time, on November 10, 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that DFP redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

As noted above, holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds Units registered in its own name, the holder must contact the transfer agent directly and instruct them to do so. Public Stockholders may elect to redeem all or a portion of their

Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a Public Stockholder properly exercises its right to redeem their Public Shares and timely delivers its Public Shares to the transfer agent, DFP will redeem such Public Shares upon the Closing for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to DFP to fund DFP’s working capital requirements (subject to an annual limit of $500,000) and/or to pay our taxes, divided by the number of then outstanding public. If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. See the section entitled “The Special Meeting — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.
Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares. Accordingly, if a public shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
See the section entitled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information” for information on the impact of redemptions on the value of the shares owned by non-redeeming stockholders.
No Delaware Appraisal Rights
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances. Appraisal rights are not available to DFP Stockholders or warrant holders in connection with the Business Combination.
Proxy Solicitation
Proxies may be solicited by mail. DFP has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at a virtual meeting) if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “The Special Meeting — Revoking Your Proxy.”
Interests of the Sponsor and DFP’s Directors and Officers in the Business Combination
When you consider the recommendation of the DFP Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and DFP’s directors and executive officers, have interests in such proposal that are different from, or in addition to those of DFP Stockholders and warrant holders generally. These interests include, among other things, the following:
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the fact that our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination by March 13, 2022. If we do not complete our initial business combination by March 13, 2022, the Private Placement Warrants will expire worthless;

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the fact that our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our New TOI Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination;
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the fact that our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination;

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the fact that in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination;

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the fact that our Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Company’s IPO in favor of our initial business combination, and Deerfield Fund IV agreed to vote the Public Shares it purchased in the Company’s IPO in favor of our initial business combination, subject to its consent right with respect to our initial business combination.

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the fact that we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which owns a significant interest in our Sponsor, which consent Deerfield Fund IV has indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry;

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the fact that the Sponsor and certain of our directors paid $25,000 for the Founder Shares and these shares will have a significantly higher value at the time of the business combination, which would be valued at approximately $9.95 based on the closing price of the DFP Class A Common Stock on the record date for the Special Meeting, and that, since the Initial Stockholders have waived their redemption rights and their rights to liquidating distributions from the trust account, as noted above, a transaction resulting in an increase in value for the Initial Stockholders but a loss in value for Public Stockholders will result in a total loss of investment for the Initial Stockholders if the transaction is not approved and an alternative business combination is not consummated;

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the fact that given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of DFP Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection withe Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TOI Common Stock trades below the price paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

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the fact that the Initial Stockholders (including entities controlled by DFP’s officers and directors) have made an aggregate average investment of less than $0.01 per DFP Share as of the consummation of the Company’s IPO, and as a result of the significantly lower investment per share of the Initial Stockholders as compared with the investment per share of DFP’s Public Stockholders, a transaction which results in an increase in the value of the investment of the Initial Stockholders may result in a decrease in the value of the investment of DFP’s Public Stockholders;

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the fact that the Sponsor paid $5,600,000 for its 3,733,334 Private Placement Warrants (valued at $6,458,670, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), and if a business combination is not consummated by March 13, 2022, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will be worthless;
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the fact that Richard Barasch, Steven Hochberg and Christopher Wolfe each own 100,000 Founder Shares and Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen each own 30,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $1,560 (valued at $3,880,500 based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 13, 2022;

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the fact that Richard Barasch, through an investment vehicle, and Christopher Wolfe made investments in the equity of the Sponsor in the amount of $1,237,499.50 and $224,999.50, respectively, which gives Mr. Barasch and Mr. Wolfe economic interests in the Sponsor equivalent to an additional 1,179,200 and 214,400 Founder Shares (valued at $11,733,040 and $2,133,280, respectively, based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), respectively, and 821,333 and 149,333 Private Placement Warrants (valued at $1,420,906.57 and $258,346.18, respectively, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), respectively, all of which will become worthless if an initial business combination is not completed by March 13, 2022.

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the fact that the Deerfield Funds agreed to participate in the PIPE Investments and purchase 10,000,000 shares of DFP Class A Common Stock at $10.00 per share;

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the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing;

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the fact that if the Trust Account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the Trust Account;

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the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

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the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Working Capital Loans (as defined in the section entitled “Certain Relationships and Related Party Transactions — DFP — Related Party Loans,” if any, if an initial business combination is not consummated by March 13, 2022;

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the fact that at the signing of the Merger Agreement we entered into the Consent and Waiver Letter, pursuant to which, among other things, Deerfield Fund IV consented to the consummation of the Business Combination and the Sponsor waived any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Current Charter that would, solely as a result of the consummation of the Business Combination, cause the DFP Class B Common Stock to convert to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination;

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the fact that concurrently with the signing of the Merger Agreement we entered into the Stockholder Support Agreement with TOI and the Subject Stockholders, pursuant to which, among other things, the Subject Stockholders: (i) agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) agreed not to redeem any of their DFP securities in connection with the Business Combination, (iii) agreed to subject 20% of the shares of DFP Class B Common Stock held by the Subject Stockholders and 20% of the Private Placement Warrants held by the Sponsor to forfeiture; and

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the fact that at the Closing we will enter into the New Registration Rights Agreement which will provide registration rights to the Rights Holders (including the Initial Stockholders, the Deerfield Funds and the other parties thereto) and their permitted transferees.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DFP or its securities, DFP, TOI, the Sponsor, DFP’s directors, officers, advisors or their respective affiliates purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DFP satisfies the Minimum Available Closing Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
The existence of financial and personal interests of DFP’s directors and officers may result in a conflict of interest on the part of one or more of them between what he may believe is best for DFP and what he may believe is best for him in determining whether or not to grant a waiver in a specific situation. See the sections entitled “Risk Factors” and “The Business Combination Proposal — Interests of the Sponsor and DFP’s Directors and Officers in the Business Combination” for a further discussion of this and other risks.
Stock Exchange Listing
DFP’s Units, DFP Class A Common Stock and Public Warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “DFPHU,” “DFPH” and “DFPHW,” respectively. DFP intends to apply to list the New TOI Common Stock and Public Warrants on NASDAQ under the symbols “TOI” and “TOIW” respectively, upon the Closing. New TOI will not have units traded following the Closing.
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement.
(in millions)	Assuming No Redemption	Assuming Max Redemption	Assuming Interim Redemption
Sources
Proceeds from Trust Account	$230	$50	140
Private Placement	275	275	275
Total Sources	$505	$325	$415
Uses
Cash to TOI shareholders	257	158	208
Cash to balance sheet	208	127	167
Transaction costs	40	40	40
Total Uses	$505	$325	$415

Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DFP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TOI issuing stock for the net assets of DFP, accompanied by a recapitalization. The net assets of DFP will be stated at historical cost, with no goodwill or other intangible assets recorded.
Comparison of Stockholders’ Rights
Following the consummation of the Business Combination, the rights of DFP Stockholders who become New TOI stockholders in the Business Combination will no longer be governed by the Current Charter and DFP’s bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws. See the section entitled “Comparison of Stockholders’ Rights” for further information.
Summary of Risk Factors
In evaluating the proposals to be presented at the Special Meeting, a DFP Stockholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”
Emerging Growth Company
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of New TOI’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the Closing of DFP’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Merger Agreement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DFP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of TOI issuing stock for the net assets of DFP, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of TOI. The summary unaudited pro forma condensed combined balance sheet data as of June 30, 2021 gives effect to the Business Combination as if it had occurred on June 30, 2021. The summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2021 and year ended December 31, 2020 give effect to the Business Combination as if it had occurred on January 1, 2020.
The Summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the post-combination company appearing elsewhere in this proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of DFP and TOI for the applicable periods included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.” The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what the post-combination company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of the post-combination company.
The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption by Public Stockholders of shares of DFP Class A Common Stock for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account:
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Assuming No Redemptions:   This presentation assumes that no Public Stockholders exercise redemption rights with respect to their shares of DFP Class A Common Stock for a pro rata share of the funds in the Trust Account.

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Assuming Maximum Redemptions:   This presentation assumes that Public Stockholders holding 18.0 million shares of DFP Class A Common Stock will exercise their redemptions rights for their pro-rata share at approximately $10.00 per share (aggregate $180.0 million) to be redeemed out of the Trust Account. The maximum number of shares of DFP Class A Common Stock subject to redemption gives effect to the Deerfield Holders’ commitment not to redeem its 5.0 million shares of DFP Class A Common Stock and potential forfeiture of Subject Shares, while still providing New TOI with cash at closing of the Business Combination of no less than the minimum of $290.0 million required by the Merger Agreement.

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Assuming Interim Redemption:   This presentation assumes that Public Stockholders exercise their redemption rights with respect to 9.0 million shares of DFP Class A Common Stock (39% of the issued and outstanding shares of DFP Class A Common Stock) at approximately $10.00 per share (aggregate $90.0 million) to be redeemed out of the Trust Account.

(in thousands, except share and per share data)	Pro Forma Combined (No Redemption Scenario)	Pro Forma Combined (Maximum Redemption Scenario)	Pro Forma Combined (Interim Redemption Scenario)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six months ended June 30, 2021
Revenue	$98,423	$98,423	$98,423
Net loss	$(2,209)	$(4,245)	$(3,166)
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted	88,748,437	80,200,775	84,478,182
Basic and diluted net loss per share, DFP Class A Common Stock	$(0.02)	$(0.04)	$(0.03)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year ended December 31, 2020
Revenue	$187,515	$187,515	$187,515
Net loss	$(73,478)	$(66,113)	$(69,691)
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted	88,374,784	79,827,122	84,104,529
Basic and diluted net loss per share, DFP Class A Common Stock	$(0.70)	$(0.69)	$(0.70)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$293,181	$213,187	$253,183
Total liabilities and commitments	$104,452	$102,252	$103,349
Total stockholders’ equity	$188,729	$110,935	$149,834

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION
The following table sets forth selected historical comparative share information for DFP and TOI and unaudited pro forma condensed combined per share information of the combined company after giving effect to the Business Combination, assuming the following redemption scenarios:
•
Assuming No Redemptions:   This presentation assumes that no Public Stockholders exercise redemption rights with respect to their shares of DFP Class A Common Stock for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemptions:   This presentation assumes that Public Stockholders holding 18.0 million shares of DFP Class A Common Stock will exercise their redemptions rights for their pro-rata share at approximately $10.00 per share (aggregate $180.0 million) to be redeemed out of the Trust Account. The maximum number of shares of DFP Class A Common Stock subject to redemption gives effect to the Deerfield Holders’ commitment not to redeem its 5.0 million shares of DFP Class A Common Stock and potential forfeiture of Subject Shares, while still providing New TOI with cash at closing of the Business Combination of no less than the minimum of $290.0 million required by the Merger Agreement.

•
Assuming Interim Redemption:   This presentation assumes that Public Stockholders exercise their redemption rights with respect to 9.0 million shares of DFP Class A Common Stock (39% of the issued and outstanding shares of DFP Class A Common Stock) at approximately $10.00 per share (aggregate $90.0 million) to be redeemed out of the Trust Account.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The weighted average shares outstanding and net loss per share information give pro forma effect to the Business Combination as if it had occurred on January 1, 2020.
This information is only a summary and should be read together with the historical financial statements of DFP and TOI and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of DFP and TOI is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of DFP and TOI would have been had the companies been combined during the periods presented.
			Pro Forma Combined			Equivalent pro forma per share data(3)
(in thousands, except share and per share data)	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario
As of and for the Six months ended June 30, 2021
Net income (loss)	$(435)	$2,209	$(2,209)	$(4,245)	$(3,166)	N/A	N/A	N/A
Total stockholders’ equity (deficit)	5,000	(49,710)	188,729	110,935	149,834	N/A	N/A	N/A
Historical Stock
Weighted average shares outstanding of Class A common stock, basic and diluted	23,000,000					N/A	N/A	N/A
Basic and diluted net income per share, Class A	$—					N/A	N/A	N/A
Weighted average shares outstanding of Class B common stock, basic and diluted	5,750,000					N/A	N/A	N/A

			Pro Forma Combined			Equivalent pro forma per share data(3)
(in thousands, except share and per share data)	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario
Basic and diluted net income per share, Class B	$(0.08)					N/A	N/A	N/A
Weighted average shares outstanding of TOI Parent, Inc., basic and diluted		114,510				N/A	N/A	N/A
Net income per share attributable to TOI Parent, Inc. common stockholders, basic and diluted		$19.29				N/A	N/A	N/A
Total Book Value per share(1)	$0.22	$(434.11)				N/A	N/A	N/A
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted			88,748,437	80,200,775	84,478,182	N/A	N/A	N/A
Basic and diluted net loss per share, DFP Class A Common Stock			$(0.02)	$(0.04)	$(0.03)	$(12.50)	$(26.29)	$(18.72)
Total Book Value per share of DFP Class A Common Stock(1)			$2.13	$1.38	$1.77	$1,259.62	$819.32	$1,050.58
(in thousands, except share and per share data)
As of and for the Year ended December 31, 2020
Net loss	$(8,340)	$(14,321)	$(73,478)	$(66,113)	$(69,691)	N/A	N/A	N/A
Historical Stock
Weighted average shares outstanding of Class A common stock, basic and diluted	23,000,000					N/A	N/A	N/A
Basic and diluted net loss per share, Class A	$—					N/A	N/A	N/A
Weighted average shares outstanding of Class B common stock, basic and diluted	5,602,459					N/A	N/A	N/A
Basic and diluted net loss per share, Class B	$(1.49)					N/A	N/A	N/A
Weighted average shares outstanding of TOI Parent, Inc., basic and diluted		23,786				N/A	N/A	N/A
Net loss per share attributable to TOI Parent, Inc. common stockholders, basic and diluted		$(602.09)				N/A	N/A	N/A
Total Book Value per share(2)	N/A(2)	N/A(2)				N/A	N/A	N/A
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted			88,374,784	79,827,122	84,104,529	N/A	N/A	N/A
Basic and diluted net loss per share, DFP Class A Common Stock			$(0.70)	$(0.69)	$(0.70)	$(417.33)	$(411.04)	$(413.69)
Total Book Value per share(2)			N/A(2)	N/A (2)	N/A(2)	N/A	N/A	N/A

(1)
Book value per share = (Total equity excluding preferred shares)/shares outstanding.

(2)
A pro forma balance sheet for the year ended December 31, 2020 is not required to be included herein and as such, no such calculation is included in this table.

(3)
The equivalent per share data is calculated by multiplying the combined pro forma per share data by the Exchange Ratio.

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION
DFP
Market Price and Ticker Symbol
DFP’s Units, DFP Class A Common Stock and Public Warrants are currently listed on Nasdaq under the symbols “DFPHU,” “DFPH,” and “DFPHW,” respectively.
The closing price of DFP’s Units, DFP Class A Common Stock and Public Warrants on June 25, 2021, the last trading day before announcement of the execution of the Merger Agreement, was $10.21, $9.97 and $1.36, respectively. As of September 23, 2021, the record date for the Special Meeting, the closing price for each unit, share of DFP Class A Common Stock and public warrant was $10.25, $9.95 and $1.44, respectively.
Holders
As of October 21, 2021, there was one holder of record of our Units, 1 holder of record of DFP Class A Common Stock, seven holders of record of DFP Class B Common Stock and two holders of record of our Public Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Units, DFP Class A Common Stock and warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
DFP has not paid any cash dividends on DFP Class A Common Stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New TOI’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of New TOI’s Board.
TOI
There is no public market for shares of TOI’s Common Stock.

We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.
Unless the context otherwise requires, references in the subsection “— Risks Related to TOI’s Business” to “we,” “us,” “our,” and “the Company” generally refer to TOI in the present tense or New TOI from and after the Business Combination.
SUMMARY RISK FACTORS
The following is a summary of select risks and uncertainties that could materially adversely affect the Business Combination, TOI and its business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below:
Risks Related to TOI’s Business
•
Our growth strategy depends on our ability to build or acquire new TOI PC clinics to service our contracts and treat our patients.

•
We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources.

•
We have identified material weaknesses in our internal control over financial reporting that, if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements.

•
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

•
A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect our business.

•
Our services are concentrated in certain geographic areas and populations exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.

•
If we are unable to attract new patients, our revenue growth will be adversely affected.

•
We primarily depend on reimbursement from third-party payors, as well as payments by individuals, which could lead to delays, denials, or uncertainties in the reimbursement process.

•
With many of our value-based agreements, the TOI PCs assume the risk that the cost of providing services will exceed our compensation. As oncology costs rise, if we do not accurately predict the cost to deliver care, some of the TOI PCs’ value-based agreements could become less profitable, or unprofitable.

•
There are significant risks associated with estimating the amount of revenue that is recognize under TOI PCs’ risk agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.

•
A significant portion of our consolidated Patient Services revenue is derived from a limited number of health insurance, Independent Practice Associations, or IPAs and medical group companies. Those payors could take action to remove, exclude, delay, or otherwise prevent the inclusion of the TOI PCs in their provider networks.

•
A significant portion of sales are from prescription drug sales reimbursed by a limited number of pharmacy benefit management companies with which TOI PCs contract. Those pharmacy benefit management companies could take action to remove, exclude, delay or otherwise prevent the inclusion of the TOI PCs in their provider networks.
•
Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations

•
We cannot predict the effect that health care reform and other changes in government programs may have on our business, financial condition or results of operations.

•
The transition from volume to value-based reimbursement models may have a material adverse effect on our operations.

•
Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could adversely affect our revenues and results of operation.

•
We face significant competition from other healthcare services providers. Our failure to adequately compete could adversely affect our business.

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Competition for physicians and clinical personnel, including nurses, shortages of qualified personnel or other factors could increase our labor costs and adversely affect our revenue, growth rate, profitability and cash flows.

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Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to execute our business strategies and growth plans.

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If we are unable to provide consistently high quality of care, our business will be adversely impacted.

•
If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•
We depend on our information technology systems, and those of our third-party vendors, contractors and consultants, and any failure or significant disruptions of these systems, security breaches or loss of data could materially adversely affect our business, financial condition and results of operations.

•
We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.

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Some jurisdictions preclude the TOI PCs from entering into non-compete agreements with our physicians, and other non-compete agreements and restrictive covenants applicable to certain physicians and other clinical employees may not be enforceable.

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Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.

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If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.

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We conduct some clinical trials in contract with the ICRI. If we fail to perform our clinical trial services in accordance with contractual requirements, government regulations and ethical considerations, we could be subject to significant costs or liability and our reputation could be adversely affected.

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Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.

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Our managed clinics may be negatively impacted by weather and other factors beyond our control.

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We are dependent on our relationships with the TOI PCs, which are affiliated professional entities that we do not own, to provide healthcare services, and our business would be harmed if those relationships were disrupted or if our arrangements with the TOI PCs become subject to legal challenges.

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Our managed clinics and the TOI PCs providing professional services at such clinics may become subject to medical liability claims, which could have a material adverse impact on our business.

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If there is a change in accounting standards by the Financial Accounting Standards Board or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenues derived from the TOI PCs.

•
Our managed clinics and the TOI PCs may be subject to third-party payor audits, which, if adversely determined against us or the TOI PCs, may have a material effect on our results of operations and financial condition.

•
We are subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits, investigations, lawsuits and claims against us, the outcome of which may have a material adverse effect on our business, financial condition, cash flows, or results of operations.

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If any of our managed clinics or TOI PCs lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party payors, there may be a material adverse effect on our business, financial conditions, cash flows or results of operations.

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If we or the TOI PCs fail to comply with applicable data interoperability and information blocking rules, our consolidated results of operations could be adversely affected.

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Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.

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We and our TOI PCs are subject to federal, state and local laws and regulations that govern our business. These include regulations of our employment practices, including minimum wage, living wage, and paid time-off requirements, permitting and licensing, employee health and safety and the storage, treatment and disposal of waste. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our expenses, could adversely impact our operations.

•
We may not be able to utilize a portion of our net operating loss carry forwards (“NOLs”) to offset future taxable income for U.S. federal income tax purposes, which could adversely affect our net income and cash flows.

•
Future changes to applicable tax laws and regulations and/or their interpretations may have an adverse effect on our business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by us that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.

Risks Related to DFP and the Business Combination
•
Directors and officers of DFP have potential conflicts of interest in recommending that stockholders vote in favor of the approval of the Business Combination and the approval of the other proposals described in this proxy statement/prospectus.

•
Deerfield Fund IV and the Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.

•
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

•
Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

•
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

•
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

•
Financial projections with respect to New TOI may not prove to be reflective of actual future results.

•
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

•
We have identified a material weakness in our internal control over financial reporting solely related to our outstanding warrants that, if not properly corrected, could materially adversely affect our ability to report our operations and result in material misstatements in our financial statements.

•
We will incur significant costs and obligations as a result of being a public company.

RISK FACTORS
We have identified the following risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations or reputation. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently believe are not material may also significantly affect our business, financial condition, results of operations or reputation. Our business could be harmed by any of these risks. In assessing these risks, you should also refer to the other information contained in this proxy statement/prospectus, including our consolidated financial statements and related notes.
The risks described below are not the only risks DFP and TOI face. Additional risks not presently known to DFP or TOI or that DFP or TOI currently believe are not material may also significantly affect New TOI’s business, financial condition, results of operations or reputation. New TOI’s business could be harmed by any of these risks. In that event, the trading price of DFP’s securities and securities of New TOI could decline and you could lose all or part of your investment.
Unless the context otherwise requires, references in the subsections “— Risks Related to TOI’s Business” and “— Risks Related to TOI’s Regulatory Environment” to “we,” “us,” “our,” and “the Company” generally refer to TOI in the present tense or New TOI from and after the Business Combination.
Risks Related to TOI’s Business
Our growth strategy depends on our ability to build or acquire new TOI PC clinics to service our contracts and treat our patients.
Our business strategy is to grow rapidly by expanding our network of oncology care clinics and is significantly dependent our ability to open new TOI PC clinics in our existing markets, expand into new geographical locations through existing TOI PCs or affiliating with new professional entities that would become a TOI PC, recruit new patients and partner or contract with payors, existing medical practices or other healthcare providers to provide oncology care services. We seek growth opportunities both organically and through TOI PCs’ agreements with payors or other oncology care providers. Our ability to grow organically depends upon a number of factors, including our affiliated providers obtaining referrals for cancer patient care services, the TOI PCs entering into contracts with additional payors, identifying appropriate facilities, obtaining leases, completing internal build-outs of new facilities within proposed timelines and budgets and hiring care teams and other employees. We cannot guarantee that we will be successful in pursuing our growth strategy. If we fail to evaluate and execute new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs.
Our growth strategy involves a number of risks and uncertainties, including that:
•
the TOI PCs may not be able to successfully enter into contracts with local payors on terms favorable to us or at all. In addition, the TOI PCs compete for payor relationships with other potential players, some of whom may have greater resources than we do. This competition may intensify due to the ongoing consolidation in the healthcare industry, which may increase our costs to pursue such opportunities;

•
through the TOI PCs, we may not be able to recruit or retain a sufficient number of new patients to execute our growth strategy, and we may incur substantial costs to recruit new patients and we may be unable to recruit a sufficient number of new patients to offset those costs;

•
the TOI PCs may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•
future value-based contracts may not be as favorable as current capitation contracts;

•
when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate; and

•
depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter, which could negatively impact our revenues and financial condition.

There can be no assurance that we will be able to successfully capitalize on growth opportunities, which may negatively impact our business model, revenues, results of operations and financial condition.
We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources.
Our organizational structure may become more complex as we improve our operational, financial and management controls, as well as our reporting systems and procedures. We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain patients and employees.
In addition, as we expand our business, it is important that we continue to maintain a high level of patient service and satisfaction. As our patient base continues to grow, through the TOI PCs, we will need to expand our medical, patient services and other personnel, and our network of partners, to provide personalized patient service. If we are not able to continue to provide high quality medical care with high levels of patient satisfaction, our reputation, as well as our business, results of operations and financial condition could be adversely affected.
We have identified material weaknesses in our internal control over financial reporting that, if not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements.
Currently, our accounting and IT controls have numerous deficiencies which we need to address with additional investments in personnel, processes and technology. These deficiencies include material weaknesses surrounding segregation of duties in the financial closing and reporting process, inappropriate application of GAAP, material weaknesses in revenue, lack of reviews and effective off boarding and on boarding procedures, weak password controls, lack of change management procedures or documentation, errors in the reporting of the payroll cycle, and the lack of a formal process for tracking fixed asset disposal and equity grants. If we are unable to remediate our material weaknesses in a timely manner, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Either of these events could have a material adverse effect on our operations, investor, supplier and customer confidence in our reported financial information.
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.
We have incurred net losses on an annual basis since our inception. We incurred net losses of $14.3 million and $4.0 million in 2020 in 2019. We expect our aggregate costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest heavily in increasing our patient base, expanding our operations, hiring additional employees and operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses. To date, we have financed our operations principally from the sale of our equity, revenue from our patient services and the incurrence of indebtedness. We may not generate positive cash flow from operations or profitability in any given period, and our limited operating history may make it difficult for you to evaluate our current business and our future prospects.
We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more patients. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which would be dilutive to our shareholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations and financial condition would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of New TOI Common Stock.
A pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide, including the outbreak of the novel strain of coronavirus disease, COVID-19, could adversely affect our business.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected. The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. As of the date of this proxy statement/prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
Adverse market conditions resulting from the spread of COVID-19 could materially adversely affect our business and the value of New TOI Common Stock. Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions resulted in largely remote operations at our headquarters, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events, among other effects, thereby significantly and negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; restrictions on our business development activities due to potential payors or other entities we and the TOI PCs engage with limiting their corresponding business development efforts; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. In addition, the COVID-19 virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our patients.
It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in our service areas as well as societal and governmental responses. Patients may continue to be reluctant to seek necessary care given the risks of the COVID-19 pandemic. This could have the effect of deterring healthcare costs that we will need to incur to later periods and may also affect the health of patients who defer treatment, which may cause our costs to increase in the future. Further, as a result of the COVID-19 pandemic, we may experience slowed growth or a decline in new patient demand. We also may experience increased internal and third-party medical costs as the TOI PCs and our affiliated providers provide care for patients suffering from COVID-19. This increase in costs may be particularly significant given the number of patients who are under capitation agreements. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.
While we resumed opening new clinics and continued normal clinic activity at existing managed clinics as of the third quarter of 2020, in the first nine months of 2020, in response to the COVID-19 pandemic, we temporarily moved the majority of our corporate teammates to work remotely at home. During the second quarter of 2020, we made operational changes and implemented safety policies at all of our managed clinics and corporate locations to minimize potential exposure to COVID-19. We have also implemented travel restrictions for non-essential business. If the COVID-19 pandemic worsens, especially in regions where we have offices or clinics, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees’ health and safety. Such measures could negatively affect our sales and marketing efforts, sales cycle, employee productivity, or customer retention, any of which could harm our financial condition and business operations.
As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, the U.S. Department of Health and Human Services, or HHS, distributed funding to healthcare providers to offset the impacts of the COVID-19 pandemic related expenses and lost revenues, also known as the Provider Relief Funds. Sources of relief include the CARES Act, the Paycheck Protection Program and Health Care Enhancement Act, or the PPPHCE Act, and the Consolidated Appropriations Act, 2021, or the CAA. In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. In 2020, together with the TOI PCs, we obtained loans and stimulus funds of $6.0 million and Medicare advances of $2.7 million pursuant to these stimulus measures.
Grants received are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to the COVID-19 pandemic and will only reimburse health care related expenses or lost revenues that are attributable to the COVID-19 pandemic. Recipients are not required to repay these funds, provided that they attest to and comply with certain terms and conditions, including not using the funds to reimburse expenses or losses that other sources are obligated to reimburse and fulfill audit and reporting requirements. There can be no assurance as to the total amount of financial and other types of assistance we will receive under the CARES Act, other enacted stimulus legislation, or future measures, if any, and it is difficult to predict the impact of such measures on our operations or how they will affect operations of our competitors. Further, there can be no assurance that the terms of provider relief funding or other programs will not change or be interpreted in ways that affect the TOI PCs’ funding or eligibility to participate or the TOI PCs’ ability to comply with applicable requirements and retain amounts received. HHS’ interpretation of the underlying terms and conditions of such Provider Relief Funds, including auditing and reporting requirements, continues to evolve. Additional guidance or new and amended interpretations of existing guidance on the terms and conditions of Provider Relief Funds may result in changes in our estimate of amounts for which the terms and conditions are reasonably assured of being met, and any such changes may be material. We will continue to monitor compliance by us and the TOI PCs with the terms and conditions of the Provider Relief Funds, including demonstrating that the distributions received have been used for healthcare-related expenses or lost revenue attributable to the COVID-19 pandemic. If we and the TOI PCs are unable to attest to or comply with current or future terms and conditions our ability to retain some or all of the distributions received may be impacted.
The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our customers’ and vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.

Our platform and the other systems or networks used in our business may experience an increase in attempted cyberattacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.
The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our customers and our sales cycles; the impact on customer, industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
To the extent the COVID-19 pandemic, or another pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyberattacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to fulfill our obligations under our existing indebtedness or to expand our operations.
Our services are concentrated in certain geographic areas and populations exposing us to unfavorable changes in local benefit costs, reimbursement rates, competition and economic conditions.
The TOI PCs’ membership remains concentrated in certain geographic areas in the United States. We have clinic locations in four states. As of June 30, 2021, the vast majority of the TOI PC members under capitation agreements were residents of California. In addition, during 2020, greater than 90% of our revenues were generated in California. Unfavorable changes in health care or other benefit costs or reimbursement rates or increased competition in the states in which we operate or any other geographic area where the TOI PCs’ membership becomes concentrated in the future could therefore have a disproportionately adverse effect on our operating results. Additionally, the geographic concentration of a significant portion of the TOI PCs’ membership may make them more vulnerable to events such as the COVID-19 pandemic.
If we are unable to attract new patients, our revenue growth will be adversely affected.
To increase our revenue, our business strategy is to expand the number of payor contracts entered into by the TOI PCs and clinic locations in our network. In order to support such growth, the TOI PCs must continue to win new contracts and retain or grow existing contracts with payors. We face competition from other oncology providers in the recruitment of potential patients. If the TOI PCs are unable to convince potential payors and patients of the benefits of our value-based system, or if potential or existing payors and patients prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to grow organically and attract new patient referrals and payors for the TOI PCs. In addition, our growth strategy is dependent on payors electing to enter into capitation or other value-based arrangements and selecting the TOI PCs as their oncology provider. The TOI PCs’ inability to obtain new payor agreements and patient referrals and retain existing payors and patients, particularly those under capitation arrangements, would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.
We primarily depend on reimbursement by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the reimbursement process.
The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when the TOI PCs and our affiliated providers provide services to patients, we may from time to time experience delays in receiving the associated capitation payments or, for patients on fee-for-service arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage or the services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. As described below, the TOI PCs are subject to audits by such payors, including governmental audits of our Medicare claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional costs associated with raising capital. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay the TOI PCs’ reimbursement claims.
In addition, certain of our patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. The TOI PCs may not be able to collect the full amounts due with respect to these payments that are the patient’s financial responsibility, or in those instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients for which the TOI PCs may not receive whole or partial payment. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases our collection costs and reduces overall collections, which we may not be able to offset such additional costs with sufficient revenue.
In response to the COVID-19 pandemic, the Centers for Medicare and Medicaid Services, or CMS, the federal agency responsible for administering the Medicare program, made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic. If regulations change to restrict the TOI PCs’ ability to or prohibit our affiliated providers from delivering care through telehealth modalities, our financial condition and results of operations may be adversely affected.
With many of our value-based agreements, the TOI PCs assume some or all of the risk that the cost of providing services will exceed compensation. As oncology costs rise, if we do not accurately predict the cost to deliver care, some of the TOI PCs’ value-based agreements could become less profitable, or unprofitable.
Approximately 20% of our revenue for 2020, was derived from fixed fees paid by payors under capitation agreements with the TOI PCs. While there are variations specific to each agreement, the TOI PCs generally contract with payors to receive a fixed fee per month for professional services and assume the financial responsibility for the specified medical oncology and related expenses of our patients. This type of contract is referred to as a “capitation” contract. To the extent that patients require more care than is anticipated and/or the cost of care increases, aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, the TOI PCs will not be able to increase the fee received under these risk agreements during their then-current terms and we could suffer losses with respect to such agreements.
Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the Medicare expenses of our patients may be outside of the TOI PCs control in the event that patients take certain actions that increase such expenses, such as unnecessary hospital visits.
Historically, the TOI PCs’ medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:
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the health status of patients;

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changes to oncology treatment guidelines which our affiliated providers follow;

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higher than expected utilization of new or existing healthcare services, drugs or technologies;

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an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

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changes to mandated benefits or other changes in healthcare laws, regulations and practices;

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increased costs attributable to provider and support staff compensation or providers with which the TOI PCs contract to provide care to patients;

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changes in the demographics of our patients and medical trends;

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contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network; and

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the occurrence of catastrophes, major epidemics or acts of terrorism.

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an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

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changes to mandated benefits or other changes in healthcare laws, regulations and practices;

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increased costs attributable to provider and support staff compensation or providers with which the TOI PCs contract to provide care to patients;

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changes in the demographics of our patients and medical trends;

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contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network; and

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the occurrence of catastrophes, major epidemics or acts of terrorism.

If we underestimate or do not correctly predict the cost of the oncology care the TOI PCs provide to patients, the TOI PCs might be underpaid for the care that must be provided to our patients, which could have a negative impact on our results of operations and financial condition.
There are significant risks associated with estimating the amount of revenue that is recognize under TOI PCs’ risk agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.
There are significant risks associated with estimating the amount of revenues that is recognize under the TOI PCs’ risk agreements with health plans in a reporting period. The billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our patients, together with the changes in patient coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Revenues associated with Medicare and Medicaid programs are also subject to estimating risk related to the amounts not paid by the primary government payor that will ultimately be collectible from other government programs paying secondary coverage, the patient’s commercial health plan secondary coverage or the patient. Collections, refunds and payor recoupments typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenues recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.
A significant portion of our consolidated Patient Services revenue is derived from a limited number of health insurance, Independent Practice Associations, or IPAs and medical group companies. Those payors could take action to remove, exclude, delay, or otherwise prevent the inclusion of the TOI PCs in their provider networks.
Our operations are dependent on a concentrated number of payors with whom the TOI PCs contract to provide services to patients. We generally manage the TOI PCs’ payor contracts on a state by state basis, entering into a separate contract in each state with the local affiliate of the relevant payor such that no one local payor contract accounts for a majority of our collective revenue. Regal Medical Group accounted for a total of approximately 15% of the Patient Services revenue for the year ended December 31, 2020 and entities under Optum and United Healthcare accounted for a total of approximately 16% of the total Patient Services revenue for the year ended December 31, 2020. No other non-government payor accounted for more than 10% of the Patient Services revenue in 2020. We believe that a majority of the TOI PCs’ revenues will continue to be derived from a limited number of key payors, which may terminate their contracts with the TOI PC or the individual TOI PC physicians credentialed by them upon the occurrence of certain events. The sudden loss of any of the TOI PCs’ payor partners, or the renegotiation of any of the TOI PCs’ payor contracts, could adversely affect our operating results. In the ordinary course of business we engage in active discussions and renegotiations with payors in respect of the services the TOI PCs provide and the terms of the TOI PCs’ payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect of the lines of business they pursue and programs in which they participate, certain of the payors may seek to renegotiate or terminate their agreements with the TOI PCs. These discussions could result in reductions to the fees and changes to the scope of services contemplated by the original payor contracts and consequently could negatively impact our revenues, business and prospects.
Because we rely on a limited number of payors for a significant portion of the TOI PCs’ revenues, we depend on the creditworthiness of these payors. The payors are subject to a number of risks including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering new lines of business, particularly with high-risk populations. If the financial condition of the TOI PCs’ payor partners declines, our financial results could be impacted. Should one or more of the TOI PCs’ significant payor partners declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income.
Although the TOI PCs have long-term contracts with many payors, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by the TOI PCs and our affiliated providers, subject to certain conditions. Certain of the payor contracts are terminable immediately upon the occurrence of certain events. Certain of the payor contracts may be terminated immediately by the partner if the TOI PCs lose applicable licenses, go bankrupt, lose its liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or become subject to exclusion, suspension or debarment from state or federal government authorities, the TOI PC’s contract with such payor could in effect be terminated. In addition, certain of the payor contracts may be terminated immediately if a TOI PC becomes insolvent or file for bankruptcy. If any of the contracts with the TOI PCs’ payors is terminated, the TOI PCs may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results.
A significant portion of sales are from prescription drug sales reimbursed by a limited number of pharmacy benefit management companies with which TOI PCs contract. Those pharmacy benefit management companies could take action to remove, exclude, delay or otherwise prevent the inclusion of the TOI PCs in their provider networks.
There is currently significant concentration in the U.S. healthcare industry, and in particular there are a limited number of pharmacy benefit managers, or PBMs, and a limited number of national pharmacy chains. CVS Caremark, OptumRx and Express Scripts together accounted for approximately 64% of our dispensary revenue in 2020. If the TOI PCs are unable to retain favorable contractual arrangements with PBMs, including any successor PBMs should there be further consolidation of PBMs, the negotiated rates provided by such PBMs may become less competitive, which could have an adverse impact on the TOI PCs’ ability to provide prescription drugs at the capitated rates negotiated with the payors with whom the TOI PCs contract to provide such drugs to patients. This could be exacerbated by further consolidation of PBMs or pharmacy chains. Specifically, PBMs have instituted Direct and Indirect Remuneration , or DIR, fees, which reduce the reimbursement for drugs dispensed by the TOI PCs. The impact of these fees in future is uncertain, and our ability to negotiate with PBMs on DIR fees is limited. If such changes, individually or in the aggregate, are material, they would have an adverse effect on our business, results of operations and financial condition.

Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program could have a material adverse effect on our financial condition and results of operations.
The TOI PCs receive a significant portion of revenue directly from Medicare, which accounted for approximately 15% of our Patient Services revenue in 2020. In addition, many private payors base their reimbursement rates on the published Medicare rates or, in the case of Medicare Advantage, are themselves reimbursed by Medicare for the services the TOI PCs provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses the TOI PCs for patient care services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins.
In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:
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administrative or legislative changes to rates or the bases of payment;

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limits on the services or types of providers for which Medicare will provide reimbursement;

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changes in methodology for patient assessment and/or determination of payment levels;

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the reduction or elimination of annual rate increases; or

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an increase in co-payments or deductibles payable by beneficiaries.

There is also uncertainty regarding both Medicare Advantage payment rates and beneficiary enrollment, which, if reduced, would reduce our overall revenues and net income, as well as future growth opportunities. For example, although the Congressional Budget Office (“CBO”) predicted in 2010 that Medicare Advantage participation would drop substantially by 2020, the CBO has more recently predicted, without taking into account potential future reforms, that enrollment in Medicare Advantage (and other contracts covering Medicare Parts A and B) could reach 36 million by 2027. Although Medicare Advantage enrollment has increased significantly over the past decade, there can be no assurance that this trend will continue. Further, fluctuation in Medicare Advantage payment rates are evidenced by CMS’s annual announcement of the expected average change in revenue from the prior year: for 2020, CMS announced an average increase of 2.53%; and for 2021, 1.66%. Uncertainty over Medicare Advantage enrolment and payment rates present a continuing risk to our business.
According to the Kaiser Family Foundation , or KFF, Medicare Advantage enrolment continues to be highly concentrated among a few payors, both nationally and in local regions. In 2021, the KFF reported that three payors together accounted for more than half of Medicare Advantage enrollment and six firms accounted for nearly 70% of covered lives. Consolidation among Medicare Advantage plans in certain regions, or the Medicare program’s failure to attract additional plans to participate in the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Reductions in reimbursement rates or the scope of services rendered by the TOI PCs being reimbursed could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare reimbursement payments to the TOI PCs could materially and adversely affect our business, financial condition and results of operations.

We cannot predict the effect that health care reform and other changes in government programs may have on our business, financial condition or results of operations.
The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. By way of example, the ACA, which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States.
Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how healthcare reform measures enacted by Congress or implemented by the Biden administration or other challenges to the ACA, if any, will impact the ACA or our business.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.
Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payers by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payers seek to offset these increases by reducing costs in other areas.
Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.
The transition from volume to value-based reimbursement models may have a material adverse effect on our operations.
Healthcare reform is causing some payors to transition from volume to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. While these models may provide us with opportunities to provide new or additional services and to participate in incentive-based payment arrangements, there can be no assurance that such new models and approaches will be profitable to us or the TOI PCs. Further, new models and approaches may require investment by us to develop technology or expertise to offer necessary and appropriate solutions or support to the TOI PCs, and we do not fully know the amount and timing for return of such investment at this time. In addition, some of these new models are being offered as pilot programs and there is no assurance that they will continue or be renewed. Many states in which these new value-based structures are being developed also lack regulatory guidance or a well-developed body of law for these new models and approaches, or may not have updated their laws or enacted legislation yet to reflect the new healthcare reform models. As a result, new and existing laws, regulations or guidance could have a material adverse effect on our operations and could subject us to the risk of restructuring or terminating our arrangements with the TOI PCs, as well as the risk of regulatory enforcement, penalties and sanctions, if state and federal enforcement agencies disagree with our interpretation of these laws.
CMS, through the Centers for Medicare and Medicaid Innovation, or the CMMI, has implemented or has announced plans to implement numerous demonstration models designed to test value-based reimbursement models, some of which are specifically focused on oncology services. For example, in 2016, CMS initiated the Oncology Care Model, or OCM demonstration, which continues into 2022 and provides participating physician practices with performance-based financial incentives that aim to manage or reduce Medicare costs without negatively affecting the efficacy of care. We currently participate in the OCM program. In late 2019, CMS issued a request for information on the Oncology Care First model, a new voluntary model that, if implemented, would build on the Oncology Care Model. While the extent to which these models may impact our business is uncertain and will depend on future developments, such models may materially reduce Medicare reimbursement levels for our services or TOI PCs’ services and could have a material adverse effect on our results of operations and financial condition.
Changes in the payor mix of patients and potential decreases in reimbursement rates as a result of consolidation among plans could adversely affect our revenues and results of operation.
The amounts the TOI PCs receive for services provided to patients are determined by a number of factors, including the payor mix of patients and the reimbursement methodologies and rates utilized by our patients’ plans. Our Patient Services revenue consists of both capitation and fee-for-service agreements held by the TOI PCs. Reimbursement rates are generally higher for capitation agreements than they are under fee-for-service arrangements, and capitation agreements provide the TOI PCs with an opportunity to capture any additional surplus created by applying our care model. Under a capitation plan, the TOI PCs receive a fixed fee PMPM for services. Under a fee-for-service payor arrangement, the TOI PCs collect fees directly from the payor as services are provided. Our Patient Services revenue accounted for approximately 62% of total revenue for the year ended December 31, 2020. A significant decrease in the number of capitation or FFS arrangements held by the TOI PCs could adversely affect our revenues and results of operation.
The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.
We face significant competition from other healthcare services providers. Our failure to adequately compete could adversely affect our business.
We and the TOI PCs compete directly with national, regional and local providers of healthcare for patients and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. Other companies could enter the healthcare industry in the future and divert some or all of our business. If we expand to other geographies, we expect competition may change based on a number of factors, including the number of competing oncology care facilities in the local market and the types of services available at those facilities, our local and the TOI PCs reputation for quality care of patients, the commitment and expertise of the TOI PCs medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our facilities. If we are unable to attract patients to our managed clinics, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing oncology care providers may also offer larger facilities or different programs or services than we do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current patients, potential patients and referral sources. Furthermore, while we budget for routine capital expenditures at our managed clinics to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which the TOI PCs have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position.
Competition for physicians and nurses, shortages of qualified personnel or other factors could increase our labor costs and adversely affect our revenue, profitability and cash flows.
Our operations are dependent on the efforts, abilities and experience of the TOI PCs’ physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other oncology practices, in attracting physicians, nurses and medical staff to support our managed clinics, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our managed clinics and in the TOI PCs contracting with payors in each of our markets. In some markets, the lack of availability of clinical personnel has become a significant operating issue facing all healthcare providers. This shortage may require us and the TOI PCs to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.
If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. Any union activity at our managed clinics that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees or the employees of the TOI PCs are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel for the TOI PCs, or to control our collective labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.
Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to execute our business strategies and growth plans.
To execute on our growth plan, we and the TOI PCs must attract and retain highly qualified personnel. Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing oncology care services. We and the TOI PCs have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we and the TOI PCs hire employees from competitors or other companies or healthcare providers, their former employees may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources.

As we become a more mature company, we may find our recruiting efforts more challenging. The incentives to attract, retain, and motivate employees provided by our stock options and other equity awards, or by other compensation arrangements, may not be as effective as in the past. As such, we may not be successful in continuing to attract and retain qualified personnel. Our recruiting efforts may also be limited by laws and regulations, such as restrictive immigration laws, and restrictions on travel or availability of visas (including during the ongoing COVID-19 pandemic). If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.
If we are unable to provide consistently high quality of care, our business will be adversely impacted.
Our business is dependent upon the TOI PCs and our affiliated providers providing high-quality care to our patients. In particular, our ability to attract and retain patients and patient referrals dependent upon providing cost effective, quality patient care that meets or exceeds our patients’ and payors’ expectations. We depend on third parties for certain of our patient care needs. If we or the TOI PCs fail to provide service that meets our patients’ and payors’ expectations, we may have difficulty retaining or growing our patient base, which could adversely affect our business, financial condition and results of operations.
We expect the importance of high-quality patient experience to increase as we, through the TOI PCs, expand our business and pursue new lives served. Any failure to maintain high-quality patient experience, or a market perception that we do not maintain high-quality care, could harm the reputation of us and our affiliated providers and our ability to grow the number of lives served, and our business, results of operations, and financial condition. Additionally, as the number of lives served by the TOI PCs in our managed clinics grows, we will need to hire additional personnel to provide quality care at scale. If we and the TOI PCs are unable to provide such care, our business, results of operations, financial condition, and reputation could be harmed.
If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs purchased or if we are unable to effectively access new technology or superior products, it could negatively impact the ability of the TOI PCs to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The TOI PCs have significant drug suppliers that may be the sole or primary source of products critical to the services the TOI PCs provide, or to which we have committed obligations to make purchases, sometimes at particular prices. Approximately 60% of the TOI PCs’ total costs are related to drug purchases, including both oral and chemotherapy drugs, for the year ended December 31, 2020. If any of these suppliers do not meet the TOI PCs’ needs for the products they supply, including in the event of a product recall, shortage or dispute, and we are not able to find adequate alternative sources, if we experience material price increases from these suppliers that we are unable to mitigate, or if some of the drugs that the TOI PCs purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we and the TOI PCs could face patient attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We depend on our information technology systems, and those of our third-party vendors, contractors and consultants, and any failure or significant disruptions of these systems, security breaches or loss of data could materially adversely affect our business, financial condition and results of operations.
Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our patients, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our patients and care teams and hinder our ability to provide services, establish appropriate pricing for services, retain and attract patients, manage our patient risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.
Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate patient needs and expectations, enhance the patient experience, act as a differentiator in the market and protect against cybersecurity risks and threats. We believe our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion.
Security incidents compromising the confidentiality, integrity, and availability of our confidential or personal information and our and our third-party service providers’ information technology systems could result from cyber-attacks, computer malware, viruses, social engineering (including spear phishing and ransomware attacks), credential stuffing, supply chain attacks, efforts by individuals or groups of hackers and sophisticated organizations, including state-sponsored organizations, errors or malfeasance of our personnel, and security vulnerabilities in the software or systems on which we and our third party service providers rely. As techniques used by cyber criminals change frequently, a disruption, cyberattack or other security breach of our information technology systems or infrastructure, or those of our third-party service providers, may go undetected for an extended period and could result in the theft, transfer, unauthorized access to, disclosure, modification, misuse, loss or destruction of our employee, representative, customer, vendor, consumer and/or other third-party data, including sensitive or confidential data, personal information and/or intellectual property. We cannot guarantee that our security efforts will prevent breaches or breakdowns of our or our third-party service providers’ information technology systems. If we suffer a material loss or disclosure of health-related or other personal or confidential information as a result of a breach of our information technology systems, including those of our third-party service providers, we may suffer reputational, competitive and/or business harm, incur significant costs and be subject to government investigations, litigation, fines and/or damages, which could have a material adverse effect on our business, prospects, results of operations, financial condition and/or cash flows. Moreover, while we maintain cyber insurance that may help provide coverage for these types of incidents, we cannot assure you that our insurance will be adequate to cover costs and liabilities related to these incidents. Further, our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.
We may be subject to legal proceedings and litigation, including intellectual property and privacy disputes, which are costly to defend and could materially harm our business and results of operations.
We and the TOI PCs may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain patients or geographies, all of which could negatively impact our geographical expansion and revenue growth. The TOI PCs may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts the attention of management and our affiliated providers from our business.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our common stock.
Furthermore, our business exposes the TOI PCs and our affiliated providers to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management and our affiliated providers from our core business, harm our reputation and adversely affect the TOI PCs’ ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.
Although the TOI PCs and our affiliated providers maintain third-party professional liability insurance coverage, it is possible that claims against them may exceed the coverage limits of their insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which the TOI PCs and our affiliated providers are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our collective business, financial condition and results of operations. In addition, any professional liability claim brought against the TOI PCs or our affiliated providers, with or without merit, could result in an increase of their professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage on behalf of the TOI PCs and our affiliated providers in the future on terms acceptable to us or at all. If costs of insurance and claims increase, then our collective earnings could decline.
Some jurisdictions preclude the TOI PCs from entering into non-compete agreements with physicians, and other non-compete agreements and restrictive covenants applicable to certain physicians and other clinical employees may not be enforceable.
The TOI PCs have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit the TOI PCs from using non-competition covenants with our professional staff. Other states are reluctant to strictly enforce non-compete agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that the TOI PCs’ non-compete agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, the TOI PCs would be unable to prevent physicians and other health professionals formerly employed by the TOI PCs from competing with us, potentially resulting in the loss of some of our patients.
Current and future acquisitions may use significant resources, may be unsuccessful, and could expose us to unforeseen liabilities.
As part of our growth strategy, we may pursue acquisitions of oncology and other physician practices and services. These acquisitions may involve significant cash expenditures, debt incurrence, additional operational losses and expenses, and compliance risks that could have a material adverse effect on our financial condition and results of operation. We may not be able to successfully integrate the acquired businesses into ours and the TOI PCs, and therefore, we may not be able to realize the intended benefits from an acquisition. These acquisitions could result in difficulties integrating acquired operations, technologies, and personnel into our business. Such difficulties may divert significant financial, operational, and managerial resources from our existing operations and make it more difficult to achieve our operating and strategic objectives. We and the TOI PCs may fail to retain employees or patients acquired through these acquisitions, which may negatively impact the integration efforts. These acquisitions could also have a negative impact on our results of operations if it is subsequently determined that goodwill or other acquired intangible assets are impaired, thus resulting in an impairment charge in a future period.
In addition, these acquisitions involve risks that the acquired businesses will not perform in accordance with expectations; that we may become liable for unforeseen financial or business liabilities of the acquires businesses, including liabilities for failure to comply with applicable healthcare regulations; that the expected synergies associated with acquisitions will not be achieved; and that business judgments concerning the value, strengths and weaknesses of businesses acquired will prove incorrect, which could have a material adverse effect on our financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, know-how and other proprietary and internally developed information, the value of our technology could be adversely affected.
We may not be able to protect our trade secrets, know-how and other internally developed information adequately. Although we use reasonable efforts to protect this internally developed information and technology, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how and other internally developed information.
We conduct some clinical trials in contract with the ICRI. If we fail to perform our clinical trial services in accordance with contractual requirements, government regulations and ethical considerations, we could be subject to significant costs or liability and our reputation could be adversely affected.
The ICRI, contracts with biotechnology and pharmaceutical companies to perform services to assist them in bringing new drugs and biologics to market. ICRI’s services include monitoring clinical trials, laboratory analysis, electronic data capture, patient recruitment, data analytics, technology solutions, and other related services. Such services are complex and subject to contractual requirements, government regulations, and ethical considerations. ICRI’s services are subject to various regulatory requirements designed to ensure the quality and integrity of the clinical trial process. In the United States, clinical development services must be performed in compliance with applicable laws, rules and regulations enforced by the United States Food and Drug Administration, or FDA, including Good Clinical Practice, or GCP, requirements, which govern, among other things, the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials.
If ICRI fails to perform services in accordance with these requirements, regulatory authorities may take action against ICRI. Such actions may include injunctions or failure to grant marketing approval of products, imposition of clinical holds or delays, suspension or withdrawal of approvals, rejection of data collected in ICRI’s studies, license revocation, product seizures or recalls, operational restrictions, civil or criminal penalties or prosecutions, damages, or fines. Additionally, there is a risk that actions by regulatory authorities, if they result in significant inspectional observations or other measures, could harm ICRI’s reputation and cause customers not to award ICRI future contracts or to cancel existing contracts. Clients may also bring claims against ICRI for breach of ICRI’s contractual obligations and patients in the clinical trials and patients taking drugs approved on the basis of those trials may bring personal injury claims against ICRI. Any such action could have a material adverse effect on our results of operations, financial condition, and reputation.
Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.
Negative publicity regarding the managed healthcare industry generally, or the MA program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:
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requiring us to change our products and services;

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increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which the TOI PCs provide services and increase our costs of providing services;

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adversely affecting our ability to market the TOI PCs products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to MA enrollees; or

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adversely affecting our ability to attract and retain patients.

Our managed clinics may be negatively impacted by weather and other factors beyond our control.
Our results of operations may be adversely impacted by adverse conditions affecting our managed clinics, including severe weather events such as hurricanes and flooding, natural disasters such as earthquakes and forest fires, public health concerns such as contagious disease outbreaks, violence or threats of violence or other factors beyond our control that cause disruption of patient scheduling, displacement of our patients, employees and care teams, or force certain of our managed clinics to close temporarily. Our future operating results may be adversely affected by these and other factors that disrupt the operation of our managed clinics.
Risks Related to TOI’s Regulatory Environment
We are dependent on our relationships with the TOI PCs, which are affiliated professional entities that we do not own, to provide healthcare services, and our business would be harmed if those relationships were disrupted or if our arrangements with the TOI PCs become subject to legal challenges.
Our contractual relationships with the TOI PCs may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine”) or engaging in certain practices such as fee-splitting with such licensed professionals. The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that, despite the agreements through which we operate, we are engaged in the provision of medical services and/or that our arrangements with the TOI PCs constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of medicine or fee-splitting is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our arrangements with the TOI PCs to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals from providing clinical services to members of the health plans with whom we contract.

Our managed clinics and the TOI PCs providing professional services at such clinics may become subject to medical liability claims, which could have a material adverse impact on our business.
Our business entails the risk of medical liability claims against us, the TOI PCs and their clinicians. Although we, the TOI PCs and their clinicians carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business, successful medical liability claims could result in substantial damage awards that exceed the limits of our and our clinicians’ insurance coverage. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our clinicians, our affiliated practices or to us in the future at acceptable costs or at all.
Any claims made against us or the TOI PCs that are not fully covered by insurance could be costly to defend, result in substantial damage awards against us and divert the attention of our management and the TOI PCs from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.
If there is a change in accounting standards by the Financial Accounting Standards Board or the interpretation thereof affecting consolidation of entities, it could have a material adverse effect on our consolidation of total revenues derived from the TOI PCs.
Our financial statements are consolidated in accordance with applicable accounting standards and include the accounts of our subsidiaries and the TOI PCs, which we manage under long-term management services agreements but are not owned by us. Such consolidation for accounting and/or tax purposes does not, is not intended to, and should not be deemed to, imply or provide us any control over the medical or clinical affairs of the TOI PCs. In the event a change in accounting standards promulgated by FASB or in interpretation of its standards, or if there is an adverse determination by a regulatory agency or a court, or a change in state or federal law relating to the ability to maintain present agreements or arrangements with the TOI PCs, we may not be permitted to continue to consolidate the total revenues of such practices.
Our managed clinics and the TOI PCs may be subject to third-party payor audits, which, if adversely determined against us or the TOI PCs, may have a material effect on our results of operations and financial condition.
As a result of the TOI PCs participation in the Medicare and Medicaid programs, our managed clinics and the TOI PCs are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:
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refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

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state or federal agencies imposing fines, penalties and other sanctions on us;

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temporary suspension of payment for new patients to the facility or agency;

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decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

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self-disclosure of violations to applicable regulatory authorities;

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damage to our reputation;

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the revocation of a facility’s or agency’s license; and

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loss of certain rights under, or termination of, our contracts with payors.

We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.
We are subject to extensive fraud, waste, and abuse laws that may give rise to federal and state audits, investigations, lawsuits and claims against us, the outcome of which may have a material adverse effect on our business, financial condition, cash flows, or results of operations.
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships and arrangements with healthcare providers and vendors, our marketing activities and other aspects of our operations. Of particular importance are:
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the federal Anti-Kickback Statute, or AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal physician self-referral law, the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS;

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the FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, the government may assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA;

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the Civil Monetary Penalties Law, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider. We may also be subject to civil monetary penalties and other sanctions under the statute if we or the TOI PCs hire or contract with any individuals or entities that are or become excluded from government healthcare programs, for the provision of items or services for which payment may be made under such programs;

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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;

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laws that regulate debt collection practices;

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a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll in these programs when changes in direct or indirect ownership occur; and

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federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants; and

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Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance imposing complex and extensive requirements upon healthcare providers.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or the TOI PCs are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or the TOI PCs could be subject to challenge under one or more of these laws, including, without limitation, our patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services we provide to them if they meet certain financial need criteria. If our or the TOI PCs’ operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or the TOI PCs for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows, reputation as a result.
If any of our managed clinics or TOI PCs lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party Payors, there may be a material adverse effect on our business, financial condition, cash flows, or results of operations.
The operations of our managed clinics through the TOI PCs are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, dispensing of prescription drugs, fire prevention, rate-setting and compliance with building codes and environmental protection. Our managed clinics and TOI PCs are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare and Medicaid fraud and abuse and physician self-referrals, and maintaining updates to the TOI PCs’ enrollment in the Medicare and Medicaid programs, including addition of new clinic locations, providers and other enrollment information. Our managed clinics and TOI PCs are subject to periodic inspection by licensing authorities and accreditation organizations to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of our managed clinics or TOI PCs be found to be noncompliant with these requirements, we could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose our licensure or Medicare and/or Medicaid certification or accreditation so that we or the TOI PCs are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect our business, financial condition, cash flows or results of operations.
If we or the TOI PCs fail to comply with applicable data interoperability and information blocking rules, our consolidated results of operations could be adversely affected.
The 21st Century Cures Act (the “Cures Act”), which was passed and signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In March 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS finalized and issued complementary rules that are intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS-regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces, or APIs, that connect to provider electronic health record systems, or EHRs. The companion rules will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant new requirements for healthcare industry participants. For example, the ONC rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the ONC rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.
Actual or perceived failures to comply with applicable data protection, privacy and security, advertising and consumer protection laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.
We and the TOI PCs collect, receive, generate, use, process, and store significant and increasing volumes of sensitive information, such as employee, individually identifiable health information and other personally identifiable information. We and the TOI PCs are subject to a variety of federal and state laws and regulations, as well as contractual obligations, relating to the collection, use, storage, retention, security, disclosure, transfer, return, destruction and other processing of personal information, including health-related information. Enforcement actions and consequences for noncompliance with such laws, directives and regulations are rising, and the regulatory framework for privacy, data protection and data transfers is complex and rapidly evolving and is likely to remain uncertain for the foreseeable future.
In the United States, numerous such federal and state laws and regulations, including data breach notification laws, health information privacy laws, and consumer protection laws and regulations, including those that govern the collection, use, disclosure, and protection of health-related and other personal information, could apply to our operations or the operations of the TOI PCs. For example, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, which we refer to collectively as HIPAA, imposes privacy, security and breach notification obligations on certain health care providers, health plans, and health care clearinghouses, known as covered entities, as well as business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities. HIPAA requires covered entities, such as the TOI PCs, and business associates, such as us, to develop and maintain policies with respect to the protection of, use and disclosure of protected health information, or PHI, including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a data breach.
Entities that are found to be in violation of HIPAA as the result of a breach of unsecured protected health information, or PHI, a complaint about privacy practices or an audit by HHS, may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
Numerous other state and federal laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. In addition, these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and may be subject to varying interpretations by courts and government agencies. Laws in all 50 states and other United States territories require businesses to provide notice to individuals whose personal information has been disclosed as a result of a data breach. Such laws are not always consistent, and compliance in the event of a widespread data breach is costly and may be challenging.
States are also constantly amending existing laws, requiring attention to frequently changing requirements, and we expect these changes to continue. For example, in June 2018, California enacted the California Consumer Privacy Act, or the CCPA, which became effective on January 1, 2020, and, among other things, requires covered companies to provide disclosures to California consumers, and affords such consumers certain data protection rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information that may increase data breach litigation. While the CCPA includes certain exceptions for health-related information, including PHI, it still may require us to modify our data practices and policies and to incur substantial costs and expenses in an effort to comply. Further, the California Privacy Rights Act, or CPRA, recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required.
As required by certain laws, we publicly post documentation regarding our privacy practices concerning the collection, processing, use and disclosure of certain data. The publication of our privacy policy and other documentation that provide promises and assurances about privacy and security can subject us to potential state and federal action if they are found to be deceptive, unfair, or misrepresentative of our actual practices. In addition, although we endeavor to comply with our published policies and documentation, individuals could allege we have failed to do so, or we may at times actually fail to do so despite our efforts. Any failure by us, our third-party service providers or other parties with whom we do business to comply with this documentation or with laws or regulations applicable to our business could result in proceedings against us by governmental entities or others.
In addition, the Federal Trade Commission, or the FTC, expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. Our failure to take any steps perceived by the FTC as appropriate to protect consumers’ personal information may result in claims by the FTC that we have engaged in unfair or deceptive acts or practices in violation of Section 5(a) of the FTC Act. State consumer protection laws provide similar causes of action for unfair or deceptive practices for alleged privacy, data protection and data security violations.
In addition to government regulation, privacy advocates and industry groups may propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate our customers’ compliance with such standards. We expect that there will continue to be new proposed laws and regulations concerning privacy, data protection, and information security, and we cannot yet determine the impact such future laws, regulations, and standards may have on our business. New laws, amendments to or re-interpretations of existing laws and regulations, industry standards, contractual and other obligations may require us to incur additional costs and restrict our business operations. Because the interpretation and application of laws, standards, contractual and other obligations relating to privacy and data protection are still uncertain and changing, it is possible that these laws, standards, contractual and other obligations may be interpreted and applied in a manner that is inconsistent with our data management practices, our privacy, data protection or data security policies or procedures or the features of our technology. If so, in addition to the possibility of fines, lawsuits, regulatory investigations, imprisonment of company officials and public censure, other claims and penalties, significant costs for remediation and damage to our reputation, we could be required to fundamentally change our business activities and practices or modify our technology, any of which could adversely affect our business. We may be unable to make such changes or modifications in a commercially reasonable manner, or at all, and our ability to develop new software or provide new services could be limited. Any inability to adequately address privacy, data protection or information security-related concerns, even if such concerns are unfounded, or to successfully negotiate privacy, data protection or information security-related contractual terms with customers, or to comply with applicable laws and regulations, or our policies relating to privacy, data protection, and information security, could result in additional cost and liability to us, harm our reputation and brand, and adversely affect our business, financial condition and results of operations.
We and our TOI PCs are subject to federal, state and local laws and regulations that govern our business. These include regulations of our employment practices, including minimum wage, living wage, and paid time-off requirements, permitting and licensing, employee health and safety and the storage, treatment and disposal of waste. Failure to comply with these laws and regulations, or changes to these laws and regulations that increase our expenses, could adversely impact our operations.
We and the TOI PCs are required to comply with all applicable federal, state and local laws and regulations related to the operation of our business. These regulations include regulations governing the TOI PCs’ dispensary services, the construction, the use of our managed clinics and the treatment of hazardous waste or drug products. Changes in regulations or new regulations could increase our costs, cause the TOI PCs to lose licenses or accreditations or otherwise harm our business or the business of the TOI PCs.
We and the TOI PCs are required to comply with all applicable federal, state and local laws and regulations relating to employment, including occupational safety and health requirements, wage and hour and other compensation requirements, employee benefits, providing leave and sick pay, employment insurance, proper classification of workers as employees or independent contractors, immigration and equal employment opportunity laws. These laws and regulations can vary significantly among jurisdictions and can be highly technical. Costs and expenses related to these requirements are a significant operating expense and may increase as a result of, among other things, changes in federal, state or local laws or regulations, or the interpretation thereof, requiring employers to provide specified benefits or rights to employees, increases in the minimum wage and local living wage ordinances, increases in the level of existing benefits or the lengthening of periods for which unemployment benefits are available. We may not be able to offset any increased costs and expenses. Furthermore, any failure to comply with these laws requirements, including even a seemingly minor infraction, can result in significant penalties which could harm our reputation and have a material adverse effect on our business.
We may not be able to utilize a portion of TOI’s NOLs to offset future taxable income for U.S. federal income tax purposes, which could adversely affect our net income and cash flows.
As of December 31, 2020, we had federal income tax NOLs of approximately $7,988 million available to offset our future taxable income, if any, prior to consideration of annual limitations that may be imposed under Section 382 of the Code or otherwise. Of our NOL, $7,988 million of losses can be carried forward indefinitely. We may be unable to fully use our NOLs, if at all. Under Section 382 of the Code, if a corporation undergoes an “ownership change” (very generally defined as a greater than 50% change, by value, in the corporation’s equity ownership by certain shareholders or groups of shareholders over a rolling three-year period), the corporation’s ability to use its pre-ownership change NOLs to offset its post-ownership change income may be limited. We have not completed an analysis as to whether the transactions contemplated in connection with the Business Combination may result in an ownership change, and we may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including the transactions contemplated by the Business Combination, some of which may be outside of our control. If we undergo an ownership change, we may be prevented from fully utilizing our NOLs existing at the time of the ownership change prior to their expiration. Future regulatory changes could also limit our ability to utilize our NOLs. To the extent we are not able to offset future taxable income with our NOLs, our net income and cash flows may be adversely affected.
Future changes to applicable tax laws and regulations and/or their interpretation may have an adverse effect on our business, financial condition and results of operations. Tax rules and regulations are subject to interpretation and require judgment by us that may be successfully challenged by the applicable taxation authorities upon audit, which could result in additional tax liabilities.
Changes in tax laws or their interpretation could decrease the amount of revenues we receive, the value of any tax loss carry-forwards and tax credits recorded on our balance sheet and the amount of our cash flow, and adversely affect our business, financial condition or results of operations. In addition, other factors or events, including business combinations and investment transactions, changes in the valuation of our deferred tax assets and liabilities, adjustments to taxes upon finalization of various tax returns or as a result of deficiencies asserted by taxing authorities, increases in expenses not deductible for tax purposes, changes in available tax credits, other changes in the apportionment of our income, and changes in tax rates, could also increase our future effective tax rate.
In addition, our effective tax rate and tax liability are based on the application of current income tax laws, regulations and treaties. These laws, regulations and treaties are complex, and the manner which they apply to us and its diverse set of business arrangements is often open to interpretation, and can require us to take positions regarding the interpretation of applicable rules or the valuation of its assets that are subject to material uncertainty. Significant management judgment is required in determining our provision for taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. The tax authorities could challenge our interpretation of laws, regulations and treaties or the positions that it has taken regarding the valuation of its assets, resulting in additional tax liability or adjustment to our income tax provision.
Our tax filings are subject to review or audit by various taxing authorities. As discussed above, we exercise significant judgment in determining our provision for taxes and, in the ordinary course of our business, there may be transactions and calculations where the proper tax treatment is uncertain. We may also be liable for taxes in connection with businesses we acquires. Our determinations are not binding on the IRS or any other taxing authorities, and accordingly the final determination in an audit or other proceeding may be materially different than the treatment reflected in our tax provisions, accruals and returns. An assessment of additional taxes because of an audit could have a material adverse effect on our business, financial condition, results of operations and cash flows.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, or interpreted, changed, modified or applied adversely to us, any of which could adversely affect our business operations and financial performance. We are unable to predict what changes will occur and, if so, the ultimate impact on its business. To the extent that such changes have a negative impact on us, they may materially and adversely impact its business, financial condition, results of operations and cash flows.
Risks Relating to DFP and the Business Combination
Directors and officers of DFP have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.
When considering the DFP Board’s recommendation that the DFP Stockholders vote in favor of the approval of the Business Combination, DFP Stockholders should be aware that directors and officers of DFP have interests in the Business Combination that may be different from, or in addition to, the interests of DFP Stockholders. These interests include:
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the fact that our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination;

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the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination by March 13, 2022. If we do not complete our initial business combination by March 13, 2022, the Private Placement Warrants will expire worthless;

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the fact that our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our New TOI Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination;

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the fact that our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination;

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the fact that in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination;

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the fact that our Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Company’s IPO in favor of our initial business combination, and Deerfield Fund IV agreed to vote the Public Shares it purchased in the Company’s IPO in favor of our initial business combination, subject to its consent right with respect to our initial business combination.

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the fact that we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which owns a significant interest in our Sponsor, which consent Deerfield Fund IV has indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry;

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the fact that the Sponsor and certain of our directors paid $25,000 for the Founder Shares and these shares will have a significantly higher value at the time of the business combination, which would be valued at approximately $9.95 based on the closing price of the DFP Class A Common Stock on the record date for the Special Meeting, and that, since the Initial Stockholders have waived their redemption rights and their rights to liquidating distributions from the trust account, as noted above, a transaction resulting in an increase in value for the Initial Stockholders but a loss in value for Public Stockholders will result in a total loss of investment for the Initial Stockholders if the transaction is not approved and an alternative business combination is not consummated;

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the fact that given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of DFP Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection withe Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TOI Common Stock trades below the price paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

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the fact that the Initial Stockholders (including entities controlled by DFP’s officers and directors) have made an aggregate average investment of less than $0.01 per DFP Share as of the consummation of the Company’s IPO, and as a result of the significantly lower investment per share of the Initial Stockholders as compared with the investment per share of DFP’s Public Stockholders, a transaction which results in an increase in the value of the investment of the Initial Stockholders may result in a decrease in the value of the investment of DFP’s Public Stockholders;
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the fact that the Sponsor paid $5,600,000 for its 3,733,334 Private Placement Warrants (valued at $6,458,670, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), and if a business combination is not consummated by March 13, 2022, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will be worthless;

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the fact that Richard Barasch, Steven Hochberg and Christopher Wolfe each own 100,000 Founder Shares and Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen each own 30,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $1,560 (valued at $3,880,500 based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 13, 2022;

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the fact that Richard Barasch, through an investment vehicle, and Christopher Wolfe made investments in the equity of the Sponsor in the amount of $1,237,499.50 and $224,999.50, respectively, which gives Mr. Barasch and Mr. Wolfe economic interests in the Sponsor equivalent to an additional 1,179,200 and 214,400 Founder Shares (valued at $11,733,040 and $2,133,280, respectively, based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), respectively, and 821,333 and 149,333 Private Placement Warrants (valued at $1,420,906.57 and $258,346.18, respectively, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), respectively, all of which will become worthless if an initial business combination is not completed by March 13, 2022;

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the fact that the Deerfield Funds agreed to participate in the PIPE Investments and purchase 10,000,000 shares of DFP Class A Common Stock at $10.00 per share;

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the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing;

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the fact that if the Trust Account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the Trust Account;

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the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

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the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Working Capital Loans (as defined in the section entitled “Certain Relationships and Related Party Transactions — DFP — Related Party Loans,” if any, if an initial business combination is not consummated by March 13, 2022;

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the fact that at the signing of the Merger Agreement we entered into the Consent and Waiver Letter pursuant to which, among other things, Deerfield Fund IV consented to the consummation of the Business Combination and the Sponsor waived any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Current Charter that would, solely as a result of the consummation of the Business Combination, cause the DFP Class B Common Stock to convert to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination; and

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the fact that at the Closing we will enter into the New Registration Rights Agreement which will provide registration rights to the Rights Holders (including the Initial Stockholders, the Deerfield Funds and the other parties thereto) and their permitted transferees.

These financial interests of the Sponsor, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the DFP Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.
DFP has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that DFP will be unable to continue as a going concern if it does not conummate an initial business combination by March 13, 2022. If DFP is unable to effect an initial business combination by March 13, 2022, it will be forced to liquidate and its warrants will expire worthless.
DFP is a blank check company, and as DFP has no operating history and is subject to a mandatory liquidation and subsequent dissolution requirement, DFP has determined that there is substantial doubt that DFP will be unable to continue as a going concern if it does not consummate an initial business combination by March 13, 2022. Unless DFP amends its Current Charter to extend the life of DFP and certain other agreements into which it has entered, if DFP does not complete an initial business combination by March 13, 2022, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account,including interest earned on the funds held in the Trust Account and not previously released to DFP to fund its working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders' rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DFP's remaining stockholders and the DFP Board, liquidate and dissolve, subject in each case, to DFP's obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.
In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the IPO price per public unit in the IPO. In addition, if DFP fails to complete an initial business combination by March 13, 2022, there will be no redemption rights or liquidating distributions with respect to its Public Warrants or the Private Placement Warrants, which will expire worthless.
The Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our Public Stockholders vote.
The Initial Stockholders have agreed to vote their shares in favor of the Business Combination. The Initial Stockholders own approximately 20% of our outstanding shares prior to the Business Combination. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if the Initial Stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our Public Stockholders.
TOI, our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares or Public Warrants from Public Stockholders, which may influence a vote on the Business Combination and reduce the public “float” of our common stock.
TOI, our Sponsor, directors, executive officers, advisors or their affiliates may purchase Public Shares or Public Warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares or Public Warrants in such transactions.
In the event that TOI, our Sponsor, directors, executive officers, advisors or their affiliates purchase Public Shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their Public Shares. The purpose of any such purchases of Public Shares could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a Closing condition in the Merger Agreement that requires us to have a certain amount of cash at the Closing, where it appears that such requirement would otherwise not be met. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of our common stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.
Warrants will become exercisable for New TOI Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Following the Business Combination, there will be 5,750,000 outstanding Public Warrants to purchase 5,750,000 shares of New TOI Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing 30 days following the Closing. In addition, assuming there are no redemptions in connection with the consummation of the Business Combination, there will be 3,733,334 Private Placement Warrants outstanding exercisable for 3,733,334 shares of New TOI Common Stock at an exercise price of $11.50 per share. To the extent such warrants are exercised, additional shares of New TOI Common Stock will be issued, which will result in dilution to the holders of New TOI Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of New TOI Common Stock , the impact of which is increased as the value of our stock price increases.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
New TOI will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New TOI Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New TOI, New TOI may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold onto such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, New TOI may redeem your warrants after they become exercisable for a number of shares of New TOI Common Stock determined based on the redemption date and the fair market value of New TOI Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out- of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Class A Common Stock had your warrants remained outstanding.
Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.
The exercise price for the outstanding warrants is $11.50 per share of New TOI Common Stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.
Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing our warrants.
As a result of the SEC Statement, we reevaluated the accounting treatment of our 5,750,000 Public Warrants and 3,733,334 Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our consolidated balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within our warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our consolidated financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
We identified a material weakness in our internal control over financial reporting as of December 31, 2020 solely related to our outstanding warrants. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following the issuance of the SEC Statement, after consultation with our management and our audit committee, we concluded that, in light of the SEC Statement, it was appropriate to restate our (i) previously issued audited balance sheet dated as of March 13, 2020 (related to the IPO), (ii) unaudited interim financial statements as of and for the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, as reported in DFP’s Quarterly Reports on Form 10-Q filed with the SEC on May 8, 2020, August 13, 2020 and November 13, 2020, respectively, and (iii) audited financial statements as of December 31, 2020 and for the period from November 1, 2019 (inception) through December 31, 2020 as reported in the Company’s Annual Report on Form 10-K filed with the SEC on March 30, 2021 (collectively, the “Affected Periods”).
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation of those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
We identified a material weakness in our internal control over financial reporting solely related to the accounting for a significant and unusual transaction related to the warrants we issued in connection with the IPO. As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2020. This material weakness resulted in a material misstatement of our derivative warrant liabilities, change in fair value of derivative warrant liabilities, DFP Class A Common Stock subject to possible redemption, accumulated deficit and related financial disclosures for the Affected Periods. Management has implemented remediation steps to address the material weakness and to improve our internal control over financial reporting. Subsequent to December 31, 2020, this has not been fully remediated, thus our management has concluded that our internal control over financial reporting was not effective as March 31, 2021 and June 30, 2021.
We have taken a number of measures to remediate the material weakness described herein; however, if we are unable to remediate it in a timely manner or we identify additional material weaknesses, we may be unable to provide required financial information in a timely and reliable manner and we may incorrectly report financial information. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3 or Form S-4, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. In either case, there could result a material adverse effect on our business. The existence of material weaknesses or significant deficiencies in internal control over financial reporting could adversely affect our reputation or investor perceptions of us, which could have a negative effect on the trading price of our stock. In addition, we will incur additional costs to remediate material weaknesses in our internal control over financial reporting.
We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Statement, after consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued audited financial statements as of December 31, 2020 and for the period from March 6, 2020 (inception) through December 31, 2020. See “— Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.” As part of the restatement, we identified a material weakness in our internal controls over financial reporting solely related to our outstanding warrants.
As a result of such material weakness, the restatement, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete a Business Combination.
Our stockholders will experience immediate dilution as a consequence of the issuance of New TOI Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New TOI.
Assuming there are no redemptions of DFP Class A Common Stock, the total maximum number of shares of DFP Class A Common Stock expected to be issued to the holders of TOI Common Stock and the PIPE Investors at the Closing of the Business Combination is approximately 75,968,077 shares. As described in this proxy statement/prospectus, prior to the Closing, the Deerfield Holders will exchange a number of shares of their shares of DFP Class A Common Stock immediately and DFP Class B Common Stock, for a number of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock, such that immediately thereafter (and after giving effect to the Business Combination and the PIPE) they will collectively hold an aggregate number of outstanding shares of DFP Class A Common Stock and will purchase shares of Series A Common Equivalent Preferred Stock in the PIPE that represents 4.5% of the New TOI Common Stock immediately following the Closing. Assuming (i) there are no redemptions of DFP Class A Common Stock, (ii) all of the Earnout Shares have been released to the eligible securities holders of New TOI, and (iii) all of the Subject Shares have been released to the Subject Stockholders: (a) holders of shares of TOI Common Stock as of immediately prior to the Closing are expected to hold, in the aggregate, 61.0 million shares of New TOI Common Stock, or 60.2% of the issued and outstanding shares of New TOI Common Stock, (b) the holders of Public Shares, excluding the Deerfield Holders’ Public Shares, are expected to hold 18.0 million shares of New TOI Common Stock, or 17.8% of the issued and outstanding shares of New TOI Common Stock, (c) holders of DFP Class B Common Stock, excluding the Deerfield Holders’ DFP Class B Common Stock, are expected to hold 0.3 million shares of New TOI Common Stock, or 0.3% of the issued and outstanding shares of New TOI Common Stock, (d) the Deerfield Holders are expected to hold 4.6 million shares of New TOI Common Stock, or 4.5% of the issued and outstanding shares of New TOI Common Stock and (e) the PIPE Investors, excluding the Deerfield Holders, are expected to hold 17.5 million shares of New TOI Common Stock, or 17.2% of the issued and outstanding shares of New TOI Common Stock. See “The Business Combination Proposal — Consent and Waiver Letter” for further details on the terms of the Series A Common Equivalent Preferred Stock.
There are currently outstanding an aggregate of 9,483,334 warrants to acquire DFP Class A Common Stock, which comprise 3,733,334 Private Placement Warrants held by our Sponsor at the time of DFP’s initial public offering and 5,750,000 Public Warrants. Each of DFP’s outstanding whole warrants is exercisable commencing the 30 days following the Closing, for one share of DFP Class A Common Stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of DFP Class A Common Stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully diluted share capital would increase by a total of 9,484,334 shares, with $109,058,341 paid to us to exercise the warrants.
Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.
Although DFP has conducted due diligence on TOI, DFP cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of DFP’s or New TOI’s control will not later arise. As a result, New TOI may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New TOI reports charges of this nature could contribute to negative market perceptions about New TOI or its securities. In addition, charges of this nature may cause New TOI to violate net worth or other covenants to which it may be subject. Accordingly, any DFP Stockholder who chooses to remain a stockholder of New TOI following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by DFP’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.
If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of DFP’s securities prior to the Closing may decline. The market values of DFP’s securities at the time of the Business Combination may vary significantly from their prices on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which DFP Stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Merger Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of DFP’s Class A Common Stock, the market value of New TOI Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.
In addition, following the Business Combination, fluctuations in the price of New TOI’s securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New TOI and trading in the shares of DFP’s Class A Common Stock has not been active. Accordingly, the valuation ascribed to New TOI in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New TOI securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New TOI securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.
Factors affecting the trading price of New TOI’s securities may include:
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actual or anticipated fluctuations in New TOI’s quarterly financial results or the quarterly financial results of companies perceived to be similar to New TOI;

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changes in the market’s expectations about New TOI’s operating results;

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success of competitors;

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operating results failing to meet the expectations of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning New TOI or the industry in which New TOI operates in general;

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operating and stock price performance of other companies that investors deem comparable to New TOI;

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ability to market new and enhanced products and services on a timely basis;

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changes in laws and regulations affecting our business;

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commencement of, or involvement in, litigation involving New TOI;

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changes in New TOI’s capital structure, such as future issuances of securities or the incurrence of additional debt;

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the volume of shares of New TOI Common Stock available for public sale;

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any major change in New TOI’s board or management;

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sales of substantial amounts of New TOI Common Stock by New TOI or New TOI’s directors, executive officers or significant stockholders or the perception that such sales could occur; and

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general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New TOI could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.
The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Financial projections with respect to New TOI may not prove to be reflective of actual future results.
In connection with the Business Combination, the DFP Board considered, among other things, financial forecasts for New TOI. They speak only as of the date made and will not be updated. These financial projections are subject to significant economic, competitive, industry and other uncertainties, including other risks discussed in this “Risk Factors” section, and may not be achieved in full, at all or within projected timeframes. Further, as a result of unprecedented market uncertainly resulting from COVID-19, these projections are even more uncertain in terms of reflecting actual future results. In addition, the failure of New TOI to achieve projected results could have a material adverse effect on the trading price of New TOI Common Stock and New TOI’s financial position following the Business Combination.
There can be no assurance that New TOI Common Stock issued in connection with the Business Combination will be approved for listing on Nasdaq following the Closing, or that New TOI will be able to comply with the continued listing standards of Nasdaq.
New TOI Common Stock and warrants are expected to be listed on Nasdaq following the Business Combination. New TOI’s continued eligibility for listing may depend on the number of our shares that are redeemed. If, after the Business Combination, Nasdaq delists New TOI Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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a determination that New TOI Common Stock is a “penny stock,” which will require brokers trading in New TOI Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New TOI Common Stock;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by March 13, 2022. If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account, including interest not previously released to the us to pay our working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In such case, our Public Stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.
Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.
If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our Class A Common Stock for a pro rata portion of the Trust Account.
Holders of Public Shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our transfer agent prior to 5:00 pm., New York City time, on November 10, 2021. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), calculated as of two business days prior to the anticipated consummation of the Business Combination.
The ability of DFP Stockholders to exercise redemption rights with respect to a large number of shares could increase the probability that the Business Combination would be unsuccessful and that stockholders would have to wait for liquidation in order to redeem their stock.
At the time we entered into the Merger Agreement and related agreements for the Business Combination, we did not know how many stockholders would exercise their redemption rights, and therefore we structured the Business Combination based on our expectations as to the number of shares that will be submitted for redemption. The Merger Agreement requires us to meet the Minimum Available Closing Cash Condition. If a larger number of shares are submitted for redemption than we initially expected, we may need to restructure the transaction to reserve a greater portion of the cash in the Trust Account. The above considerations may limit our ability to complete the Business Combination or optimize our capital structure.
The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by DFP Stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If DFP does not complete the Business Combination, DFP could be subject to several risks, including:
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the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;

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negative reactions from the financial markets, including declines in the price of DFP Class A Common Stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

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the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

Delaware law and provisions in the Proposed Charter and Proposed Bylaws could make a takeover proposal more difficult.
If the Business Combination is consummated, New TOI’s organizational documents will be governed by Delaware law. Certain provisions of Delaware law and of the Proposed Charter and Proposed Bylaws could discourage, delay, defer or prevent a merger, tender offer, proxy contest or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of common stock held by New TOI’s stockholders. These provisions include the ability of the board of directors to designate the terms of and issue new series of preference shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
These anti-takeover provisions as well as certain provisions of Delaware law could make it more difficult for a third party to acquire New TOI, even if the third party’s offer may be considered beneficial by many of New TOI’s stockholders. As a result, New TOI’s stockholders may be limited in their ability to obtain a premium for their shares. If prospective takeovers are not consummated for any reason, New TOI may experience negative reactions from the financial markets, including negative impacts on the price of New TOI Common Stock. These provisions could also discourage proxy contests and make it more difficult for New TOI’s stockholders to elect directors of their choosing and to cause New TOI to take other corporate actions that New TOI’s stockholders desire. See “Description of New TOI Securities.”
The Proposed Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New TOI’s stockholders, which could limit New TOI’s stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New TOI or New TOI’s directors, officers or other employees.
If the Business Combination is consummated, the Proposed Charter will provide that, unless New TOI consents to the selection of an alternative forum, any (i) derivative action, suit or proceeding brought on behalf of New TOI; (ii) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of New TOI to New TOI or New TOI’s stockholders;(iii) action, suit or proceeding asserting a claim against New TOI or any director or officer arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) action, suit or proceeding action asserting a claim against New TOI or any current or former director or officer of New TOI governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Proposed Charter described in the immediately preceding sentence will not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring an interest in any shares of New TOI’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New TOI or New TOI’s directors, officers or other employees, which may discourage such lawsuits. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.
Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, New TOI may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New TOI’s business, financial condition and results of operations and result in a diversion of the time and resources of New TOI’s management and board of directors.
We will incur significant costs and obligations as a result of being a public company.
As a privately held company, TOI has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company, New TOI will incur significant legal, accounting and other expenses that TOI was not required to incur in the past. These expenses will increase once New TOI is no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure for public companies, including Dodd Frank, the Sarbanes-Oxley Act, regulations related thereto and the rules and regulations of the SEC and Nasdaq, have increased the costs and the time that must be devoted to compliance matters. We expect these rules and regulations will increase our legal and financial costs and lead to a diversion of management time and attention from revenue-generating activities.
TOI is a private company and as such little information is publicly available regarding TOI. This may result in the Business Combination not being as profitable as we expect, or at all.
While we have conducted due diligence on TOI, very little public information exists about private companies. As a result, the Business Combination could be less profitable than we expect, or at all. Furthermore, the relative lack of information about a private company may hinder our ability to properly assess the value of TOI which could result in our overpaying.
Deerfield Management and certain of its personnel have been the subject of SEC proceedings.
In September 2013, Deerfield Management voluntarily agreed to settle an SEC inquiry relating to six alleged violations of Rule 105 of Regulation M under the Exchange Act, without admitting or denying the SEC’s allegations. The violations allegedly occurred between December 2010 and January 2013. Rule 105 generally prohibits purchasing an equity security in a registered offering if the purchaser sold short the same security during a restricted period (generally defined as five business days before the pricing of the offering). Rule 105’s prohibition applies irrespective of any intent to violate the rule. The settlement involved the payment of disgorgement, prejudgment interest and a civil money penalty in the aggregate amount of $1,902,224.
In May 24, 2017, the United States Attorney’s office for the Southern District of New York arrested two then-partners of Deerfield Management and charged them with conspiracy to convert property of the United States, to commit securities fraud and to defraud the United States; conspiracy to commit wire and securities fraud; conversion of property of the United States; securities fraud; and wire fraud in connection with recommending trading in certain shares allegedly on the basis of material nonpublic information during 2012 and 2013. On the same day, the SEC filed a complaint against one of those individuals, alleging that he recommended trading in shares of certain securities during 2012 on the basis of material nonpublic information, in violation of Section 10(b) of the Exchange Act and Rule 10b-5 thereunder and Section 17(a)(1) of the Securities Act. Deerfield Management was not named in either proceeding. In May 2018, both individuals were convicted in the criminal proceeding on five counts of conversion of government property, conspiracy, wire fraud, and securities fraud. Both individuals were sentenced in September 2018 and appealed the verdict. On December 30, 2019, the United States Court of Appeals for the Second Circuit affirmed the judgments of the district court. On January 11, 2021, the Supreme Court vacated the decision of the Second Circuit and remanded the case to the Second Circuit for further consideration. The subject individuals are no longer with Deerfield Management.

On August 21, 2017, Deerfield Management voluntarily agreed to settle an SEC administrative proceeding relating to alleged violations of Section 204A of the Investment Advisers Act of 1940 (the “Advisers Act”), without admitting or denying the SEC’s allegations, pursuant to an order under Section 203(e) and 203(k) of the Advisers Act (the “Order”). The Order, which was entered on August 21, 2017, resolved the SEC’s allegations that Deerfield Management, from 2012 through 2014, failed to establish, maintain, and enforce policies and procedures reasonably designed to prevent the misuse of material, nonpublic information, particularly taking into consideration the nature of Deerfield Management’s business. The Order alleged that, as part of Deerfield Management’s research in the healthcare sector, the Firm engaged third party consultants and research firms, including firms that specialized in providing “political intelligence” regarding upcoming regulatory and legislative decisions, that Deerfield Management employees based trading recommendations on such information, and that hedge funds advised by Deerfield Management then made those trades. Based on the foregoing conduct, the SEC alleged that Deerfield Management violated Section 204A of the Advisers Act, which requires investment advisers to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of the investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. The Order required Deerfield Management to cease and desist from committing or causing any violations and any future violations of Section 204A of the Advisers Act, censured Deerfield Management and required Deerfield Management to pay disgorgement of $714,110, prejudgment interest of $97,585 and a civil money penalty of $3,946,267.
These actions and/or any additional SEC or other governmental actions may harm our ability to complete an initial business combination, including by making prospective target companies less likely to consummate a business combination with us.
Investors may not have the same benefits as an investor in an underwritten public offering.
New TOI will become a publicly listed company upon the completion of the Business Combination. The Business Combination is not an underwritten initial public offering of New TOI’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following:
Like other business combinations and spin-offs, in connection with the Business Combination, investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. New TOI investors must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of an incorrect valuation of TOI’s business or material misstatements or omissions in this proxy statement/prospectus.
In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of New TOI securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of New TOI securities or helping to stabilize, maintain or affect the public price of New TOI securities following the closing. Moreover, New TOI will not engage in, and have not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the New TOI securities that will be outstanding immediately following the closing. In addition, since New TOI will become public through a merger, securities analysts of major brokerage firms may not provide coverage of New TOI since there is no incentive to brokerage firms to recommend the purchase of its common stock. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on New TOI’s behalf. All of these differences from an underwritten public offering of New TOI’s securities could result in a more volatile price for the New TOI’s securities.
In addition, the Sponsor, certain members of the DFP board of directors and its officers, as well as their respective affiliates and permitted transferees, have interests in the Business Combination that are different from or are in addition to those of holders of New TOI’s securities following completion of the Business Combination, and that would not be present in an underwritten public offering of New TOI’s securities. Such interests may have influenced the board of directors of DFP in making their recommendation that DFP stockholders vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if New TOI became a publicly listed company through an underwritten initial public offering instead of upon completion of the merger.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION
Information About the Parties to the Business Combination
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
DFP Healthcare Acquisitions Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.
Orion Merger Sub I, Inc.
c/o DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
First Merger Sub is a Delaware corporation and wholly owned subsidiary of DFP, which was formed for the purpose of effecting a merger with TOI.
Orion Merger Sub II, LLC
c/o DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Tel: (212) 551-1600
Second Merger Sub is a Delaware limited liability company and wholly owned subsidiary of DFP, which was formed for the purpose of effecting a merger with TOI.
Sponsor, Deerfield Management and the Deerfield Funds
Our Sponsor is a Delaware limited liability company and an initial stockholder of DFP. Our Sponsor currently holds 5,360,000 shares of DFP Class B Common Stock that are convertible into shares of DFP Class A Common Stock and 3,733,334 Private Placement Warrants. Richard Barasch, through an investment vehicle, and Christopher Wolfe are among the members of our Sponsor and may be entitled to distributions of securities held by our Sponsor. Steven Hochberg is among the managers of the Sponsor. Each of Mr. Barasch, Mr. Wolf and Mr. Hochberg is an executive officer of DFP.
Deerfield Management is the investment manager of each of the Deerfield Funds. Deerfield Mgmt, is the general partner of Deerfield Partners. Deerfield Mgmt IV is the general partner of Deerfield Fund IV. James E. Flynn is the sole member of the general partner of each of Deerfield Management, Deerfield Mgmt and Deerfield Mgmt IV. Each of the Deerfield Funds holds a membership interest in the Sponsor, each may be deemed to beneficially own the securities held by our Sponsor and each purchased 2,500,000 Units in the IPO. Mr. Hochberg and Lawrence Atinsky, employees of Deerfield Management, are the managers of the Sponsor and may be deemed to beneficially own the securities held by our Sponsor. Deerfield Management and Mr. Flynn may be deemed to beneficially own the securities held by the Deerfield Funds, the Sponsor and Mr. Hochberg. Deerfield Mgmt may be deemed to beneficially own the securities held by Deerfield Partners and the Sponsor. Deerfield Mgmt. IV may be deemed to beneficially own the securities held by Deerfield Fund IV and the Sponsor.
Finally, 100,000 shares of DFP Class B Common Stock are held by Mr. Hochberg for the benefit, and at the direction, of Deerfield Management.
Our Sponsor, Deerfield Management and the Deerfield Funds are not parties to the Merger Agreement.

TOI Parent, Inc.
18000 Studebaker Rd, Suite 800
Cerritos, CA 90703
Tel: 213-760-1328
TOI is a value-based oncology company that manages community-based oncology practices that serve patients at over 55 clinic locations across eight markets and four states throughout the United States, which are staffed with more than 80 oncologists and advanced practice providers. As a value based oncology company, TOI seeks to deliver both better quality care and lower cost of care. We believe that TOI has more covered lives than any other other value-based oncology company.

THE SPECIAL MEETING
Overview
This proxy statement/prospectus is being provided to DFP Stockholders as part of a solicitation of proxies by the DFP Board for use at the Special Meeting to be convened on November 12, 2021 and at any adjournments or postponements of such meeting. This proxy statement/prospectus is being furnished to DFP Stockholders on or about, October 22, 2021. In addition, this proxy statement/prospectus constitutes a prospectus for New TOI in connection with the issuance by New TOI of common stock to be delivered to TOI’s stockholders in connection with the Business Combination.
Date, Time and Place of the Special Meeting
The Special Meeting will be a virtual meeting conducted exclusively via live webcast starting at 10:00 a.m., New York City time, on November 12, 2021, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals. Stockholders may attend the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting and entering your 12-digit control number, which is either included on the proxy card you received or obtained through Continental Stock Transfer & Trust Company. Because the Special Meeting is completely virtual and being conducted via live webcast, stockholders will not be able to attend the meeting in person.
Registering for the Special Meeting
Pre-registration at https://www.cstproxy.com/dfphealthcare/2021 is recommended but is not required in order to attend.
Any stockholder wishing to attend the virtual meeting should register for the meeting by 10:00 a.m., New York City time, on November 12, 2021. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:
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If your shares are registered in your name with Continental Stock Transfer & Trust Company and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/dfphealthcare/2021, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

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Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting Continental Stock Transfer & Trust Company, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact Continental Stock Transfer & Trust Company at least five business days prior to the meeting date in order to ensure access.

Proposals
At the Special Meeting, DFP Stockholders will vote upon:
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the Business Combination Proposal;

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the Stock Issuance Proposal;

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the Charter Proposal;

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the Advisory Charter Proposals;

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the Incentive Plan Proposal;

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the ESPP Proposal;

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the Director Election Proposal; and

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the Adjournment Proposal.

THE DFP BOARD HAS UNANIMOUSLY DETERMINED THAT THE BUSINESS COMBINATION PROPOSAL AND THE OTHER PROPOSALS TO BE PRESENTED AT THE SPECIAL MEETING ARE IN THE BEST INTERESTS OF AND ADVISABLE TO THE DFP STOCKHOLDERS AND RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS DESCRIBED ABOVE.
Record Date; Outstanding Shares; Shares Entitled to Vote
DFP has fixed the close of business on September 23, 2021 as the “record date” for determining DFP Stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on September 23, 2021, there were 28,750,000 DFP Shares outstanding and entitled to vote. Each DFP Share is entitled to one vote per share at the Special Meeting.
Quorum
A quorum of DFP Stockholders is necessary to hold a valid meeting. A quorum will exist at the Special Meeting with respect to each matter to be considered at the Special Meeting if the holders of a majority of DFP Shares are present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. Abstentions will count as present for the purposes of establishing a quorum, but broker non-votes will not count as present for the purposes of establishing a quorum.
Vote Required and DFP Board Recommendation
The Business Combination Proposal
DFP Stockholders are being asked to consider and vote on a proposal to adopt the Merger Agreement and thereby approve the Business Combination. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination. In particular, your attention is directed to the full text of the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus.
The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by the holders of DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Business Combination Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.
The Stock Issuance Proposal
The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by the holders of DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Stock Issuance Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE STOCK ISSUANCE PROPOSAL.
The Charter Proposal
The approval of the Charter Proposal requires (1) the affirmative vote of a majority of the outstanding DFP Shares, voting together as a single class, as of the record date for the Special Meeting and (2) the affirmative vote of a majority of the outstanding shares of DFP Class A Common Stock, voting separately as a series, as of the record date for the Special Meeting. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Charter Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE CHARTER PROPOSAL.
The Advisory Charter Proposals
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the outcome of each of the Advisory Charter Proposals.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY CHARTER PROPOSALS.
The Incentive Plan Proposal
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the holders of DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Stock Issuance Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.
The ESPP Proposal
The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the holders of DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The ESPP Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.

DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ESPP PROPOSAL.
The Director Election Approval
The election of directors is decided by a plurality of the votes cast by the holders of DFP Shares, voting together as a single class, as of the record date for the Special Meeting, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Director Election Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.
Adjournment Proposal
If the chairman of the Special Meeting does not adjourn the Special Meeting, DFP Stockholders may be asked to vote on a proposal to adjourn the Special Meeting, or any postponement thereof, to another time or place if necessary or appropriate (i) due to the absence of a quorum at the Special Meeting, (ii) to prevent a violation of applicable law, (iii) to provide to DFP Stockholders any supplement or amendment to this proxy statement/prospectus and/or (iv) to solicit additional proxies if DFP reasonably determines that it is advisable or necessary to do so in order to obtain DFP Stockholder approval for the Merger Agreement and thereby approval of the Business Combination.
Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, a DFP Stockholder’s abstention, failure to vote by proxy or to vote in person (which would include presence at the virtual meeting) at the Special Meeting or a broker non-vote will, assuming a valid quorum is stabled, have no effect on the outcome of any vote on the Adjournment Proposal. Abstentions and broker non-votes have no effect on the outcome of the proposal.
DFP’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT PROPOSAL.
Voting Your Shares
Stockholders of Record
If you are a stockholder of record, you may vote by mail or at the Special Meeting. Each DFP Share that you own in your name entitles you to one vote on each of the proposals on which you are entitled to vote at the Special Meeting. Your one or more proxy cards show the number of DFP Share that you own.
Voting by Mail.   You can vote your DFP Shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your DFP Shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your DFP Shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your DFP Shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Stock Issuance Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Charter Proposals, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal,

“FOR” the Director Election Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by the close of business, New York City time, on November 11, 2021.
Voting at the Special Meeting.   If you attend the Special Meeting, you may also submit your vote at the Special Meeting via the Special Meeting website at https://www.cstproxy.com/dfphealthcare/2021, in which case any votes that you previously submitted by mail will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.
Beneficial Owners
If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you will need to obtain a legal proxy from your bank, broker, or other nominee and e-mail a copy (a legible photograph is sufficient) of such legal proxy to proxy@continentalstock.com. You will then be issued a 12-digit meeting control number that will allow you to register to attend and participate in the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.
Broker Non-Votes and Abstentions
Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”
Abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Charter Proposal. Broker non-votes are not considered present for the purposes of establishing a quorum and will have no effect on the Business Combination Proposal, Stock Issuance Proposal, the Advisory Charter Proposals, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Proposal.
Revoking Your Proxy
If you are a DFP Stockholder of record, you may revoke your proxy at any time before it is voted at the Special Meeting by:
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timely delivering a written revocation letter to the Corporate Secretary of DFP;

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signing and returning by mail a proxy card with a later date so that it is received prior to the Special Meeting; or

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attending the Special Meeting and voting electronically by visiting the website established for that purpose at https://www.cstproxy.com/dfphealthcare/2021 and entering the control number found on your proxy card, voting instruction form or notice you previously received. Attendance at the Special Meeting will not, in and of itself, revoke a proxy.

If you are a non-record (beneficial) DFP Stockholder, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.

Vote of the Initial Stockholders
As of the record date for the Special Meeting, the Initial Stockholders owned an aggregate of approximately 20% of the outstanding shares of DFP Class A Common Stock, consisting of 5,360,000 Founder Shares held by our Sponsor and 390,000 Founder Shares held by our directors and officers. In connection with the IPO, the Initial Stockholders agreed to vote their Founder Shares and any Public Shares purchased during or after the IPO in favor of the Business Combination, and Deerfield Fund IV agreed to vote the 2,500,000 Public Shares underlying the Units it purchased in the IPO in favor of the Business Combination, subject to its consent right.
The Initial Stockholders have entered into a letter agreement with DFP, pursuant to which they have agreed to waive their redemption rights with respect to any Founder Shares and Public Shares they may hold in connection with the completion of the Business Combination or another initial business combination. In addition, pursuant to the Consent and Waiver Letter, each of the Deerfield Funds has agreed to waive their redemption rights with respect to the 2.5 million DFP Shares purchased by it in the IPO.
The Initial Stockholders have waived their rights to liquidating distributions if the Business Combination or another initial business combination is not effected by DFP prior to March 13, 2022, and in such event the Founder Shares held by the Initial Stockholders will be worthless. However, with respect to any Public Shares acquired in or after the IPO, the Initial Stockholders, Sponsor or management team will be entitled to a pro rata share of the Trust Account if DFP fails complete the Business Combination or another business combination by March 13, 2022.
Redemption Rights
Public Stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for or against the proposed Business Combination or do not vote at the Special Meeting. Any Public Stockholder may request redemption of their Public Shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.
Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of the shares of the Public Shares. Accordingly, if a Public Stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such shares in excess of that 15% limit would not be redeemed for cash.
Our Sponsor will not have redemption rights with respect to any DFP Shares owned by it, directly or indirectly.
You will be entitled to receive cash for any Public Shares to be redeemed only if you:
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(a) hold Public Shares or (b) hold Public Shares through Units and you elect to separate your Units into the underlying Public Shares and Public Warrants prior to exercising your redemption rights with respect to the Public Shares; and

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prior to 5:00 p.m., New York City time, on November 10, 2021, (a) submit a written request, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, to the transfer agent that DFP redeem your Public Shares for cash and (b) deliver your Public Shares to the transfer agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming Public Stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their Public Shares.
Holders of Units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Units into the underlying Public Shares and Public Warrants, or if a holder holds Units registered in its own name, the holder must contact the transfer agent, directly and instruct them to do so.
Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for submitting redemption requests and thereafter, with DFP’s consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the deadline for submitting redemption requests not to elect to exercise such rights, it may simply request that DFP instruct the transfer agent to return the certificate (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.
If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, DFP will promptly return any Public Shares previously delivered by public holders.
For illustrative purposes, the cash held in the Trust Account on June 30, 2021 was $230,006,825.45 or $10.00 per public share. Prior to exercising redemption rights, Public Stockholders should verify the market price of DFP Shares as they may receive higher proceeds from the sale of their DFP Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. DFP cannot assure its stockholders that they will be able to sell their DFP Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.
If a Public Stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem your Public Shares and deliver your DFP Shares (either physically or electronically) to the transfer agent, in each case prior to 5:00 p.m., New York City time, on November 10, 2021, the deadline for submitting redemption requests, and the Business Combination is consummated.
Immediately following the Closing, New TOI will pay Public Stockholders who properly exercised their redemption rights in respect of their Public Shares.
See the section entitled “Comparative Historical and Unaudited Pro Forma Combined Per Share Financial Information” for information on the impact of redemptions on the value of the shares owned by non-redeeming stockholders.
Appraisal Rights
Neither DFP Stockholders nor DFP warrant holders have appraisal rights in connection with the Business Combination under the DGCL.
Potential Purchases of Shares and/or Public Warrants
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DFP or its securities, DFP, TOI, the Sponsor, DFP’s directors, officers, advisors or their respective affiliates purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DFP satisfies the Minimum Available Closing Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.
Entering into any such arrangements may have a depressive effect on Public Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.
If such transactions are effected, the consequence could be to cause the Business Combination Proposal to be approved in circumstances where such approval could not otherwise be obtained. Purchases of Public Shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder.
Costs of Solicitation
DFP will bear the cost of soliciting proxies from DFP Stockholders.
DFP will solicit proxies by mail. In addition, the directors, officers and employees of DFP may solicit proxies from DFP Stockholders by telephone, electronic communication, or in person, but will not receive any additional compensation for their services. DFP will make arrangements with brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation material to the beneficial owners of DFP Shares held of record by those persons and will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such proxy solicitation materials.
DFP has engaged a professional proxy solicitation firm, Morrow, to assist in soliciting proxies for the Special Meeting. DFP has agreed to pay Morrow a fee of $30,000, plus disbursements. DFP will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. DFP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. DFP’s management team may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Other Business
DFP is not aware of any other business to be acted upon at the Special Meeting. If, however other matters are properly brought before the Special Meeting, the proxies will have discretion to vote or act on those matters according to their best judgment and they intend to vote the shares as the DFP Board may recommend.
Attendance
Only DFP Stockholders on the record date or persons holding a written proxy for any stockholder or account of DFP as of the record date may attend the Special Meeting. The Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting physically. Please see “— Registering for the Special Meeting” above for further details on how to register to attend the Special Meeting. If you hold your DFP Shares in your name as a stockholder of record and you wish to attend the Special Meeting, please visit https://www.cstproxy.com/dfphealthcare/2021 and enter the control number found on your proxy card. If your DFP Shares are held in “street name” in a stock brokerage account or by a bank, broker or other holder of record and you wish to attend the Special Meeting, you must obtain a legal proxy from the bank, broker or other holder of record in order to vote your shares electronically at the Special Meeting.

Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact Morrow Sodali LLC, the proxy solicitation agent for DFP, by calling (800) 662-5200, or banks and brokers can call collect at (203) 658-9400, or by emailing DFPH.info@investor.morrowsodali.com.
Certain Interests of DFP’s Directors and Officers and Others in the Business Combination
When considering our Boards’ recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our sponsor, directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:
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the fact that our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination by March 13, 2022. If we do not complete our initial business combination by March 13, 2022, the Private Placement Warrants will expire worthless;

•
the fact that our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our New TOI Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination;

•
the fact that our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination;

•
the fact that in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Company’s IPO in favor of our initial business combination, and Deerfield Fund IV agreed to vote the Public Shares it purchased in the Company’s IPO in favor of our initial business combination, subject to its consent right with respect to our initial business combination.

•
the fact that we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which owns a significant interest in our Sponsor, which consent Deerfield Fund IV has indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry;

•
the fact that the Sponsor and certain of our directors paid $25,000 for the Founder Shares and these shares will have a significantly higher value at the time of the business combination, which would be valued at approximately $9.95 based on the closing price of the DFP Class A Common Stock on the record date for the Special Meeting, and that, since the Initial Stockholders have waived their redemption rights and their rights to liquidating distributions from the trust account, as noted above, a transaction resulting in an increase in value for the Initial Stockholders but a loss in value for Public Stockholders will result in a total loss of investment for the Initial Stockholders if the transaction is not approved and an alternative business combination is not consummated;
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the fact that given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of DFP Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection withe Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TOI Common Stock trades below the price paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Initial Stockholders (including entities controlled by DFP’s officers and directors) have made an aggregate average investment of less than $0.01 per DFP Share as of the consummation of the Company’s IPO, and as a result of the significantly lower investment per share of the Initial Stockholders as compared with the investment per share of DFP’s Public Stockholders, a transaction which results in an increase in the value of the investment of the Initial Stockholders may result in a decrease in the value of the investment of DFP’s Public Stockholders;

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the fact that the Sponsor paid $5,600,000 for its 3,733,334 Private Placement Warrants (valued at $6,458,670, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), and if a business combination is not consummated by March 13, 2022, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will be worthless;

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the fact that Richard Barasch, Steven Hochberg and Christopher Wolfe each own 100,000 Founder Shares and Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen each own 30,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $1,560 (valued at $3,880,500 based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 13, 2022;

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the fact that Richard Barasch, through an investment vehicle, and Christopher Wolfe made investments in the equity of the Sponsor in the amount of $1,237,499.50 and $224,999.50, respectively, which gives Mr. Barasch and Mr. Wolfe economic interests in the Sponsor equivalent to an additional 1,179,200 and 214,400 Founder Shares (valued at $11,733,040 and $2,133,280, respectively, based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), respectively, and 821,333 and 149,333 Private Placement Warrants (valued at $1,420,906.57 and $258,346.18, respectively, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), respectively, all of which will become worthless if an initial business combination is not completed by March 13, 2022;

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the fact that the Deerfield Funds agreed to participate in the PIPE Investments and purchase 10,000,000 shares of DFP Class A Common Stock at $10.00 per share;

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the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing;

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the fact that if the Trust Account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the Trust Account;

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the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

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the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Working Capital Loans (as defined in the section entitled “Certain Relationships and Related Party Transactions — DFP — Related Party Loans,” if any, if an initial business combination is not consummated by March 13, 2022;

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the fact that at the signing of the Merger Agreement we entered into the Consent and Waiver Letter, pursuant to which, among other things, Deerfield Fund IV consented to the consummation of the Business Combination and the Sponsor waived any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Current Charter that would, solely as a result of the consummation of the Business Combination, cause the DFP Class B Common Stock to convert to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination; and

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the fact that at the Closing we will enter into the New Registration Rights Agreement which will provide registration rights to the Rights Holders (including the Initial Stockholders, the Deerfield Funds and the other parties thereto) and their permitted transferees.

THE BUSINESS COMBINATION PROPOSAL
The DFP Stockholders are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Business Combination. All DFP Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.
DFP may consummate the Business Combination only if all of the condition precedent proposals are approved by the DFP Stockholders present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon.
If the Merger Agreement is approved and adopted and the Business Combination is consummated, (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, and DFP will change its name to “The Oncology Institute, Inc.”
Structure of the Business Combination
The following diagrams illustrate in simplified terms the current structure of DFP and TOI and the expected structure of New TOI (formerly DFP) upon the Closing.
Simplified Pre-Combination Structure(1)

(1)
The DFP diagram below assumes that there are 28,750,000 DFP Shares outstanding.

(2)
Represents 5.8 million shares of DFP Class B Common Stock. The Sponsor also holds 3,733,334 Private Placement Warrants.

(3)
Represents 5.0 million shares of DFP Class A Common Stock. The Deerfield Funds also hold 1,250,000 Public Warrants.

(4)
Represents 18.0 million shares of DFP Class A Common Stock.

Simplified Post-Combination Structure(1)

(1)
The diagram below assumes that (i) there are no redemptions of DFP Class A Common Stock, (ii) all of the Earnout Shares have been released to the eligible securities holders of New TOI, (iii) all of the Subject Shares have been released to the Subject Stockholders, (iv) the Deerfield Holders have exchanged a number of their DFP Class A Common Stock and DFP Class B Common Stock for, and been issued PIPE Shares in the form of, Series A Common Equivalent Preferred Stock, such that immediately thereafter they hold an aggregate number of outstanding shares of DFP Class A Common Stock at Closing that will represent 4.5% of the New TOI Common Stock (not including the Earnout Shares or the Subject Shares), and (v) there are 101,315,914 shares of New TOI Common Stock outstanding.

(2)
Represents 290,000 shares held by DFP's independent directors, excluding Mr. Hochberg, who holds his shares for the benefit, and at the direction, of Deerfield Management. The Sponsor will hold 3,733,334 Private Placement Warrants and 54,600 shares of Series A Common Equivalent Preferred Stock.

(3)
Represents 4.6 million shares of New TOI Common Stock held by the Deerfield Funds. The Deerfield Funds will each also hold 625,000 Public Warrants and 103,511 shares of Series A Common Equivalent Preferred Stock. See “The Business Combination Proposal — Consent and Waiver Letter” for further details on the terms of the Series A Common Equivalent Preferred Stock.

(4)
Represents 18.0 million shares of New TOI Common Stock. The Public Stockholders will also hold 4,500,000 Public Warrants.

(5)
Represents 61.0 million shares of New TOI Common Stock.

(6)
Represents 17.5 million shares of New TOI Common Stock.

Merger Consideration
At the Effective Time, by virtue of the First Merger and without any action on the part of DFP, First Merger Sub, TOI or the holders of any of TOI’s securities:
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Each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (i) a number of shares of DFP Class A Common Stock equal to the Closing Share Consideration divided by the Aggregate Fully Diluted Company Common Stock, (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock and (iii) the contingent right to receive Earnout Shares.

•
Each of the Company Options, shall be entitled to receive (i) if a Vested Company Option, (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (I) the Per Share Merger Consideration multiplied by (II) the number of shares of TOI Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (III) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of TOI Common Stock subject to such Vested Company Option, (I) an option to purchase a number of shares of DFP Class A Common Stock and (II) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares; and (ii) if unvested and outstanding as of immediately prior to the Effective Time, (A) an option to purchase shares of DFP Class A Common Stock and (B) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares.

•
The Restricted Stock will be, subject to the applicable holder of such Restricted Stock executing and delivering a Restricted Stock Agreement pursuant to which such individual agrees that any consideration paid in respect of the Restricted Stock shall be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued, entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares.

•
Each Company RSU outstanding immediately prior to the Effective Time will be converted into (i) a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of shares of TOI Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio, and (ii) the contingent right to receive Earnout Shares.

Earnout Consideration
Following the closing of the Business Combination, New TOI will issue to eligible holders of securities of New TOI up to 12,500,000 additional shares of New TOI Common Stock, par value $0.0001 per share in the aggregate, in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a per share stock price of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that have not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above.

New Registration Rights Agreements
At the Closing, DFP, Sponsor, the Deerfield Funds and the other parties thereto will enter into the New Registration Rights Agreement, which amends and restates in its entirety the Registration Rights Agreement. Pursuant to the terms of the New Registration Rights Agreement, New TOI will be obligated to file a registration statement to register the resale of all New TOI Common Stock held by the Rights Holders. In addition, pursuant to the terms of the New Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Rights Holders may demand at any time or from time to time, that New TOI file a registration statement on Form S-1 or Form S-3 to register certain shares of New TOI Common Stock held by or otherwise issuable to such Rights Holders. The New Registration Rights Agreement will also provide the Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Subscription Agreements
In connection with the execution of the Merger Agreement, DFP entered into the Subscription Agreements with certain investors, pursuant to which such investors have agreed to purchase an aggregate of 17.5 million shares of DFP Class A Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $175 million, to be issued immediately prior to and conditioned upon the effectiveness of the consummation of the Business Combination. The obligations of each party to consummate the Subscriptions are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
The shares of DFP Class A Common Stock to be issued in connection with the Subscription Agreements and the transactions contemplated thereby will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering. The Company has agreed to file with the SEC a registration statement registering the resale of such shares and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.
Deerfield Subscription Agreements
In connection with the execution of the Merger Agreement, DFP entered into the Deerfield Subscription Agreements, with each of Deerfield Partners and Deerfield Fund IV, pursuant to which such investors have agreed to purchase an aggregate of 10 million shares of DFP Class A Common Stock, consisting of 5,000,000 shares of DFP Class A Common Stock to be purchased by Deerfield Partners and 5,000,000 shares of DFP Class A Common Stock to be purchased by Deerfield Fund IV for a purchase price of $10.00 per share and an aggregate purchase price of $100 million, to be issued immediately prior to and conditioned upon the effectiveness of the consummation of the Business Combination. However, for every 100 shares of DFP Class A Common Stock to be purchased by the Deerfield Funds, the Deerfield Funds will have the option to instead purchase one share of Series A Common Equivalent Preferred Stock at a purchase price of $1,000 per share. It is expected that each of Deerfield Partners and Deerfield Fund IV will exercise its option to purchase Series A Common Equivalent Preferred Stock instead of DFP Class A Common Stock.
The shares to be issued in connection with the Deerfield Subscription Agreements and the transactions contemplated thereby will not be registered under the Securities Act and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.
Stockholder Support Agreement
Concurrently with the execution of the Merger Agreement, DFP entered into the Stockholder Support Agreement with TOI and the Subject Stockholders, pursuant to which, among other things, the Subject Stockholders: (i) agreed to vote in favor of the Merger Agreement and the transactions contemplated thereby, (ii) agreed not to redeem any of their DFP securities in connection with the Business Combination,

(iii) agreed to subject 20% of the shares of DFP Class B Common Stock held by the Subject Stockholders and 20% of the Private Placement Warrants held by the Sponsor to forfeiture. The number of Subject Shares and Subject Warrants to be forfeited will be determined by multiplying the Subject Warrants and the Subject Warrants by a fraction, the numerator of which is (i) the total number of shares of DFP Class A Common Stock redeemed by DFP’s Stockholders prior to the closing, and the denominator of which is (ii) the total number of shares of DFP Class A Common Stock issued and outstanding as of June 28, 2021 (excluding such shares of DFP Class A Common Stock beneficially owned by the Subject Stockholders).
The Stockholder Support Agreement also provides that immediately following the Closing, the Sponsor will deposit the Sponsor Earnout Securities into an escrow account with the Escrow Agent. The Sponsor Earnout Securities will vest and be released to the Sponsor in two tranches of 50%, each, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a price per share of $15.00 during the three-year period following the Closing in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that has not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not been satisfied will be deemed to have been satisfied, and, at the closing of such transaction, New TOI shall issue the applicable portion of the Sponsor Earnout Securities as if such share price trigger had been achieved. To the extent any Sponsor Earnout Securities remain unvested at the expiration of the three-year period following the Closing, such Sponsor Earnout Securities shall be forfeited and New TOI shall direct the Escrow Agent to transfer such forfeited Sponsor Earnout Securities to New TOI for cancellation without any consideration.
Company Support Agreement
Concurrently with the execution of the Merger Agreement, DFP entered into the Company Support Agreement with TOI and the Supporting Stockholders, pursuant to which the Supporting Stockholders have agreed to, among other things, (i) vote in favor of the Merger Agreement and the transactions contemplated thereby and (ii) be bound by certain other covenants and agreements related to the Business Combination. The Supporting Stockholders hold sufficient shares of TOI to cause the approval of the Business Combination on behalf of TOI.
Consent and Waiver Letter
Concurrently with the execution of the Merger Agreement, DFP entered into the Consent and Waiver Letter pursuant to which, among other things, (i) pursuant to the terms and conditions set forth therein, Deerfield Fund IV consented to the consummation of the Business Combination as required under that certain letter agreement, dated as of August 7, 2020, pursuant to which the consent of Deerfield Fund IV is required for DFP to consummate its initial Business Combination, (ii) the Sponsor also waived any adjustment to the conversion provisions in the Current Charter which would result in DFP Class B Common Stock converting to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination, (iii) Deerfield Partners and Deerfield Fund IV agreed not to redeem any of the 2,500,000 shares of DFP Class A Common Stock included in the Units of DFP purchased by each of Deerfield Partners and Deerfield Fund IV at the IPO and (iv) the Deerfield Holders agreed to use reasonable best efforts to, within 30 days of the execution of the Merger Agreement, negotiate and establish definitive documentation pursuant to which the Deerfield Holders would exchange a number of their shares of DFP Class A Common Stock, DFP Class B Common Stock, and PIPE Shares for and in consideration of a number of shares of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock, such that immediately thereafter, the Deerfield Holders collectively will hold an aggregate number of outstanding shares of New TOI Common Stock that represents 4.5% of the then outstanding shares of New TOI Common Stock. The terms of the Series A Common Equivalent Preferred Stock will provide that each share is convertible into 100 shares of New TOI Common Stock, at the option of the holder thereof, will be entitled to a de minimis liquidation preference of $0.0001 per share, will not have any voting rights (except in limited circumstances related to the Series A Common Equivalent Preferred

Stock), will otherwise be substantially similar to the Class A Common Stock and will be subject to a beneficial ownership limitation that will prohibit the conversion of Series A Common Equivalent Preferred Stock into New TOI Common Stock to the extent that, upon such conversion, the number of shares of New TOI Common Stock then beneficially owned by the converting holder and its affiliates and any other person or entity with whom the converting holder’s beneficial ownership would be aggregated for purposes of Section 13(d) under the Exchange Act, including any “group” members, would exceed 4.9% of the total number of shares of New TOI Common Stock then outstanding. The Deerfield Holders expect to request Continental Stock Transfer & Trust Company, the warrant agent for DFP’s outstanding warrants, to apply the same limitation to the exercise of the Deerfield Holders’ Private Placement Warrants and Public Warrants. The Deerfield Holding and the Company continue to pursue the establishment of the Series A Common Equivalent Preferred Stock and the Deerfield Exchange.
Bylaws
In connection with the Business Combination, DFP will amend its Bylaws to, among other matters, provide that the holders of Lock-up Shares and each Permitted Transferee, may not transfer, sell or assign any Lock-up Shares, except for certain specified transfers, during the period beginning on the closing date of the Business Combination and ending on the date that is 12 months thereafter; provided, that (i) 50% of the Lock-up Shares held by each Lock-up Holder will be released from lock-up six months after the closing date of the Business Combination and (ii) an additional 25% the Lock-up Shares held by each Lock-up Holder will be released from lock-up nine months after the closing date of the Business Combination.
Background of the Business Combination
DFP is a blank check company incorporated as a Delaware corporation in November 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination is the result of a search for a potential transaction using the network, investing and operating experience of DFP’s management team and the DFP Board. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of DFP and TOI. The following is a brief discussion of the background of these negotiations and the resulting Merger Agreement. The following does not purport to list every conversation among representatives of DFP and TOI.
On March 13, 2020, DFP consummated its IPO of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option in full. Each unit consists of one share of DFP Class A Common Stock and one-fourth of one warrant. Each whole warrant entitles the holder thereof to purchase one share of DFP Class A Common Stock at a price of $11.50 per share. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $230,000,000. Simultaneously with the consummation of the IPO, we consummated the private sale of an aggregate of 3,733,334 Private Placement Warrants, each exercisable to purchase one share of DFP Class A Common Stock at $11.50 per share, to the Sponsor at the time of the IPO at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $5,600,000. Prior to the consummation of the IPO, neither DFP, nor anyone acting on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with DFP.
After the IPO, DFP’s officers and directors commenced an active search for prospective businesses or assets to acquire and considered a number of potential target companies with the objective of consummating a business combination. During this process, representatives of DFP contacted and were contacted by numerous individuals and entities who offered to present ideas for business combination opportunities, including financial advisors and other persons and entities with which DFP’s officers and directors had pre-existing relationships. DFP considered businesses that it believed had attractive long-term growth potential, were well positioned within their industry and would benefit from the substantial intellectual capital, operational experience and network of DFP’s management team.
During the search process, DFP conducted some level of due diligence on over 20 potential target businesses, in addition to TOI, and entered into preliminary discussions with representatives of certain of such targets. In addition, DFP submitted indications of interest to three target companies other than TOI:

(i) a physical therapy provider (“Company A”); (ii) a home health company (“Company B”), and (iii) a medical transportation company (“Company C”).
DFP submitted a preliminary indication of interest to Company A in December of 2020, and engaged in negotiations around a potential transaction, but was ultimately informed by Company A’s bankers in January of 2021 that Company A had a more attractive offer at a higher valuation from a competing SPAC. DFP submitted an indication of interest to Company B in March of 2021, and subsequently engaged in discussions regarding a potential transaction, including a potential combination with another home health company in an adjacent geography, but ultimately terminated discussions after DFP signed a letter of intent with TOI by the end of March of 2021. Company C entered into an auction process for both SPACs and strategic investors; DFP submitted a preliminary indication of interest in October of 2020 and conducted due diligence, but in November of 2020 was informed that another party had submitted a significantly higher offer and discussions thereafter ended. DFP abandoned continued discussions with other potential acquisition candidates because such companies would not be suitable acquisitions for DFP or because the applicable target business did not meet the desired size or was not sufficiently profitable. DFP did not enter into signed letters of intent and did not agree on proposed structure or valuations with any of the above referenced alternative transactions. In contrast, DFP determined that the business of TOI was attractive because of its growth prospects and valuations relative to other potential targets.
TOI was first introduced to DFP on February 10, 2021, when representatives from Jefferies LLC (“Jefferies”) and Guggenheim Securities LLC (“Guggenheim”), TOI’s financial advisors, contacted Richard Barasch (“Mr. Barasch”) and Christopher Wolfe (“Mr. Wolfe”), Executive Chairman and CFO of DFP, respectively, to discuss a potential transaction with TOI. DFP responded with interest, based on its prior experience with value-based healthcare, its belief that risk-based models will be central to healthcare going forward, and its belief that oncology was a large market unserved by value-based models.
On February 18, 2021, DFP signed a confidentially agreement with TOI.
On March 1, 2021, TOI conducted a videoconference with representatives of DFP and Deerfield, to provide a formal introduction to TOI’s business overview and preliminary financial projections. Attendees included Mr. Barasch, Mr. Wolfe, Mr. Steven Hochberg, CEO of DFP (“Mr. Hochberg”) and other representatives from Deerfield. The TOI team shared their vision to expand their business by entering new geographies, and by striking new payor and provider relationships or deepening existing payor and provider relationships. DFP was impressed by the scalability of the business model and its replicability to different geographies outside the Company’s current footprint. DFP also believed that its relationships with primary care groups and providers could be helpful to TOI as it executed on its growth plan.
During this initial meeting, the TOI team emphasized their focus on quality and compliance, and their track record of controlling costs through reduction of waste while maintaining high degrees of patient satisfaction and appropriate clinical outcomes.
On March 8, 2021, DFP received an invitation to a virtual data room with additional information on TOI to enable representatives of DFP to perform due diligence and better understand TOI’s business and growth prospects.
On March 11, 2021, DFP held conversations with its financial advisors, Deutsche Bank, to discuss TOI and a potential business combination. DFP and Deutsche Bank discussed the Company’s business model and growth prospects. There was also a discussion of potential comparables for the business, how it would be valued in the public markets, and the appropriate valuation and structure for a potential proposal.
On March 17, 2021, DFP submitted a draft of an initial indication of interest and illustrative term sheet with respect to a possible business combination with TOI based on a transaction consideration ranging between $700 and $750 million, which was determined by DFP using a multiple-based valuation methodology calculated from preliminary projections provided by TOI’s management during the original management presentation on March 1, 2021, which were subsequently revised on April 26, 2021. This draft contemplated (1) that $225 million of the transaction consideration would be paid in cash and the balance in DFP stock, plus a contingent payment of up to 10 million shares of Class A Common Stock subject to certain earnout triggers, and (2) a PIPE investment of $235 million, a portion of which would be funded by Deerfield

Management and one or more investment vehicles managed by Deerfield Management and its affiliates, and which would enable the Company to put $200 million on its balance sheet for growth.
From March 17, 2021 to March 22, 2021, representatives of DFP, including Mr. Barasch and Mr. Wolfe and in consultation with DFP’s financial advisors, exchanged communications with TOI’s financial advisors to discuss DFP’s indication of interest and illustrative term sheet, including the structure and valuation of a potential transaction, among other matters. On March 23, 2021, after continued negotiations with TOI and TOI’s bankers, DFP delivered to TOI a revised draft of the indication of interest and illustrative term sheet reflecting a transaction value of $775 million, of which $250 million would be paid in cash and the balance in DFP stock, and a contingent payment of up to 8 million shares of New TOI Common Stock, subject to certain earnout triggers.
On March 23, the DFP Board members received updates on DFP’s diligence process, including work plans from Alvarez & Marsal, DFP’s healthcare management consultant, Polsinelli, DFP’s healthcare and regulatory counsel, and W&C, DFP’s legal advisor, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
As a result of subsequent discussions and negotiations between TOI and DFP’s management, on March 26, 2021, the parties signed a non-binding letter of intent, reflecting, among other matters, (1) a transaction consideration of $850 million on a cash-free, debt free basis, subject to confirmatory diligence, of which $250 million would be paid in cash and the balance in DFP stock, (2) a contingent earnout payment of up to 10 million shares of New TOI Common Stock, subject to earnout triggers based on DFP’s stock price, (3) mutual exclusivity obligation of 45 days, and (4) a PIPE investment of $260 million, of which one or more investment vehicles managed by Deerfield Management and its affiliates would fund between $75 – 100 million of the PIPE investment (in addition to waiving their rights to redeem the $50 million shares that such entities acquired during the IPO).The Sponsor also agreed to subject a portion of its founder shares to potential forfeiture based upon certain triggers related to DFP’s stock price.
On March 26, 2021, Mr. Barasch and Mr. Wolfe held a conference call with representatives of Alvarez & Marsal to discuss financial diligence on TOI.
On March 30, the DFP Board members received updates on DFP’s diligence process, including reports from Alvarez & Marsal, Polsinelli, and W&C, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
On March 31, Mr. Barasch and Mr. Wolfe held conference calls with representatives of W&C and Polsinelli, to initiate full legal due diligence and coordinate transaction workstreams. Polsinelli was engaged to complete a comprehensive review of the Company’s regulatory status and functions, and W&C was engaged to complete customary legal due diligence.
On April 1, 2021, Mr. Wolfe discussed the audit process for TOI with BDO, the company’s auditor.
On April 7, 2021, Mr. Barasch, Mr. Hochberg, Mr. Wolfe, other representatives from Deerfield, and Alvarez & Marsal held a conference call with TOI management focused on clinical approach and capabilities. The focus was on how the Company delivered care, its use of best practices, and its adherence to National Comprehensive Cancer Network (“NCCN”) guidelines.
On April 8, 2021, representatives from DFP and Deerfield held a discussion with TOI and its financial advisors regarding the financial projection model. The parties discussed the growth strategy for TOI, its plan to enter new geographic markets, and the unit economics in its existing footprint.
On April 9, 2021, representatives from DFP’s board and management team held a follow-up call on clinical matters. DFP was impressed by TOI’s focus on expanding cancer care to underserved communities outside of large academic medical centers but requested more information on clinical matters.
On April 13, 2021, DFP held a follow-up diligence conference call with TOI management. Also on April 13, 2021, Latham & Watkins LLP (“L&W”), TOI’s legal advisor, provided an initial draft of the Merger Agreement, based on the letter of intent, to W&C. The initial draft of the Merger Agreement contemplated, among other matters, (1) for the transaction to be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (2) a limited set of representations and warranties of TOI, (3) limited representation and warranty bring-down conditions with respect to certain fundamental representations of TOI, as well as a material adverse effect qualified representation and warranty closing condition with respect to all other representations and warranties of TOI, (4) a limited set of interim covenants applicable to TOI, and (5) a closing condition reflecting that immediately prior to the closing, the minimum amount of cash available to DFP from the trust account and the PIPE investment, must be at least $310 million.
On April 15, 2021, representatives of L&W, W&C and Polsinelli held a conference call to discuss status of legal diligence and coordinate key transaction workstreams.
On April 16, the DFP Board members received updates on DFP’s diligence process, including reports from Alvarez & Marsal, Polsinelli, and W&C, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
On April 22, 2021, W&C provided a revised draft of the Merger Agreement to L&W. Key adjustments included (1) the implementation of a locked-box mechanism, pursuant to which (a) the transaction value is fixed upon execution of the Merger Agreement without any post-closing purchase price adjustment, and (b) the ability of TOI to effect certain interim period activities is restricted, including in respect of making payments to its stockholders and related parties, (2) a substantial expansion of TOI’s representations and warranties, (3) implementation of a more restrictive set of operating covenants applicable to TOI’s activities during the pre-closing period, (4) an expansion on the set of representations and warranties of TOI that are subject to an unqualified bring-down condition, and (5) the ability of the DFP Board to change its recommendation to its stockholders under certain circumstances.
Between April 22 and June 25, representatives of TOI, DFP, Jefferies, Guggenheim and Deutsche Bank held weekly or biweekly conference calls to discuss preparation and coordination of the PIPE marketing process, including targeted investors.
On April 26, 2021, DFP held a follow-up diligence call with TOI management and its financial advisors regarding certain adjustments made by TOI to the financial projections, which reflected a slightly lower 2022 forecasted revenue compared to the preliminary financial projections that were made available to DFP on March 1, which the Board deemed immaterial. The financial projections made available to DFP on April 26, 2021, are set forth in the section entitled ‘‘Certain Projected Financial Information’’ below. The parties also discussed, among other matters, the Company’s growth plan and its strategy to enter into new markets (including Texas and Florida) through organic growth and strategic acquisitions, and its proposed use of proceeds.
On April 30, 2021, DFP held discussions with TOI management to discuss its pharmaceutical operations and strategy. Additionally, L&W provided a revised draft of the Merger Agreement to W&C and Polsinelli. Key changes to this draft included (1) adjustments to the representations and warranties of TOI, including by inserting materiality and material adverse effect qualifiers and reducing proposed look-back periods, (2) the reinsertion of a material adverse effect qualifier to certain of TOI’s representations and warranties bring-down condition, (3) revisions to the minimum cash closing condition upon the exercise of redemption rights by holders of the outstanding shares of DFP Class A Common Stock, (4) a reduction in the restrictions on TOI’s interim period activities and (5) restrictions on the ability of the DFP Board to change its recommendation to its stockholders.
Over the course of the following weeks, DFP and TOI and their respective counsels exchanged drafts of the Merger Agreement. The various drafts exchanged reflected the parties’ negotiations on, among other things, the scope of representations and warranties, interim covenants, the scope of bring down conditions, pre-closing actions to be undertaken by TOI and the ability of the DFP Board to change its recommendation to its stockholders.
On May 5, 2021, the parties extended their exclusivity obligations until June 8, subject to automatic 15-day extensions.

On May 11, 2021, DFP entered into an engagement letter with the banks for the PIPE Investments.
On May 12, 2021, TOI management, working with DFP, finalized its presentation to potential PIPE investors.
On May 14, the DFP Board members received updates from DFP’s management team on DFP’s diligence process, including updates on the due diligence work streams being conducted by Alvarez & Marsal, Polsinelli, and W&C, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
Meetings with potential PIPE investors commenced on May 17, 2021 and proceeded through to June 15, 2021.
As a result of general market conditions and the parties’ discussions and negotiations with potential PIPE investors, including an investor’s desire to increase its proposed subscription amount if the valuation for TOI was reduced, on June 19, 2021, DFP and TOI agreed to decrease the transaction consideration from $850 million to $750 million, and increase the contingent earnout consideration from 10 million shares to 12.5 million shares of Common Stock of New TOI.
On May 20, the DFP Board members received updates from DFP’s management team on the due diligence process, including updates on the due diligence work streams being conducted by Alvarez & Marsal, Polsinelli, and W&C, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
On June 21, the DFP Board members received updates from DFP’s management team on DFP’s diligence process, including updates on the due diligence work streams being conducted by Alvarez & Marsal, Polsinelli, and W&C, and discussed matters related to the proposed business combination, including the status of the PIPE investment and the negotiations on a definitive transaction agreement.
On June 21, 2021, Mr. Wolfe had a conference call with representatives from Jefferies regarding open issues in the Merger Agreement, including (1) the scope of the proposed locked-box mechanism, including TOI’s ability to engage in certain activities during the interim period, such as making payments of management fees, (2) adjustments to the proposed interim covenants, including in respect of the ability of TOI to effect acquisitions up to a specified purchase price and (3) discussions surrounding revisions to certain TOI representations and warranties.
From June 21, 2021 to June 27, 2021, representatives of L&W and W&C negotiated the terms of, and exchanged several drafts of the definitive agreements for the potential business combination, including the Merger Agreement, which included a locked-box mechanism that was substantially similar to the locked-box mechanism included in the April 22 draft of the Merger Agreement. In addition, during this same period, representatives of DFP, TOI, L&W, W&C and Polsinelli conducted various virtual and telephonic conferences to discuss, negotiate and resolve open due diligence issues and issues related to the potential business combination.
On June 21, 2021, a revised investor presentation was prepared with revised terms and circulated to potential investors and DFP’s board of directors.
On June 22, 2021, DFP received draft audited financial statements from TOI.
On June 23, 2021, DFP’s board held a confirmatory clinical call with the Company’s management team and clinical leadership in order to address issues raised earlier by the DFP Board members.
On June 23, 2021, DFP’s board and representatives from Deerfield received a comprehensive review of diligence findings from Alvarez and Marsal. Based on the materials provided, DFP’s board believed that (i) TOI physicians were practicing sound medicine within NCCN guidelines, (ii) TOI promoted solid, consistent clinical performance with opportunity for continued growth and scalability, and (iii) TOI had efficient operations and good contractual relationships that compared favorably to peers.
On June 23, 2021, DFP’s board and representatives from Deerfield received a comprehensive review of diligence findings from Polsinelli. Based on the materials provided, DFP’s board believed that the Company’s business was substantially in compliance with all material healthcare regulation and no major “red flags” were identified.

On June 27, 2021, DFP received final audited financial statements from TOI.
On June 27, 2021, DFP’s Board held a meeting via teleconference, with all board members present. Representatives from W&C were also in attendance. During the meeting Mr. Barasch updated the DFP Board regarding the status of the proposed transaction, including the PIPE investment, and discussed key considerations related to the proposed transaction. Representatives of W&C provided an overview of its legal due diligence findings. Representatives of W&C then summarized the key terms of the Merger Agreement and the ancillary transaction documents (copies of all of which were provided to all of the members of the DFP Board in advance of the meeting). During the presentation, the DFP Board asked, and the advisors answered, questions about the matters presented. The DFP Board reviewed and discussed the proposed business combination, including TOI as the proposed business combination target, the total merger consideration, the terms and conditions of the Merger Agreement and the key ancillary agreements, and the potential benefits of, and risks relating to, the proposed business combination. Following this discussion, DFP’s Board unanimously approved the Merger Agreement, the related agreements and the other transactions contemplated thereby.
On June 28, 2021, the parties executed the Merger Agreement and other documentation related thereto.
On the morning of June 28, 2021, prior to the opening of trading of the DFP Shares of DFP Class A Common Stock on Nasdaq, DFP issued a press release announcing, among other things, the execution of the Merger Agreement. Also, on June 28, 2021, DFP filed with the SEC a Form 8-K that summarized the terms of the Merger Agreement and included the Merger Agreement as an exhibit thereto.
DFP’s Board of Directors’ Reasons for the Approval of the Business Combination
As described under “— Background of the Business Combination” above, our Board, in evaluating the Business Combination, consulted with our management and legal and other advisors in reaching its decision to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. In making this decision, our Board considered a variety of factors weighing positively and negatively with respect to the Business Combination. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, our Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. Our Board viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the reasons for our Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section titled “Cautionary Note Regarding Forward-Looking Statements.”
The factors considered by our Board include, but are not limited to, the following:
•
Growth Company with Proven Model in Attractive Market.   Our management team and Board believe that TOI has created an established business with a proven operating model and track record of success in its geographic footprint that can be replicated and implemented in other regions in the U.S. Furthermore, our management and Board believe that underlying trends, including an aging U.S. population, increasing need for oncology treatments, and the associated cost of care for these treatments, will contribute to growth in the markets served by TOI;

•
Attractive Recurring Revenue and Consistent Track Record of Growth.   TOI has an established record of recurring revenue based on its capitated lives and value-based care contracts and relationships with private insurance companies and government payers (Medicaid and Medicare). TOI has an established record of revenue growth by entering new markets by establishing capitated contracts with both payers and providers in those markets. Our management and Board believe that TOI’s operating model is scalable and replicable with demonstrated success across multiple markets, and that there is meaningful remaining opportunity to develop scale in large and attractive markets on a first mover basis in their highly fragmented industry;

•
Attractive Cash Flow Generation.   Our management and Board believe TOI’s business model has proven that it can generate attractive free cash flow in mature markets and locations. As more facilities move towards maturity the overall enterprise should deliver strong cash flow generation;

•
Strong Competitive Position.   Our management and Board believe that TOI delivers value to stakeholders across the complete oncology ecosystem by providing patients with a dedicated care team overseeing all aspects of care delivery, with individualized care plans that align with patients’ wishes, providing payers and employers with value-based care contracts that deliver better patient outcomes, enhanced patient access, and care delivered in a comfortable community setting and supporting its providers in a stable environment with a culture that puts the patient first. Our management and Board believe that this differentiated approach provides TOI with a strong competitive position;

•
Experienced Management Team.   Our management and Board believe that TOI has an experienced management team poised to execute on TOI’s continued projected growth;

•
Benefit from Being a Public Company.   Our management and Board believe that TOI has an established business model that is portable and scalable into other geographies. Our management and Board believe that the elevation of the TOI’s profile to being listed publicly coupled with broader access to capital will enable it to expand and provide care in more markets;

•
Positive Financial Performance and Forecasts.   Based on results provided by TOI’s management, TOI experienced growth in capitated and value-based care lives, revenue, and gross profit in 2019 and 2020, and our management and Board believe, based on forecasts provided by TOI management and reviewed by our Board, that TOI will experience continued growth in 2021 (see “— Certain Projected Financial Information”);

•
Terms of the Business Combination.   The financial and other terms and conditions of the Merger Agreement, as reviewed by our Board, and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between DFP and TOI; and

•
Attractive Market Valuation of Comparable Companies.   In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of TOI by reference to those companies, DFP reviewed and compared specific financial and operating data relating to TOI with selected companies that DFP deemed comparable to TOI. The selected comparable companies were One Medical, Oak Street Health, Progyny, Signify Health, Agilon Health and InnovAge, which we refer to collectively as the “Comparable Companies.” The public trading market valuation of the Comparable Companies have expected enterprise value/revenue multiples (based on public filings, publicly available data, Wall Street research, investors decks, and Capital IQ as of May 10, 2021) ranging from 4.1x to 9.3x (and a mean of 6.4x) for 2022, including (1) $601 million forecasted revenue and 9.3x multiple for One Medical, (2) $2,602 million forecasted revenue and 6.7x multiple for Oak Street Health, (3) $772 million forecasted revenue and 6.4x multiple for Progyny, (4) $890 million forecasted revenue and 6.3x for Signify Health, (5) $2.317 million forecasted revenue and 5.5x multiple for Agilon Health and (6) $821 million forecasted revenue and 4.1x multiple for InnovAge. Our Board believes that these multiples compare favorably to an initial market valuation of New TOI reflected in the terms of the Merger Agreement corresponding to an enterprise value of 2.4x TOI management’s forecasted 2022 revenue, which DFP and TOI agreed upon.

In connection with analyzing the Business Combination, our management, based on our experience and judgment, selected the Comparable Companies. Our management selected these companies because they are publicly traded companies with certain operations, results, business mixes or size and scale that, for the purposes of analysis, may be considered similar to certain operations, results, business mixes or size and scale of TOI. None of the Comparable Companies is identical or directly comparable to TOI. Accordingly, our management made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of TOI and the Comparable Companies that could affect the public trading values.
Our Board also considered the following factors:

•
Competition.   TOI’s size relative to a larger competitor may put it at a financial disadvantage along with the number of other competitors and ability of one or more of those competitors to obtain access to greater financial resources than those available to TOI;

•
Execution Risk.   There is a risk that TOI will not be able to continue executing on its business plan as elsewhere described in this proxy statement/prospectus, or that its growth plans, particularly those in new geographies, may not materialize and contemplated acquisitions may not be consummated;

•
Risk of Stockholder Vote against Business Combination Proposal or Stockholders’ Exercise of Redemption Rights.   Some of the DFP Stockholders may vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby reducing the amount of funds available to New TOI following the Closing; and

•
Interests of Sponsor and DFP Directors and Executive Officers.   The interests of our Sponsor and our directors and executive officers in the Business Combination (see the section entitled “— Certain Interests of DFP’s Directors and Officers and Others in the Business Combination”).

Our Board carefully evaluated the projections prepared by TOI for the fiscal years ending December 31, 2021, 2022, 2023 and 2024, which are described in more detail below in the section of this proxy statement/prospectus entitled “— Certain Projected Financial Information.” Our Board believes it was qualified to undertake this evaluation by virtue of its members’ experience working with healthcare companies generally, and with provider groups, risk-bearing entities, and value-based care companies specifically.
Specifically, our Board, aided by analyses conducted by our management, (i) evaluated the prior performance of TOI to create a baseline against which to evaluate future projections, (ii) evaluated the growth projections provided by TOI in scenarios both with and without acquisition activity, (iii) reviewed the companies’ pipelines of potential acquisitions, and (iv) compared the projected revenue growth to the revenue growth of Comparable Companies to assess its reasonableness, and concluded that the Company’s projections were reasonable, given growth opportunities available in new markets and the acquisition strategy and pipeline presented by the Company.
Our Board also benefited from the extensive business and compliance due diligence conducted by our management team and aided by representatives from Deerfield. This rigorous due diligence process included comprehensive assessments from third party advisors such as Alvarez & Marsal, Polsinelli, W&C, and Withum, and this process helped our board to interpret and assess the risks to the projections.
Our Board interpreted TOI projections as presenting one outcome of TOI’s revenue growth based on the specific set of assumptions and estimates identified below while understanding the inherent uncertainties implicit in projecting the future revenue growth. Along with rigorous analysis of the assumptions underlying the projections, our Board also considered, and recognized as part of its review and evaluation, the possibility that some of the assumptions underlying the projections would not materialize. While our Board believes the projections to be relevant to its overall analysis of the Business Combination, our Board considered the projections in conjunction with the other factors identified above and did not consider the projections in isolation.
Our Board also considered the Business Combination in light of the investment criteria set forth in our final prospectus for our IPO including, without limitation, that based upon our analyses and due diligence, TOI is an established business, with a proven track record, significant revenues and the potential for future growth, all of which our Board believed have a strong potential to create meaningful stockholder value following the consummation of the Business Combination.
The above discussion of the material factors considered by our Board is not intended to be exhaustive but does set forth the principal factors considered by our Board.
Certain Projected Financial Information
In connection with its consideration of the potential Business Combination, the DFP Board was provided with prospective financial information prepared by the management of TOI (collectively, the “Projections”).

The Projections are included in this proxy statement/prospectus solely to provide DFP’s Stockholders access to information made available in connection with the DFP Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance.
Furthermore, the Projections did not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was April 26, 2021. The Projections assumed the transaction would close in mid-2021 and did not take into account any potential delays in the Closing.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. Neither the independent registered public accounting firms of TOI nor DFP nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of TOI and DFP assume no responsibility for, and disclaim any association with, the Projections.
The Projections were prepared in good faith by TOI management based on their reasonable best estimates and assumptions with respect to the expected future financial performance of TOI at the time the Projections were prepared and speak only as of that time.
The Projections were developed by TOI and considered the following material assumptions:
•
revenue growth is expected to be driven by continued scaling in existing markets as well as expansion into new markets;

•
TOI’s revenue compound annual growth rate, or CAGR, is assumed to be 18% from 2020 to 2024 in existing markets and is expected to be driven by adding capitated and value-based care, or VBC, lives in California, Arizona and Nevada via new contract wins;

•
TOI’s revenue CAGR is assumed to be 125% from 2022 to 2024 in new markets and is expected to be driven by expanding into Florida, where TOI opened its first clinic in the first quarter 2021, as well as Texas and other markets;

•
according to the American Association for Cancer Research and CMS, 2020 oncology spend in the U.S. is $200 billion and projected to increase at a 11-14% compound growth rate nationally by 2024. For TOI’s existing and new markets, assumes revenue that would be below 1.0% of estimated total oncology spend for these markets based on TOI’s current size in existing markets. TOI’s growth rate in new markets is higher than existing markets due to their nascent stage;

•
assumes more revenue per life in future periods versus historical periods, because TOI expects the mix of lives to shift more towards Medicare Advantage, or MA (as opposed to Commercial or Medicaid), driven by TOI’s contracting partners who are increasingly focused on growing MA membership. MA members have a higher revenue per member relative to TOI’s current mix of VBC lives, due to the higher cost of oncology care associated with the senior population. TOI expects MA lives to be a larger share of overall VBC lives in future periods as it grow in new markets;

•
assumes growth in TOI’s fee for service and dispensary revenue that is not directly associated with VBC lives. As a result, the assumed growth in VBC lives is lower than our overall revenue growth;

•
assumes the addition of clinic locations both through acquisition and de novo build outs to create capacity to serve patients and payors. Generally, TOI’s revenue growth is correlated with its clinic growth. In existing markets, TOI has an established clinic footprint, and can utilize its scale in these markets, in addition to building or acquiring new practices, to service its contract growth;

•
assumes three acquisitions in 2022 and six acquisitions in each of 2023 and 2024 for Florida and Texas, with each acquisition based on an average two physician practice;

•
assumes three de novos in 2022 and four de novos in each of 2023 and 2024 for Florida and Texas, based on a one or two physician practice;

•
assumes approximately five de novos per year from 2022 through 2024 in TOI’s existing markets. TOI has assumed a higher proportion of new clinic locations from acquisitions in new markets, due to the growth capital provided by the business combination. Acquisitions generally provide TOI with faster speed to market, allowing it to more rapidly gain scale and payor relationships;
•
assumes expenditures of $17 million in 2022, $52 million in 2023 and $54 million in 2024 related to this growth;

•
assumes growth in TOI’s non-value-based business, which is additive to our value-based growth rate;

•
gross margin improvement from 2021 to 2024 driven by increases in the proportion of patients under value-based contracts, more diversified geographic footprint, and enhanced provider and clinic level productivity; and

•
EBITA margin improvements also driven by leveraging corporate expense overhead and operational infrastructure at scale.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions with respect to future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of TOI, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
The Projections include estimates of the go-forward costs of public company status, including directors and officers insurance and other expenses, but there can be no assurances that such estimates will be accurate.
The Projections were prepared solely for internal use to assist DFP in its evaluation of TOI and the potential business combination. TOI has not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including DFP. Neither TOI’s management nor any of their representatives has made or makes any representations to any person regarding the ultimate performance of TOI relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of TOI may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any DFP Stockholders to vote in favor of any of the proposals at the Special Meeting.
We encourage you to review the financial statements of TOI included in this proxy statement/prospectus, as well as the financial information in the sections entitled “Selected Historical Consolidated Financial Information of TOI” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither DFP nor TOI nor any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
	2021E	2022E	2023E	2024E	2021 – 2024 CAGR
Capitated/VBC Lives(1) (mm)	1.6	1.8	2.2	2.7	20%
Revenue	221	345	530	794	53%
% Growth(2)	18%	56%	54%	50%
Gross Profit(3)	47	79	133	212	65%
% Margin(4)	21%	23%	25%	27%
Adjusted EBITDA(3)	3	6	29	74	196%
% Margin(5)	1%	2%	6%	9%

(1)
This represents the number of lives that are subject to value based contracts or VBCs. We define a value-based contract as a contract with a payor that removes the incentive to drive up cost, and utilizes incentives that reward improving outcomes, cost and quality and consider our capitated contracts to be value based contracts. Historically, the TOI PCs have primarily entered into VBCs which pay the TOI PC a capitation rate — a fixed fee per month for professional services and specific medical oncology and related expenses of patients. There are variations on VBCs where instead of a fixed monthly fee, the TOI PC is eligible for either enhanced incentive payments (that layer on top of traditional FFS reimbursement models) or a percentage of overall savings that are generated relative to a specific benchmark. The TOI PCs group all of these lives together because they all are intended to incentivize providers to better align with payors to reduce oncology spend. Represents lives at year end.
(2)
Represents year-over-year growth in revenues express as a percentage.

(3)
Gross profit and adjusted EBITDA were calculated in the Projections on the same basis as our historical financial statements. For a definition and calculation of Adjusted EBITDA for historical periods, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TOI — Key Busines Metrics.” For purposes of the Projections, we projected cost of goods sold generally in line with revenue growth and past experience. We expect our gross profit margin to improve through the forecast period due to a higher proportion of value-based contracts, a revenue mix shift outside of California and improved provider productivity.

We came to these assumptions based on several factors. Our existing groups of clinics which have a higher proportion of value-based contracts also have higher gross profit margins. We also expect to increase our usage of mid-level providers and drive overall provider productivity increases in maturing clinics. Moreover, our new expansion markets experience higher cost fee for service oncology, giving us an opportunity to deliver better value and savings to our customers and capture higher margins.
For adjusted EBITDA, we assumed increasing general and administrative costs associated with direct clinic operating expenses generally in line with revenue growth. We also assumed growth in corporate general and administrative costs to support the growth in our business, but at a lower rate of growth than revenue. We did this to account for our expected ability to scale our central costs and operate more efficiently over time.
(4)
Represents Gross Profit divided by Revenue for each period presented.

(5)
Represents Adjusted EBITDA divided by Revenue for each period presented.

Recent Developments
The Projections are included in this proxy statement/prospectus solely to provide DFP’s Stockholders access to information made available in connection with the DFP Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance.
On October 12, 2021, TOI disclosed recent developments for the business including several recently signed payor contracts in California and strategic discussions with potential large payor partners, the execution of de novo growth in St. Petersburg, FL and Victorville, CA, as well as the entry into the San Diego, CA market and anticipated expansion into additional new markets in the next two quarters. The delay in the timing of the capital raise from this transaction has temporarily delayed certain actions that may impact TOI’s ability to achieve certain of its projections. As a result of this TOI updated its 2021 estimate to:
($ millions)	2021E
Revenue	$205 – $207
Gross Margin(1)	$44 – $45
Adjusted EBITDA(1)	$(1) – $(2)

(1)
Gross margin and adjusted EBITDA were calculated in the Projections on the same basis as our historical financial statements. For a definition and calculation of Adjusted EBITDA for historical periods, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TOI — Key Busines Metrics.” For purposes of the Projections, we projected cost of goods sold generally in line with revenue growth and past experience. We expect our gross profit margin to improve through the forecast period due to a higher proportion of value-based contracts, a revenue mix shift outside of California and improved provider productivity.
We came to these assumptions based on several factors. Our existing groups of clinics which have a higher proportion of value-based contracts also have higher gross profit margins. We also expect to increase our usage of mid-level providers and drive overall provider productivity increases in maturing clinics. Moreover, our new expansion markets experience higher cost fee for service oncology, giving us an opportunity to deliver better value and savings to our customers and capture higher margins.
For adjusted EBITDA, we assumed increasing general and administrative costs associated with direct clinic operating expenses generally in line with revenue growth. We also assumed growth in corporate general and administrative costs to support the growth in our business, but at a lower rate of growth than revenue. We did this to account for our expected ability to scale our central costs and operate more efficiently over time.
Regulatory Approvals
The Business Combination is subject to the expiration or termination of the waiting period (or any extension thereof) applicable under the HSR Act. The waiting period expired on August 12, 2021.
Satisfaction of 80% Test
After consideration of the factors identified and discussed in the section entitled “— the DFP Board’s Reasons for the Approval of the Business Combination,” the DFP Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its initial public offering with respect to DFP’s initial business combination, including that the Business Combination had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.
Certain Interests of DFP’s Directors and Officers and Others in the Business Combination
When considering our Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that our sponsor, directors and officers have interests in the Business Combination that may be different from, or in addition to, the interests of our stockholders. These interests include:
•
the fact that our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they hold in connection with the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the trust account with respect to their Founder Shares if we fail to complete our initial business combination by March 13, 2022. If we do not complete our initial business combination by March 13, 2022, the Private Placement Warrants will expire worthless;

•
the fact that our Initial Stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (i) one year after the completion of our initial business combination and (ii) the date following the completion of our initial business combination on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if the closing price of our New TOI Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our initial business combination, the Founder Shares will be released from the lockup. Subject to certain limited exceptions, the Private Placement Warrants will not be transferable until 30 days following the completion of our initial business combination. Because each of our executive officers and director nominees will own common stock or warrants directly or indirectly, they may have a conflict of interest in determining whether a particular target business is an appropriate business with which to effectuate our initial business combination;

•
the fact that our officers and directors may have a conflict of interest with respect to evaluating a particular business combination if the retention or resignation of any such officers and directors was included by a target business as a condition to any agreement with respect to our initial business combination;

•
the fact that in no event will our Sponsor or any of our existing officers or directors, or any of their respective affiliates, be paid by the company any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the completion of our initial business combination;

•
the fact that our Initial Stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Company’s IPO in favor of our initial business combination, and Deerfield Fund IV agreed to vote the Public Shares it purchased in the Company’s IPO in favor of our initial business combination, subject to its consent right with respect to our initial business combination;

•
the fact that we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which owns a significant interest in our Sponsor, which consent Deerfield Fund IV has indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry;

•
the fact that the Sponsor and certain of our directors paid $25,000 for the Founder Shares and these shares will have a significantly higher value at the time of the business combination, which would be valued at approximately $9.95 based on the closing price of the DFP Class A Common Stock on the record date for the Special Meeting, and that, since the Initial Stockholders have waived their redemption rights and their rights to liquidating distributions from the trust account, as noted above, a transaction resulting in an increase in value for the Initial Stockholders but a loss in value for Public Stockholders will result in a total loss of investment for the Initial Stockholders if the transaction is not approved and an alternative business combination is not consummated;

•
the fact that given the difference in the purchase price our Sponsor paid for the Founder Shares as compared to the price of the units sold in the IPO and the substantial number of shares of DFP Class A Common Stock that our Sponsor will receive upon conversion of the Founder Shares in connection withe Business Combination, our Sponsor and its affiliates may earn a positive rate of return on their investment even if the New TOI Common Stock trades below the price paid for the units in the IPO and the Public Stockholders experience a negative rate of return following the completion of the Business Combination;

•
the fact that the Initial Stockholders (including entities controlled by DFP’s officers and directors) have made an aggregate average investment of less than $0.01 per DFP Share as of the consummation of the Company’s IPO, and as a result of the significantly lower investment per share of the Initial Stockholders as compared with the investment per share of DFP’s Public Stockholders, a transaction which results in an increase in the value of the investment of the Initial Stockholders may result in a decrease in the value of the investment of DFP’s Public Stockholders;

•
the fact that the Sponsor paid $5,600,000 for its 3,733,334 Private Placement Warrants (valued at $6,458,670, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), and if a business combination is not consummated by March 13, 2022, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of Public Shares (subject to the requirements of applicable law), and the Private Placement Warrants will be worthless;

•
the fact that Richard Barasch, Steven Hochberg and Christopher Wolfe each own 100,000 Founder Shares and Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen each own 30,000 Founder Shares, initially purchased from the Sponsor for an aggregate price of $1,560 (valued at $3,880,500 based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), all of which will become worthless if an initial business combination is not completed by March 13, 2022;

•
the fact that Richard Barasch, through an investment vehicle, and Christopher Wolfe made investments in the equity of the Sponsor in the amount of $1,237,499.50 and $224,999.50, respectively,

which gives Mr. Barasch and Mr. Wolfe economic interests in the Sponsor equivalent to an additional 1,179,200 and 214,400 Founder Shares (valued at $11,733,040 and $2,133,280, respectively, based on the closing price of $9.95 of the DFP Class A Common Stock on Nasdaq on the record date for the Special Meeting), respectively, and 821,333 and 149,333 Private Placement Warrants (valued at $1,420,906.57 and $258,346.18, respectively, based on a valuation as of June 30, 2021, the most recent date for which a valuation is available), respectively, all of which will become worthless if an initial business combination is not completed by March 13, 2022;
•
the fact that the Deerfield Funds agreed to participate in the PIPE Investments and purchase 10,000,000 shares of DFP Class A Common Stock at $10.00 per share;

•
the fact that we agreed to pay our Sponsor a total of $10,000 per month for office space, administrative and support services and such arrangement will terminate upon the Closing;

•
the fact that if the Trust Account is liquidated, including if we are unable to complete an initial business combination within the required time period, the Sponsor has agreed that it will be jointly and severally liable to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have discussed entering into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if the target business or vendor has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•
the fact that the Sponsor and our officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses or repaid the Working Capital Loans (as defined in the section entitled “Certain Relationships and Related Party Transactions — DFP — Related Party Loans,” if any, if an initial business combination is not consummated by March 13, 2022;

•
the fact that at the signing of the Merger Agreement we entered into the Consent and Waiver Letter, pursuant to which, among other things, Deerfield Fund IV consented to the consummation of the Business Combination and the Sponsor waived any adjustment of the conversion provisions in Section 4.3(b)(ii) of the Current Charter that would, solely as a result of the consummation of the Business Combination, cause the DFP Class B Common Stock to convert to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination; and

•
the fact that at the Closing we will enter into the New Registration Rights Agreement which will provide registration rights to the Rights Holders (including the Initial Stockholders, the Deerfield Funds and the other parties thereto) and their permitted transferees.

Certain Interests of TOI’s Management and Directors
When considering the Board’s recommendation that our stockholders vote in favor of the approval of the Business Combination Proposal, our stockholders should be aware that certain of TOI’s management and directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders.
These interests include, among other things, the fact that certain members of TOI management and directors will be offered the opportunity to have accelerated vesting on a portion of the stock options granted under the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan that vest based on performance only (“Performance Vesting Options”). The amount of such acceleration will be calculated based on the cash-out percentage to be paid in the Business Combination as applied to all options held by the executive or director. This cash-out percentage depends upon a number of factors, including the number of shares of DFP Class A Common Stock redeemed, as well as the amount of available cash at closing and transaction expenses. Assuming no redemptions, and cash to TOI of $258 million as described below under “— Sources and Uses for the Business Combination’’ we estimate that the maximum cash out percentage would be 33.9%. This cash-out amount will then be applied to reduce the number of Performance Vesting Options and not applied pro-rata to all of the individual’s options on a per share basis as described in the Merger Agreement. After applying the cash-out to the Performance Vesting Options, then any remaining unvested Performance Vesting Options held by members of TOI management and directors will convert to time vesting options, vesting pro rata monthly on each anniversary of the Closing over three years, subject to continued service with New TOI or one of its consolidated subsidiaries through the applicable vesting date. In order to receive this accelerated vesting the executive or director will need to sign an amendment to his or her stock option agreement and a general release of claims. If the amendment is not signed, then the no accelerated vesting will apply to the executive’s or director’s options. In addition, members of TOI management and directors will receive one earnout share for each option outstanding after the cash-out, which earnout shares will be subject to certain vesting and forfeiture conditions and continued service with us or one of our consolidated subsidiaries.
Assuming no forfeitures the following shows the number of options the vesting of which will be accelerated and cashed-out and the number of earnout shares to be issued on options for our executive officers in assuming no redemptions, maximum redemptions and an interim redemption scenario as described under “Beneficial Ownership of Securities”:
Name	Options Vesting Accelerated and Cashed-Out (no redemption)	Options Vesting Accelerated and Cashed-Out (maximum redemption)	Options Vesting Accelerated and Cashed-Out (interim redemption)	# of Earnout Shares on Options (no redemption)	# of Earnout Shares on Options (maximum redemption)	# of Earnout Shares on Options (interim redemption)
Brad Hively – Chief Executive Officer	$7,326,703	$4,493,711	$5,910,207	255,175	305,841	280,508
Daniel Virnich – Chief Operating Officer	$4,045,816	$2,483,893	$3,264,855	141,051	169,058	155,054
Scott Dalgleish – Chief Financial Officer	$2,467,621	$1,513,113	$1,990,337	85,913	102,971	94,442
Yale Podnos – Chief Medical Officer	$591,145	$363,364	$477,254	20,517	24,590	22,553
Sources and Uses for the Business Combination
The following table summarizes the sources and uses for funding the transactions contemplated by the Merger Agreement.
(in millions)	Assuming No Redemption	Assuming Max Redemption	Assuming Interim Redemption

Sources
Proceeds from Trust Account	$230	$50	140
Private Placement	275	275	275
Total Sources	$505	$325	$415
Uses
Cash to TOI shareholders	257	158	208
Cash to balance sheet	208	127	167
Transaction costs	40	40	40
Total Uses	$505	$325	$415

Board of Directors of the Combined Company Following the Business Combination
In accordance with the Merger Agreement, the New TOI Board will initially consist of 7 directors, one of which will consist of the Chief Executive Officer of TOI. The remaining members of the board of directors will consist of two directors designated by DFP who shall qualify as independent under applicable rules and regulations of the SEC and stock exchange rules and regulations (including the applicable rules and regulations of Nasdaq), taking into account relevant public company board composition requirements, and the remaining members of the board of directors will be designated by New TOI.
Stock Exchange Listing
DFP’s Units, DFP Class A Common Stock and Public Warrants are publicly traded on Nasdaq under the symbols “DFPHU,” “DFPH” and “DFPHW,” respectively. DFP intends to apply to list the New TOI Common Stock and Public Warrants on Nasdaq under the symbols “TOI” and “TOIW,” respectively, upon the Closing. New TOI will not have Units traded following the Closing.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, DFP will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of TOI issuing stock for the net assets of DFP, accompanied by a recapitalization. The net assets of DFP will be stated at historical cost, with no goodwill or other intangible assets recorded.
Vote Required for Approval
The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Business Combination Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
As of the Record Date, the Initial Stockholders beneficially owned 5,750,000 shares of DFP Class B Common Stock entitled to vote at the Special Meeting. This represents approximately 20% of the total votes entitled to be cast at the Special Meeting. The Initial Stockholders have agreed to vote any shares of DFP Class B Common Stock owned by them in favor of the Business Combination Proposal. The Initial Stockholders have not purchased any Public Shares.
Additionally, in connection with the IPO, Deerfield Fund IV agreed to vote the 2,500,000 Public Shares underlying the Units it purchased in the IPO in favor of the Business Combination, subject to its consent right.
Recommendations of the Board of Directors
DFP’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT
The following describes certain aspects of the Business Combination, including the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated by reference into this proxy statement/prospectus. We urge you to read the Merger Agreement carefully and in its entirety, as it is the legal document governing the Business Combination.
Explanatory Note Regarding the Merger Agreement
The Merger Agreement and this summary are included to provide you with information regarding the terms of the Merger Agreement. The Merger Agreement contains representations and warranties by DFP and TOI. The representations, warranties and covenants made in the Merger Agreement by DFP and TOI were qualified and subject to important limitations agreed to by DFP and TOI in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the Merger Agreement may have the right not to consummate the Business Combination if the representations and warranties of the other party were to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement, rather than establishing or attempting to set forth matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that DFP and TOI each delivered in connection with the Merger Agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement.
For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as presenting the actual state of facts or condition of DFP or TOI, or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.” DFP will provide additional disclosures in its public reports to the extent it is aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.
Effect of the Business Combination
If the Merger Agreement is approved and adopted and the Business Combination is consummated, (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, and DFP will change its name to “The Oncology Institute, Inc.”
Merger Consideration
At the Effective Time, by virtue of the First Merger and without any action on the part of DFP, First Merger Sub, TOI or the holders of any of TOI’s securities:
•
Each share of TOI Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive (i) a number of shares of DFP Class A Common Stock equal to the Closing Share Consideration divided by the Aggregate Fully Diluted Company Common Stock, (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock and (iii) the contingent right to receive Earnout Shares.

•
Each of the Company Options, shall be entitled to receive (i) if a Vested Company Option, (A) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (I) the Per Share Merger Consideration multiplied by (II) the number of shares of TOI Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (III) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option and (B) with respect to the remaining shares of TOI Common Stock subject to such Vested Company Option, (I) an option to purchase a number of shares of DFP Class A Common Stock and (II) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares; and (ii) if unvested and outstanding as of immediately prior to the Effective Time, (A) an option to purchase shares of DFP Class A Common Stock and (B) a number of shares of restricted stock equal to the option holder’s pro rata share of the Earnout Shares determined as if the number of shares subject to such option were outstanding shares.

•
The Restricted Stock will be, subject to the applicable holder of such Restricted Stock executing and delivering a Restricted Stock Agreement pursuant to which such individual agrees that any consideration paid in respect of the Restricted Stock shall be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued, entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares.

•
Each Company RSU outstanding immediately prior to the Effective Time will be converted into (i) a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of shares of TOI Common Stock subject to such Company RSU immediately prior to the Effective Time and (B) the Exchange Ratio, and (ii) the contingent right to receive Earnout Shares.

Earnout Consideration
Following the closing of the Business Combination, New TOI will issue to eligible holders of securities of New TOI up to 12,500,000 additional shares of New TOI Common Stock, par value $0.0001 per share in the aggregate, in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a per share stock price of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable earnout period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers that have not been satisfied during the applicable earnout period, then, the applicable share price trigger that has not satisfied and earned at the Closing of such transaction as if such share price trigger had been achieved. Holders of Company Options will be issued their pro rata share of the Earnout Shares at Closing, in the form of restricted stock, subject to forfeiture if the Earnout Shares are not earned by the end of the applicable earnout periods. All other Earnout Shares will be issued only if and when the Earnout Shares are earned as described above.
Closing and Effective Time of the Business Combination.
The Closing of the transactions contemplated by the Merger Agreement, other than the filing of the Certificates of Merger, is required to take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable law) waiver of the closing conditions described below under the section entitled — “Conditions to Closing,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as DFP and TOI may agree in writing.

Conditions to Closing of the Business Combination
Conditions to Each Party’s Obligations
The respective obligation of each party to the Merger Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:
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satisfaction of applicable regulatory waiting period(s) or receipt of approvals under the HSR Act;

•
no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination being in effect;

•
DFP having at least $5,000,0001 of net tangible assets remaining after any redemptions by DFP Stockholders;

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DFP Stockholder approval must have been obtained and remain in full force and effect;

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TOI stockholder approval must have been obtained and remain in full force and effect;

•
this registration statement/proxy statement becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this registration statement/proxy statement and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; and

•
the shares of DFP Class A Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement have been approved for listing on the Nasdaq.

Other Conditions to the Obligations of DFP
The obligations of DFP to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by DFP of the following further conditions:
•
the representations and warranties of TOI regarding (i) organization, due authorization, capitalization of subsidiaries and the Group Companies and brokers’ fees, being true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) in all material respects as of the Closing (or, if given as of an earlier date, as of such earlier date) and (ii) TOI’s capitalization, being true and correct in all respects other than de minimis inaccuracies as of the Closing (or, if given as of an earlier date, as of such earlier date);

•
the other representations and warranties of TOI being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, a Material Adverse Effect;

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TOI having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing;

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No Material Adverse Effect on TOI shall have occurred since the date of the Merger Agreement; and

•
TOI having performed certain other pre-closing actions.

Other Conditions to the Obligations of TOI
The obligations of TOI to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by TOI of the following further conditions:
•
the representations and warranties of DFP regarding its capitalization, being true and correct in all respects other than de minimis inaccuracies as of the Closing;

•
the other representations and warranties of DFP being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth in the Merger Agreement) as of the Closing (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had and would not reasonably be expected to have, a Material Adverse Effect;

•
DFP having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Merger Agreement prior to the Closing; and

•
DFP having at least $290,000,000 in the Trust Account as of the Closing, which includes a minimum of $50,000,000 in the Trust Account following all stockholder redemptions but prior to giving effect to the PIPE Investment.

Representations and Warranties
Under the Merger Agreement, DFP, First Merger Sub and Second Merger Sub made customary representations and warranties to TOI relating to, among other things: corporate organization; due authorization; no conflict; litigation and proceedings; governmental authorities; consents; financial ability; trust account; brokers’ fees; SEC reports; financial statements; Sarbanes-Oxley Act; undisclosed liabilities; business activities; tax matters; no outside reliance; capitalization; Nasdaq listing; PIPE investment; related party transactions; Investment Company Act; Registration Statement; Proxy Statement and Proxy Statement/Registration Statement.
Under the Merger Agreement, TOI made customary representations and warranties to DFP, First Merger Sub and Second Merger Sub relating to, among other things: corporate organization of TOI; subsidiaries and group companies; due authorization; governmental authorities; consents; current capitalization; capitalization of subsidiaries and group companies; financial statements; undisclosed liabilities; litigation and proceedings; compliance with laws; contracts; no defaults; company benefit plans; labor matters; taxes; insurance; permits; personal property and assets; real property; intellectual property and IT security; environmental matters; absence of changes; brokers’ fees; business relationships; related party transactions; information supplied; regulatory compliance; healthcare regulatory matters and licensed professionals.
Covenants of the Parties
Covenants of DFP
DFP made certain covenants under the Merger Agreement, including, among others, the following:
•
subject to certain exceptions, prior to the Closing, DFP will not, and will cause its subsidiaries not to:

•
change, modify, supplement, restate or amend the Trust Agreement, DFP’s organizational documents or the organizational documents of First Merger Sub or Second Merger Sub;

•
(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, DFP; (B) split, combine or reclassify any capital stock of, or other equity interests in, DFP; or (C) other than in connection with providing DFP Stockholders with the opportunity to redeem shares of DFP Class A Common Stock by tendering such shares for redemption prior to 5:00 p.m. EST on the date that is two business days prior to the Special Meeting, or as otherwise required by DFP’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, DFP;

•
make, change or revoke any material election relating to taxes in a manner inconsistent with past practice, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any material amended tax return in a manner inconsistent with past practice, change (or request any governmental authority to change) any material method of accounting or accounting period with respect to Taxes or surrender any right to a claim any material refund of taxes, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or enter into any closing agreement or other binding written agreement with a taxing authority respect to any material amount of taxes in each case), to the extent such action could reasonably be expected to have an adverse impact on DFP, TOI or their subsidiaries;
•
enter into, renew or amend in any material respect, any transaction or contract with an affiliate (including, for the avoidance of doubt, the Sponsor);

•
incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material indebtedness;

•
(A) other than in connection with the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, DFP or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of DFP Class A Common Stock in connection with the exercise of any DFP Warrants outstanding on the date hereof, or (B) other than in connection with the Warrant Accounting Issue (DFP may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes), amend, modify or waive any of the terms or rights set forth in, any DFP Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

•
enter into any agreement, or otherwise become obligated, to take any action prohibited by the foregoing.

•
unless otherwise approved in writing by TOI (not to be unreasonably conditioned, withheld or delayed), DFP will not permit any amendment or modification to be made to, any waiver of, or provide consent to modify (including consent to terminate), any provision or remedy under any of the Subscription Agreements.

•
DFP will use reasonable efforts to ensure DFP remains listed as a public company on the Nasdaq.

•
DFP will keep current and timely file all reports required to be filed or furnished to the SEC and otherwise comply with all reporting obligations under applicable securities law.

•
DFP will, prior to Closing, approve (subject to approval of DFP’s stockholders) (i) the 2021 Plan and (ii) the ESPP.

•
DFP will, at all times during the interim period, use reasonable best efforts to (i) continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (ii) not take any action that would cause DFP to not qualify as an “emerging growth company” under the JOBS Act.

•
DFP will, in the event any of DFP’s stockholders initiate or threaten in writing to initiate any litigation in respect of the Merger Agreement or the transactions contemplated thereby, promptly notify TOI of any such litigation and keep TOI reasonably informed.

Covenants of TOI
TOI made certain covenants under the Merger Agreement, including, among others, the following:
•
subject to certain exceptions, prior to the Closing, TOI will, and will cause its subsidiaries and the Group Companies to, (i) operate in the ordinary course of business prior to the closing, (ii) use commercially reasonable efforts to preserve intact its business relationships and (iii) use commercially reasonable efforts to restructure any existing material contracts or other arrangements if such restructuring is required by California law.

•
subject to certain exceptions, prior to the Closing, TOI will not, and will cause its subsidiaries or the Group Companies not to:

•
enter into any affiliate agreement other than any affiliate agreement with the Group Companies in the ordinary course of business consistent with past practice;

•
sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment);

•
except as required under applicable law or as otherwise disclosed, the terms of any benefit plan, (i), except in the ordinary course of business consistent with past practice, make or grant any bonus, change of control, retention, retirement, severance pay or benefits to any current or former employee, director or independent contractor, (ii) increase or grant any increase in the compensation payable to any current or former employee, officer, director or senior executive, or individual independent contractor, other than in the ordinary course of business in accordance with past practices, (iii) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any benefit plan, (iv) grant any equity-based award or authorize any additional shares under any benefit plan, (v) amend or modify any outstanding award under any benefit plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $500,000, other than hiring or engaging any physician by a Group Company in the ordinary course of business; or (viii) terminate the employment or engagement, other than for cause, or any employee or individual independent contractor with an annual compensation in excess of $500,000;

•
plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the WARN Act;

•
change or amend the governing documents of TOI or any of its subsidiaries or any Group Company;

•
make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, securities or property) other than any dividends or distributions from any wholly owned subsidiary of TOI to TOI or any other wholly owned subsidiaries of TOI;

•
(i) issue, deliver, sell, transfer or cause to transfer, pledge, dispose of or place any lien on any shares of capital stock or any other equity or voting securities of TOI, any of its subsidiaries or any Group Company or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of TOI, except, in any case, for the issuance of shares of capital stock of TOI in connection with the exercise of Company Options;

•
except as approved by DFP (in its sole discretion), directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or individual or division thereof in each case, for a purchase price in excess of $5,000,000 individually or $15,000,000 in the aggregate;

•
make any loans or advance any money or other property to any individual or entity, except for (i) advances in the ordinary course of business to employees or officers of TOI, or any of its subsidiaries or any Group Company for expenses not to exceed $100,000 individually or $500,000 in the aggregate, or (ii) prepayments and deposits paid to suppliers of TOI or any of its subsidiaries, or any Group Company in the ordinary course of business, or (iii) loans or advances to any Group Company in an amount not to exceed $5,000,000 individually or $15,000,000 in the aggregate;

•
redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of TOI, any of its subsidiaries, or any Group Company or any securities or obligations convertible

(whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of TOI, any of its subsidiaries or any Group Company, except for (i) acquisitions of shares of capital stock of TOI in connection with the exercise of Company Options solely as the result of net settlement for taxes and/or exercise price to the extent TOI is so required by the terms of the Company Option and (ii) the acquisition by TOI or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options pursuant to subsection (i)) of TOI or its subsidiaries in connection with the forfeiture or cancellation of such interests;
•
adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of TOI, its subsidiaries or any Group Company;

•
issue any debt securities or incur indebtedness for borrowed money that, when included with all other indebtedness for borrowed money of TOI at any given time, exceeds $12,500,000, or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any individual or entity for indebtedness;

•
adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Mergers);

•
cancel or forgive any indebtedness owed to TOI, its Subsidiaries or any Group Company;

•
amend (other than as required by applicable law), terminate, establish, enter into, terminate or adopt any benefit plan or any collective bargaining agreement;

•
except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;

•
incur any leakage other than permitted leakage;

•
make, change or revoke any material election relating to taxes in a manner inconsistent with past practice, enter into any agreement, settlement or compromise with any taxing authority relating to any material tax matter, file any material amended tax return in a manner inconsistent with past practice, change (or request any governmental authority to change) any material method of accounting or accounting period with respect to taxes or surrender any right to a claim any material refund of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, or enter into any closing agreement or other binding written agreement with a taxing authority with respect to any material amount of taxes, in each case, to the extent such action could reasonably be expected to have an adverse impact on DFP, TOI or their subsidiaries;

•
waive, release, assign, settle or compromise any Action pending or threatened against TOI, its subsidiaries or the Group Companies or any of their respective directors or officers other than in the case of actions for an amount not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $750,000 in the aggregate (determined in each case net of insurance proceeds);

•
make or effect any amendment, waiver, change, release or termination of any term, condition or provision of any material contract, in each case, that is materially adverse to TOI, any of its subsidiaries or the Group Companies, other than in the ordinary course of business consistent with past practice;

•
make any capital expenditure or commitment thereof or enter into any operating lease in excess of $500,000, other than capital expenditures made in the ordinary course of business consistent with past practice;

•
enter into any joint venture, partnership or similar arrangement;

•
(i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a lien (other than a permitted lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of TOI or its subsidiaries in or to any owned intellectual property (other than non-exclusive licenses of owned intellectual property granted in the ordinary course of business, the expiration of owned intellectual property in accordance with the applicable statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by TOI in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item); (ii) waive or cancel any rights in or to any owned intellectual property or licensed intellectual property; or (iii) disclose any trade secrets to any third party who is not subject to a contract to maintain confidentiality; or
•
enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing.

•
subject to certain exceptions, TOI will, and will cause its subsidiaries and the Group Companies to, give DFP reasonable access to the properties, assets, contracts, books and records, tax returns and appropriate officers and employees of TOI, its subsidiaries and the Group Companies.

•
TOI waives any and all claims against the Trust Account or to collect from the Trust Account.

•
TOI will obtain and deliver to DFP the written consent of a majority of its stockholders, approving of the Merger Agreement and the transactions contemplated thereby, as soon as reasonably practicable after the Registration Statement is declared effective, but in any event within 72 hours of the Registration Statement being declared effective;

•
except for certain enumerated affiliate agreements, TOI will terminate all affiliate agreements and obtain evidence reasonably satisfactory to DFP that such affiliate agreements have been terminated prior to the Closing; and

•
TOI will, and will cause its affiliates to, take at their own cost certain enumerated pre-closing action items.

Mutual Covenants of the Parties
The parties made certain covenants under the Merger Agreement, including, among others, the following:
•
the parties shall take all actions necessary to ensure that, effective immediately after the closing of the Business Combination, the DFP board of directors shall include Richard Barasch and one individual designated by Sponsor, with the remaining directors to be designated by TOI.

•
the parties will use commercially reasonable efforts to satisfy the closing conditions and to consummate the transaction.

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DFP and TOI will file a registration statement, which will contain DFP’s proxy statement, with the SEC and cause it to become effective as promptly as practicable. This registration statement will register the DFP Class A Common Stock being issued to TOI’s equity holders, including the earnout shares and the shares underlying their options. Each party will furnish the other with the necessary information and financial statements to complete the registration statement. As promptly as practicable following the effectiveness of the registration statement, DFP will establish a record date for the Special Meeting. The business to be conducted at that Special Meeting will include the approval of such proposals as are necessary to the completion of the business combination. DFP’s board of directors may change its recommendations included in the proxy statement, but only if the failure to do so would result in a violation of its fiduciary duties and only after providing TOI with the opportunity to cure any issue.

•
the parties shall not, and shall direct their respective affiliates and representatives not to, during the period between signing and closing, solicit, initiate or engage in discussions or negotiations with any other person or enter into any agreement in respect of (i) in the case of TOI, any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets of TOI, its subsidiaries and the Group Companies, taken as a whole, and (ii) in the case of DFP, any merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

•
following the closing, each party shall, on the request of the other, execute such further documents and perform such further acts as necessary or appropriate to give full effect to the allocation of rights and obligations contemplated by the Merger Agreement.

•
during the period between signing and closing, TOI shall give DFP prompt notice, and DFP will give TOI prompt notice, of (i) any notice or other communication received by such party from any governmental authority in connection with the transactions contemplated by the Merger Agreement alleging that the consent of such governmental authority is required, (ii) any facts or circumstances, the occurrence or non-occurrence of which would, individually or in the aggregate, be reasonably expected to cause any of the conditions to closing to fail or (iii) any lawsuits or claims commenced or, to such party’s knowledge, threatened in writing, relating to such party’s ability to consummate the transactions contemplated by the Merger Agreement.

Survival of Representations, Warranties and Covenants
The representations, warranties, covenants, obligations or other agreements in the Merger Agreement terminate at Closing, except for those covenants and agreements that by their terms are required to be performed or complied with in whole or in part after the Closing, which covenants and agreements shall survive the Closing in accordance with their respective terms.
Termination
The Merger Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:
•
upon mutual consent of the parties;

•
by DFP, if (i) TOI breaches any of its representations, warranties, covenants or agreements such that the conditions to closing would not be satisfied, except that, if such breach is curable by TOI through the exercise of its reasonable efforts, then, for a period of 30 days (or any shorter term that remains between the date of DFP providing written notice of such breach and the Termination Date (defined below)) after receipt by TOI of notice from DFP of such breach, but only as long as TOI continues to use reasonable efforts to cure such breach, (ii) the closing has not occurred on or before the Termination Date, or (iii) the consummation of the transactions contemplated by the Merger Agreement are permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

•
by TOI, if (i) DFP breaches any of its representations, warranties, covenants or agreements such that the conditions to closing would not be satisfied, except that, if such breach is curable by DFP through the exercise of its reasonable efforts, then, for a period of 30 days (or any shorter term that remains between the date of TOI providing written notice of such breach and the Termination Date) after receipt by DFP of notice from TOI of such breach, but only as long as DFP continues to use reasonable efforts to cure such breach, (ii) the closing has not occurred on or before the Termination Date, or (iii) the consummation of the transactions contemplated by the Merger Agreement are permanently enjoined, prohibited or prevented by the terms of a final, non-appealable governmental order;

•
by written notice from TOI to DFP or from DFP to TOI, if the Special Meeting has been held, and DFP’s stockholders have duly voted, and the approval of DFP’s stockholders to the Business Combination has not been obtained (subject to any adjournment, postponement or recess of the meeting); or

•
by DFP, in the event TOI fails to deliver the approval of its stockholders with 72 hours after the effectiveness of the Registration Statement.

If the Merger Agreement is validly terminated, none of the parties to the Merger Agreement will have any liability or any further obligations under the Merger Agreement other than customary confidentiality obligations, except in the case of a willful breach of the Merger Agreement or Fraud (as defined in the Merger Agreement).

Expenses
The fees and expenses incurred in connection with the Merger Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees of legal counsel, financial advisors and accountants, shall be paid by the party incurring such fees or expenses; provided, that, if the Closing occurs, then DFP shall pay all expenses incurred by the parties in connection with the Business Combination.
Governing Law
The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of Delaware.
Amendments
The Merger Agreement may be amended or modified only by a written agreement executed and delivered by DFP and TOI.

THE STOCK ISSUANCE PROPOSAL
Overview
Assuming the other condition precedent proposals are approved, DFP will issue (a) up to 58,350,451 DFP Class A Common Stock pursuant to the Merger Agreement and up to 12,500,000 additional Earnout Shares (as defined herein), as described in more detail in the accompanying proxy statement under the heading titled “The Business Combination Proposal  —  Business Combination Consideration,” and (b) up to 27.5 million newly issued shares of DFP Class A Common Stock in the PIPE Investments.
Why DFP Needs Shareholder Approval
We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(b) and (d).
Under Nasdaq Listing Rule 5635(b) and Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of shares of common stock in certain circumstances, including if the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance. The maximum aggregate number of shares of new common stock issuable (i) pursuant to the Merger Agreement and (ii) pursuant to the Subscription Agreements, will represent greater than 20% of the number of shares of DFP’s Class A Common Stock before such issuances and will result in a change of control of DFP. As a result, stockholder approval of the issuance of shares of DFP Class A Common Stock in connection with the Merger Agreement and the issuance of shares of DFP Class A Common Stock pursuant to the Subscription Agreements is required under the Nasdaq regulations.
Vote Required for Approval
The approval of the Stock Issuance Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Stock Issuance Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
Recommendation of the DFP Board
THE DPH BOARD UNANIMOUSLY RECOMMENDS THAT DPH SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK ISSUANCE PROPOSAL.

THE CHARTER PROPOSAL
Overview
Assuming the other condition precedent proposals are approved, we are seeking stockholder approval to adopt the Proposed Charter, which, if approved, would take effect upon the Closing. If the condition precedent proposals are approved and the Business Combination is to be consummated, DFP will amend and restate the Current Charter with the Proposed Charter under the DGCL to reflect the changes described below.
	Current Charter	Proposed Charter
Change Stock Classes and Authorized Shares	The Current Charter authorizes the issuance of 100,000,000 shares of DFP Class A Common Stock 10,000,000 shares of DFP Class B Common Stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes the issuance of 500,000,000 shares of New TOI Common Stock and 10,000,000 shares of preferred stock.
Removal of Classified Board	The Current Charter provides for three classes of directors. At DFP’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the DFP Board among the classes, but in no case will a decrease in the number of directors constituting the DFP Board shorten the term of any incumbent director.	The Proposed Charter provides that at New TOI’s annual meeting, each director is elected until the expiration of his or her term or until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.
Vote Required to Amend Certain Provisions of the Proposed Charter	The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the Current Charter.	The Proposed Charter requires the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of New TOI Common Stock to amend certain provisions of the Proposed Charter as follows: Article V(B), which addresses Preferred Stock; Article VI, which addresses the number, election, terms and removal of and any directors; Article VII, which addresses the conduct of New TOI’s annual meetings and special meetings, and the requirement that stockholders take action at a meeting rather than by written consent; and Article VIII, which addresses the limitation on director liability, Article IX, which addresses director indemnification, Article X, which addresses corporate opportunities, Article XI, which discusses forum selection, and Article XII, which addresses the ability

	Current Charter	Proposed Charter
to amend the Proposed Charter.
Vote Required to Amend Proposed Bylaws	Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the bylaws.	The Proposed Charter grants the TOI Board the power to adopt, amend or repeal the Proposed Bylaws. TOI stockholders can adopt, amend or repeal the Proposed Bylaws with the approval by affirmative vote of the holders of at least 66 2∕3% of the New TOI Common Stock.
Stockholder Action by Written Consent	The Current Charter permits only holders of DFP Class B Common Stock to take action by written consent in lieu of taking action at a meeting of stockholders.	The Proposed Charter would prohibit stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.
Interested Directors	The Current Charter, to the maximum extent permitted from time to time by Delaware law, renounces any expectancy that DFP has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to DFP directors, officers or their affiliates, except with respect to any of the directors, officers, or their affiliates of DFP with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of DFP and (i) such opportunity is one that DFP is legally and contractually permitted to undertake and would otherwise be reasonable for DFP to pursue and (ii) the director or officer is permitted to refer that opportunity to DFP without violating any legal obligation.	The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are New TOI’s or New TOI’s subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by New TOI (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New TOI or its affiliates now engage or propose to engage or (ii) otherwise competing with New TOI or its affiliates. The Proposed Charter will not renounce New TOI”s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able,

	Current Charter	Proposed Charter
nor contractually permitted to undertake the opportunity, the opportunity is not in the line of New TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.
Exclusive Forum Provision	The Current Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on DFP’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of DFP to DFP or its stockholders; (iii) any action asserting a claim against DFP arising under the DGCL, the Current Charter or DFP’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against DFP that is governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Current Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction.	The Proposed Charter provides that, unless New TOI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or its stockholders; (iii) any action, suit or proceeding asserting a claim against New TOI arising under the DGCL, its certificate of incorporation or its bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against New TOI or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Proposed Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive

	Current Charter	Proposed Charter
jurisdiction.
Changes in Connection with Adoption of the Proposed Charter	The Current Charter contains various provisions applicable only to blank check companies.	The Proposed Charter would (i) change the post-business combination company’s corporate name from “DFP Healthcare Acquisitions Corp.” to “The Oncology Institute, Inc.” and making New TOI’s corporate existence perpetual and (ii) remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Reasons for the Amendments
Stock Classes and Authorized Classes
The DFP Board determined that there was no longer a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The Proposed Charter also provides adequate authorized capital and flexibility for future issuances of New TOI Common Stock if determined by the New TOI Board to be in the best interests of the post-combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Removal of Classified Board
The DFP Board recognizes that a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. Although the DFP Board believes that declassifying the New TOI Board is in the best interests of New TOI stockholders, the DFP Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the DFP Board believes that the declassification of the New TOI Board under this proposal is in the best interests of New TOI stockholders.
Vote Required to Amend Certain Provisions of the Proposed Charter
The DFP Board believes that this change protects such provisions from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.
Vote Required to Amend Proposed Bylaws
The DFP Board believes that this change protects the Proposed Bylaws from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.
Stockholder Action by Written Consent
The DFP Board determined that upon the elimination of separate classes of stock and the conversion of all DFP Class B Common Stock to DFP Class A Common Stock, there was no longer a need for a provision applicable to the DFP Class B Common Stock. In addition, the DFP Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
Interested Directors
The DFP Board determined that in order to attract and retain independent directors who work in New TOI’s field and may acquire opportunities while serving as employees or outside directors of other unrelated companies, the Proposed Charter renounces any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to its non-employee directors. In particular, the Proposed Charter provides that, to the fullest extent permitted by law, none of New TOI’s non-employee directors (including any non-employee director who serves as one of New TOI’s officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New TOI or its affiliates now engage or propose to engage or (ii) otherwise competing with New TOI or its affiliates. The Proposed Charter does not renounce New TOI”s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of new TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.
Exclusive Forum Provision
The Proposed Charter will amend the exclusive forum provision to provide that, among other administrative or clarifying revisions, unless New TOI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district courts of the United States of America; provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.
While the Delaware courts have determined that exclusive forum provisions of the type included in the Proposed Charter are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. The exclusive forum provision may limit the ability of New TOI stockholders to bring a claim in a judicial forum of such stockholders’ choice for disputes with New TOI or its directors, officers or employees, which may discourage such lawsuits against New TOI and its directors, officers and employees, even though an action, if successful, might benefit New TOI’s stockholders. If a court were to find our exclusive forum provision either to be inapplicable or unenforceable in an action, New TOI may incur additional costs associated with resolving such action in other jurisdictions, all of which may increase its costs of litigation.
Adopting the federal district courts of the United States of America as the exclusive forum for resolving any complain asserting a cause of acting arising under the Securities Act, unless New TOI consents in writing to the selection of an alternative forum, is intended to allow for the consolidation of multi-jurisdictional litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent. DFP’s Board has chosen the federal courts of the United States of America as the exclusive forum for such Securities Act causes of action because New TOI’s principal executive offices are located in the United States of America and because potential plaintiffs should not be inconvenienced in bringing claims in the federal courts located in the states where they reside.
Changes in Connection with Adoption of the Proposed Charter
The DFP Board believes that changing the post-business combination corporate name from “DFP Healthcare Acquisitions Corp.” to “The Oncology Institute, Inc.” and making the post-business combination company’s corporate existence perpetual is desirable to reflect the Business Combination with TOI and to clearly identify the post-business combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the DFP Board believes that it is the most appropriate period for New TOI following the Business Combination.
Furthermore, the DFP Board has determined it is in the best interest of DFP to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve DFP and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the DFP Board believes it is the most appropriate period for the post-business combination company.
Vote Required for Approval
The approval of the Charter Proposal requires (1) the affirmative vote of a majority of the outstanding DFP Shares, voting together as a single class, as of the Record Date and (2) the affirmative vote of a majority of the outstanding shares of DFP Class A Common Stock, voting separately as a series, as of the Record Date. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal. The Charter Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
Recommendation of DFP Board
THE DFP BOARD UNANIMOUSLY RECOMMENDS THAT DFP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

THE ADVISORY CHARTER PROPOSALS
Overview
In connection with the Business Combination, DFP is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Proposal but, pursuant to SEC guidance, DFP is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on DFP or the DFP Board (separate and apart from the approval of the Charter Proposal). In the judgment of the DFP Board, these provisions are necessary to adequately address the needs of the combined company. Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Proposal).
Advisory Charter Proposals
Advisory Charter Proposal	Current Charter	Proposed Charter
Advisory Charter Proposal A — Change Stock Classes and Authorized Shares	The Current Charter authorizes the issuance of 100,000,000 shares of DFP Class A Common Stock 10,000,000 shares of DFP Class B Common Stock and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes the issuance of 500,000,000 shares of New TOI Common Stock and 10,000,000 shares of preferred stock.
Advisory Charter Proposal B — Removal of Classified Board	The Current Charter provides for three classes of directors. At DFP’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the DFP Board among the classes, but in no case will a decrease in the number of directors constituting the DFP Board shorten the term of any incumbent director.	The Proposed Charter provides that at New TOI’s annual meeting, each director is elected until the expiration of his or her term or until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.
Advisory Charter Proposal C — Vote Required to Amend Certain Provisions of the Proposed Charter	The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the Current Charter.	The Proposed Charter requires the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of New TOI Common Stock to amend certain provisions of the Proposed Charter as follows: Article V(B), which addresses Preferred Stock; Article VI, which addresses the number, election, terms and removal of and any directors; Article VII, which addresses the conduct of New TOI’s annual meetings and special meetings, and the requirement that stockholders take action at a meeting rather than by written consent; and Article VIII, which addresses the limitation on

Advisory Charter Proposal	Current Charter	Proposed Charter
director liability, Article IX, which addresses director indemnification, Article X, which addresses corporate opportunities, Article XI, which discusses forum selection, and Article XII, which addresses the ability to amend the Proposed Charter.
Advisory Charter Proposal D — Vote Required to Amend Proposed Bylaws	Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the bylaws.	The Proposed Charter grants the TOI Board the power to adopt, amend or repeal the Proposed Bylaws. TOI stockholders can adopt, amend or repeal the Proposed Bylaws with the approval by affirmative vote of the holders of at least 66 2∕3% of the New TOI Common Stock.
Advisory Charter Proposal E — Stockholder Action by Written Consent	The Current Charter permits only holders of DFP Class B Common Stock to take action by written consent in lieu of taking action at a meeting of stockholders.	The Proposed Charter would prohibit stockholder action by written consent by specifying that any action required or permitted to be taken by stockholders must be effected by a duly called annual or special meeting and may not be effected by written consent.
Advisory Charter Proposal F — Interested Directors	The Current Charter, to the maximum extent permitted from time to time by Delaware law, renounces any expectancy that DFP has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to DFP directors, officers or their affiliates, except with respect to any of the directors, officers, or their affiliates of DFP with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of DFP and (i) such opportunity is one that DFP is legally and contractually permitted to undertake and would otherwise be reasonable for DFP to pursue and (ii) the director or officer is permitted to refer that opportunity to DFP without violating any legal obligation.	The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are New TOI’s or New TOI’s subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by New TOI (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New TOI or its affiliates now engage or propose to engage or (ii) otherwise competing with New TOI or its affiliates. The Proposed Charter will not renounce New TOI”s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her

Advisory Charter Proposal	Current Charter	Proposed Charter
capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of New TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.
Advisory Charter Proposal G — Exclusive Forum Provision	The Current Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on DFP’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of DFP to DFP or its stockholders; (iii) any action asserting a claim against DFP arising under the DGCL, the Current Charter or DFP’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim against DFP that is governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Current Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction.	The Proposed Charter provides that, unless New TOI consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or its stockholders; (iii) any action, suit or proceeding asserting a claim against New TOI arising under the DGCL, its certificate of incorporation or its bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against New TOI or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Proposed Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or

Advisory Charter Proposal	Current Charter	Proposed Charter
any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive jurisdiction.
Advisory Charter Proposal H — Changes in Connection with Adoption of the Proposed Charter	The Current Charter contains various provisions applicable only to blank check companies.	The Proposed Charter would (i) change the post-business combination company’s corporate name from “DFP Healthcare Acquisitions Corp.” to “The Oncology Institute, Inc.” and making New TOI’s corporate existence perpetual and (ii) remove certain provisions related to our status as a blank check company that will no longer apply upon consummation of the business combination.
This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.
Reasons for Approval of the Advisory Charter Proposals
Advisory Charter Proposal A — Stock Classes and Authorized Classes
The DFP Board determined that there was no longer a need to continue with two series of common stock and, therefore, the Proposed Charter eliminates the dual classes of our common stock as described above. The Proposed Charter also provides adequate authorized capital and flexibility for future issuances of New TOI Common Stock if determined by the New TOI Board to be in the best interests of the post-combination company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.
Advisory Charter Proposal B — Removal of Classified Board
The DFP Board recognizes that a classified board structure may appear to reduce director accountability to stockholders since this structure does not permit stockholders to express a view on each director’s performance by means of an annual vote. Although the DFP Board believes that declassifying the New TOI Board is in the best interests of New TOI stockholders, the DFP Board is aware that there may be disadvantages to a declassified board structure. For example, a classified board structure may provide increased board continuity and stability and encourages directors to focus on the long-term productivity of a company. Additionally, classified boards may provide additional protections against unwanted, and potentially unfair and abusive, takeover attempts and proxy contests, as they make it more difficult for a substantial stockholder to gain control of a board of directors without the cooperation or approval of incumbent directors. However, after considering the foregoing, the DFP Board believes that the declassification of the New TOI Board under this proposal is in the best interests of New TOI stockholders.
Advisory Charter Proposal C — Vote Required to Amend Certain Provisions of the Proposed Charter
The DFP Board believes that this change protects such provisions from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.
Advisory Charter Proposal D — Vote Required to Amend Proposed Bylaws
The DFP Board believes that this change protects the Proposed Bylaws from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to the majority of our stockholders or making changes to provisions that are intended to protect all stockholders.

Advisory Charter Proposal E — Stockholder Action by Written Consent
The DFP Board determined that upon the elimination of separate classes of stock and the conversion of all DFP Class B Common Stock to DFP Class A Common Stock, there was no longer a need for a provision applicable to the DFP Class B Common Stock. In addition, the DFP Board believes that prohibiting stockholder action by written consent is a prudent corporate governance measure to reduce the possibility that a block of stockholders could take corporate actions without the benefit of a stockholder meeting to consider important corporate issues.
Advisory Charter Proposal F — Interested Directors
The DFP Board determined that in order to attract and retain independent directors who work in New TOI’s field and may acquire opportunities while serving as employees or outside directors of other unrelated companies, the Proposed Charter renounces any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to its non-employee directors. In particular, the Proposed Charter provides that, to the fullest extent permitted by law, none of New TOI’s non-employee directors (including any non-employee director who serves as one of New TOI’s officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which New TOI or its affiliates now engage or propose to engage or (ii) otherwise competing with New TOI or its affiliates. The Proposed Charter does not renounce New TOI”s interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of new TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.
Advisory Charter Proposal G — Exclusive Forum Provision
The Proposed Charter will amend the exclusive forum provision to provide that, among other administrative or clarifying revisions, unless New TOI consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district courts of the United States of America; provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act or any rule or regulation promulgated thereunder (in each case, as amended) will be the Court of Chancery of the State of Delaware.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts with respect to suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision may not apply to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction.
While the Delaware courts have determined that exclusive forum provisions of the type included in the Proposed Charter are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provision. In such instance, to the extent applicable, we would expect to vigorously assert the validity and enforceability of our exclusive forum provision. This may require additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions. The exclusive forum provision may limit the ability of New TOI stockholders to bring a claim in a judicial forum of such stockholders’ choice for disputes with New TOI or its directors, officers or employees, which may discourage such lawsuits against New TOI and its directors, officers and employees, even though an action, if successful, might benefit New TOI’s stockholders. If a court were to find our exclusive forum provision either to be inapplicable or unenforceable in an action, New TOI may incur additional costs associated with resolving such action in other jurisdictions, all of which may increase its costs of litigation.

Adopting the federal district courts of the United States of America as the exclusive forum for resolving any complain asserting a cause of acting arising under the Securities Act, unless New TOI consents in writing to the selection of an alternative forum, is intended to allow for the consolidation of multi-jurisdictional litigation, avoid state court forum shopping, provide efficiencies in managing the procedural aspects of securities litigation and reduce the risk that the outcome of cases in multiple jurisdictions could be inconsistent. DFP’s Board has chosen the federal courts of the United States of America as the exclusive forum for such Securities Act causes of action because New TOI’s principal executive offices are located in the United States of America and because potential plaintiffs should not be inconvenienced in bringing claims in the federal courts located in the states where they reside.
Advisory Charter Proposal H — Changes in Connection with Adoption of the Proposed Charter
The DFP Board believes that changing the post-business combination corporate name from “DFP Healthcare Acquisitions Corp.” to “The Oncology Institute, Inc.” and making the post-business combination company’s corporate existence perpetual is desirable to reflect the Business Combination with TOI and to clearly identify the post-business combination company as the publicly traded entity. Additionally, perpetual existence is the usual period of existence for corporations, and the DFP Board believes that it is the most appropriate period for New TOI following the Business Combination.
Furthermore, the DFP Board has determined it is in the best interest of DFP to eliminate provisions specific to our status as a blank check company. This deletion is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve DFP and allow us to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and the DFP Board believes it is the most appropriate period for the post-business combination company.
Vote Required for Approval
Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at the virtual Special Meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the outcome of each of the Advisory Charter Proposals.
Recommendation of DFP Board
THE DFP BOARD UNANIMOUSLY RECOMMENDS THAT DFP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY CHARTER PROPOSALS.

THE INCENTIVE PLAN PROPOSAL
Overview
Assuming that the other condition precedent proposals are approved, DFP’s stockholders are also being asked to approve and adopt the 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. On June 27, 2021, the DFP Board approved the Incentive Plan, subject to stockholder approval at the DFP Special Meeting and completion of the Business Combination. The Incentive Plan is described in more detail below. The 2021 Plan will become effective on the closing of the Business Combination. No further awards may be granted under the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan (the “Prior Plan”), from and after the date on which the 2021 Plan becomes effective, but awards outstanding under the Prior Plan on such date will remain subject to the terms and conditions of the Prior Plan.
A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex F. If approved by DFP Stockholders, and assuming that the other condition precedent proposals are approved, the 2021 Plan will become effective upon the closing of the Business Combination.
After careful consideration, the DFP Board believes that approving the Incentive Plan is in the best interests of New TOI. The Incentive Plan promotes ownership in New TOI by its employees, non-employee directors and consultants, and aligns incentives between these service providers and stockholders by permitting these service providers to receive compensation in the form of awards denominated in, or based on the value of, the combined company’s. Therefore, the DFP Board recommends that DFP Stockholders approve the Incentive Plan.
Purpose of the 2021 Plan
The purpose of the 2021 Plan is to enhance New TOI’s and its related entities’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. We believe that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the Incentive Plan
The following summarizes the material terms of the 2021 Plan. This summary is qualified in its entirety by reference to the full text of the 2021 Plan.
Administration.   The 2021 Plan will be administered by the New TOI Board, or any committee to whom the New TOI Board delegates such power or authority (referred to herein as the plan administrator). The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any awards granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of New TOI Common Stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2021 Plan.
Share Reserve.   The aggregate number of shares of New TOI Common Stock that may be issued pursuant to awards granted under the 2021 Plan will be the sum of (i) 7% of the aggregate number of shares of DFP Class A and DFP Class B Common Stock outstanding on a fully diluted basis as of the effective date of the 2021 Plan; (ii) up to 634,067 Shares of TOI Common Stock which are subject to options outstanding under the Prior Plan; (iii) an annual increase on January 1 of each calendar year (commencing January 1, 2022 and ending on and including January 1, 2031) equal to a number of DFP Shares of DFP Class A Common Stock equal to 4% of the aggregate shares of DFP Class A and DFP Class B Common Stock outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the New TOI Board), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below, and (iv) up to 1,178,065 optionholder earnout shares or stockholder earnout shares which may become available for issuance under the 2021 Plan as further described below (the “ESPP Overall Share Limit”). For this purpose, the number of shares of DFP Class A and DFP Class B Common Stock outstanding will be calculated as if all options and stock appreciation rights (“SARs”) issued and outstanding were exercised in full, and all outstanding restricted stock units (“RSUs”) were issued and outstanding shares of DFP Class A and DFP Class B Common Stock. Subject to the ESPP Overall Share Limit, the maximum number of New TOI Common Stock that may be granted with respect to incentive stock options (“ISOs”) under the 2021 Plan will be equal to 7% of the aggregate number of shares of DFP Class A and DFP Class B Common Stock outstanding on a fully diluted basis as of the effective date of the 2021 Plan.
If an award under the 2021 Plan or Prior Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2021 Plan or Prior Plan will again be or will become (as applicable) available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan or Prior Plan will not reduce the shares available for grant under the 2021 Plan. If any optionholder earnout shares or stockholder earnout shares payable with respect to RSUs would have been earned based on satisfaction of the share price conditions, but are forfeited by reason of a participant’s termination of service, then such optionholder earnout shares or stockholder earnout shares, as applicable, will become available for grants under the 2021 Plan.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our related entities prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $625,000. The plan administrator may make exceptions to these limits for individual non-employee directors in extraordinary circumstances, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.
Eligibility.   Our directors, employees and consultants, and employees and consultants of our consolidated subsidiaries and other related entities, will be eligible to receive awards under the 2021 Plan; however, ISOs may only be granted to our employees and employees of our direct 50% or more owned subsidiaries. Following the closing of the Business Combination, we expect to have approximately 7 directors, 553 employees and 5 consultants of New TOI and its consolidated subsidiaries and other related entities who will be eligible to receive awards under the 2021 Plan.
Types of Awards.   The 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) RSUs; (vi) dividend equivalents; and (vii) other stock and cash based awards.
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Stock Options and SARs.   The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of New TOI Common Stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant. The plan administrator may grant options or SARs with an exercise price less than 100% of the fair market value. But if an ISO is granted to an employee who owns more than 10% of New TOI, it must have an exercise price of at least 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs granted to an employee who owns more than 10% of New TOI, five years from the date of grant.
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Restricted Stock.   Restricted stock is an award of nontransferable shares of New TOI Common Stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof. To the extent we pay dividends on New TOI Common Stock, then such dividends will also be paid on restricted stock. But, any such dividends will be held and not paid until the restricted stock vests.

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RSUs.   RSUs are contractual promises to deliver shares of New TOI Common Stock in the future or cash or other consideration of equal value, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of New TOI Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New TOI Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.

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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New TOI Common Stock on shares subject to an award. Dividend equivalents may be settled in cash or shares and are subject to the same vesting and transfer restrictions as the corresponding award.

Adjustments; Corporate Transactions.   In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder.
Effect of Non-Assumption in a Change of Control.   If a Change of Control (as defined under the 2021 Plan) occurs and a participant’s award is not continued, converted, assumed or replaced with an award (which may include, without limitation, a cash based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by New TOI or a successor entity or its parent or subsidiary, and provided the participant remains continuously employed through such Change of Control, the award will become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such award will lapse, in which case, such award, to the extent in the money, will be cancelled upon the consummation of the Change of Control in exchange for the right to receive the consideration payable in the Change of Control.
Repricing.   The plan administrator may, without stockholder approval, reduce the exercise price or base price per share of any stock option or SAR or cancel any stock option or SAR with an exercise price or base price in excess of the fair market value of a share of New TOI Common Stock in exchange for cash, stock options, SARs or other awards with an exercise price or base price per share that is less than the exercise price or base price per share of the original stock options or SARs for which such new stock options or SARS are exchanged.
Term, Amendment and Termination.   The 2021 Plan will become effective only upon the closing of the Business Combination. The Board may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of New TOI Common Stock that may be issued under the 2021 Plan (other than due to adjustments as a result of corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the amount that may be paid to directors under the 2021 Plan. An ISO may not be granted under the 2021 Plan after 10 years from the earlier of the date the Board adopted the 2021 Plan or the date on which our stockholders approve the 2021 Plan.
Foreign Participants, Claw-Back Provisions and Transferability.   The plan administrator may modify award terms, establish sub-plans and/or adjust other terms and conditions of awards, subject to the limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in New TOI Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New TOI Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income subject to Internal Revenue Code limitations.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of New TOI Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, then the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any federal income tax deduction. If the holding period requirements are not met, the ISO will then be treated as an NSO and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. In that case, we and our subsidiaries would be entitled to a federal income tax deduction to the extent that the participant recognizes ordinary income on disposition of the shares, subject to the limitations described below.
Other Awards.   The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a permissible tax election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income, subject to the limitations described below.
Deferred Compensation Rules.   Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subjecting them to a separate tax regime. If an award is deferred compensation and certain specific requirements are not met, then holders of such awards may be taxed earlier than described above (e.g., at the time of vesting instead of the time of exercise or payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from these deferred compensation rules in order to avoid these penalties. The 2021 Plan gives the plan administrator the authority to amend the 2021 Plan and applicable award agreements in order to exempt or have awards under the plan comply with these deferred compensation rules, if the plan administrator determines that to be an appropriate course of action.
Deduction Limits.   Our tax deduction for awards under the plan by may also be limited with respect to anyone who serves as a named executive officers to the extent that compensation paid to them, including compensation received under an award exceeds $1 million in a tax year.
Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of New TOI Common Stock at various future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
The Resolution
“RESOLVED, that the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan, be approved in all respects.”
Vote Required for Approval
The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Stock Issuance Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board of Directors
THE DFP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DFP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

THE ESPP PROPOSAL
Overview
Assuming that the other condition precedent proposals approved, DFP Stockholders are also being asked to approve and adopt The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. On June 27, 2021, the DFP Board has approved and adopted the ESPP, subject to receiving shareholder approval and completing the Business Combination. If the ESPP is not approved by our stockholders or the Business Combination is not completed, then it will not become effective and no shares will be granted thereunder. A summary of the principal features of the ESPP is provided below. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the ESPP. A copy of the ESPP is attached to this proxy statement/prospectus as Annex G.
If the ESPP is not approved by the DFP Stockholders, New TOI will be unable to provide a means by which its employees will be given an opportunity to purchase shares of TOI Common Stock, and therefore New TOI will be at a significant competitive disadvantage in attracting, retaining and motivating talented individuals who contribute to its success.
Purpose of the ESPP
The purpose of the ESPP is to provide New TOI employees with the opportunity to purchase shares of New TOI Common Stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees, recruiting and retaining new employees and aligning the interests of our employees with those of our stockholders.
Summary of the ESPP
The following summarizes the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP.
The ESPP is comprised of two distinct components: (1) the grant of purchase rights to employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”), and (2) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”).
Administration.   The compensation committee of the New TOI Board, or any other committee to whom the New TOI Board delegates such power or authority, will serve as the administrator of the ESPP (referred to herein as the plan administrator). The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.
Share Reserve.   The aggregate number of shares of New TOI Common Stock that may be issued pursuant to rights granted under the ESPP will equal 1% of the aggregate number of shares of DFP Class and DFP Class B Common Stock outstanding on a fully diluted basis as of the effective date of the ESPP, plus, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of DFP Shares of DFP Class A Common Stock equal to the lesser of (i) 1% of the aggregate number of shares of DFP Class A and DFP Class B Common Stock outstanding calculated on a fully diluted basis on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the New TOI Board (the “ESPP Overall Share Limit”). For this purpose, the number of shares of DFP Class and DFP Class B Common Stock outstanding will be calculated as if all options and stock appreciation rights issued and outstanding were exercised in full, and all restricted stock units were issued and outstanding shares of DFP Class A and DFP Class B Common Stock. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. No more than 1% of the aggregate number of shares of DFP Class A Common Stock, DFP Class B Common Stock, and PIPE Shares calculated on a fully diluted basis as of the effective date of the Business Combination may be issued under the Section 423 Component of the ESPP.
Eligible Employees.   Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries (including consolidated subsidiaries) on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Employees of our consolidated subsidiaries which we do not hold directly or indirectly more than 50% of the outstanding equity are eligible only to participate in the Non-Section 423 Component. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).
As of June 30, 2021 we employed approximately 553 employees all of which would be eligible to participate in the ESPP at the time of the closing of the Business Combination.
Participation.   Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.
Offerings; Purchase Periods.
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Offerings; Purchase Periods.   Under the ESPP, participants are offered the right to purchase shares of New TOI Common Stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to 27 months long. Accumulated employee payroll deductions will be used to purchase shares of New TOI Common Stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed 27 months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

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Enrollment and Contributions.   The ESPP permits participants to purchase shares of New TOI Common Stock through payroll deductions of a whole percentage or fixed dollar amount of their eligible compensation, which, in absence of any designation by the plan administrator in the applicable offering document, may not be less than 1% and may not be more than 15% of the participant’s eligible compensation for any payroll period. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, with respect to the Section 423 Component, will in all cases be limited to no more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

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Purchase Rights.   On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of New TOI Common Stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of New TOI Common Stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.
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Purchase Price.   The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the Section 423 Component, will not be less than 85% of the closing trading price of a share of New TOI Common Stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of New TOI Common Stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.

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Payroll Deduction Changes; Withdrawals; Terminations of Employment.   A participant may decrease, increase or suspend his or her payroll deductions during any purchase period, subject to any limitations as the plan administrator may establish. Any suspension of payroll deductions will be treated as a withdrawal of participation in the ESPP. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us within the time frame established by the plan administrator prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.   A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.
Adjustments; Changes in Capitalization.   In the event of certain transactions or events affecting New TOI Common Stock, such as any stock dividend or other distribution, Change of Control (as defined in the ESPP), reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a Change of Control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution of enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Amendment and Termination.   The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component.   The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of disposition of the stock equal to the excess of the fair market value of the shares on the date the shares were acquired over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the shares were acquired over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries generally are not entitled to a federal income tax deduction upon acquisition of or disposition of the shares acquired under the Section 423 Component, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component.   The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon acquisition of shares under the ESPP, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of New TOI Common Stock on the date of acquisition and the purchase price paid for the shares. A participant’s basis in shares of New TOI Common Stock acquired, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of New TOI Common Stock, generally, will be the fair market value of the shares so acquired.
Upon the subsequent sale of the shares acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.
New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of New TOI Common Stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
The Resolution
“RESOLVED, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”

Vote Required for Approval
The approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by the DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The ESPP Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board
THE DFP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DFP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL
Overview
The DFP Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting stockholders) serving a three year term.
Director Nominees
DFP’s Board has determined to increase the size of the board of directors from five to 7 if the Business Combination is completed. The DFP Stockholders are being asked to consider and vote upon a proposal to elect Richard Barasch, Brad Hively, Karen Johnson, Mohit Kaushal, Anne McGeorge, Maeve O’Meara and Ravi Sarin as directors, in each case to serve on the New TOI Board for a term expiring at the annual meeting of stockholders to be held in 2022, or until such director’s successor has been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.
Because DFP’s Board is currently classified and our directors currently serving in Class I, Class II and Class III have terms that extend beyond the Special Meeting, these directors have tendered their contingent resignations from their current terms, conditioned upon the approval of the condition precedent proposals, including the Charter Proposal. These resignations will take effect immediately prior to the Closing, and if the requisite vote of the stockholders is obtained, each of these directors will begin new terms as directors on New TOI’s.
For biographical information concerning each director nominee, see the section entitled “New Toi Management After The Business Combination — Directors and Officers.”
Vote Required for Approval
The election of directors is decided by a plurality of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal. The Director Election Proposal is conditioned on the approval of each of the other condition precedent proposals. If the other condition precedent proposals are not approved, this proposal will have no effect, even if approved by our stockholders.
Recommendation of the Board
THE DFP BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT DFP STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES TO THE BAORD OF THE DIRECTORS.

THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal, if adopted, will allow DFP’s Board to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the any of the condition precedent proposals, or holders of DFP Class A Common Stock have elected to redeem an amount of DFP Class A Common Stock such that DFP would have less than $5,000,001 of net tangible assets or the Minimum Available Closing Cash Condition would not be satisfied or waived by TOI. In no event will DFP’s Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Delaware law.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by the DFP Stockholders, the DFP board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for the approval of the condition precedent proposals, or holders of DFP Class A Common Stock have elected to redeem an amount of DFP Class A Common Stock such that DFP would have less than $5,000,001 of net tangible assets or the Minimum Available Closing Cash Condition would not be satisfied or waived by TOI, and may be unable to consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by March 13, 2022 (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.
Vote Required for Approval
The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by DFP Stockholders, voting together as a single class, as of the Record Date, present in person (which would include presence at a virtual meeting) or represented by proxy at the Special Meeting and entitled to vote thereon. Abstentions, broker non-votes or a failure to vote by proxy or in person (which would include presence at a virtual meeting) at the Special Meeting will have no effect on the approval of this proposal.
The Business Combination is not conditioned upon the approval of the Adjournment Proposal.
Recommendation of the DFP Board
THE DFP BOARD UNANIMOUSLY RECOMMENDS THAT ITS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 present the combined financial information of DFP and TOI after giving effect to the Business Combination and related adjustments described in the accompanying notes. DFP and TOI are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company” or “New TOI.”
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release 33 10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and six months ended June 30, 2021 give pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it was completed on June 30, 2021.
The unaudited pro forma condensed combined financial information are based on and should be read in conjunction with the audited historical financial statements of each of DFP and TOI and the related notes thereto as of and for the year ended December 31, 2020, and the unaudited historical financial statements as of and for the six months ended June 30, 2021, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DFP” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of TOI.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
On June 28, 2021, DFP and two of its direct, wholly-owned subsidiaries, First Merger Sub and Second Merger Sub entered into a Merger Agreement with TOI under which First Merger Sub will merge with and into TOI with TOI being the surviving corporation of the First Merger. Immediately following the First Merger, TOI, as the surviving corporation of the First Merger will merge with and into Second Merger Sub with the Second Merger Sub being the surviving entity and wholly-owned subsidiary of DFP. Upon Closing, DFP will be renamed “The Oncology Institute, Inc.” and is referred to herein as “New TOI.” The consideration due to TOI stockholders in the Business Combination will consist entirely of cash and shares of DFP Class A Common Stock (to become shares of New TOI Common Stock) valued at $10.00 per share. Immediately following the closing of the proposed transaction, New TOI expects to trade New TOI Common Stock and Public Warrants on the Nasdaq under the ticker symbol “TOI” and “TOIW”, respectively, pending Nasdaq approval.
The unaudited pro forma condensed combined information assumes that Public Stockholders approve the proposed Business Combination. Public Stockholders may elect to redeem their shares of DFP Class A Common Stock for cash even if they approve the proposed Business Combination. DFP cannot predict how many of its Public Stockholders will exercise their right to have their Public Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of DFP’s Class A Common Stock:
•
Assuming No Redemption:   This presentation assumes that no Public Stockholders exercise redemption rights with respect to their shares of DFP Class A Common Stock for a pro rata share of the funds in the Trust Account.

•
Assuming Maximum Redemption:   This presentation assumes that Public Stockholders holding 18.0 million shares of DFP Class A Common Stock will exercise their redemptions rights for their pro-rata share at approximately $10.00 per share (aggregate $180.0 million) to be redeemed out of the

Trust Account. The maximum number of shares of DFP Class A Common Stock subject to redemption gives effect to the Deerfield Holders’ commitment not to redeem its 5.0 million shares of DFP Class A Common Stock and potential forfeiture of Subject Shares, while still providing New TOI with cash at closing of the Business Combination of no less than the minimum of $290.0 million required by the Merger Agreement.
•
Assuming Interim Redemption:   This presentation assumes that Public Stockholders exercise their redemption rights with respect to 9.0 million shares of DFP Class A Common Stock (39% of the issued and outstanding shares of DFP Class A Common Stock) at approximately $10.00 per share (aggregate $90.0 million) to be redeemed out of the Trust Account.

The actual results will be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under each scenario, TOI is considered the accounting acquirer.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands, except number of shares amounts)
	June 30, 2021			No Redemption Scenario			Maximum Redemption Scenario			Interim Redemption Scenario
	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined
Assets
Current assets
Cash	$621	$15,169	$—	$230,007	(A)	$222,421	$(180,005)	(O)	$142,427	$(90,003)	(R)	$182,423
				268,000	(B)		12,240	(D)		6,104	(D)
				(6,300)	(C)		87,771	(K)		43,901	(K)
				(32,379)	(D)
				(225,979)	(K)
				(26,700)	(E)
				(18)	(Q)
Accounts receivable	—	19,911	—	—		19,911	—		19,911	—		19,911
Other receivables	—	652	—	—		652	—		652	—		652
Inventories, net	—	4,688	—	—		4,688	—		4,688	—		4,688
Prepaid expenses	126	1,860	—	—		1,986	—		1,986	—		1,986
Deferred transaction costs	—	6,085	—	—		6,085	—		6,085	—		6,085
Total current assets	747	48,365	—	206,631		255,743	(79,994)		175,749	(39,998)		215,745
Non-current assets
Property and equipment, net	—	2,793	—	—		2,793	—		2,793	—		2,793
Intangible assets, net	—	18,782	—	—		18,782	—		18,782	—		18,782
Goodwill	—	15,680	—	—		15,680	—		15,680	—		15,680
Other assets	—	183	—	—		183	—		183	—		183
Cash and investments held in Trust Account	230,007	—	—	(230,007)	(A)	—	—		—	—		—
Total assets	230,754	85,803	—	(23,376)		293,181	(79,994)		213,187	(39,998)		253,183
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	962	13,714	—	(962)	(E)	13,714	—		13,714	—		13,714
Current portion of long-term debt	—	188	—	—		188	—		188	—		188
Income taxes payable	—	1,778	—	—		1,778	—		1,778	—		1,778
Accrued expenses and other current liabilities	1,520	11,813	—	(9,173)	(E)	4,160	—		4,160	—		4,160
Accrued expenses – related parties	18	—	—	(18)	(Q)	—	—		—	—		—
Franchise tax payable	19	—	—	—		19	—		19	—		19
Total current liabilities	2,519	27,493	—	(10,153)		19,859	—		19,859	—		19,859
Non-current liabilities
Long-term debt, net of unamortized issuance costs and current portion	—	4,690	—	—		4,690	—		4,690	—		4,690
Deferred income taxes	—	1,383	—	—		1,383	—		1,383	—		1,383
Other non-current liabilities	—	1,834	—	70,228	(F)	72,062	(1,189)	(F)	70,873	(598)	(F)	71,464
Deferred underwriting commissions	6,300	—	—	(6,300)	(C)	—	—		—	—		—
Derivative liability	—	—	16,406	(9,948)	(N)	6,458	(1,011)	(P)	5,447	(505)	(P)	5,953
Derivative warrant liabilities	16,406	—	(16,406)	—		—	—		—	—		—
Total liabilities	25,225	35,400	—	43,827		104,452	(2,200)		102,252	(1,103)		103,349
Commitments and Contingencies
Class A common stock subject to possible redemption	200,529	—	—	29,471	(G)	—	—		—	—		—
				(230,000)	(H)
6% cumulative Series A Preferred Shares	—	100,113	—	(100,113)	(I)	—	—		—	—		—
Stockholders’ equity
Series A Common Equivalent Preferred Stock	—	—	—	2	(L)	2	—		2	—		2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (continued)
AS OF JUNE 30, 2021
(in thousands, except number of shares amounts)
	June 30, 2021			No Redemption Scenario			Maximum Redemption Scenario			Interim Redemption Scenario
	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	Reclassification Adjustments (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined
Class A common stock	—	—	—	2	(H)	9	(2)	(O)	8	(1)	(R)	8
				3	(B)		1	(K)
				1	(J)
				5	(K)
				(2)	(L)
Class B common stock	1	—	—	(1)	(J)	—	—		—	—		—
Common shares	—	—	—	—		—	—		—	—		—
Additional paid-in capital	13,777	387	—	(13,777)	(G)	287,305	(180,003)	(O)	208,501	(90,002)	(R)	247,906
				229,998	(H)		12,240	(D)		6,104	(D)
				(8,778)	(M)		1,189	(F)		43,901	(K)
				100,113	(I)		87,770	(K)		598	(F)
				267,997	(B)
				(225,984)	(K)
				(70,228)	(F)
				(16,148)	(E)
				9,948	(N)
Accumulated deficit	(8,778)	(50,097)	—	(15,694)	(G)	(98,587)	1,011	(P)	(97,576)	505	(P)	(98,082)
				8,778	(M)
				(32,379)	(D)
				(417)	(E)
Total stockholders’ equity	5,000	(49,710)	—	233,439		188,729	(77,794)		110,935	(38,895)		149,834
Total liabilities and stockholders’ equity	230,754	85,803	—	(23,376)		293,181	(79,994)		213,187	(39,998)		253,183

(1)
Additional transaction accounting adjustments present incremental adjustments in relation to the no redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in thousands, except number of shares and per share amounts)
	Six months ended June 30, 2021		No Redemption Scenario			Maximum Redemption Scenario			Interim Redemption Scenario
	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined
Revenue
Patient services	$—	$59,408	$—		$59,408	$—		$59,408	$—		$59,408
Dispensary	—	35,400	—		35,400	—		35,400	—		35,400
Clinical trials & other	—	3,615	—		3,615	—		3,615	—		3,615
Total operating revenue	—	98,423	—		98,423	—		98,423	—		98,423
Operating expenses
Direct costs – patient services	—	46,660	—		46,660	—		46,660	—		46,660
Direct costs – dispensary	—	30,360	—		30,360	—		30,360	—		30,360
Direct costs – clinical trials & other	—	312	—		312	—		312	—		312
Selling, general and administrative expense	2,669	22,390	787	(AA)	29,094	129	(AA)	31,130	65	(AA)	30,051
			5,730	(BB)		1,907	(BB)		892	(BB)
			(2,482)	(GG)
Depreciation and amortization	—	1,571	—		1,571	—		1,571	—		1,571
General and administrative expenses – related party	105	—	(105)	(DD)	—	—		—	—		—
Franchise tax expense	99	—	—		99	—		99	—		99
Total operating expenses	2,873	101,293	3,930		108,096	2,036		110,132	957		109,053
Loss from operations	(2,873)	(2,870)	(3,930)		(9,673)	(2,036)		(11,709)	(957)		(10,630)
Other non-operating expense (income)
Interest expense	—	182	—		182	—		182	—		182
Gain on debt extinguishment	—	(5,187)	—		(5,187)	—		(5,187)	—		(5,187)
Other, net	—	(1,072)	—		(1,072)	—		(1,072)	—		(1,072)
Interest income from investments in Trust Account	(53)	—	53	(CC)	—	—		—	—		—
Change in fair value of derivative warrant liabilities	(2,385)		—		(2,385)	—		(2,385)	—		(2,385)
Total other (income) expense	(2,438)	(6,077)	53		(8,462)	—		(8,462)	—		(8,462)
Income (loss) before provision for income taxes	(435)	3,207	(3,983)		(1,211)	(2,036)		(3,247)	(957)		(2,168)
Provision for income taxes (benefit)	—	998	—		998	—		998	—		998
Net income (loss)	(435)	2,209	(3,983)		(2,209)	(2,036)		(4,245)	(957)		(3,166)
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted					88,748,437			80,200,775			84,478,182
Basic and diluted net loss per share, DFP Class A Common Stock					$(0.02)			$(0.04)			$(0.03)

(1)
Additional transaction accounting adjustments present incremental adjustments in relation to the no redemption scenario.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except number of shares and per share amounts)
	Year ended December 31, 2020		No Redemption Scenario			Maximum Redemption Scenario			Interim Redemption Scenario
	DFP Healthcare Acquisitions Corp. (Historical)	TOI Parent, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments(1)		Pro Forma Combined	Additional Transaction Accounting Adjustments (1)		Pro Forma Combined
Revenue
Patient services	$—	$116,817	$—		$116,817	$—		$116,817	$—		$116,817
Dispensary	—	63,890	—		63,890	—		63,890	—		63,890
Clinical trials & other	—	6,808	—		6,808	—		6,808	—		6,808
Total operating revenue	—	187,515	—		187,515	—		187,515	—		187,515
Operating expenses
Direct costs – patient services	—	95,747	—		95,747	—		95,747	—		95,747
Direct costs – dispensary	—	53,907	—		53,907	—		53,907	—		53,907
Direct costs – clinical trials & other	—	982	—		982	—		982	—		982
Selling, general and administrative expense	309	41,897	6,483	(AA)	92,527	1,061	(AA)	85,162	534	(AA)	88,740
			43,838	(BB)		(8,426)	(BB)		(4,321)	(BB)
Depreciation and amortization	—	3,178	—		3,178	—		3,178	—		3,178
General and administrative expenses – related party	175	—	(175)	(DD)	—	—		—	—		—
Franchise tax expense	200	—	—		200	—		200	—		200
Total operating expenses	684	195,711	50,146		246,541	(7,365)		239,176	(3,787)		242,754
Loss from operations	(684)	(8,196)	(50,146)		(59,026)	7,365		(51,661)	3,787		(55,239)
Other non-operating expense (income)
Interest expense	—	347	—		347	—		347	—		347
Other, net	—	6,271	417	(EE)	6,688	—		6,688	—		6,688
Interest income from investments in Trust Account	(254)	—	254	(CC)	—	—		—	—		—
Change in fair value of derivative warrant liabilities	7,584	—	—		7,584	—		7,584	—		7,584
Offering costs associated with derivative warrant liabilities	315	—	—		315	—		315	—		315
Total other (income) expense	7,645	6,618	671		14,934	—		14,934	—		14,934
Income (loss) before provision for income taxes	(8,329)	(14,814)	(50,817)		(73,960)	7,365		(66,595)	3,787		(70,173)
Provision for income taxes (benefit)	11	(493)	—		(482)	—		(482)	—		(482)
Net income (loss)	(8,340)	(14,321)	(50,817)		(73,478)	7,365		(66,113)	3,787		(69,691)
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted					88,374,784			79,827,122			84,104,529
Basic and diluted net loss per share, DFP Class A Common Stock					$(0.70)			$(0.69)			$(0.70)

(1)
Additional transaction accounting adjustments present incremental adjustments in relation to the no redemption scenario.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED FINANCIAL
INFORMATION
Note 1 — Description of the Business Combination
On June 28, 2021, DFP entered into the Merger Agreement with TOI, under the terms of which, DFP will acquire TOI through a series of transactions and DFP will change its name to New TOI. After giving effect to the Business Combination, New TOI will own all of the issued and outstanding equity interests of TOI and its subsidiaries.
At Closing, each outstanding share of TOI Common Stock as of immediately prior to the effective time of the Business Combination (after giving effect to the Conversion) will be exchanged for Per Share Merger Consideration equal to (i) a number of DFP Class A Common Stock equal to Closing Share Consideration; and (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock. The split of cash and stock will be based on the available cash after the Public Stockholder redemption. The Closing Merger Consideration will be paid 33.9% cash and 66.1% stock assuming no redemption, 20.8% cash and 79.2% stock assuming maximum redemption, and 27.3% cash and 72.7% stock assuming interim redemption. The Closing Merger Consideration to be transferred to TOI equity holders is $762.1 million. TOI equity holders are also entitled to the contingent right to receive Earnout Shares (further discussed below) with a fair value of $74.0 million.
Each Company Option that is an Eligible Cash-Out Vested Company Option will receive cash in an amount equal to (A) the Per Share Merger Consideration multiplied by (B) the number of shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option, minus (C) the aggregate exercise price applicable to the shares of TOI Common Stock underlying such Eligible Cash-Out Vested Company Option. Each Vested Company Option will be exchanged for (i) an option to purchase shares of DFP Class A Common Stock (“New TOI Vested Options”) and (ii) the contingent right to receive Earnout Shares. Each Unvested Company Option that is outstanding immediately prior to the Effective Time will receive (i) an option to purchase shares of DFP Class A Common Stock (“New TOI Unvested Options” together with New TOI Vested Options, “New TOI Options”) and (ii) the contingent right to receive Earnout Shares.
Each Company RSU outstanding immediately prior to the Effective Time will (i) be converted into a restricted stock unit denominated in shares of DFP Class A Common Stock equal to the product of (A) the number of TOI Common Stock subject to such Company RSU prior to the Effective Time, and (B) the Exchange Ratio, and (ii) have the contingent right to receive Earnout Shares. Each Restricted Stock will be subject to the same vesting and forfeiture terms on which such Restricted Stock was issued and entitled to receive (i) the Per Share Merger Consideration and (ii) the contingent right to receive Earnout Shares.
Immediately prior to the effective time of the Business Combination, each of the currently issued and outstanding shares of DFP Class B Common Stock will automatically convert into DFP Class A Common Stock on a one-for-one basis in accordance with the terms of DFP’s amended and restated certificate of incorporation. Thereafter, in connection with the Closing, each of the then issued and outstanding shares of DFP Class A Common Stock will become shares of New TOI Common Stock. Further, each of the then issued and outstanding Public Warrants and Private Placement Warrants will convert on a one-for-one basis into warrants to acquire one share of New TOI Common Stock.
Concurrently with the execution of the Merger Agreement, DFP also entered into a Stockholder Support Agreement with Subject Stockholders pursuant to which Subject Stockholders agreed to subject 20% of DFP Class B Common Stock held by Subject Shareholders (1,150,000 shares) (“Subject Shares”) and 20% of Private Placement Warrants held by Sponsor (746,667 warrants) (“Subject Warrants”) to forfeiture. The number of Subject Shares and Subject Warrants to be forfeited will be determined by multiplying the Subject Warrants and a fraction, the numerator of which is (A) the total number of shares of DFP Class A Common Stock redeemed by Public Stockholders prior to closing , and the denominator of which is (B) the total number of shares of DFP Class A Common Stock issued and outstanding as of June 28, 2021 (excluding such shares of DFP Class A Common Stock beneficially owned by the Subject Stockholders). The Subject Stockholders further agreed to subject 10% of DFP Class B Common Stock held by Subject Shareholders (575,000 shares) and 10% of Private Placement Warrants held by Sponsor (373,333 warrants) to earnout based on stock price thresholds, as described below.

In connection with the execution of the Merger Agreement, DFP entered into subscription agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase, in aggregate, 27.5 million shares of DFP Class A Common Stock at $10.00 per share for an aggregate commitment of $275.0 million (the “PIPE Funds”).
Concurrently with the execution of the Merger Agreement, DFP entered into the Consent and Waiver Letter pursuant to which, among other things, (i) the Sponsor waived any adjustment to the conversion provisions in the Current Charter which would result in DFP Class B Common Stock converting to DFP Class A Common Stock at a ratio of greater than one-for-one upon consummation of the Business Combination, (ii) Deerfield Partners and Deerfield Private Design Fund IV (the “Deerfield Funds”) agreed not to redeem any of the 2,500,000 shares of DFP Class A Common Stock (5,000,000 shares total) included in the units of DFP purchased by each of the Deerfield Funds at the IPO and (iii) DFP, the Deerfield Funds and the Sponsor (collectively, the “Deerfield Holders”) agreed to use reasonable best efforts to negotiate and establish definitive documentation pursuant to which the Deerfield Holders would exchange a number of their shares of DFP Class A Common Stock and DFP Class B Common Stock for and in consideration of a number of shares of DFP preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock, such that immediately thereafter, the Deerfield Holders collectively will hold an aggregate number of outstanding shares of DFP Class A Common Stock that represents 4.5% of the then outstanding shares of DFP Class A Common Stock (the “Deerfield Exchange”). The terms of the Series A Common Equivalent Preferred Stock will provide that each share is convertible into 100 shares of New TOI Common Stock, at the option of the holder, will be entitled to a de minimis liquidation preference of $0.0001 per share, will not have any voting rights, will otherwise be substantially similar to the New TOI Common Stock and will be subject to a beneficial ownership limitation that will prohibit the conversion of Series A Common Equivalent Preferred Stock into more than 4.9% of the total number of shares of New TOI Common Stock then outstanding.
New TOI will issue to eligible TOI stockholders, Company Option holders and Company RSU holders up to 12,500,000 additional shares of New TOI Common Stock, in two tranches of 5,000,000 and 7,500,000 Earnout Shares, respectively, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a price per share of $15.00 during the three-year period following the Closing, in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the Closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers, then at the Closing of such transaction, New TOI shall issue the applicable portion of the Earnout Shares as if such share price trigger had been achieved.
Sponsor will deposit up to 575,000 shares of DFP Class A Common Stock in an escrow account that will vest and be released to the Sponsor in two tranches of 50%, each, upon New TOI achieving a price per share of New TOI Common Stock of $12.50 during the two-year period following the Closing or a price per share of $15.00 during the three-year period following the Closing in each case, as its last reported sales price per share for any 20 trading days within any 30 consecutive trading day period within the applicable period; provided, that (i) if one or both of the share price triggers has not been achieved prior to the end of the three-year period following the closing, (ii) New TOI enters into a definitive agreement that would result in a change of control and (iii) the price per share of New TOI Common Stock in such transaction is equal to or greater than one or both of the share price triggers, then at the closing of such transaction, New TOI shall issue the applicable portion of the Sponsor Earnout Securities as if such share price trigger had been achieved. To the extent any Sponsor Earnout Securities remain unvested at the expiration of the three-year period following the closing, such Sponsor Earnout Securities shall be forfeited and cancelled without any consideration.
The following summarizes the Closing Cash Consideration and Closing Share Consideration under the no redemption, maximum redemption, and interim redemption scenarios:

	Assuming No Redemption	%	Assuming Maximum Redemption	%	Assuming Interim Redemption	%
(in thousands, except share and per share amounts)
Shares transferred to TOI at Closing(1)	50,369,462		60,370,559		55,370,010
Value per share	$10.00		$10.00		$10.00
Total Share Consideration	503,695	66.1%	603,706	79.2%	553,700	72.7%
Total Cash Consideration	258,357	33.9%	158,346	20.8%	208,352	27.3%
Total Consideration	$762,052	100%	$762,052	100%	$762,052	100%
(1)Inclusive of 1.4 million DFP Class A Common Stock to be issued as Restricted Stock and 0.5 million, 0.6 million, and 0.6 million DFP Class A Common Stock issuable upon exercise of New TOI Options under the no redemption, maximum redemption, and interim redemption scenarios, respectively. Total DFP Class A Common Stock issuable to TOI equity holders net of Restricted Stock and New TOI Options is 48.5 million, 58.4 million, and 53.4 million under the no redemption, maximum redemption, and interim redemption scenarios, respectively.
The following summarizes the pro forma common stock shares outstanding of New TOI under the three redemption scenarios, excluding the potential dilutive effect of the Earnout Shares, Sponsor Earnout Securities, exercise of Public Warrants and Private Placement Warrants, New TOI Options and Restricted Stock:
	Assuming No Redemption
	Before Deerfield Exchange	After Deerfield Exchange
	DFP Class A Common Shares	DFP Class A Common Shares	% voting	% ownership (2)
Other DFP Class A Common Shares	18,000,000	18,000,000	20.4%	17.3%
Other DFP Class B Common Shares	290,000	290,000	0.3%	0.3%
TOI Parent, Inc.	48,468,077	48,468,077	54.9%	46.5%
Deerfield Holders(1)	19,885,000	3,970,276	4.5%	19.1%
Other PIPE shares	17,500,000	17,500,000	19.9%	16.8%
Total DFP Class A Common Shares at Close	104,143,077	88,228,353	100%	100%
Total Series A Common Equivalent Preferred Stock at Close		159,147
	Assuming Maximum Redemption
	Before Deerfield Exchange	After Deerfield Exchange
	DFP Class A Common Shares	DFP Class A Common Shares	% voting	% ownership (2)
Other DFP Class A Common Shares	—	—	0.0%	0.0%
Other DFP Class B Common Shares	244,609	244,609	0.3%	0.3%
TOI Parent, Inc.	58,350,451	58,350,451	73.2%	61.3%
Deerfield Holders(1)	19,030,391	3,585,631	4.5%	20.0%
Other PIPE shares	17,500,000	17,500,000	22.0%	18.4%
Total DFP Class A Common Shares at Close	95,125,451	79,680,691	100%	100%
Total Series A Common Equivalent Preferred Stock at Close		154,448

	Assuming Interim Redemption
	Before Deerfield Exchange	After Deerfield Exchange
	DFP Class A Common Shares	DFP Class A Common Shares	% voting	% ownership (2)
Other DFP Class A Common Shares	9,000,000	9,000,000	10.7%	9.0%
Other DFP Class B Common Shares	267,304	267,304	0.3%	0.3%
TOI Parent, Inc.	53,412,680	53,412,680	63.6%	53.6%
Deerfield Holders(1)	19,457,696	3,778,114	4.5%	19.5%
Other PIPE shares	17,500,000	17,500,000	20.9%	17.6%
Total DFP Class A Common Shares at Close	99,637,680	83,958,098	100%	100%
Total Series A Common Equivalent Preferred Stock at Close		156,796
(1) Under the no redemption scenario, Deerfield Holders’ shares are inclusive of 5,000,000 DFP Class A Common Shares purchased in the IPO, 4,885,000 DFP Class B Common Shares, and 10,000,000 DFP Class A Common Shares purchased in the PIPE Offering. Under the maximum redemption scenario, Deerfield Holders’ shares are inclusive of 5,000,000 DFP Class A Common Shares purchased in the IPO, 4,030,391 DFP Class B Common Shares, and 10,000,000 DFP Class A Common Shares purchased in the PIPE Offering. Under the interim redemption scenario, Deerfield Holders’ shares are inclusive of 5,000,000 DFP Class A Common Shares purchased in the IPO, 4,457,696 DFP Class B Common Shares, and 10,000,000 DFP Class A Common Shares purchased in the PIPE Offering.
(2) Represents economic rights (i.e. — rights to income, dividends, etc.).
Expected Accounting Treatment for the Business Combination
Under the no redemption, maximum redemption, and interim redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, DFP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of TOI issuing stock for the net assets of DFP, accompanied by a recapitalization. The net assets of DFP will be stated at historical cost, with no goodwill or other intangible assets recorded.
TOI has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances under the no redemption, maximum redemption, and interim redemption scenarios:
•
TOI’s stockholders have the greatest voting interest in the combined entity with approximately 54.9% majority voting interest in a no redemption scenario, 73.2% majority interest in a maximum redemption scenario, and 63.6% majority voting interest in the interim redemption scenario, after giving effect to the Deerfield Exchange;

•
TOI’s former executive management will constitute the vast majority of the management of New TOI;

•
TOI’s existing directors and individuals designated by, or representing, TOI stockholders will constitute a majority of the initial New TOI board of directors following the consummation of the Business Combination;

•
The relative fair values of TOI and DFP indicate that TOI is the accounting acquirer.

The Earnout Shares issuable to eligible TOI’s stockholders and Sponsor Earnout Securities are expected to be accounted for as liability classified equity-linked instruments that are earned upon the achievement of certain triggering events. This portion of the Earnout Shares is liability classified due to failure to meet the equity classification criteria under ASC 815-40 — Contracts in Entity’s Own Equity. The Earnout Shares liability will be remeasured at fair value through net income (loss) at each reporting period subsequent to the closing of the Business Combination. For purposes of pro forma Transaction adjustments, however, as subsequent fair value of the Earnout Shares liability cannot be estimated at the closing date of the Business Combination, there will be no pro forma impact to the statement of operations related to the remeasurement of this Earnout Shares liability.
The Earnout Shares issuable to Company Option holders and Company RSU holders is considered a stock-based compensation award due to the requirement that Company Option holders and Company RSU holders must remain employed by New TOI in order not to forfeit such unvested Earnout Shares. The preliminary grant date fair value estimate of the stock-based compensation portion of the Earnout Shares is $7.3 million, $8.5 million, and $7.9 million under the no redemption, maximum redemption, and interim redemption scenario, respectively.
The fair value of the Earnout Shares and the Sponsor Earnout Securities were determined using a Monte Carlo simulation valuation model using a distribution of potential outcomes on a monthly basis over the derived Earnout Period and Sponsor Earnout Period. The preliminary estimated fair value of the Sponsor Earnout Securities and Earnout Shares was determined using the most reliable information available to estimate current stock price, expected volatility, the risk-free interest rate, the expected term, and expected dividend yield.
Cash payments to holders of Eligible Cash-Out Vested Company Options will be recorded as compensation expense under ASC 718 — Compensation — Stock Compensation. New TOI Options and Restricted Stock granted in replacement of Company Options and Company RSUs are accounted for as improbable to probable modifications under ASC 718 and will be recognized over the applicable vesting period based on the fair value of the Company Options and Company RSUs immediately after modification. The preliminary estimated fair value of the New TOI Options and Restricted Stock was determined using a Black Scholes model with inputs based on the most reliable information available to estimate current stock price, expected volatility, the risk-free interest rate, the expected term, and expected dividend yield.
Note 2 — Accounting Policies
As part of preparing these unaudited pro forma condensed combined financial statements, certain reclassifications were made to align DFP and TOI’s financial statement presentation. Upon consummation of the merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.
Note 3 — Transaction Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. No tax adjustment has been computed for the pro forma New TOI financial results, as it expects to maintain a full valuation allowance against its U.S. deferred tax assets. The pro forma Transaction adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
(A)
Reflects release of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination, assuming no redemption.

(B)
Reflects the proceeds of $275,000,000 from the issuance and sale of 27,500,000 shares of DFP Class A Common Stock at $10.00 per share with par value of $0.0001 to PIPE Investors, offset by the issuance costs of $7.0 million.

(C)
Reflects the settlement of $6.3 million of DFP deferred underwriting fees incurred for the IPO that is payable upon consummation of a business combination.

(D)
Reflects the one time, lump-sum cash settlement of the Eligible Cash-out Vested Company

Options under the no redemption, maximum redemption, and interim redemption scenarios. Company Options exchanged for New TOI Options will be subject to ASC 718 on an ongoing basis. See Note 1 for further detail.
(E)
Represents preliminary estimated transaction costs incurred by DFP and TOI that are capitalized as part of the Business Combination.

(F)
Reflects the fair value of the Earnout Shares liability potentially issuable to TOI stockholders and the Sponsor Earnout Securities that is not subject to a continued service requirement under the no redemption, maximum redemption, and interim redemption scenarios. The preliminary estimated fair value of the Sponsor Earnout Securities is $3.5 million under all redemption scenarios. The preliminary estimated fair value of the liability classified portion of the Earnout Shares is $66.8 million, $65.6 million, and $66.2 million under the no redemption, maximum redemption, and interim redemption scenario, respectively.

(G)
Reflects the reclassification of $29.5 million from permanent equity to temporary equity based on 2,947,056 redeemable DFP Class A Common Stock recorded in permanent equity at $10.00 per share. This adjustment reflects reclassification of Additional Paid-in Capital of $13.8 million and Accumulated Deficit of $15.7 million to mezzanine equity-classified DFP Class A Common Stock of $29.5 million.

(H)
Reflects the reclassification of DFP Class A common stock subject to possible redemption into permanent equity.

(I)
Reflects the Conversion of TOI Preferred Stock into TOI Common Stock pursuant to the Merger Agreement.

(J)
Reflects the conversion of DFP Class B Common Stock to DFP Class A Common Stock upon consummation of the Business Combination.

(K)
Reflects the recapitalization of TOI and issuance of 48,468,077 shares of DFP Class A Common Stock $0.0001 per share par value to be issued to TOI stockholders and $258.4 million cash (which is inclusive of payments for Eligible Cash-Out Vested Company Option) to TOI equity holders as consideration in the Business Combination under the no redemption scenario, issuance of 58,350,451 shares of DFP Class A Common Stock and $158.3 million cash (which is inclusive of payments for Eligible Cash-Out Vested Company Option) to TOI equity holders under the maximum redemption scenario, and issuance of 53,412,680 shares of DFP Class A Common Stock and $208.4 million cash (which is inclusive of payments for Eligible Cash-Out Vested Company Option) to TOI equity holders under the interim redemption scenario.

(L)
To reflect the Deerfield Holders’ agreement to exchange its aggregate beneficial ownership of DFP Class A Common Stock for an equivalent amount of Series A Common Equivalent Preferred Stock to reduce Deerfield Holders’ voting interest in New TOI to 4.5%.

(M)
Reflects the elimination of DFP’s historical accumulated deficit.

(N)
Reflects the change of classification of the Public Warrants from liability to equity upon Closing of the Business Combination resulting in the reduction of the DFP derivative liability. Upon Closing of the Business Combination, shares underlying the Public Warrants are not redeemable and New TOI will have one single class of voting stock, which does not preclude the Public Warrants from being considered indexed to New TOI’s equity and allows the Public Warrants to meet the criteria for equity classification per ASC 815-40 Contracts on an Entity’s Own Equity.

(O)
Represents redemption of the maximum number of shares that may be made of 18.0 million DFP Class A Common Shares at a redemption price of $10.00 per share for approximately $180.0 million allocated between DFP Class A Common Stock and additional paid-in capital using par value $0.0001 per share. This redemption is the estimated maximum number of redemptions that could occur inclusive of Deerfield Holders’ commitment not to redeem any of its collective 5.0 million DFP Class A Common Shares and subject to the minimum cash condition set forth in the Merger Agreement.

(P)
Reflects the forfeiture of the Subject Warrants based on maximum and interim redemptions of DFP Class A Common Stock.

(Q)
Reflects settlement of amounts due to related parties for DFP office space and administrative support services.

(R)
Represents redemption of an interim number of shares that may be made of 9.0 million DFP Class A Common Shares at a redemption price of $10.00 per share for $90.0 million allocated between DFP Class A Common Stock and additional paid-in capital using par value $0.0001 per share. This redemption is an estimated interim number of redemptions that could occur inclusive of Deerfield Holders’ commitment not to redeem any of its collective 5.0 million DFP Class A Common Shares and subject to the minimum cash condition set forth in the Merger Agreement.

Note 4 — Transaction Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021 and the year ended December 31, 2020.
(AA)
Reflects compensation expense recognized for the portion of Earnout Consideration subject to a service condition based on a grant date fair value of $7.3 million, $8.5 million, and $7.9 million under the no redemption, maximum redemption, and interim redemption scenario, respectively, with a derived requisite service period of 0.69 years and 1.22 years for the two tranches of Earnout Shares, respectively.

(BB)
Reflects (i) compensation expense recognized on a straight line basis for the exchanged New TOI Options over a requisite service period of 3 years as well as (ii) compensation expense in connection with the one time, lump-sum payment to Eligible Cash-out Vested Company Options recognized in full in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020.

For the six months ended June 30, 2021, compensation expense for the exchanged New TOI Options is $5.7 million based on a grant date fair value of $34.4 million under the no redemption scenario. An additional $1.9 million of compensation expense (resulting in $7.6 million total compensation expense) is recognized under the maximum redemption scenario based on a grant date fair value of $45.8 million. Under the interim redemption scenario, an additional $0.9 million of compensation expense is recognized incrementally to the no redemption scenario (resulting in $6.6 million total compensation expense) based on a grant date fair value of $39.7 million.
For the year ended December 31, 2020, compensation expense for the exchanged New TOI Options is $11.5 million based on a grant date fair value of $34.4 million under the no redemption scenario. An additional $3.8 million of compensation expense (resulting in $15.3 million compensation expense) is recognized under the maximum redemption scenario based on a grant date fair value of $45.8 million. Under the interim redemption scenario, an additional $1.8 million of compensation expense is recognized incrementally to the no redemption scenario (resulting in $13.2 million total compensation expense) based on a grant date fair value of $39.7 million.
For the year ended December 31, 2020, compensation expense recognized for the one-time, lump-sum payment to Eligible Cash-out Vested Company Options is $32.4 million under the no redemption scenario and a reduction thereto of $12.2 million (resulting in $20.2 million compensation expense) under the maximum redemption scenario. Under the interim redemption scenario, compensation expense recognized for the one-time, lump-sum payment to Eligible Cash-out Vested Company Options is a reduction of $6.1 million from the no redemption scenario (resulting in $26.3 million compensation expense).
(CC)
Reflects the elimination of investment income related to investments held in the Trust Account.

(DD)
Reflects elimination of historical expenses related to DFP’s office space and related support services, which will terminate upon consummation of the Business Combination.

(EE)
Reflects the pro rata allocation of transaction costs related to Private Placement Warrants.

(GG)
Reflects the reversal of transaction costs to be capitalized as part of the Business Combination.

Note 5 — Income (Loss) per Share
Net income (loss) per share is calculated by applying the two-class method and using the weighted average DFP Class A Common Stock outstanding, Series A Common Equivalent Preferred Stock outstanding and weighted average vested Restricted Stock outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income (loss) per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum or an interim number of shares of DFP Class A Stock are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.
The unaudited pro forma condensed combined financial information has been prepared assuming three alternative levels of redemption related to DFP Class A Common Stock for the six months ended June 30, 2021 and the year ended December 31, 2020 (in thousands, except number of shares and per share amounts):
	Six months ended June 30, 2021
(in thousands, except share and per share data)	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario
Basic and Diluted EPS:
Pro forma net loss	$(2,209)	$(4,245)	$(3,166)
Pro forma net loss allocated to participating securities	(336)	(685)	(496)
Pro forma net loss attributable to DFP Class A Common Stockholders	(1,873)	(3,560)	(2,670)
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted(1)	88,748,437	80,200,775	84,478,182
Basic and diluted net loss per share, DFP Class A Common Stock(3)	$(0.02)	$(0.04)	$(0.03)
	Year ended December 31, 2020
(in thousands, except share and per share data)	No Redemption Scenario	Maximum Redemption Scenario	Interim Redemption Scenario
Basic and Diluted EPS:
Pro forma net loss	$(73,478)	$(66,113)	(69,691)
Pro forma net loss allocated to participating securities	(11,213)	(10,718)	(10,951)
Pro forma net loss attributable to DFP Class A Common Stockholders	(62,265)	(55,395)	(58,740)
DFP Class A Common Stock
Weighted average shares outstanding of DFP Class A Common Stock, basic and diluted(2)	88,374,784	79,827,122	84,104,529
Basic and diluted net loss per share, DFP Class A Common Stock(3)	$(0.70)	$(0.69)	$(0.70)

(1)
No redemption scenario is comprised of 88,228,353 weighted average DFP Class A Common Shares outstanding plus 520,084 weighted average vested Restricted Stock. Maximum Redemption scenario is comprised of 79,680,691 weighted average DFP Class A Common Shares outstanding plus 520,084 weighted average vested Restricted Stock. Interim Redemption scenario is comprised of 83,958,098 weighted average DFP Class A Common Shares outstanding plus 520,084 weighted average vested Restricted Stock.
(2)
No redemption scenario is comprised of 88,228,353 weighted average DFP Class A Common Shares outstanding plus 146,431 weighted average vested Restricted Stock. Maximum Redemption scenario is comprised of 79,680,691 weighted average DFP Class A Common Shares outstanding plus 146,431 weighted average vested Restricted Stock. Interim redemption scenario is comprised of 83,958,098 weighted average DFP Class A Common Shares outstanding plus 146,431 weighted average vested Restricted Stock.

(3)
As the unaudited pro forma condensed combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of common shares outstanding.

OTHER INFORMATION RELATED TO DFP
Introduction
DFP is a blank check company incorporated on November 1, 2019 as a Delaware corporation whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, DFP’s efforts were limited to organizational activities, completion of its initial public offering and the evaluation of possible business combinations.
Initial Public Offering
On March 13, 2020, DFP consummated its IPO of 23,000,000 Units, including the issuance of 3,000,000 Units as a result of the underwriters’ exercise of their over-allotment option. Each unit consists of one share of DFP Class A Common Stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of DFP Class A Common Stock for $11.50 per share, subject to adjustment. The Units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $230,000,000. Prior to the consummation of the IPO, on December 30, 2019, our Sponsor purchased an aggregate of 4,312,500 shares of DFP Class B Common Stock for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2020, our Sponsor transferred 100,000 Founder Shares to each of Steven Hochberg, our Chief Executive Officer, Christopher Wolfe, our Chief Financial Officer, and Richard Barasch, our Executive Chairman, and 30,000 Founder Shares to each of Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen, our independent director nominees, for the same per-share price initially paid by our Sponsor, resulting in our Sponsor holding 3,922,500 Founder Shares. On February 19, 2020, we effected a 1:11/3 stock split of our Class B Common Stock resulting in our Sponsor holding 5,360,000 Founder Shares. Prior to the initial investment in the company of $25,000 by the Sponsor, DFP had no assets, tangible or intangible. The purchase price of the Founder Shares was determined by dividing the amount of cash contributed to DFP by the number of Founder Shares issued. The number of Founder Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of $23,000,000 Units if the underwriters’ over-allotment option is exercised in full, and therefore that such Founder Shares would represent 20% of the outstanding shares.
Simultaneously with the consummation of the IPO, DFP consummated the private sale of an aggregate of 3,733,334 warrants, each exercisable to purchase one share of DFP Class A Common Stock at $11.50 per share, to the Sponsor at a price of $1.50 per warrant, generating gross proceeds, before expenses, of approximately $5,600,000. The Private Placement Warrants are identical to the warrants included in the Units sold in the IPO, except that, so long as they are held by their initial purchasers or their permitted transferees, (i) they will not be redeemable by DFP, (ii) they (including the shares of DFP Class A Common Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after DFP completes its initial business combination, (iii) they may be exercised by the holders on a cashless basis and (iv) they will be entitled to registration rights. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
In addition, DFP also entered into a letter agreement with Deerfield Fund IV pursuant to which DFP agreed to not complete a business combination without the consent of Deerfield Fund IV, which consent Deerfield Fund IV indicated it would not provide if DFP’s proposed initial business combination were to be with a target that is not primarily engaged in the healthcare industry. Deerfield Fund IV has waived this consent right in connection with the Business Combination.
Upon the closing of the initial public offering and the Private Placement Warrants, $230,000,000 was placed in the Trust Account (which amount includes 6,300,000 of the underwriters’ deferred discount) maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except for the withdrawal of interest to pay taxes, if any, and to fund working capital requirements (subject to an annual limit of $500,000), the Current Charter provides that none of the funds held in trust will be released from the Trust Account until the earlier of (i) the completion of an initial business combination; (ii) the redemption of any of the Public Shares properly submitted in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of DFP’s obligation to redeem 100% of the Public Shares if DFP does not complete an initial public offering within 24 months from the closing of its initial public offering or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) the redemption of 100% of the Public Shares if DFP is unable to complete an initial business combination by March 13, 2022, subject to applicable law.
On June 28, 2021, DFP announced that it had entered into the Business Combination and certain related agreements. See the section titled “The Business Combination Proposal.”
Fair Market Value of New TOI’s Business
DFP’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the business combination. DFP will not complete a business combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act. DFP’s Board determined that this test was met in connection with the proposed Business Combination.
Stockholder Approval of Business Combination
Under the Current Charter, in connection with any proposed business combination, DFP must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to redeem their Public Shares, subject to the limitations described in the prospectus for DFP’s IPO. Accordingly, in connection with the Business Combination, the DFP Stockholders may seek to redeem the Public Shares that they hold in accordance with the procedures set forth in this proxy statement/prospectus.
Voting Restrictions in Connection with Stockholder Meeting
In connection with the execution of the Merger Agreement, our Initial Stockholders entered into the Stockholder Support Agreement, pursuant to which, among other things, our Initial Stockholders agreed to vote their shares in favor of the Business Combination Proposal and all of the other proposals being presented at the Special Meeting. As of the date hereof, Initial Stockholders own 20% of the total outstanding DFP Shares.
Additionally, in connection with the IPO, Deerfield Fund IV agreed to vote the 2,500,000 Public Shares underlying the Units it purchased in the IPO in favor of the Business Combination, subject to its consent right.
At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding DFP or its securities, DFP, TOI, the Sponsor, DFP’s directors, officers, advisors or their respective affiliates purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that (i) the proposals presented for approval at the Special Meeting are approved and/or (ii) DFP satisfies the Minimum Available Closing Cash Condition. Any such stock purchases and other transactions may thereby increase the likelihood of obtaining stockholder approval of the Business Combination Proposal. This may result in the completion of our Business Combination in a way that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer to such investors or holders of shares or rights owned by the Sponsor for nominal value.
Liquidation if No Business Combination
The Current Charter provides that DFP will have until March 13, 2022 to complete its initial business combination. If DFP does not complete its initial business combination by such date, DFP will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DFP to fund its working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DFP’s remaining stockholders and the DFP Board, liquidate and dissolve, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to DFP’s warrants, which will expire worthless if DFP fails to complete its initial business combination within the 24-month time period.
DFP’s Initial Stockholders have entered into a letter agreement with DFP, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if DFP fails to complete its initial business combination by March 13, 2022. However, if DFP’s Initial Stockholders acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if DFP fails to complete its initial business combination by such date, and the Deerfield Funds will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased by them in or after the IPO (which includes the 5,000,000 Public Shares underlying the Units it purchased in the IPO).
DFP’s Initial Stockholders have agreed, pursuant to a letter agreement with DFP, that they will not propose any amendment to the Current Charter to modify the substance or timing of its obligation to redeem 100% of the Public Shares if it does not complete its initial business combination by March 13, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, unless DFP provides its Public Stockholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to DFP to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay its taxes, divided by the number of then outstanding Public Shares. However, DFP may not redeem their Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that DFP cannot satisfy the net tangible asset requirement, DFP would not proceed with the amendment or the related redemption of its Public Shares at such time.
DFP expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,000,000 of proceeds held outside the Trust Account, although DFP cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing DFP’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, DFP may request the trustee to release to DFP an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If DFP were to expend all of the net proceeds of its IPO and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon DFP’s dissolution would be approximately $10.00.
The proceeds deposited in the Trust Account could, however, become subject to the claims of DFP’s creditors which would have higher priority than the claims of DFP’s Public Stockholders. DFP cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, DFP’s plan of dissolution must provide for all claims against DFP to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before DFP makes any distribution of its remaining assets to DFP Stockholders. While DFP intends to pay such amounts, if any, DFP cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although DFP will seek to have all vendors, service providers, prospective target businesses and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of DFP’s Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against DFP’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, DFP’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where DFP may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO did not execute agreements with DFP waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with DFP and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to DFP if and to the extent any claims by a third party for services rendered or products sold to DFP, or a prospective target business with which DFP has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under DFP’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, DFP has not asked the Sponsor to reserve for such indemnification obligations, nor has DFP independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and DFP believes that the Sponsor’s only assets are securities of DFP. Therefore, DFP cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, DFP may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of DFP’s officers or directors will indemnify DFP for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, DFP’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While DFP currently expects that its independent directors would take legal action on DFP’s behalf against the sponsor to enforce its indemnification obligations to DFP, it is possible that DFP’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, DFP cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.
DFP will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which DFP does business execute agreements with it waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under DFP’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. DFP has access to up to approximately $1,000,000 from the proceeds of the IPO with which to pay any such potential claims (including costs and expenses incurred in connection with DFP’s liquidation, currently estimated to be no more than approximately $100,000). In the event that DFP liquidates and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.
Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to DFP’s Public Stockholders upon the redemption of DFP’s Public Shares in the event DFP does not complete the Business Combination or another business combination by March 13, 2022 may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.
Furthermore, if the pro rata portion of the Trust Account distributed to DFP’s Public Stockholders upon the redemption of DFP’s Public Shares in the event DFP does not complete the Business Combination or another initial business combination by March 13, 2022, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If DFP does not complete the Business Combination or another initial business combination by March 13, 2022, DFP will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to DFP to fund its working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of DFP’s remaining stockholders and the DFP Board, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is DFP’s intention to redeem their Public Shares as soon as reasonably possible following March 13, 2022 and, therefore, DFP does not intend to comply with those procedures. As such, DFP Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of DFP Stockholders may extend well beyond the third anniversary of such date.
Because DFP will not be complying with Section 280, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to DFP at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against DFP within the subsequent 10 years. However, because DFP is a blank check company, rather than an operating company, and its operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from its vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in its underwriting agreement, DFP will seek to have all vendors, service providers, prospective target businesses or other entities with which DFP does business execute agreements with DFP waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against DFP are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under DFP’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the sponsor will not be responsible to the extent of any liability for such third-party claims.
If DFP files a bankruptcy petition or an involuntary bankruptcy petition is filed against DFP that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in DFP’s bankruptcy estate and subject to the claims of third parties with priority over the claims of DFP Stockholders. To the extent any bankruptcy claims deplete the Trust Account, DFP cannot assure you DFP will be able to return $10.00 per share to its Public Stockholders. Additionally, if DFP files a bankruptcy petition or an involuntary bankruptcy petition is filed against DFP that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by its stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to its creditors and/or may have acted in bad faith, and thereby exposing itself and DFP to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors. DFP cannot assure you that claims will not be brought against DFP for these reasons.
DFP’s Public Stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of DFP’s Public Shares if DFP does not complete its initial business combination by March 13, 2022, (ii) in connection with a stockholder vote to amend the Current Charter to modify the substance or timing of its obligation to redeem 100% of DFP’s Public Shares if DFP does not complete its initial business combination by March 13, 2022 or with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of DFP’s initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with the Business Combination will not result in a stockholder’s redeeming its shares to DFP for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Current Charter, like all provisions of the Current Charter, may be amended with a stockholder vote.
Employees
DFP currently has three executive officers, Richard Barasch, Steven Hochberg and Christopher Wolfe. These individuals are not obligated to devote any specific number of hours to DFP’s matters but they intend to devote as much of their time as they deem necessary to DFP’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the Business Combination process it is in. DFP does not intend to have any full time employees prior to the completion of its initial business combination.
Facilities
DFP currently utilizes office space at 345 Park Avenue South, New York, New York 10010, from the Sponsor. DFP considers its current office space adequate for its current operations.
Directors and Executive Officers
DFP’s directors and executive officers are as follows:
Name	Age	Position
Richard Barasch	67	Executive Chairman
Steven Hochberg	59	President and Chief Executive Officer
Christopher Wolfe	40	Chief Financial Officer and Secretary
Dr. Jennifer Carter	56	Director
Dr. Mohit Kaushal	40	Director
Dr. Gregory Sorensen	57	Director

Richard Barasch has served as our Executive Chairman since our formation and served as the Chairman and Chief Executive Officer of DFB Healthcare Acquisitions Corp. (“DFB”) from its formation until the closing of its initial business combination with AdaptHealth Corp., which Mr. Barasch currently serves as Chairman. In addition, Mr. Barasch served as Executive Chairman of Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”) until the closing of its initial business combination with IMC Medical Group Holdings, LLC (“IMC”) and CareMax Medical Group, L.L.C. (together with IMC, “CareMax”) which Mr. Barasch currently serves as Executive Chairman. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently founding partner of RAB Ventures, formed to invest in growth healthcare companies, Chairman of HouseWorks LLC and Co-Chairman of ELMC Risk Management Inc. He is on the Board of Advisors of the Health Policy and Management program at the Columbia University Mailman School of Public Health and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School. Mr. Barasch was selected to serve on the board of directors due to his significant experience managing and investing in healthcare companies.
Steven Hochberg has been our President and Chief Executive Officer since our formation. A partner in the private transactions group at Deerfield Management. Mr. Hochberg joined Deerfield Management in 2013 to work on structured transactions. Mr. Hochberg has been a co-founder and manager of many healthcare companies, including DFB and DFHT, and he led the merger of two New York City-based hospital systems, which created a healthcare delivery system in New York City with revenues in excess of $5 billion. Mr. Hochberg served as the President and Chief Executive Officer of DFHT until the closing of its initial business combination with CareMax. Mr. Hochberg has also led investments in more than 55 healthcare companies, including rollups of companies within the services and the medtech sectors. Since 2004, Mr. Hochberg has managed Ascent Biomedical Ventures, a leading venture capital firm he co-founded focused on early stage investment and development of biomedical companies. Since 2011, Mr. Hochberg had been the Chairman of the Board of Continuum Health Partners until its merger with Mount Sinai in 2013, where he is a Vice Chairman of the Icahn School of Medicine at Mt. Sinai and the Mount Sinai Health System, a non-profit healthcare integrated delivery system in New York City with over $7 billion in combined annual revenues. Mr. Hochberg serves on the board of Solar Capital and Solar Senior Capital, two publicly-traded business development companies and Solar’s private Business Development Corporation. Mr. Hochberg is also a member of the board of the Cardiovascular Research Foundation, a non-profit organization focused on advancing new technologies and education in the field of cardiovascular medicine. Mr. Hochberg graduated from the University of Michigan and earned his M.B.A. from Harvard Business School. Mr. Hochberg was selected to serve on the board of directors due to his significant experience managing and investing in healthcare companies.
Christopher Wolfe has served as our Chief Financial Officer and Secretary since our formation. Mr. Wolfe served as Chief Financial Officer of DFHT until the closing of its initial business combination with CareMax. Mr. Wolfe was a partner of Capital Z Partners, a middle market private equity firm, from June 2003 until December 2017. He was responsible for sourcing, structuring, execution and monitoring of private equity transactions across a variety of verticals. Mr. Wolfe served on the board of directors of Universal American Corp. from 2009 to 2014. Prior to joining Capital Z in 2003, Mr. Wolfe worked in the mergers and acquisitions group at Credit Suisse First Boston. Mr. Wolfe graduated magna cum laude from Harvard College.
Dr. Jennifer Carter has served as a director since March 10, 2020. Dr. Carter is a board-certified internist and healthcare entrepreneur, with over 20 years of experience evaluating existing and emerging markets, new medical technologies and early-stage companies in the health care field. Dr. Carter currently serves as a managing director at Sandbox Industries and Blue Venture Fund. Prior to Sandbox and Blue Venture, she was managing director of JLC Precision Health Strategies. Prior to this, Dr. Carter was vice president and head of Precision Health at Integral Health (now Valo Health). Dr. Carter has served on the board of directors of Houseworks, LLC, an elder-care provider, since 2019, on the board of directors of Target Cancer Foundation, a non-profit organization, since 2018 and has been a member of the Founding

Strategic Board of Xsphera Biosciences, Inc., a biotechnology startup, since 2018. Dr. Carter has B.S. degrees in Biochemistry and Biophysics from Yale University. She received an M.D. from Harvard Medical School and an M.P.H. from The Harvard School of Public Health. Dr. Carter was selected to serve on the board of directors due to her significant experience in healthcare technology and strategic consulting.
Dr. Mohit Kaushal has served as a director since March 10, 2020. He has had an extensive career within investing, clinical medicine and public policy. Dr. Kaushal has served as a special advisor to General Atlantic since 2015. He was a partner in Aberdare Ventures from 2013 to 2014. During his time in the Obama administration, he was a member of the White House Health IT task force; a cross agency team implementing the technology aspects of the ACA and testified to Congress on the application of technology and payment reform to the Medicare population. He also built and led the first dedicated healthcare team at the Federal Communications Commission, where his team initiated collaboration with the Food and Drug Administration for the regulatory streamlining of converged telecommunications, data analytics and medical devices leading to the release of the mobile medical applications guidance by the FDA. In addition, his team reformed the Rural Healthcare fund to create the Healthcare Connect Fund, which aligned the funding mechanism with wider healthcare payment policy and technology reform. Dr. Kaushal is a lead investor, board member or advisor to numerous transformational healthcare companies. Dr. Kaushal is an emergency room physician, holds an MBA from Stanford and an MD with distinction from Imperial College of Science, Technology and Medicine, London. He is an Adjunct Professor at Stanford University with a joint position within the newly created Biomedical Data Science Department and the medical school’s Clinical Excellence Research Center. Dr. Kaushal was selected to serve on the board of directors due to his significant management experience in the healthcare and technology industries.
Dr. Gregory Sorensen has served as a director since March 10, 2020. He served as the president and CEO of Siemens Healthcare North America from June 2011 to September 2015. Prior to Siemens, he served as Professor of Radiology and Health Sciences & Technology at Harvard Medical School; a faculty member of the Harvard-MIT Division of Health Sciences and Technology; and co-director of the A.A. Martinos Center for Biomedical Imaging at Massachusetts General Hospital, as well as a visiting Professor of Neuroradiology at Oxford University. Leading up to his appointment with Siemens, Dr. Sorensen was a practicing Neuroradiologist and active researcher with significant experience in clinical care, clinical trials, and translational research. His research and techniques are utilized by numerous centers throughout the world in phase II and III trials in cancer, stroke, and other illnesses. He holds a B.S. in biology from California Institute of Technology, Pasadena, CA, a M.S. in computer science from Brigham Young University, Provo, Utah, and a medical degree from Harvard Medical School, Boston, Massachusetts. Dr. Sorensen has served as the Executive Chairman of the Board of Directors for IMRIS, Inc., the leader in image-guided therapy solutions, the President and Chief Executive Officer of DeepHealth, Inc. since April 2017, the Chairman of Fusion Healthcare Staffing, LLC, and a member of the board of directors of Inviero LLC since December 2017. Dr. Sorensen was selected to serve on the board of directors due to his significant management experience in the healthcare and technology industries.
Executive Compensation and Director Compensation
Commencing on the date that DFP’s securities were first listed on Nasdaq through the earlier of consummation of DFP’s initial business combination or its liquidation, DFP will pay (i) its Chief Financial Officer $7,500 per month for his services and (ii) the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of its management team. In addition, the Sponsor, DFP’s executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on DFP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. DFP’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, DFP’s executive officers or directors, or DFP or its affiliates. Any such payments prior to an initial business combination will be made from funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, DFP does not have any additional controls in place governing DFP’s reimbursement payments to its directors and executive officers for their out-of-pocket expenses incurred in connection with DFP’s activities on DFP’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, will be paid by the company to the Sponsor, DFP’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination.
Number and Terms of Office of Officers and Directors
DFP’s board of directors consists of five members and is divided into three classes with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to DFP’s first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, DFP is not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of the first class of directors, consisting of Drs. Kaushal and Sorensen, will expire at DFP’s first annual meeting of stockholders. The term of office of the second class of directors, consisting of Messrs. Barasch and Hochberg, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Dr. Carter, will expire at the third annual meeting of stockholders.
DFP’s officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. DFP’s board of directors is authorized to appoint officers as it deems appropriate pursuant to our Current Charter.
Director Independence
Nasdaq listing standards require that a majority of the DFP Board be independent within one year of DFP’s initial public offering. The Board has determined that Drs. Carter, Kaushal and Sorensen are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. DFP’s independent directors will have regularly scheduled meetings at which only independent directors are present.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against DFP or any members of its management team in their capacity as such, and DFP and the members of its management team have not been subject to any such proceeding in the 12 (twelve) months preceding the date of this proxy statement/prospectus.
Periodic Reporting and Audited Financial Statements
DFP has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission. In accordance with the requirements of the Exchange Act, DFP’s annual reports contain consolidated financial statements audited and reported on by DFP’s independent registered public accounting firm.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF DFP (AS RESTATED)
The following discussion and analysis of the financial condition and results of operations of DFP should be read in conjunction with the financial statements and related notes of DFP included elsewhere in this prospectus/proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” appearing elsewhere in this prospectus/proxy statement.
Overview
We are a blank check company incorporated on November 1, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.
Our registration statement for our IPO was declared effective by the SEC on March 10, 2020. On March 13, 2020, we consummated our IPO of 23,000,000 Units, including 3,000,000 additional Units to cover over-allotments, at $10.00 per unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $10.4 million, inclusive of $6.3 million in deferred underwriting commissions.
Simultaneously with the closing of the IPO, we consummated the private placement of 3,733,334 Private Placement Warrants at a price of $1.50 per Private Placement Warrants in a private placement to our Sponsor, generating proceeds of $5.6 million.
Upon the closing of the IPO and the private placement, $230.0 million of the net proceeds of the IPO and certain of the proceeds of the private placement was placed in the Trust Account and was invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which we refer to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.
Our management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination.
We have 24 months from the closing of the IPO, or March 13, 2022, to complete our initial business combination. If we do not complete a business combination within this period of time, we will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest and not previously released to us to fund our working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, liquidate and dissolve the balance of our net assets to our remaining stockholders, as part of our plan of dissolution and liquidation.
Recent Developments
On June 28, 2022, DFP entered into a Merger Agreement, by and among DFP, the Merger Subs and TOI pursuant to which (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP, and DFP will change its name to “The Oncology Institute, Inc.”
The Merger Agreement contains customary representations, warranties and covenants by the parties thereto and the closing is subject to certain conditions as further described in the Merger Agreement. For more information on the Business Combination, see the sections entitled “The Business Combination Proposal” and “The Merger Agreement.”

Results of Operations
Our entire activity since inception through June 30, 2021 related to our formation, the preparation for the IPO, and since the closing of the IPO, the search for a prospective initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income and dividends on investments held in Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the period November 1, 2019 (inception) through December 31, 2019, our only activities had been organization activities and those necessary to prepare for the initial public offering.
For the year ended December 31, 2020, we had a net loss of approximately $8.3 million, which consisted of approximately $0.3 million in general and administrative expenses, $0.2 million in administrative expenses — related party, approximately $0.2 million in franchise tax expense, approximately $11,000 in income tax expense, approximately $7.6 million in changes in fair value of derivative warrant liabilities, and approximately $0.3 million offering costs associated with derivative warrant liabilities, partly offset by approximately $0.3 million of interest income from investments held in the Trust Account.
For the six months ended June 30, 2020, we had a net loss of approximately $282,000, which consisted of approximately $113,000 in general and administrative expenses, $70,000 in related party general and administrative expenses, approximately $100,000 in franchise tax expense, approximately $315,000 in offering costs associated with derivative warrant liabilities and a approximately $2.9 million loss from changes in fair value of derivative warrant liabilities, partially offset by approximately $122,000 in interest earned from investments held in the Trust Account.
For the six months ended June 30, 2021, we had a net loss of approximately $435,000, which consisted of approximately $2.7 million in general and administrative expenses, $105,000 in related party general and administrative expenses and approximately $100,000 in franchise tax expense, partially offset by a approximately $2.4 million gain from changes in fair value of derivative warrant liabilities and approximately $53,000 in interest earned from investments held in the Trust Account.
Liquidity and Going Concern Considerations
As of June 30, 2021, we had approximately $0.6 in our operating bank account, a working capital deficit of approximately $1.8 million, and approximately $53,000 of interest income available in the Trust Account for working capital requirements (subject to an annual limit of $500,000) and/or to pay for our tax obligations.
Our liquidity needs to date have been satisfied through a $25,000 contribution from our Sponsor in exchange for the issuance of our Class B Common Stock to our Sponsor, the promissory note of $200,000 from our Sponsor, and the proceeds from the consummation of the private placement not held in the Trust Account. On March 13, 2020, we repaid the promissory note in full to our Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, our Sponsor or an affiliate of our Sponsor, or certain of our officers and directors may, but are not obligated to, provide us working capital loans (“Working Capital Loans”). As of June 30, 2021, there were no Working Capital Loans outstanding.
For the six months ended June 30, 2021, cash used in operating activities was approximately $596,000. Net loss from operations of approximately $435,000 was affected by interest income on the investments held in Trust Account of approximately $53,000, a change in fair value of derivative warrant liabilities of approximately $2.4 million and changes in operating assets and liabilities of approximately $2.3 million.
For the year ended December 31, 2020, cash used in operating activities was approximately $583,000. Net loss from operations of approximately $441,000 was affected by interest income on the investments held in Trust Account of approximately $254,000 and changes in operating assets and liabilities which provided approximately $112,000.
Management continues to evaluate the impact of the COVID-19 pandemic on our industry and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable. DFP’s financial statements included in this proxy statement/prospectus do not include any adjustments that might result from the outcome of this uncertainty.
In connection with our assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after March 13, 2022.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, secretarial and administrative services and an agreement to pay our Chief Financial Officer, Christopher Wolfe, $7,500 per month for his services prior to the initial Business Combination.
Registration Rights
The Initial Stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Initial Stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. We will bear the expenses incurred in connection with the filing of any such registration statements. In connection with the closing of the Business Combination, the Registration Rights Agreement will be amended and restated. See the section entitled “The Business Combination Proposal — New Registration Rights Agreement.”
Underwriting Agreement
We granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the IPO price of $10.00 per unit, less the underwriting discounts and commissions. The warrants that were be issued in connection with the 3,000,000 over-allotment Units are identical to the Public Warrants and have no net cash settlement provisions. The underwriters exercised the over-allotment option in full on March 13, 2020.
The underwriters did not receive any underwriting discounts or commission on the 5,000,000 Units purchased in the IPO by the Deerfield Funds. We paid an underwriting discount of 2.0% of the per unit offering price, or $3.6 million, at the closing of the IPO, with an additional fee (the “Deferred Underwriting Fees”) of 3.5% of the gross offering proceeds, or $6.3 million, payable upon our completion of an initial business combination. The Deferred Underwriting Fees will become payable to the underwriters from the amounts held in the Trust Account solely in the event we complete our initial business combination.
Critical Accounting Policies
Use of Estimates
This management’s discussion and analysis of our financial condition and results of operations is based on our financial statements included in this proxy statement/prospectus, which have been prepared in accordance with GAAP. The preparation of our financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our financial statements. On an ongoing basis, we evaluate our estimates and judgments, including those related to fair value of financial instruments and accrued expenses. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Investments Held in the Trust Account
Our portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The investments held in the Trust Account are classified as trading securities. Trading securities are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included as interest income on investments in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
DFP Class A Common Stock Subject to Possible Redemption
We account for our DFP Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” DFP Class A Common Stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable DFP Class A Common Stock (including DFP Class A Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, DFP Class A Common Stock is classified as stockholders’ equity. Our DFP Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 20,052,944 and 20,096,488 shares of DFP Class A Common Stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets, respectively.
Net Income Per Share
Net income per share is computed by dividing net income by the weighted-average number of common stock outstanding during the period. We have not considered the effect of the warrants sold in the IPO and the private placement to purchase an aggregate of 9,483,334 of DFP Class A Common Stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.
Our unaudited condensed statements of operations include a presentation of income per share for common stock subject to redemption in a manner similar to the two-class method of income per share.
Net loss per common stock, basic and diluted for DFP Class A Common Stock is calculated by dividing the interest income earned on the investments held in the Trust Account of approximately $53,000, less approximately $53,000 of maximum allowance for tax obligations, resulting in no income for DFP Class A Common Stock for the six months ended June 30, 2021, by the weighted average number of DFP Class A Common Stock outstanding for the period. Net loss per common stock, basic and diluted for DFP Class B Common Stock is calculated by dividing the net loss of approximately $434,000, less income attributable to DFP Class A Common Stock of $0, resulting in a net loss of approximately $434,000 for the three months ended March 31, 2021, by the weighted average number of DFP Class B Common Stock outstanding for the period.
For the year ended December 31, 2020, net loss per common stock, basic and diluted for DFP Class A Common Stock are calculated by dividing the interest income from investments held in the Trust Account of approximately $254,000, less approximately $211,000 of maximum allowance for tax obligations, minus approximately $43,000 for working capital, resulting in no income for DFP Class A Common Stock for the year ended December 31, 2020, by the weighted average number of DFP Class A Common Stock outstanding for the period. Net loss per common stock, basic and diluted for DFP Class B Common Stock is calculated by dividing the net loss of approximately $8.3 million, less income attributable to DFP Class A Common Stock of $0, resulting in a net loss of approximately $8.3 million for the year ended December 31, 2020, by the weighted average number of DFP Class B Common Stock outstanding for the period.

For the period from November 1, 2019, through December 31, 2019, net loss per common stock, basic and diluted for DFP Class B Common Stock is calculated by dividing the net loss of approximately $2,300, by the weighted average number of DFP Class B Common Stock outstanding for the period excluding 750,000 shares that were subject to forfeiture.
Derivative Warrant Liabilities
We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
We issued 5,750,000 warrants to purchase DFP Class A Common Stock to investors in our IPO and issued 3,733,334 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of warrants issued in connection with the IPO and private placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with our IPO have subsequently been measured based on the listed market price of such warrants.
Recent Adopted Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. We early adopted the ASU on January 1, 2021. Adoption of the ASU did not impact our financial position, results of operations or cash flows.
JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the unaudited condensed financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the unaudited condensed financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2021 or December 31, 2020.

BUSINESS OF TOI
Unless the context otherwise requires, references in this Section to “we,” “us,” “our,” “TOI” and “the Company” refer to the business and operations of TOI and its consolidated subsidiaries prior to the Business Combination and to New TOI and its consolidated subsidiaries, following the consummation of the Business Combination.
Overview
We are a value-based oncology company that manages community-based oncology practices that serve patients at 55 clinic locations across eight markets and four states throughout the United States, which are staffed with approximately 80 oncologists and advanced practice providers. 41 of these clinics are staffed with 68 providers employed by our affiliated physician-owned professional entities, which we refer to as the TOI PCs; and 14 of the clinics are owned by independent oncology practices to whom we provide limited management services. We believe that TOI has more covered lives than any other other value-based oncology company. The TOI PCs provided care for more than 46,000 patients in 2020 and managed a population of over 1.3 million patients under value-based agreements as of March 31, 2021. Our mission is to heal and empower cancer patients through compassion, innovation, and state-of-the-art medical care.
Our managed clinics provide a range of medical oncology services, including physician services, in-house infusion and dispensary, clinical trial services, innovative programs like outpatient stem cell transplants and transfusions, along with 24/7 patient support. Through the ICRI, the clinical research arm of the TOI PCs, we also provide and manage clinical trial services and research for the benefit of cancer patients. Many of our services, such as managing clinical trials, palliative care programs and stem cell transplants, are traditionally accessed through academic and tertiary care settings, while the TOI PCs bring these services to patients in a community setting. As scientific research progresses and more treatment options become available, cancer care is shifting from acute care episodes to chronic disease management. With this shift, it is increasingly important for high-quality, high-value cancer care to be available in a local community setting to all patients in need.
As a value-based oncology company, we seek to deliver both better quality care and lower cost of care. We define value-based care as care that focuses on improving health outcomes and healthcare affordability and a value-based contract as any contract that removes the incentive to drive up cost, and utilizes incentives which reward improving outcomes, cost and quality. We work to accomplish this goal by reducing wasteful, inefficient or counterproductive care that drives up costs but does not improve outcomes. We believe payors and employers are aligned with the value-based model due to its enhanced access, improved outcomes, and lower costs. Patients under our affiliated providers’ care can benefit from evidence-based and personalized care plans, gain access to sub-specialized care in convenient community locations, and lower out-of-pocket costs. We believe our affiliated providers enjoy the stability and predictability of a large multi-state practice, are not incentivized or pressured to over-treat when it may be inconsistent with a patient’s goals of care and can focus on practicing outstanding evidence-based medicine rather than business building.
In contrast to value-based care, we believe much of traditional fee-for-service, or FFS, oncology care is plagued by misaligned incentives that drive up costs and often lower the quality of care. In FFS care, oncologists are reimbursed on a “cost-plus” basis for drugs. This cost-plus model may incentivize oncologists to prescribe the most expensive treatments even if lower cost alternatives that are still medically appropriate are available, as well as to continue to utilize chemotherapy in advanced cancer patients who may no longer benefit from such treatment. In these cases, patients and payors not only bear the burden of higher cost of care, but patients may also suffer negative health outcomes including higher rates of emergency room visits and hospitalizations for supportive care needs due to the side effects associated with chemotherapy.
In 2020, we generated more than 50% of our revenue from patients who are covered by value-based contracts. Historically, our value-based contracts have predominately taken the form of capitated contracts Our capitated contracts remove incentives to drive up costs, and they also have incentives for meeting or exceeding certain quality metrics. In some capitated contracts we are penalized if we fail to meet certain quality metrics. In other capitated contracts, we receive bonuses/rewards if we meet or exceed certain quality metrics. Our value-based contracts could also take on other forms, such as sharing with payors in the cost savings generated for specific medical oncology costs, along with incentives to meet certain quality metrics.

These contracts, despite their modifications on how reimbursement is structured, still meet the definition of value-based care. We and our affiliated providers have contractual relationships with payors serving a variety of patients, including Medicare Advantage, or MA, Medicaid, and commercial patients. These payors include affiliates of Anthem, CareMore Health, Heritage Provider Network and Optum Care.
We believe that our position in the market and focus on elevating the state of oncology care with a value-based care model positions our affiliated providers well for future growth. Our proprietary technology platform supports this growth and enables the TOI PCs to standardize and deliver consistent value-based care at scale. We believe that our model will support growth into new markets, allow us to continue service more patients across the United States.
We intend to grow our business through acquisitions and through de novo clinic builds in our existing markets and new markets. We intend to deploy a portion of the proceeds raised through the Business Combination to fund acquisitions and capital expenditures in de novo clinic builds of approximately $123 million through 2024. In assembling our various financial projections, we have assumed we will acquire three clinics in 2022 and six in each of 2023 and 2024 for Florida and Texas, with each acquisition based on an average two physician practice. We have also assumed three de novos in 2022 and four de novos in each of 2023 and 2023 for Florida and Texas, based on a one or two physician practice. We also intend to utilize a portion of the proceeds from the Business Combination to fund operating expenses, investments in working capital, as well as repay our outstanding credit facility.
Our website is www.theoncologyinstitute.com. The information contained on our website is not a part of this proxy statement/prospectus.
Affiliated Physician Practices
Some states have laws that prohibit business entities with non-physician owners from practicing medicine, which are commonly referred to as the corporate practice of medicine. States that have corporate practice of medicine laws limit the practice of medicine to physicians and certain other licensed professionals, where only such physicians or licensed professionals can exercise control over medical decisions. Such states may also have laws that prohibit the sharing of professional service fees with non-professionals or business interests. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulations. For example, under California’s corporate practice of medicine doctrine, physicians and certain licensed professionals cannot be employed by non-professional corporations, except under limited exceptions which do not apply to TOI. Additionally, all clinical decisions and certain business or management decisions that result in control over a physician’s practice of medicine or a licensed provider’s clinical decisions must be made by a physician or other licensed professional and not by an unlicensed person or entity. California also prohibits professional fee-splitting arrangements, but management fees based on a percentage of gross revenue or similar arrangement that is commensurate with fair market value of services provided by the management company are generally permissible.
In order to comply with the corporate practice of medicine doctrine in California and the other states in which we operate, we have entered into a management services agreement with each of the TOI PCs. The TOI PCs employ and contract with all our affiliated physicians and other licensed healthcare providers and each TOI PC is owned by a licensed physician in compliance with applicable California and other states’ laws governing physician ownership of a professional corporation. We believe our management services agreements with the TOI PCs comply with the corporate practice medicine doctrine in California and the other states in which we operate — all clinical decisions and certain business and management decisions that result in control over a physician’s practice of medicine or a licensed professional’s clinical decisions are exclusively within the purview of the TOI PCs, their physician shareholders and the providers employed by the TOI PCs. Under our management services agreements, we have agreed to serve, on an exclusive basis, as manager and administrator of each TOI PC’s non-medical functions and services related to healthcare services and items provided to patients by physicians and other licensed healthcare providers employed by or under contract with a TOI PC. The non-medical functions and services we provide under the management services agreements include practice management services and non-clinical operational assistance for all TOI PC clinic locations, assistance with provider and payor contract negotiations and administration, billing and collection services, financial and accounting services, electronic medical records and practice management technology solutions, assistance in maintaining licensure, permits and other credentialing requirements for the TOI PCs, risk management services, non-clinical personnel services, provider recruitment services and other administrative services required for the day-to-day operations of the clinics and TOI PCs. Our management services agreements with the TOI PCs have 20-year terms, unless terminated upon mutual agreement of the parties or unilaterally by a party following a material breach or commencement of bankruptcy or liquidation events by the other party, or a governmental or judicial termination order against a party. Under the management services agreement, we receive a monthly management fee that is structured as direct reimbursement of all costs incurred plus a percentage of the TOI PC’s gross revenue, which is defined as the TOI PC’s total revenues payable for all healthcare services and items rendered by the TOI PC, adjusted for bad debt, discounts and payor contract adjustments. We believe this fee structure complies with professional fee-splitting laws in California and other states in which we operate. In accordance with relevant accounting guidance, each of the TOI PCs is determined to be a variable interest entity, or VIE, of the Company as the Company has the ability, through the management services agreement, to direct the activities (excluding clinical decisions) that most significantly affect the TOI PC’s economic performance.
Market Overview
Our business is focused on caring for adult and senior populations with medical oncology and related care needs, including members of MA plans run by private insurance companies on behalf of the Centers for Medicare and Medicaid Services, or CMS, as well as traditional FFS Medicare, Medicaid, other government healthcare programs and commercial insurance populations. Our primary focus is on value-based contracts in which we manage the medical oncology care for a population of patients for a pre-determined, population-based capitated payment. Many of the patients that we manage under value-based arrangements are referred to as “capitated” populations, however our affiliated providers also provide care to patients outside of these arrangements under traditional FFS arrangements.
As of March 31, 2021, we were active in eight markets in four states. Across these states, there were approximately 57 million commercial, Medicaid, and MA lives. This population provides us with a substantial opportunity to capture a portion of those lives in both our legacy, existing markets, as well as in our new expansion geographies.
The Current U.S. Healthcare Landscape
We believe the U.S. healthcare system, relative to other developed nations, is expensive and inefficient. Healthcare spending grew by 4.5% on average from 2016 to 2019, which outpaced U.S. GDP growth over the same period. In addition, healthcare spend comprised 18% of U.S. GDP in 2019 and per-capita healthcare spend has continued to increase in recent years, according to CMS.
According to CMS, the faster growth in health care spending has been driven by hospital spend, prescription drug spend, and physician and clinical services spend, summarized below for 2019.
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Hospital spend (31% of total spend) grew by 6.2% to $1.2 trillion in 2019, which is greater than the 4.2% growth experienced in 2018. This was driven by accelerated growth in spend of private health insurance, Medicare, and Medicaid.

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Retail prescription drug spend (10% of total spend) increased to $370 billion, and was influenced by more prescriptions dispensed.

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Physician and clinical services spend (20% of total spend) increased to $772 billion, which represents a faster growth rate than 2018 (4.6% compared to 4.0%).

An Alternative Approach to Fee-For-Service-Based Reimbursement, Expansion of Value-Based Care
Healthcare delivery in the U.S. has historically been focused on reactive care to acute events, which resulted in the development of the FFS payment model. Policymakers have responded in recent years by creating programs like Medicare Advantage and supporting transitions to value-based reimbursement methodologies.
Medicare Advantage is designed as an alternative to traditional FFS Medicare. Under Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This arrangement provides contracted providers with an incentive to deliver lower-cost, high-quality care.
In recent years, there has been a significant increase in Medicare Advantage plans and populations covered under value-based care arrangements. As membership under these health plans continue to expand, contracted providers will need to manage the costs of care delivery to their members, including delivery of specialty care such as medical oncology. In addition, CMS has launched multiple demonstration programs that are designed to test value-based reimbursement models, some of which are specifically focused on oncology services.
Traditional Oncology Care
Wasteful spending is a problem throughout the medical industry but is particularly pronounced in oncology care. According to the American Association for Cancer Research and CMS, 2020 oncology spend in the U.S. was greater than $200 billion, and is projected to increase at a 11-14% compound growth rate, substantially higher growth than overall healthcare spending. This amount of spend relates to care for those that have endured cancer for years, as well as the 1.8 million people who are diagnosed with cancer each year in the U.S, according to the American Cancer Society.
We believe that traditional medical oncology care does not adequately incentivize providers to manage symptoms related to treatment or a patient’s underlying condition. Because traditional FFS oncology practices are reimbursed based on a fixed margin over average selling price for chemotherapy drugs that they prescribe, we believe that oncologists may overlook lower-cost treatments that are equally or more effective. This can lead to unnecessary or preventable emergency department visits and hospitalizations for supportive care needs, raising the cost of care and lowering patient quality of life. Additionally, under this model, oncologists are not encouraged to introduce palliative care or hospice as treatment options for advanced cancer patients with minimal chance of survival, as these options often prohibit providers from providing additional drug treatments to the patient.
An estimated 21% of Medicare costs are spent on patients within the last year of their life. As the number of cancer cases and oncology costs continue to rise, the growth in Medicare spending and concentration of costs on those at the end of their life will be exacerbated. Value-based care arrangements, especially those that encourage the use of palliative care and hospice treatment options, could reduce Medicare spending while improving the quality of care provided.
However, access to end-of-life care is limited in oncology. Inadequate training and approach to pain and symptom management is a large factor in the reluctance to adopt palliative care, as well as a lack of dedicated medical management teams and collaboration around palliative care. Physicians in the U.S. have limited training in palliative care and patients lack an education or understanding of palliative care and hospice. This limits uptake of care that may alleviate patient’s suffering and continues to drive up cost of care with medically unnecessary and expensive treatments that could worsen patients’ conditions.
Because oncology care has traditionally been reimbursed under FFS reimbursement, few oncology practices have adopted value-based care models, and, according to the American Society of Clinical Oncology, as of 2020, the majority of oncologists in the U.S. continue to operate under the traditional FFS model. There have been limited attempts and limited successes shifting legacy FFS-based practices to value-based care models due to these practices’ lack of expertise and inability to align providers’ incentives to deliver value-based care.
Our Value Proposition and Competitive Advantage
Our managed clinics primarily serve adult and senior cancer patients in markets that have MA plans and primary care medical groups reimbursed on a capitated basis. Our affiliated providers provide these services primarily through employed providers who are responsible for patient care. We intend to leverage our long-established, strong relationships with payors to continue to build out our network and increase access to cancer patients in adjacent markets, while at the same time, decreasing oncology care costs for both patients and payors. Through the TOI PCs, we seek to provide high quality and lower cost care delivery through the following capabilities:

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recruiting process focused on selecting physicians that want to practice evidence-based medicine;

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technology-enabled care pathways ensuring adherence to evidence-based clinical protocols;

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strong clinical culture and physician oversight;

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care management to prevent unnecessary hospitalizations;

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care delivered in community clinics vs. hospital setting;

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clinically appropriate integration of palliative care and hospice aligned with patients’ goals of care;

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access to clinical trials providing cutting-edge treatment options at low or no cost to patients or payors; and

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appropriate provider training on clinical documentation to ensure proper risk adjustment and reimbursement for complex patients.

We strive to add value by consistently performing these activities effectively. The goal is a lower cost of care for the same or better clinical outcomes while providing a superior patient experience.
Our Care Model
Since our founding over 13 years ago, we have built a solid track record around our care model for value-based oncology care. Our care model is focused on delivering personalized, evidenced-based care, consistently, and at scale. We seek to deliver better patient outcomes for lower costs, and to care for more of our payors’ patient populations.
Our care model is designed to remove physicians’ incentives to over-prescribe or prescribe high-cost chemotherapy that is of limited clinical utility to patients. We invest in nurse practitioners to help with advanced care planning and palliative care discussions with patients. We give patients the education and tools to make their own decisions about when the right time is to choose palliative care or hospice.
While the TOI PCs treat patients under both value-based and FFS contracts, our affiliated providers’ approach to care focuses on achieving the best outcomes at the lowest cost, regardless of the reimbursement methodology. We have developed a High Value Cancer Care, or HVCC, program, in which patients are able to access targeted care resources that augment and support their treatment. Our treatment regimens are based on algorithms established by the National Comprehensive Cancer Network (“NCCN”) and are evidence-based. NCCN is a not-for-profit alliance of 31 leading cancer centers devoted to patient care, research and education (not including TOI). NCCN focuses on improving cancer care through the input of clinical thought leaders at its member organizations. NCCN publishes guidelines developed from evidence-based medicine to ensure that all cancer patients receive preventative, diagnostic, treatment, and supportive services that are most likely to lead to optimal outcomes. The NCCN guidelines are widely recognized as the standard for clinical care in medical oncology, and the intent of the guidelines is to assist in clinical decision making. Our affiliated providers strive to ensure that clinical pathways in our electronic health records system, as well as recommendations on use of chemotherapy and supportive care medications are consistent with NCCN guidelines to ensure patients receive the best clinical care based on their individual disease and comorbidities. Moreover, the TOI PCs operate physician dispensaries that allow our affiliated providers to prescribe and dispense oral oncolytics and related medications to patients, alongside chemotherapy infusion and injections. This provides patients with holistic and convenient access to the most appropriate treatment pathways, all in a community setting. According to a study conducted by researchers at Stanford University on the TOI PCs’ patients in 2019 who were enrolled in our HVCC program, we saw improvements in several key metrics, including:
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30% lower inpatient admission;

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75% fewer emergency room visits in the last month of life;

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40% fewer acute care facility deaths;

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45% increased hospice use; and

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14% improvement in patient satisfaction.

Overall, the study demonstrated greater than 25% lower median total healthcare costs from diagnosis to death. We are continuously improving and innovating our care model, using the clinical data from the HVCC program to develop evidence-based care and treatment protocols for all patients.
Differentiated Care Model
We seek to provide high-quality, patient-centric care dedicated to promoting cancer awareness, prevention, diagnosis, treatment and education. Our care model is supported by the below:
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Tech-enabled clinical pathways:   Electronic health records pre-populated with templates derived from evidence-based guidelines

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Robust clinical processes:   Systems and processes to ensure consistent delivery of excellent care in accordance with the latest oncology research and guidelines

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Integrated cancer care:   Holistic approach incorporates wellness services, pain management, dietary counseling, and end-of-life care

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Capitated, population-level, risk-based contracts:   Capitated or value-based contracts with payors and risk bearing organizations, or RBOs, in four states

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Patient & referring physician experience:   Streamlined process to match patient with physician and schedule prompt appointments

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Cost-effective cancer care:   25% reduction in healthcare cost and 30% reduction in emergency room / inpatient admission based on a 2019 Stanford University study on the TOI PCs’ patients’ experience in our HVCC program.

Our value-based and patient-centric care model relies on several features that are dependable and rapidly scalable, such as:.
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robust training for medical directors and clinical leaders that helps them guide oncologists within their market;

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integrated care pathways for disease types our affiliated providers encounter that are evidence-based, yet specific to the nuances of the individual risk-based contracts;

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a continuous feedback mechanism to ensure superior patient experience and satisfaction among our affiliated physicians and advanced practice providers;

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our study-proven HVCC program is designed to reduce ineffective and wasteful utilization while enhancing patient quality of life and outcomes; and

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our proprietary care management technology that assists our affiliated oncologists in their point-of-care decision making to recommend the best clinical treatment supported by evidence-based medicine for patients.

Patient Experience
We believe our patient-centric focus facilitates high levels of patient satisfaction and supports our care delivery model while strengthening payor relationships. In a recent patient survey, 88% of our oncologists were rated 4.0 or above, while 93% of our locations were rated 4.0 or above on a scale of 0 — 5. Overall patient satisfaction was 4.5 out of 5 on our survey, which we distribute to patients via text or e-mail following their clinic visit.
Growth Strategy and Opportunities
To date, we have achieved strong organic growth with minimal new capital. Revenue has grown at a roughly 30% CAGR from 2016 to 2020, driven by robust growth in capitated lives under value-based contracts.
Our footprint as of March 31, 2021 spanned four states and is growing rapidly.
	California	Arizona	Nevada	Florida
Markets	5	1	1	1
Managed and Affiliated Clinics	46(1)	5	3	1
Providers	73	3	2	2

(1)
Includes 32 clinics operated under the TOI PCs, whereby we receive a percentage of revenues under our MSAs and are consolidated; and 14 independent oncology practice locations that are under MSAs for limited management and administrative services but do not bear any direct operating costs.

We anticipate adding more TOI PC clinics and other managed practices in the future across our markets, and we are in constant discussion with payors and providers to enter new markets. The map below depicts our plan for expansion, as of the date of this proxy statement/prospectus, around high priority, as well as secondary, growth markets. We continually seek to evaluate our growth strategy and may continue to modify it in the future, and there can be no assurance that we will be able to successfully capitalize on growth strategies.

Our go-to-market strategy focuses on both payors and providers. This blend is important given the increasing penetration of non-traditional payors, such as Oscar and Bright HealthCare, and primary care risk models such as agilon health and ChenMed LLC.
We believe that our existing payor relationships provide us leads on opportunities to enter new markets, and we often receive outreach from new management services organizations, health plans and RBOs in markets in Florida, Texas, and the Northeast. When evaluating a new market, we consider three primary factors:
1.
the penetration and growth of Medicare Advantage and other value-based reimbursement models

2.
the presence of value-based primary care groups with whom we can partner to generate referrals and manage outcomes; and

3.
how well oncology spend is currently managed in that market.

We believe that the new markets in Florida, Texas and the Northeast described above meet all of the above criteria and could provide us with significant opportunity to create value for patients, providers and payors.
We have multiple strategies we believe can achieve long term growth.
•
Existing Market Contract Growth:   Continue driving covered lives growth. Significant growth potential in existing markets with over 1.5 million lives in our pipeline over the next 24 months in these markets that can be achieved through expanding the scope of our services with existing partners and securing new contracts with new payors and independent practices. The addition of new de novo clinics and affiliated providers can drive additional growth. By continuing to build regional density in existing markets, we also have opportunity to achieve efficiencies with increased scale.

•
New Market Contract Growth:   Our replicable operating model enables quick scaling in new markets. Oncology continues to be a key focus area for payors and providers, who are highly supportive of our entry into new markets. Our high priority markets have attractive market dynamics due to the high cost of oncology care in these geographies, the prevalence of risk-bearing organizations, and the presence of national payor partners who we collaborate with in existing markets. We believe this will enable us to capitalize on the over one million lives in our new markets pipeline over the next three years.

•
M&A Opportunities:   Leveraging our existing pipeline and mergers and acquisition expertise can help us facilitate growth in both existing and new markets, allowing us to rapidly establish market presence. Once on-boarded, we can transition the affiliated practice to our value-based model, as well as expand and enhance the scope of services provided to patients by the affiliated practice, such as adding dispensary operations, managing clinical trials and access to our broad purchasing contracts. Independent oncologists continue to face multitude of challenges and our acquisition model offers a path for these oncologists to continue to practice in their community without the burdens of business building or administration, while at the same time working alongside a dynamic and growing organization at the forefront of value-based care. We look for acquisition targets where the practice is philosophically aligned with us in driving the shift to value-based care.

•
Service Expansion:   We can broaden scope and diversify service offerings, including ancillary services focused on patient care and innovation and providing access to new oncology treatments being investigated in clinical trials that our affiliated practices manage. We have the potential to scale significantly faster with additional capital via new oncologist on-boarding and training, further technology investments, investments in ancillaries, and strategic acquisitions.

Contracting Overview
At a time when many FFS healthcare organizations have been struggling due to the decrease in service volumes, our value-based capitation payments have allowed us to maintain our level of member care and prioritize member safety by incentivizing the provision of care in the most appropriate setting.
In 2020, over 50% of our patient service and dispensary revenues were derived from providing care for patients that are managed under capitated arrangements. Our remaining patient service and dispensary revenue comes from FFS arrangements.
We have focused our business on capitation arrangements, which we believe aligns provider incentives with both quality and efficiency of care. Under capitation arrangements, payors pay a fixed per member per month. or PMPM, amount for every plan member within a population assigned to us for oncology care. Our affiliated providers are responsible for managing oncology care for this population based on a scope of medical services and drugs agreed upon by both parties. The PMPM rates for our capitation arrangements are determined based on our analysis of historical patient data and agreements with contractual partners. In new markets, this may require the TOI PCs to contract with both the health insurance company and their delegated risk-bearing organization in order to service these members.
In addition to capitation-based arrangements, we are currently exploring other forms of value-based arrangements. Although many of these arrangements continue to be based on a FFS-based methodology, our affiliated providers are eligible to earn additional bonuses based on their ability to achieve oncology-specific clinical and other quality of care-based benchmarks. While these alternative value-based arrangements may not produce as much initial revenue on a PMPM basis as capitation, we believe this flexibility in contracting models will allow us to speed our expansion into new markets while preserving the value-based economics that are critical for our business’ growth and success.
Payor Relationships
Our ability to consistently attract patients across multiple geographic markets depends on our ability to contract with payors in each market. Depending on the market, payors can be delegated medical groups who are taking risk or insurance companies themselves. By opening clinics in locations where the TOI PCs currently manage the oncology care for a large number of insured Medicare, Commercial and Medicaid members, we believe we are creating net benefits for payors, as our affiliated providers are able to reduce unnecessary costs and improve patient care and experience. This also allows us to benefit from the value-based offerings already established by payors in the market, therefore not requiring us to singlehandedly drive patient growth. Some of the biggest and most respected names in healthcare contract with the TOI PCs to provide oncology care to their members, including Anthem, CareMore Health, Heritage Provider Network and Optum Care. More than half of our revenue in 2020 was generated from value-based contracts where payors have made our affiliated providers their preferred or exclusive oncology group.
While our relationships with payors are very strong, we believe we have limited concentration risk as our largest customer by revenue in 2020 represented less than 20% of our revenue.
Provider and Clinic Capacity Growth
Our primary driver for growth in provider and clinic capacity is to create network adequacy to service members from payors with whom we have capitated or other value-based arrangements. For each market we currently operate in or are considering entering, we do a detailed assessment of the existing market landscape and determine the optimal approach to create the capacity we need given our payor relationships and pipeline of contracts. We can achieve capacity growth through multiple avenues, including practice acquisitions and de novo clinics. Practice acquisitions offer an opportunity to gain scale and market presence rapidly, while de novo clinics allow us to build out our network in a highly capital efficient manner. We believe both approaches can work in tandem to achieve optimal scale, network presence and speed to market. In addition, we have an active recruitment pipeline for providers to join our network and help us both manage patient load and grow the patient base.
We believe we have built a robust and data-driven approach to acquisitions, with a dedicated team to identify, assess and integrate physician practices into our network, and a strong pipeline of targets in both existing and new markets. We have invested in resources to continually add to our pipeline.
Clinic Structure, Staffing and Network Design
We have a standard clinic design and approach to staffing that has been refined over many years. Managed clinics typically range from 2,000 to 3,000 square feet with 3-4 providers (physicians and advanced practice providers) per clinic. We have flexibility around clinic size to allow us to establish smaller clinics and part time staffing in areas where needed to ensure the TOI PCs can meet network adequacy under existing payor contracts. We group our managed clinics in a similar geographic area into pods, with multiple pods in each market. We have operations teams managing our markets and pods allowing us to drive performance and scale efficiently.
Competition
The U.S. healthcare industry is generally highly competitive. We compete with large and medium-sized local and national providers of cancer care services, such as health system affiliated practices, for, among other things, contracts with payors, recruitment of physicians and other medical and non-medical personnel and patients. The closest competitors are traditional oncology physician practices, such as American Oncology Network, LLC , Florida Cancer Specialists & Research Institute, LLC, U.S. Oncology Network, Inc. , and OneOncology, Inc. These organizations are predominantly reimbursed via FFS contracts, which we believe can often lead to overutilization of treatments that may be medically appropriate but often results in higher costs. Secondary competitors may include specialty benefit managers. These include companies such as AIM Specialty Health, eviCore Healthcare, Magellan Health, New Century Health, and Oncology Analytics, Inc. These benefit managers seek to change provider behavior by reviewing and authorizing treatment requests. The benefit manager model can produce incremental improvement in utilization, but the benefit managers are often unable to achieve results comparable to managed healthcare practices like ours. Furthermore, the benefit manager model frequently results in an antagonistic relationship with physicians who are operating in a traditional FFS-based practice. We distinguish ourselves from other managed oncology practices and specialty benefit managers in our ability to align incentives across the care continuum, including physicians and payors in delivering high quality care at lower costs, and we believe there are currently no other value-based oncology management companies of meaningful scale in the U.S.

We believe the principal competitive factors for serving the healthcare market for Medicare beneficiaries include: patient experience, quality of care, health outcomes, total cost of care, brand identity and trust in that brand. We believe we compete favorably on all these factors.
Government Regulation
Regulatory Licensing, Accreditation and Certification
Many states, including California, require regulatory approval, including licensure, accreditation and certification before establishing certain types of clinics offering certain professional and ancillary services, including the services we offer. The operations of our managed clinics are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, dispensing of prescription drugs, fire prevention, rate-setting and compliance with building codes and environmental protection. Our ability to operate profitably will depend in part on the ability of our managed clinics and doctors to obtain and maintain all necessary licenses, accreditation and other approvals, and, maintain updates to their enrollment in the Medicare and Medicaid programs, including the addition of new clinic locations, providers and other enrollment information. In addition, certain ancillary services such as the provision of diagnostic laboratory testing require additional state and federal licensure and regulatory oversight, including oversight by CMS, under Clinical Laboratory Improvement Amendments of 1988 , which requires all clinical laboratories to meet certain quality assurance, quality control and personnel standards, and comparable state laboratory licensing authorities, including for example, the California Department of Public Health. Our dispensary operations must also comply with applicable laws. Sanctions for failure to comply with applicable state and federal licensing, accreditation, certification and other regulatory requirements include suspension, revocation or limitation of the applicable authorization, significant fines and penalties and/or an inability to receive reimbursement from government healthcare programs and other third-party payors.
State Corporate Practice of Medicine and Fee-Splitting Laws
Some states have laws that prohibit business entities with non-physician owners from practicing medicine, which are commonly referred to as the corporate practice of medicine doctrine. States that have corporate practice of medicine laws limit the practice medicine to physicians and certain other licensed professionals, where only such physicians or licensed professionals can exercise control over medical decisions. Such states may also have laws that prohibit the sharing of professional service fees with non-professionals or business interests. These laws vary from state to state and are subject to broad interpretation and enforcement by state regulations.
For example, California’s corporate practice of medicine doctrine have been developed through statutes, case law and state attorney general opinions. The general prohibition on the corporate practice of medicine arises out of the California Business and Professions Code, which has been enforced through case law and attorney general opinions. In California, physicians and certain licensed professionals cannot be employed by non-professional corporations, except under limited exceptions which do not apply to TOI. Additionally, all clinical decisions and certain business or management decisions that result in control over a physician’s practice of medicine or a licensed professional’s clinical decisions must be made by a physician or licensed professional and not by an unlicensed person or entity. California also prohibits professional fee-splitting arrangements, but management fees based on a percentage of gross revenue or similar arrangement that is commensurate with fair market value of services provided by the management company are generally permissible.
We believe we have structured our management services agreements with the TOI PCs to comply with the corporate practice of medicine and fee-splitting laws of California and the other states in which we operate, where all clinical decisions and other business and management decisions that result in control over a physician’s practice of medicine or a licensed professional’s clinical decisions remain exclusively with the TOI PCs, their physician shareholders and the physicians and licensed professionals employed and contracted by the TOI PCs. A determination of non-compliance against us and/or the TOI PCs could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, and/or restructuring of these arrangements.

Healthcare Fraud and Abuse Laws
We are subject to a number of federal and state healthcare regulatory laws that restrict certain business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, self-referral and other healthcare fraud and abuse laws.
The federal Anti-Kickback Statute, or AKS, prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The AKS includes statutory exceptions and regulatory safe harbors that protect certain arrangements. The AKS safe harbors for value-based arrangements require, among other things, that the arrangement does not induce a person or entity to reduce or limit medically necessary items or services furnished to any patient. Failure to meet the requirements of the safe harbor, however, does not render an arrangement illegal. Rather, the government may evaluate such arrangements on a case-by-case basis, taking into account all facts and circumstances, including the parties’ intent and the arrangement’s potential for abuse, and may be subject to greater scrutiny by enforcement agencies.
The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing designated health services, or DHS, from referring Medicare and Medicaid patients to such entities for the furnishing of DHS, unless an exception applies. The Stark Law also prohibits the entity from billing for any such prohibited referral. Unlike the AKS, the Stark Law is violated if the financial arrangement does not meet an applicable exception, regardless of any intent by the parties to induce or reward referrals or the reasons for the financial relationship and the referral.
The Federal False Claims Act, or FCA, prohibits a person from knowingly presenting, or caused to be presented, a false or fraudulent request for payment from the federal government, or from making a false statement or using a false record to have a claim approved. The FCA further provides that a lawsuit thereunder may be initiated in the name of the United States by an individual, a “whistleblower,” who is an original source of the allegations. Moreover, the government may assert that a claim including items and services resulting from a violation of the AKS or the Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Penalties for a violation of the FCA include fines for each false claim, plus up to three times the amount of damages caused by each false claim.
Further, the Civil Monetary Penalties Statute authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider.
HIPAA also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program, including California's anti-kickback statutes and the Physician Ownership and Referral Act of 1993.
Violation of any of these laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement, fines, additional reporting requirements and compliance oversight obligations, contractual damages, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or imprisonment.
Healthcare Reform
In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, many of which are intended to contain or reduce healthcare costs. By way of example, in the United States, the Affordable Care Act (“ACA”), substantially changed the way healthcare is financed by both governmental and private insurers. Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
CMS, through the Centers for Medicare and Medicaid Innovation, or CMMI, has implemented or has announced plans to implement numerous demonstration models designed to test value-based reimbursement models, some of which are specifically focused on oncology services. For example, in 2016, CMS initiated the Oncology Care Model demonstration, which continues into 2022 and provides participating physician practices, including the TOI PCs that participate in this program, with performance-based financial incentives that aim to manage or reduce Medicare costs without negatively affecting the efficacy of care. In late 2019, CMS issued a request for information on the Oncology Care First model, a new voluntary model that, if implemented, would build on the Oncology Care Model. More recently, CMMI has announced plans to implement the Radiation Oncology Model beginning January 1, 2022, which would require radiotherapy providers in certain regions to participate in a prospective, episode-based payments model where payment is based on a patient’s diagnosis as opposed to the traditional volume-based FFS payment model. There likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain growth, any of which could have a material impact on our business.
Further, healthcare providers and industry participants are also subject to a growing number of requirements intended to promote the interoperability and exchange of patient health information. For example, on April 5, 2021, healthcare providers and certain other entities became subject to information blocking restrictions pursuant to the Cures Act that prohibit practices that are likely to interfere with the access, exchange or use of EHI, except as required by law or specified by HHS as a reasonable and necessary activity. Violations may result in penalties or other disincentives. It is unclear at this time what the costs of compliance with the new rules will be, and what additional risks there may be to our business.
Federal and State Insurance and Managed Care Laws
Regulation of downstream risk-sharing arrangements, including, but not limited to, global risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and RBOs to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms and other new value-based reimbursement models. Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of RBOs like the us and our affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.
Privacy and Security
Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including data breach notification laws, health information privacy and security laws, including HIPAA, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure, and protection of health-related and other personal information could apply to our operations or the operations of the TOI PCs. For example, HIPAA imposes obligations on “covered entities,” including certain health care providers, health plans, and health care clearinghouses, and their respective “business associates” that create, receive, maintain or transmit PHI for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of protected health information, or PHI. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by the Department of Health and Human Services, or HHS, may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance with HIPAA in our use or disclosure of PHI.
Even when HIPAA does not apply, according to the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the FTC Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
In addition, certain state laws, such as the California Consumer Privacy Act, or the CCPA and the California Privacy Rights Act of 2020, or the CPRA, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts. Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Intellectual Property
At present, we own no material intellectual property.

Legal Proceedings
From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.
Insurance
We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. Future claims could, however, exceed our applicable insurance coverage.
Employees and Human Capital Resources
As of March 31, 2021, we and TOI PCs collectively had approximately 536 employees, including approximately 68 oncologists and advanced practice providers. We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.
Our goal is to provide top quality oncology care to our patients, and we view our human capital-related initiatives as essential to continuing to reach that goal. Such initiatives include: (i) implementing a robust talent acquisition approach, including through competitive pay and benefits, (ii) implementing programs to promote diversity and foster a sense of connection and community throughout our company, (iii) offering an array of opportunities for learning and development opportunities, and (iv) conducting annual employee engagement surveys and developing action plans based on the survey outcomes.
Properties
Our principal executive offices are located in Cerritos, California where we occupy a suite under a lease that expires in 2026. We use this facility for administration, billing and collections, technology and development and professional services.
We intend to procure additional space as we add team members and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations. As of March 31, 2021, we have leases for 41 clinics located in California, Arizona, Nevada and Florida. Generally, our leases are “net” leases, which require us to pay all of the cost of insurance, taxes, maintenance and utilities. We generally cannot cancel these leases at our option.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TOI
The following discussion and analysis provide information that TOI believes is relevant to an assessment and understanding of TOI’s consolidated results of operations and financial condition. The discussion should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Information,” and the historical audited and unaudited consolidated financial statements and the related notes thereto, included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. TOI’s actual results may differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Unless the context otherwise requires, references in this Section to “we,” “us,” “our,” “TOI” and “the Company” refer to the business and operations of TOI and its consolidated subsidiaries prior to the Business Combination and to New TOI and its consolidated subsidiaries, following the consummation of the Business Combination. Unless otherwise noted, all dollar amounts are presented in thousands.
Overview
We are a value-based oncology company that manages community-based oncology practices that serve patients at 58 clinic locations across nine markets and four states throughout the United States, which are staffed with approximately 80 oncologists and advanced practice providers. 44 of these clinics are staffed with 70 providers employed by our affiliated physician-owned professional entities, which we refer to as the TOI PCs, through which we have provided care for more than 46,000 patients in 2020 and managed a population of over 1.5 million patients under value-based agreements as of June 30, 2021. We also provide management services on behalf of 14 clinic locations owned by independent oncology practices. Our mission is to heal and empower cancer patients through compassionate and state-of-the-art medical care.
Our managed clinics provide a range of medical oncology services, including physician services, in-house infusion and dispensary, clinical trial services, innovative programs like outpatient stem cell transplants and transfusions, along with 24/7 patient support. Many of our services, such as managing clinical trials, palliative care programs and stem cell transplants, are traditionally accessed through academic and tertiary care settings, while the TOI PCs bring these services to patients in a community setting. As scientific research progresses and more treatment options become available, cancer care is shifting from acute care episodes to chronic disease management. With this shift, it is increasingly important for high-quality, high-value cancer care to be available in a local community setting to all patients in need.
As a value-based oncology company, we seek to deliver both better quality care and lower cost of care. We work to accomplish this goal by reducing wasteful, inefficient or counterproductive care that drives up costs but does not improve outcomes. We believe payors and employers are aligned with the value-based model due to its enhanced access, improved outcomes, and lower costs. Patients under our affiliated providers’ care can benefit from evidence-based and personalized care plans, gain access to sub-specialized care in convenient community locations, and lower out-of-pocket costs. We believe our affiliated providers enjoy the stability and predictability of a large multi-state practice, are not incentivized or pressured to overtreat when it may be inconsistent with a patient’s goals of care, and can focus on practicing outstanding evidence-based medicine, rather than business building.
The Business Combination
On June 28, 2021, DFP, First Merger Sub and Second Merger Sub entered into the Merger Agreement with TOI. The Merger Agreement provides for, (i) the First Merger Sub will merge with and into TOI, with TOI being the surviving corporation and (ii) immediately following the First Merger, TOI will merge with and into the Second Merger Sub, with the Second Merger Sub being the surviving entity and a wholly owned subsidiary of DFP.
Upon Closing, DFP will be renamed “The Oncology Institute, Inc.” and the New TOI Common Stock and the Public Warrants will continue to be listed on Nasdaq and trade under the ticker symbols “TOI” and “TOIW,” respectively.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, DFP will be treated as the “acquired” company for accounting purposes and the Business Combination will be treated as the equivalent of TOI issuing stock for the net assets of DFP, accompanied by a recapitalization. The net assets of DFP will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of TOI. The most significant changes in New TOI’s future reported financial position and results are expected to be an estimated net increase in cash (as compared to our consolidated balance sheet at June 30, 2021) of between approximately $127,258, assuming maximum redemptions by DFP stockholders while satisfying the minimum cash condition of $290,000 being available for use by New TOI after the Closing; $207,252, assuming no redemptions by DFP shareholders; and $167,254, assuming interim redemptions by DFP shareholders. Each redemption scenario includes approximately $275,000 in proceeds from the PIPE Investments to be consummated substantially simultaneously with the closing of the Business Combination, offset by additional transaction costs for the Business Combination. The total estimated transaction costs for the Business Combination are approximately $40,000. In addition, deferred underwriter fees related to DFP’s initial public offering of $6,300 will be paid at the close of the Business Combination. See “Unaudited Pro Forma Combined Financial Information.” New TOI’s cash on hand after giving effect to these transactions will be used for general corporate purposes, general and administrative matters, and capital expenditures. New TOI may also use the proceeds for the acquisition of, or investment in, technologies, solutions, or businesses that complement its business.
Public Company Costs
Subsequent to the Business Combination, New TOI is expected to continue as an SEC-registered and Nasdaq-listed company. We expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.
Impact of COVID-19
The measures to contain the spread and impact of COVID-19 and other developments related to COVID-19 have affected the way in which we conduct our day-to-day business. We have followed U.S. guidance to protect our employees and operations during the pandemic and implemented a partially remote environment for our business. We cannot predict the ongoing impacts of the COVID-19 pandemic or the distribution of vaccines on our business or operations, but we will continue to actively monitor the related issues and may take further actions that alter our business operations, including as may be required by federal, state, local or foreign authorities or that we determine are in the best interests of our employees, payors, partners and stockholders.
As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. During 2021 and 2020, we obtained loans of $4,993 pursuant to the PPPHCE Act; $2,727 under the Accelerated and Advance Payment Program; and $2,001 from Provider Relief Funding under the CARES Act.
Key Factors Affecting our Performance
Our Patients
Through the TOI PCs, we serve adult and senior cancer patients in markets that have Medicare Advantage (“MA”) plans. We plan to leverage our long-established, strong relationships with payors to continue to build out our network and increase access to cancer patients in adjacent markets, while at the same time, decreasing oncology care costs for both patients and payors. We seek to provide high quality and lower cost care delivery through the following capabilities:
•
a recruiting process focused on selecting physicians that want to practice evidence-based medicine;

•
technology-enabled care pathways ensuring adherence to evidence-based clinical protocols;

•
strong clinical culture and physician oversight;

•
care management to prevent unnecessary hospitalizations;

•
care delivered in community clinics versus hospital setting;

•
clinically appropriate integration of palliative care and hospice aligned with patients’ goals for care;

•
access to clinical trials providing cutting-edge treatment options at low or no cost to patients or payors; and

•
appropriate provider training on clinical documentation to ensure proper risk adjustment and reimbursement for complex patients

Key Business Metrics
In addition to our financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
(dollars in thousands)	2021	2020	2021	2020	2020	2019
Clinics(1)(2)	58	54	58	54	54	53
Markets(1)	9	7	9	7	7	7
Lives under value-based contracts (millions)(1)	1.5	1.2	1.5	1.2	1.3	1.1
Adjusted EBITDA	$342	$2,577	$412	$2,588	$5,774	$4,760

(1)
At period end.

(2)
Includes independent oncology practices to which we provide limited management services, but do not bear the operating costs.

We define adjusted EBITDA as net income (loss) excluding depreciation and amortization, interest and income tax expense, stock-based compensation and unusual or non-recurring charges. We include adjusted EBITDA because it is an important measure upon which our management uses to assess the results of operations, to evaluate factors and trends affecting our business, and to plan and forecast future periods. We also consider adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.
Adjusted EBITDA is “non-GAAP” financial measure within the meaning of Item 10 of Regulation S-K promulgated by the SEC. We believe that that this measure provides an additional way of viewing aspects of our operations that, when viewed with the GAAP results, provides a more complete understanding of our results of operations and the factors and trends affecting our business. However, non-GAAP financial measures should be considered a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with U.S. GAAP. Non-GAAP financial measures used by us may differ from the non-GAAP measures used by other companies, including our competitors.
We encourage investors and others to review our financial information in its entirety, not to rely on any single financial measure.
The following table provides a reconciliation of net income (loss), the most closely comparable GAAP financial measure, to Adjusted EBITDA:

	Three Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Net income	$3,204	$1,018	$2,186	214.7%
Depreciation and amortization	794	801	(7)	(0.9)%
Interest expense	81	111	(30)	(27.0)%
Income tax expense (benefit)	780	29	751	2,589.7%
Board and management fees	102	134	(32)	(23.9)%
Non-cash addbacks(1)	(5,728)	40	(5,768)	(14,420.0)%
Stock-based compensation	51	42	9	21.4%
Consulting and legal fees(2)	657	796	(139)	(17.5)%
Other, net(3)	401	(394)	795	(201.8)%
Adjusted EBITDA	$342	$2,577	$(2,235)	(86.7)%

(1)
Non-cash addbacks were primarily comprised of $5,759 gain on extinguishment of COVID-19-related loans, partially offset by $31 of deferred rent and tenant improvement allowances, and $40 of deferred rent and tenant improvement allowances during the three months ended June 30, 2021 and June 30, 2020, respectively.

(2)
Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the three months ended June 30, 2021 and June 30, 2020, and related to certain advisory projects, software implementations, and legal fees for debt financing and predecessor litigation matters.

(3)
Other, net is comprised of $401 and $584 of severance expenses resulting from cost rationalization programs, as well as temporary labor and recruiting expenses to build out corporate infrastructure during the three months ended June 30, 2021 and June 30, 2020, respectively. During three months ended June 30, 2020, such expenses were partially offset by $978 of stimulus funds received under the CARES Act.

	Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Net income (loss)	$2,209	$(8,828)	$11,037	(125.0)%
Depreciation and amortization	1,571	1,596	(25)	(1.6)%
Interest expense	182	152	30	19.7%
Income tax expense (benefit)	998	(275)	1,273	(462.9)%
Board and management fees	208	310	(102)	(32.9)%
Non-cash addbacks(1)	(5,741)	7,612	(13,353)	(175.4)%
Stock-based compensation	93	76	17	22.4%
Consulting and legal fees(2)	1,099	1,462	(363)	(24.8)%
Other, net(3)	(207)	483	(690)	(142.9)%
Adjusted EBITDA	$412	$2,588	$(2,176)	(84.1)%

(1)
Non-cash addbacks were primarily comprised of a $5,759 gain on extinguishment of COVID-19-related loans, partially offset by $18 of deferred rent and tenant improvement allowances, and a $7,500 impairment of notes receivable (as described further below) and $112 of deferred rent and tenant improvement allowances, during the six months ended June 30, 2021 and June 30, 2020, respectively.

(2)
Consulting and legal fees were comprised of a subset of the Company’s total consulting and legal fees during the six months ended June 30, 2021 and June 30, 2020, and related to certain advisory projects and software implementations, and discrete legal fees related to debt financing and predecessor litigation matters.

(3)
Other, net is comprised of $816 and $1,461 of severance expenses resulting from cost rationalization programs as well as temporary labor and recruiting expenses to build out corporate infrastructure during the six months ended June 30, 2021 and June 30, 2020, respectively. During both periods, respectively, such expenses were partially offset by $1,023 and $978 of stimulus funds received under the CARES Act.

	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Net loss	$(14,321)	$(4,021)	$(10,300)	256.2%
Depreciation and amortization	3,178	2,942	236	8.0%
Interest expense	347	3	344	11,466.7%
Income tax (benefit) expense	(493)	1,383	(1,876)	(135.6)%
Board and management fees	620	814	(194)	(23.8)%
Non-cash addbacks(1)	11,972	624	11,348	1,818.6%
Stock-based compensation	151	94	57	60.6%
Consulting and legal fees(2)	2,959	953	2,006	210.5%
Other, net(3)	1,361	1,968	(607)	(30.8)%
Adjusted EBITDA	$5,774	$4,760	$1,014	21.3%

(1)
During the year ended December 31, 2020, non-cash addbacks were primarily comprised of a $7,500 impairment of notes receivable (as described further below), $4,233 of bad debts write-offs, and $239 of other miscellaneous charges. During the year ended December 31, 2019, non-cash addbacks were primarily comprised of $184 of deferred rent and tenant improvement allowances and $440 of other miscellaneous expenses.

(2)
Consulting and legal fees were a subset of the Company’s total consulting and legal fees during the year ended December 31, 2020 and December 31, 2019, and related to certain advisory projects, software implementations, and discrete legal fees related to debt financing and predecessor litigation matters.

(3)
Other, net is comprised of $2,339 and $1,968 of severance expenses resulting from cost rationalization programs and individually insignificant charges during the years ended December 31, 2020 and December 31, 2019, respectively. During the year ended December 31, 2020, such expenses were partially offset by $978 of stimulus funds received under the CARES Act.

Components of Results of Operations
Revenue
We receive payments from the following sources for services rendered: (i) commercial insurers; (ii) pharmacy benefit managers (“PBMs”), (iii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iv) state governments under Medicaid and other programs; (v) other third-party payors and managed care organizations (e.g., risk bearing organizations and independent practice associations (“IPAs”)); and (vi) individual patients and clients.
Revenue primarily consists of capitation revenue, fee-for-service (“FFS”) revenue, dispensary revenue, and clinical trials revenue. Capitation and FFS revenue comprise the revenues within the Company’s patient services segment and are presented together in the results of operations. The following paragraphs provide a summary of the principal forms of our billing arrangements and how revenue is recognized for each type of revenue.
Capitation
Capitation revenues consist primarily of fees for medical services provided by the TOI PCs to our patients under a capitated arrangement with various managed care organizations. Capitation revenue is paid monthly based on the number of enrollees by the contracted managed care organization (per member per month or “PMPM”). Capitation contracts generally have a legal term of one year or longer. Payments in capitation contracts are variable since they primarily include PMPM fees associated with unspecified membership that fluctuates throughout the term of the contract; however, based on our experience, our total underlying membership generally increases over time as penetration of MA products grows. Certain contracts include terms for a capitation deduction where the cost of out-of-network referrals of members are deducted from the future payment. Revenue is recognized in the month services are rendered on the basis of the transaction price established at that time.
Fee-for-Service Revenue
FFS revenue represents revenue earned under contracts in which we bill and collect for medical services rendered by the TOI PCs’ employed physicians. The terms for FFS contracts are short in duration and only last for the period over which services are rendered (typically, one day). FFS revenue consists of fees for medical services provided to patients. As specialist providers, our FFS revenue is dependent on referrals from other physicians, such as primary care physicians. Our affiliated providers build trusted, professional relationships with these physicians and their associated medical groups, which can lead to recurring FFS volume; however, this volume is subject to numerous factors we cannot control and can fluctuate over time. We also receive FFS revenue for capitated patients that receive medical services which are excluded from our capitation contracts.
Under the FFS arrangements, third-party payors and patients are billed for patient care services provided by the TOI PCs. Payments for services provided are generally less than billed charges. We record revenue net of an allowance for contractual adjustments, which represents the net revenue expected to be collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients. These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plan, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries).
The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on certain factors, such as the proper completion of medical charts following a patient visit, the forwarding of such charts to our billing center for medical coding and entering into our billing system, and the verification of each patient’s submission or representation at the time services are rendered as to the payor(s) responsible for payment of such services. Revenue is recorded on the date the services are rendered based on the information known at the time of entering of such information into our billing systems as well as an estimate of the revenue associated with medical services.
Dispensary
Oral prescription drugs prescribed by doctors to their patients are sold directly through the TOI PCs’ dispensaries. Revenue for the prescriptions is based on fee schedules set by various PBMs and other third-party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on pre-established metrics. DIR fees may be assessed in the periods after payments are received against future payments. We recognize revenue, deducted by estimated DIR fees, at the time the patient takes possession of the oral drug.
Clinical Trials Revenue
The TOI PCs also enter into contracts to perform clinical research trials. The terms for clinical trial contracts last many months as the clinical research is performed. Each contract represents a single, integrated set of research activities that are satisfied over time as the output of results from the trial is captured for the trial sponsor to review. Under the clinical trial contracts, the TOI PCs receive a fixed payment for administrative, set-up, and close-down fees; a fixed amount for each patient site visit; and certain expense reimbursements. We recognize revenue for these arrangements on the fees earned to date based on the state of the trial, as established under contract with the customer.
Operating Expenses
Cost of Services
Cost of services primarily includes chemotherapy drug costs, clinician salaries and benefits, and medical supplies. Clinicians include oncologists, advanced practice providers such as physician assistants and nurse practitioners, and registered nurses employed by the TOI PCs.

Dispensary Cost
Dispensary cost primarily includes the cost of oral medications dispensed in the TOI PCs’ clinic locations.
Selling, general and administrative expense
Selling, general and administrative expenses include employee-related expenses, including both clinic and field support staff as well as central administrative and corporate staff. These expenses include salaries and related costs and stock-based compensation for our executives and physicians. Our selling, general and administrative expenses also includes occupancy costs, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and business development. We expect our general and administrative expenses to increase over time following the consummation of the Business Combination due to the additional legal, accounting, insurance, investor relations and other costs that we will incur as a public company, as well as other costs associated with continuing to grow our business. We also expect our selling, general and administrative expenses to increase in absolute dollars in the foreseeable future. However, we anticipate selling, general and administrative expenses to decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.
Results of Operations
The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:
	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2021	2020	2020	2019
Revenue
Patient services	59.8%	63.3%	60.3%	62.8%	62.3%	62.9%
Dispensary	35.7%	32.9%	36.0%	33.1%	34.1%	32.1%
Clinical trials & other	4.5%	3.8%	3.7%	4.1%	3.6%	5.0%
Total operating revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses
Direct costs – patient services	47.3%	53.4%	47.4%	53.4%	51.1%	52.2%
Direct costs – dispensary	30.6%	27.9%	30.8%	27.9%	28.7%	28.0%
Direct costs – clinical trials & other	0.3%	0.7%	0.3%	0.7%	0.5%	0.6%
Selling, general and administrative expense	22.5%	19.0%	22.7%	19.0%	22.3%	19.1%
Depreciation and amortization	1.6%	1.7%	1.6%	1.7%	1.7%	1.9%
Total operating expenses	102.3%	102.7%	102.8%	102.7%	104.3%	101.8%
Loss from operations	(2.3)%	(2.7)%	(2.8)%	(2.7)%	(4.3)%	(1.8)%
Other non-operating (income) expense
Interest expense	0.2%	0.2%	0.2%	0.2%	0.2%	—%
Gain on debt extinguishment	(10.4)%	—%	(5.3)%	—%	—%	—%
Other, net	—%	(2.2)%	(1.1)%	7.1%	3.3%	—%
Total other non-operating (income) expense	(10.2)%	(2.0)%	(6.2)%	7.3%	3.5%	—%
Loss before provision for income taxes	7.9%	(0.7)%	3.4%	(10.0)%	(7.8)%	(1.8)%
Income tax (expense) benefit	(1.6)%	(0.1)%	(1.0)%	0.3%	0.3%	(0.9)%
Net loss	6.3%	(0.8)%	2.4%	(9.7)%	(7.5)%	(2.7)%

Comparison of the Three and Six Months Ended June 30, 2021 and 2020
Revenue
	Three Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Patient services	$29,786	$29,909	$(123)	(0.4)%
Dispensary	17,782	15,555	2,227	14.3%
Clinical trials & other	2,275	1,816	459	25.3%
Total operating revenue	$49,843	$47,280	$2,563	5.4%
	Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Patient services	$59,408	$57,322	$2,086	3.6%
Dispensary	35,400	30,185	5,215	17.3%
Clinical trials & other	3,615	3,793	(178)	(4.7)%
Total operating revenue	$98,423	$91,300	$7,123	7.8%
Patient services
The decrease in patient services revenue for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was due to a decline in FFS revenue of 13.6% of total patient services revenue, which was partially offset by a 13.2% increase of capitation revenue due to several FFS contracts being transitioned to capitation arrangements during the latter part of the quarter. The inherent delay between capitation contract inception and monetization did not fully offset the FFS revenue decrease by the end of the quarter.
The increase in patient services revenue for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to a 15.3% increase in revenue related to capitated contracts that began in the fourth quarter of 2020 and continued throughout the first half of 2021. This increase in capitated revenue was partially offset by a decline in our FFS revenue of 11.7%, as a result of transitioning several FFS contracts to capitation.
Dispensary
The increase in dispensary revenue for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was primarily due to a 16.6% increase in the average revenue per fill.
The increase in dispensary revenue for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to a 4.2% increase in the number of prescriptions filled and a 12.6% increase in the average revenue per fill.
Clinical trials & other
The increase in clinical trials and other revenue for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was primarily due to a 21.8% increase related to a profit sharing bonus received for one of our capitated contracts. The remaining increase was comprised of various miscellaneous sources of revenue, none of which are individually significant.
The decrease in clinical trials and other revenue for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to a 21.0% decline in clinical trial revenue resulting from fewer visits due to COVID-19 restrictions and precautions being taken by our patients. This decline was partially offset by a 10.3% increase related to a profit sharing bonus received for one of our capitated contracts and an increase in various miscellaneous sources of revenue, none of which are individually significant.

Operating Expenses
	Three Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Direct costs – patient services	$23,574	$24,643	$(1,069)	(4.3)%
Direct costs – dispensary	15,237	12,843	2,394	18.6%
Direct costs – clinical trials & other	143	306	(163)	(53.3)%
Selling, general and administrative expense	11,212	8,547	2,665	31.2%
Depreciation and amortization	794	801	(7)	(0.9)%
Total operating expenses	$50,960	$47,140	$3,820	8.1%
	Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Direct costs – patient services	$46,660	$48,752	$(2,092)	(4.3)%
Direct costs – dispensary	30,360	25,465	4,895	19.2%
Direct costs – clinical trials & other	312	621	(309)	(49.8)%
Selling, general and administrative expense	22,390	17,370	5,020	28.9%
Depreciation and amortization	1,571	1,596	(25)	(1.6)%
Total operating expenses	$101,293	$93,804	$7,489	8.0%
Patient services cost
The decrease in patient services cost for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was primarily due to a 3.3% decrease in clinical payroll costs due to staffing optimization. The remaining decrease in patient services cost is due to various, individually insignificant direct expenses
The decrease in patient services cost for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to a 3.2% decline in intravenous drug costs, driven by our patient mix and volume, which was further reduced by a 2.0% decline in clinical payroll costs due to staffing optimization. The remaining offset to patient services cost is due to various, individually insignificant direct expenses
Dispensary cost
The increase in dispensary cost for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was due to a 21.1% increase in the average cost of the prescriptions filled.
The increase in dispensary cost for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was due to an increase of 4.2% in the number of prescriptions filled and an increase of 14.4% in the average cost of the prescriptions filled.
Selling, general and administrative expense
The increase in selling, general and administrative expense for the three and six months ended June 30, 2021 as compared to the three and six months ended June 30, 2020 was driven by an increase in salaries and benefits of 15.9% and 16.4% respectively, due to the growth in our management and corporate team. The remainder of the increases were primarily to support the continued growth of our business. These increased costs were offset by bad debt recoveries on our FFS accounts receivable of 8.4% and 4.2% of total selling, general and administrative expenses the three and six months ended June 30, 2021, respectively, due to better collections than anticipated.

Other Expenses
	Three Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$81	$111	$(30)	(27.0)%
Gain on debt extinguishment	(5,186)	—	$(5,186)	(100.0)%
Other, net	4	(1,018)	1,022	(100.4)%
Total other non-operating (income) expense	$(5,101)	$(907)	$(4,194)	462.4%
	Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Interest expense	$182	$152	$30	19.7%
Gain on debt extinguishment	(5,186)	—	$(5,186)	(100.0)%
Other, net	(1,072)	6,447	(7,519)	(116.6)%
Total other non-operating (income) expense	$(6,076)	$6,599	$(12,675)	(192.1)%
Interest expense
The decrease in interest expense for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was driven primarily by the pay-off of our revolving credit line and due to the decline in our term loan balance due to scheduled amortization payments.
The increase in interest expense for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was driven primarily by a full six months of interest on the term loan as the loan was initiated in February 2020 and due to borrowings under the revolving line of credit, offset by a decline in our term loan balance due to scheduled amortization payments.
Gain on debt extinguishment
The increase in gain on debt extinguishment for the three and six months ended June 30, 2021 as compared to the three and six months ended June 30, 2020 was a result of all PPPHCE Act loans being forgiven during Q2 2021. The gain includes the loan balance and related accrued interest.
Other (income) expense
The increase in other, net for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020 was driven primarily by the receipt of CARES Act stimulus funds in the first quarter 2020 that the TOI PCs are not obligated to repay.
The decrease in other, net for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 was primarily due to a loan provided in Q1 2020 to an independent oncology practice relating to the management services agreement entered into by the Company, pursuant to which we provide certain management services to the oncology practice, including value-based contracting services. Under the terms of the loan, the loan is to be forgiven in equal installments over five years as long as the management services agreement with the Company remains in effect. Given the probability of forgiveness is likely, we fully impaired the loan in the first quarter of 2020.

Comparison of 2020 and 2019
Revenue
	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Patient services	$116,817	$97,625	$19,192	19.7%
Dispensary	63,890	49,954	13,936	27.9%
Clinical trials & other	6,808	7,826	(1,018)	(13.0)%
Total operating revenue	$187,515	$155,405	$32,110	20.7%
Patient services
The increase in patient services revenue was primarily due to a 14.3% increase in our FFS revenue and 6.3% increase in capitated revenue, both of which resulted from new contract wins and an increase in the number of clinics.
Dispensary
The increase in dispensary revenue was primarily due to a 30.6% increase in the number of prescriptions filled.
Clinical trials & other
The decrease in clinical trial and other revenue was primarily due to a 12.5% decline in clinical trial visits, resulting from COVID-19 restrictions and precautions being taken by our patients.
Operating Expenses
	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Direct costs – patient services	$95,747	$81,053	$14,694	18.1%
Direct costs – dispensary	53,907	43,456	10,451	24.0%
Direct costs – clinical trials & other	982	955	27	2.8%
Selling, general and administrative expense	41,897	29,644	12,253	41.3%
Depreciation and amortization	3,178	2,942	236	8.0%
Total operating expenses	$195,711	$158,050	$37,661	23.8%
Patient services cost
The increase in patient services cost was attributed to increases in intravenous drug costs of 11.1%, resulting from patient mix, as well as a 4.8% increase in clinical payroll resulting from new contract wins and increases in the number of clinics. The remaining increase in patient services cost is due to various, individually insignificant direct expenses
Dispensary cost
The increase in dispensary cost was due to a 30.6% increase in the number of prescriptions filled, partially offset by a 5.0% decrease in the average cost of the prescriptions filled.
Selling, general and administrative expenses
The increase in selling, general and administrative expenses was driven by an increase in salaries and benefits of 16.7% due to the growth in our management and corporate team and an increase in bad debt expense of 13.2% due to a write-down of our FFS accounts receivable. The remainder of the increases were primarily to support the continued growth of our business.
Other Expenses
	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Interest expense	$347	$3	$344	11,466.7%
Other, net	6,271	(10)	6,281	(62,810.0)%
Total other non-operating expense (income)	$6,618	$(7)	$6,625	(94,642.9)%
Interest expense
The increase in interest expense was driven primarily by interest on the term loan that was entered into in February 2020. Prior to that, the Company did not have any indebtedness.
Other (income) expense
The increase in other (income) expense was driven primarily by a loan provided to an independent oncology practice relating to the management services agreement entered into by the Company, pursuant to which we provide certain management services to the oncology practice, including value-based contracting services. Under the terms of the loan, the loan is to be forgiven in equal installments over five years as long as the management services agreement with the Company remains in effect. Given the probability of forgiveness is likely the Company fully impaired the loan in 2020. This impairment was offset by 15.6% in stimulus funds received as part of the CARES Act that the TOI PCs are not obligated to repay.
Liquidity and Capital Resources
General
To date, we have financed our operations principally through private placements of our equity securities and payments received from various payors. On February 26, 2020, we entered into a credit agreement with MUFG Union Bank (“Credit Agreement”), which allows us to borrow up to an aggregate principal amount of $10,000 in the form of term loans, revolving credit commitments, and a letter of credit facility. The term loans and the Revolver bears interest at base rate plus the applicable margin or LIBOR rate plus the applicable margin. As of June 30, 2021, we had $15,169 of cash and $5,125 outstanding under our Credit Agreement.
We may incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in expanding our operations and sales and marketing and due to additional general and administrative expenses we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.
We believe that following the Business Combination, our cash and cash equivalents will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, the timing and extent of spending to open or acquire new clinics and expand into new markets and the expansion of sales and marketing activities. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.
Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing, and financing activities for the periods indicated.
	Six Months Ended June 30,		Change
(dollars in thousands)	2021	2020	$	%
Net cash provided by (used in) operating activities	$(6,666)	$4,003	$(10,669)	(266.5)%
Net cash (used in) investing activities	(2,054)	(8,219)	6,165	(75.0)%
Net cash provided by financing activities	17,891	12,038	5,853	48.6%
Net increase in cash	9,171	7,822	1,349	17.2%
Cash at beginning of period	5,998	2,446	3,552	145.2%
Cash at end of period	$15,169	$10,268	$4,901	47.7%
	Year Ended December 31,		Change
(dollars in thousands)	2020	2019	$	%
Net cash provided by (used in) operating activities	$508	$3,615	$(3,107)	(85.9)%
Net cash (used in) provided by investing activities	(8,844)	(1,205)	(7,639)	633.9%
Net cash provided by (used in) financing activities	11,887	(2)	11,889	(594,450.0)%
Net increase (decrease) in cash	3,551	2,408	1,143	47.5%
Cash at beginning of year	2,446	37	2,409	6,510.8%
Cash at end of year	$5,997	$2,445	$3,552	145.3%
Operating Activities
Significant changes impacting net cash used in operating activities for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 were as follows:
•
net income improved $11,037 during the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 primarily due to the gain extinguishment of debt and bad debt recoveries in the second quarter of 2021 and the impairment on the note receivable of $7,500 in the first quarter of 2020 and higher operating profits in the first quarter of 2021, offset by a $1,142 change in deferred tax liability;

•
cash provided by accounts payable, accrued expenses and income taxes payable decreased $6,323 for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 primarily due to payments being made on a more timely basis, as they were held in the first quarter of 2020 due to the uncertainty of cash receipts as a result of COVID-19;

•
cash used by accounts receivable decreased $1,795 for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due to better collection patterns;

•
cash used by inventory decreased $939 for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due to better inventory management; and

•
cash used by other current assets increased $6,085 for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due to costs incurred in association with the SPAC transaction that are deferred until the transaction closes.

Significant changes impacting net cash used in operating activities for the year ended December 31, 2020 as compared to the year ended December 31, 2019 were as follows:
•
net loss increased $10,300 from 2020 as compared to 2019 primarily due to the impairment on the note receivable of $7,500, an increase in bad debt expense of $3,906 and an increase in deferred income taxes;

•
cash provided by accounts payable and accrued expenses increased $670 for 2020 as compared to 2019 due to increases in cost of services and selling, general and administrative expenses;

•
cash used by accounts receivable increased $2,433 for 2020 as compared to 2019 due to an increase in revenues; and

•
cash used by prepaid expenses and other current assets increased $1,135 for 2020 as compared to 2019 due to an increase in software projects used to support the growth of the Company.

Investing Activities
Net cash used in investing activities decreased for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020 due to the issuance of a $7,500 note receivable in the first quarter of 2020, offset by increases in purchases of property and equipment of $458 due to new clinic build-outs and existing clinic remodels and cash used for acquisitions of $877.
Net cash used in investing activities increased in 2020 as compared to 2019 due to the issuance of a $7,500 note receivable and cash used for acquisitions of $150.
Financing Activities
Net cash from financing activities primarily relates to borrowings under our Credit Agreement, principal payments on the Credit Agreement, and capital raises. As of June 30, 2021, we have borrowed $7,500 in the form of a term loan and made principal payments of $2,375.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of June 30, 2021.
JOBS Act
We qualify as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Critical Accounting Policies
We prepare our financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions.
Variable Interest Entities
We consolidate entities for which we have a variable interest and are determined to be the primary beneficiary. The Company holds variable interests in the TOI PCs, comprised of The Oncology Institute, A

Professional Corporation (“TOI CA”) and The Oncology Institute FL, LLC (“TOI FL”), which the Company cannot legally own due to jurisdictional laws governing the corporate practice of medicine. The TOI PCs employ physicians and other clinicians in order to provide professional services to patients of our managed clinics, and under substantially similar MSAs, we serve as the exclusive manager and administrator of the TOI PCs’ non-medical functions and services. The TOI PCs are considered variable interest entities (“VIEs”) as they do not have sufficient equity to finance their activities without additional financial support from the Company. An enterprise having a controlling financial interest in a VIE must consolidate the VIE if it has both power and benefits — that is, it has (1) the power to direct the activities of a VIE that most significantly impacts the VIE’s economic performance (power), and (2) the obligation to absorb the losses of the VIE that potentially could be significant to the VIE or the right to receive benefits from the VIE that potentially could be significant to the VIE (benefits). We have the power to control all financial activities of the TOI PCs, the rights to receive substantially all benefits from the VIEs, and appropriately consolidates the TOI PCs. Revenues, expenses, and income from the TOI PCs are included in the consolidated amounts as presented on the consolidated statements of operations.
Business Combinations
We account for all transactions that represent business combinations using the acquisition method of accounting. As such, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date we obtain control. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration exchanged in the acquisition over the fair value of the net assets acquired.
Segment Reporting
We present the financial statements by segment in accordance with the relevant accounting literature to provide investors with transparency into how the chief operating decision maker (“CODM”) manages the business. Our CODM is our Chief Executive Officer. The CODM reviews financial information and allocates resources across three operating segments: dispensary, patient care, and clinical trials & other.
Revenue Recognition
We recognize consolidated revenue based upon the principle of the transfer of control of our goods and services to customers in an amount that reflects the consideration we expect to be entitled. This principle is achieved through applying the following five-step approach:
1.
Identification of the contract, or contracts, with a customer.

2.
Identification of the performance obligations in the contract.

3.
Determination of the transaction price.

4.
Allocation of the transaction price to the performance obligations in the contract.

5.
Recognition of revenue when, or as, we satisfy a performance obligation.

Consolidated revenue primarily consists of capitation revenue, fee-for-service (FFS) revenue, dispensary revenue, and clinical trials revenue. Revenue is recognized in the period in which services are rendered or the period in which the TOI PCs are obligated to provide services. The form of billing and related risk of collection for such services may vary by type of revenue and the payor. The following paragraphs provide a summary of the principal forms of billing arrangements and how revenue is recognized for each.
Capitation
Capitation contracts have a single performance obligation that is a stand ready obligation to perform specified healthcare services to the population of enrolled members and constitutes a series for the provision of managed healthcare services for the term of the contract, which is deemed to be one month since the mix of patient-customers can and do change month over month. The transaction price for capitation contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the term of the contract. Further, we adjust the transaction price for capitation deductions based on historical experience. Revenue is recognized in the month services are rendered on the basis of the transaction price established at that time. If subsequent information resolves uncertainties related to the transaction price, adjustments will be recognized in the period they are resolved. When payment has been received but services have not yet been rendered, the payment is recognized as a contract liability.
Fee For Service
FFS revenue consists of fees for medical services actually provided to patients. These medical services are distinct since the patient can benefit from the medical services on their own. Each service constitutes a single performance obligation for which the patient accepts and receives the benefit of the medical services as they are performed.
The transaction price from FFS arrangements is variable in nature because fees are based on patient encounters, credits due to patients, and reimbursement of provider costs, all of which can vary from period to period. We estimate the transaction price using the most likely methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. As a practical expedient, the Company adopted a portfolio approach to determine the transaction price for the medical services provided under FFS arrangements. Under this approach, the Company bifurcated the types of services provided and grouped health plans with similar fees and negotiated payment rates. At these levels, portfolios share the characteristics conducive to ensuring that the results do not materially differ from the standard applied to individual patient contracts related to each medical service provided.
Revenue is recorded on the date the services are rendered based on the information known at the time of entering of such information into our billing systems as well as an estimate of the revenue associated with medical services. When the performance obligation is not satisfied, the billing is recognized as a contract liability.
Dispensary
Dispensed prescriptions that are filled and delivered to the patient are considered a distinct performance obligation. The transaction price for the prescriptions is based on fee schedules set by PBMs and other third-party payors. The fee schedule is often subject to DIR fees, which are based primarily on pre-established metrics. DIR fees may be assessed in periods after payments are received against future payments. We estimate DIR fees to arrive at the transaction price for prescriptions. Revenue is recognized based on the transaction at the time the patient takes possession of the oral drug.
Clinical Research
Clinical research contracts represent a single, integrated set of research activities and thus are a single performance obligation. The performance obligation is satisfied over time as the output is captured in data and documentation that is available for the customer to consume over the course of arrangement and furthers progress of the clinical trial. We have elected to recognize revenue for clinical trials using the ‘as-invoiced’ practical expedient. The customer is invoiced periodically based on the progress of the trial such that each invoice captures the revenue earned to date based on the state of the trial as established under contract with the customer.
Direct Costs of Sales
Direct cost of sales primarily consists of wages paid to clinical personnel and other health professionals, oral and IV drug costs, and other medical supplies used to provide patient care. Costs for clinical personnel wages are expensed as incurred and costs for inventory and medical supplies are expensed when used, generally by applying the specific identification method.

Leases
Lease agreements are evaluated to determine whether they are capital or operating leases. Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with our normal depreciation policy for tangible fixed assets. We allocate each lease payment between a reduction of the lease obligation and interest expense using the effective interest method. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the lease term. We report the current and long-term portions of capital lease obligations within accrued expenses and other current liabilities and other non-current liabilities, respectively, on the consolidated balance sheets.
Goodwill and Intangible Assets
Goodwill is not amortized but is required to be evaluated for impairment at the same time every year. We perform annual testing of impairment for goodwill in the fourth quarter of each year. When impairment indicators are identified, we compare the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit.
Finite-lived intangible assets are stated at acquisition-date fair value. Intangible assets are amortized using the straight-line method. Finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When circumstances indicate that recoverability may be impaired, we assess its ability to recover the carrying value of the asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Fair value is determined based on appropriate valuation techniques.
Debt
We account for debt net of debt issuance costs. Debt issuance costs are capitalized, netted against the related debt for presentation purposes, and amortized to interest expense over the terms of the related debt using the effective interest method.
Recent Accounting Pronouncements
In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases), whereas under current accounting standards our lease portfolio consists primarily of operating leases and is not recognized on its consolidated balance sheets. We will adopt ASC 842 effective January 1, 2022, using the alternative modified transition method and will record a cumulative-effect adjustment to the opening balance of retained earnings as of that date. Prior periods will not be restated. We believe the largest impact will be on the consolidated balance sheets for the accounting of facilities-related leases, which represents a majority of its operating leases it has entered into as a lessee. These leases will be recognized under the new standard as ROU assets and operating lease liabilities. We will also provide expanded disclosures for its leasing arrangements. The results of operations are not expected to significantly change after adoption of the new standard.
In June 2016, the FASB issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued Accounting Standard Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2018-19”), which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued Accounting Standard Update 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), in May 2019, the FASB issued Accounting Standards Update 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), and in November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2019-10”), to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for us for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While we expect our allowance for credit losses to increase upon adoption of ASU 2016-13, we do not expect the adoption of ASU 2016-13 to have a material effect on our consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which amends ASC 740, Income Taxes. This new standard is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. The new standard is effective for us beginning January 1, 2022. The guidance in the new standard has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. We are currently evaluating the effect of this ASU on our condensed consolidated financial statements and related disclosures.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Inflation Risk
Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

DESCRIPTION OF NEW TOI SECURITIES
As a result of the Business Combination, DFP Stockholders who receive shares of TOI Common Stock in the transactions, as well as stockholders of TOI, will become New TOI stockholders. Your rights as New TOI stockholders will be governed by the DGCL, the Proposed Charter and the Proposed Bylaws. The following description of the material terms of New TOI’s securities reflects the anticipated state of affairs upon completion of the Business Combination. This description is a summary and is not complete. We urge you to read in their entirety the Proposed Charter and Proposed Bylaws, which are attached as Annex B and Annex C, respectively. You are encouraged to read the applicable provisions of Delaware law, the Proposed Charter and the Proposed Bylaws in their entirety for a complete description of the rights and preferences of New TOI’s securities following the Business Combination.
Authorized and Outstanding Stock
The Proposed Charter authorizes the issuance of shares of New TOI capital stock, each with a par value of $0.0001, consisting of (a) 500,000,000 shares of TOI Common Stock and (b) 10,000,000 shares of preferred stock. The outstanding shares of DFP’s stock are, and the shares of DFP Class A Common Stock issuable in connection with the Business Combination and the PIPE Investments will be, duly authorized, validly issued, fully paid and non-assessable.
Common Stock
The Proposed Charter, which DFP will adopt if the Charter Proposal is approved, provides the following with respect to the rights, powers, preferences and privileges of the common stock.
Voting Power
Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the third Proposed Charter, the holders of TOI Common Stock will possess all voting power for the election of directors and all other matters requiring stockholder action and will be entitled to one vote per share on matters to be voted on by stockholders.
Dividends
Subject to applicable law and the rights and preferences of any holders of any outstanding series of preferred stock, under the third amended and restated certificate of incorporation, holders of TOI Common Stock will be entitled to the payment of dividends when, as and if declared by the TOI Board in accordance with applicable law.
Liquidation, Dissolution and Winding Up
Subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, in the event of the voluntary or involuntary liquidation, dissolution, or winding-up of TOI, the holders of TOI Common Stock will be entitled to receive all the funds and assets of TOI available for distribution to stockholders, ratably in proportion to the number of shares of TOI Common Stock held by them, after the rights of creditors of TOI and the holders of any outstanding shares of preferred stock have been satisfied.
Preemptive or Other Rights
The holders of TOI Common Stock will not have preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to TOI Common Stock.
Preferred Stock
After giving effect to the Conversion, no shares of TOI Preferred Stock shall remain issued and outstanding. New TOI Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the Proposed Charter and in the resolution or resolutions providing for the creation and issuance of such series adopted by the New TOI Board.

Redeemable Warrants
Public Warrants
There are currently outstanding an aggregate of 9,483,334 warrants, which, following the consummation of the Business Combination, will entitle the holder to acquire New TOI Common Stock.
Each whole warrant will entitle the registered holder to purchase one share of New TOI Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination. A warrantholder may exercise its warrants only for a whole number of shares of New TOI Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Accordingly, unless you purchased at least five Units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the Closing, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
New TOI will not be obligated to deliver any New TOI Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New TOI Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to New TOI satisfying its obligations described below with respect to registration. No warrant will be exercisable and New TOI will not be obligated to issue a share of New TOI Common Stock upon exercise of a warrant unless the share of New TOI Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.
New TOI is not registering the shares of common stock issuable upon exercise of the warrants at this time. However, New TOI has agreed that as soon as practicable, but in no event later than 15 business days after the Closing, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the New TOI Common Stock issuable upon exercise of the warrants. New TOI will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New TOI Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the Closing, warrantholders may, until such time as there is an effective registration statement and during any period when New TOI has failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if New TOI Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the combined company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New TOI so elects, New TOI will not be required to file or maintain in effect a registration statement, and in the event combined company does not so elect, New TOI will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants for cash
Once the warrants become exercisable, New TOI may call the warrants for redemption for cash:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

•
if, and only if, the closing price of the New TOI Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before New TOI sends the notice of redemption to the warrantholders.

If and when the warrants become redeemable by New TOI for cash, New TOI may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
New TOI established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and New TOI issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the DFP Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of warrants for shares of New TOI Common Stock
Commencing ninety days after the warrants become exercisable, New TOI may redeem the outstanding warrants:
•
in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our shares of New TOI Common Stock (as defined below) except as otherwise described below; and

•
if, and only if, the closing price of shares of New TOI Common Stock equals or exceeds $10.00 per public share (as adjusted for stock splits, stock dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which New TOI sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently called for redemption at the same price (equal to a number of shares of New TOI Common Stock ) as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of New TOI Common Stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of New TOI Common Stock that a warrant holder will receive upon exercise in connection with a redemption by New TOI pursuant to this redemption feature, based on the “fair market value” (defined below) of the New TOI Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.
	Fair Market Value of Class A Common Stock
Redemption Date (period to expiration of warrants)	10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New TOI Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the New TOI Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 New TOI Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the New TOI Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 New TOI Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.365 shares of New TOI Common Stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New TOI pursuant to this redemption feature, since they will not be exercisable for any shares of New TOI Common Stock.
Cashless Exercise and Redemption Procedures
If New TOI calls the warrants for redemption as described above, New TOI Management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” New TOI Management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of its warrants. If New TOI Management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New TOI Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TOI Common Stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value:” shall mean the average reported last sale price of the New TOI Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If New TOI Management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New TOI Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. New TOI believes this feature is an attractive option to it if it does not need the cash from the exercise of the warrants after the Business Combination. If New TOI call its warrants for redemption and its management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrantholders would have been required to use had all warrantholders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify New TOI in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the New TOI Common Stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of New TOI Common Stock is increased by a share capitalization payable in shares of New TOI Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of New TOI Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase New TOI Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New TOI Common Stock equal to the product of (i) the number of shares of New TOI Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New TOI Common Stock ) and (ii) the quotient of (x) the price per share of New TOI Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for share of New TOI Common Stock , in determining the price payable for New TOI Common Stock , there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New TOI Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the New TOI Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of New TOI Common Stock on account of such New TOI Common Stock (or other securities into which the warrants are convertible), other than (a) as described in the paragraph immediately above, (b) certain ordinary cash dividends or $0.50 per annum subject to adjustment, (c) to satisfy the redemption rights of the holders of DFP Class A Common Stock in connection with the Business Combination including in connection with a vote to extend the time DFP has to complete the Business Combination, or (d) in connection with the redemption of Public Shares upon DFP’s failure to complete an initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New TOI Common Stock in respect of such event.
If the number of outstanding shares of New TOI Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of New TOI Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of New TOI Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of New TOI Common Stock.
Whenever the number of shares of New TOI Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New TOI Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New TOI Common Stock so purchasable immediately thereafter.
In addition, if (x) New TOI issues additional shares of New TOI Common Stock or equity-linked securities for capital raising purposes in connection with the Closing at a Newly Issued Price of less than $9.20 per share of New TOI Common Stock , (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger prices described above under “— Redemption of warrants for cash” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants for shares of New TOI Common Stock “ will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding New TOI Common Stock — (other than those described above or that solely affects the par value of such New TOI Common Stock — ), or in the case of any merger or consolidation of New TOI with or into another corporation (other than a consolidation or merger in which New TOI is the continuing corporation and that does not result in any reclassification or reorganization of New TOI’s outstanding New TOI Common Stock ), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the New TOI Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New TOI Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New TOI Common Stock in such a transaction is payable in the form of New TOI Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreements executed in connection with the IPO) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and DFP. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in this prospectus, (ii) adjusting the provisions relating to cash dividends on shares of common stock as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to New TOI, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive New TOI Common Stock. After the issuance of New TOI Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New TOI Common Stock to be issued to the warrantholder.
Private Placement Warrants
The Private Placement Warrants (including the New TOI Common Stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business combination (except, among other limited exceptions to DFP’s officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by the combined company for cash so long as they are held by the Initial Stockholders or their permitted transferees. The initial purchasers, or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described herein, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Units in the IPO. If the Private Placement Warrants are held by holders other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by New TOI and exercisable by the holders on the same basis as the warrants included in the Units sold in the IPO.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New TOI Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New TOI Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of the New TOI Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the New TOI Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that New TOI has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the initial purchasers or their permitted transferees is because it is not known at this time whether they will be affiliated with the combined company following the Closing. If they remain affiliated with New TOI, their ability to sell New TOI’s securities in the open market will be significantly limited. New TOI expects to have policies in place that prohibit insiders from selling its securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell New TOI’s securities, an insider cannot trade in the securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of New TOI Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, New TOI believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of DFP’s officers and directors may, but are not obligated to, loan DFP funds as may be required. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of New TOI at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.
The Initial Stockholders have agreed not to transfer, assign or sell any of the Private Placement Warrants (including the New TOI Common Stock issuable upon exercise of any of these warrants) until the date that is 30 days after the Closing (except in limited circumstances).
Dividends
DFP has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon many factors, including New TOI’s financial condition, results of operations, projections, liquidity, earnings, legal requirements, restrictions in its debt agreements and other factors that its board of directors deems relevant.
Anti-Takeover Provisions
Authorized but Unissued Shares
The Proposed Charter authorizes 510,000,000 shares of capital stock, consisting of 500,000,000 shares of New TOI Common Stock and 10,000,000 shares of preferred stock.
Exclusive Forum for Certain Lawsuits
The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action, suit or proceeding asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Proposed Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive jurisdiction. Special Meeting of Stockholders
Special Meetings of Stockholders
The Proposed Charter provides that special meetings of our stockholders may be called at any time by the board of directors acting pursuant to a resolution adopted by the board of directors, the chairperson of the board of directors, the Chief Executive Officer or President, subject to the rights of holders of any series of preferred stock then outstanding.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware law, the Proposed Charter or the Proposed Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The New TOI Board or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, New TOI may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. Action by written consent
Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New TOI, the Proposed Charter does not permit our holders of common stock to act by consent in writing.
Dissenter’s Rights of Appraisal and Payment
Appraisal rights are statutory rights under the DGCL that enable stockholders who object to certain extraordinary transactions to demand that the corporation pay such stockholders the fair value of their shares instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. However, appraisal rights are not available in all circumstances.
Stockholders’ Derivative Actions
Under the DGCL, any of New TOI’s stockholders may bring an action in New TOI’s name to procure a judgment in New TOI’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of New TOI’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Conflicts of Interest
The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are our or our subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by New TOI (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. The Proposed Charter will not renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of new TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.

Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Proposed Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.
The Proposed Bylaws provide that New TOI must indemnify and advance expenses to New TOI’s directors and officers to the fullest extent authorized by the DGCL. New TOI also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for New TOI directors, officers, and certain employees for some liabilities. New TOI believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in the Proposed Charter and Proposed Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New TOI and its stockholders. In addition, your investment may be adversely affected to the extent New TOI pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.
Registration Rights
At the Closing, DFP will enter into the New Registration Rights Agreement. Pursuant to the terms of the New Registration Rights Agreement, New TOI will be obligated to file a registration statement to register the resale of all New TOI Common Stock held by the Rights Holders. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, including with regard to the number of demand rights that may be exercised, the Rights Holders may demand at any time or from time to time, that New TOI file a registration statement on Form S-1 or Form S-3 to register certain shares of New TOI Common Stock held by or otherwise issuable to such Rights Holders. The New Registration Rights Agreement will also provide the Rights Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Transfer Agent, Warrant Agent and Registrar
The transfer agent for New TOI capital stock will be Continental Stock Transfer & Trust Company. New TOI will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Listing of Securities
Application will be made for the shares of New TOI Common Stock and Public Warrants to be approved for listing on Nasdaq under the symbols “TOI” and “TOIW” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of New TOI at the time of, or at any time during the three months preceding, a sale and (ii) New TOI is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Common stock or warrants of New TOI for at least six months but who are affiliates of New TOI at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of New TOI Common Stock then outstanding; or

•
the average weekly reported trading volume of New TOI’s Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of New TOI under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about New TOI.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell its Founder Shares and Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.
Following the Closing, New TOI will no longer be a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.

COMPARISON OF STOCKHOLDER RIGHTS
General
DFP is incorporated under the laws of the State of Delaware and the rights of DFP Stockholders are governed by the laws of the State of Delaware, including the DGCL, the Current Charter and DFP’s bylaws. As a result of the Business Combination, DFP Stockholders who receive shares of New TOI Common Stock will become New TOI stockholders. New TOI is incorporated under the laws of the State of Delaware and the rights of New TOI stockholders are governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and Proposed Bylaws. Thus, following the Business Combination, the rights of DFP Stockholders who become New TOI stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by the Current Charter and DFP’s bylaws and instead will be governed by the Proposed Charter and Proposed Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of DFP Stockholders under the Current Charter and DFP’s bylaws (left column), and the rights of New TOI’s stockholders under forms of the Proposed Charter and Proposed bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of DFP’s Charter and DFP’s bylaws, and forms of the Proposed Charter and Proposed Bylaws, which are attached as Annex B and Annex C, respectively, as well as the relevant provisions of the DGCL.
DFP	New TOI
Authorized Capital Stock
The Current Charter authorizes 111,000 shares of capital stock, consisting of 100,000,000 shares of DFP Class A Common Stock and 10,000,000 shares of DFP Class B Common Stock, and 1,000,000 shares of preferred stock.	The Proposed Charter authorizes 510,000,000 shares of capital stock, consisting of 500,000,000 shares of New TOI Common Stock and 10,000,000 shares of preferred stock.
Rights of Preferred Stock
The DFP Board may fix for any series of preferred stock such voting powers, full or limited, or no voting powers, and such preferences, designations and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions.	New TOI’s Board may fix for any class or series of preferred stock such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as may be stated in the resolutions.
Number and Qualification of Directors

The number of directors of DFP, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be determined from time to time exclusively by resolution adopted by a majority of the DFP Board.
None of the directors need be a stockholder of DFP.

The number of directors that constitute the entire New TOI Board, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series, will be determined from time to time exclusively by resolution adopted by the board of directors.
None of the directors need be a stockholder of New TOI.

DFP	New TOI
Election of Directors

The Current Charter provides for three classes of directors. At DFP’s annual meeting, one class of directors is elected for a three-year term and each until his or her successor is duly elected and qualified, subject to his or her death, resignation or removal. If the number of directors is changed, any increase or decrease shall be apportioned by the DFP Board among the classes, but in no case will a decrease in the number of directors constituting the DFP Board shorten the term of any incumbent director.
DFP’s bylaws provide that, subject to the rights of the holders of one or more series of preferred stock, directors will be elected by a plurality of votes cast in respect of shares of capital stock, present in person or represented by proxy, and entitled to vote in the election of directors at a meeting of stockholders.

The Proposed Charter provides that at New TOI’s annual meeting, each director is elected until the expiration of his or her term or until his or her successor is duly elected and qualified, subject to his or her death, resignation r removal. If the number of directors is changed, in no case will a decrease in the number of directors remove or shorten the term of any incumbent director.
The Proposed Bylaws provide that, subject to the rights of the holders of one or more series of preferred stock, directors will be elected by a plurality of votes cast in respect of shares of capital stock of New TOI, present in person or represented by proxy, and entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present.

Removal of Directors
The Current Charter provides that any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of DFP capital stock entitled to vote generally in the election of directors, voting together as a single class.	The Proposed Charter provides that no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of New TOI entitled to vote on the election of such director, voting together as a single class.
Voting
Each DFP Share is entitled to one vote on all matters properly at a meeting of stockholders.	Each share of New TOI Common Stock is entitled to one vote on all matters properly at a meeting of stockholders.
Cumulative Voting
Delaware law allows for cumulative voting only if provided for in DFP’s charter; however, the Current Charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in New TOI’s charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors
Any newly created directorship on the DFP Board that results from an increase in the number of directors and any vacancy occurring in the DFP Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director (and not by stockholders), and each director so elected shall hold office for a term that shall coincide with the term to the class to which such director shall have been elected.	Any newly created directorship on the New TOI Board that results from an increase in the number of directors and any vacancy occurring in the New TOI Board may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum or by a sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term to the class to which such director shall have been elected.

DFP	New TOI
Special Meeting of the Board of Directors
DFP’s bylaws provide that special meetings of the DFP Board may be called by the chairman of the DFP Board or the President and shall be called by the chairman of the DFP Board, President or the Secretary, on the written request of at least a majority of directors then in office, or the sole director.	The Proposed Bylaws provide that special meetings of the New TOI Board may be called at any time by the chairperson of the New TOI Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the board.
Stockholder Action by Written Consent
Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, the Current Charter does not permit our holders of common stock to act by consent in writing, except that holders of DFP Class B Common Stock may take action by written consent in lieu of taking action at a meeting of stockholders.	Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of New TOI, the Proposed Charter does not permit our holders of common stock to act by consent in writing.
Amendment to Certificate of Incorporation
The Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the Current Charter.	The Proposed Charter requires the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of common stock of New TOI to amend certain provisions of the Proposed Charter as follows: Article V(B) which address TOI Preferred Stock; Article VI, which addresses the number, election, terms and removal of and any directors; Article VII, which addresses the conduct of our annual meetings and special meetings, and the requirement that stockholders take action at a meeting rather than by written consent; and Article VIII, which addresses the limitation on director liability, Article IX, which addresses director indemnification, Article X, which addresses corporate opportunities, Article XI, which discusses forum selection, and Article XII, which addresses the ability to amend the Proposed Charter.

DFP	New TOI
Amendment of the Bylaws
Our Current Charter requires the affirmative vote of holders of at least a majority of the voting power of outstanding shares to adopt, amend, alter or repeal the bylaws.	The Proposed Charter grants the board the power to adopt, amend or repeal the Bylaws. The stockholders can adopt, amend or repeal the Bylaws with the approval by affirmative vote of the holders of at least 66 2∕3% of the common stock of New TOI.
Quorum

Board of Directors.    At all meetings of the DFP Board, a majority of the directors will constitute a quorum for the transaction of business except as otherwise expressly required by law, the Current Charter or the DFP bylaws, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the DFP Board.
Stockholders.    The holders of record of a majority of the total voting power of all outstanding securities of DFP generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting may adjourn the meeting, without notice other than announcement at the meeting, to reconvene at the same or some other place. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Board of Directors.    At all meetings of New TOI’s Board, a majority of the directors will constitute a quorum for the transaction of business except as otherwise expressly required by law or by the Proposed Charter, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the New TOI Board.
Stockholders.    The holders of record of a majority of the total voting power of all outstanding securities of New TOI generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Interested Directors
The Current Charter, to the maximum extent permitted from time to time by Delaware law, renounces any expectancy that DFP has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to DFP directors, officers or their affiliates, except with respect to any of the directors, officers, or their affiliates of DFP with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of DFP and (i) such opportunity is one that DFP is legally and contractually permitted to undertake and would otherwise be reasonable for DFP to pursue and (ii) the director or officer is permitted to refer that opportunity to DFP without violating any legal obligation.	The Proposed Charter will, to the maximum extent permitted from time to time by Delaware law, renounce any interest or expectancy that New TOI has in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to our directors or their affiliates, other than those directors or affiliates who are our or our subsidiaries’ employees. The Proposed Charter provides that, to the fullest extent permitted by law, none of the our directors who are not employed by New TOI (including any non-employee director who serves as one of our officers in both his or her director and officer capacities) or his or her affiliates will have any fiduciary duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. The Proposed Charter will not

DFP	New TOI
renounce our interest in any business opportunity that is expressly offered to a non-employee director solely in his or her capacity as a director or officer of New TOI. To the fullest extent permitted by law, a business opportunity will not be deemed to be a potential corporate opportunity for New TOI if New TOI is neither financially nor legally able, nor contractually permitted to undertake the opportunity, the opportunity is not in the line of new TOI’s business or is of no practical advantage to New TOI or it is one in which New TOI has no interest or reasonable expectancy.
Special Stockholder Meetings
The Current Charter provides that special meetings of the DFP Stockholders may be called at any time only by the chairman of the DFP Board, Chief Executive Officer of DFP, or by the DFP Board acting pursuant to a resolution adopted by a majority of the DFP Board, subject to the rights of holders of any series of preferred stock then outstanding.	The Proposed Charter provides that special meetings of our stockholders may be called at any time by the board of directors acting pursuant to a resolution adopted by the board of directors, the chairperson of the board of directors, the Chief Executive Officer or President, subject to the rights of holders of any series of preferred stock then outstanding.
Notice of Stockholder Meetings
Whenever stockholders are required or permitted to take any action at a meeting, written notice of the meeting shall be given which shall state the place, if any, date and time of each meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting). Unless otherwise provided by Delaware law, such notice shall be delivered by DFP not less than 10 nor more than 60 days before the date of the meeting. The DFP chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, DFP may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of	Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware law, Proposed Charter or Proposed Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The New TOI board of directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, New TOI may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each

DFP	New TOI
the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.	stockholder of record entitled to vote at the meeting.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
The stockholder must (i) give timely notice thereof in proper written form to the Secretary of DFP and (ii) the business must be a proper matter for stockholder action. To be timely, a DFP Stockholder’s notice must be received by the Secretary at the principal executive offices of DFP not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by DFP. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the DFP bylaws.	The stockholder must (i) give timely notice thereof in written to the Secretary of New TOI, and (ii) any such proposed business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of New TOI not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.
Stockholder Nominations of Persons for Election as Directors
The stockholder must give timely notice of nominations of persons for election to the DFP Board in written to the Secretary of DFP. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of DFP (i) in the case of an annual meeting, not later than close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by DFP; and (ii) in the case	The stockholder must give timely notice of nominations of persons for election to the New TOI Board in written to the Secretary of New TOI. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of New TOI (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made; and (ii) in the case of a special meeting of stockholders called for the purpose of

DFP	New TOI
of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
electing directors, not earlier than of 120 days prior to the date of the special meeting or later than the alter of 90 days prior to the date of the special meeting and the 10th day following the day on which the public announcement of the date of the special meeting is first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such meeting. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Proposed Bylaws.

Limitation of Liability of Directors and Officers
A director of DFP shall not be personally liable to DFP or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended, unless a director violated his or her duty of loyalty to DFP or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director.	A director of New TOI shall not be personally liable to New TOI or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended.
Indemnification of Directors, Officers
DFP will indemnify any person for any proceeding by reason of being a director, officer, employee or agent of DFP or, while a director, officer, employee or agent is or was serving at the request of DFP as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity. DFP shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred.	New TOI will indemnify any person for any proceeding by reason of being a director, officer, employee or agent of New TOI or, while a director, officer, employee or agent is or was serving at the request of New TOI as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise.
Dividends
Subject to the rights of the holders of DFP preferred stock, and to the other provisions of the Current Charter, dividends and other distributions in cash, property or capital stock of DFP may be	Subject to the rights of the holders of New TOI Preferred Stock, and to the other provisions of the Proposed Charter, dividends and other distributions in cash, property or capital stock of New TOI may

DFP	New TOI
declared and paid ratably on the DFP Shares out of the assets of DFP which are legally available for this purpose at such times and in such amounts as the DFP Board in its discretion shall determine.	be declared and paid ratably on the New TOI Common Stock out of the assets of New TOI which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.
Liquidation
The Current Charter provides that subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock and the provisions of Article IX of the Current Charter, in the event of any voluntary or involuntary liquidation, dissolution or winding up of DFP, after payment or provision for payment of the debts and other liabilities of DFP, the holders of shares of common stock shall be entitled to receive all the remaining assets of DFP available for distribution to its stockholders, ratably in proportion to the number of shares of common stock held by them.	The Proposed Charter provides that, in the event of any liquidation, dissolution or winding up of New TOI, the holders of shares of New TOI Common Stock are entitled to receive, subject to the preferential rights as to distributions upon such liquidation event of each of the creditors of New TOI and the holders of all classes or series of stock at the time outstanding, their ratable and proportionate share of the remaining assets of New TOI.
Supermajority Voting Provisions

The Current Charter does not contain any supermajority voting provisions.
The DFP bylaws require the approval of an affirmative vote of at least 66 2∕3% in voting power of the then outstanding shares of capital stock of DFP to amend or repeal Section 8 of the DFP bylaws, which addresses indemnification rights to certain directors or officers of DFP.

The Proposed Charter requires the approval by affirmative vote of the holders of at least 66 2∕3% in voting power of the then outstanding shares of common stock of New TOI to amend certain provisions of the Proposed Charter as follows: Article V(B) which TOI Preferred Stock; Article VI, which addresses the number, election, terms and removal of and any directors ; Article VII, , which addresses the conduct of our annual meetings and special meetings, and the requirement that stockholders take action at a meeting rather than by written consent; and Article VIII, which addresses the limitation on director liability, Article IX, which addresses director indemnification, Article X, which addresses corporate opportunities, Article XI, which discusses forum selection, and Article XII, which addresses the ability to amend the Proposed Charter.
The Proposed Charter requires the approval by affirmative vote of the holders of at least 66 2∕3% of the common stock of New TOI to adopt, amend, alter or repeal the bylaws.

Anti-Takeover Provisions and Other Stockholder Protections
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of DFP’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. In addition, the anti-takeover provisions and other stockholder protections in the	Section 203 of the DGCL prohibits a Delaware corporation from engaging in a “business combination” with an “interested stockholder” (i.e., a stockholder owning 15% or more of New TOI’s voting stock) for three years following the time that the “interested stockholder” becomes such, subject to certain exceptions. In addition, the anti-takeover provisions and other stockholder protections in the

DFP	New TOI
Current Charter include a staggered board, a prohibition on stockholder action by written consent (subject to exceptions, described above under “Stockholder Action by Written Consent”) and blank check preferred stock.	Proposed Charter include a staggered board, a prohibition on stockholder action by written consent and blank check preferred stock.
Preemptive Rights
There are no preemptive rights relating to the DFP Shares.	There are no preemptive rights relating to shares of New TOI Common Stock.
Fiduciary Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing DFP’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. The DFP Board may exercise all such authority and powers of DFP and do all such lawful acts and things as are not by statute or the DFP’s charter directed or required to be exercised or done solely by the stockholders.	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing New TOI’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule. New TOI’s Board may exercise all such authority and powers of New TOI and do all such lawful acts and things as are not by statute or the New TOI’s charter directed or required to be exercised or done solely by the stockholders.
Inspection of Books and Records
Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from DFP’s stock ledger, a list of its stockholders and its other books and records.	Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from New TOI’s stock ledger, a list of its stockholders and its other books and records.
Choice of Forum
The Current Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on DFP’s behalf; (ii) any action asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of DFP to DFP or its stockholders; (iii) any action asserting a claim against DFP arising under the DGCL, the Current Charter or DFP’s bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of	The Proposed Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action, suit or proceeding brought on our behalf; (ii) any action, suit or proceeding asserting a breach of fiduciary duty owed by any current or former director, officer, stockholder or employee of the company to the company or our stockholders; (iii) any action, suit or proceeding asserting a claim against us arising under the DGCL, our certificate of incorporation or our bylaws or as to which the

DFP	New TOI
the State of Delaware; or (iv) any action asserting a claim against DFP that is governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Current Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction.	DGCL confers jurisdiction on the Court of Chancery of the State of Delaware (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine, and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to (A) the personal jurisdiction of the state and federal courts within Delaware and (B) service of process on such stockholder’s counsel. The provision of the Proposed Charter described in the immediately preceding sentence does not apply to (i) suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) any action arising under the Securities Act, as to which the federal district court for the United States of America shall have exclusive jurisdiction.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the beneficial ownership of DFP on October 20, 2021, which is prior to the Business Combination and (ii) the expected beneficial ownership of shares of New TOI’s Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:
•
each person who is known to be the beneficial owner of more than 5% of DFP Shares or is expected to be the beneficial owner of more than 5% of the shares of TOI Common Stock post-Business Combination;

•
each of DFP’s current executive officers and directors;

•
each person who will become an executive officer or director of New TOI post-Business Combination; and

•
all executive officers and directors of DFP as a group pre-Business Combination, and all executive officers and directors of New TOI post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of DFP Class A Common Stock pre-Business Combination is based on 28,750,000 DFP Shares (including 23,000,000 Public Shares and 5,750,000 Founder Shares) issued and outstanding as of October 20, 2021.
The expected beneficial ownership of shares of TOI Common Stock post-Business Combination assumes two scenarios (in each case, excluding earn-out consideration):
•
Assuming No Redemption:   This presentation assumes that (i) no Public Stockholders of DFP exercise redemption rights with respect to their Public Shares for a pro rata share of the funds in the Trust Account; (ii) all of the Subject Shares have been released to the Subject Stockholders; (iii) 17.5 million shares of DFP Class A Common Stock are issued to the Third-Party PIPE Investors; (iv) the Deerfield Exchange has occurred and the Deerfield Funds have solely purchased Series A Common Equivalent Preferred Stock in the Deerfield PIPE Investments; and (v) there will be an aggregate of 88,228,353 shares of New TOI Common Stock issued and outstanding at the Closing.

•
Assuming Maximum Redemptions:    This presentation assumes that (i) stockholders holding 18.0 million shares of DFP’s Class A Common Stock will exercise their redemption rights; (ii) 900,000 of the Subject Shares and 584,348 of the Subject Warrants have been forfeited; (iii) 17.5 million shares of DFP Class A Common Stock are issued to the Third-Party PIPE Investors; (iv) the Deerfield Exchange has occurred and the Deerfield Funds have solely purchased Series A Common Equivalent Preferred Stock; and (v) there will be an aggregate of 79,680,691 shares of New TOI Common Stock issued and outstanding at closing.

•
Assuming Interim Redemptions:   This presentation assumes that (i) stockholders holding 9.0 million shares of DFP's Class A Common Stock will exercise their redemption rights; (ii) 450,000 of the Subject Shares and 292,174 of the Subject Warrants have been forfeited; (iii) 17.5 million shares of DFP Class A Common Stock are issued to the Third-Party PIPE Investors; (iv) the Deerfield Exchange has occurred and the Deerfield Funds have solely purchased Series A Common Equivalent Preferred Stock; and (v) there will be an aggregate of 83,958,098 shares of New TOI Common Stock issued and outstanding at closing.

Name and Address of Beneficial Owner	Before the Business Combination		After the Business Combination
	Number of shares of DFP Class A Common Stock	% of Total Voting Power	Assuming No Redemption		Assuming Maximum Redemption		Assuming Interim Redemption
			Number of shares of New TOI Common Stock	% of Total Voting Power	Number of shares of New TOI Common Stock	% of Total Voting Power	Number of shares of New TOI Common Stock	% of Total Voting Power
Directors and Executive Officers of DFP
Richard Barasch(1)(2)	100,000	*	100,000	*	84,348	*	92,174	*
Steven Hochberg(1)(2)(3)	5,360,000	18.8%	8,518,333	4.90%	7,095,029	4.90%	7,806,681	4.90%
Christopher Wolfe(1)(2)	100,000	*	100,000	*	84,348	*	92,174	*
Dr. Jennifer Carter(1)	30,000	*	30,000	*	25,304	*	27,652	*
Dr. Mohit Kaushal(1)	30,000	*	30,000	*	25,304	*	27,652	*
Dr. Gregory Sorensen(1)	30,000	*	30,000	*	25,304	*	27,652	*
All Directors and Executive Officers of DFP as a Group (six individuals)	5,650,000	19.65%	8,808,334	4.90%	7,339,637	4.90%	8,073,985	4.90%
Holders of more than 5% of DFP’s outstanding shares of common stock prior to the Business Combination
Entities affiliated with Deerfield Management Company, L.P.(1)(3)	10,460,000	36.38%	24,868,333	4.90%	23,429,377	4.90%	24,148,855	4.90%
DFP Sponsor LLC(1)(2)(3)	5,360,000	18.64%	8,518,333	4.90%	7,095,029	4.90%	7,806,681	4.90%
Millennium Management LLC(4)	1,684,200	7.3%	1,684,200	1.91%	1,684,200	2.11%	1,684,200	2.01%
Davidson Kempner Capital Management LP(5)	1,440,048	6.26%	1,440,048	1.63%	1,440,048	1.81%	1,440,048	1.72%
Park West Asset Management LLC(6)	1,317,263	5.7%	1,317,263	1.49%	1,317,263	1.65%	1,317,263	1.57%
Park West Investors Master Fund, Limited(6)	1,199,515	5.2%	1,199,515	1.36%	1,199,515	1.51%	1,199,515	1.43%

Name and Address of Beneficial Owner	Before the Business Combination			After the Business Combination
	Number of shares of DFP common stock	%	% of Total Voting Power	Assuming No Redemption		Assuming Maximum Redemption		Assuming Interim Redemption
				Number of shares of New TOI Common Stock	% of Total Voting Power	Number of shares of New TOI Common Stock	% of Total Voting Power	Number of shares of New TOI Common Stock	% of Total Voting Power
Directors and Executive Officers of New TOI After Consummation of the Business Combination
Brad Hively(13)	—	—	—	482,501	*	482,501	*	482,501	*
Daniel Virnich(14)	—	—	—	180,167	*	180,167	*	180,167	*
Scott Dalgleish(15)	—	—		66,142	*	66,142	*	66,142	*
Yale Podnos(16)	—	—	—	24,186	*	24,186	*	24,186	*
Karen Johnson	—	—	—	—	—	—	—	—	—
Anne McGeorge	—	—	—	—	—	—	—	—	—
Maeve O’Meara	—	—	—	—	—	—	—	—	—
Ravi Sarin	—	—	—	—	—	—	—	—	—
All Directors and Executive Officers of New TOI as a Group	—	—	—
Five Percent Holders:
M33 Growth I L.P.(7)	—	—	—	12,691,100	14.38%	15,278,746	19.17%	13,985,817	16.66%
TOI HC I, LLC(8)	—	—	—	14,505,323	16.44%	17,462,878	21.92%	15,985,123	19.04%
Jimmy Holdings, Inc(9)	—	—	—	8,910,413	10.10%	10,727,197	13.46%	9,819,433	11.70%
FOG Ventures Investments, LLC(11)	—	—	—	4,292,391	4.87%	5,167,586	6.49%	4,730,291	5.63%
Oncology Care Partners, LLC(10)	—	—	—	3,806,061	4.31%	4,582,096	5.75%	4,194,347	5.00%
FMR LLC(12)	—		—	12,000,000	13.60	12,000,000	15.06	12,000,000	14.29

*
Less than one percent.

(1)
The business address of each of these stockholders is 345 Park Avenue South, New York, New York 10010.

(2)
Prior to the consummation of the Business Combination and the Exchange, the securities held by the Sponsor consist of 5,360,000 shares of DFP Class B Common Stock held by the Sponsor and 3,733,334 Private Placement Warrants that will become exercisable 30 days following the Closing. Prior to the Business Combination, the Sponsor is not deemed to beneficially own the shares of common stock issuable upon exercise of the Private Placement Warrants.

Following the consummation of the Business Combination (and the Deerfield Exchange), the securities held by the Sponsor will consist of: (i) in the no redemption scenario, (a) 3,733,334 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing and (b) 47,850.00 shares of Series A Common Equivalent Preferred Stock; (ii) in the interim redemption scenario, 3,441,159 Private Placement Warrants held by the Sponsor that will become exercisable 30 day following the Closing and (b) 43,655.22 shares of Series A Common Equivalent Preferred Stock; and (iii) in the maximum redemption scenario, (a) 3,148,986 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing and (b) 39,460.43 shares of Series A Common Equivalent Preferred Stock. The number of shares of Series A Common Equivalent Preferred Stock that will be held by the Sponsor following the Business Combination does not include, in each of the no redemption scenario and the maximum redemption scenario, 57,500 shares of Series A Common Equivalent Preferred Stock that will be deposited in escrow upon the closing of the Business Combination and subject to forfeiture in accordance with the Stockholder Support Agreement. The shares of Series A Common Equivalent Preferred Stock to be held by the Deerfield Holders (or deposited in escrow) do not possess voting rights and, together with the Private Placement Warrants and Public Warrants held by the Deerfield Holders, will be subject to the Conversion Blockers. The number of shares disclosed as being beneficially owned by the Sponsor includes shares issuable upon conversion of all shares of Series A Common Equivalent Preferred Stock and the exercise in full of Private Placement Warrants that will be held by the Sponsor immediately following the Business Combination, and does not give effect to the Conversion Blockers applicable to such shares and warrants. The Sponsor disclaims beneficial ownership of shares of Class A Common Stock issuable upon conversion of Series A Common Equivalent Preferred Stock or upon exercise of the Private Placement Warrants to the extent in excess of the applicable Conversion Blocker.
Richard Barasch, through an investment vehicle, and Christopher Wolfe are among the members of the Sponsor and may be entitled to distributions of securities held by the Sponsor. Mr. Hochberg is among the managers of the Sponsor and is deemed to beneficially own the securities held by the Sponsor.
(3)
Prior to the consummation of the Business Combination and the Exchange, the securities held by entities and individuals affiliated with Deerfield Management consist of: (i) 2,500,000 shares of DFP Class A Common Stock held by Deerfield Fund IV, (ii) 2,500,000 shares of DFP Class A Common Stock held by Deerfield Partners; (iii) 5,360,000 shares of DFP Class B Common Stock held by DFP Sponsor LLC, (iv) 100,000 shares of DFP Class B Common Stock held by Mr. Hochberg, for the benefit, and at the direction, of Deerfield Management, (v) 3,733,334 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing, (viii) 625,000 Public Warrants held by Deerfield Fund IV that will become exercisable 30 days following the Closing and (ix) 625,000 Public Warrants held by Deerfield Partners that will become exercisable 30 days following the Closing. Immediately prior to the consummation of the Business Combination, each of Deerfield Fund IV and Deerfield Partners intends to purchase solely Series A Common Equivalent Preferred Stock pursuant to the Deerfield Subscription Agreements. Prior to the Business Combination, Deerfield Management is not deemed to beneficially own the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants or the Public Warrants.

Following the consummation of the Business Combination (and the Deerfield Exchange), the securities held by entities and individuals affiliated with Deerfield Management will consist of (i) in the no redemption scenario, (a) 1,985,138 shares of New TOI Common Stock held by Deerfield Fund IV, (b) 1,985,138 shares of New TOI Common Stock held by Deerfield Partners, (c) 3,733,334 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing, (d) 100,000 shares of New TOI Common Stock held by Mr. Hochberg for the benefit, and at the direction, of Deerfield Management, (e) 159,147.24 shares of Series A Common Equivalent Preferred Stock, (f) 625,000 Public Warrants held by Deerfield Fund IV that will become exercisable 30 days following the Closing and (g) 625,000 Public Warrants held by Deerfield Partners that will become exercisable 30 days following the Closing; (ii) in the interim redemption scenario, (a) 1,889,057 shares of New TOI Common Stock held by Deerfield Fund IV, (b) 1,889,057 shares of New TOI Common Stock held by Deerfield Partners, (c) 3,441,159 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing, (d) 92,174 shares of New TOI Common Stock held by Mr. Hochberg for the benefit, and at the direction, of Deerfield Management, (e) 156,795.82 shares of Series A Common Equivalent Preferred Stock, (f) 625,000 Public Warrants held by Deerfield Fund IV that will become exercisable 30 days following the Closing and (g) 625,000 Public Warrants held by Deerfield Partners that will become exercisable 30 days following the Closing; and (iii) in the maximum redemption scenario, (a) 1,792,815 shares of New TOI Common Stock held by Deerfield Fund IV, (b) 1,792,815 shares of New TOI Common Stock held by Deerfield Partners, (c) 3,148,986 Private Placement Warrants held by the Sponsor that will become exercisable 30 days following the Closing, (d) 84,348 shares of New TOI Common Stock held by Mr. Hochberg for the benefit, and at the direction, of Deerfield Management, (e) 154,447.61 shares of Series A Common Equivalent Preferred Stock, (f) 625,000 Public Warrants held by Deerfield Fund IV that will become exercisable 30 days following the Closing and (g) 625,000 Public Warrants held by Deerfield Partners that will become exercisable 30 days following the Closing. The number of shares of Series A Common Equivalent Preferred Stock that will be held by entities and individuals affiliated with Deerfield Management following the Business Combination does not include, in each of the redemption scenarios, 57,500 shares of Series A Common Equivalent Preferred Stock that will be deposited in escrow upon the closing of the Business Combination and subject to forfeiture in accordance with the Stockholder Support Agreement. Furthermore, the breakdown provided above assumes that the Deerfield Holders hold 4.5% of New TOI Common Stock at Closing, and have not further converted their Series A Common Equivalent Preferred Stock to the limit imposed by the Conversion Blockers. The shares of Series A Common Equivalent Preferred Stock to be held by the Deerfield Holders do not possess voting rights and, together with the Private Placement Warrants held by the Deerfield Holders, will be subject to the Conversion Blockers.

The number of shares disclosed in the table above as being beneficially owned by each of Mr. Hochberg and entities affiliated with Deerfield Management, in each case, after the Business Combination includes shares issuable upon conversion of all shares of Series A Common Equivalent Preferred Stock and the exercise in full of Private Placement Warrants and Public Warrants that will be held by entities affiliated with Deerfield Management immediately following the Business Combination, and does not give effect to the Conversion Blockers. Each of Mr. Hochberg and Deerfield Management disclaims beneficial ownership of shares of Class A Common Stock issuable upon conversion of Series A Common Equivalent Preferred Stock or upon exercise of the Private Placement Warrants or the Public Warrants to the extent in excess of the applicable Conversion Blocker.
Deerfield Management is the investment manager of each of the Deerfield Funds. Deerfield Mgmt is the general partner of Deerfield Partners. Deerfield Mgmt IV is the general partner of Deerfield Fund IV. James E. Flynn is the sole member of the general partner of each of Deerfield Management, Deerfield Mgmt and Deerfield Mgmt IV. Each of the Deerfield Funds holds a membership interest in the Sponsor, each may be deemed to beneficially own the securities held by our Sponsor. Mr. Hochberg and Lawrence Atinsky, employees of Deerfield Management, are the managers of the Sponsor and may be deemed to beneficially own the securities held by our Sponsor. Deerfield Management and Mr. Flynn may be deemed to beneficially own the securities held by the Deerfield Funds, the Sponsor and Mr. Hochberg. Deerfield Mgmt may be deemed to beneficially own the securities held by Deerfield Partners and the Sponsor. Deerfield Mgmt. IV may be deemed to beneficially own the securities held by Deerfield Fund IV and the Sponsor. The number of shares disclosed as being beneficially owned by Mr. Hochberg does not include 100,000 shares of Class A common stock held by Mr. Hochberg for the benefit and at the direction of Deerfield Management Company, L.P.
(4)
According to a Schedule 13G filed on March 16, 2020 and a Schedule 13G/A filed on February 1, 2021, Millennium Management LLC, Millennium Group Management LLC and Israel A. Englander have beneficial ownership of 1,684,200 shares of DFP Class A Common Stock. Their business address is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.

(5)
According to a Schedule 13G filed on February 11, 2021, Davidson Kempner Capital Management LP and Anthony A. Yoseloff have beneficial ownership of 1,440,048 shares of DFP Class A Common Stock. Their business address is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

(6)
According to a Schedule 13G filed on March 12, 2021, Park West Asset Management LLC (“PWAM”) and Peter S. Park have beneficial ownership of 1,317,263 shares of DFP Class A Common Stock. Park West Investors Master Fund, Limited (“PWIMF”) has beneficial ownership of 1,199,515 shares of DFP Class A Common Stock. PWAM is the investment manager to PWIMF and Park West Partners International, Limited (“PWPI,” and collectively with PWIMF, the “PW Funds”). Mr. Park, through one or more affiliated entities, is the controlling manager of PWAM. Their business address is 780 Third Avenue, 37th Floor, New York, New York 10017.

(7)
M33 Growth I GP LLC is the general partner of M33 Growth I L.P. and Michael Anello, Gabriel Ling and Brian Shortsleeve serve as the managers of M33 Growth I GP LLC. As a result, Mr. Anello, Mr. Ling and Mr. Shortsleeve indirectly have the power to control M33 Growth I L.P. and may be deemed to have indirect beneficial ownership of the securities held by M33 Growth I L.P.

(8)
Christopher Kersey and Matthew Shofner, as managers of TOI HC I, LLC, directly or indirectly have the power to control TOI HC I, LLC. As a result, Messrs. Kersey and Shofner may be deemed to have indirect beneficial ownership of the securities held by TOI HC I, LLC. The business address for TOI HC I, LLC is 2100 McKinney Ave., #1760, Dallas, TX 75201.

(9)
Jimmy Holdings, Inc. has voting and non-voting securities. Richy Agajanian controls the voting power of the voting securities of Jimmy Holdings, Inc., and, as a result of such control, may be deemed to have indirect beneficial ownership of the securities held by Jimmy Holdings, Inc. The business address for Jimmy Holdings, Inc. is 2810 Pinckard Ave., Redondo Beach, CA 90278.

(10)
OncologyCare Holdings, LLC is the manager of OncologyCare Partners, LLC, and, Ravi Sarin serves as the managing member of OncologyCare Holdings, LLC. As a result, Mr. Sarin indirectly has the power to control OncologyCare Partners, LLC, and may be deemed to have indirect beneficial ownership of the securities held by OncologyCare Partners, LLC. The business address for Oncology Care Partners, LLC is 10207 Clematis Ct, Los Angeles, CA 90077.

(11)
Dan Murillo, as principal of FOG Ventures Investments, LLC, directly or indirectly has the power to control FOG Ventures Investments, LLC. As a result, Mr. Murillo may be deemed to have indirect beneficial ownership of the securities held by FOG Ventures Investments, LLC. The business address for FOG Ventures Investments, LLC is 19300 S Hamilton Ave, Ste. 285, Gardena, CA 90248.

(12)
Consists of (i) 373,842 shares of New TOI Common Stock to be owned by Fidelity Capital Trust: Fidelity Stock Selector Small Cap Fund; (ii) 1,126,158 shares of New TOI Common Stock to be owned by Fidelity Securities Fund: Fidelity Series Small Cap Opportunities Fund; (iii) 112,536 shares of New TOI Common Stock owned by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio; (iv) 814,767 shares of New TOI Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (v) 28,268 shares of New TOI Common Stock to be owned by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (vi) 11,405 shares of New TOI Common Stock to be owned by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC; (vii) 33,024 shares of New TOI Common Stock to be owned by Fidelity NorthStar Fund - Sub D by its manager Fidelity Investments Canada ULC; (viii) 2,232,581 shares of New TOI Common Stock to be owned by Fidelity Select Portfolios: Select Health Care Portfolio; (ix) 1,472,782 shares of New TOI Common Stock to be owned by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund; (x) 761,936 shares of New TOI Common Stock to be owned by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund — Health Care Sub; (xi) 282,701 shares of New TOI Common Stock to be owned by Variable Insurance Products Fund IV: VIP Health Care Portfolio; (xii) 377,375 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xiii) 1,815,080 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xiv) 2,110,757 shares of New TOI Common Stock to be owned by Fidelity Growth Company Commingled Pool, By: Fidelity Management Trust Company, as Trustee; and (xv) 446,788 shares of New TOI Common Stock to be owned by Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.
(13)
Consists of 482,501 shares of TOI Common Stock issuable upon exercise of stock options held by Mr. Hively that are exercisable within 60 days from October 20, 2021. 1,075,322 shares, 1,384,517 shares, and 1,229,920 shares of TOI Common Stock issuable under stock options remain unvested under the no redemption, maximum redemption and interim redemption scenarios, respectively.

(14)
Consists of 180,167 shares of TOI Common Stock issuable upon exercise of stock options held by Mr. Virnich that are exercisable within 60 days from October 20, 2021. 681,078 shares, 851,669 shares, and 766,374 shares of TOI Common Stock issuable under stock options remain unvested under the no redemption, maximum redemption and interim redemption scenarios, respectively.

(15)
Consists of 66,142 shares of TOI Common Stock issuable upon exercise of stock options held by Mr. Dalgleish that are exercisable within 60 days from October 20, 2021. 458,068 shares, 562,317 shares, and 510,193 shares of TOI Common Stock issuable under stock options remain unvested under the no redemption, maximum redemption and interim redemption scenarios, respectively.

(16)
Consists of 24, 186 shares of TOI Common Stock issuable upon exercise of stock options held by Dr. Podnos that are exercisable within 60 days from October 20, 2021. 100,795 shares, 125,673 shares, and 113,234 shares of TOI Common Stock issuable under stock options remain unvested under the no redemption, maximum redemption and interim redemption scenarios, respectively.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

NEW TOI MANAGEMENT AFTER THE BUSINESS COMBINATION
Board of Directors and Management after the Business Combination
The following persons are expected to serve as New TOI’s executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors, see below.
Name	Age	Position
Executive Officers
Brad Hively	42	Chief Executive Officer and director
Daniel Virnich	43	Chief Operating Officer
Scott Dalgleish	42	Chief Financial Officer
Yale Podnos	50	Chief Medical Officer
Non-Executive Directors:
Richard Barasch	67	Director
Karen Johnson	60	Director
Mohit Kaushal	40	Director
Anne McGeorge	60	Director
Maeve O’Meara	40	Director
Ravi Sarin	40	Director
The following is a biographical summary of the experience of our executive officers and directors:
Executive Officers
Brad Hively    has served as Chief Executive Officer and director of TOI since 2019, having previously served as a member of the board of directors since 2018. Prior to joining TOI, Mr. Hively served as a principal for RLH Equity Partners from 2016 to 2019 and continues to serve as a Strategic Advisor for RLH. Mr. Hively served as President of Health Essentials, which provided high-touch, value-based care to post-acute and palliative care patients from 2014 to 2015. Prior to Health Essentials, from 2009 to 2014, Mr. Hively served as Senior Vice President of Operations at Heritage Provider Network, one of the largest physician groups in the U.S., and one of the pioneers of value-based care. Mr. Hively has also held roles with several leading private equity firms, including TA Associates, General Atlantic, and RLH Equity Partners. Mr. Hively holds a B.A. in Business Economics from University of California, Los Angeles and an M.B.A. from the Stanford University Graduate School of Business.
Daniel Virnich    has served as Chief Operating Officer of TOI since 2020. Prior to joining TOI, from 2018 to 2019, Dr. Virnich, was the market president DaVita Medical group, Florida region, a Medicare Advantage at-risk provider group serving over 90,000 Medicare Advantage members with over 1,400 teammates and clinicians. Prior to this role, Dr. Virnich was a Senior Vice President of Operations in the California region with DaVita Medical Group from 2015 to 2018. Dr. Virnich previously served as the Chief Medical Officer of TeamHealth Acute Care Services, working with hospitals and healthcare systems across 26 states. Dr. Virnich holds a BA in Biology from The University of Chicago, an MD from The Pritzker School of Medicine at the University of Chicago where he was elected to Alpha Omega Alpha, and an MBA from Kellogg School of Management at Northwestern University.
Scott Dalgleish   has served as Chief Financial Officer of TOI since 2020. Prior to joining TOI, Mr. Dalgleish served as Chief Financial Officer of St. Joseph Heritage Health and Providence Health Network from 2018 to 2020, the Vice President of Finance for Concerto Health from 2017 to 2018 and Finance Director for DaVita from 2014 to 2017. Mr. Dalgleish holds an Honors Bachelor’s Degree of Commerce from Queen’s University (Kingston, Canada) and an MBA from the Tuck School of Business at Dartmouth, where he graduated as a Tuck Scholar.
Yale Podnos    has served as Chief Medical Officer of TOI since 2020. Prior to joining TOI, Dr. Podnos served as Chief Medical Officer of the West Hills Hospital and Medical Center. From 2011 to 2018, Dr. Podnos

was employed by UNC Rex Healthcare in Raleigh, where he held positions as Medical Director of Surgical Oncology and Chairman of the Department of Surgery. He has also previously held a position on the faculty of Duke University. Dr. Podnos holds a BA in biology from New York University and a Masters of Public Health from the Harvard School of Public Health. Dr. Podnos received his MD from the University of California, Irvine School of Medicine, where he also completed his residency in general surgery. Following his residency, Dr. Podnos completed a fellowship in surgical oncology at City of Hope National Cancer Center.
Non-Executive Directors
Pursuant to the Merger Agreement, the parties shall take all actions necessary to ensure that Richard Barasch and a second individual designated by DFP, Dr. Mohit Kaushal, are elected and appointed as directors of New TOI, effective at closing. The remaining members of the board of directors will consist of two directors designated by DFP who shall qualify as independent under applicable rules and regulations of the SEC and stock exchange rules and regulations (including the applicable rules and regulations of NASDAQ), and one of whom shall be mutually acceptable to DFP and TOI, taking into account relevant public company board composition requirements, and the remaining members of the board of directors will be designated by TOI, which are Brad Hively and Ravi Sarin.
Richard Barasch has served as Executive Chairman of DFP since its formation and served as the Chairman and Chief Executive Officer of DFB Healthcare Acquisitions Corp. (“DFB”) from its formation until the closing of its initial business combination with AdaptHealth Corp., which Mr. Barasch currently serves as Chairman. In addition, Mr. Barasch served as Executive Chairman of Deerfield Healthcare Technology Acquisitions Corp. (“DFHT”) until the closing of its initial business combination with IMC Medical Group Holdings, LLC (“IMC”) and CareMax Medical Group, L.L.C. (together with IMC, “CareMax”) which Mr. Barasch currently serves as Executive Chairman. Mr. Barasch was Chief Executive Officer of Universal American Corp., a publicly-traded health insurance and services company focused on the senior market and government programs, from 1995 until Universal American’s acquisition by WellCare Health Plans in May 2017. Mr. Barasch has developed an extensive network of contacts throughout the healthcare industry and speaks regularly at industry conferences as a healthcare services expert. He is currently founding partner of RAB Ventures, formed to invest in growth healthcare companies, Chairman of HouseWorks LLC and Co-Chairman of ELMC Risk Management Inc. He is on the Board of Advisors of the Health Policy and Management program at the Columbia University Mailman School of Public Health and the Brown School of Public Health. He also serves on the Board of Trustees of the Maimonides Medical Center in Brooklyn, New York. Mr. Barasch graduated from Swarthmore College and Columbia University Law School. Mr. Barasch was selected to serve on the board of directors of New TOI due to his significant experience managing and investing in healthcare companies.
Karen M. Johnson is the Medicare Officer at Health Net, a Centene Corporation company, where she leads the building of business strategies and operations for the Medicare line of business. Prior to her current role, Ms. Johnson served as Medicare Regional President for WellCare for Arizona, California, Hawaii, Missouri and Washington from 2016 to 2020. In this role, she oversaw finances, network growth and provider relations, among other duties. Prior to her role at WellCare, Ms. Johnson served as Senior Vice President of Clinical Services at Health Essentials. While in this role, she launched a clinical care model, driven by a home-based supportive care program designed to support high-risk patients and end-of-life care. Prior to her role at Health Essentials, Ms. Johnson was an executive with UnitedHealthCare, where she worked to drive growth in their government sponsored programs. Ms. Johnson earned a Bachelor of Science degree in nursing from the University of Michigan and a Juris Doctorate from Michigan State College of Law. She also holds an Executive Certificate from the Wharton School of Business. She has served on the Board of Directors for several organizations, and currently serves on the Board of Boys and Girls Clubs of America and ONEgeneration. She has previously served on the boards of The YWCA, Planned Parenthood, St. Luke’s Foundation, United Way and the American Diabetes Association. Ms. Johnson was selected to serve on the New TOI board of directors due to her extensive experience in operational leadership roles at healthcare services companies.
Dr. Mohit Kaushal has served as a director of DFP since March 10, 2020. He has had an extensive career within investing, clinical medicine and public policy. He was a partner in Aberdare Ventures from

2013 to 2014. During his time in the Obama administration, he was a member of the White House Health IT task force; a cross agency team implementing the technology aspects of the ACA and testified to Congress on the application of technology and payment reform to the Medicare population. He also built and led the first dedicated healthcare team at the Federal Communications Commission, where his team initiated collaboration with the Food and Drug Administration for the regulatory streamlining of converged telecommunications, data analytics and medical devices leading to the release of the mobile medical applications guidance by the FDA. In addition, his team reformed the Rural Healthcare fund to create the Healthcare Connect Fund, which aligned the funding mechanism with wider healthcare payment policy and technology reform. Dr. Kaushal is a lead investor, board member or advisor to numerous transformational healthcare companies. Dr. Kaushal is an emergency room physician, holds an MBA from Stanford and an MD with distinction from Imperial College of Science, Technology and Medicine, London. He is an Adjunct Professor at Stanford University with a joint position within the newly created Biomedical Data Science Department and the medical school’s Clinical Excellence Research Center. Dr. Kaushal was selected to serve on the New TOI board of directors due to his significant management experience in the healthcare and technology industries.
Anne McGeorge has over 35 years of experience providing strategic guidance and operational and financial oversight to health care organizations. Ms. McGeorge has served as an Operating Partner of Havencrest Healthcare, a private equity investment firm specializing in the healthcare industry, since January 2018 and as an adjunct professor at the University of North Carolina’s School of Public Health since August 2005. Ms. McGeorge currently serves on the board of directors and as the chair of the Audit Committee of Magenta Therapeutics, a clinical-stage biotechnology company, and SOC Telemed, a specialty telemedicine company, as well as Nimbus Therapeutics and CitiusTech, both privately-held healthcare companies. Before her retirement in July 2017, Ms. McGeorge served as Managing Partner of Grant Thornton LLP’s Health Care Industry Practice from 2006 to July 2017 and as Global Managing Partner for Grant Thornton International’s Health Care Industry Practice from 2015 to July 2017. Ms. McGeorge was formerly a partner at Deloitte LLP and Arthur Andersen LLP. Ms. McGeorge was selected to serve on the New TOI board of directors due to her significant finance, accounting, and risk management experience.
Maeve O’Meara is the Chief Executive Officer of Castlight Health, a position she has held since July 2019. Ms. O’Meara joined Castlight in 2010, and previously served as Castlight’s Chief Product Officer and EVP of Product and Customer Experience. She brings a wealth of experience from joining a company pre-product to scaling to IPO to M&A. Prior to joining Castlight, Ms. O’Meara was a venture investor at Highland Capital Partners, where she focused on investments in digital health, health services, and consumer technology. Ms. O’Meara holds an M.B.A. from Stanford Graduate School of Business and a B.A. in Economics from the University of Virginia. Ms. O’Meara was selected to serve on the New TOI board of directors as a result of her extensive knowledge of the healthcare industry, technology expertise, and her experience leading a publicly traded healthcare company.
Ravi Sarin has served as a member of the TOI board of directors since 2018. Ravi Sarin is Co-Head and Founding Partner of AEA Growth since 2021. Mr. Sarin is also the Founder and Managing Partner of ROCA Partners, a growth equity investment firm focused on tech-enabled services, software and healthcare services companies, which he founded in 2015. Previously, he was a Principal in the Private Equity Group at Ares Management from 2009 to 2015. At Ares, Mr. Sarin helped lead investments in healthcare services among a few other sectors. Prior to Ares, Mr. Sarin was a private equity investor at Bain Capital and a consultant at Bain & Company. Mr. Sarin currently serves on the boards of directors of several companies including Oceans Healthcare, Riviera Partners, and True Blue Car Wash and previously served on the board of directors of a number of companies including Floor & Decor, Jacuzzi Brands, Ob Hospitalist Group, and Unified Women’s Healthcare. Mr. Sarin received a B.S. in Electrical Engineering and a M.S. in Management Science & Engineering from Stanford University and an M.B.A. from Harvard Business School. Mr. Sarin was selected to serve on the New TOI board of directors due to his experience working with and serving as a director of a number of healthcare services companies.
Family Relationships
There are no family relationships among our directors and executive officers.

Corporate Governance
Composition of the Board of Directors
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable New TOI.’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
As a result of New TOI.’s common stock being listed on Nasdaq following consummation of the business combination, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this business combination, the parties undertook a review of the independence of the individuals named above and have determined that each of qualifies as “independent” as defined under the applicable Nasdaq rules.
Committees of the Board of Directors
New TOI.’s board of directors will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and standing committees. New TOI will have a standing audit committee and compensation committee, each of which will operate under a written charter. We expect to appoint the directors to board committees prior to the Closing.
In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Following the business combination, current copies of New TOI’s committee charters will be posted on its website, www.theoncologyinstitute.com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Upon the Closing, New TOI’s will have an audit committee, with one member serving as the chair. New TOI’s board of directors will determine that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of New TOI’s audit committee will be able to read and understand fundamental financial statements in accordance with Nasdaq audit committee requirements. In arriving at this determination, the board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
New TOI’s board of directors will determine that at least one member of the audit committee qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, New TOI’s board will consider formal education and previous and current experience in financial and accounting roles. Both New TOI’s independent registered public accounting firm and management periodically will meet privately with New TOI.’s audit committee.
The audit committee’s responsibilities will include, among other things:
•
appointing, compensating, retaining, evaluating, terminating and overseeing New TOI.’s independent registered public accounting firm;

•
discussing with New TOI’s independent registered public accounting firm their independence from management;

•
reviewing with New TOI’s independent registered public accounting firm the scope and results of their audit;

•
pre-approving all audit and permissible non-audit services to be performed by New TOI’s independent registered public accounting firm;

•
overseeing the financial reporting process and discussing with management and New TOI’s independent registered public accounting firm the interim and annual financial statements that New TOI’s files with the SEC;

•
reviewing and monitoring New TOI’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•
establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee
Upon the Closing, New TOI will have a compensation committee, with one member serving as chair of the committee. All members will be non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. New TOI’s board of directors will determine that and are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities include, among other things:
•
reviewing and setting or making recommendations to New TOI’s board of directors regarding the compensation of New TOI’s executive officers;

•
making recommendations to New TOI’s board of directors regarding the compensation of New TOI’s directors;

•
reviewing and approving or making recommendations to New TOI’s board of directors regarding New TOI’s incentive compensation and equity-based plans and arrangements; and

•
appointing and overseeing any compensation consultants.

We believe that the composition and functioning of New TOI’s compensation committee will meet the requirements for independence under the current Nasdaq listing standards.
Director Nominations
We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by our board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all directors performing this duty will be independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.
The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.
We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, our board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics
New TOI will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New TOI’s website, www.theoncologyinstitute.com. New TOI intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Compensation Committee Interlocks and Insider Participation
None of New TOI’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, other than TOI, that has one or more executive officers serving as a member of New TOI’s board of directors.

TOI PARENT, INC.’S EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this section, unless otherwise noted, “TOI,” “the Company,” “Company,” “we,” “us,” “our” and similar terms refer to TOI Parent, Inc. and its consolidated subsidiaries prior to the consummation of the Business Combination, and to New TOI and its consolidated subsidiaries after the Business Combination.
This section discusses the material components of the executive compensation program for TOI executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with TOI were as follows:
•
Brad Hively, Chief Executive Officer;

•
Daniel Virnich, Chief Operating Officer; and

•
Yale Podnos, Chief Medical Officer.

Following the Closing, the named executive officers will continue in their current positions.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combination may differ materially from the currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:
Name and Principal Position	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Brad Hively	400,000	11,228	—	188,772	11,400	611,400
Chief Executive Officer
Daniel Virnich	213,542	—	176,187	28,955	—	418,684
Chief Operating Officer
Yale Podnos	281,250	—	23,312	52,371	11,400	368,333
Chief Medical Officer

(1)
Amounts reflect the aggregate grant date fair market value of stock options granted under the 2019 Plan (as defined below) to the named executive officers during the year ended December 31, 2020, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 14 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating these amounts.

(2)
Amounts reflect annual cash incentives earned by each named executive officer in 2020, based on the achievement of pre-established performance goals, and which were paid in cash in 2021, as further described below in “— 2020 Bonuses.”

(3)
Amounts reflect employer matching contributions paid pursuant to our 401(k) plan in the amount of $11,400 for Mr. Hively and Dr. Podnos.

Narrative to Summary Compensation Table
2020 Salaries
In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Mr. Hively and Drs. Virnich and Podnos for 2020 were $400,000, $213,542 and $281,250, respectively, as set forth above in the Summary Compensation Table in the column entitled “Salary.”
2020 Bonuses
We maintained an annual performance-based cash bonus program for 2020 in which Mr. Hively and Drs. Virnich and Podnos participated (the “2020 Bonus Program”). Bonus payments under the 2020 Bonus Program were determined based on achievement of certain corporate, departmental and individual performance goals approved by our Board, subject to the recipient’s continued employment through the payment date. Each of Mr. Hively’s and Drs. Virnich’s and Podnos’s target bonus under the 2020 Bonus Program was expressed as a percentage of base salary, as follows: Mr. Hively: 60%; Dr. Virnich: 20%; and Dr. Podnos: 25%.
Under the 2020 Bonus Program, 100% of Mr. Hively’s bonus was based on the attainment of overall Company performance goals tied to EBITDA, and 75% of Drs. Virnich and Podnos’s bonuses were based on Company EBITDA and 25% of their bonuses were based on attainment of departmental and individual performance metrics, with any such earned bonus paid following the end of calendar year 2020. For 2020, under his employment agreement, Mr. Hively’s bonus was guaranteed to be not less than $200,000.
The actual annual cash bonuses awarded to Mr. Hively and Drs. Virnich and Podnos under the 2020 Bonus Program, as determined by our Board based on the level at which the applicable Company and individual performance goals were attained, are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
Equity Compensation
2020 Equity Grants
We currently maintain the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan, or the 2019 Plan, in order to provide incentives to directors, consultants, advisors and key employees of our Company by providing them with opportunities to participate in equity ownership through the award of options to purchase shares of our common stock (each, a “Company Option”). For additional information about the 2019 Plan, please see the section entitled “— Equity Incentive Plans” below. As mentioned below, in connection with the completion of the Business Combination and the adoption of the 2021 Plan (as defined below), no further options will be granted under the 2019 Plan.
In 2020, we awarded 2,200 and 280 Company Options to Drs. Virnich and Podnos, respectively, under the 2019 Plan, which vest in part based on continued employment (the “Time Vesting Options”) and in part upon certain transactions resulting in certain investors receiving net proceeds on their aggregate equity investment representing a multiple between two times and four times such aggregate equity investment (the “Performance Vesting Options”) (or, for Dr. Virnich, earlier if he has been continuously employed by the Company or its subsidiaries for at least 48 months from the grant date and is terminated without “cause” or resigns for “good reason”). The Time Vesting Options vest over four years, with 25% vesting on the first anniversary of the grant date and the remaining vesting pro rata monthly on each anniversary of the grant date, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date. In connection with the Business Combination, a portion of the Performance Vesting Options will vest as described in the section entitled “— Certain Interests of TOI’s Management and Directors” and any remaining unvested Performance Vesting Options will convert to Time Vesting Options, vesting pro rata monthly on each anniversary of the Closing over three years, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date.

Mr. Hively did not receive an incentive equity award in 2020. All of the incentive equity awards held by our named executive officers as of December 31, 2020 are further described below in the section entitled “— Outstanding Equity Awards at Fiscal Year-End.”
2021 Incentive Award Plan
In connection with the Business Combination, the Company’s Board intends to adopt, and its stockholders will be asked to approve, the 2021 Incentive Award Plan, or the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. In connection with the Business Combination, the Company’s Board also intends to adopt, and its stockholders will be asked to approve, the 2021 Employee Stock Purchase Plan, or the ESPP, in order to provide our employees with the opportunity to purchase our common stock through accumulated payroll deductions. The 2021 Plan and the ESPP will become effective on the Closing of the Business Combination. For additional information about the 2021 Plan and the ESPP, please see the “Incentive Plan Proposal” and the “ESPP Proposal” in this proxy statement/prospectus.
Other Elements of Compensation
All of our employees are eligible to participate in a 401(k) retirement savings plan, and in our health and welfare plans, subject to the terms and conditions of such plans. Under the 401(k) plan eligible employees may defer a portion of their compensation on a pre-tax basis through contributions to the 401(k) plan, subject to limitations of the Internal Revenue Code. In 2020, we matched contributions made by participants in the 401(k) plan at the rate of 100% of the first 3% and 50% on contributions between 3% and 5% of the participant’s compensation, and these matching contributions vest over six years, with 20% vesting after 2 years of service and 20% each year thereafter. We believe that providing a vehicle for tax-deferred retirement savings though the 401(k) plan and standard employee benefits adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of the Company’s common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020. Each equity award listed in the following table was granted under the 2019 Plan.
Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Brad Hively	12/2/2019(1)	425	1,275	—	496.10	12/2/2029
	12/2/2019(2)	—	—	2,280	496.10	12/2/2029
Daniel Virnich	3/1/2020(1)	—	730	—	499.94	3/1/2030
	3/1/2020(2)	—	—	1,470	499.94	3/1/2030
Yale Podnos	2/19/2020(1)	—	93	—	499.94	2/19/2030
	2/19/2020(2)	—	—	187	499.94	2/19/2030

(1)
This Time Vesting Option vests and becomes exercisable over four years, with 25% vesting on the first anniversary of the grant date and the remaining vesting pro rata monthly on each anniversary of the grant date, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date.
(2)
This Performance Vesting Option vests upon certain transaction resulting in certain investors receiving net proceeds on their aggregate equity investment representing a multiple between two times and four times such aggregate equity investment (or, for each of Mr. Hively and Dr. Virnich, 100% of this Performance Vesting Option will vest earlier if he has been continuously employed by the Company or its subsidiaries for at least 48 months from the grant date and is terminated without “cause” or resigns for “good reason”). In connection with the Business Combination, a portion of this Performance Vesting Option will vest and any remaining unvested Performance Vesting Options will convert to Time Vesting Options, vesting pro rata monthly on each anniversary of the Closing over three years, subject to the executive’s continued service with the Company or its subsidiaries through the applicable vesting date.

Executive Compensation Arrangements
We have entered into employment agreements with each of Mr. Hively and Drs. Virnich and Podnos, which set forth the terms and conditions of their employment, including initial base salary and eligibility to participate in our employee benefit programs. Each of the employment agreements has a three-year initial term with additional one-year automatic extensions thereafter. In the event that an executive is terminated by us without “cause” or by the executive with “good reason” (each as defined in the respective employment agreement), then such executive will be eligible for salary continuation for a severance period and payments or reimbursements for the cost of COBRA premiums for a severance period, subject to execution of a general release of claims. The severance period for Mr. Hively is 12 months and for Drs. Virnich and Podnos it is 3 months. Each named executive officer is subject to certain post-employment obligations, including post-employment non-solicitation of employees covenant (12 months for Mr. Hively and 24 months for Drs. Virnich and Podnos), confidentiality obligations (infinite for Mr. Hively and 36 months for Drs. Virnich and Podnos) and indefinite non-disparagement obligations. Mr. Hively’s employment agreement guaranteed him an annual bonus for 2020 in the amount of $200,000.
Director Compensation
The following individuals served as non-employee directors of TOI Parent, Inc. in 2020: Brad Hively, Christopher Kersey, Mark Pacala, Matthew Shofner, Gabe Ling, Veeral Desai, Richy Agajanian, Hilda Agajanian and Ravi Sarin. We have not historically maintained a formal non-employee director compensation program. However, we have provided cash compensation and awarded Company Options to non-employee directors from time to time. We have an agreement with Mr. Desai to pay him $50,000 annually for his board services. Additionally, we reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of the Board and its committees.
In October 2020, we awarded Company Options to Mr. Hoops under the 2019 Plan covering 290 shares of our common stock, 90 shares are Time Vesting Options and 200 shares are Performance Vesting Options, at an exercise price of $499. The vesting of the Time Vesting Options and the Performance Vesting Options are on the same terms as is described above for grants to our named executive officers in 2020, see the section entitled “— Narrative to Summary Compensation Table — Equity Compensation — 2020 Equity Grants.”
The following table summarizes compensation received by Mr. Desai and Mr. Hoops during the year ended December 31, 2020, none of our other non-employee directors received any compensation for their services as a director. Mr. Hively receives no additional compensation for his service as a director, and the compensation provided to him as an employee is set forth in the Summary Compensation Table above.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Veeral Desai	50,000	—	50,000
Alan Hoops	—	22,541	22,541

Amount reflects the aggregate grant date fair market value of stock options granted under the 2019 Plan to the non-employee director during the year ended December 31, 2020, computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 14 of the audited consolidated financial statements included elsewhere in this proxy statement/prospectus for a discussion of the relevant assumptions used in calculating this amount.
The aggregate number of shares subject to stock options outstanding at December 31, 2020 for the individuals who served as non-employee directors during 2020 was as follows:
Name	Number of Securities Underlying Options Outstanding at December 31, 2020
Mark Pacala	570
Veeral Desai	290
Alan Hoops	290
In connection with the Business Combination, we intend to approve and implement a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.
2019 Plan
We currently maintain the 2019 Plan, which became effective in January 2019. In connection with the Business Combination, the Company’s Board intends to adopt the 2021 Plan and the ESPP, subject to approval by the Company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see the “Incentive Plan Proposal” and the “ESPP Proposal” set forth in this proxy statement/prospectus.
Following the effectiveness of the 2021 Plan, the 2019 Plan will terminate and we will not grant any further stock options under the 2019 Plan. However, any outstanding options granted under the 2019 Plan will remain outstanding, subject to the terms of the 2019 Plan and applicable option agreement. Shares of our common stock subject to options granted under the 2019 Plan that expire unexercised or are cancelled, terminated, or forfeited in any manner without issuance of shares thereunder following the effective date of the 2021 Plan, will become available for issuance under the 2021 Plan. The material terms of the 2019 Plan are summarized below.
Share Reserve.   An aggregate of 20,540 shares of our common stock are reserved for issuance pursuant to stock options granted under the 2019 Plan.
Administration.   The Board administers the 2019 Plan. Subject to the terms and conditions of the 2019 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2019 Plan.
Eligibility.   Stock options under the 2019 Plan may be granted to employees and directors of the Company and its subsidiaries and other individuals, whether or not employees, who render services to the Company or a subsidiary.
Stock Options.   The 2019 Plan provides for the grant of nonqualified stock options. No determination has been made as to the amount of options that will be granted to specific individuals in the future pursuant to the 2019 Plan (and, following the Closing of the Business Combination, we will not make any further grants under the 2019 Plan). Each option is set forth in a separate option agreement indicating the terms and conditions of the option. Stock options provide for the right to purchase shares of the company’s common stock in the future at a specified price that is established on the date of grant. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant. The term of a stock option may not be longer than ten years. Vesting conditions determined by the Board may apply to stock options and may include continued service, performance and/or other conditions.
Certain Transactions.   The Board has broad discretion to take action under the 2019 Plan, as well as to make adjustments to the number of shares of common stock covered by any outstanding option and the price per share payable up on exercise thereof, subject to the terms and conditions of the 2019 Plan, in the event of certain transactions and events affecting our stock, such as recapitalizations, stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of certain transactions involving the Company or in other circumstances as determined by the Board, the Board may take one or more of the following actions with respect to outstanding options: (a) accelerate the vesting of any outstanding options, (b) cancel any options in exchange for options to purchase common stock or other equity of any successor company, (c) cancel any options in exchange for cash and/or substitute consideration with a value equal to the value of the consideration the optionee would have received in connection with such event had the option been exercised (to the extent it has vested and not been exercised) and no disposition of the shares so acquired upon such exercise had been made prior to such event, less the exercise price payable upon exercise thereof, (d) provide notice to an optionee that upon such sale of the Company or other event all options granted to such optionee and not theretofore exercised shall terminate and be void, and/or (e) any such other or further action as may be determined to be appropriate by the Board. In addition, in the case of any such merger, consolidation, liquidation, sale, disposition, sale of the Company or other circumstance, the Board may accelerate the vesting of any option.
Transferability and Restrictions.   With limited exceptions for the laws of descent and distribution, options under the 2019 Plan are generally non-transferable prior to vesting and are exercisable only by the optionee during his or her lifetime.
Amendment and Termination.   The Board may modify, revise, suspend or terminate the 2019 Plan at any time and from time to time. However, if Section 16(b) of the Exchange Act is at the time applicable to the Company, then the Board may not, without the further approval of the holders of at least a majority of the outstanding shares of the Company’s voting securities, (a) materially increase the benefits accruing to optionees under the 2019 Plan or make any “modifications” as that term is defined under Section 424(h)(3) (or its successor) of the Internal Revenue Code if such increase in benefits or modifications would adversely affect the availability to the 2019 Plan of the protections of Rule 16b-3 under Section 16(b) of the Exchange Act; (b) change the aggregate number of shares of common stock which may be issued under options or the aggregate number of shares of common stock which may be issued to any single employee under the 2019 Plan, except as provided in Section 16(b) of the Exchange Act; or (c) change the class of persons eligible to receive options. In addition, no amendment of the 2019 Plan may, without the consent of the holder, adversely affect any option previously granted. We will cease granting any options under the 2019 Plan upon the effectiveness of the 2021 Plan. Any options under the 2019 Plan that is outstanding on the termination date of the 2019 Plan will remain in force according to the terms of the 2019 Plan and the applicable option agreement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DFP
Founder Shares / Our Sponsor
On December 30, 2019, our Sponsor purchased an aggregate of 4,312,500 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In January 2020, our sponsor transferred 100,000 Founder Shares to each of Steven Hochberg, our Chief Executive Officer, Christopher Wolfe, our Chief Financial Officer, and Richard Barasch, our Executive Chairman, and 20,000 Founder Shares to each of Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen, our independent directors, for the same per-share price initially paid by our Sponsor, resulting in our sponsor holding 3,922,500 Founder Shares. On February 19, 2020, we effected a 1:1 1∕3 stock split of our Class B Common Stock resulting in our sponsor holding 5,360,000 Founder Shares. Prior to the initial investment in the company of $25,000 by the sponsor, the company had no assets, tangible or intangible.
Our Initial Stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial business combination or (B) subsequent to the initial business combination, (x) if the closing price of the DFP Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which we complete a liquidation, merger, capital stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their DFP Shares for cash, securities or other property.
Private Placement Warrants
Concurrently with the closing of our IPO, our Sponsor purchased an aggregate of 3,733,334 Private Placement Warrants at a price of $1.50 per private placement warrant, generating gross proceeds to DFP of $5,600,000. Each private placement warrant is exercisable for one share of DFP Class A Common Stock at a price of $11.50 per share. The proceeds from the Private Placement Warrants were added to the proceeds from our IPO held in the Trust Account. If we do not complete the Business Combination or another business combination by March 13, 2022, the Private Placement Warrants will expire worthless. The Private Placement Warrants are non-redeemable and exercisable on a cashless basis so long as they are held by our Sponsor or its permitted transferees. Our Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of our initial business combination.
Deerfield Funds Agreements
The Deerfield Funds purchased 5,000,000 Units in our IPO at $10.00 per unit.
We have entered into an agreement pursuant to which we have agreed not to complete a business combination without the consent of Deerfield Fund IV, which consent Deerfield Fund IV indicated it would not provide if our proposed business combination were to be with a target that is not in the healthcare industry. If such consent is given, Deerfield Fund IV is required to vote in favor of the proposed business combination and may not redeem any of its DFP Shares in connection with such business combination. Pursuant to the Consent and Waiver Letter described herein, Deerfield Fund IV has consented to the consummation of the Business Combination. Deerfield Subscription Agreements
See “The Business Combination Proposal — Deerfield Subscription Agreements.”
Stockholder Support Agreement
See “The Business Combination Proposal — Stockholder Support Agreement.”
Consent and Waiver Letter
See “The Business Combination Proposal — Consent and Waiver Letter.”

Related Party Loans
Our Sponsor loaned us an aggregate of $200,000 pursuant to a promissory note to cover expenses related to our IPO. The loan was non-interest bearing. We repaid this loan on March 13, 2020.
In addition, in order to finance transaction costs in connection with an initial business combination, our sponsor or an affiliate of our sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required on a non-interest basis. If we complete an initial business combination, we would repay such Working Capital Loans out of the proceeds of the Trust Account released to us. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants of the post business combination entity at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, we have had no borrowings under the Working Capital Loans.
Service Agreements and Reimbursements
We entered into an agreement, commencing on March 11, 2020 through the earlier of our consummation of an initial business combination and our liquidation, to pay our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. We are obligated to pay $7,500 per month to Mr. Wolfe, our Chief Financial Officer, for his services prior to the consummation of the initial business combination, subject to the terms of the strategic services agreement. Our sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our sponsor, officers, directors or their affiliates and determines which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
Registration Rights
We have entered into a registration rights agreement, dated March 10, 2020, with respect to the holders of the Founder Shares, the Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans. Assuming $1,500,000 million of Working Capital Loans are converted into warrants, we will be obligated to register up to 10,483,334 shares of DFP Class A Common Stock and up to 4,733,334 warrants. The number of shares of DFP Class A Common Stock includes (i) up to 5,750,000 shares of DFP Class A Common Stock to be issued upon conversion of the Founder Shares, (ii) up to 3,733,334 shares of DFP Class A Common Stock underlying the Private Placement Warrants and (iii) up to 1,000,000 shares of DFP Class A Common Stock underlying the warrants issued upon conversion of Working Capital Loans. The holders of these securities are entitled to make up to three demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the signing of the Business Combination Agreement, we will enter into the New Registration Rights Agreement. See “The Business Combination Proposal — New Registration Rights Agreement.”
DFP Policy for Approval of Related Party Transactions
The audit committee of the DFP Board adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1%

of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy includes: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who maybe a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act. Pursuant to the policy, the audit committee will consider (i) the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party, (ii) the extent of the related party’s interest in the transaction, (iii) whether the transaction contravenes our code of ethics or other policies, (iv) whether the audit committee believes the relationship underlying the transaction to be in the best interests of the company and its stockholders and (v) the effect that the transaction may have on a director’s status as an independent member of the board and on his or her eligibility to serve on the board’s committees. Management will present to the audit committee each proposed related party transaction, including all relevant facts and circumstances relating thereto. Under the policy, we may consummate related party transactions only if our audit committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy will not permit any director or executive officer to participate in the discussion of, or decision concerning, a related person transaction in which he or she is the related party.
Related Party Transaction Policy Following the Business Combination
Effective upon the Closing, the board of directors of New TOI will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which New TOI or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:
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any person who is, or at any time during the applicable period was, one of New TOI executive officers or directors;

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any person who is known by New TOI to be the beneficial owner of more than 5% of New TOI’s voting stock;

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any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in- law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New TOI’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New TOI’s voting stock; and

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any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New TOI will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

LEGAL MATTERS
White & Case LLP will pass upon the validity of the New TOI Common Stock issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The balance sheets of DFP Healthcare Acquisitions Corp, as of December 31, 2020 and December 31, 2019 and the related statements of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2020 and for the period from November 1, 2019 (inception) through December 31, 2019, included in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of TOI Parent, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019 and period from September 20, 2018 through December 31, 2018 (successor periods) and for the period from January 1, 2018 through September 19, 2018 (predecessor period), included in this proxy statement/prospectus and in the registration statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, DFP and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, DFP will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that DFP deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify DFP of their requests by calling or writing DFP at its principal executive offices 345 Park Avenue South, New York, New York 10010.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of material U.S. federal income tax considerations of the Business Combination to U.S. holders and Non-U.S. holders (each as defined below, and together, “holders”) of shares of DFP Class A Common Stock that elect to have their DFP Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to DFP Class A Common Stock that is held as a “capital asset” for U.S. federal income tax purposes (generally, property held for investment). This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
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financial institutions or financial services entities;

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broker-dealers;

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insurance companies;

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dealers or traders subject to a mark-to-market method of tax accounting with respect to shares of DFP Class A Common Stock;

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persons holding DFP Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

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U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

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“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

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U.S. expatriates or former long-term residents of the United States;

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governments or agencies or instrumentalities thereof;

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regulated investment companies (RICs) or real estate investment trusts (REITs);

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persons that directly, indirectly or constructively own five percent or more (by vote or value) of DFP Class A Common Stock or TOI Common Stock;

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persons who received their shares of DFP Class A Common Stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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the Sponsor or its affiliates, officers or directors;

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the PIPE Investors;

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partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes); and

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tax-exempt entities.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds DFP Class A Common Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners and the activities of the partnership. Entities or arrangements treated as partnerships and their partners should consult their tax advisors with respect to the tax consequences to them of electing to have their DFP Class A common stock redeemed for cash in connection with the Business Combination.
This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this proxy statement/prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.
Adoption of the Proposed Charter
Holders of DFP Class A Common Stock generally will not recognize any gain or loss under U.S. federal income tax laws as a result of the adoption of the Proposed Charter in connection with the Business Combination. Each such holder would have the same basis in its New TOI Common Stock after the adoption of the Proposed Charter as that holder has in the corresponding DFP Class A Common Stock immediately prior to the adoption of the Proposed Charter, and such holder’s holding period in the New TOI Common Stock would include the holder’s holding period in the corresponding DFP Class A Common Stock. Although the matter is not entirely clear, this discussion assumes, and we intend to take the position, that the adoption of the Proposed Charter does not result in an exchange by the holders of DFP Class A Common Stock for New TOI Common Stock for U.S. federal income tax purposes. If contrary to this characterization, the adoption of the Proposed Charter does result in an exchange, such exchange would be treated as a recapitalization for U.S. federal income tax purposes. The consequences to holders of a recapitalization could be different than those discussed above. Each holder should consult its own tax advisor regarding the U.S. federal income tax consequences to it of the adoption of the Proposed Charter in connection with the Business Combination.
The remainder of this discussion assumes that the adoption of the Proposed Charter will not result in an exchange for U.S. federal income tax purposes.
Redemption of DFP Class A Common Stock
In the event that a holder’s shares of DFP Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “The Special Meeting — Redemption Rights” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of shares of DFP Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of DFP Class A Common Stock, a U.S. holder (as defined below) will be treated as described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to U.S. Holders — Taxation of Redemption Treated as a Sale of DFP Class A Common Stock,” and a Non-U.S. holder (as defined below) will be treated as described under the section entitled “Treatment of Redemption of DFP Class A Common Stock to Non-U.S. Holders — Taxation of Redemption Treated as a Sale of DFP Class A Common Stock.” If the redemption does not qualify as a sale of shares of DFP Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to U.S. Holders — Taxation of Redemption Treated as a Distribution” and the tax consequences to a Non-U.S. holder described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to Non-U.S. Holder — Taxation of Redemption Treated as a Distribution.”
Whether a redemption of shares of DFP Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or Public Warrants, any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) and stock owned by certain entities or individuals related to the redeemed holder relative to all of our shares outstanding both before and after the redemption. The redemption of DFP Class A Common Stock generally will be treated as a sale of DFP Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.
In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it under certain attribution rules set forth in the Code. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include DFP Class A Common Stock which could be acquired pursuant to the exercise of the Private Placement Warrants or the Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of DFP Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of DFP Class A Common Stock and the DFP Class A Common Stock to be issued pursuant to the Business Combination or the Private Placement). There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the holder are redeemed or (2) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of our stock (including any stock constructively owned by the holder as a result of owning warrants). The redemption of DFP Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the foregoing tests is satisfied, then the redemption of shares of DFP Class A Common Stock will be treated as a corporate distribution to the redeemed holder, the tax effects to such a U.S. holder will be as described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to U.S. Holders — Taxation of Redemption Treated as a Distribution,” and the tax effects to such a Non-U.S. holder will be as described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to Non-U.S. Holders — Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the holder in the redeemed DFP Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.
Each holder should consult with its own tax advisors as to the tax consequences of a redemption.
Treatment of Redemption of DFP Class A Common Stock to U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of DFP Class A Common Stock who or that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a United States person.
Taxation of Redemption Treated as a Distribution.    If our redemption of a U.S. holder’s shares of DFP Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of DFP Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of DFP Class A Common Stock. Any remaining excess will be treated as gain realized on the sale of shares of DFP Class A Common Stock and will be treated as described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to U.S. Holders — Taxation of Redemption Treated as a Sale of DFP Class A Common Stock.”
Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividend income” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the DFP Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Taxation of Redemption Treated as a Sale of DFP Class A Common Stock.    If our redemption of a U.S. holder’s shares of DFP Class A Common Stock is treated as a sale, as discussed above under the section entitled “— Redemption of DFP Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in the shares of DFP Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its DFP Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of DFP Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the DFP Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the DFP Class A Common Stock described in this proxy statement/prospectus may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
U.S. holders who hold different blocks of DFP Class A Common Stock (shares of DFP Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.
Treatment of Redemption of DFP Class A Common Stock to Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of DFP Class A Common Stock who, or that is, for U.S. federal income tax purposes:
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a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

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a foreign corporation; or

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an estate or trust that is not a U.S. holder.

Taxation of Redemption Treated as a Distribution.    If our redemption of a Non-U.S. holder’s shares of DFP Class A Common Stock is treated as a corporate distribution, as discussed above under the section entitled “— Redemption of DFP Class A Common Stock,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and timely provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of DFP Class A Common Stock redeemed and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized on the sale of the DFP Class A Common Stock, which will be treated as described below under the section entitled “Treatment of Redemption of DFP Class A Common Stock to Non-U.S. Holders — Taxation of Redemption Treated as a Sale of DFP Class A Common Stock.”
Because it may not be certain at the time a Non-U.S. holder is redeemed whether such Non-U.S. holder’s redemption will be treated as a sale of shares or a distribution constituting a dividend, and because such determination will depend in part on a Non-U.S. holder’s particular circumstances, we or the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. holder is treated as receiving a dividend for U.S. federal income tax purposes. Therefore, we or the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to a Non-U.S. holder in redemption of such Non-U.S. holder’s DFP Class A Common Stock, unless (i) we or the applicable withholding agent have established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) such Non-U.S. holders are able to certify that they meet the requirements of such exemption (e.g., because such Non-U.S. holders are not treated as receiving a dividend under the Section 302 tests described above under the section entitled “— Redemption of DFP Class A Common Stock”). However, there can be no assurance that we or any applicable withholding agent will establish such special certification procedures. If we or an applicable withholding agent withhold excess amounts from the amount payable to a Non-U.S. holder, such Non-U.S. holder generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances and any applicable procedures or certification requirements.
The withholding tax described above does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder that is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable income tax treaty rate).
Taxation of Redemption Treated as a Sale of DFP Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of DFP Class A Common Stock is treated as a sale of DFP Class A Common Stock, as discussed above under the section entitled “— Redemption of DFP Class A Common Stock,” subject to the discussions of FATCA (as defined below) and backup withholding below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in connection with the redemption, unless:
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the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

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such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our DFP Class A Common Stock and, in the case where shares of our DFP Class A Common Stock are “regularly traded” on an “established securities market,” as such terms are defined under applicable Treasury Regulations, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of our DFP Class A Common Stock or more than five percent (5%) of the total fair market value of our warrants (provided such warrants are considered to be “regularly traded”) at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our DFP Class A Common Stock. There can be no assurance that our DFP Class A Common Stock or our warrants are or have been treated as regularly traded on an established securities market for this purpose. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our DFP Class A Common Stock or our warrants, including how a Non-U.S. Holder’s ownership of our warrants impacts the 5% threshold determination with respect to our DFP Class A Common Stock and whether the 5% threshold determination with respect to our warrants must be made with or without reference to the Private Placement Warrants. In addition, special rules may apply in the case of a disposition of our warrants if our DFP Class A Common Stock is considered to be regularly traded, but our warrants are not considered to be regularly traded.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a corporate Non-U.S. holder may also be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will generally be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30%.
If the third bullet point above applies to a Non-U.S. holder gain recognized by such holder in connection with the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption if DFP Class A Common Stock is not treated as regularly traded on an established securities market for this purpose.
We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed. However, this is a factual determination and there can be no assurance regarding New TOI’s future status as a United States real property holding corporation.
Information Reporting and Backup Withholding
Payments of cash to a holder of TOI Common Stock pursuant to the merger or as a result of our redemption of our DFP Class A Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.
A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on DFP Class A Common Stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.- source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisors regarding the effects of FATCA on a redemption of DFP Class A Common Stock.

SHAREHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals
New TOI’s Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. New TOI’s Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting (or any supplement thereto) given by or at the direction of New TOI Board, (ii) otherwise properly brought before such meeting by the New TOI Board or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New TOI both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in New TOI’s Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New TOI’s annual meeting of stockholders, a stockholders’ notice must be delivered to, or mailed and received at, the principal executive offices of the corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely notice as described above.
Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.
Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the first annual meeting of New TOI stockholders pursuant to Rule 14a-8 must be received at New TOI’s principal office a reasonable time before New TOI begins to print and send its proxy materials and must comply with Rule 14a-8.
Stockholder Director Nominees
New TOI’s Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such Special Meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by New TOI’s Proposed Bylaws. In addition, the stockholder must give timely notice to New TOI’s secretary in accordance with New TOI’s Proposed Bylaws, which, in general, require that the notice be received by New TOI’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS
Stockholders and interested parties may communicate with DFP’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of DFP Healthcare Acquisitions Corp., 345 Park Avenue South, New York, New York 10010. Following the Business Combination, such communications should be sent to New TOI, 18000 Studebaker Rd, Suite 80 Cerritos, CA 90703, with a copy to Latham & Watkins LLP, 10250 Constellation Blvd. Suite 1100 Los Angeles, CA 90067. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION
DFP has filed with the SEC a registration statement on Form S-4, as amended, under the Securities Act with respect to the securities offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information included in the registration statement. For further information pertaining to DFP and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of DFP’s or TOI’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits filed with the registration statement for copies of the actual contract, agreement or other document.
Upon the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, New TOI will be subject to the information and periodic reporting requirements of the Exchange Act and will file annual, quarterly and current reports, proxy statements and other information with the SEC. DFP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read DFP’s or New TOI’s SEC filings, including New TOI’s registration statement and DFP’s proxy statement/prospectus, over the internet at the SEC’s website at http://www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact DFP by telephone or in writing:
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10017
Tel: (212) 551-1600
You may also obtain these documents by requesting them in writing or by telephone from DFP’s proxy solicitation agent at the following address and telephone number:
(800) 662-5200
(banks and brokers can call collect at (203) 658-9400)
Email: DFPH.info@investor.morrowsodali.com
If you are a stockholder of DFP and would like to request documents, please do so no later than five business days before the Special Meeting in order to receive them before the Special Meeting. If you request any documents from DFP, DFP will mail them to you by first-class mail, or another equally prompt means.
This document is a prospectus of New TOI and a proxy statement of DFP for DFP’s Special Meeting of stockholders. Neither TOI nor DFP has authorized anyone to give any information or make any representation about the Business Combination, New TOI or DFP that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that DFP has incorporated by reference into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
DFP HEALTHCARE ACQUISITIONS CORP.
Page
Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (unaudited) and December 31, 2020	F-2
Unaudited Condensed Consolidated Statements of Operations for the three and six months ended June 30, 2021 and 2020	F-3
Unaudited Condensed Consolidated Statements of Changes in Stockholders’ Equity for the three and six months ended June 30, 2021 and 2020	F-4
Unaudited Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and 2020	F-5
Notes to Unaudited Condensed Consolidated Financial Statements	F-6
Audited Financial Statements for the year ended December 31, 2020 (As Restated) and for the period from November 1, 2019 (inception) through December 31, 2019
Report of Independent Registered Public Accounting Firm	F-20
Balance Sheets as of December 31, 2020 (As Restated) and 2019	F-22
Statements of Operations for the year ended December 31, 2020 (As Restated) and for the period from November 1, 2019 (inception) through December 31, 2019	F-23
Statements of Changes in Stockholders’ Equity for the year ended December 31, 2020 (As Restated) and for the period from November 1, 2019 (inception) through December 31, 2019	F-24
Statements of Cash Flows for the year ended December 31, 2020 (As Restated) and for the period from November 1, 2019 (inception) through December 31, 2019	F-25
Notes to Financial Statements (As Restated)	F-26
TOI PARENT, INC.
Page
Condensed Consolidated Financial Statements As of June 30, 2021 and December 31, 2020 and For the Six Months Ended June 30, 2021 and 2020
Condensed Consolidated Balance Sheets for the three months ended June 30, 2021 and year ended December 31, 2020 (Unaudited)	F-46
Condensed Consolidated Statements of Operations for the three months ended June 30, 2021 and June 30, 2020 and For the Six Months Ended June 30, 2021 and 2020 (Unaudited)	F-47
Condensed Consolidated Statements of Convertible Preferred Shares and Changes in Stockholders’ Deficit for the six months ended June 30, 2021 and June 30, 2020	F-48
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2021 and June 30, 2020 (Unaudited)	F-49
Notes to Condensed Consolidated Financial Statements	F-50
Audited Financial Statements for the years ended December 31, 2020, 2019 and the periods from September 20, 2018 through December 31, 2018 (Successor Periods) and from January 1, 2018 through September 19, 2018 (Predecessor Periods)

Report of Independent Registered Public Accounting Firm	F-73
Consolidated Balance Sheets for the year ended December 31, 2020 and 2019	F-74
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019 and for the three months ended December 31, 2018 and for the period January 1, 2018 through September 19, 2018	F-75
Consolidated Statements of Convertible Preferred Shares and Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2020, 2019, 2018 and 2017 and for the month ended September 19, 2018
F-76
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019 and for the three months ended December 31, 2018 and for the period January 1, 2018 through September 19, 2018	F-77
Notes to Consolidated Financial Statements	F-78

PART I — FINANCIAL INFORMATION
ITEM 1.   UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
DFP HEALTHCARE ACQUISITIONS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Current assets:
Cash	$620,731	$916,987
Prepaid expenses	126,450	152,474
Total current assets	747,181	1,069,461
Cash and investments held in Trust Account	230,006,825	230,254,149
Total assets	$230,754,006	$231,323,610
Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$961,659	$—
Accrued legal fees	1,520,000	50,000
Accrued expenses – related parties	17,500	17,500
Franchise tax payable	19,228	200,050
Total current liabilities	2,518,387	267,550
Deferred underwriting commissions	6,300,000	6,300,000
Derivative warrant liabilities	16,406,170	18,791,170
Total liabilities	25,224,557	25,358,720
Commitments and Contingencies
Class A common stock, $0.0001 par value; 20,052,944 and 20,096,488 shares subject to possible redemption at $10.00 per share as of June 30, 2021 and December 31, 2020, respectively	200,529,440	200,964,880
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,947,056 and 2,903,512 shares issued and outstanding (excluding 20,052,944 and 20,096,488 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively	295	290
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding as of June 30, 2021 and December 31, 2020	575	575
Additional paid-in capital	13,776,784	13,341,349
Accumulated deficit	(8,777,645)	(8,342,204)
Total stockholders’ equity	5,000,009	5,000,010
Total liabilities and stockholders’ equity	$230,754,006	$231,323,610
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DFP HEALTHCARE ACQUISITIONS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
General and administrative expenses	$2,533,427	$92,008	$2,668,889	$112,582
General and administrative expenses – related party	52,500	52,500	105,000	70,000
Franchise tax expense	49,863	50,050	99,228	99,750
Loss from operations	(2,635,790)	(194,558)	(2,873,117)	(282,332)
Other income (expense)
Interest income from investments in Trust Account	6,719	78,823	52,676	121,508
Change in fair value of derivative warrant liabilities	(3,491,670)	(2,503,000)	2,385,000	(2,919,670)
Financing cost – derivative warrant liabilities	—	—	—	(315,080)
Income (loss) before income tax expense	(6,120,741)	(2,618,735)	(435,441)	(3,395,574)
Income tax expense	—		—	—
Net loss	$(6,120,741)	$(2,618,735)	$(435,441)	$(3,395,574)
Weighted average shares outstanding of Class A common stock	23,000,000	23,000,000	23,000,000	2,300,000
Basic and diluted net income (loss) per share, Class A	$—	$—	$—	$—
Weighted average shares outstanding of Class B common stock	5,750,000	5,750,000	5,750,000	5,453,297
Basic and diluted net loss per share, Class B	$(1.06)	$(0.46)	$(0.08)	$(0.62)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DFP HEALTHCARE ACQUISITIONS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Three and Six Months Ended June 30, 2021
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	2,903,512	$290	5,750,000	$575	$13,341,349	$(8,342,204)	$5,000,010
Common stock subject to possible redemption	(568,530)	(57)	—	—	(5,685,243)	—	(5,685,300)
Net income	—	—	—	—	—	5,685,300	5,685,300
Balance – March 31, 2021	2,334,982	$233	5,750,000	$575	$7,656,106	$(2,656,904)	$5,000,010
Common stock subject to possible redemption	612,074	62	—	—	6,120,678	—	6,120,740
Net income	—	—	—	—	—	(6,120,741)	(6,120,741)
Balance – June 30, 2021	2,947,056	$295	5,750,000	$575	$13,776,784	$(8,777,645)	$5,000,009
For the Three and Six Months Ended June 30, 2020
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(2,300)	$22,700
Sale of units in initial public offering, less allocation to derivative warrant liabilities	23,000,000	2,300	—	—	223,270,200	—	223,272,500
Offering costs	—	—	—	—	(10,110,406)	—	(10,110,406)
Sale of private placement warrants to Sponsor in private placement, less allocation to derivative warrant liabilities	—	—	—	—	1,120,000	—	1,120,000
Common stock subject to possible redemption	(20,852,795)	(2,085)	—	—	(208,525,865)	—	(208,527,950)
Net loss	—	—	—	—	—	(776,839)	(776,839)
Balance – March 31, 2020	2,147,205	215	5,750,000	$575	$5,778,354	$(779,139)	$5,000,005
Common stock subject to possible redemption	261,874	26	—	—	2,618,714	—	2,618,740
Net loss	—	—	—	—	—	(2,618,735)	(2,618,735)
Balance – June 30, 2020	2,409,079	$241	5,750,000	$575	$8,397,068	$(3,397,874)	$5,000,010
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DFP HEALTHCARE ACQUISITIONS CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$(435,441)	$(3,395,574)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(52,676)	(121,508)
Financing cost – derivative warrant liabilities	—	315,080
Change in fair value of derivative warrant liabilities	(2,385,000)	2,919,670
Changes in operating assets and liabilities:
Prepaid expenses	26,024	(242,370)
Accounts payable	961,659	—
Accrued expenses	1,470,000	(23,622)
Accrued expenses – related parties	—	17,500
Franchise tax payable	(180,822)	99,300
Net cash used in operating activities	(596,256)	(431,524)
Cash Flows from Investing Activities
Cash deposited in Trust Account	—	(230,000,000)
Investment income released from Trust Account for working capital	300,000	—
Net cash used in investing activities	300,000	(230,000,000)
Cash Flows from Financing Activities:
Proceeds received from note payable to related party	—	200,000
Repayment of note payable to related party	—	(200,000)
Proceeds received from initial public offering, gross	—	230,000,000
Proceeds received from private placement	—	5,600,000
Offering costs paid	—	(4,090,364)
Net cash provided by financing activities	—	231,509,636
Net change in cash	(296,256)	1,078,112
Cash – beginning of the period	916,987	25,000
Cash – end of the period	$620,731	$1,103,112
Supplemental disclosure of noncash activities:
Prepaid expenses included in accounts payable	$—	$—
Offering costs included in accounts payable	$—	$—
Offering costs included in accrued expenses	$—	$35,122
Deferred underwriting commissions in connection with the initial public offering	$—	$6,300,000
Initial value of Class A common stock subject to possible redemption	$—	$208,956,930
Change in value of Class A common stock subject to possible redemption	$(435,440)	$(3,047,720)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
1. Organization, Business Operations and Basis of Presentation.
Incorporation
DFP Healthcare Acquisitions Corp. (the “Company”) was incorporated as a Delaware corporation on November 1, 2019.
Sponsor
The Company’s sponsor is DFP Sponsor LLC, a Delaware limited liability company (the “Sponsor”).
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses (“Business Combination”). The Company has neither engaged in any operations nor generated revenue to date.
As of June 30, 2021, the Company had not commenced any operations. All activity for the period from November 1, 2019 (inception) through June 30, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on March 10, 2020. On March 13, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $10.4 million, inclusive of approximately $6.3 million in deferred underwriting commissions (Note 3). Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,733,334 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $5.6 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) and invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which the Company refers to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of the Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares or with respect to any other material provision relating to stockholders’ rights or pre-initial Business Combination activity, or (iii) the redemption of 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay its taxes, or (ii) provide the Public Stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay taxes. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.
If the Company holds a stockholder vote in connection with a Business Combination, a Public Stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay its taxes. As a result, such common stock is recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per public share ($230.0 million held in the Trust Account divided by 23,000,000 public shares).
The Company will have 24 months from the closing of the Initial Public Offering, or until March 13, 2022, to complete its initial Business Combination (the “ Combination Period”). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, liquidate and dissolve the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors (the “initial stockholders”) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders acquire shares of

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
common stock in or after the Initial Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption of common stock or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such a liquidating distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial price per Unit in the Initial Public Offering.
Basis of Presentation and Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the period for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the period ending December 31, 2021 or any future period.
The unaudited condensed consolidated financial statements of the Company include its wholly owned subsidiaries in connection with the proposed business combination (as described below). All inter-company accounts and transactions are eliminated in consolidation.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 24, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with those of another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Proposed Business Combination
On June 28, 2021, the Company entered into an Agreement and Plan of Merger by and among DFP, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of DFP, Orion

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of) and TOI Parent, Inc., a Delaware corporation, as disclosed in a Form 8-K filed on June 29, 2021.
Going Concern
As of June 30, 2021, the Company had approximately $0.6 million in its operating bank account and a working capital deficit of approximately $1.8 million.
The Company’s liquidity needs to date have been satisfied through a $25,000 contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the Note (defined below) of $200,000 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On March 13, 2020, the Company repaid the Note in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 4). As of June 30, 2021 and December 31, 2020, there were no Working Capital Loans outstanding.
In connection with the Company’s assessment of going concern considerations in accordance with ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 13, 2022.
2. Significant Accounting Policies.
Use of Estimates
The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the derivative warrant liabilities. Accordingly, the actual results could differ significantly from those estimates.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income on investments held in the Trust Account in the accompanying unaudited condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of June 30, 2021 and December 31, 2020.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:
•
Level 1:   Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

•
Level 2:   Quoted prices in markets that are not active or financial instruments for which significant inputs to models are observable (including but not limited to quoted prices for similar securities, interest rates, foreign exchange rates, volatility and credit risk), either directly or indirectly;

•
Level 3:   Prices or valuations that require significant unobservable inputs (including the Management’s assumptions in determining fair value measurement).

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of June 30, 2021, the carrying values of cash, accounts payable, accrued expenses, prepaid expenses and franchise tax payable approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that comprise only U.S. Treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The 5,750,000 Public Warrants and the 3,733,334 Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s unaudited condensed consolidated statements of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities were expensed as incurred and presented as non-operating expenses in the condensed statements of operations. Offering costs associated with the Class A common stock issued were charged to stockholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Shares of conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of June 30, 2021 and December 31, 2020, 20,052,944 and 20,096,488 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed consolidated balance sheets, respectively.
Net Income (Loss) Per Share of Common Stock
The Company’s unaudited condensed consolidated statements of operations include a presentation of net income (loss) per share for Class A common stock subject to possible redemption in a manner similar to the two-class method of net income (loss) per common stock. Net income (loss) per common stock, basic and diluted, for Class A common stock is calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A common stock outstanding for the periods. Net income (loss) per common stock, basic and diluted, for Class B common stock is calculated by dividing the net income (loss), adjusted for income attributable to Class A common stock, by the weighted average number of Class B common stock outstanding for the periods. Class B common stock include the Founder Shares as these common stocks do not have any redemption features and do not participate in the income earned on the Trust Account.

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The calculation of diluted net income (loss) per common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering and Private Placement since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion would be anti-dilutive under the treasury stock method.
The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Class A common stock
Numerator: Income allocable to Class A common stock
Interest income from investments in Trust Account	$6,719	$78,823	$52,676	$121,508
Less: Company’s portion available to be withdrawn for working capital and to pay taxes	(6,719)	(78,823)	(52,676)	(121,508)
Net income attributable to Class A common stock	$—	$—	$—	$—
Denominator: Weighted average Class A common stock
Basic and diluted weighted average shares outstanding, Class A common stock	23,000,000	23,000,000	23,000,000	2,300,000
Basic and diluted net income per share, Class A common stock	$—	$—	$—	$—
Class B common stock
Numerator: Net income (loss) minus net income allocable to Class A common stock
Net loss	$(6,120,741)	$(2,618,735)	$(435,441)	$(3,395,574)
Net income allocable to Class A common stock	—	—	—	—
Net loss attributable to Class B common stock	$(6,120,741)	$(2,618,735)	$(435,441)	$(3,395,574)
Denominator: weighted average Class B common stock
Basic and diluted weighted average shares outstanding, Class B common stock	5,750,000	5,750,000	5,750,000	5,453,297
Basic and diluted net income (loss) per share, Class B common stock	$(1.06)	$(0.46)	$(0.08)	$(0.62)
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of June 30, 2021 and as of December 31, 2020 or 2019. ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement

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NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board issued Accounting Standard Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. The Company early adopted the ASU on January 1, 2021. Adoption of the ASU did not have a material impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards updates, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.
3. Initial Public Offering.
Public Units
On March 13, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $10.4 million, inclusive of approximately $6.3 million in deferred underwriting commissions. Of the Units sold in the Initial Public Offering, 5,000,000 Units were purchased by certain domestic private pooled investment vehicles managed by Deerfield Management Company, L.P. and its affiliates (the “Deerfield Funds”).
Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-fourth of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.
4. Related Party Transactions.
Founder Shares
On December 30, 2019, the Sponsor received 4,312,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In January 2020, the Sponsor transferred 100,000 Founder Shares to each of Steven Hochberg, the Company’s President and Chief Executive Officer, Christopher Wolfe, the Company’s Chief Financial Officer and Secretary, and Richard Barasch, the Company’s Executive Chairman, and 30,000 Founder Shares to each of Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen, the Company’s independent director nominees, for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 3,922,500 Founder Shares. On February 19, 2020, the Company effected a split of its Class B common stock resulting in the

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Sponsor holding 5,360,000 Founder Shares, resulting in an increase in the total number of Founder Shares from 4,312,500 to 5,750,000.
The Founder Shares are identical to the shares of Class A common stock included in the Units being sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions.
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company sold 3,733,334 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant in a Private Placement, generating proceeds of $5.6 million.
Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. Certain proceeds of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination, the proceeds of the Private Placement will be part of the liquidating distribution to the Public Stockholders and the Warrants issued to the Sponsor will expire worthless.
Sponsor Loan
The Sponsor agreed to loan the Company up to an aggregate of $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to this Initial Public Offering. The Note was payable, without interest, upon the completion of the Initial Public Offering. The Company received the $200,000 proceeds under the Note and repaid this Note in full on March 13, 2020. Subsequent to the repayment, the facility was no longer available to the Company.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company has paid and will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees. The Company incurred $30,000 and $60,000, in expenses in connection with such services during the three and six months ended June 30, 2021, respectively, as included in general and administrative expenses — related party on the accompanying unaudited condensed consolidated statements of operations. During the three and six months ended June 30, 2020, the Company had incurred $30,000 and $60,000 in expenses in connection with such services, respectively. As of June 30, 2021 and December 31, 2020, the Company had $10,000 and $10,000 in connection with such services in accrued expenses to related parties, respectively, as included in the accompanying condensed consolidated balance sheets.
Wolfe Strategic Services Agreement
Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company will pay and has paid its Chief Financial Officer, Christopher Wolfe, $7,500 per month for his services prior to the initial Business Combination. The Company incurred $22,500 and $45,000 in expenses in connection with

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
such services during the three and six months ended June 30, 2021, as included in general and administrative expenses — related party on the accompanying unaudited condensed consolidated statements of operations, respectively. During the three and six months ended June 30, 2020, the Company had incurred $22,500 and $30,000 in expenses in connection with such services, respectively. As of June 30, 2021 and December 31, 2020, the Company had $7,500 and $7,500 in connection with such services in accrued expenses to related parties, respectively, as included in the accompanying condensed consolidated balance sheets.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required for working capital (the “Working Capital Loans”). Up to $1.1 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020, except for the foregoing, the terms of such loans, if any, have not been determined, no written agreements exist with respect to such loans and no amounts have been borrowed under such loans to date.
5. Commitments and Contingencies.
Registration Rights
The initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the initial public offering price less the underwriting discounts and commissions. The warrants that were issued in connection with the 3,000,000 over-allotment Units are identical to the Public Warrants and have no net cash settlement provisions. The underwriters exercised the over-allotment option in full on March 13, 2020.
The underwriters did not receive any underwriting discounts or commission on the Units purchased by the Deerfield Funds. The Company paid an underwriting discount of 2.0% of the per Unit offering price, or $3.6 million, at the closing of the Initial Public Offering, with an additional fee (the “Deferred Underwriting Fees”) of 3.5% of the gross offering proceeds, or $6.3 million, payable upon the Company’s completion of an Initial Business Combination. The Deferred Underwriting Fees will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
Risks and uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on its industry and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or close of the proposed transaction, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
6. Derivative Warrant Liabilities.
As of June 30, 2021 and December 31, 2020, the Company has 9,483,334 Public Warrants and Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that, as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrantholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Initial Public Offering.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock:
•
in whole and not in part;

•
at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “Description of Securities — Warrants — Public Stockholders’ Warrants” based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described in “Description of Securities — Warrants — Public Stockholders’ Warrants”;

•
if, and only if, the last reported sale price of its Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which it sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Company’s Class A common stock shall mean the average last reported sale price of its Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in its initial Business Combination.
In no event will the Company be required to net cash settle any warrant. If the Company does not complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
7. Stockholder’s Equity.
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there are no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were 23,000,000 shares of Class A common stock issued or outstanding, including 20,052,944 and 20,096,488 shares of Class A common stock subject to possible redemption, respectively.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. As of June 30, 2021 and December 31, 2020, there were 5,750,000 shares of Class B common stock issued outstanding.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
8. Fair Value Measurements.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
June 30, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Investments held in Trust Account	$230,006,825	$—	$—
Liabilities
Derivative warrant liabilities – Public Warrants	$9,947,500	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$6,458,670
December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Assets held in Trust Account:
U.S. Treasury securities	$230,253,395	$—	$—
Cash equivalents – money market funds	754	—	—
	$230,254,149	$—	$—
Liabilities
Derivative warrant liabilities – Public Warrants	$11,212,500	$—	$—
Derivative warrant liabilities – Private Warrants	$—	$—	$7,578,670
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between levels for three and six months ended June 30, 2021.
Level 1 assets include investments in money market funds that invest solely in U.S. government securities and investments in U.S. Treasury Securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

DFP HEALTHCARE ACQUISITIONS CORP.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
The fair value of Public Warrants issued in connection with the Initial Public Offering are measured based on the listed market price of such warrants, a quoted price in an active market, a Level 1 measurement. The fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model each measurement date.
For the three months ended June 30, 2021 and 2020, the Company recognized a loss to the unaudited condensed consolidated statements of operations resulting from a increase in the fair value of liabilities of approximately $3.5 million and approximately $2.5 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.
For the six months ended June 30, 2021 and 2020, the Company recognized a benefit of approximately $2.4 million and a loss of approximately $2.9 million to the unaudited condensed consolidated statements of operations resulting from a decrease and increase in the fair value of liabilities, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed consolidated statements of operations.
The estimated fair value of the Private Placement Warrants is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:
	As of June 30, 2021	As of December 31, 2020
Stock Price	$9.95	$10.80
Volatility	24.0%	24.0%
Expected life of the options to convert	5.25	5.75
Risk-free rate	0.92%	0.47%
Dividend yield	0.0%	0.0%
The change in the fair value of the warrant liabilities measured with Level 3 inputs for the three and six months ended June 30, 2021 is summarized as follows:
Level 3 – Derivative warrant liabilities at December 31, 2020	$7,578,670
Change in fair value of derivative warrant liabilities	(2,426,670)
Level 3 – Derivative warrant liabilities at March 31, 2021	$5,152,000
Change in fair value of derivative warrant liabilities	1,306,670
Level 3 – Derivative warrant liabilities at June 30, 2021	$6,458,670
9. Subsequent Events.
Management has evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the unaudited condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of DFP Healthcare
Acquisitions Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of DFP Healthcare Acquisitions Corp. (the “Company”) as of December 31, 2020 and 2019, the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from November 1, 2019 (inception) through December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the year ended December 31, 2020 and for the period from November 1, 2019 (inception) through December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.
Restatement of Financial Statements
As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “Public Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by March 13, 2022 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
May 21, 2021

DFP Healthcare Acquisitions Corp.
BALANCE SHEET
	December 31, 2020	December 31, 2019
	(As Restated – See Note 2)
Assets:
Current assets:
Cash	$916,987	$25,000
Prepaid expenses	152,474	—
Total current assets	1,069,461	25,000
Cash and investments held in Trust Account	230,254,149	—
Deferred offering costs associated with initial public offering	—	25,000
Total assets	$231,323,610	$50,000
Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued expenses	$50,000	$26,500
Accrued expenses – related parties	17,500	—
Franchise tax payable	200,050	800
Total current liabilities	267,550	27,300
Deferred underwriting commissions	6,300,000	—
Derivative warrant liabilities	18,791,170	—
Total liabilities	25,358,720	27,300
Commitments and Contingencies
Class A common stock, $0.0001 par value; 20,096,488 and -0- shares subject to possible redemption at $10.00 per share at December 31, 2020 and December 31, 2019, respectively	200,964,880	—
Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; 2,903,512 and -0- shares issued and outstanding (excluding 20,096,488 and -0- shares subject to possible redemption) at December 31, 2020 and December 31, 2019, respectively	290	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,750,000 shares issued and outstanding at December 31, 2020 and December 31, 2019(1)	575	575
Additional paid-in capital	13,341,349	24,425
Accumulated deficit	(8,342,204)	(2,300)
Total stockholders’ equity	5,000,010	22,700
Total liabilities and stockholders’ equity	$231,323,610	$50,000

(1)
As of December 31, 2019, this number includes up to 750,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters. On March 13, 2020, the underwriter exercised its over-allotment option in full; thus, the Founder Shares were no longer subject to forfeiture.

The accompanying notes are an integral part of these financial statements.

DFP Healthcare Acquisitions Corp.
STATEMENT OF OPERATIONS
	For the period from January 1, 2020 through December 31, 2020	For the period from November 1, 2019 (inception) through December 31, 2019
	(As Restated – See Note 2)
General and administrative expenses	$309,169	$1,500
General and administrative expenses – related party	175,000	—
Franchise tax expense	199,700	800
Loss from operations	(683,869)	(2,300)
Interest income from investments in Trust Account	254,149	—
Change in fair value of derivative warrant liabilities	(7,583,670)	—
Offering costs associated with derivative warrant liabilities	(315,080)	—
Income/(loss) before income tax expense	(8,328,470)	(2,300)
Income tax expense	11,434	—
Net loss	$(8,339,904)	$(2,300)
Weighted average shares outstanding of Class A common stock	23,000,000	—
Basic and diluted net loss per share, Class A	$—	$—
Weighted average shares outstanding of Class B common stock	5,602,459	5,000,000
Basic and diluted net loss per share, Class B	$(1.49)	$(0.00)
The accompanying notes are an integral part of these financial statements.

DFP Healthcare Acquisitions Corp.
STATEMENT OF CHANGE IN STOCKHOLDERS’ EQUITY
	For the period from November 1, 2019 (inception) through December 31, 2019
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – November 1, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)(2)	—	—	5,750,000	575	24,425	—	25,000
Net loss	—	—	—	—	—	(2,300)	(2,300)
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(2,300)	$22,700

(1)
This number excludes an aggregate of up to 750,000 Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters.

(2)
The share amounts have been retroactively restated to reflect the split of Class B common stock on February 19, 2020 resulting in 5,750,000 shares outstanding (see Note 4).

	For the Year Ended December 31, 2020 (As Restated – See Note 2)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2019	—	$—	5,750,000	$575	$24,425	$(2,300)	$22,700
Sale of units in initial public offering, less allocation to derivative warrant liabilities	23,000,000	2,300	—	—	223,270,200	—	223,272,500
Offering costs	—	—	—	—	(10,110,406)	—	(10,110,406)
Sale of private placement warrants to Sponsor in private placement, less allocation to derivative warrant liabilities	—	—	—	—	1,120,000	—	1,120,000
Common stock subject to possible redemption	(20,096,488)	(2,010)	—	—	(200,962,870)	—	(200,964,880)
Net loss	—	—	—	—	—	(8,339,904)	(8,339,904)
Balance – December 31, 2020	2,903,512	$290	5,750,000	$575	$13,341,349	$(8,342,204)	$5,000,010
The accompanying notes are an integral part of these financial statements.

DFP Healthcare Acquisitions Corp.
STATEMENT OF CASH FLOWS
	For the Year Ended December 31, 2020	For the period from November 1, 2019 (inception) through December 31, 2019
	(As Restated – See Note 2)
Cash Flows from Operating Activities:
Net loss	$(8,339,904)	$(2,300)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on investments held in Trust Account	(254,149)	—
Offering costs associated with derivative warrant liabilities	315,080	—
Change in fair value of derivative warrant liabilities	7,583,670	—
Changes in operating assets and liabilities:
Prepaid expenses	(152,474)	—
Accrued expenses	48,500	1,500
Accrued expenses – related parties	17,500	—
Franchise tax payable	199,250	800
Net cash used in operating activities	(582,527)	—
Cash Flows from Investing Activities
Cash deposited in Trust Account	(230,000,000)	—
Net cash used in investing activities	(230,000,000)	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds received from note payable to related party	200,000	—
Repayment of note payable to related party	(200,000)	—
Proceeds received from initial public offering, gross	230,000,000	—
Proceeds received from private placement	5,600,000	—
Offering costs paid	(4,125,486)	—
Net cash provided by financing activities	231,474,514	25,000
Net increase in cash	891,987	25,000
Cash – beginning of the period	25,000	—
Cash – end of the period	$916,987	$25,000
Supplemental disclosure of noncash activities:
Offering costs included in accrued expenses	$—	$25,000
Deferred underwriting commissions in connection with the initial public offering	$6,300,000	$—
Initial value of Class A common stock subject to possible redemption	$208,956,930	$—
Change in value of Class A common stock subject to possible redemption	$(7,992,050)	$—
The accompanying notes are an integral part of these financial statements.

DFP Healthcare Acquisitions Corp.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization, Business Operations and Basis of Presentation
Incorporation
DFP Healthcare Acquisitions Corp. (the “Company”) was incorporated as a Delaware corporation on November 1, 2019.
Sponsor
The Company’s sponsor is DFP Sponsor LLC, a Delaware limited liability company (the “Sponsor”).
Business Purpose
The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more operating businesses that it has not yet selected (“Business Combination”). The Company has neither engaged in any operations nor generated revenue to date.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 1, 2019 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) described below, and since the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering, although substantially all of the net proceeds of the Initial Public Offering are intended to be generally applied toward completing a Business Combination. Furthermore, there is no assurance that the Company will be able to successfully complete a Business Combination.
Financing
The registration statement for the Company’s Initial Public Offering was declared effective by the Securities and Exchange Commission (the “SEC”) on March 10, 2020. On March 13, 2020, the Company consummated its Initial Public Offering of 23,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”), including 3,000,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $10.4 million, inclusive of approximately $6.3 million in deferred underwriting commissions (Note 3).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 3,733,334 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating proceeds of $5.6 million (Note 4).
Trust Account
Upon the closing of the Initial Public Offering and the Private Placement, $230.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement was placed in a trust account (the “Trust Account”) and invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, which the Company refers to as the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act that invest only in direct U.S. government treasury obligations.

The Company’s second amended and restated certificate of incorporation provides that, other than the withdrawal of interest earned on the funds that may be released to the Company to pay taxes, none of the funds held in Trust Account will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of the Public Shares to its holders (the “Public Stockholders”) properly tendered in connection with a stockholder vote to amend the Company’s second amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares or with respect to any other material provision relating to stockholders’ rights or pre-initial Business Combination activity, or (iii) the redemption of 100% of the Public Shares if the Company does not complete a Business Combination within 24 months from the closing of the Initial Public Offering.
The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay its taxes, or (ii) provide the Public Stockholders with the opportunity to sell their shares to the Company by means of a tender offer for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to commencement of the tender offer, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay taxes. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001.
If the Company holds a stockholder vote in connection with a Business Combination, a Public Stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) and/or to pay its taxes. As a result, such common stock is recorded at redemption amount and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with FASB, ASC 480, “Distinguishing Liabilities from Equity.” The amount in the Trust Account is initially anticipated to be $10.00 per public share ($230.0 million held in the Trust Account divided by 23,000,000 public shares).
The Company will have 24 months from the closing of the Initial Public Offering, or until March 13, 2022, to complete its initial Business Combination (the “Combination Period”). If the Company does not complete a Business Combination within this period of time, it will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest and not previously released to the Company to fund its working capital requirements (subject to an annual limit of $500,000) (less taxes payable and up to $100,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, liquidate and dissolve the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors (the “initial stockholders”) have entered into a letter agreement with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the initial stockholders acquire shares of common stock in or after the Initial Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption of common stock or liquidation in the event the Company does not complete a Business Combination within the required time period. In the event of such a liquidating distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial price per Unit in the Initial Public Offering.
Basis of Presentation
The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).
As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s financial statements for the period as of December 31, 2020, and the year ended December 31, 2020, as of September 30, 2020 and for the three and nine months ended September 30, 2020, as of June 30, 2020 and for the three and six months ended June 30, 2020, and as of March 31, 2020 and for the three months ended March 31, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.
Going Concern
As of December 31, 2020, the Company had approximately $0.9 million in its operating bank account, working capital of approximately $0.8 million, and approximately $254,000 of interest income available in the Trust Account for working capital requirements (subject to an annual limit of $500,000) and/or to pay for the Company’s tax obligations, if any.
The Company’s liquidity needs to date have been satisfied through a $25,000 contribution from the Sponsor in exchange for the issuance of the Founder Shares to the Sponsor, the Note (defined below) of $200,000 from the Sponsor, and the proceeds from the consummation of the Private Placement not held in the Trust Account. On March 13, 2020, the Company repaid the Note in full to the Sponsor. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (see Note 4). As of December 31, 2020, there were no Working Capital Loans outstanding.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Presentation of Financial Statements — Going Concern,” management has determined that the liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after March 13, 2022.
Note 2 — Restatement of previously issued financial statements
In May 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in March 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance in March 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, with the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued in March 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$231,323,610	$—	$231,323,610
Liabilities and stockholders’ equity
Total current liabilities	$267,550	$—	$267,550
Deferred underwriting commissions	6,300,000	—	6,300,000
Derivative warrant liabilities	—	18,791,170	18,791,170
Total liabilities	6,567,550	18,791,170	25,358,720
Class A common stock, $0.0001 par value; shares subject to possible redemption	219,756,050	(18,791,170)	200,964,880
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	102	188	290
Class B common stock – $0.0001 par value	575	—	575
Additional paid-in-capital	5,442,787	7,898,562	13,341,349
Accumulated deficit	(443,454)	(7,898,750)	(8,342,204)
Total stockholders’ equity	5,000,010	—	5,000,010
Total liabilities and stockholders’ equity	$231,323,610	$—	$231,323,610
	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(683,869)	$—	$(683,869)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(7,583,670)	(7,583,670)
Financing costs – derivative warrant liabiltiies	—	(315,080)	(315,080)
Interest income from investments in Trust Account	254,149	—	254,149
Income tax expense	(11,434)	—	(11,434)
Total other (expense) income	242,715	(7,898,750)	(7,656,035)
Net loss	$(441,154)	$(7,898,750)	$(8,339,904)
Basic and Diluted weighted-average Class A common stock outstanding	23,000,000		23,000,000
Basic and Diluted net loss per Class A common shares	$0.00		$0.00
Basic and Diluted weighted-average Class B common stock outstanding	5,602,459	—	5,602,459
Basic and Diluted net loss per Class B common shares	$(0.08)	$(1.41)	$(1.49)

	For the Year Ended December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(441,154)	$(7,898,750)	$(8,339,904)
Change in fair value of derivative warrant liabilities	—	7,583,670	7,583,670
Financing Cost – derivative warrant liabilities	—	315,080	315,080
Initial value of Class A common stock subject to possible redemption	220,164,430	(11,207,500)	208,956,930
Change in fair value of Class A common stock subject to possible redemption	(408,380)	(7,583,670)	(7,992,050)
In addition, the impact to the balance sheet dated March 13, 2020, filed by the Company with the SEC on Form 8-K on March 19, 2020 related to the impact of accounting for the warrants as liabilities at fair value resulted in a $11.2 million increase to the derivative liabilities line item at March 13, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. In addition, the allocation of associated offering costs to the derivative warrant liabilities resulted in an increase to additional paid-in-capital of $0.3 million and an offsetting decrease to the accumulated deficit. There is no change to total stockholders’ equity at the reported balance sheet date.
Note 3 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. Estimating the fair value of derivative warrant liabilities on the condensed balance sheet is a significant estimate. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future conforming events. Accordingly, the actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2020, and 2019.
Investments Held in the Trust Account
The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation limit of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset, or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, and 2019, the carrying values of cash, prepaid expenses, accounts payable, accrued expenses, accrued expenses — related party, and tax obligations approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of marketable securities held in the Trust Account is comprised mainly of investments in U.S. Treasury securities with an original maturity of 185 days or less. The fair value for trading securities is determined using quoted market prices in active markets.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and were charged to stockholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.
Derivative Warrant Liabilities
The Company does not use derivative instruments to hedge its exposures to cash flow, market or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A common stock, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued 5,750,000 warrants to purchase Class A common stock to investors in the Company’s Initial Public Offering, including the over-allotment, and simultaneously issued 3,733,334 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 20,096,488 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
Net Income (Loss) Per Share of Common Stock
Net loss per share is computed by dividing net loss by the weighted-average number of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 9,483,334 of the Company’s Class A common stock in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method.
The Company’s statements of operations include a presentation of loss per share for common stock subject to redemption in a manner similar to the two-class method of income (loss) per share. Net income (loss) per common share, basic and diluted for Class A common stock is calculated by dividing the interest income earned on the investments held in the Trust Account of approximately $254,000, less approximately $211,000 of maximum allowance for tax obligations, minus approximately $43,000 for working capital allowance, resulting in no income for Class A common stock for the year ended December 31, 2020, by the weighted average number of Class A common stock outstanding for the period. Net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net loss of approximately $8.3 million, less income attributable to Class A common stock of $0, resulting in a net loss of approximately $8.3 million for the year ended December 31, 2020, by the weighted average number of Class B common stock outstanding for the period.
For the period from November 1, 2019 (inception) through December 31, 2019, net loss per common stock, basic and diluted for Class B common stock is calculated by dividing the net loss of approximately $2,300, by the weighted average number of Class B common stock outstanding for the period excluding 750,000 shares that were subject to forfeiture.
Income Taxes
The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
There were no unrecognized tax benefits as of December 31, 2020 or 2019. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2020 or 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 4 — Initial Public Offering
Public Units
On March 13, 2020, the Company consummated its Initial Public Offering of 23,000,000 Units, including 3,000,000 Over-Allotment Units, at $10.00 per Unit, generating gross proceeds of $230.0 million, and incurring offering costs of approximately $10.4 million, inclusive of approximately $6.3 million in deferred underwriting commissions. Of the Units sold in the Initial Public Offering, 5,000,000 Units were purchased by certain domestic private pooled investment vehicles managed by Deerfield Management Company, L.P. and its affiliates (the “Deerfield Funds”).
Each Unit consists of one of the Company’s shares of Class A common stock, $0.0001 par value, and one-fourth of one redeemable warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share. The exercise price and number of shares of Class A common stock issuable upon exercise of the Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation.
Note 5 — Related Party Transactions
Founder Shares
On December 30, 2019, the Sponsor received 4,312,500 shares of Class B common stock (the “Founder Shares”) in exchange for a capital contribution of $25,000, or approximately $0.004 per share. In January 2020, the Sponsor transferred 100,000 Founder Shares to each of Steven Hochberg, the Company’s President and Chief Executive Officer, Christopher Wolfe, the Company’s Chief Financial Officer and Secretary, and Richard Barasch, the Company’s Executive Chairman, and 30,000 Founder Shares to each of Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen, the Company’s independent director nominees, for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 3,922,500 Founder Shares. On February 19, 2020, the Company effected a split of its Class B common stock resulting in the Sponsor holding 5,360,000 Founder Shares, resulting in an increase in the total number of Founder Shares from 4,312,500 to 5,750,000. All shares and associated amounts have been retroactively restated. Of the 5,750,000 Founder Shares, up to 750,000 shares were subject to forfeiture by the initial stockholders depending on the exercise of the underwriters’ over-allotment option. The underwriters exercised their over-allotment option in full on March 13, 2020; thus, the Founder Shares are no longer subject to forfeiture.
The Founder Shares are identical to the shares of Class A common stock included in the Units being sold in the Initial Public Offering except that the Founder Shares are subject to certain transfer restrictions.
The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Company’s initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the closing price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination and (B) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business

Combination that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, the Company sold 3,733,334 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant in a Private Placement, generating proceeds of $5.6 million.
Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. Certain proceeds of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination, the proceeds of the Private Placement will be part of the liquidating distribution to the Public Stockholders and the Warrants issued to the Sponsor will expire worthless.
Sponsor Loan
The Sponsor agreed to loan the Company up to an aggregate of $200,000 by the issuance of an unsecured promissory note (the “Note”) to cover expenses related to this Initial Public Offering. The Note was payable, without interest, upon the completion of the Initial Public Offering. The Company received the $200,000 proceeds under the Note and repaid this Note in full on March 13, 2020.
Administrative Services Agreement
Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company has paid and will pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of the Company’s management team. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying such monthly fees. The Company incurred $100,000 and $0, in expenses in connection with such services during the year ended December 31, 2020 and the period from November 1, 2019 (inception) through December 31, 2019, respectively, as included in general and administrative expenses — related party on the accompanying statements of operations. As of December 31, 2020, and 2019, the Company had $10,000 and $0 in connection with such services in accrued expenses to related parties, respectively, as included in the accompanying balance sheets.
Wolfe Strategic Services Agreement
Commencing on the date that the Company’s securities were first listed on Nasdaq, the Company will pay and has paid its Chief Financial Officer, Christopher Wolfe, $7,500 per month for his services prior to the initial Business Combination. The Company incurred $75,000 and $0 in expenses in connection with such services during the year ended December 31, 2020 and the period from November 1, 2019 (inception) through December 31, 2019, respectively, as included in general and administrative expenses — related party on the accompanying statement of operations. As of December 31, 2020, and 2019, the Company had $7,500 and $0 in connection with such services in accrued expenses to related parties, respectively, as included in the accompanying balance sheets.
Working Capital Loans
In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required for working capital (the “Working Capital Loans”). Up to $1.1 million of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2020, except for the foregoing, the terms of such loans, if any, have not been determined, no written agreements exist with respect to such loans and no amounts have been borrowed under such loans to date.

Note 6 — Commitments and Contingencies
Registration Rights
The initial stockholders and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement. The initial stockholders and holders of the Private Placement Warrants will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option to purchase up to 3,000,000 additional Units to cover any over-allotments, at the initial public offering price less the underwriting discounts and commissions. The warrants that were issued in connection with the 3,000,000 over-allotment Units are identical to the public warrants and have no net cash settlement provisions. The underwriters exercised the over-allotment option in full on March 13, 2020.
The underwriters did not receive any underwriting discounts or commission on the Units purchased by the Deerfield Funds. The Company paid an underwriting discount of 2.0% of the per Unit offering price, or $3.6 million, at the closing of the Initial Public Offering, with an additional fee (the “Deferred Underwriting Fees”) of 3.5% of the gross offering proceeds, or $6.3 million, payable upon the Company’s completion of an Initial Business Combination. The Deferred Underwriting Fees will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its initial Business Combination.
Risks and uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic on its industry and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 7 — Derivative Warrant Liabilities
As of December 31, 2020, the Company had 5,750,000 Public Warrants and 3,733,334 Private Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their Public Warrants on a cashless basis under certain circumstances). The Company has agreed that, as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC and have declared effective a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a

“cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will be non-redeemable for cash so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units being sold in the Initial Public Offering.
The Company may call the Public Warrants for redemption:
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last reported sales price of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.
In addition, commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants for shares of Class A common stock:
•
in whole and not in part;

•
at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table set forth under “Description of Securities — Warrants — Public Stockholders’ Warrants” based on the redemption date and the “fair market value” of our Class A common stock (as defined below) except as otherwise described in “Description of Securities — Warrants — Public Stockholders’ Warrants”;

•
if, and only if, the last reported sale price of its Class A common stock equals or exceeds $10.00 per share (as adjusted per stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which it sends the notice of redemption to the warrant holders;

•
if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The “fair market value” of the Company’s Class A common stock shall mean the average last reported sale price of its Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. This redemption feature differs from the typical warrant redemption features used in other blank check offerings.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.
Pursuant to the warrant agreement, references above to Class A common stock shall include a security other than Class A common stock into which the Class A common stock has been converted or exchanged for in the event the Company is not the surviving company in its initial Business Combination.
In no event will the Company be required to net cash settle any warrant. If the Company does not complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 8 — Stockholders’ Equity
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. At December 31, 2020, and 2019, there are no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of December 31, 2020, there were 23,000,000 shares of Class A common stock issued or outstanding, including 21,975,605 shares of Class A common stock subject to possible redemption. As of December 31, 2019, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each share. On December 30, 2019, the Company initially issued 4,312,500 shares of Class B common stock. On February 19, 2020, in connection with the proposed increase of the size of the Initial Public Offering, the Company effected a split of its Class B common stock resulting in the Sponsor holding 5,360,000 Founder Shares and an increase in the total number of Class B common stock outstanding from 4,312,500 to 5,750,000. Of the 5,750,000 shares of Class B common stock outstanding, up to 750,000 shares were subject to forfeiture to the Company to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the initial stockholders would collectively own 20% of the Company’s issued and outstanding common stock after the Initial Public Offering. All shares and associated amounts have been retroactively restated. The underwriters exercised their over-allotment option in full on March 13, 2020; thus, the 750,000 shares of Class B common stock were no longer subject to forfeiture. As of December 31, 2020, and 2019, there were 5,750,000 shares of Class B common stock issued outstanding.
The Class B common stock will automatically convert into Class A common stock at the time of the Initial Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by Public Stockholders), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 9 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets
Assets held in Trust Account:
U.S. Treasury securities	$230,253,395	$—	$—
Cash equivalents – money market funds	754	—	—
	$230,254,149	$—	$—
Liabilities
Derivative warrant liabilities -Public Warrants	$11,212,500	$—	$—
Derivative warrant liabilities -Private Warrants	$—	$—	$7,578,670
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the year ended December 31, 2020. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in June 2020, upon trading of the Public Warrants in an active market.
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, beginning in June 2020.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
There were no assets or liabilities measured at fair value on a recurring basis as of December 31, 2019.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:
	As of March 13, 2020	As of December 31, 2020
Stock Price	$9.71	$10.80
Volatility	18.2%	24.0%
Expected life of the options to convert	6.55	5.75
Risk-free rate	0.85%	0.47%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the year ended December 31, 2020 is summarized as follows:
Level 3 derivative warrant liabilities at January 1, 2020	$—
Issuance of Public and Private Warrants on March 13, 2021	11,207,500
Transfer of Public Warrants to Level 1	(6,957,500)
Change in fair value of derivative warrant liabilities	3,328,670
Level 3 derivative warrant liabilities at December 31, 2020	$7,578,670
Note 10. Quarterly financial information (unaudited)
The following tables contain unaudited quarterly financial information for the three months ended March 31, 2020, for the three and six months ended June 30, 2020, and for the three and nine months ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.
	As of March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$231,843,054	$—	$231,843,054
Liabilities and stockholders’ equity
Total current liabilities	$390,929	$—	$390,929
Deferred underwriting commissions	6,300,000	—	6,300,000
Derivative warrant liabilities	—	11,624,170	11,624,170
Total liabilities	6,690,929	11,624,170	18,315,099
Class A common stock, $0.0001 par value; shares subject to possible redemption	220,152,120	(11,624,170)	208,527,950
Stockholders’ equity
Preferred stock – $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	98	117	215
Class B common stock – $0.0001 par value	575	—	575
Additional paid-in-capital	5,046,721	731,633	5,778,354
Accumulated deficit	(47,389)	(731,750)	(779,139)
Total stockholders’ equity	5,000,005	—	5,000,005
Total liabilities and stockholders’ equity	$231,843,054	$—	$231,843,054

	For the Three Months Ended March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(87,774)	$—	$(87,774)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(416,670)	(416,670)
Financing cost – derivative warrant liabilities	—	(315,080)	(315,080)
Interest earned on marketable securities held in Trust Account	42,685	—	42,685
Total other (expense) income	42,685	(731,750)	(689,065)
Net loss	$(45,089)	$(731,750)	$(776,839)
Basic and Diluted weighted-average Class A common stock	23,000,000		23,000,000
Basic and Diluted net loss per Class A common stock	$0.00		$0.00
Basic and Diluted weighted-average Class B common stock	5,750,000	(593,407)	5,156,593
Basic and Diluted net loss per Class B common stock	$(0.01)	$(0.14)	$(0.15)
	For the Three Months Ended March 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(45,089)	$(731,750)	$(776,839)
Change in fair value of derivative warrant liabilities	—	416,670	416,670
Fiancing Cost- derivative warrant liabilities	—	315,080	315,080
Initial value of Class A common stock subject to possible redemption	220,164,430	(11,207,500)	208,956,930
Change in fair value of Class A common stock subject to possible redemption	(12,310)	(416,670)	(428,980)
	As of June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$231,466,990	$—	$231,466,990
Liabilities and stockholders’ equity
Total current liabilities	$130,600	$—	$130,600
Deferred underwriting commissions	6,300,000	—	6,300,000
Derivative warrant liabilities	—	14,127,170	14,127,170
Total liabilities	6,430,600	14,127,170	20,557,770
Class A common stock, $0.0001 par value; shares subject to possible redemption	220,036,380	(14,127,170)	205,909,210
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	100	141	241
Class B common stock – $0.0001 par value	575	—	575
Additional paid-in-capital	5,162,459	3,234,609	8,397,068
Accumulated deficit	(163,124)	(3,234,750)	(3,397,874)
Total stockholders’ equity	5,000,010	—	5,000,010
Total liabilities and stockholders’ equity	$231,466,990	$—	$231,466,990

	For the Three Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(194,558)	$—	$(194,558)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(2,503,000)	(2,503,000)
Interest earned on marketable securities held in Trust Account	78,823	—	78,823
Total other (expense) income	78,823	(2,503,000)	(2,424,177)
Net loss	$(115,735)	$(2,503,000)	$(2,618,735)
Basic and Diluted weighted-average Class A common stock	23,000,000		23,000,000
Basic and Diluted net loss per Class A common stock	$0.00		$0.00
Basic and Diluted weighted-average Class B common stock	5,750,000		5,750,000
Basic and Diluted net loss per Class B common stock	$(0.03)	$(0.43)	$(0.46)
	For the Six Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(282,332)	$—	$(282,332)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(2,919,670)	(2,919,670)
Financing cost – derivative warrant liabilities	—	(315,080)	(315,080)
Interest earned on marketable securities held in Trust Account	121,508	—	121,508
Total other (expense) income	121,508	(3,234,750)	(3,113,242)
Net loss	$(160,824)	$(3,234,750)	$(3,395,574)
Basic and Diluted weighted-average Class A common shares outstanding	23,000,000	—	23,000,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B common shares outstanding	5,750,000	(296,703)	5,453,297
Basic and Diluted net loss per Class B share	$(0.04)	$(0.58)	$(0.62)

	For the Six Months Ended June 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(160,824)	$(3,234,750)	$(3,395,574)
Change in fair value of derivative warrant liabilities	—	2,919,670	2,919,670
Fiancing Cost – derivative warrant liabilities	—	315,080	315,080
Initial value of Class A common stock subject to possible redemption	220,164,430	(11,207,500)	208,956,930
Change in fair value of Class A common stock subject to possible redemption	(128,050)	(2,919,670)	(3,047,720)
	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Balance Sheet
Total assets	$231,395,659	$—	$231,395,659
Liabilities and stockholders’ equity
Total current liabilities	$196,929	$—	$196,929
Deferred underwriting commissions	6,300,000	—	6,300,000
Derivative warrant liabilities	—	16,406,170	16,406,170
Total liabilities	6,496,929	16,406,170	22,903,099
Class A common stock, $0.0001 par value; shares subject to possible redemption	219,898,720	(16,406,170)	203,492,550
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Class A common stock – $0.0001 par value	101	164	265
Class B common stock – $0.0001 par value	575	—	575
Additional paid-in-capital	5,300,118	5,513,586	10,813,704
Accumulated deficit	(300,784)	(5,513,750)	(5,814,534)
Total stockholders’ equity	5,000,010	—	5,000,010
Total liabilities and stockholders’ equity	$231,395,659	$—	$231,395,659
	Three Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(198,480)	$—	$(198,480)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(2,279,000)	(2,279,000)
Interest income from investments in Trust Account	73,393	—	73,393
Income tax expense	(12,573)	—	(12,573)
Total other (expense) income	60,820	(2,279,000)	(2,218,180)
Net loss	$(137,660)	$(2,279,000)	$(2,416,660)
Basic and Diluted weighted-average Class A common stock	23,000,000		23,000,000
Basic and Diluted net loss per Class A common stock	$0.00		$0.00
Basic and Diluted weighted-average Class B common stock	5,750,000		5,750,000
Basic and Diluted net loss per Class B common stock	$(0.02)	$(0.40)	$(0.42)

	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(480,812)	$—	$(480,812)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(5,198,670)	(5,198,670)
Financing cost – derivative warrant liabilities	—	(315,080)	(315,080)
Interest income from investments in Trust Account	194,901	—	194,901
Income tax expense	(12,573)	—	(12,573)
Total other (expense) income	182,328	(5,513,750)	(5,331,422)
Net loss	$(298,484)	$(5,513,750)	$(5,812,234)
Basic and Diluted weighted-average Class A common shares outstanding	23,000,000	—	23,000,000
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B common shares outstanding	5,750,000	(197,080)	5,552,920
Basic and Diluted net loss per Class B share	$(0.05)	$(1.00)	$(1.05)
	For the Nine Months Ended September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(298,484)	$(5,513,750)	$(5,812,234)
Change in fair value of derivative warrant liabilities	—	5,198,670	5,198,670
Fiancing Cost – derivative warrant liabilities	—	315,080	315,080
Initial value of Class A common stock subject to possible redemption	220,164,430	(11,207,500)	208,956,930
Change in fair value of Class A common stock subject to possible redemption	(265,710)	(5,198,670)	(5,464,380)
Note 11 — Income Taxes
The Company’s taxable income primarily consists of interest income on the Trust Account, less any franchise taxes. The Company’s formation and operating costs are generally considered start-up costs and are not currently deductible.
The income tax provision (benefit) for the year ended December 31, 2020 consists of the following:
	December 31, 2020	December 31, 2019
Current
Federal	$11,434	$—
State	—	—
Deferred
Federal	(101,676)	(483)
State	—	—
Valuation allowance	101,676	483
Income tax provision	11,434	—

The provision for income taxes was deemed to be de minimis for the period from November 1, 2019 (inception) through December 31, 2019.
The Company’s net deferred tax assets are as follows:
	December 31, 2020	December 31, 2019
Deferred tax assets:
Start-up/Organization costs	$101,676	$315
Net operating loss carryforwards	—	168
Total deferred tax assets	101,676	483
Valuation allowance	(101,676)	(483)
Deferred tax asset, net of allowance	$—	$—
In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2020 and for the period from November 1, 2019 (inception) to December 31, 2019, the valuation allowance was $101,676 and $483, respectively.
A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate is as follows:
	December 31, 2020	December 31, 2019
Statutory federal income tax	$(1,748,979)	$(483)
Change in fair value of derivative warrant liabilities	(1,450,150)	—
Financing costs – derivative warrant liabilities	(2,503)	—
Change in valuation allowance	3,213,065	483
Income tax expense	$11,434	$—
There were no unrecognized tax benefits as of December 31, 2020, and 2019. No amounts were accrued for the payment of interest and penalties as of December 31, 2020, and 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Note 12 — Subsequent Events
Management has evaluated subsequent events and transactions that occurred after the balance sheet date up through the date the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

TOI Parent, Inc.
Condensed Consolidated Balance Sheets
(In US Dollars, except share data)
(Unaudited)
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$15,168,657	$5,997,530
Accounts receivable	19,910,573	17,145,910
Other receivables	652,247	112,663
Inventories, net	4,688,420	4,354,232
Prepaid expenses	1,860,417	2,109,256
Deferred transaction costs	6,084,908	—
Total current assets	48,365,222	29,719,591
Property and equipment, net	2,792,896	2,104,225
Intangible assets, net	18,781,857	19,515,569
Goodwill	15,680,160	14,226,674
Other assets	183,159	122,509
Total assets	$85,803,294	$65,688,568
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$187,500	$5,367,758
Accounts payable	13,713,608	12,643,024
Income taxes payable	1,777,872	1,143,956
Accrued expenses and other current liabilities	11,813,304	9,452,120
Total current liabilities	27,492,284	28,606,858
Long-term debt, net of unamortized debt issuance costs and current portion	4,690,299	6,561,238
Other non-current liabilities	1,383,373	806,186
Deferred income taxes	1,833,507	1,612,769
Total liabilities	35,399,463	37,587,051
6% cumulative preferred shares, $0.001 par value. Authorized 20,000 shares; 11,451 shares issued and outstanding at June 30, 2021 and 10,000 issued and outstanding at December 31, 2020	100,113,700	80,113,700
Stockholders’ deficit:
Common shares, $0.0001 par value. Authorized 400,000 shares; 100 shares issued and outstanding at June 30, 2021 and December 31, 2021	—	—
Additional paid-in capital	387,352	294,413
Accumulated deficit	(50,097,221)	(52,306,596)
Total stockholders’ deficit	(49,709,869)	(52,012,183)
Total liabilities, cumulative preferred shares and stockholders’ deficit	$85,803,294	$65,688,568
Note:   The Company’s unaudited condensed consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The unaudited condensed consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $28,178,942 and $22,638,470 as of June 30, 2021 and December 31, 2020, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the primary beneficiary of $48,033,426 and $40,426,148 as of June 30, 2021 and December 31, 2020, respectively. See Note 17 — Variable Interest Entities for further details.
See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.
Condensed Consolidated Statement of Operations
(In US Dollars, except share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Revenue
Patient services	$29,786,200	$29,909,033	$59,408,367	$57,321,629
Dispensary	17,781,800	15,554,834	35,399,842	30,184,568
Clinical trials & other	2,275,312	1,815,723	3,615,367	3,793,340
Total operating revenue	49,843,312	47,279,590	98,423,576	91,299,537
Operating expenses
Direct costs – patient services	23,573,882	24,642,604	46,659,681	48,752,102
Direct costs – dispensary	15,237,093	12,842,511	30,359,910	25,464,586
Direct costs – clinical trials & other	143,087	306,336	311,758	620,754
Selling, general and administrative expense	11,212,349	8,547,253	22,390,429	17,369,582
Depreciation and amortization	794,096	801,167	1,571,378	1,595,744
Total operating expenses	50,960,507	47,139,871	101,293,156	93,802,768
(Loss) income from operations	(1,117,195)	139,719	(2,869,580)	(2,503,231)
Other non-operating (income) expense
Interest expense	81,411	110,751	181,911	151,870
Gain on debt extinguishment	(5,186,341)	—	(5,186,341)	—
Other, net	3,652	(1,018,431)	(1,072,144)	6,447,352
Total other non-operating (income) expense	(5,101,278)	(907,680)	(6,076,574)	6,599,222
Income (loss) before provision for income taxes	3,984,083	1,047,399	3,206,994	(9,102,453)
Income tax (expense) benefit	(780,058)	(29,211)	(997,619)	274,912
Net income (loss)	$3,204,025	$1,018,188	$2,209,375	$(8,827,541)
Income (loss) per share attributable to TOI Parent, Inc. common stockholders:
Basic	$27.98	$101.82	$19.29	$(882.75)
Diluted	26.96	101.82	18.93	(882.75)
Weighted average number of shares outstanding:
Basic	114,510	10,000	114,510	10,000
Diluted	118,854	10,000	116,742	10,000
See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.
Condensed Consolidated Statements of Convertible Preferred Shares and Changes in Stockholders’ Deficit
(In US Dollars, except share data)
(Unaudited)
	Cumulative Preferred Shares		Common Shares		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December, 31, 2019	10,000	$48,143,362	—	—	$94,007	$(6,015,023)	$(5,921,016)
Net loss	—	—	—	—	—	(9,845,729)	(9,845,729)
Share-based compensation expense	—	—	—	—	34,106	—	34,106
Balance at March 31, 2020	10,000	48,143,362	—	—	128,113	(15,860,752)	(15,732,639)
Net income	—	—	—	—	—	1,018,188	1,018,188
Share-based compensation expense	—	—	—	—	42,220	—	42,220
Balance at June 30, 2020	10,000	$48,143,362	—	—	$170,333	$(14,842,564)	$(14,672,231)
	Cumulative Preferred Shares		Common Shares		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December, 31, 2020	10,000	$80,113,700	100	—	$294,413	$(52,306,596)	$(52,012,183)
Net loss	—	—	—	—	—	(994,650)	(994,650)
Series A Preferred Shares issued	1,451	20,000,000	—	—	—	—	—
Share-based compensation expense	—	—	—	—	41,667	—	41,667
Balance at March 31, 2021	11,451	100,113,700	100	—	336,080	(53,301,246)	(52,965,166)
Net income	—	—	—	—	—	3,204,025	3,204,025
Share-based compensation expense	—	—	—	—	51,272	—	51,272
Balance at June 30, 2021	11,451	$100,113,700	100	—	$387,352	$(50,097,221)	$(49,709,869)
See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent, Inc.
Condensed Consolidated Statement of Cash Flows
(In US Dollars)
(Unaudited)
	Six Months Ended
	June 30, 2021	June 30, 2020
Cash flows from operating activities:
Net income (loss)	$2,209,375	$(8,827,541)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	1,571,378	1,595,744
Amortization of debt issuance costs	35,311	24,136
Impairment loss	—	7,500,000
Share-based compensation	92,939	76,326
Deferred tax liability	220,738	(920,948)
Gain on debt extinguishment	(5,186,341)	—
Bad debt recovery	(721,522)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,794,326)	(3,589,187)
Inventories	(271,532)	(1,210,607)
Other receivables	(390,186)	118,138
Prepaid expenses	248,839	(22,413)
Other current assets	(6,084,908)	—
Other assets	(60,650)	(12,069)
Accrued expenses and other current liabilities	1,487,231	4,210,460
Income taxes payable	633,916	588,336
Accounts payable	950,584	4,601,386
Other non-current liabilities	393,358	(128,994)
Net cash provided by (used in) operating activities	(6,665,796)	4,002,767
Cash flows from investing activities:
Purchases of property and equipment	(1,026,337)	(568,595)
Purchases of intangible asset in acquisition	(200,000)	—
Cash paid for acquisition, net	(827,457)	(150,000)
Issuance of notes receivable	—	(7,500,000)
Net cash (used in) investing activities	(2,053,794)	(8,218,595)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	12,492,758
Principal payments on long-term debt	(2,093,750)	(93,750)
Principal payments on capital leases	(15,533)	(18,407)
Deferred offering costs	—	(342,500)
Issuance of preferred stock	20,000,000	—
Net cash provided by financing activities	17,890,717	12,038,101
Net increase in cash	9,171,127	7,822,273
Cash at beginning of period	5,997,530	2,446,201
Cash at end of period	$15,168,657	$10,268,474
Supplemental disclosure of non-cash investing and financing activities:
Interest and principal forgiven from Paycheck Protection Program loans	$5,186,341	$99,618
Capital leases obtained in exchange for capital lease liabilities	—	—
Cash paid for:
Income taxes	$252,537	$57,700
Interest	137,119	82,081
See accompanying notes to the unaudited condensed consolidated financial statements.

TOI Parent Inc.
Notes to Condensed Consolidated Financial Statements
As of June 30, 2021 and December 31, 2020 and For the Six Months Ended June 30, 2021 and 2020
(In US Dollars)
(Unaudited)
Note 1.   Description of the Business
Founded in 2018, TOI Parent, Inc. (“TOI Parent”) is the successor entity to The Oncology Institute CA, a Professional Corporation (“TOI CA”), which was founded in 2007. TOI Parent is a community oncology practice that operates value-based oncology services platforms. TOI Parent has three wholly-owned subsidiaries, TOI Acquisition, LLC (“TOI Acquisition”), TOI Management, LLC (“TOI Management”), and Hope, Health, and Healing Center, LLC (“HHHC”). Additionally, TOI Management holds master services agreements that confer controlling financial interests to TOI CA and its wholly-owned subsidiary Innovative Clinical Research Institute, LLC (“ICRI”) as well as The Oncology Institute FL, LLC (“TOI FL,” together with TOI Parent, TOI CA, and ICRI, the “Company”).
Concurrent with its founding in 2018, TOI Parent entered into a purchase agreement among TOI Acquisition, TOI Management, HHHC, Richy Agajanian Holdings, TOI CA, ICRI, and Richy Agajanian, M.D., not individually but in his capacity as the representative of the shareholders of TOI CA. As a result of the purchase, a portion of TOI Parent was sold to TOI HC I, LLC; M33 Growth I L.P.; TOI M, LLC; and OncologyCare Partners, LLC.
Operationally, the Company’s medical centers provide a complete suite of medical oncology services including: physician services, in-house infusion and pharmacy, clinical trials, educational seminars, support groups, counseling, and 24/7 patient assistance. TOI’s mission is to heal and empower cancer patients through compassion, innovation, and state-of-the-art medical care. The Company brings comprehensive, integrated cancer care into the community setting, including clinical trials, palliative care programs, stem cell transplants, transfusions, and other care delivery models traditionally associated with non-community-based academic and tertiary care settings. In addition, the Company, through ICRI, performs cancer clinical trials through a network of experienced cancer care specialists. ICRI conducts clinical trials for a broad range of pharmaceutical and medical device companies from around the world.
The Company has more than 70 oncologists and mid-level professionals across more than 40 clinic locations located within four states: California, Nevada, Arizona, and Florida. TOI CA is comprised of the clinic locations in California, Nevada, and Arizona and TOI FL is comprised of the clinic locations in Florida. The Company has contractual relationships with multiple payors, serving Medicare, including Medicare Advantage, MediCal, and commercial patients.
Note 2.   Summary of Significant Accounting Policies
Unaudited Interim Financial Information
The accompanying interim condensed consolidated financial statements are unaudited and have been prepared in accordance with Article 10 of Regulation S-X issued by the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and note disclosures required by U.S. generally accepted accounting principles (“GAAP”) for complete financial statements. However, the Company believes that the disclosures are adequate to make that information not misleading. In the opinion of management, all adjustments (of normal and recurring nature) considered necessary for fair presentation have been reflected in these interim statements. As such, the information included in the accompanying unaudited interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes as of, and for the year ended December 31, 2020, issued on June 27, 2021.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of TOI Parent, its subsidiaries, all of which are controlled by the Parent through majority voting control or are variable interest entities (“VIEs”) for which TOI Parent (through TOI Management) is the primary beneficiary. The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity or voting interest model. All significant intercompany balances and transactions have been eliminated in consolidation.
Variable Interest Entities
The Company consolidates entities for which it has a variable interest and is determined to be the primary beneficiary. Noncontrolling interests in less-than-wholly-owned consolidated subsidiaries of the Company are presented as a component of total equity, to the extent they are material, to distinguish between the interests of the Company and the interests of the noncontrolling owners. Revenues, expenses, and income from these subsidiaries are included in the consolidated amounts as presented on the consolidated statements of operations.
The Company holds variable interests in clinical practices, for which it cannot legally own, as a result of entering into master services agreements (“MSAs”) with such practices. TOI Parent holds a variable interest in TOI CA, which is a VIE. The Company is the primary beneficiary of TOI CA and thus, consolidates TOI CA in its financial statements. Further, as a result of the February 2021 acquisition, discussed in Note 16, the Company holds an additional variable interest in TOI FL, which was determined to be a VIE. The Company determined that it is a primary beneficiary of TOI FL and thus, consolidates the entity in its financial statements. As discussed in Note 17, the shareholders of the Company’s consolidating VIEs own a minority of the issued and outstanding common shares of the Company.
Business Combinations
The Company accounts for all transactions that represent business combinations using the acquisition method of accounting under Accounting Standards Codification Topic No. 805, Business Combinations (“ASC 805”). Per ASC 805, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date an entity obtains control of the acquiree. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period (defined as the date through which all information required to identify and measure the consideration transferred, the assets acquired, the liabilities assumed, and the noncontrolling interests obtained, limited to one year from the acquisition date) are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration exchanged in the acquisition over the fair value of the net assets acquired.
Segment Reporting
The Company presents the financial statements by segment in accordance with Accounting Standard Codification Topic No. 280, Segment Reporting (“ASC 280”) to provide investors with transparency into how the chief operating decision maker (“CODM”) manages the business. The Company determined the CODM is its Chief Executive Officer. The CODM reviews financial information and allocates resources across three operating segments: patient services, dispensary, and clinical trials & other. Each of the operating segments is also a reporting segment as described further in Note 20.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions. Significant items subject to such estimates and assumptions include estimated accounts receivable, useful lives and recoverability of long-lived and intangible assets, recoverability of goodwill, fair values of acquired assets and assumed liabilities in business combinations, fair value of goodwill, judgements related to revenue recognition, and deferred income taxes.

Net Income (Loss) Per Share
The Company has not issued substantive common shares since inception. The Company’s Series A Preferred Shares are considered in-substance common stock since the net income (loss) of the Company is attributable to the Series A Preferred shareholders, and therefore, they are included in the denominator to calculate net income (loss) per share.
Basic and diluted net loss per share is calculated by dividing net income (loss) attributable to TOI Parent, Inc. by the weighted average Series A Preferred Shares, on an as-converted basis (see Note 19), and common shares issued and outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted average number of Series A Preferred Shares and common shares used in the basic income (loss) per share calculation plus the number of potential common shares that would be issued assuming exercise of all potentially dilutive instruments. Potentially dilutive instruments are excluded from the calculation of diluted income (loss) per share if the effect of including such instruments is anti-dilutive.
The Company uses the treasury stock method to calculate the potentially dilutive effect of stock options.
Emerging Growth Company
Pursuant to the special purpose acquisition company (“SPAC”) transaction described in Note 22, the Company anticipates qualifying as an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company, nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
Recently Issued Accounting Standards
In June 2020, the FASB issued Accounting Standards Update 2020-05, Leases (Topic 842), Effective Dates for Certain Entities (“ASU 2020-05”), which deferred the effective dates of Accounting Standards Update 2016-02, Leases (Topic 842) (“ASU 2016-02”) in order to respond to the significant business and capital market disruptions caused by the COVID-19 pandemic. In February 2016, the Board issued ASU 2016-02, with an effective date for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities. For all other entities, ASU 2016-02 was effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In November 2019, the Board issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The amendments in ASU 2019-10 deferred the effective dates for ASU 2016-02 for entities in the “all other” category by an additional year. Therefore, ASU 2016-02 was effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments in ASU 2020-05 defer the effective date for one year for entities in the “all other” category that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of ASU 2016-02. Therefore, under the amendments, ASU 2016-02 is effective for entities within the “all other” category for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Given the Company’s assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the “all other” category.
In February 2016, the FASB issued ASU 2016-02, which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases), whereas under current accounting standards the Company’s lease portfolio consists primarily of operating leases and is not recognized on its consolidated balance sheets. The Company will adopt ASC 842 effective January 1, 2022, using the alternative modified transition method and will record a cumulative-effect adjustment to the opening balance of retained earnings as of that date. Prior periods will not be restated. The Company believes the largest impact will be on the consolidated balance sheets for the accounting of facilities-related leases, which represents a majority of its operating leases it has entered into as a lessee. These leases will be recognized under the new standard as ROU assets and operating lease liabilities. The Company will also provide expanded disclosures for its leasing arrangements. The results of operations are not expected to significantly change after adoption of the new standard.
In June 2016, the FASB issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued Accounting Standard Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2018-19”), which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued Accounting Standard Update 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), in May 2019, the FASB issued Accounting Standards Update 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), and in November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2019-10”), to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU 2016-13, the Company does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements.
In January 2017, the FASB issued Accounting Standards Update 2017-04, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment (“ASU 2017-04”). This new standard allows entities to eliminate Step 2 from the goodwill impairment test. Entities should perform their goodwill impairment tests by comparing the fair value of a reporting unit with its carrying amount and recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. Entities should apply the amendments in ASU 2017-04 on a prospective basis and is effective for entities in the “all other” category for fiscal years beginning after December 15, 2021. Given the Company’s assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the “all other” category. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.
In December 2019, the FASB issued Accounting Standards Update 2019-12, Simplifying the Accounting for Income Taxes which amends ASC 740, Income Taxes (“ASC 740”) (“ASU 2019-12”). This new standard is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. The new standard is effective for the Company beginning January 1, 2022. The guidance in the new standard has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.

In August 2020, the FASB issued Accounting Standards Update 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”). This new standard simplifies the accounting for certain convertible instruments by removing the separation models for convertible debt with a cash conversion feature and for convertible instruments with a beneficial conversion feature. As a result, more convertible instruments will be reported as a single liability instrument with no separate accounting for embedded conversion features. Additionally, this new standard amends the diluted earnings per share calculation for convertible instruments by requiring the use of the if-converted method. The treasury stock method is no longer available. Entities may adopt ASU 2020-06 either through a modified or fully retrospective method of transition and is effective for entities in the “all other” category for fiscal years beginning after December 15, 2023. Given the Company’s assessment that it will likely qualify as an EGC pending a SPAC transaction, it would be considered to belong in the “all other” category. The Company is currently evaluating the effect of this ASU on the Company’s condensed consolidated financial statements and related disclosures.
Note 3.   Significant Risks and Uncertainties Including Business and Credit Concentrations
Interest Rate Risk
The London Interbank Offered Rate (“LIBOR”) may be eliminated in the near future. It is expected that a number of banks currently reporting information used to set LIBOR will stop doing so at the end of 2021 when their reporting commitments end. This will either end the publication of LIBOR immediately or degrade its quality such that it would no longer be a relevant metric to the Company. Change in LIBOR could affect the interest rates of the revolving credit facility and unsecured note payable. If LIBOR is no longer available, the Company will pursue alternative interest rate calculations in its revolving credit facility and unsecured note payable. However, if no alternative can be determined, the LIBOR rate component will no longer be used in determining the rates. As of June 30, 2021 and December 31, 2020, the potential effect of no longer using the LIBOR rate component to the Company’s interest rates would not have had a material effect on the interest rate in the credit facility or the note, thus the discontinuation of LIBOR is not expected to have a material effect on the Company’s financial statements.
Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.
Cash accounts in a financial institution may, at times, exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per account. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.
The Company’s accounts receivable has implicit collection risk. The Company grants credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. The Company believes this risk is partially mitigated by the Company’s establishment of long-term agreements and relationships with third-party payors that provide the Company with insight into historic collectability and improve the collections process.
Revenue Concentration Risk
The concentration of net revenue on a percentage basis for major payors at June 30, 2021 and 2020 are as follows:
	Six Months Ended
	June 30, 2021	June 30, 2020
Percentage of net revenue:
Payor A	17%	16%
Payor B	14%	16%

The concentration of gross receivables on a percentage basis for major payors at June 30, 2021 and December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020
Percentage of gross receivables:
Payor B	36%	11%
Payor D	28%	21%
Payor E	11%	2%
Payor F	13%	5%
All of the Company’s revenue is generated from Customers located in the United States.
Vendor Concentration Risk
The concentration of cost of sales on a percentage basis for major payors at June 30, 2021 and 2020 are as follows:
	Six Months Ended
	June 30, 2021	June 30, 2020
Percentage of cost of sales:
Vendor A	49%	55%
Vendor B	49%	44%
The concentration of gross payables on a percentage basis for major payors at June 30, 2021 and December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020
Percentage of gross payables:
Vendor A	44%	42%
Vendor B	42%	48%
COVID-19 Pandemic
In January 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel strain of coronavirus (“COVID-19”). In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this coronavirus, a pandemic. The resulting measures to contain the spread and impact of COVID-19 and other developments related to COVID-19 affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the six months ended June 30, 2021, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses. As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. In total, the CARES Act, PPPHCE Act, and the CAA authorize $178 billion in funding to be distributed to hospitals and other healthcare providers through the Public Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. During the six months ended June 30, 2021 and the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures.
The Company received $4,992,758 in Paycheck Protection Program (“PPP”) loans under the CARES Act. PPP loans may be eligible for forgiveness if the funds were used for eligible payroll costs, payments on business mortgage interest payments, rent, or utilities during either the 8- or 24-week period after disbursement (see Note 11). The Company has elected to account for the loans as current debt until such loans are forgiven. Forgiveness was received during the six months ended June 30, 2021, and as such, the Company recognized the loan principal balance and accrued interest as a gain on debt extinguishment in the condensed consolidated income statements.
The Company received $2,726,856 from CMS under the Accelerated and Advance Payment Program which is an advance on future Medicare payments and will be recouped from future payments due to the Company by Medicare after 120 days. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped against Medicare payments according to the repayment terms. As of June 30, 2021 and December 31, 2020, the Medicare accelerated payments are reflected within accrued expenses and other current liabilities in the consolidated balance sheets. The $2,726,856 is expected to be fully recouped during 2021.
The Company received funding from United States Department of HHS as part of the Provider Relief Funding under the CARES Act. Provider Relief Funding is paid in the form of a grant and does not require repayment if used to cover lost revenue, as defined, attributable to COVID-19 and healthcare-related expenses, as defined, including qualifying direct labor, paid or purchased to prevent, prepare for, and respond to COVID-19. Under International Accounting Standard 20, Accounting for Government Grants (“IAS 20”), grants are recognized when an entity has reasonable assurance that 1) it will comply with the relevant conditions and 2) the grant will be received. The Company recognized the $1,022,520 in other income related to the HHS funding during the six months ended June 30, 2021 by applying IAS 20 by analogy.
Note 4.   Accounts Receivable
The Company’s accounts receivable consists primarily of amounts due from third-party payors and patients.
Accounts receivable as of June 30, 2021 and December 31, 2020 consist of the following:
	June 30, 2021	December 31, 2020
Oral drug accounts receivable	$2,353,683	$2,307,872
Capitated accounts receivable	1,016,588	353,250
FFS accounts receivable	12,686,219	10,962,394
Clinical trials accounts receivable	1,791,539	1,718,846
Other trade receivables	2,062,544	1,803,548
Total	$19,910,573	$17,145,910
There were no direct write-offs related to bad debts for the six months ended June 30, 2021 and 2020. However, in the six months ended June 30, 2021, the Company recovered $721,522, which was previously recorded as a bad debt, and has recorded the recovered amounts in selling, general and administrative expense of the consolidated statements of income.

Note 5.   Revenue
Management recognizes revenue in accordance with ASC 606 on the basis of its satisfaction of outstanding performance obligations. Management typically fulfills its performance obligations over time, either over the course of a single treatment (“FFS”), a month (capitation), or a number of months (clinical research). Management also has revenue that is satisfied at a point in time (dispensary).
Disaggregation of Revenue
The Company categorizes revenue based on various factors such as the nature of contracts, payors, order to billing arrangements, and cash flows received by the Company, as follows:
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Patient services
Capitated revenue	$12,897,219	$8,952,086	$25,227,361	$16,457,534
FFS revenue	16,888,981	20,956,947	34,181,006	40,864,095
Subtotal	29,786,200	29,909,033	59,408,367	57,321,629
Dispensary revenue	17,781,800	15,554,834	35,399,842	30,184,568
Clinical research trials and other revenue	2,275,312	1,815,723	3,615,367	3,793,340
Total	$49,843,312	$47,279,590	$98,423,576	$91,299,537
Refer to Note 20 for segment reporting for disaggregation of revenue by reporting segment.
Contract Asset and Liabilities
Under ASC 606, contract assets represent rights to payment for performance contingent on something other than the passage of time and accounts receivable represent rights to payment for performance that are only contingent upon the passage of time. The Company does not have any contract assets as of June 30, 2021 and December 31, 2020. Refer to Note 4 for accounts receivable as of June 30, 2021 and December 31, 2020.
Contract liabilities represent cash that has been received for contracts, but for which performance is still unsatisfied. As of June 30, 2021 and December 31, 2020, contract liabilities amounted to $370,000 and $370,000, respectively. Contract liabilities are presented as “deferred revenue and refund liabilities” under accrued expenses and other current liabilities, refer to Note 9.
Remaining Unsatisfied Performance Obligations
The accounting term for the Company’s contracts do not extend past a year in duration. Additionally, the Company applies the ‘as invoiced’ practical expedient to its clinical research contracts.
Note 6.   Inventories
The Company purchases intravenous chemotherapy drugs and oral prescription drugs from various suppliers.
The Company’s inventories as of June 30, 2021 and December 31, 2020 were as follows:
	June 30, 2021	December 31, 2020
Oral drug inventory	$1,095,698	$1,414,250
IV drug inventory	3,592,722	2,939,982
Total	$4,688,420	$4,354,232

Note 7.   Fair Value Measurements and Hierarchy
The following table presents the carrying amounts of the Company’s financial instruments at June 30, 2021 and December 31, 2020:
	June 30, 2021	December 31, 2020
Financial assets:
Cash	$15,168,657	$5,997,530
Accounts receivable	19,910,573	17,145,910
Other receivables	652,247	112,663
Financial liabilities:
Accounts payable	$13,713,608	$12,643,024
The carrying value of cash, accounts receivable, other receivables, and accounts payable approximates fair value because of the short maturity and high liquidity of these instruments.
Therefore, the carrying amounts of the financial instruments shown in the above table as of June 30, 2021 and December 31, 2020 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those measurements maximize the use of observable inputs.
There were no transfers between fair value measurement levels during the six months ended June 30, 2021 and the year ended December 31, 2020.
Note 8.   Property and Equipment, Net
The Company accounts for property and equipment at historical cost less accumulated depreciation.
Property and equipment, net, consist of the following:
	Useful lives	June 30, 2021	December 31, 2020
Computers and software	60 months	$611,854	$424,099
Office furniture	80 months	288,961	270,761
Leasehold improvements	Shorter of lease term or estimated useful life	2,460,868	1,684,889
Medical equipment	60 months	585,280	515,386
Construction in progress		179,233	204,724
Equipment capital lease assets	Shorter of lease term or estimated useful life	162,769	162,769
Less: accumulated depreciation		(1,496,069)	(1,158,403)
Total property and equipment, net		$2,792,896	$2,104,225
Depreciation expense for the six months ended June 30, 2021 and June 30, 2020 was $337,666 and $334,044, respectively.
Note 9.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 consist of the following:
	June 30, 2021	December 31, 2020
Compensation, including bonuses, fringe benefits and payroll taxes	$4,196,600	$3,809,631
Deferred revenue and refund liabilities	2,447,654	3,378,905
Other liabilities	5,169,050	2,263,584
Total accrued expenses and other current liabilities	$11,813,304	$9,452,120

Refund liabilities as of June 30, 2021 and December 31, 2020 primarily consist of cumulative adjustments made to capitated and FFS revenue recognized in prior years.
Note 10.   Leases
The Company leases clinics, office buildings, and certain equipment under noncancellable capital and operating lease agreements that expire at various dates through July 2028. See Note 15 for the lease commitment disclosure.
Monthly payments for these leases range from $800 to $40,665. All lease agreements generally require the Company to pay maintenance, repairs, property taxes, and insurance costs, which are variable amounts based on actual costs incurred during each applicable period. The following summarizes the Company’s capital leases:
	June 30, 2021	December 31, 2020
Capital leases:
Machinery and equipment	$162,769	$162,769
Accumulated amortization	(54,257)	(37,980)
Property, plant, and equipment, net	108,512	124,789
Current installments of obligations under capital leases	31,955	31,191
Long-term portion of obligations under capital leases	80,873	97,044
Total capital lease obligations	$112,828	$128,235
Note 11.   Debt
Short-term debt and current portion of long-term debt at June 30, 2021 and December 31, 2020 consists of the following:
	June 30, 2021	December 31, 2020
1% Paycheck Protection Program Loan, due May 13, 2022	$—	$2,000,000
1% Small Business Administration Loan, due May 2, 2022	—	2,992,758
Current portion of term loan payable	187,500	375,000
Short-term debt and current portion of long-term debt	$187,500	$5,367,758
The Company accounts for long-term debt net of debt issuance costs. Long-term debt, net of unamortized debt issuance costs and current portion at June 30, 2021 and December 31, 2020 consists of the following:
	June 30, 2021	December 31, 2020
Variable Rate Revolving Credit Facility Term Loan, interest at LIBOR plus applicable margin, due February 26, 2025	$5,125,000	$7,218,750
Total long-term debt	5,125,000	7,218,750
Less:
Unamortized debt issuance costs	247,201	282,512
Current portion	187,500	375,000
Long-term debt, net of unamortized debt issuance costs and current portion	$4,690,299	$6,561,238
On May 2, 2020, the Company entered into a Small Business Administration (“SBA”) loan with MUFG Union Bank, N.A. in the amount of $2,992,758, with interest bearing at 1%. The maturity date of the loan is May 2, 2022.

On May 13, 2020, the Company entered into a Paycheck Protection Program (“PPP”) loan with Celtic Bank Corporation in the amount of $2,000,000, with interest bearing at 1%. The maturity date of the loan is May 13, 2022.
The Company recorded a PPP loan as a result of the acquisition of TOI FL on February 12, 2021 with Valley National Bank in the amount of $149,398, with interest bearing at 1%. The maturity date of the loan is May 4, 2022.
The application for the PPP and SBA funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its future adherence to the forgiveness criteria. Management has performed an assessment and concluded they met the eligibility requirements to participate in the PPP and SBA programs and it is probable they will qualify for forgiveness, as determined by the program administrators within the parameters of the program. The loan proceeds were used to pay for qualifying salaries and were recognized to other revenues in 2020 as qualified expenses were paid. The Company applied for loan forgiveness in December 2020 for the PPP loan and in March 2021 for the SBA loan. Through the TOI FL acquisition, the Company recorded a PPP loan (and corresponding escrow receivable) for which the application for forgiveness was being processed. During the six months ended June 30, 2021, the Company received notice of forgiveness for each of the PPP and SBA loans. Upon receiving forgiveness, the Company recognized the loan principal balance and accrued interest as a gain on debt extinguishment, with a corresponding write off of the escrow receivable, in the condensed consolidated statements of operation during the six months ended June 30, 2021.
On February 26, 2020 the Company entered into a credit agreement with MUFG Union Bank (“Credit Agreement”), which allows the Company to borrow up to an aggregate principal amount of $10,000,000 in the form of term loans, revolving credit commitments (“Revolver”), and a letter of credit (“LOC”) facility. The term loans and the Revolver shall bear interest at base rate plus the applicable margin or LIBOR rate plus the applicable margin. The Company can prepay the obligations at their option or upon the occurrence of certain events. The outstanding principal on the term loans will be repaid in quarterly installments equal to (i) $93,750 on the last business day of each quarter ending December 31, 2023, commencing on June 30, 2020 and (ii) $187,500 on the last business day of each quarter thereafter. The maturity date of the Credit Agreement is February 26, 2025.
As of June 30, 2021, the Company has borrowed $5,125,000 in the form of a term loan. The Company paid down $2,500,000 drawn upon the Revolver, and no additional amounts were drawn during the quarter. As of March 31, 2021 and December 31, 2020, the Company violated certain covenants in the Credit Agreement. On June 18, 2021, the Company entered into an amendment to the Credit Agreement, which reduced the aggregate principal amount from which the Company can borrow to $9,000,000 and concurrently provided a waiver for the covenant violations. As part of the amendment, the Company paid $2,000,000 of the outstanding principal balance on the term loan and no additional principal payments are required until the quarter ending March 31, 2022. The Company determined that the amendment to the Credit Agreement meet the definition of a debt modification under ASC 470-50, Modifications and Extinguishments.
Net debt issuance costs are presented as a direct reduction of the Company’s long-term debt in the condensed consolidated balance sheets and amount to $247,201 and $282,512 as of June 30, 2021 and December 31, 2020, respectively. The amortization of the debt issuance costs was charged to interest expense for all periods presented. The amount of debt issuance costs included in interest expense for the six months ended June 30, 2021 and June 30, 2020 was approximately $35,311 and $24,136, respectively.
The aggregate maturities of long-term debt for each of the five years subsequent to June 30, 2021 are: $0 in the remainder of 2021, $375,000 in 2022 and 2023, $750,000 in 2024, and $3,625,000 in 2025.
The Company paid interest of $137,119 and $82,081 on the Credit Agreement term loan for the six months ended June 30, 2021 and 2020, respectively.

Note 12.   Income Taxes
The Company recorded income tax (expense) benefit of $(780,058) for the three months ended June 30, 2021, as compared to $(29,211) for the three months ended June 30, 2020. The increase of $(750,847) is primarily related to the corresponding increase in our consolidated pre-tax book income combined with an increase in our effective tax rate. Our effective tax rate increased to 19.58% for the three months ended June 30, 2021, from 2.79% for the three months ended June 30, 2020, primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.
The Company recorded income tax (expense) benefit of $(997,619) for the six months ended June 30, 2021, as compared to $274,912 for the six months ended June 30, 2020. The increase of $(1,272,531) is primarily related to the corresponding increase in our consolidated pre-tax book income combined with an increase in our effective tax rate. Our effective tax rate increased to 31.11% for the six months ended June 30, 2021, from 3.02% for the six months ended June 30, 2020, primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.
Our effective tax rate for the three and six months ended June 30, 2021, was different than the U.S. federal statutory tax rate of 21.0% primarily due to increase in the valuation allowance, partially offset by the tax effect of gain on PPP loan forgiveness, which is not taxable for federal income tax purposes.
Note 13.   Common and Preferred Shares
The Company issued Series A Preferred Shares under the Company’s original Certificate of Incorporation dated September 10, 2018 and the Company’s Shareholders’ Agreement dated September 19, 2018. The Certificate of Incorporation was amended and restated on September 14, 2018 (“Amendment I”) and again on November 6, 2020 (“Amendment II”).
Per the original Certificate of Incorporation, the Company had authority to issue 30,000 shares, consisting of 20,000 common shares and 10,000 Series A Preferred Shares. The Company issued 10,000 shares of Series A Preferred Shares on September 10, 2018 at $0.001 par value per share.
As a result of Amendment I to the Certificate of Incorporation, Series A Preferred shareholders were entitled to a return of capital on their shares prior to any declaration or payment of dividends to common shareholders. The original preferred return was equal to the number of shares held by the preferred shareholder multiplied by the price paid for such shares. In the event of liquidation, dissolution, or winding up of the operations of the Company, Series A Preferred shareholders had preferential liquidation rights compared to the common shareholders. As such, the preferred shareholders were entitled to full payment of the original preferred return before the remaining assets of the Company were to be distributed to common and preferred shareholders based on their pro-rata share of total outstanding securities. Holders of Series A Preferred Shares were granted one vote, per share, for all matters voted on by the common shareholders of the Company.
Given the short duration and immaterial operations of the Company between the execution of Amendment I as compared to the Original Certificate of Incorporation, there was no material accounting impact to the Company’s financial statements resulting from the execution of Amendment I.
As a result of Amendment II, the Company now has the authority to issue 420,000 shares consisting of 400,000 common shares and 20,000 Series A Preferred Shares. Additionally, each outstanding common share was split into 10 common shares. Amendment II resulted in an extinguishment of old Series A Preferred Shares under the original Certificate of Incorporation and a deemed authorization and issuance of new Series A Preferred Shares. As such, the Company recognized Series A Preferred Shares at fair value at the amendment date, with the difference between the fair value and carrying value being recognized in retained earnings. The fair value of the Series A Preferred Shares was derived using a combination of a an option pricing model (“OPM”) and common stock equivalent method (“CSE”) which are considered Level 2 and Level 3 inputs, respectively, in the fair value hierarchy.

The assumptions used in the OPM and CSE models are provided in the following tables:
Option-pricing method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Annual dividend rate for common stock	0.0%
Annualized volatility	40.0%
Risk-free rate (continuously compounding)	0.3%
Common-stock equivalent method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Value per common stock equivalent	$562.06
Further, under Amendment II, cumulative dividends on Series A Preferred Shares will accrue, whether or not declared by the Board at a rate of 6% per year. The preferred shareholders are entitled to payment of all accrued but unpaid dividends prior to declaration or payment of dividends to common shareholders. As of June 30, 2021 and December 31, 2020, dividends in arrears were $8,688,090 and $6,883,835, respectively. In the event of liquidation, Series A Preferred shareholders are entitled to receive payment of assets before distribution to common shareholders. If the full preferential amount is unavailable, the Series A Preferred shareholders will share ratably in the distribution.
Additionally, holders of Series A Preferred Shares now have 10 votes, per share, as of November 6, 2020, for all matters voted upon by the common shareholders of the Company and have the option to convert outstanding Series A Preferred Shares into common shares, at any point in time, by a factor of 1-to-10.
The Series A Preferred shareholders control the vote of the Board through direct representation and can initiate a sale of the Company that may result in the Series A Preferred Shares being redeemed for cash. This potential event is deemed to be outside the control of the Company and therefore, the Series A Preferred Shares are accounted for as temporary equity.
In the first quarter of 2021, TOI Parent Inc. executed an equity capital raise in separate transactions with 3 accredited investors. A total of 1,451 of the Company’s Series A Preferred Shares were purchased in exchange for $20,000,000 and are subject to the terms of Amendment II of the Certificate of Incorporation. There were 11,451 Series A Preferred Shares issued and outstanding at June 30, 2021 and 10,000 Series A Preferred Shares issued and outstanding at December 31, 2020.
As of June 30, 2021 and December 31, 2020, there were 100 common shares outstanding as one option holder of the Company’s 2019 Non-Qualified stock option plan exercised their option to purchase the Company’s common shares on September 12, 2020.
Note 14.   Share-Based Compensation
Non-Qualified Stock Option Plan
On January 2, 2019, the Company issued and adopted the 2019 Non-Qualified Stock Option Plan (“the Plan”) to incentivize directors, consultants, advisors, and other key employees of the Company and its subsidiaries to continue their association by providing opportunities to participate in the ownership and further growth of the Company. The Plan provides for the grant of options (“the Stock Options”) to acquire common shares of the Company. The Company issued immaterial amounts of stock options to non-employees for the six months ended June 30, 2021 and the year ended December 31, 2020.

Stock Options are exercised from the pool of shares designated by the appropriate Committee of the Board of Directors. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The grant date fair value of the service vesting and the performance vesting options is recognized as an expense over the requisite service period and upon the achievement of the performance condition deemed probable of being achieved, respectively. The exercise price of each Stock Option shall be determined by the Committee and may not be less than the fair market value of the common shares on the date of grant. Stock Options have 10-year terms, after which they expire and are no longer exercisable.
The total number of common shares for which Stock Options may be granted under the Plan shall not exceed 13,640. The Plan was amended on November 6, 2020, pursuant to which the total number of common shares for which Stock Options may be granted under the Plan shall not exceed 15,640. At June 30, 2021, there were 399,900 common shares of the Company authorized and unissued.
The weighted average assumptions used in the Black-Scholes-Merton option-pricing model for the 2021 Stock Options are provided in the following table:
2021
Valuation assumptions
Expected dividend yield	—%
Expected volatility	38.6% and 40.2%
Risk-free interest rate	0.76% to 1.12%
Expected term (years)	7
Stock option activity during the periods indicated is as follows:
Stock options	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Balance at January 1, 2021	14,860.00	$497.95
Granted	2,023.00	630.00
Exercised	—
Forfeited	(1,138.00)	499.94
Expired	—
Balance at June 30, 2021	15,745.00	$514.77	8.57	$—
Vested options exercisable at June 30, 2021	2,023.23	$496.78	7.94	$—
In June, 2021 the Company and certain participants in the Plan entered into agreements to amend the terms of the Stock Options previously issued to the participant during Q1 and Q2 2021. The amendment primarily related to updating the exercise price, vesting conditions, and the number of Stock Options. The modification to the Stock Options resulted in immaterial incremental share-based compensation expense recorded in the Company’s statement of operations. Total share-based compensation expense for the six months ended June 30, 2021 and June 30, 2020 was $92,939 and $76,326, respectively, and for the three months ended June 30, 2021 and June 30, 2020, share-based compensation expense was $51,272 and $42,220, respectively.
At June 30, 2021 and June 30, 2020, there was $674,887 and $499,640, respectively, of total unrecognized compensation cost related to unvested service Stock Options granted under the Plan that are expected to vest. That cost is expected to be recognized over a weighted average period of 2.89 and 3.23 years for the 2021 and 2020 unrecognized compensation costs, respectively. At June 30, 2021 and June 30, 2020, there was $1,296,755 and $926,072, respectively, of unrecognized stock compensation related to the unvested performance Stock Options granted under the Plan that are expected to vest. The total fair value of common shares vested for the six months ended June 30, 2021 and June 30, 2020 was $237,376 and $181,759, respectively, and for the three months ended June 30, 2021 and June 30, 2020, the fair value of common shares vested was $89,438 and $162,220, respectively.

Restricted Stock Awards (“RSAs”)
Additionally, Agajanian Holdings (“Holdings”), a holder of Series A Preferred Shares of the Company, enters into arrangements with physicians employed by TOI CA to issue RSAs which represent Series A Preferred Shares of the Company. The RSAs only have performance vesting requirements linked to the sale of the Company so long as the optionee remains continuously and actively employed by the Company’s subsidiaries through the vesting date.
For the six months ended June 30, 2021 and the year ended December 31, 2020, Holdings issued 0 and 188 RSAs, respectively. The optionee is not entitled to dividends or distributions from the Company, nor are they entitled to vote. Additionally, the RSA may not be sold, transferred, pledged, or assigned at any time.
No RSAs were issued for the six months ended June 30, 2021 and the year ended December 31, 2020.
A summary of the activity for the RSAs for the six months ended June 30, 2021 is shown in the following table:
Number of shares
Balance at January 1, 2021	238
Granted	—
Forfeited	(4)
Balance at June 30, 2021	234
For the six months ended June 30, 2021 and June 30, 2020, no compensation costs were recognized related to the RSAs. At June 30, 2021 and June 30, 2020, there was no unrecognized compensation expense related to the RSAs that are expected to vest.
Note 15. Commitments and Contingencies
The Company evaluates contingencies based upon available evidence. In addition, allowances for losses are provided each year for disputed items which have continuing significance. The Company believes that allowances for losses have been provided to the extent necessary, and that its assessment of contingencies is reasonable. Due to the inherent uncertainties and subjectivity involved in accounting for contingencies, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. To the extent that the resolution of contingencies results in amounts which vary from management’s estimates, future operating results will be charged or credited. The principal commitments and contingencies are described below.
Leases
The Company leases its offices, clinics and certain equipment under non-cancellable operating leases, and certain equipment under capital lease agreements, that expire at various dates through 2028. The Company has 48 rental agreements for property. Additionally, the Company has 4 rental agreements for medical equipment classified as capital leases.
Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 2021 were:

	Capital leases	Operating leases
Year ending December 31:
2021	$18,368	$1,760,576
2022	36,736	3,224,990
2023	36,736	2,933,446
2024	30,614	2,444,738
2025	—	1,906,328
Thereafter	—	1,572,860
Total minimum lease payments	$122,454	$13,842,938
Less: amount representing interest (6% interest rate)	(9,626)
Present value of net minimum capital lease payments	112,828
Less current installments of obligations under capital leases	(31,955)
Obligations under capital leases, excluding current installments	$80,873
Legal Matters
The Company is subject to certain outside claims and litigation arising in the ordinary course of business. In the opinion of Management, the outcome of such matters will not have a material effect on the Company’s condensed consolidated financial statements. Loss contingencies entail uncertainty and a possibility of loss to an entity. If the loss is probable and the amount of loss can be reasonably estimated, the loss should be accrued according to Accounting Standards Codification No. 450-20, Disclosure of Certain Loss Contingencies. During the six months ended June 30, 2021, the Company accrued a loss contingency for a legal matter related to an employee lawsuit, which was settled for approximately $350,000.
Indemnities
The Company’s Articles of Incorporation and bylaws require it, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines, and settlements, paid by the individual in connection with any action, suit, or proceeding arising out of the individual’s status or service as its director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities. These indemnities do not provide for any limitation of the maximum potential future payments it could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying condensed consolidated balance sheet.
The Health Insurance Portability and Accountability Act
HIPAA imposes certain obligations on “covered entities,” including certain health care providers, health plans, and health care clearinghouses, and their respective “business associates” that create, receive, maintain or transmit PHI for or on behalf of a covered entity, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of protected health information, or PHI. HIPAA also imposes certain breach notification requirements on such entities. Entities that are found to be in violation of HIPAA may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. The Company believes it is in compliance in all material respects with these laws.
Regulatory Matters
Laws and regulations governing the Medicare program and healthcare generally, are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medi-Cal programs.
Many of the Company’s payor and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations. The Company does not have any reserves for regulatory matters as of June 30, 2021 and December 31, 2020.
Liability Insurance
The Company believes that its insurance coverage is appropriate based upon the Company’s claims experience and the nature and risks of the Company’s business. In addition to the known incidents that have resulted in the assertion of claims, the Company cannot be certain that its insurance coverage will be adequate to cover liabilities, arising out of claims asserted against the Company or the Company’s affiliated professional organizations, in the future where the outcomes of such claims are unfavorable.
The Company believes that the ultimate resolution of all pending claims, including liabilities in excess of the Company’s insurance coverage, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have such a material adverse effect on the Company’s business. Contracted physicians are required to obtain their own insurance coverage.
Note 16. Business Combination
On February 12, 2021 (the “Acquisition Date”), the Company entered into an asset purchase agreement and master services agreement (MSA) with Anil N Raiker, M.D., P.L.C., d/b/a Pinellas Cancer Center (“PCC”) and Anil Raiker, M.D., an individual. Pursuant to the asset purchase agreement, the Company purchased from PCC certain non-clinical assets, properties, and rights. Pursuant to the MSA, TOI Management established an ongoing management services agreement which grants TOI Management the right to control the non-clinical and management operations of PCC. Anil Raiker, M.D. continued to own all of the issued and outstanding equity interests of PCC.
Pursuant to the MSA, and as further described in Note 17, TOI Management became PCC’s primary beneficiary and thus consolidated PCC and its subsidiaries. The consolidation of PCC (the “Acquisition”) at the Acquisition Date constituted a business combination in accordance with ASC 805. See Note 2 for a summary of the Company’s policies related to business combinations.
The estimated fair value of the net assets acquired at the Acquisition date amounted to $256,514. The total consideration for the Acquisition was $1,710,000, comprised of a cash payment of $892,500 and deferred consideration of $817,500. The deferred cash consideration is to be paid in two equal installments on the first and second anniversary of the transaction closing date (February 12, 2022 and 2023, respectively). Considering the Company's incremental borrowing rate, the present value of the deferred cash consideration is not materially different than its stated value.
The purchase consideration for the acquisition has been allocated under the acquisition method of accounting to the estimated fair market value of the net assets acquired including a residual amount of tax deductible goodwill of approximately $1,453,486.
The Acquisition was made primarily to expand the Company’s market share to the Florida market. The goodwill of $1,453,486 arising from the purchase is derived largely from the expected growth of the Company, as well as synergies and economies of scale expected from combining operations with the Company. The establishment of the allocation to goodwill requires the extensive use of accounting estimates and management judgement. The fair values assigned to the assets acquired are based on estimates and assumptions from data that is readily available.

Consideration:
Cash	$892,500
Deferred consideration arrangement	817,500
Fair value of total consideration transferred	$1,710,000
Estimated fair value of assets acquired and liabilities assumed:
Cash	65,042
Accounts receivable	248,816
Inventory	62,656
Other receivables	149,398
Goodwill	1,453,486
Total assets acquired	$1,979,398
Accounts payable	120,000
Debt, inclusive of PPP	149,398
Total liabilities assumed	$269,398
Net assets acquired	$1,710,000
In accordance with ASC 805, the Company has up to one year from the acquisition date (referred to as the measurement period) to account for changes in the fair values of the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity. As of the issuance of the condensed consolidated financial statements for the period ended June 30, 2021, the Company has not established a deferred tax asset or liability, or resulting adjustment to goodwill. The Company anticipates the deferred tax asset or liability, and adjustment to goodwill, will not be material, however. If a deferred tax asset or liability is recorded during the measurement period, the Company will record the cumulative impact of measurement period adjustments in the period the adjustment is identified.
Subsequent to the Acquisition, the Company filed an amendment to the articles of incorporation of PCC to legally change the name to The Oncology Institute FL, LLC (TOI FL). The change was solely nominal, and the legal form, tax attributes, and books and records of PCC all remained.
The revenues, earnings, and pro forma effects of the Acquisition are not, and would not have been, material to the results of operations, individually and in aggregate.
Note 17. Variable Interest Entities
The Company prepares its condensed consolidated financial statements in accordance with Accounting Standards Codification Topic No. 810, Consolidations (“ASC 810”), which provides for the consolidation of VIEs of which TOI Parent is the primary beneficiary.
Pursuant to the MSAs established with TOI CA and TOI FL, TOI Management is entitled to receive a management fee, which represents a variable interest in and the right to receive the benefits of TOI CA and TOI FL. Through the terms of the MSAs, TOI Management receives the right to direct the most significant activities of TOI CA and TOI FL. Therefore, TOI CA and TOI FL are variable interest entities and TOI Management is the primary beneficiary that consolidates TOI CA, TOI FL, and its subsidiaries.
Accordingly, the condensed consolidated financial statements include the accounts of TOI Parent and its subsidiaries and VIEs. All inter-company profits, transactions, and balances have been eliminated upon consolidation. The following table presents the total assets and liabilities of the consolidated VIEs:

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash	$1,481,659	$19,502
Accounts receivable	19,910,573	17,145,910
Other receivables	506,669	49,163
Inventories, net	4,688,420	4,354,232
Prepaid expenses and other current assets	698,704	719,063
Total current assets	27,286,025	22,287,870
Intangible assets, net	491,667	—
Other assets	251,250	200,600
Goodwill	150,000	150,000
Total assets	$28,178,942	$22,638,470
Liabilities
Current liabilities:
Accounts payable	$12,396,904	$11,953,239
Accrued expenses and other current liabilities	5,190,310	5,818,538
Income taxes payable	220,046	220,046
Current portion of long-term debt	—	2,000,000
Amounts due to affiliates	29,468,575	19,883,097
Total current liabilities	47,275,835	39,874,920
Other non-current liabilities	757,591	551,228
Total liabilities	$48,033,426	$40,426,148
Single physician holders retain equity ownership in TOI CA and TOI FL, which represents nominal noncontrolling interests. The noncontrolling interests do not participate in the profit or loss of TOI CA or TOI FL, however. As such, for the six months ended June 30, 2021, net income of $2,209,375 and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively. For the six months ended June 30, 2020, net loss of $8,827,541 and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively.
Note 18. Goodwill and Intangible Assets
The Company accounts for goodwill at acquisition-date fair value and other intangible assets at acquisition-date fair value less accumulated depreciation.
Intangible Assets
As of June 30, 2021, the Company’s intangible assets, net consists of the following:
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$19,400,000	$(5,209,174)	$14,190,826
Trade names	10 years	4,170,000	(1,147,487)	3,022,513
Clinical contracts	10 years	2,164,000	(595,482)	1,568,518
Total intangible assets		$25,734,000	$(6,952,143)	$18,781,857
As of December 31, 2020, the Company’s intangible assets, net consists of the following:

	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$18,900,000	$(4,283,045)	$14,616,955
Trade names	10 years	4,170,000	(944,989)	3,225,011
Clinical contracts	10 years	2,164,000	(490,397)	1,673,603
Total intangible assets		$25,234,000	$(5,718,431)	$19,515,569
On May 1, 2021, TOI Management, through PCC, entered into a purchase agreement to acquire certain clinical assets from Oncology Association, P.A. (“OA”) from Pedro Mendez, M.D. Management determined the acquisition of OA is an asset acquisition. The Company paid $500,000, consisting of cash and deferred cash consideration, in exchange for intangible assets in the form of payor contracts. The entire $500,000 was assigned to the payor contract intangible asset class with a weighted average amortization period of 10 years.
The estimated aggregate amortization expense for each of the five succeeding fiscal years as of June 30, 2021 is as follows:
Amount
Year ending December 31:
Remainder of 2021	$1,250,378
2022	2,500,757
2023	2,500,757
2024	2,500,757
2025	2,500,757
Thereafter	7,528,451
Total	$18,781,857
The aggregate amortization expense during the six months ended June 30, 2021 and June 30, 2020 was $1,233,712 and $1,261,700, respectively and during the three months ended June 30, 2021 and June 30, 2020 was $621,022 and $630,850, respectively.
Goodwill
The Company evaluates goodwill at the reporting unit level, which, for the Company, is at the level of the reportable segments, patient services, dispensary, and clinical trials & other. The goodwill allocated to each of the reporting units as of June 30, 2021 and December 31, 2020 is as follows:
	June 30, 2021	December 31, 2020
Patient services	$10,497,489	$9,044,003
Dispensary	4,551,002	4,551,002
Clinical trials & other	631,669	631,669
Total goodwill	$15,680,160	$14,226,674
The changes in the carrying amount of goodwill for the six months ended June 30, 2021 and the year ended December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020
Balance as of January 1 :
Gross goodwill	$14,226,674	$14,076,674
Goodwill acquired during the period	1,453,486	150,000

	June 30, 2021	December 31, 2020
Accumulated impairment losses	—	—
Goodwill, net as of June 30 and December 31	$15,680,160	$14,226,674

Note 19. Net Income (Loss) Per Share
The following is a reconciliation of the numerator (net income (loss)) and the denominator (weighted average number of shares) used in the basic and diluted net income (loss) per share calculations:
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Numerator:
Net income (loss)	$3,204,025	$1,018,188	$2,209,375	$(8,827,541)
Denominator:
Basic weighted average shares outstanding(1)	114,510	10,000	114,510	10,000
Effect of dilutive securities:
Stock options	4,344	—	2,232	—
Diluted weighted average shares outstanding(1)	118,854	10,000	116,742	10,000
Income (loss) per share attributable to TOI Parent, Inc. common stockholders
Basic	27.98	101.82	19.29	(882.75)
Diluted	26.96	101.82	18.93	(882.75)

(1)
The computation of weighted average shares outstanding applies the Series A Preferred Shares on an as-converted basis following the execution of Amendment II in November 2020, which added a one-to-ten conversion feature. As such, the Series A Preferred Shares are applied to the computation of weighted average shares outstanding on an as-converted basis for the six months ended June 30, 2021.

All stock options were “out-of-the-money” up to and through the period ended December 31, 2020.
The following potentially dilutive outstanding securities were excluded from the computation of diluted net income (loss) per share because their effect would have been anti-dilutive for the periods presented:
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Stock Options(1)	—	12,445	—	12,445

(1)
The Stock Options are exercisable, each into one common share, for the period outstanding. Refer to Note 14 for further details.

Note 20. Segment Information
The Company operates its business and reports its results through three operating and reportable segments: patient services, dispensary, and clinical trials & other in accordance with ASC 280.
Summarized financial information for the Company’s segments is shown in the following tables:

	Six Months Ended
	June 30, 2021	June 30, 2020
Revenue
Patient services	$59,408,367	$57,321,629
Dispensary	35,399,842	30,184,568
Clinical trials & other	3,615,367	3,793,340
Consolidated revenue	98,423,576	91,299,537
Direct costs
Patient services	46,659,681	48,752,102
Dispensary	30,359,910	25,464,586
Clinical trials & other	311,758	620,754
Total segment direct costs	77,331,349	74,837,442
Depreciation expense
Patient services	265,770	262,082
Dispensary	435	—
Clinical trials & other	55,380	46,476
Total segment depreciation expense	321,585	308,558
Amortization of intangible assets
Patient services	1,128,627	1,153,500
Dispensary	—	—
Clinical trials & other	105,085	108,200
Total segment amortization	1,233,712	1,261,700
Segment operating income
Patient services	11,354,289	7,153,945
Dispensary	5,039,497	4,719,982
Clinical trials & other	3,143,144	3,017,910
Total segment operating income	19,536,930	14,891,837
Selling, general and administrative expense	22,390,429	17,369,582
Non-segment depreciation and amortization	16,081	25,486
Total consolidated operating (loss)	$(2,869,580)	$(2,503,231)
	June 30, 2021	December 31, 2020
Assets
Patient services	$40,653,370	$36,445,920
Dispensary	4,217,841	4,318,946
Clinical trials & other	11,302,718	5,486,965
Non-segment assets	29,629,365	19,436,737
Total assets	$85,803,294	$65,688,568
Note 21. Related Party Transactions
Related party transactions include payments to the American Institute of Research, Havencrest Capital Management, L.L.C., M33 Growth L.L.C., Mark L. Pacala, Richy Agajanian M.D., Roca Partners L.L.C. and Veeral Desai. The American Institute of Research provides consulting services to the Company. Havencrest Capital Management L.L.C. and M33 Growth L.L.C. provide management services to the Company. These entities have an equity stake in the Company and payments constitute consideration in exchange for the services provided. Mark L. Pacala and Roca Partners L.L.C. also have an equity stake in the Company and payments to these owners constitute expense reimbursement for traveling to Board meetings. Richy Agajanian M.D. is the representative shareholder of TOI CA. Payments to this individual are compensation for his services related to clinical research trials. Total Related Party payments for the six months ended June 30, 2021 and 2020 were $402,212 and $164,748, respectively, and for the three months ended June 30, 2021 and 2020, Related Party payments were $355,360 and $48,327, respectively.
Note 22. Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through August 19, 2021, the date at which the condensed consolidated financial statements were available to be issued. The following events were identified subsequent to the balance sheet date.
SPAC Transaction
On June 28, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with DFP Healthcare Acquisitions Corp. (“DFPH”), a SPAC; Orion Merger Sub I, Inc., a wholly-owned subsidiary of DFPH (“Merger Sub I”), and Orion Merger Sub II, LLC, a wholly-owned subsidiary of DFPH (“Merger Sub II”). Pursuant to the terms of the Merger Agreement, (i) Merger Sub I will merge with and into the Company, with the Company surviving the merger (the “First Merger”) and (ii) immediately following the First Merger, the Company will merge with and into Merger Sub II, with Merger Sub II surviving the merger (collectively, the “Business Combination”). Upon completion of the Business Combination, DFPH will be named The Oncology Institute, Inc. and adopt a corresponding ticker symbol. Deferred costs related to this transaction are presented on the consolidated balance sheets.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
TOI Parent, Inc.
Cerritos, California
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of TOI Parent, Inc. (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations, convertible preferred shares and changes in stockholders’ equity (deficit), and cash flows for the years ended December 31, 2020 and 2019 and the period from September 20, 2018 through December 31, 2018 (Successor Periods), and the period from January 1, 2018 through September 19, 2018 (Predecessor Period), and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years ended December 31, 2020 and 2019 and the period from September 20, 2018 through December 31, 2018 (Successor Periods), and the period from January 1, 2018 through September 19, 2018 (Predecessor Period), in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ BDO USA, LLP
We have served as the Company’s auditor since 2019.
Costa Mesa, California
June 27, 2021

TOI Parent, Inc.
Consolidated Balance Sheets
(In US Dollars, except share data)
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$5,997,530	$2,446,201
Accounts receivable	17,145,910	14,616,261
Other receivables	112,663	118,156
Inventories, net	4,354,232	3,888,988
Prepaid expenses	2,109,256	723,058
Total current assets	29,719,591	21,792,664
Property and equipment, net	2,104,225	1,550,903
Intangible assets, net	19,515,569	22,002,646
Goodwill	14,226,674	14,076,674
Other assets	122,509	97,851
Total assets	$65,688,568	$59,520,738
Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$5,367,758	$—
Accounts payable	12,643,024	8,885,431
Income taxes payable	1,143,956	488,737
Accrued expenses and other current liabilities	9,452,120	4,211,283
Total current liabilities	28,606,858	13,585,451
Long-term debt, net of unamortized debt issuance costs and current portion	6,561,238	—
Other non-current liabilities	806,186	756,425
Deferred income taxes	1,612,769	2,956,516
Total liabilities	37,587,051	17,298,392
6% cumulative Series A Preferred Shares, $0.001 par value. Authorized 20,000 shares; 10,000 shares issued and outstanding at December 31, 2020 and December 31, 2019	80,113,700	48,143,362
Stockholders’ deficit:
Common shares, $0.0001 par value. Authorized 400,000 shares; 100 shares issued and outstanding at December 31, 2020 and zero shares issued and outstanding as of December 31, 2019	—	—
Additional paid-in capital	294,413	94,007
Accumulated deficit	(52,306,596)	(6,015,023)
Total stockholders’ deficit	(52,012,183)	(5,921,016)
Total liabilities, cumulative preferred shares and stockholders’ deficit	$65,688,568	$59,520,738

Note:   The Company’s consolidated balance sheets include the assets and liabilities of its consolidated variable interest entities (“VIEs”). The consolidated balance sheets include total assets that can be used only to settle obligations of the Company’s consolidated VIEs totaling $22,638,471 and $21,120,119 as of December 31, 2020 and 2019, respectively, and total liabilities of the Company’s consolidated VIEs for which creditors do not have recourse to the general credit of the Company totaling $40,426,148 and $27,717,181 as of December 31, 2020 and 2019, respectively. See Note 17 for further details.
See accompanying notes to the consolidated financial statements.

TOI Parent, Inc.
Consolidated Statements of Operations
(In US Dollars, except share data)
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
	Successor			Predecessor
Revenue
Patient services	$116,816,797	$97,624,881	$21,284,785	$48,527,028
Dispensary	63,889,875	49,953,992	13,201,609	26,757,955
Clinical trials & other	6,807,989	7,826,311	2,872,995	515,742
Total operating revenue	187,514,661	155,405,184	37,359,389	75,800,725
Operating expenses
Direct costs – patient services	95,746,831	81,053,345	16,650,583	34,454,497
Direct costs – dispensary	53,906,958	43,455,898	12,015,032	23,492,682
Direct costs – clinical trials & other	981,896	955,321	265,733	—
Selling, general and administrative expense	41,897,302	29,643,511	8,833,475	11,555,910
Depreciation and amortization	3,177,577	2,941,861	764,462	338,196
Total operating expenses	195,710,564	158,049,936	38,529,285	69,841,285
				—
(Loss) income from operations	(8,195,903)	(2,644,752)	(1,169,896)	5,959,440
Other non-operating expense (income)
Interest expense	347,060	3,375	1,592	—
Other, net	6,271,095	(10,000)	—	(72,767)
Total other non-operating expense (income)	6,618,155	(6,625)	1,592	(72,767)
(Loss) income before provision for income taxes	(14,814,058)	(2,638,127)	(1,171,488)	6,032,207
Income tax (expense) benefit	492,823	(1,383,268)	(822,140)	(90,605)
Net (loss) income	$(14,321,235)	$(4,021,395)	$(1,993,628)	$5,941,602
(Loss) income per share attributable to TOI Parent, Inc. common stockholders:
Basic and diluted	$(602.09)	$(402.14)	$(199.36)
Weighted-average number of shares outstanding:
Basic and diluted	23,786	10,000	10,000
See accompanying notes to the consolidated financial statements.

TOI Parent, Inc.
Consolidated Statements of Convertible Preferred Shares and Changes in Stockholders’ Equity (Deficit)
(In US Dollars, except share data)
	Cumulative Preferred Shares		Common Shares		Additional paid in capital	Retained Earnings/ (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	—	$—	1,000	$10,000	$—	$7,801,351	$7,811,351
Net income	—	—	—	—	—	5,941,602	5,941,602
Dividends paid	—	—	—	—	—	(8,200,414)	(8,200,414)
Balance at September 19, 2018 (Predecessor)	—	$—	1,000	$10,000	$—	$5,542,539	$5,552,539
Balance at September 19, 2018 (Successor)	—	$—	—	$—	$—	$—	$—
Net loss	—	—	—	—	—	(1,993,628)	(1,993,628)
Series A Preferred Shares issued	10,000	48,143,362	—	—	—	—	—
Balance at December, 31, 2018	10,000	48,143,362	—	—	—	(1,993,628)	(1,993,628)
Net (loss) income	—	—	—	—	—	(4,021,395)	(4,021,395)
Share-based compensation expense	—	—	—	—	94,007	—	94,007
Balance at December, 31, 2019	10,000	48,143,362	—	—	94,007	(6,015,023)	(5,921,016)
Net loss	—	—	—	—	—	(14,321,235)	(14,321,235)
Exercise of common share options	—	—	100	—	49,610	—	49,610
Deemed dividend on extinguishment of Series A Preferred Share re-issuance	—	31,970,338	—	—	—	(31,970,338)	(31,970,338)
Share-based compensation expense	—	—	—	—	150,796	—	150,796
Balance at December, 31, 2020	10,000	$80,113,700	100	$—	$294,413	$(52,306,596)	$(52,012,183)
See accompanying notes to the consolidated financial statements.

TOI Parent, Inc.
Consolidated Statements of Cash Flows
(In US Dollars)
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
	Successor			Predecessor
Cash flows from operating activities:
Net (loss) income	$(14,321,235)	$(4,021,395)	$(1,993,628)	$5,941,602
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	3,177,577	2,941,861	764,462	338,196
Bad debt expense	4,233,053	326,926	—	—
Amortization of debt issuance costs	59,988	—	—	—
Impairment loss	7,500,000	—	—	—
Share-based compensation	150,796	94,007	—	—
Deferred tax liability	(1,343,747)	824,762	731,102	(42,337)
Loss on disposal of property and equipment	59,882	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(6,762,702)	(4,329,451)	484,122	(1,870,752)
Inventories	(465,244)	(1,132,669)	(48,679)	(248,087)
Other receivables	5,493	(110,383)	(7,773)	711,027
Prepaid expenses	(1,386,198)	(250,932)	(333,644)	188,750
Other assets	(24,658)	(97,851)	5,965	(734,567)
Accrued expenses and other current liabilities	5,209,646	2,770,651	(6,112,671)	1,472,185
Income taxes payable	655,219	390,061	(17,401)	116,077
Accounts payable	3,757,593	5,526,896	3,221,546	2,852,903
Noncurrent liabilities	2,776	682,777	23,589	199,826
Net cash provided by (used in) operating activities	508,239	3,615,260	(3,283,010)	8,924,823
Cash flows from investing activities:
Purchases of property and equipment	(1,194,121)	(1,204,563)	(369,649)	(326,312)
Cash paid for acquisition	(150,000)	—	3,184,660	—
Issuance of notes receivable	(7,500,000)	—	—	—
Net cash (used in) provided by investing activities	(8,844,121)	(1,204,563)	2,815,011	(326,312)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	12,492,758	—	—	—
Principal payments on long-term debt	(281,250)	—	—	—
Principal payments on capital leases	(31,407)	(1,814)	—	—
Deferred offering costs	(342,500)	—	—	—
Exercise of common share options	49,610	—	—	—
Dividends paid	—	—	—	(8,200,414)
Net cash provided by (used in) financing activities	11,887,211	(1,814)	—	(8,200,414)
Net increase (decrease) in cash	3,551,329	2,408,883	(467,999)	398,097
Cash at beginning of year	2,446,201	37,318	505,317	52,003
Cash at end of year	$5,997,530	$2,446,201	$37,318	$450,100
Supplemental disclosure of cash flow information
Cash paid for:
Income taxes	$207,454	$61,273	$155,941	$16,865
Interest	226,764	3,375	1,592	—
Supplemental of non-cash investing and financing activities:
Capital leases obtained in exchange for capital lease liabilities	99,619	63,151	—	—
Deemed dividend on extinguishment of Series A Preferred Share re-issuance	31,970,338	—	—	—
See accompanying notes to the consolidated financial statements.

TOI Parent Inc.
Notes to Consolidated Financial Statements
As of December 31, 2020 and 2019 and For the Years Ended December 31, 2020, 2019 and the period from period from September 20, 2018 through December 31, 2018 (Successor Periods) and the period from January 1, 2018 through September 19, 2018 (Predecessor Period)
(In US Dollars)
Note 1.   Description of the Business
Founded in 2018, TOI Parent, Inc. (“TOI Parent”) is the successor entity to Richy Agajanian, M.D., a Professional Corporation (the “Practice”), which was founded in 2007. TOI Parent is a community oncology practice that operates value-based oncology services platforms. TOI Parent has three wholly-owned subsidiaries, TOI Acquisition, LLC (“TOI Acquisition”), TOI Management, LLC (“TOI Management”), and Hope, Health, and Healing Center, LLC (“HHHC”). Additionally, TOI Management holds a master services agreement with the Practice that confers a controlling financial interest over the Practice and its wholly-owned subsidiary Innovative Clinical Research Institute, LLC (“ICRI”, together with TOI Parent and the Practice, the “Company”).
Concurrent with its founding in 2018, TOI Parent entered into a purchase agreement among TOI Acquisition, TOI Management, HHHC, Richy Agajanian Holdings, the Practice, ICRI, and Richy Agajanian, M.D., not individually but in his capacity as the representative of the shareholders of the Practice. As a result of the purchase, a portion of TOI Parent was sold to TOI HC I, LLC; M33 Growth I L.P.; TOI M, LLC; and OncologyCare Partners, LLC.
Operationally, the Company’s medical centers provide a complete suite of medical oncology services including: physician services, in-house infusion and pharmacy, clinical trials, educational seminars, support groups, counseling, and 24/7 patient assistance. TOI’s mission is to heal and empower cancer patients through compassion, innovation and state-of-the-art medical care. The Company brings comprehensive, integrated cancer care into the community setting, including clinical trials, palliative care programs, stem cell transplants, transfusions, and other care delivery models traditionally associated with non-community-based academic and tertiary care settings. In addition, the Company, through ICRI, performs cancer clinical trials through a network of cancer care specialists. ICRI conducts clinical trials for a broad range of pharmaceutical and medical device companies from around the world.
The Company has more than 66 oncologists and mid-level professionals across more than 40 clinic locations located within three states: California, Nevada, and Arizona. TOI CA is comprised of the clinic locations in California, Nevada, and Arizona. The Company has contractual relationships with multiple payors, serving Medicare, including Medicare Advantage, MediCal, and commercial patients.
Note 2.   Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). During fiscal year 2018, the Company presents financial information for the Practice for the period from January 1, 2018 through September 19, 2018 (“Predecessor Period”) and for the Company for the period from September 20, 2018 through December 31, 2018 (“Successor Period”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of TOI Parent, its subsidiaries, all of which are controlled by TOI Parent through majority voting control, and a variable interest entity (“VIE”) for which TOI Parent (through TOI Management) is the primary beneficiary. The Company consolidates entities in which it has a controlling financial interest based on either the variable interest entity or voting interest model. All significant intercompany balances and transactions have been eliminated in consolidation.

Variable Interest Entities
The Company consolidates entities for which it has a variable interest and is determined to be the primary beneficiary. Noncontrolling interests in less-than-wholly-owned consolidated subsidiaries of the Company are presented as a component of total equity to distinguish between the interests of the Company and the interests of the noncontrolling owners. Revenues, expenses, and net income from these subsidiaries are included in the consolidated amounts as presented on the consolidated statements of operations.
The Company holds a variable interest in the Practice as a result of entering into a master services agreement (“MSA”) in conjunction with the acquisition in September of 2018. As a result of the acquisition, HHHC is now a wholly-owned subsidiary of TOI Parent, the Practice is now a VIE of TOI Parent, as discussed in Note 17, and the Practice shareholders own a minority of the issued and outstanding common shares of the Company.
Business Combinations
The Company accounts for all transactions that represent business combinations using the acquisition method of accounting under Accounting Standards Codification Topic No. 805, Business Combinations (“ASC 805”). Per ASC 805, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquired entity are recognized and measured at their fair values on the date an entity obtains control of the acquiree. Such fair values that are not finalized for reporting periods following the acquisition date are estimated and recorded as provisional amounts. Adjustments to these provisional amounts during the measurement period (defined as the date through which all information required to identify and measure the consideration transferred, the assets acquired, the liabilities assumed, and the noncontrolling interests obtained, limited to one year from the acquisition date) are recorded when identified. Goodwill is determined as the excess of the fair value of the consideration exchanged in the acquisition over the fair value of the net assets acquired.
Segment Reporting
The Company presents the financial statements by segment in accordance with Accounting Standard Codification Topic No. 280, Segment Reporting (“ASC 280”) to provide investors with transparency into how the chief operating decision maker (“CODM”) manages the business. The Company determined the CODM is its Chief Executive Officer. The CODM reviews financial information and allocates resources across three operating segments: patient care, dispensary, and clinical trials & other. Each of the operating segments is also a reporting segment as described further in Note 20.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates under different assumptions or conditions. Significant items subject to such estimates and assumptions include estimated accounts receivable, useful lives and recoverability of long-lived and intangible assets, recoverability of goodwill, fair values of acquired assets and assumed liabilities in business combinations, fair value of goodwill, fair value of share-based compensation, judgements related to revenue recognition, and deferred income taxes.
Net Loss Per Share
The Company has not issued substantive common shares since inception. The Company’s Series A Preferred Shares are considered as in-substance common stock as the net loss of the Company is attributable to the Series A Preferred shareholders, and therefore, they are included in the denominator to calculate net loss per share.
Basic net loss per share is calculated by dividing net loss attributable to TOI Parent, Inc. by the weighted average Series A Preferred Shares, on an as-converted basis (see Note 19), and common shares issued and outstanding during the period. Diluted net income (loss) per share is calculated by dividing net income (loss) by the weighted-average number of Series A Preferred Shares and common shares used in the basic income (loss) per share calculation plus the number of potential common shares that would be issued assuming exercise of all potentially dilutive instruments. Potentially dilutive instruments are excluded from the calculation of diluted income (loss) per share if the effect of including such instruments is anti-dilutive.
Given the Company incurred a net loss in each period presented, the stock options outstanding during each period are anti-dilutive. As such, diluted net loss per share is the same as basic net loss per share for each period presented.
Revenue Recognition
The Company follows the accounting requirements of Accounting Standard Codification Topic No. 606, Revenue from Contracts with Customers (“ASC 606”). The core principle of ASC 606 is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration the entity expects to be entitled in exchange for those goods or services. This principle is achieved through applying the following five-step approach:
1.
Identification of the contract, or contracts, with a customer.

2.
Identification of the performance obligations in the contract.

3.
Determination of the transaction price.

4.
Allocation of the transaction price to the performance obligations in the contract.

5.
Recognition of revenue when, or as, we satisfy a performance obligation.

The Company receives payments from the following sources for services rendered: (i) commercial insurers; (ii) the federal government under the Medicare program administered by the Centers for Medicare and Medicaid Services (“CMS”); (iii) state governments under the Medicaid and other programs; (iv) other third-party payors (e.g., hospitals and independent practice associations [“IPAs”]); and (v) individual patients and clients.
Revenue primarily consists of capitation revenue, fee-for-service (“FFS”) revenue, dispensary revenue, and clinical trials revenue. Revenue is recognized in the period in which services are rendered or the period in which the Company is obligated to provide services. The form of billing and related risk of collection for such services may vary by type of revenue and the payor. The following paragraphs provide a summary of the principal forms of the Company’s billing arrangements and how revenue is recognized for each.
Capitation
Capitation revenues of the Company consist primarily of fees for medical services provided to patients by the Company under a capitated arrangement with various managed care organizations. Capitation revenue is paid monthly to the Company based on the number of enrollees assigned to the Company by the contracted managed care organization (per member, per month; or “PMPM”). Capitation contracts generally have a legal term of one year or longer. Capitation contracts have a single performance obligation that is a stand ready obligation to perform healthcare services to the population of enrolled members and constitutes a series for the provision of managed healthcare services for the term of the contract, which is deemed to be one month since the mix of patient-customers can and do change month over month. The transaction price for capitation contracts is variable as it primarily includes PMPM fees associated with unspecified membership that fluctuates throughout the contract. The Company generally estimates the transaction price using the most likely methodology and amounts are only included in the transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Certain contracts include terms for a capitation deduction where the cost of out-of-network referrals of members by the Company are deducted from the future payment. The deductions vary depending on the payor and are often not known until a future period. As such, the Company adjusts the transaction price for capitation deductions based on historic experience such that the amount of capitation revenue is constrained to the extent that it is not probable a significant reversal of revenue will occur in the future. Revenue is recognized in the month services are rendered on the basis of the transaction price established at that time. If subsequent information resolves uncertainties related to the transaction price, adjustments will be recognized in the period they are resolved. When payment has been received but services have not yet been rendered, the payment is recognized as a contract liability.
Fee-for-Service Revenue
FFS revenue represents revenue earned under contracts in which the Company bills and collects for medical services rendered by the Company’s employed physicians. The terms for FFS contracts are short in duration and only last for the period over which services are rendered (typically, one day). FFS revenue consists of fees for medical services provided to patients. These medical services are distinct since the patient can benefit from the medical services on their own. Each service constitutes a single performance obligation for which the patient accepts and receives the benefit of the medical services as they are performed.
Under the FFS arrangements, the Company bills third-party payors and patients for patient care services provided and receives payment. Payments for services provided are generally less than billed charges. The Company records revenue net of an allowance for contractual adjustments, which represents the net revenue expected to collected from third-party payors (including managed care, commercial, and governmental payors such as Medicare and Medicaid), and patients. These expected collections are based on fees and negotiated payment rates in the case of third-party payors, the specific benefits provided for under each patient’s healthcare plans, mandated payment rates in the case of Medicare and Medicaid programs, and historical cash collections (net of recoveries).
The transaction price from FFS arrangements is variable in nature because fees are based on patient encounters, credits due to patients, and reimbursement of provider costs, all of which can vary from period to period. The Company estimates the transaction price using the most likely methodology and amounts are only included in the net transaction price to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. As a practical expedient, the Company adopted a portfolio approach to determine the transaction price for the medical services provided under FFS arrangements. Under this approach, the Company bifurcated the types of services provided and grouped health plans with similar fees and negotiated payment rates. At these levels, portfolios share the characteristics conducive to ensuring that the results do not materially differ from the standard applied to individual patient contracts related to each medical service provided.
The recognition of net revenue (gross charges less contractual allowances) from such services is dependent on such factors as proper completion of medical charts following a patient visit, the forwarding of such charts to the Company’s billing center for medical coding and entering into the Company’s billing system, and the verification of each patient’s submission or representation at the time services are rendered as to the payor(s) responsible for payment of such services. Revenue is recorded on the date the services are rendered based on the information known at the time of entering of such information into the Company’s billing systems as well as an estimate of the revenue associated with medical services. When the performance obligation is not satisfied, the billing is recognized as a contract liability.
Dispensary
The Company sells oral prescription drugs directly through its dispensaries. Each prescription filled and delivered to the customer is a distinct performance obligation. The transaction price for the prescriptions is based on fee schedules set by various pharmacy benefit managers (“PBMs”) and other third party payors. The fee schedule is often subject to direct and indirect remuneration (“DIR”) fees, which are based primarily on pre-established metrics. DIR fees may be assessed in periods after payments are received against future payments. The Company estimates DIR fees to arrive at the transaction price for prescriptions. The Company recognizes revenue based on the transaction at the time the customer takes possession of the oral drug.
Clinical Trials Revenue
The Company enters into contracts to perform clinical research trials. The terms for clinical trial contracts last many months as the clinical research is performed. Each contract represents a single, integrated set of research activities and thus is a single performance obligation. The performance obligation is satisfied over time as the output is captured in data and documentation that is available for the customer to consume over the course of arrangement and furthers progress of the clinical trial. Under the clinical trial contracts, the Company receives a fixed payment for administrative, set-up, and close-down fees; a fixed amount for each patient site visit; and certain expense reimbursements. Under ASC 606, the Company has elected to recognize revenue for these arrangements using the ‘as-invoiced’ practical expedient. The Company invoices the customer periodically based on the progress of the trial such that each invoice captures the revenue earned to date based on the state of the trial as established between the Company and the customer.
Direct Costs of Sales
Direct cost of sales primarily consists of wages paid to clinical personnel and other health professionals, oral and IV drug costs, and other medical supplies used to provide patient care. The Company’s costs for clinical personnel wages are expensed as incurred and the Company’s costs for inventory and medical supplies are expensed when used, generally by applying the specific identification method.
Cash
Cash consists of deposits with banking institutions. The carrying value of the Company’s cash approximates fair value due to the short-term maturity of these instruments (less than three months).
Accounts Receivable
The Company accounts for accounts receivable under Accounting Standard Codification Topic No. 310, Receivables (“ASC 310”). Accounts receivable includes capitation receivables, FFS reimbursement for patient care, dispensary receivables and contract receivables. Accounts receivable are recorded and stated at the amount expected to be collected determined by each payor.
For third-party payors including Medicare, Medicaid, managed care providers, and commercial payors, the collectable amount is based on the estimated contractual reimbursement percentage, which is based on current contract prices or historical paid claims data by payor. For self-pay accounts receivable, which includes patients who are uninsured and the patient responsibility portion for patients with insurance, the collectable amount is determined using estimates of historical collection experience without regard to aging category. These estimates are adjusted for estimated conversions of patient responsibility portions, expected recoveries, and any anticipated changes in trends.
Accounts receivable can be impacted by the effectiveness of the Company’s collection efforts. Additionally, significant changes in payor mix, business office operations, economic conditions, or trends in federal and state governmental healthcare coverage could affect the collectable amount of accounts receivable. The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends, and changes in customer payment patterns to evaluate the adequacy of these reserves. The Company also regularly analyzes the ultimate collectability of accounts receivable after certain stages of the collection cycle using a look-back analysis to determine the amount of receivables subsequently collected, and adjustments are recorded when necessary.
The Company continuously monitors its collections of receivables and its policy is to write off receivables when they are determined to be uncollectible. As of December 31, 2020 and 2019, the Company does not have an allowance for doubtful accounts.
Inventories
The Company accounts for inventory under Accounting Standard Codification Topic No. 330, Inventory (“ASC 330”). Inventories consist of intravenous chemotherapy drugs and oral prescription drugs. Inventories are stated at the lower of cost, determined using the weighted average cost method of inventory valuation, or net realizable value. Net realizable value is determined using the selling price, less costs to sell.
The Company receives purchase discounts on products purchased. Contractual arrangements with vendors, including manufacturers and wholesalers, normally provide for the Company to receive purchase discounts from established list prices in one, or a combination, of the following forms: (i) a direct discount at the time of purchase or (ii) a discount for the prompt payment of invoices. Additionally, in other circumstances, the Company may receive rebates when products are purchased indirectly from a manufacturer (e.g., through a wholesaler). These rebates are recognized when intravenous chemotherapy drugs and oral prescription drugs are dispensed and are generally calculated by manufacturers within 30 days after the end of each completed quarter. The Company also receives additional rebate under its wholesaler contracts if it exceeds contractually defined annual purchase volumes. Purchase rebates are recorded as reductions to cost of services.
Property and Equipment, net
The Company accounts for property and equipment under Accounting Standard Codification Topic No. 360, Property, Plant, and Equipment (“ASC 360”). As required under ASC 360, the Company states property and equipment at cost, net of accumulated depreciation. Property and equipment is depreciated using the straight-line method over the estimated useful lives of the related assets, as described further in Note 8. Maintenance and repairs are charged to expense as incurred. Significant renewals and improvements are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in the consolidated statements of operations.
When events or changes in circumstances indicate that the carrying amount of long-lived assets, including property and equipment, or other long-lived assets, may not be recoverable, an evaluation of the recoverability of currently recorded costs is performed. When an evaluation is performed, the estimated value of undiscounted future net cash flows associated with the asset groups is compared to the asset groups’ carrying value to determine if a write-down to fair value is required. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset group exceeds the fair value of the assets. There were no impairment adjustments recorded for long-lived assets during the years ended December 31, 2020, 2019, the Successor Period, and Predecessor Period.
Accounts Payable, Accrued Expenses, and Other Current Liabilities
Accounts payable primarily consists of unpaid invoices related to routine operating expenses. Accrued expenses and other current liabilities primarily consist of accruals made for payroll expenses, deferred capitation, and FFS revenue.
Leases
Lease agreements are evaluated to determine whether they are capital or operating leases in accordance with Accounting Standards Codification, Topic No. 840, Leases (“ASC 840”). When any one of the four test criteria in ASC 840 is met, the lease then qualifies as a capital lease. Capital leases are capitalized at the lower of the net present value of the total amount payable under the leasing agreement (excluding finance charges) or the fair market value of the leased asset. Capital lease assets are depreciated on a straight-line basis, over a period consistent with the Company’s normal depreciation policy for tangible fixed assets. The Company allocates each lease payment between a reduction of the lease obligation and interest expense using the effective interest method. Rent expense for operating leases, which may include free rent or fixed escalation amounts in addition to minimum lease payments, is recognized on a straight-line basis over the duration of the lease term. The Company reports the current and long-term portions of capital lease obligations within accrued expenses and other current liabilities and other non-current liabilities, respectively, on the consolidated balance sheets.
Goodwill and Intangible Assets
The Company accounts for goodwill and intangible assets under Accounting Standards Codification Topic No. 350, Goodwill and Other (“ASC 350”). Goodwill represents the excess of the fair value of the consideration conveyed in and acquisition over the fair value of net assets acquired.
Goodwill is not amortized but is required to be evaluated for impairment at the same time every year. The Company performs its annual testing of impairment for goodwill in the fourth quarter of each year.

When impairment indicators are identified, the Company compares the reporting unit’s fair value to its carrying amount, including goodwill. An impairment loss is recognized as the difference, if any, between the reporting unit’s carrying amount and its fair value to the extent the difference does not exceed the total amount of goodwill allocated to the reporting unit. The Company performed a qualitative analysis and determined that no indicators of impairment existed at December 31, 2020 and 2019 and therefore, there was no goodwill impairment charge during the years ended December 31, 2020, 2019, and the Successor Period, as a result of the Company’s annual impairment evaluation.
Under ASC 350, finite-lived intangible assets are stated at acquisition-date fair value. Intangible assets are amortized using the straight-line method.
Finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When circumstances indicate that recoverability may be impaired, the Company assesses its ability to recover the carrying value of the asset group from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Fair value is determined based on appropriate valuation techniques. The Company performed a qualitative analysis and determined that there were no indicators of impairment of its finite-lived intangible assets during the years ended December 31, 2020, 2019, and the Successor Period.
Debt
The Company accounts for debt net of debt issuance costs. Debt issuance costs are capitalized, netted against the related debt for presentation purposes, and amortized to interest expense over the terms of the related debt using the effective interest method.
Income Taxes
The Company accounts for income taxes under the asset and liability method under Accounting Standards Codification Topic No. 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general, and administrative expenses. The Company accounts for residual income tax effects in accumulated other comprehensive income due to a change in tax law or a change in judgment about realization of a valuation allowance using the portfolio method and only releases residual amounts when the entire portfolio is liquidated.
Share-Based Compensation Plan
The Company accounts for share-based compensation under Accounting Standards Codification Topic No. 718, Stock Based Compensation (“ASC 718”). As required under ASC 718, the Company accounts for employee share-based compensation as an expense in the consolidated financial statements. Equity-classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black-Scholes-Merton option-pricing model and accounts for forfeitures as incurred.
Excess tax benefits of awards related to stock option exercises are recognized as an income tax benefit in the statement of operations and reflected in operating activities in the statement of cash flows.

Commitments and Contingencies
The Company accounts for contingent liabilities under Accounting Standards Codification Subtopic No. 450-20, Contingencies (“ASC 450-20”). As required by ASC 450-20, Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.
Fair Value Measurements
The Company accounts for fair value measurements under Accounting Standards Codification Topic No. 820, Fair Value Measurements (“ASC 820”). The Company uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels (see Note 7 to the consolidated financial statements):
•
Level 1 inputs:   Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 inputs:   Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 inputs:   Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Recently Adopted Accounting Standards
In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), which expands the scope of Topic 718 to include nonemployee share-based payment transactions. This standard is effective for the Company beginning January 1, 2020. Under the guidance in ASU 2018-07, nonemployee share-based payment awards are accounted for in the same manner as employee awards, except for attribution and certain optional valuation exceptions. The Company adopted ASU 2018-07 as of January 1, 2018. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.
In August 2018, the FASB issued Accounting Standards Update 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”), which modifies the disclosure requirements on fair value measurements in Topic 820. The ASU removes the requirement to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, including the policy for timing of transfers between levels; the description of valuation processes for Level 3 fair value measurements. The Company adopted ASU 2018-13 on January 1, 2020. The adoption of this ASU did not have a material effect on the Company’s consolidated financial statements.
In March 2020, the FASB issued Accounting Standards Update 2020-04, Reference Rate Reform: Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). This ASU provides optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria that reference the London Interbank Offered Rate (“LIBOR”) or another rate that is expected to be discontinued. The amendments in the ASU are effective for all entities as of March 12, 2020 through December 31, 2022. The Company adopted ASU 2020-04 on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position or results of operations.

Recently Issued Accounting Standards
In February 2016, the FASB issued Accounting Standards Update No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use (“ROU”) asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases), whereas under current accounting standards the Company’s lease portfolio consists primarily of operating leases and is not recognized on its consolidated balance sheets. The Company will adopt ASC 842 effective January 1, 2022, using the alternative modified transition method and will record a cumulative-effect adjustment to the opening balance of retained earnings as of that date. Prior periods will not be restated. The Company believes the largest impact will be on the consolidated balance sheet for the accounting of facilities-related leases, which represents a majority of its operating leases it has entered into as a lessee. These leases will be recognized under the new standard as ROU assets and operating lease liabilities. The Company will also provide expanded disclosures for its leasing arrangements. The results of operations are not expected to significantly change after adoption of the new standard.
In June 2020, the FASB issued Accounting Standards Update 2020-05, Leases (Topic 842), Effective Dates for Certain Entities (“ASU 2020-05”), which deferred the effective dates of ASU 2016-02 in order to respond to the significant business and capital market disruptions caused by the COVID-19 pandemic. In February 2016, the Board issued ASU 2016-02, with an effective date for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, for public business entities. For all other entities, Leases (Topic 842) was effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In November 2019, the Board issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates (“ASU 2019-10”). The amendments in ASU 2019-10 deferred the effective dates for Leases for entities in the “all other” category by an additional year. Therefore, ASU 2016-02 was effective for all other entities for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The amendments in ASU 2020-05 defer the effective date for one year for entities in the “all other” category that have not yet issued their financial statements (or made financial statements available for issuance) reflecting the adoption of Leases. Therefore, under the amendments, Leases is effective for entities within the “all other” category for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company belongs in the “all other” category.
In June 2016, the FASB issued Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which changes the way entities recognize impairment of many financial assets by requiring immediate recognition of estimated credit losses expected to occur over their remaining life, instead of when incurred. In November 2018, the FASB issued Accounting Standard Update 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2018-19”), which amends Subtopic 326-20 (created by ASU 2016-13) to explicitly state that operating lease receivables are not in the scope of Subtopic 326-20. Additionally, in April 2019, the FASB issued Accounting Standard Update 2019-04, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments (“ASU 2019-04”), in May 2019, the FASB issued Accounting Standards Update 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), and in November 2019, the FASB issued Accounting Standards Update 2019-10, Financial Instruments — Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842): Effective Dates, and ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments — Credit Losses (“ASU 2019-10”), to provide further clarifications on certain aspects of ASU 2016-13 and to extend the nonpublic entity effective date of ASU 2016-13. The changes (as amended) are effective for the Company for annual and interim periods in fiscal years beginning after December 15, 2022. The entity may early adopt ASU 2016-13, as amended, for annual and interim periods in fiscal years beginning after December 15, 2018. While the Company expects its allowance for credit losses to increase upon adoption of ASU 2016-13, the Company does not expect the adoption of ASU 2016-13 to have a material effect on its consolidated financial statements.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which amends ASC 740, Income Taxes. This new standard is intended to simplify accounting for income taxes by removing certain exceptions to the general principles in ASC 740 and amending existing guidance to improve consistent application of ASC 740. The new standard is effective for the Company beginning January 1, 2022. The guidance in the new standard has various elements, some of which are applied on a prospective basis and others on a retrospective basis with earlier application permitted. The Company is currently evaluating the effect of this ASU on the Company’s consolidated financial statements and related disclosures.
Note 3.   Significant Risks and Uncertainties Including Business and Credit Concentrations
Interest Rate Risk
The London Interbank Offered Rate (LIBOR) may be discontinued in quality in the near future. It is expected that a number of banks currently reporting information used to set LIBOR will stop doing so at the end of 2021 when their reporting commitments end. This will either end the publication of LIBOR immediately or degrade its quality such that it would no longer be a relevant metric to the Company. Change in LIBOR could affect the interest rates of the revolving credit facility and unsecured note payable. If LIBOR is no longer available, the Company will pursue alternative interest rate calculations in its revolving credit facility and unsecured note payable. However, if no alternative can be determined, the LIBOR rate component will no longer be used in determining the rates. As of December 31, 2020, the potential effect of no longer using the LIBOR rate component to the Company’s interest rates would not have had a material effect on the interest rate in the credit facility or the note, thus the discontinuation of LIBOR is not expected to have a material effect on the Company’s financial statements.
Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable.
Cash accounts in a financial institution may, at times, exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage of $250,000 per account. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts.
The Company’s accounts receivable has implicit collection risk. The Company grants credit without collateral to their patients, most of whom are local residents and are insured under third-party payor agreements. The Company believes this risk is partially mitigated by the Company’s establishment of long-term agreements and relationships with third-party payors that provide the Company with insight into historic collectability and improve the collections process.
Revenue Concentration Risk
The concentration of net revenue on a percentage basis for major payors at December 31, 2020, 2019 and period from September 20, 2018 through December 31, 2018 and period from January 1, 2018 through September 19, 2018 are as follows:
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
	Successor			Predecessor
Percentage of Net Revenue:
Payor A	15%	18%	23%	20%
Payor B	15%	16%	13%	11%
Payor C	7%	11%	11%	11%
Payor D	9%	11%	9%	8%

The concentration of gross receivables on a percentage basis for major payors at December 31, 2020 and 2019 are as follows:
	December 31, 2020	December 31, 2019
Percentage of Gross Receivables:
Payor A	1%	3%
Payor B	11%	24%
Payor C	3%	6%
Payor D	21%	26%
All of the Company’s revenue is generated from Customers located in the United States.
Vendor Concentration Risk
The concentration of cost of sales on a percentage basis for major vendors at December 31, 2020, 2019 and period from September 20, 2018 through December 31, 2018 and period from January 1, 2018 through September 19, 2018 are as follows:
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
	Successor			Predecessor
Percentage of Cost of Sales:
Vendor A	55%	57%	46%	48%
Vendor B	45%	43%	52%	50%
The concentration of gross payables on a percentage basis for major payors at December 31, 2020 and 2019 are as follows:
	December 31, 2020	December 31, 2019
Percentage of Gross Payables:
Vendor B	48%	49%
Vendor A	42%	39%
All others	10%	12%
COVID-19 Pandemic
In January 2020, the Secretary of the U.S. Department of Health and Human Services (“HHS”) declared a national public health emergency due to a novel strain of coronavirus (“COVID-19”). In March 2020, the World Health Organization declared the outbreak of COVID-19, a disease caused by this coronavirus, a pandemic. The resulting measures to contain the spread and impact of COVID-19 and other developments related to COVID-19 have affected the Company’s results of operations during 2020. Where applicable, the impact resulting from the COVID-19 pandemic during the year ended December 31, 2020, has been considered, including updated assessments of the recoverability of assets and evaluation of potential credit losses. As a result of the COVID-19 pandemic, federal and state governments have passed legislation, promulgated regulations, and taken other administrative actions intended to assist healthcare providers in providing care to COVID-19 and other patients during the public health emergency. Sources of relief include the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020, the Paycheck Protection Program and Health Care Enhancement Act (the “PPPHCE Act”), which was enacted on April 24, 2020, and the Consolidated Appropriations Act, 2021 (the “CAA”), which was enacted on December 27, 2020. In total, the CARES Act, PPPHCE Act and the CAA authorize $178 billion in funding to be distributed to hospitals and other healthcare providers through the Public

Health and Social Services Emergency Fund (the “PHSSEF”). In addition, the CARES Act provides for an expansion of the Medicare Accelerated and Advance Payment Program whereby inpatient acute care hospitals and other eligible providers were able to request accelerated payment of up to 100% of their Medicare payment amount for a six-month period to be repaid through withholding of future Medicare fee-for-service payments. Various other state and local programs also exist to provide relief, either independently or through distribution of monies received via the CARES Act. During the year ended December 31, 2020, the Company was a beneficiary of these stimulus measures. The Company’s accounting policies for the recognition of these stimulus monies is as follows:
The Company received $4,992,758 in Paycheck Protection Program (“PPP”) loans under the CARES Act. PPP loans may be eligible for forgiveness if the funds were used for eligible payroll costs, payments on business mortgage interest payments, rent, or utilities during either the 8- or 24-week period after disbursement (see Note 11). The Company has elected to account for the loans as current debt until such loans are forgiven.
The Company received $2,726,856 from CMS under the Accelerated and Advance Payment Program which is an advance on future Medicare payments and will be recouped from future payments due to the Company by Medicare after 120 days. Effective October 1, 2020, the program was amended such that providers are required to repay accelerated payments beginning one year after the payment was issued. After such one-year period, Medicare payments owed to providers will be recouped against Medicare payments according to the repayment terms. As of December 31, 2020, the entire $2.4 million of Medicare accelerated payments are reflected within accrued expenses and other current liabilities in the consolidated balance sheet. The Company expects the $2,726,856 will be fully recouped during 2021.
The Company received $978,150 from United States Department of HHS as part of the Provider Relief Funding under the CARES Act. Provider Relief Funding is paid in the form of a grant and does not require repayment if used to cover lost revenue, as defined, attributable to COVID-19 and healthcare-related expenses, as defined, including qualifying direct labor, paid or purchased to prevent, prepare for, and respond to COVID-19. Under International Accounting Standard 20, Accounting for Government Grants (“IAS 20”), grants are recognized when an entity has reasonable assurance that 1) it will comply with the relevant conditions and 2) the grant will be received. The Company recognized the $978,150 in other income in the year ended December 31, 2020 by applying IAS 20 by analogy.
Note 4.   Accounts Receivable and Notes Receivable
The Company’s accounts receivable consists primarily of amounts due from third-party payors and patients. See Note 2 for a summary of the Company’s policies relating to accounts receivable.
Accounts Receivable as of December 31, 2020 and 2019 consist of the following:
	December 31, 2020	December 31, 2019
Oral drug accounts receivable	$2,307,872	$1,179,311
Capitated accounts receivable	353,250	96,000
FFS accounts receivable	10,962,394	10,904,721
Clinical trials accounts receivable	1,718,846	1,743,661
Other trade receivables	1,803,548	692,568
Total	$17,145,910	$14,616,261
During the year ended December 31, 2020, 2019 and the period from September 20, 2018 through December 31, 2018 and the period from January 1, 2018 through September 19, 2018 bad debt related to direct write-offs totaled $4,233,053, $326,926, $0, and $0, respectively. Bad debt write-offs were a result of accounts receivable on completed contracts that were deemed uncollectible during the period due to delayed collection efforts.
On February 26, 2020, the Company entered into a Management Services Agreement with Austin J. Ma, M.D. to provide payor contract servicing. The Company issued a $7.5 million note in exchange for Austin J. Ma, M.D. exiting existing payor arrangements, pending certain contingencies. The note would be repaid annually through payor contract servicing as part of the Master Services Agreement, and the terms of the note included annual straight-line forgiveness over 5 years, with $1.5 million forgiven each year. During the year ended December 31, 2020, the Company determined the loan would not be repaid and would be fully forgiven. The loan was impaired in full and is recorded in other non-operating expenses for the period ended March 31, 2020.
Note 5.   Revenue
Management recognizes revenue in accordance with ASC 606 on the basis of its satisfaction of outstanding performance obligations. Management typically fulfills its performance obligations over time, either over the course of a single treatment (FFS), a month (capitation), or a number of months (clinical research). Management also has revenue that is satisfied at a point in time (dispensary). See Note 2 for summary of the Company’s policies and significant assumptions related to revenue recognition.
Disaggregation of Revenue
The Company categorizes revenue based on various factors such as the nature of contracts, payors, order to billing arrangements, and cash flows received by the Company, as follows:
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
			Successor	Predecessor
Patient services
Capitated revenue	$37,381,005	$31,229,328	$8,947,525	$20,560,867
FFS revenue	79,435,792	66,395,553	12,337,260	27,966,161
Subtotal	116,816,797	97,624,881	21,284,785	48,527,028
Dispensary revenue	63,889,875	49,953,992	13,201,609	26,757,955
Clinical research trials and other revenue	6,807,989	7,826,311	2,872,995	515,742
Total	$187,514,661	$155,405,184	$37,359,389	$75,800,725
Refer to Note 20 for Segment Reporting for disaggregation of revenue by reporting segment.
Contract Asset and Liabilities
Under ASC 606, contract assets represent rights to payment for performance contingent on something other than the passage of time and accounts receivable are rights to payment for performance without contingencies. The Company does not have any contract assets as of December 31, 2020 and 2019. Refer to Note 4 for accounts receivable as of December 31, 2020 and 2019.
Contract liabilities represent cash that has been received for contracts, but for which performance is still unsatisfied. As of December 31, 2020 and 2019, contract liabilities amounted to $370,000 and $210,000, respectively. Contract liabilities are presented as “deferred revenue and refund liabilities” under accrued expenses and other current liabilities, refer to Note 9.
Remaining Unsatisfied Performance Obligations
The accounting terms for the Company’s patient services and dispensary contracts do not extend past a year in duration. Additionally, the Company applies the ‘as invoiced’ practical expedient to its clinical research contracts.
Note 6. Inventories
The Company purchases intravenous chemotherapy drugs and oral prescription drugs from various suppliers. See Note 2 for a summary of the Company’s policies relating to intravenous chemotherapy and oral prescription drugs inventory.

The Company’s inventories as of December 31, 2020 and 2019 were as follows:
	December 31, 2020	December 31, 2019
Oral drug inventory	$1,414,250	$1,140,467
IV drug inventory	2,939,982	2,748,521
Total	$4,354,232	$3,888,988
Note 7.   Fair Value Measurements and Hierarchy
See Note 2 for a summary of the Company’s policies relating to fair value measurements.
The following table presents the carrying amounts of the Company’s financial instruments at December 31, 2020 and 2019:
	December 31, 2020	December 31, 2019
Financial assets:
Cash	$5,997,530	$2,446,201
Accounts receivable	17,145,910	14,616,261
Other receivables	112,663	118,156
Financial liabilities:
Accounts payable	12,643,024	8,885,431
The carrying amounts of cash, accounts receivable, other receivables, and accounts payable approximate fair value because of the short maturity and high liquidity of these instruments.
Therefore, the carrying amounts of the financial instruments shown in the above table as of December 31, 2020 and 2019 represent the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those measurements maximize the use of observable inputs.
There were no transfers between fair value measurement levels during the years ended December 31, 2020 and 2019.
Note 8.   Property and Equipment, Net
The Company accounts for property and equipment at historical cost less accumulated depreciation. See Note 2 for a summary of the Company’s policies relating to property and equipment.
Property and equipment, net, consist of the following:
	Useful lives	December 31, 2020	December 31, 2019
Computers and software	60 months	$424,099	$160,672
Office furniture	80 months	270,761	215,375
Leasehold improvements	Shorter of lease term or estimated useful life	1,684,889	1,159,458
Medical equipment	60 months	515,386	397,896
Construction in progress		204,724	29,320
Equipment capital lease assets	Shorter of lease term or estimated useful life	162,769	63,151
Less: accumulated depreciation		(1,158,403)	(474,969)
Total property and equipment, net		$2,104,225	$1,550,903

Depreciation expense for the years ended December 31, 2020, 2019, and for the period from September 20, 2018 through December 31, 2018 and the period from January 1, 2018 through September 19, 2018 was $690,499, $418,461, $56,508, and $338,196, respectively.
Note 9.   Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of December 31, 2020 and 2019 consist of the following:
	December 31, 2020	December 31, 2019
Compensation, including bonuses, fringe benefits and payroll taxes	$3,809,631	$1,480,500
Deferred revenue and refund liabilities	3,378,905	210,000
Other liabilities	2,263,584	2,520,783
Total accrued expenses and other current liabilities	$9,452,120	$4,211,283
Refund liabilities as of December 31, 2020 and 2019 primarily consist of cumulative adjustments made to capitated and FFS revenue recognized in prior years.
Note 10.   Leases
The Company leases clinics, office buildings, and certain equipment under noncancellable capital and operating lease agreements that expire at various dates through May 2027. See Note 2 for a summary of the Company’s policies relating to leases and Note 15 for the lease commitment disclosure.
Monthly payments for these leases range from $609 to $55,083. All lease agreements generally require the Company to pay maintenance, repairs, property taxes, and insurance costs, which are variable amounts based on actual costs incurred during each applicable period.
The following summarizes the Company’s capital leases:
	December 31, 2020	December 31, 2019
Capital leases:
Machinery and equipment	$162,769	$63,151
Accumulated amortization	(37,980)	(2,105)
Property, plant, and equipment, net	124,789	61,046
Current installments of obligations under capital leases	31,191	11,277
Long-term portion of obligations under capital leases	97,044	50,059
Total capital lease obligations	$128,235	$61,336
Note 11.   Debt
Short-term debt and current portion of long-term debt at December 31, 2020 and 2019 consists of the following:
	December 31, 2020	December 31, 2019
1% Paycheck Protection Program Loan, due May 13, 2022	$2,000,000	$—
1% Small Business Administration Loan, due May 2, 2022	2,992,758	—
Current portion of term loan payable	375,000	—
Current portion of long-term debt	$5,367,758	$—

The Company accounts for long-term debt net of debt issuance costs. See Note 2 for a summary of the Company’s policies relating to long-term debt. Long-term debt, net of unamortized debt issuance costs and current portion at December 31, 2020 and 2019, consists of the following:
	December 31, 2020	December 31, 2019
Variable Rate Revolving Credit Facility Term Loan, interest at LIBOR plus applicable margin, due February 26, 2025	$7,218,750	$—
Total long-term debt	7,218,750	—
Less:
Unamortized debt issuance costs	282,512	—
Current portion	375,000	—
Long-term debt, net of unamortized debt issuance costs and current portion	$6,561,238	$—
On May 2, 2020, the Company entered into a SBA loan with MUFG Union Bank, N.A. in the amount of $2,992,758, with interest bearing at 1%. The maturity date of the loan is May 2, 2022.
On May 13, 2020, the Company entered into a Paycheck Protection Program (“PPP”) loan with Celtic Bank Corporation in the amount of $2,000,000, with interest bearing at 1%. The maturity date of the loan is May 13, 2022.
The Company has classified the PPP and SBA loans above entirely as current liabilities as the majority of payments will occur throughout 2021.
The application for the PPP and SBA funds required the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further required the Company to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on its future adherence to the forgiveness criteria. Management has performed an assessment and concluded they met the eligibility requirements to participate in the PPP and SBA programs and it is probable they will qualify for forgiveness, as determined by the program administrators within the parameters of the program. The loan proceeds were used to pay for qualifying salaries in 2020 as qualified expenses were paid. The Company applied for forgiveness in December 2020 for the PPP loan and in March 2021 for the SBA loan; however, the Company’s eligibility and qualified expenses are subject to audit by the SBA and although the Company anticipates it will qualify for forgiveness, the SBA may require the Company to repay all or a portion of the loan value recorded for the year ended December 31, 2020. While the Company believes that the PPP loan was properly obtained, there can be no assurance regarding the outcome of an SBA review.
The Company applied for loan forgiveness in December 2020 for the PPP loan. On June 17, 2021, the Company received notice of forgiveness of the loan.
On February 26, 2020 the Company entered into a credit agreement with MUFG Union Bank (“Credit Agreement”), which allows the Company to borrow up to an aggregate principal amount of $10 million in the form of term loans, revolving credit commitments (“Revolver”), and a letter of credit (“LOC”) facility. The term loans and the Revolver shall bear interest at base rate plus the applicable margin or LIBOR rate plus the applicable margin. The Company can prepay the obligations at their option or upon the occurrence of certain events. The outstanding principal on the term loans will be repaid in quarterly installments equal to (i) $93,750 on the last business day of each quarter ending December 31, 2023, commencing on June 30, 2020 and (ii) $187,500 on the last business day of each quarter thereafter. The maturity date of the Credit Agreement is February 26, 2025.
As of December 31, 2020, the Company has borrowed $7,500,000 in the form of a term loan from the $10,000,000 availability of the Credit Agreement, leaving $2,500,000 available borrowings under the Credit

Agreement. The Company violated the senior leverage ratio and fixed charge coverage ratio associated with the Credit Agreement’s variable rate term loan in 2020 and during 2021. On June 18, 2021, the Company entered into an amendment to the Credit Agreement which changed the covenants and concurrently received a waiver for the period ended December 31, 2020.
Net debt issuance costs are presented as a direct reduction of the Company’s long-term debt in the consolidated balance sheets and amount to $282,512 and $0 as of December 31, 2020 and 2019, respectively. The amortization of the debt issuance costs was charged to interest expense for all periods presented. The amount of debt issuance costs included in interest expense for the years ended December 31, 2020 and 2019 was approximately $59,988 and $0, respectively.
The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2020 are: $375,000 in 2021, 2022, and 2023, $750,000 in 2024, and $5,343,750 in 2025.
The Company paid interest of $226,764 on the Credit Agreement term loan for the year ended December 31, 2020.
Note 12.   Income Taxes
The components of the provision (benefit) for income taxes consists of:
	Current	Deferred	Total
Year ended December 31, 2020:
U.S. federal	$822,490	$(919,164)	$(96,674)
State and local	28,183	(424,332)	(396,149)
	$850,673	$(1,343,496)	$(492,823)
	Current	Deferred	Total
Year ended December 31, 2019:
U.S. federal	$355,245	$697,261	$1,052,506
State and local	203,261	127,501	330,762
	$558,506	$824,762	$1,383,268
	Current	Deferred	Total
Period from September 20, 2018 through December 31, 2018:
U.S. federal	$—	$552,044	$552,044
State and local	91,039	179,057	270,096
	$91,039	$731,101	$822,140
	Current	Deferred	Total
Period from January 1, 2018 through September 19, 2018:
U.S. federal	$—	$—	$—
State and local	132,942	(42,337)	90,605
	$132,942	$(42,337)	$90,605
The Company’s income tax expense differs from the amount that would have resulted from applying the federal statutory rate of 21% to pretax income from operations because of the effect of the following items:

	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
Income tax at federal statutory rate	$(3,110,753)	$(554,131)	$(246,014)	$1,266,764
Income not subject to corporate level tax	—	—	(30,292)	(1,266,764)
State tax, net federal benefit	(982,329)	(69,370)	238,489	90,605
Fines and Penalties	—	—	—	—
Transaction costs	—	—	668,779	—
Adjustment to deferred taxes	—	138,648	—	—
Change in tax status	—	—	187,779	—
Income Tax Payable:
Change in valuation allowance	3,596,998	1,854,006	—	—
Other	3,261	14,115	3,399	—
Income tax (benefit) expense	$(492,823)	$1,383,268	$822,140	$90,605
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2020 and 2019 are presented below.
	December 31, 2020	December 31, 2019
Deferred tax assets:
Deferred rent	$107,988	$57,780
Accrued Expenses	769,754	351,220
Net operating loss carryforwards	2,528,555	150,367
Management Fees (the Practice)	1,827,864	1,814,880
Impaired assets	2,086,611	—
Deferred revenue	182,467	58,348
Stock Based Compensation	68,505	26,120
Total gross deferred tax assets	7,571,744	2,458,715
Valuation allowance	(5,451,003)	(1,854,005)
Net deferred tax assets	2,120,741	604,710
Deferred tax liabilities:
Plant and equipment, principally due to differences in depreciation and capitalized interest	(1,905,646)	(1,746,345)
Management Fees (TOI Parent)	(1,827,864)	(1,814,881)
Total gross deferred liabilities	(3,733,510)	(3,561,226)
Net deferred tax liabilities	$(1,612,769)	$(2,956,516)
The valuation allowance for deferred tax assets as of December 31, 2020, and December 31, 2019, was $(5,451,003) and $(1,854,005), respectively. The net change in the total valuation allowance was an increase of $3,596,998 in 2020 and an increase of $1,854,005 in 2019.
The valuation allowance at December 31, 2020, was primarily related to net operating loss carryforwards of the Practice that, in the judgment of management, are not more likely than not to be realized. TOI Parent and the Practice file separate federal and state tax returns. Accordingly, net operating losses of the Practice cannot offset taxable income of TOI Parent. Deferred tax assets and deferred tax liabilities have been separately determined for TOI Parent and the Practice, as has the valuation allowance assessment for each. The table above reflects the combined deferred tax assets, deferred tax liabilities, and valuation allowance for both TOI Parent and the Practice. Of the $(5,451,003) total valuation allowance, $(4,801,222) is attributable to the Practice and $(649,781) is attributable to TOI Parent. The net deferred tax liabilities of $(1,612,769) is primarily attributable to TOI Parent, which is net of a $(649,781) valuation allowance. The Practice has total gross deferred tax assets of $4,922,056, most of which is reduced by a valuation allowance.
In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the effect of available carry back and carryforward periods), projected future taxable income, and tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2020. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.
At December 31, 2020, the Company has net operating loss carryforwards for Federal income tax purposes of $7,637,918, all attributable to the Practice, which are available to offset future Federal taxable income of the Practice indefinitely. The Company has net operating loss carryforwards for state income tax purposes of $8,424,443, most of which is attributable to the Practice, which will begin to expire after 2041.
Pursuant to Internal Revenue Code Section 382, annual use of the Company’s net operating loss (“NOL”) carryforwards may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed a Section 382 analysis, however, it is not aware of any transactions that would result in an ownership change under Section 382. Further, the Company’s direct shareholders have remained constant since its inception in 2018.
A summary of the changes in the amount of unrecognized tax benefits (excluding interest and penalties) for 2020 and 2019 is as follows:
	December 31, 2020	December 31, 2019
Beginning balance of unrecognized tax benefits	$1,902,659	$—
Additions based on tax positions related to the current year	—	1,902,659
Additions based on tax positions of prior years	—	—
Reductions due to lapse of applicable statute of limitation	—	—
Settlements	—	—
Ending balance of unrecognized tax benefits	$1,902,659	$1,902,659
The Company anticipates reversal of the above amount within the next 12 months upon amendment of the Company’s 2019 federal and state income tax returns. The Company recognizes interest and penalties related to unrecognized tax benefits in income tax expense. Due to the Company’s NOL position, no interest or penalties have been recognized with respect to unrecognized tax benefits, as such amounts are considered immaterial.
The Company is subject to taxation in the U.S., California, and Arizona. As of December 31, 2020, the statute of limitations remains open for tax year 2018, 2019, and 2020.
The Company has accounted for the changes in net operating loss carryovers as a result of the CARES Act. Other provisions of the CARES Act did not have a material impact on the Company’s financial statements as of December 31, 2020.

Note 13.   Common and Preferred Shares
The Company issued Series A Preferred Shares under the Company’s original Certificate of Incorporation dated September 10, 2018 and the Company’s Shareholders’ Agreement dated September 19, 2018. The Certificate of Incorporation was amended and restated on September 14, 2018 (“Amendment I”) and again on November 6, 2020 (“Amendment II”).
Per the original Certificate of Incorporation, the Company had authority to issue 30,000 shares, consisting of 20,000 common shares and 10,000 Series A Preferred Shares. The Company issued 10,000 shares of Series A Preferred Shares on September 10, 2018 at $0.001 par value per share. There were 10,000 Series A Preferred Shares issued and outstanding at December 31, 2020, 2019, and 2018.
As a result of Amendment I to the Certificate of Incorporation, Series A Preferred shareholders were entitled to a return of capital on their shares prior to any declaration or payment of dividends to common shareholders. The original preferred return was equal to the number of shares held by the preferred shareholder multiplied by the price paid for such shares. In the event of liquidation, dissolution, or winding up of the operations of the Company, Series A Preferred shareholders had preferential liquidation rights compared to the common shareholders. As such, the preferred shareholders were entitled to full payment of the original preferred return before the remaining assets of the Company were to be distributed to common and preferred shareholders based on their pro-rata share of total outstanding securities. Holders of Series A Preferred Shares were granted one vote, per share, for all matters voted on by the common shareholders of the Company.
Given the short duration and immaterial operations of the Company between the execution of Amendment I as compared to the Original Certificate of Incorporation, there was no material accounting impact to the Company’s financial statements resulting from the execution of Amendment I.
As a result of Amendment II, the Company has the authority to issue 420,000 shares consisting of 400,000 common shares and 20,000 Series A Preferred Shares. Additionally, each outstanding common share was split into 10 common shares. Amendment II resulted in the addition of a conversion option which allows the preferred shareholders to convert the Series A Preferred Shares into common shares. In addition, under Amendment II, the preferred shareholders are entitled to 6% cumulative dividends. Therefore, Amendment II resulted in an extinguishment of old Series A Preferred Shares under the original Certificate of Incorporation and a deemed authorization and issuance of new Series A Preferred Shares. As such, the Company recognized Series A Preferred Shares at fair value at the amendment date, with the difference between the fair value and carrying value being recognized in retained earnings. The fair value of the Series A Preferred Shares was derived using a combination of an option pricing method (“OPM”) and common stock equivalent method (“CSE”) which are considered Level 2 and Level 3 inputs, respectively, in the fair value hierarchy.
The assumptions used in the OPM and CSE models are provided in the following tables:
Option-pricing method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Annual dividend rate for common stock	0.0%
Annualized volatility	40.0%
Risk-free rate (continuously compounding)	0.3%

Common-stock equivalent method
Valuation date	11/6/2020
Liquidity event date	12/31/2024
Time to liquidity	4.15 years
Total equity value	$82,000,000
Value per common stock equivalent	$562.06
Further, under Amendment II, cumulative dividends on Series A Preferred Shares will accrue, whether or not declared by the Board, at a rate of 6% per year. The preferred shareholders are entitled to payment of all accrued but unpaid dividends prior to declaration or payment of dividends to common shareholders. As dividends have not been declared no liability associated with the accrued dividends has been recognized by the Company. As of December 31, 2020, dividends in arrears were $6,883,835. In the event of liquidation, Series A Preferred shareholders are entitled to receive payment of assets before distribution to common shareholders. If the full preferential amount is unavailable, the Series A Preferred shareholders will share ratably in the distribution.
Additionally, holders of Series A Preferred Shares now have 10 votes, per share, for all matters voted upon by the common shareholders of the Company and have the option to convert outstanding Series A Preferred Shares into common shares, at any point in time, by a factor of 1-to-10.
The Series A Preferred shareholders control the vote of the Board through direct representation and can initiate a sale of the Company that may result in the Series A Preferred Shares being redeemed for cash. This potential event is deemed to be outside the control of the Company and therefore, the Series A Preferred Shares are accounted for as temporary equity.
As of December 31, 2020, there were 100 common shares outstanding as one option holder of the Company’s 2019 Non-Qualified Stock Option Plan exercised their option to purchase the Company’s common shares on September 12, 2020. The Company had no outstanding common shares as of December 31, 2019, and 2018. The Practice, the Predecessor entity, had 1,000 common shares outstanding as of September 19, 2018.
Note 14.   Share-Based Compensation
Non-Qualified Stock Option Plan
On January 2, 2019, the Company issued and adopted the 2019 Non-Qualified Stock Option Plan (the “Plan”) to incentivize directors, consultants, advisors, and other key employees of the Company and its subsidiaries to continue their association by providing opportunities to participate in the ownership and further growth of the Company. The Plan provides for the grant of options (the “Stock Options”) to acquire common shares of the Company. The Company issued immaterial amounts of stock options to non-employees for the years ended December 31, 2020 and 2019.
Stock Options are exercised from the pool of shares designated by the appropriate Committee of the Board of Directors. The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option-pricing model. The grant date fair value of the service vesting and the performance vesting options is recognized as an expense over the requisite service period and upon the achievement of the performance condition deemed probable of being achieved, respectively. The exercise price of each Stock Option shall be determined by the Committee and may not be less than the fair market value of the common shares on the date of grant. Stock Options have 7-year terms, after which they expire and are no longer exercisable.
The total number of common shares for which Stock Options may be granted under the Plan shall not exceed 13,640. The Plan was amended on November 6, 2020, pursuant to which the total number of common shares for which Stock Options may be granted under the Plan shall not exceed 15,640. At December 31, 2020 and 2019, there were 399,900 and 400,000, respectively, common shares of the Company authorized and unissued.

Stock Options become vested upon fulfillment of either service vesting conditions, performance vesting conditions, or both, as determined by the award agreement entered into by the Company and optionee. The service vesting requirement states that: (i) 25% of the service vesting options shall vest on the first anniversary of the grant date and (ii) the remaining 75% shall vest on an equal monthly-basis, so long as the optionee has remained continuously employed by the Company from the date of the award through the fourth anniversary of the grant date. The performance vesting requirement states that Stock Options shall vest upon sale of the Company only if the optionee has been continuously employed by the Company or its subsidiaries from the grant date through the date of such sale of the Company. For the awards vesting based on service conditions only and that have a graded vesting schedule, the Company recognizes compensation expense for vested awards in earnings, net of actual forfeitures in the period they occur, on a straight-line basis over the requisite service period.
The weighted average assumptions used in the Black-Scholes-Merton option-pricing model for the 2020 and 2019 Stock Options are provided in the following table:
	2020	2019
Valuation assumptions
Expected dividend yield	—%	—%
Expected volatility	35.00% to 40.20%	54.30%
Risk-free interest rate	0.51% to 2.62%	1.60% to 2.62%
Expected term (years)	7	7
Stock option activity during the periods indicated is as follows:
Stock options	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Balance at January 1, 2020	9,965.00	$496.10
Granted	7,170.00	499.94
Exercised	(100.00)	496.10
Forfeited	(2,175.00)	496.10
Expired	—	—
Balance at December 31, 2020	14,860.00	$497.95	8.94	$—
Vested Options Exercisable at December 31, 2020	1,270.00	$496.10	8.25	$—
Stock options	Number of shares	Weighted average exercise price	Weighted average remaining contractual term	Aggregate intrinsic value
Balance at January 1, 2019	—	$—
Granted	13,945.00	496.10
Exercised	—	—
Forfeited	(3,980.00)	496.10
Expired	—	—
Balance at December 31, 2019	9,965.00	$496.10	9.39	$—
Vested Options Exercisable at December 31, 2019	318.75	$496.10	8.70	$—
Total share-based compensation expense during the years ended December 31, 2020 and 2019 was $150,796 and $94,007, respectively.
At December 31, 2020 and 2019, there was $492,014 and $506,688, respectively, of total unrecognized compensation cost related to unvested service Stock Options granted under the Plan that are expected to vest. That cost is expected to be recognized over a weighted average period of 3.05 and 3.38 years for the 2020 and 2019 unrecognized compensation costs, respectively. At December 31, 2020 and 2019, there was

$1,200,153 and $762,256 of unrecognized stock compensation related to unvested performance Stock Options granted under the plan that are expected to vest. The total fair value of common shares vested during the years ended December 31, 2020 and 2019 was $97,696 and $291,555, respectively.
Restricted Stock Awards (“RSAs”)
Agajanian Holdings (“Holdings”), a holder of Series A Preferred Shares of the Company, enters into arrangements with physicians employed by the Practice to issue RSAs which represent Series A Preferred Shares of the Company. The RSAs only have performance vesting requirements linked to the sale of the Company so long as the optionee remains continuously and actively employed by the Company’s subsidiaries through the vesting date.
For the years ended December 31, 2020 and 2019, Holdings issued 188 and 100 RSAs, respectively. The optionee is not entitled to dividends or distributions from the Company, nor are they entitled to vote. Additionally, the RSA may not be sold, transferred, pledged, or assigned at any time.
The grant date fair value of the RSAs for the years ended December 31, 2020 and 2019 was determined to be $4,874 based on the fair value of the Series A Preferred Shares at that date.
A summary of the activity for the RSAs for the years ended December 31, 2020 and 2019 are shown in the following table:
Number of shares
Balance at January 1, 2020	93
Granted	188
Forfeited	(43)
Balance at December 31, 2020	238
Number of shares
Balance at January 1, 2019	—
Granted	100
Forfeited	(7)
Balance at December 31, 2019	93
The sale of the Company is not considered probable until consummation of the transaction, and therefore, for the years ending December 31, 2020 and 2019, no compensation costs were recognized related to the RSAs. As of December 31, 2020 and 2019, there was $1,159,977 and $453,269 of unrecognized compensation expense related to the RSAs that are expected to vest.
2020 Sale Bonus Plan
Starting December, 2020, the Company issued bonus awards under the 2020 Sale Bonus Plan (the “Bonus Plan”) along with the Stock Options with performance vesting conditions to certain physicians of the Practice. The Stock Options and the bonus awards under the Bonus Plan vest upon the sale of the Company. The bonus award the optionee is eligible for is equal to the exercise price of the Stock Option, and is intended to incentivize the physicians to remain employed with the Practice.
The Company accounts for the bonus awards in accordance with ASC Topic No. 710, Compensation —  General (“ASC 710”). The sale of the Company is not considered probable until consummation of the transaction, and therefore, for the year ended December 31, 2020, no liability associated with the bonus awards have been recognized by the Company.
Note 15.   Commitments and Contingencies
The Company evaluates contingencies based upon available evidence. In addition, allowances for losses are provided each year for disputed items which have continuing significance. The Company believes that allowances for losses have been provided to the extent necessary, and that its assessment of contingencies is reasonable. Due to the inherent uncertainties and subjectivity involved in accounting for contingencies, there is at least a reasonable possibility that recorded estimates will change by a material amount in the near term. To the extent that the resolution of contingencies results in amounts which vary from management’s estimates, future operating results will be charged or credited. The principal commitments and contingencies are described below.
Leases
The Company leases its offices, clinics and certain equipment under non-cancellable operating leases, and certain equipment under capital lease agreements, that expire at various dates through 2027. The Company has 43 rental agreements for property. Additionally, the Company has 4 rental agreements for medical equipment classified as capital leases.
Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2020 were:
	Capital leases	Operating leases
Year ending December 31:
2021	$36,736	$3,095,533
2022	36,736	2,831,516
2023	36,736	2,559,759
2024	30,614	2,060,385
2025	—	1,510,935
Thereafter	—	793,363
Total minimum lease payments	$140,822	$12,851,491
Less: amount representing interest (6% interest rate)	(12,587)
Present value of net minimum capital lease payments	128,235
Less current installments of obligations under capital leases	(31,191)
Obligations under capital leases, excluding current installments	$97,044
Legal Matters
The Company is subject to certain outside claims and litigation arising in the ordinary course of business. In the opinion of Management, the outcome of such matters will not have a material effect on the Company’s consolidated financial statements. Loss contingencies entail uncertainty and a possibility of loss to an entity. If the loss is probable and the amount of loss can be reasonably estimated, the loss should be accrued according to ASC 450-20. As of the end of December 31, 2020, the Company accrued a loss contingency for a legal matter related to an employee lawsuit, which was settled in 2021 for approximately $350,000.
Indemnities
The Company’s Articles of Incorporation and bylaws require it, among other things, to indemnify the director or officer against specified expenses and liabilities, such as attorneys’ fees, judgments, fines, and settlements, paid by the individual in connection with any action, suit, or proceeding arising out of the individual’s status or service as its director or officer, other than liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company. The Company also indemnifies its lessor in connection with its facility lease for certain claims arising from the use of the facilities. These indemnities do not provide for any limitation of the maximum potential future payments it could be obligated to make. Historically, the Company has not incurred any payments for these obligations and, therefore, no liabilities have been recorded for these indemnities in the accompanying consolidated balance sheets.

The Health Insurance Portability and Accountability Act
The Health Insurance Portability and Accountability Act (“HIPAA”) assures health insurance portability, reduces healthcare fraud and abuse, guarantees security and privacy of health information, and enforces standards for health information. Organizations are required to be in compliance with HIPAA provisions. The Health Information Technology for Economic and Clinical Health Act (“HITECH”) imposes notification requirements in the event of certain security breaches relating to protected health information. Organizations are subject to significant fines and penalties if found not to be compliant with the provisions outlined in the regulations. The Company believes it is in compliance with these laws.
Regulatory Matters
Laws and regulations governing the Medicare program and healthcare generally, are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medi-Cal programs.
Many of the Company’s payor and provider contracts are complex in nature and may be subject to differing interpretations regarding amounts due for the provision of medical services. Such differing interpretations may not come to light until a substantial period of time has passed following contract implementation. Liabilities for claims disputes are recorded when the loss is probable and can be estimated. Any adjustments to reserves are reflected in current operations. The Company does not have any reserves for regulatory matters as of December 31, 2020 and 2019.
Liability Insurance
The Company believes that its insurance coverage is appropriate based upon the Company’s claims experience and the nature and risks of the Company’s business. In addition to the known incidents that have resulted in the assertion of claims, the Company cannot be certain that its insurance coverage will be adequate to cover liabilities, arising out of claims asserted against the Company or the Company’s affiliated professional organizations, in the future where the outcomes of such claims are unfavorable.
The Company believes that the ultimate resolution of all pending claims, including liabilities in excess of the Company’s insurance coverage, will not have a material adverse effect on the Company’s financial position, results of operations or cash flows; however, there can be no assurance that future claims will not have such a material adverse effect on the Company’s business. Contracted physicians are required to obtain their own insurance coverage.
Note 16.   Business Combination
Business Combination Information
During 2018, the Agajanian Family Trust, American Institute of Research, and Richy Agajanian Holdings, a Professional Corporation, founded TOI Management as a management services organization for provider organizations.
On September 19, 2018 (the “Acquisition Date”), TOI Management acquired all the non-clinical assets of the Practice, ICRI, and HHHC in exchange for TOI Management’s equity (the “Non-Clinical Asset Purchase”). Concurrently on the Acquisition Date, TOI Management entered into a management services agreement (the “MSA”) with the Practice and its subsidiaries to provide comprehensive management and administrative services.
Pursuant to the MSA, and as further described in Note 17, TOI Management became the Practice’s primary beneficiary and thus consolidated the Practice and its subsidiaries. The consolidation of the Practice (together with the Non-Clinical Asset Purchase, the “Acquisition”) at the Acquisition Date resulted in the fair valuation of the Practice’s net assets. Intangible assets identified included payor contracts, trade names, and clinical contracts, which were recorded at fair value. The remaining difference in net assets at fair value was allocated to goodwill. See Note 2 for a summary of the Company’s policies relating to business combinations.
The total consideration transferred was $44,958,702, of which $34,875,000 was in cash and rollover units valued at $10,083,702. Acquisition and integration expenses paid the Company totaled $3,184,660 for the year ended December 31, 2018 and are included in the Successor financial statements in selling, general, and administrative expenses.
The fair value of assets acquired and liabilities assumed as part of the Acquisition is summarized as follows:
Fair value of assets acquired and liabilities assumed:
Cash	$505,317
Accounts receivable	11,097,858
Inventories	2,707,640
Prepaid expenses and other	144,447
Property and equipment, net	388,511
Goodwill	14,076,674
Intangible assets, net	25,234,000
Total assets acquired	$54,154,447
Accounts payable	$136,989
Accrued expenses and other current liabilities	7,658,103
Deferred tax liability	1,400,653
Total liabilities assumed	$9,195,745
Net assets acquired	$44,958,702
In determining the fair value of the intangible assets, the Company considered, among other factors, the best use of the acquired assets, analyses of historical financial performance of the services, and estimates of future performance of the products and intellectual properties acquired. The Company has recorded the purchase price of the identified intangible assets and is amortizing such values over their estimated useful life of 10 years.
The goodwill of $14,076,674 arising from the purchase is derived largely from the expected growth of the Company, as well as synergies and economies of scale expected from combining the Practice and ICRI and centrally managing the two with TOI Management. The establishment of the allocation to goodwill and identifiable intangible assets requires the extensive use of accounting estimates and management judgement. The fair values assigned to the assets acquired are based on estimates and assumptions from data that is readily available. All of the acquired goodwill is deductible for tax purposes.
Unaudited Supplemental Pro Forma Information
The pro forma results presented below include the effects of the Acquisition as if it had occurred on January 1, 2018. The pro forma results for the year ended December 31, 2018 include the additional amortization resulting from the adjustments to the value of intangible assets resulting from purchase accounting. The pro forma results do not include any anticipated synergies or other expected benefits of the acquisitions. The pro forma information does not purport to be indicative of what our results of operations would have been if the Acquisition had in fact occurred at the beginning of the period presented and is not intended to be a projection of our future results of operations. Transaction expenses are included within the pro forma results.
The unaudited pro forma combined revenue and net income for the twelve months ended December 31, 2018 are $113,160,114 and $2,136,657 respectively.

Note 17.   Variable Interest Entities
The Company prepares its consolidated financial statements in accordance with Accounting Standards Codification Topic No. 810, Consolidations (“ASC 810”), which provides for the consolidation of VIEs of which TOI Parent is the primary beneficiary.
Pursuant to the MSA entered into on the Acquisition Date, TOI Management is entitled to receive a management fee, which represents a variable interest in the Practice and the right to receive the benefits of the Practice. In conjunction with the MSA, TOI Management entered into a stock transfer restriction agreement which granted the TOI Management, a non-equity holder in the Practice, the right to direct the most significant activities of the Practice. Therefore, the Practice is a variable interest entity and TOI Management is the primary beneficiary that consolidates the Practice and its subsidiaries.
The consolidated financial statements include the accounts of TOI Parent and its subsidiaries and VIEs. All inter-company profits, transactions, and balances have been eliminated upon consolidation.
	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash	$19,502	$2,440,898
Accounts receivable	17,145,911	14,616,261
Other receivables	49,163	—
Inventory	4,354,232	3,888,988
Prepaid expenses	719,063	72,226
Total current assets	22,287,871	21,018,373
Other assets	200,600	101,746
Goodwill	150,000	—
Total assets	$22,638,471	$21,120,119
Liabilities
Current liabilities:
Accounts payable	11,953,239	7,732,372
Accrued expenses and other current liabilities	6,038,584	3,087,119
Current portion of long-term debt	2,000,000	—
Amounts due to affiliates	19,883,097	16,897,690
Total current liabilities	39,874,920	27,717,181
Other non-current liabilities	551,228	—
Total liabilities	$40,426,148	$27,717,181
Richy Agajanian Holdings, a Professional Corporation, retains equity ownership in the Practice that grants a nominal noncontrolling interest. The equity representing the noncontrolling interest does not participate in the profit or loss of the Practice, however. As such, in 2020, net loss of $14,321,235 and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively. In 2019, net income (loss) of $(4,021,395) and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively. For the period from September 20, 2018 through December 31, 2018 net income (loss) of $(1,993,628) and $0 was attributable to TOI Parent and to the noncontrolling interest, respectively.
Note 18.   Goodwill and Intangible Assets
The Company accounts for goodwill at acquisition-date fair value and other intangible assets at acquisition-date fair value less accumulated depreciation. See Note 2 for a summary of the Company’s policies relating to goodwill and intangible assets.

Intangible Assets
As of December 31, 2020, the Company’s intangible assets, net consists of the following:
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$18,900,000	$(4,283,045)	$14,616,955
Trade names	10 years	4,170,000	(944,989)	3,225,011
Clinical contracts	10 years	2,164,000	(490,397)	1,673,603
Total intangible assets		$25,234,000	$(5,718,431)	$19,515,569
As of December 31, 2019, the Company’s intangible assets, net consists of the following:
	Weighted average amortization period	Gross carrying amount	Accumulated amortization	Net carrying amount
Intangible assets
Amortizing intangible assets:
Payor contracts	10 years	$18,900,000	$(2,420,250)	$16,479,750
Trade names	10 years	4,170,000	(533,992)	3,636,008
Clinical contracts	10 years	2,164,000	(277,112)	1,886,888
Total intangible assets		$25,234,000	$(3,231,354)	$22,002,646
The estimated aggregate amortization expense for each of the five succeeding fiscal years as of December 31, 2020 is as follows:
Amount
Year ending December 31:
2021	$2,450,757
2022	2,450,757
2023	2,450,757
2024	2,450,757
2025	2,450,757
Thereafter.	7,261,784
Total	$19,515,569
The aggregate amortization expense during the years ended December 31, 2020, 2019, and 2018 were $2,487,078, $2,523,400, and $707,954, respectively.
Goodwill
The Company evaluates goodwill at the reporting unit level, which, for the Company, is at the level of the reportable segments, dispensary, patient services, and clinical trials & other. The goodwill allocated to each of the reporting units as of December 31, 2020 and 2019 is as follows:
	December 31, 2020	December 31, 2019
Patient services	$9,044,003	$8,894,003
Dispensary	4,551,002	4,551,002

	December 31, 2020	December 31, 2019
Clinical trials & other	631,669	631,669
Total goodwill	$14,226,674	$14,076,674

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 are as follows:
	December 31, 2020	December 31, 2019
Balance as of January 1:
Gross goodwill	$14,076,674	$14,076,674
Goodwill acquired during the period	150,000	—
Accumulated impairment losses	—	—
Goodwill, net as of December 31	$14,226,674	$14,076,674
The Company acquired a clinical practice, Manuel Zevallos, MD, a Professional Corporation, during the year ended December 31, 2020 for $100,000 in cash and $50,000 in deferred cash consideration. The acquisition was only for goodwill and no assets or liabilities were acquired.
Note 19.   Net Loss Per Share
The following is a reconciliation of the numerator (net loss) and the denominator (weighted average number of shares) used in the basic and diluted net loss per share calculations:
	Year Ended December 31
	2020	2019	2018
Net loss attributable to TOI Parent, Inc.	$(14,321,235)	(4,021,395)	(1,993,628)
Basic and diluted weighted average shares outstanding(1)	23,786	10,000	10,000
Basic and diluted net loss per share attributable to TOI Parent, Inc.	$(602.09)	(402.14)	(199.36)

(1)
The computation of weighted average shares outstanding applies the Series A Preferred Shares on an as-converted basis following the execution of Amendment II in November 2020, which added a one-to-ten conversion feature.

The following potentially dilutive outstanding securities were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive for the periods presented:
	Year Ended December 31
	2020	2019	2018
Stock options	14,860	9,965	2,560

(1)
The Stock Options are exercisable, each into one common share. Refer to Note 14 for further details.

Note 20.   Segment Information
The Company operates its business and reports its results through three operating and reportable segments: dispensary, patient services, and clinical trials & other. in accordance with ASC 280. See Note 2 for a summary of the Company’s policy on segment information.
A brief description of each of the Company’s segments is as follows:
Patient Services
The Company provides oncology treatment and care to patients. As part of the patient services segment, the Company provides a variety of services including physician services, in-house infusion and pharmacy, clinical trials, educational seminars, support groups, counseling, and 24/7 patient assistance.

Dispensary
The Company sells oral prescription drugs directly through its dispensary. The Company purchases these drugs from various manufacturers and fills the prescription using its specialized expertise and knowledge of each individual patient’s needs.
Clinical Trials & Other
The Company enters into contracts to perform clinical research trials. As part of the clinical trials & other segment, the Company conducts cancer clinical trials through a network of experienced cancer care specialists for a broad range of pharmaceutical and medical device companies. The “other” portion of clinical trials & other consists of miscellaneous ancillary sources of revenue and expenses such as, medical supplies, biohazardous medical waste, supplements, and management fees.

Summarized financial information for the Company’s segments is shown in the following tables:
	Year Ended December 31, 2020	Year Ended December 31, 2019	Period from September 20, 2018 through December 31, 2018	Period from January 1, 2018 through September 19, 2018
	Successor			Predecessor
Revenue
Patient services	$116,816,797	$97,624,881	$21,284,785	$48,527,028
Dispensary	63,889,875	49,953,992	13,201,609	26,757,955
Clinical trials & other	6,807,989	7,826,311	2,872,995	515,742
Consolidated revenue	187,514,661	155,405,184	37,359,389	75,800,725
Direct costs
Patient services	95,746,831	81,053,345	16,650,583	34,454,497
Dispensary	53,906,958	43,455,898	12,015,032	23,492,682
Clinical trials & other	981,896	955,321	265,733	—
Total segment direct costs	150,635,685	125,464,564	28,931,348	57,947,179
Depreciation expense
Patient services	940,130	349,875	47,013	281,367
Dispensary	366	—	—	—
Clinical trials & other	6,500	2,001	63	374
Total segment depreciation expense	946,996	351,876	47,076	281,741
Amortization of intangible assets
Patient services	1,862,796	1,890,000	530,250	—
Dispensary	—	—	—	—
Clinical trials & other	213,285	216,400	60,712	—
Total segment amortization	2,076,081	2,106,400	590,962	—
Operating income
Patient services	18,267,040	14,331,661	4,056,939	13,791,164
Dispensary	9,982,551	6,498,094	1,186,577	3,265,273
Clinical trials & other	5,606,308	6,652,589	2,546,487	515,368
Total segment operating income	33,855,899	27,482,344	7,790,003	17,571,805
Selling, general and administrative expense	41,897,302	29,643,511	8,833,475	11,555,910
Non-segment depreciation and amortization	154,500	483,585	126,424	56,455
Total consolidated operating (loss) income	$(8,195,903)	$(2,644,752)	$(1,169,896)	$5,959,440
	December 31, 2020	December 31, 2019
Assets
Patient services	$36,445,920	$36,340,228
Dispensary	4,318,946	2,544,778
Clinical trials & other	5,486,965	4,463,566
Non-segment assets	19,436,737	16,172,166
Total assets	$65,688,568	$59,520,738

Note 21.   Related Party Transactions
Related party transactions include payments to the American Institute of Research, Havencrest Capital Management, L.L.C., M33 Growth L.L.C., Mark L. Pacala, Richy Agajanian M.D., Roca Partners L.L.C. and Veeral Desai. The American Institute of Research provides consulting services to the Company. Havencrest Capital Management L.L.C. and M33 Growth L.L.C. provide management services to the Company. These entities have an equity stake in the Company and payments constitute consideration in exchange for the services provided. Mark L. Pacala and Roca Partners L.L.C. also have an equity stake in the Company and payments to these owners constitute expense reimbursement for traveling to Board meetings. Richy Agajanian M.D. is the representative shareholder of the Practice and payments to him are compensation for his services related to clinical research trials. Total Related Party payments for the years ended December 31, 2020 was $641,122.
During the year ended December 31, 2019 and the period from September 20, 2018 through December 31, 2018, the Company paid $1,070,987 and $91,456, respectively, to shareholders of TOI Parent for consulting services.
During the year ended December 31, 2019 and the period from September 20, 2018 through December 31, 2018, the Company received $1,068,697 and $600,170, respectively, in capitated fees from a managed care organization in which a shareholder of TOI Parent has an ownership interest.
Note 22.   Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through June 27, 2021, the date at which the consolidated financial statements were available to be issued. The following events were identified subsequent to the balance sheet date.
Legal Entity Name Revision
On January 12, 2021, the Company filed an amendment to the articles of incorporation of Richy Agajanian, M.D., a Professional Corporation to legally change the name to The Oncology Institute CA, a Professional Corporation. The change was solely nominal, and the legal form, tax attributes, and books and records of Richy Agajanian, M.D., a Professional Corporation all remained.
Capital Raise
In the first quarter of 2021, TOI Parent Inc. executed an equity capital raise in separate transactions with three accredited investors. Each investor purchased the Company’s Series A Preferred Shares subject to the terms of Amendment II of the Certificate of Incorporation, as described in Note 13. A total of 1,451 Series A Preferred Shares were purchased in exchange for $20,000,000 in consideration.
Pinellas Cancer Center Acquisition
On February 12, 2021, the Company entered into an Asset Purchase Agreement with Anil N Raiker, M.D., P.L.C., d/b/a Pinellas Cancer Center (the “PCC”) and Anil Raiker, M.D., an individual. Anil Raiker, M.D. owns all of the issued and outstanding equity interests of PCC. The terms of the agreement state that the Company will purchase from the PCC certain assets, properties, and rights owned by the Practice, and the goodwill associated with the asset acquisition and TOI Management will manage non-clinical and management operations. The Company will pay $1,710,000, with half of the consideration being paid in cash at closing and the remainder in two installments each annual anniversary thereafter.
Oncology Association Acquisition
On April 30, 2021, the Company entered into an Asset Purchase Agreement with Oncology Association, P.A., (the “OA”) and Pedro Mendez, M.D., an individual. Pedro Mendez, M.D. owns all of the issued and outstanding equity interests of OA. The terms of the agreement state that the Company will purchase from the OA certain assets, properties, and rights owned by the Practice, and the intangible assets associated with the asset acquisition. The Company will pay $500,000, with $200,000 of the consideration being paid in cash at closing and the remainder paid equally in three cash installments with each annual anniversary thereafter.

Annex A
PRIVILEGED & CONFIDENTIAL
Execution Version
AGREEMENT AND PLAN OF MERGER
by and among
DFP HEALTHCARE ACQUISITIONS CORP.,
ORION MERGER SUB I, INC.,
ORION MERGER SUB II, LLC
AND
TOI PARENT, INC.
dated as of
June 28, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A — Form of Acquiror Charter
Exhibit B — Form of Acquiror Bylaws
Exhibit C — Form of Registration Rights Agreement
Exhibit D — Stockholder Support Agreement
Exhibit E — Form of First Merger Certificate
Exhibit F — Form of Second Merger Certificate
Exhibit G — Form of FIRPTA Certificate
Exhibit H — Form of Incentive Equity Plan
Exhibit I — Form of Employee Stock Purchase Plan

A-iv

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 28, 2021, by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (“Acquiror”), Orion Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”) and TOI Parent, Inc., a Delaware corporation (the “Company”). Acquiror, First Merger Sub, Second Merger Sub and the Company are collectively referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 1.01.
RECITALS
WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;
WHEREAS, on the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Limited Liability Company Act of the State of Delaware (“DLLCA”) and other applicable Laws, the Parties intend to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger (Second Merger Sub, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”);
WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to (a) adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Conversion (as defined below);
WHEREAS, for U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that (i) the First Merger and the Second Merger, taken together, constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder to which Acquiror and the Company are parties under Section 368(b) of the Code, and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (collectively, the “Intended Income Tax Treatment”);
WHEREAS, the board of directors of the Company has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this Agreement and the Transactions, including the First Merger, be adopted by the stockholders of the Company (the “Company Board Recommendation”);
WHEREAS, the Acquiror Board has unanimously (i) determined that it is in the best interests of Acquiror and the Acquiror Stockholders, and declared it advisable, to enter into this Agreement providing for the Mergers, (ii) approved this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending that this

Agreement and the Transactions, including the Mergers, be adopted by the Acquiror Stockholders (the “Acquiror Board Recommendation”);
WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to the Acquiror Stockholders to have their outstanding shares of Acquiror Class A Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Organizational Documents in connection with obtaining the Acquiror Stockholder Approval (as defined below);
WHEREAS, prior to the First Effective Time, subject to obtaining the Company Stockholder Approval (as defined below), each share of Company Preferred Stock (as defined below) will be converted (the “Conversion”) into 10 shares of Company Common Stock in accordance with the Company’s Governing Documents (as defined below);
WHEREAS, at the Closing, the Sponsor, Acquiror, the Company, certain of the Pre-Closing Stockholders and certain other parties will enter into an Amended and Restated Registration Rights Agreement, substantially in the form of Exhibit C attached hereto (as amended, restated, modified, supplemented or waived from time to time, the “Registration Rights Agreement”);
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Sponsor, the Acquiror D&O Stockholders, the Company and Acquiror have entered into the Stockholder Support Agreement, a copy of which is attached as Exhibit D hereto;
WHEREAS, on or prior to the date hereof, Acquiror has obtained commitments from certain investors for a private placement of shares of Acquiror Class A Common Stock (the “PIPE Investment”) pursuant to the terms of one or more subscription agreements (each, a “Subscription Agreement”), pursuant to which, among other things, such investors have agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to such investors, an aggregate number of shares of Acquiror Class A Common Stock and/or Series A Common Equivalent Preferred Stock set forth in the Subscription Agreements in exchange for an aggregate purchase price of $275,000,000 on the Closing Date, on the terms and subject to the conditions set forth therein; and
WHEREAS, as a condition and inducement to Deerfield Private Design Fund IV, L.P. (“Deerfield Design Fund IV”) providing its consent to the Business Combination (the “DFP Consent”), Deerfield Design Fund IV, Deerfield Partners, L.P. (“Deerfield Partners”), Sponsor and Acquiror have entered into a letter agreement on even date herewith (the “Consent Letter”), pursuant to which, among other things, the Deerfield Investors and the Acquiror have agreed to enter into negotiations to establish definitive documentation pursuant to which the Deerfield Investors will exchange a number of their shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock for and in consideration of a number of shares of Acquiror Preferred Stock, to be designated as Series A Common Equivalent Preferred Stock, on a 100:1 basis (the “Pre-Closing Exchange”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I.
CERTAIN DEFINITIONS
Section 1.01   Definitions.   For purposes of this Agreement, the following capitalized terms have the following meanings:
“Acquiror” has the meaning specified in the preamble hereto.
“Acquiror Arrangements” has the meaning specified in Section 7.06.
“Acquiror Board” means the board of directors of Acquiror.
“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.

“Acquiror Bylaws” has the meaning specified in Section 9.02(a)(v).
“Acquiror Capital Stock” means the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.
“Acquiror Charter” has the meaning specified in the Section 9.02(a)(v).
“Acquiror Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Acquiror.
“Acquiror Closing Statement” has the meaning specified in Section 4.02(a).
“Acquiror Cure Period” has the meaning specified in Section 11.01(c).
“Acquiror D&O Stockholders” means, collectively, Mr. Steven Hochberg, Mr. Christopher Wolfe, Mr. Richard Barasch, Dr. Jennifer Carter, Dr. Mohit Kaushal and Dr. Gregory Sorensen.
“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article VI.
“Acquiror Intervening Event” means any material change, event, circumstance, occurrence, effect, development or state of facts (x) that was not known or reasonably foreseeable to the Acquiror Board as of the date hereof and that becomes known to the Acquiror Board after the date hereof and prior to the receipt of the Acquiror Stockholder Approval and (y) that does not relate to a Business Combination Proposal; provided, however, that (a) any change in the price or trading volume of Acquiror Class A Common Stock and Acquiror Class B Common Stock and (b) any change, event, circumstance, occurrence, effect, development or state of facts that is excluded in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur pursuant to clauses (i), (ii), (vi), (vii), and (viii) of the definition thereof (other than as expressly contemplated by the final proviso to the definition of Material Adverse Effect) shall in the case of clause (x) of this definition be excluded for purposes of determining whether an Acquiror Intervening Event has occurred.
“Acquiror Intervening Event Notice” has the meaning specified in Section 9.02(a)(v).
“Acquiror Intervening Event Notice Period” has the meaning specified in Section 9.02(a)(v).
“Acquiror Options” has the meaning specified in Section 3.06(e).
“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended, restated, modified or supplemented from time to time.
“Acquiror Parties” means Acquiror, First Merger Sub and Second Merger Sub.
“Acquiror Party Representations” means the representations and warranties of Acquiror, First Merger Sub and Second Merger Sub expressly and specifically set forth in Article VI of this Agreement, as qualified by the Acquiror Disclosure Letter. For the avoidance of doubt, the Acquiror Party Representations are solely made by Acquiror, First Merger Sub and Second Merger Sub.
“Acquiror Preferred Stock” means the preferred stock, par value $0.0001 per share, of Acquiror.
“Acquiror RSU” has the meaning specified in Section 3.11(b).
“Acquiror Stockholder Approval” has the meaning specified in Section 6.02(b).
“Acquiror Stockholder Matters” has the meaning specified in Section 9.02(a)(v).
“Acquiror Stockholder Redemption” has the meaning specified in Section 9.02(a)(v).
“Acquiror Stockholders” means the holders of shares of Acquiror Capital Stock.
“Acquiror Trading Price” has the meaning specified in Section 3.07(a).

“Acquiror Transaction Expenses” means all unpaid fees, costs and expenses incurred by or on behalf of the Acquiror Parties prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with by Acquiror at or before Closing, and the consummation of the Transactions, including (1) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, (2) any Antitrust Fees, (3) the cost of the D&O Tail to be obtained pursuant to Section 8.02(b) and (4) Transfer Taxes; provided that Acquiror Transaction Expenses shall not include any Company Transaction Expenses.
“Acquiror Warrant” means a warrant entitling the holder to purchase one share of Acquiror Class A Common Stock per warrant.
“Acquisition Transaction” has the meaning specified in Section 9.03(a).
“Action” means any claim, action, investigation, suit, litigation, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.
“Additional Financial Statements” has the meaning specified in Section 9.02(a)(i).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Aggregate Earnout Consideration” means 12,500,000 shares of Acquiror Class A Common Stock.
“Aggregate Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of Equity Securities of the Company that are (i) issued and outstanding immediately prior to the First Effective Time after giving effect to the Conversion and (ii) issuable upon, or subject to, the settlement of Company Options or Company RSUs (whether or not then vested or exercisable), Promised Awards (which have been granted prior to the First Effective Time), Company Restricted Stock (whether or not then vested) and any other Equity Securities (whether or not then vested or exercisable), in each case, that are outstanding immediately prior to the First Effective Time minus (b) a number of shares of Company Stock equal to the aggregate exercise price of the Company Options described in clause (ii) above.
“Agreement” has the meaning specified in the preamble hereto.
“Allocation Schedule” has the meaning specified in Section 4.02(b).
“Anti-Corruption Laws” means, collectively: (a) the U.S. Foreign Corrupt Practices Act (FCPA); (b) the UK Bribery Act 2010; and (c) any other applicable anti-bribery or anti-corruption Laws related to combating bribery, corruption and money laundering.
“Antitrust Fees” means any and all filing fees payable to the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission under the HSR Act or the antitrust or competition Law authorities of any other jurisdiction in connection with the Transactions.
“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption), plus (ii) the aggregate amount of cash that has been funded to and remains with Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing, minus (iii) expenses of Acquiror and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports (other than the Acquiror Transaction Expenses), minus (iv) Acquiror Transaction Expenses; minus (v) Company Transaction Expenses.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.
“Business Combination Proposal” has the meaning specified in Section 9.03(b).
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
“Cancelled Option Portion” has the meaning specified in Section 3.06(c).
“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, dated March 10, 2020, as amended and in effect on the date hereof.
“Change in Recommendation” has the meaning specified in Section 9.02(a)(v).
“Change of Control Offer Price” has the meaning specified in Section 3.07(d).
“Change of Control Transaction” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving Acquiror in which the holders of all of the outstanding Equity Securities in Acquiror immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding Equity Securities that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of Acquiror’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (iii) the consummation of the sale of all or substantially all of the assets of Acquiror and its Subsidiaries (including the Company), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of Acquiror, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.
“Closing” has the meaning specified in Section 4.01.
“Closing Cash Consideration” means an amount equal to (i) the Available Closing Acquiror Cash multiplied by (ii) 0.5556; provided, that, if the Closing occurs when the Closing Cash Consideration as otherwise determined by this definition would result in Closing Share Consideration that is less than an amount equal to the Minimum Share Consideration multiplied by $10, then the Closing Cash Consideration for all purposes under this Agreement will be decreased by the minimum extent necessary such that the Closing Share Consideration equals an amount equal to the Minimum Share Consideration multiplied by $10.
“Closing Date” has the meaning specified in Section 4.01.
“Closing Merger Consideration” means an amount equal to $762,052,411.
“Closing Share Consideration” means the number of shares (rounded to the nearest whole share) of Acquiror Class A Common Stock determined by dividing an amount equal to (a) (i) the Closing Merger Consideration minus (ii) the Closing Cash Consideration by (b) $10.00.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the preamble hereto.
“Company Benefit Plan” has the meaning specified in Section 5.13(a).
“Company Board Recommendation” has the meaning specified in the Recitals hereto.
“Company Closing Statement” has the meaning specified in Section 4.02(b).
“Company Common Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Cure Period” has the meaning specified in Section 11.01(b).
“Company Disclosure Letter” has the meaning specified in the introduction to Article V.
“Company Employees” has the meaning specified in Section 5.13(a).
“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.
“Company IT Systems” means any and all IT Systems that are owned by, licensed or leased to, or otherwise under the control of the Company.
“Company Option” means an option to acquire shares of Company Common Stock granted under the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan.
“Company Organizational Documents” means the Company’s amended and restated certificate of incorporation dated as of November 12, 2020 and the Company’s bylaws dated as of September 14, 2018, in each case as amended, restated, modified or supplemented from time to time.
“Company Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of the Company, which shares have been designated as Series A Preferred Stock.
“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article V of this Agreement, as qualified by the Company Disclosure Letter. For the avoidance of doubt, the Company Representations are solely made by the Company.
“Company Restricted Stock” means each share of Company Stock that is outstanding immediately prior to the Effective Time and is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, held by an employee of the Company or a Group Company.
“Company RSU” means the grant of the right to receive shares of Company Stock that is an obligation of the Company and is outstanding immediately prior to the Effective Time.
“Company RSU Holder” means the individual who has been granted a Company RSU.
“Company Stock” means the Company Common Stock and the Company Preferred Stock.
“Company Stockholder Approval” means the approval of this Agreement and the Transactions, including the First Merger, the Conversion and the transactions contemplated thereby and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Common Stock and outstanding Company Preferred Stock, voting together as a single class and on an as-converted basis, and (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class, in each of case, in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.
“Company Subsidiary Securities” has the meaning specified in Section 5.07(b) below.
“Company Transaction Expenses” means the aggregate amount of (a) all accrued and unpaid fees, costs and expenses incurred by or on behalf of the Company, its Subsidiaries and the Group Companies prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including any and all professional or transaction related costs, fees and expenses of legal, accounting and financial advisors, consultants, auditors, accountants and brokers and (b) any Transaction Bonuses.
“Confidentiality Agreement” has the meaning specified in Section 12.09.

“Contracts” means any legally binding contracts, agreements, subcontracts and leases and all material amendments, written modifications and written supplements thereto.
“Conversion” has the meaning specified in the Recitals hereto.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order or Action, directive, guideline or recommendation by any Governmental Authority (including the Centers for Disease Control and Prevention and the World Health Organization) in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and the Families First Coronavirus Response Act, or any changes thereto.
“D&O Tail” has the meaning specified in Section 8.02(b).
“Data Protection Requirements” has the meaning specified in Section 5.20(i).
“Deerfield Design Fund IV” has the meaning specified in the Recitals hereto.
“Deerfield Investors” means, collectively, Deerfield Design Fund IV, Deerfield Partners and Sponsor.
“Deerfield Partners” has the meaning specified in the Recitals hereto.
“DFP Consent” has the meaning specified in the Recitals hereto.
“DGCL” has the meaning specified in the Recitals hereto.
“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.
“Dissenting Shares” has the meaning specified in Section 3.09.
“DLLCA” has the meaning specified in the Recitals hereto.
“Earnout Period” has the meaning specified in Section 3.07(a).
“Earnout Shares” means the First Tranche Stockholder Earnout Shares, First Tranche Optionholder Earnout Shares, Second Tranche Stockholder Earnout Shares or Second Tranche Optionholder Earnout Shares, as applicable.
“Eligible Cash-Out Vested Company Option” means the number of Company Options multiplied by a fraction, the numerator of which is the Closing Cash Consideration and the denominator of which is the Closing Merger Consideration (rounded up to the nearest whole number).
“Enforceability Exceptions” has the meaning specified in Section 5.03.
“Environmental Laws” means any applicable Laws relating to pollution, protection of the environment, any Hazardous Material or health and safety (with respect to exposure to Hazardous Materials).
“Equity Securities” means, with respect to any Person and without duplication, any share, share capital, capital stock, equity interest, partnership, membership, joint venture, ownership or similar interest in any Person (including any stock appreciation, phantom stock, debenture, profit participation, profit interest or similar interest or right in, such Person, whether voting or non-voting) and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor. With respect to the Company, for clarity, “Equity Security” shall include any equity award issued under any incentive plan, including the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan.
“ERISA” has the meaning specified in Section 5.13(a).

“ERISA Affiliate” means any trade or business (whether or not incorporated) (i) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or any Subsidiary or (ii) which together with the Company or any Subsidiary is treated as a single employer under Section 414 of the Code.
“ESPP” has the meaning specified in Section 8.10.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.03(b).
“Exchange Agent Agreement” means a paying and exchange agent agreement, in form and substance reasonably acceptable to Acquiror and the Company.
“Exchange Ratio” means the quotient obtained by dividing (a) 76,205,241.10 by (b) the Aggregate Fully Diluted Company Common Stock.
“Excluded Share” has the meaning specified in Section 3.02(b)(i).
“Export Control Laws” means (a) the U.S. Export Administration Regulations and all other Laws adopted by Governmental Authorities of the United States and other countries relating to import and export controls and (b) the anti-boycott regulations administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and all anti-boycott Laws adopted by Governmental Authorities of other countries relating to prohibition of unauthorized boycotts.
“Federal Healthcare Program” means any “federal health care program” as defined in 42 U.S.C. § 1320a-7b(f).
“Final Prospectus” has the meaning specified in Section 6.06(a).
“Financial Statements” has the meaning specified in Section 5.08(a).
“First Certificate of Merger” has the meaning specified in Section 2.02.
“First Effective Time” has the meaning specified in Section 2.02.
“First Merger” has the meaning specified in the Recitals hereto.
“First Merger Sub” has the meaning specified in the preamble hereto.
“First Share Price Trigger” has the meaning specified in Section 3.07(a).
“First Tranche Optionholder Earnout Shares” has the meaning specified in Section 3.07(b)(i)(A).
“First Tranche Stockholder Earnout Shares” means the aggregate number of shares of Acquiror Class A Common Stock equal to (a) 5,000,000 minus (b) the aggregate number of First Tranche Optionholder Earnout Shares.
“Fraud” means actual and intentional fraud under Delaware common law with a specific intent to deceive brought against a Party hereto based on a representation or warranty of such Party contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation, (iii) such Party had the specific intent to deceive another Party hereto, and (iv) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which governs its internal affairs, in each case as amended, restated, modified or supplemented from time to time. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“Group” has the meaning specified in the definition of “Change of Control Transaction.”
“Group Company” and, collectively, the “Group Companies,” means (i) The Oncology Institute FL, a Florida professional corporation, d/b/a The Oncology Institute of Hope and Innovation, (ii) The Oncology Institute CA, a California professional corporation, d/b/a The Oncology Institute of Hope and Innovation, and (iii) Innovative Clinical Research Institute, LLC, a Nevada limited liability company and wholly owned subsidiary of The Oncology Institute CA.
“Hazardous Material” means (i) any material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” under applicable Environmental Laws, (ii) petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, radioactive material or radon, medical wastes, biological products or pesticides, or (iii) any other substances that are regulated under Environmental Law and as to which liability may be imposed pursuant to Environmental Law.
“Healthcare Laws” means the Medicare statute, 42 U.S.C. §§ 1395 et seq.; the Medicaid statute, 42 U.S.C. §§ 1396 et seq.; TRICARE, 10 U.S.C. §§ 1071 et seq. the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Stark Law, 42 U.S.C. § 1395nn; the False Claims Act, 31 U.S.C. §§ 3729-3733; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. §§ 1320a-7 and 1320c-5; the Food, Drug and Cosmetic Act of 1938, 21 U.S.C. § 301, et seq.; the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the Clinical Laboratory Improvement Amendments of 1988, 42 U.S.C. 263a et seq.; the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95); the Program Fraud Civil Remedies Act of 1986, 31 U.S.C. § 3801, et seq.; the Travel Act, 18 U.S.C. § 1952; the Eliminating Kickbacks in Recovery Act of 2018, 18 U.S.C. § 220; any similar state Laws or other federal Laws that address the subject matter of the foregoing; any state insurance, health maintenance organization or managed care Laws regulating risk-bearing organizations or entities transacting in business in connection with the provision of, payment for, and/or the arranging of, health care services to beneficiaries of licensed health plans; any state Laws concerning the corporate practice of medicine or the splitting of healthcare professional fees, scope of practice and supervision of non-physician Licensed Professionals, facility and/or Licensed Professional licensure, medical records documentation and physician orders, and advertising and marketing of health care services; and without limiting the foregoing, all Laws related to dispensaries, pharmacies, the securing, administering and infusing of drugs, laboratories, and diagnostic imaging.
“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, the Health Information Technology for Economic and Clinical Health Act, Public Law 111-005, and regulations promulgated thereunder by the U.S. Department of Health and Human Services to implement certain privacy and security provisions of HIPAA (the “HIPAA Regulations”), codified at 45 C.F.R. Parts 160 and 164.
“HIPAA Policies and Procedures” has the meaning specified in Section 5.28(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 8.10.
“Income Tax” means any Tax imposed upon or measured by net income or gain (however denominated).
“Indebtedness” means, with respect to any Person as of any time, without duplication, any obligations (whether or not contingent) consisting of (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for borrowed money of such Person, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (ii) payment obligations evidenced by any note, bond, debenture or other debt security, in each case, as of such time of such Person, (iii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of such Person, in each case to the extent payable as a result of the consummation of the Transactions, (iv) payment obligations of a third party secured by any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the payment obligations secured thereby have been assumed, (v) obligations under capitalized leases, (vi) all payment obligations of the type referred to in clauses (i)  —  (vi) of this definition of any other Person, guaranteed directly or indirectly, jointly or severally, and (vii) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly owned Subsidiary of such Person or between any two or more wholly owned Subsidiaries of such Person, or with respect to the Company, an obligation between the Company and any Group Company, or between any Group Company and a Subsidiary of such Group Company.
“Indemnitee Affiliates” has the meaning specified in Section 8.02(c).
“Independent Accountant” has the meaning specified in Section 3.07(f).
“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the Transactions or by any third party challenging the Transactions, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Regulatory Consent Authority or any subpoena, interrogatory or deposition.
“Intellectual Property” means all worldwide rights, title and interests in and to (a) patents, published, or unpublished patent applications (and any patents that issue as a result of those patent applications), provisional patent applications and similar filings, inventions (whether or not patentable and whether or not reduced to practice), invention disclosures, and industrial designs, together with all parents, (b) copyrights and rights in works of authorship and copyrightable subject matter, together with any moral rights related thereto, including all rights of authorship, use, publication, reproduction, distribution, and performance, transformation and ownership, together with all other interests accruing by reason of international copyright conventions, (c) trade secrets and confidential information, and other proprietary information, including but not limited to know-how, unpatented inventions, technology, processes, procedures, customer lists, business plans, database rights, and algorithms, in each case that derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons (collectively, “Trade Secrets”), (d) trademarks, trade names, logos, service marks, brand names, trade dress, business names (including any fictitious or “dba” names), Internet domain names, slogans, symbols, and other similar designations of source or indicia of origin together with the goodwill of the business symbolized by or associated with any of the foregoing, (e) Software, (f) technical data, and databases, compilations and collections of technical data, and (g) any registrations or applications for registration for any of the foregoing, including any provisional, substitutions, divisions, continuations, continuations-in-part, renewals, reissuances, revisions, re-examinations and extensions and any foreign equivalents of the foregoing (as applicable).
“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 7.01.
“IT Systems” means Software, information technology and computer systems, servers, networks, workstations, routers, hubs, switches, data communications lines, interfaces, platforms, databases, websites, computer hardware and equipment used to process, store, generate, analyze, maintain and operate data or information, including any of the foregoing accessed pursuant to outsourced or cloud computing arrangements.
“JOBS Act” has the meaning specified in Section 8.11.
“Latham” has the meaning specified in Section 12.17(b).
“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leakage” means the aggregate amount of all distributions or payments of cash or other property made by the Company, its Subsidiaries or any Group Company during the Interim Period pursuant to any of the following transactions, except for those transactions that constitute Permitted Leakage: (a) the declaration, making or payment of any dividend, distribution or return of capital, or any redemption, purchase or other acquisition of Equity Securities or other securities of or ownership interests in the Company, its Subsidiaries or any Group Company, or any payments in lieu of any of the foregoing (whether in cash or in kind); (b) the payment of any remuneration, commission, royalty, licensing or service fees, management fees, advisory or monitoring fees, termination fees or penalties or consulting fees to any holder of Company Stock, any other equityholder of the Company, its Subsidiaries or any Group Company or any of their respective Affiliates or on their respective behalves; (c) the amount of any payment or other liability waived or discharged (including by way of conversion into equity) by the Company, its Subsidiaries or any member of the Group Companies or of any amount that was owed to it by any holder of Company Stock or any other equityholder of the Company, its Subsidiaries, any Group Company or any of their respective Affiliates; (d) any payment of any type in respect of any Indebtedness (including any breakage fees or penalties), in each case, by the Company, its Subsidiaries or any Group Company to any holder of Company Stock or any other equityholder of the Company, its Subsidiaries, any Group Company or any of their respective Affiliates; (e) any assignment, transfer or surrender of any assets to, or the making of any payment on behalf of, any holder of Company Stock or any other equityholder of the Company, its Subsidiaries, any Group Company or any of their respective Affiliates; (f) any indemnity or other contingent liability or obligation granted or assumed by the Company, its Subsidiaries or any Group Company in favor of any holder of Company Stock or any other equityholder of the Company, its Subsidiaries, any Group Company or any of their respective Affiliates; (g) the creation of any Lien over any asset of the Company, its Subsidiaries or any Group Company in favor of any holder of Company Stock or any other equityholder of the Company, its Subsidiaries, any Group Company or any of their respective Affiliates; and (h) the payment or incurrence of any Tax, fee, interest or cost by the Company, its Subsidiaries or any Group Company as a result of any of the matters set out in (a) through (g) above.
“Leased Real Property” has the meaning specified in Section 5.19(b).
“Leases” has the meaning specified in Section 5.19(b).
“Licensed Intellectual Property” has the meaning specified in Section 5.20(b).
“Licensed Professional” means a physician, nurse practitioner, physician assistant or any other licensed healthcare professional employed or under contract with the Company, any of its Subsidiaries or any Group Company.
“Lien” means any lien, mortgage, deed of trust, charge, pledge, hypothecation, encumbrance, easement, right of way, license, option, right of first refusal, right of first offer, security interest or other lien of any kind.
“Material Adverse Effect” means any effect, occurrence, development, fact, condition or change (“Effect”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Company, its Subsidiaries and the Group Companies, taken as a whole or (b) prevents the Company from consummating the Mergers; provided, however, that in the case of (a), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (iii) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, payors, suppliers, landlords, licensors, distributors, partners, providers and employees, (iv) any Effect generally affecting any of the industries or markets in which the Company, its Subsidiaries or the Group Companies operate or the economy as whole, (v) the compliance with the terms of this Agreement or the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror or at the request of the Acquiror, First Merger Sub or Second Merger Sub, (vi) any earthquake, hurricane, epidemic, pandemic, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of God or other force majeure event, (vii) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company, any of its Subsidiaries or any Group Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (viii) changes to reimbursement rates or in methods or procedures for determining such rates, any changes to eligibility requirements or any other programmatic changes, in each case, only to the extent such changes are imposed by a Governmental Authority, but regardless of whether such changes are applicable nationally or to only certain geographic areas, (ix) any failure of the Company, its Subsidiaries and the Group Companies, taken as a whole, to meet any projections, forecasts or budgets; provided, that clause (ix) shall not prevent a determination that any Effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, (x) any changes in SEC guidance related to the accounting of warrants or (xi) COVID-19 or any COVID-19 Measures, or the Company’s, any of its Subsidiaries’ or any Group Company’s compliance therewith; provided that, in the case of clauses (i), (ii), (iv), (vi), (vii) and (x), such Effect may be taken into account to the extent (but only to the extent) that such Effect has had, or would reasonably be expected to have, a disproportionate and adverse impact on the Company, its Subsidiaries and the Group Companies, taken as a whole, as compared to other industry participants.
“Material Contracts” has the meaning specified in Section 5.12(b).
“Material Suppliers” has the meaning specified in Section 5.24(a).
“Mergers” has the meaning specified in the Recitals hereto.
“Minimum Share Consideration” means, solely to the extent the Company elects application hereof, the number of shares (rounded up to the nearest whole share) of Acquiror Class A Common Stock that represents the minimum number of shares of Acquiror Class A Common Stock that is required to ensure that the Mergers qualify for the Intended Income Tax Treatment (with such number of shares to be reasonably determined by tax advisors to the Company in their reasonable discretion). The Company will provide written notice to Acquiror no later than the third Business Day prior to the Closing Date if it elects to apply the Minimum Share Consideration as used in this Agreement, which written notice shall include the Company’s calculation of the number of shares of Acquiror Class A Common Stock described herein.
“Nasdaq” means the Nasdaq Capital Market.
“Objection Notice” has the meaning specified in Section 3.07(f).
“Offer Documents” has the meaning specified in Section 9.02(a)(i).

“OIG” has the meaning specified in Section 5.28(a).
“Optionholder Earnout Shares” has the meaning specified in Section 3.06(f).
“Owned Intellectual Property” means all Intellectual Property that is owned (or purported to be owned), in whole or in part, by the Company, its Subsidiaries or any Group Company, as applicable.
“Party” has the meaning specified in the preamble hereto.
“Payor” means any private healthcare payor or program, including any private insurance payor or program, health care service plan, health insurance company, health maintenance organization, self-insured employer, or other third party payor, or any Federal Healthcare Program in which any Company, Subsidiary or Group Company is enrolled or participates.
“Per Share Earnout Consideration” means a number of shares (rounded down to the nearest whole share) of Acquiror Class A Common Stock equal to the Aggregate Earnout Consideration divided by the Aggregate Fully Diluted Company Common Stock.
“Per Share Merger Consideration” means (i) a number of shares (rounded down to the nearest whole share) of Acquiror Class A Common Stock equal to the Closing Share Consideration divided by the Aggregate Fully Diluted Company Common Stock and (ii) an amount in cash equal to the Closing Cash Consideration divided by the Aggregate Fully Diluted Company Common Stock.
“Permits” has the meaning specified in Section 5.17.
“Permitted Leakage” means (i) any compensation or benefits, or reimbursement of costs or expenses, paid or payable to or for the benefit of any holder of Company Stock or other equityholder of the Company or any of their Affiliates, in each such case who is also a director, officer, or employee of, or consultant to, the Company, its Subsidiaries or any Group Company, in connection with such Person’s services as a director, officer, employee or consultant, in each case, as paid in the ordinary course of business (including any Taxes paid in connection with any such amounts paid to such Person), (ii) the prorated payment of any management, advisory or monitoring fees in accordance with the Contract(s) set forth on Section 5.12(a)(xiv) of the Company Disclosure Letter, (iii) any payments made by the Company, any of its Subsidiaries or any Group Company to any other entity among the Company, any of its Subsidiaries or any Group Companies and (iv) any payments made with the prior written consent of Acquiror solely to the extent of the amount approved.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions for which appropriate reserves have been established in accordance with GAAP, (iv) Liens (other than monetary Liens with respect to the Company or any of its Subsidiaries), encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) or zoning, building, entitlement and other land use and environmental regulations that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property, or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Lease (other than monetary Liens with respect to the Company or any of its Subsidiaries), and (C) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) Liens securing the Indebtedness of the Company, its Subsidiaries and the Group Companies set forth on Section 1.01(b) of the Company Disclosure Letter, (viii) other than with respect to real property, any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or other property being leased or licensed including licenses of Intellectual Property and (ix) Liens described on Section 1.01(b) of the Company Disclosure Letter.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means, in addition to the definition for any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, any information that identifies, could be used to identify, or is otherwise associated with an individual person.
“PIPE Investment” has the meaning specified in the Recitals hereto.
“PIPE Investment Amount” has the meaning specified in Section 6.14(a).
“PIPE Investor” means an investor party to a Subscription Agreement.
“Policies” has the meaning specified in Section 5.16.
“Pre-Closing Actions” has the meaning specified in Section 7.09.
“Pre-Closing Exchange” has the meaning specified in Recitals hereto.
“Pre-Closing Optionholders” means all Persons who hold one or more Company Options immediately prior to the First Effective Time.
“Pre-Closing Stockholders” means all Persons who hold one or more shares of Company Stock immediately prior to the First Effective Time (after giving effect to the Conversion).
“Pre-Closing Tax Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Privacy Laws” means all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, and all applicable Laws relating to breach notification in connection with Personal Information, including Laws relating to patient or individual healthcare information, such as HIPAA.
“Pro Rata Portion” means, with respect to each Pre-Closing Stockholder (other than the holders of Dissenting Shares) and Company RSU Holder, a fraction, the numerator of which is the sum of the aggregate number of shares of Company Stock held by such Pre-Closing Stockholder or Company RSU Holder immediately prior to the Effective Time, and the denominator of which is the sum of (i) the aggregate number of shares of Company Stock held by all Pre-Closing Stockholders and (ii) the number of shares of Company Stock held by the Company RSU Holders immediately prior to the Effective Time.
“Promised Awards” means up to 1300 shares of Company Common Stock that may be granted as Company Options, Company Restricted Stock or Company RSUs.
“Proxy Statement” has the meaning specified in Section 9.02(a)(i).
“Proxy Statement/Registration Statement” has the meaning specified in Section 9.02(a)(i).
“Registered Intellectual Property” has the meaning specified in Section 5.20(a).
“Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.
“Registration Statement Securities” has the meaning specified in Section 9.02(a)(i).

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, and any other Governmental Authority enforcing, utilizing or having authority in connection with any antitrust or competition Laws, including merger control Laws.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Requisite Company Stockholders” means those stockholders listed on Section 1.01(c) of the Company Disclosure Letter.
“Restricted Stockholder” means each stockholder holding Company Restricted Stock.
“Restricted Stock Agreement” has the meaning set forth in Section 3.11(a).
“Restricted Stock Consideration” has the meaning set forth in Section 3.11(a).
“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, or Her Majesty’s Treasury of the United Kingdom.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 6.08(a).
“Second Certificate of Merger” has the meaning specified in Section 2.02.
“Second Effective Time” has the meaning specified in Section 2.02.
“Second Merger” has the meaning specified in the Recitals hereto.
“Second Merger Sub” has the meaning specified in the preamble hereto.
“Second Share Price Trigger” has the meaning specified in Section 3.07(a).
“Second Tranche Optionholder Earnout Shares” means the Optionholder Earnout Shares that, pursuant to Section 3.07(b)(i)(B), shall immediately vest and no longer be subject to the forfeiture conditions hereunder if the Second Share Price Trigger is achieved at any time during the Three-Year Earnout Period.
“Second Tranche Stockholder Earnout Shares” means the aggregate number of shares of Acquiror Class A Common Stock equal to (a) 7,500,000 minus (b) the aggregate number of Second Tranche Optionholder Earnout Shares.
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Seller Group” has the meaning specified in Section 12.17.
“Share Price Triggers” has the meaning specified in Section 3.07(a).
“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.
“Special Meeting” has the meaning specified in Section 9.02(a)(v).
“Specified Representations” has the meaning specified in Section 10.02(a)(i).
“Sponsor” means DFP Sponsor LLC, a Delaware limited liability company.

“Stockholder Approval Failure” has the meaning specified in Section 7.07.
“Stockholder Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among the Sponsor, the Acquiror D&O Stockholders, the Company, Acquiror and the other parties signatory thereto, as amended, restated, modified or supplemented from time to time.
“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.
“Subscription Agreement” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any other Person, of which an amount of the equity, voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the Equity Securities of which) is owned directly or indirectly by such first Person.
“Surviving Corporation” has the meaning specified in the Recitals hereto.
“Surviving Entity” has the meaning specified in the Recitals hereto.
“Surviving Provisions” has the meaning specified in Section 11.02.
“Stockholder Earnout Shares” means, collectively, the First Tranche Stockholder Earnout Shares and the Second Tranche Stockholder Earnout Shares.
“Tax” means any federal, state, provincial, territorial, local, foreign or other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment related (including employee withholding or employer payroll), ad valorem, escheat, withholding, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, sales or use, or other tax or like assessment or charge in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, whether as a primary obligor or as a secondary obligor as a result of being a transferee or successor of another Person or member of an affiliated, consolidated, unitary, combined or other group, or pursuant to Law.
“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating Acquiror Breach” has the meaning specified in Section 11.01(c).
“Terminating Company Breach” has the meaning specified in Section 11.01(b).
“Termination Date” has the meaning specified in Section 11.01(b).
“Three-Year Earnout Period” has the meaning specified in Section 3.07(a).
“Total Pre-Closing Stockholder Consideration” has the meaning specified in Section 3.01.
“Trading Day” means any day on which Acquiror Class A Common Stock is traded on NASDAQ, or, if NASDAQ is not the principal trading market for Acquiror Class A Common Stock on such day, then on the principal national securities exchange or securities market on which Acquiror Class A Common Stock is then traded.
“Transaction Agreements” means this Agreement, the Registration Rights Agreement, the Company Holders Support Agreement, the Stockholder Support Agreement, the Subscription Agreements, the Exchange Agent Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the other agreements, documents, instruments and certificates entered into in connection herewith and/or therewith and any and all exhibits and schedules thereto.

“Transactions” means the transactions contemplated by this Agreement, including the Mergers.
“Transaction Bonuses” means payments to officers, employees, consultants, directors and managers of the Company, its Subsidiaries and the Group Companies as change of control payments, severance payments, special or retention bonuses, and similar payments, in each case, paid or payable as a result of the transactions contemplated by this Agreement and the Transaction Agreements (including the employer portion of any Tax in connection with such).
“Transfer Taxes” has the meaning specified in Section 9.04(a).
“Treasury Regulations” means the regulations promulgated under the Code.
“Trust Account” has the meaning specified in Section 6.06(a).
“Trust Agreement” has the meaning specified in Section 6.06(a).
“Trustee” has the meaning specified in Section 6.06(a).
“Two-Year Earnout Period” has the meaning specified in Section 3.07(a).
“Unvested Acquiror Option” has the meaning specified in Section 3.06(e).
“Unvested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is outstanding and not vested as of immediately prior to the First Effective Time.
“Unvested Optionholder Earnout Shares” has the meaning specified in Section 3.06(f).
“Unvested Restricted Stock Earnout Shares” has the meaning specified in Section 3.07.
“Vested Acquiror Option” has the meaning specified in Section 3.06(d).
“Vested Company Option” means a Company Option, or portion thereof, to the extent such Company Option (or applicable portion thereof) is vested and outstanding as of immediately prior to the First Effective Time (after taking into consideration any accelerated vesting that may occur as a result of the Transactions).
“Vested Optionholder Earnout Shares” has the meaning specified in Section 3.06(f).
“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between Acquiror and the Company.
“Waived 280G Benefits” has the meaning specified in Section 7.06.
“Warrant Agreement” means that certain Warrant Agreement, dated March 10, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company, as warrant agent.
“White & Case” has the meaning specified in Section 12.17(a).
“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.
Section 1.02   Construction.
(a)   Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Disclosure Letter,” “Exhibit” and “Annex” refer to the specified Article, Section, Disclosure Letter, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if), and (viii) references to “$” or dollar shall be references to United States dollars.
(b)   When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s, its Subsidiaries’ and the Group Companies’ business, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19, but excluding for the avoidance of doubt, any violation of applicable Law or Contract).
(c)   Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.
(d)   Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(e)   The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f)   Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h)   The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than 9:00 a.m. on the Business Day that is immediately prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such Party or its legal counsel via electronic mail or hard copy form or (ii) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.
Section 1.03   Knowledge.   As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, after reasonable inquiry of direct reports and investigation (a) in the case of the Company, the individuals identified on Section 1.03 of the Company Disclosure Letter, and, (b) in the case of any or all of the Acquiror Parties, the individuals identified on Section 1.03 of the Acquiror Disclosure Letter.
Section 1.04   Equitable Adjustments.   If, between the date of this Agreement and the Closing, the outstanding shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach by Acquiror with respect to its shares of Acquiror Capital Stock or rights to acquire Acquiror Capital Stock, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of Company Common Stock, shares of Company Preferred Stock or shares of Acquiror Capital Stock, as applicable, will be appropriately adjusted to provide to the holders of Company Common Stock, the holders of Company Preferred Stock or the holders of Acquiror Capital Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, the Company, First Merger Sub or Second Merger Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement and/or any other Transaction Agreement.
ARTICLE II.
THE MERGERS
Section 2.01   The Mergers.
(a)   At the First Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, First Merger Sub and the Company shall consummate the First Merger, pursuant to which First Merger Sub shall be merged with and into the Company, following which the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation after the First Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company for periods after the First Effective Time until the Second Effective Time shall include the Surviving Corporation).
(b)   At the Second Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and the DLLCA, the Surviving Corporation shall be merged with and into Second Merger Sub, following which the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity after the Second Merger and as a direct, wholly owned subsidiary of Acquiror (provided that references to the Company or the Surviving Corporation for periods after the Second Effective Time shall include the Surviving Entity).
Section 2.02   Effective Times.   On the terms and subject to the conditions set forth herein, on the Closing Date, the Company and First Merger Sub shall cause the First Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit E attached hereto (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the First Certificate of Merger, being the “First Effective Time”). As soon as practicable following the First Effective Time and in any case on the same day as the First Effective Time, the Surviving Corporation and Second Merger Sub shall cause the Second Merger to be consummated by filing the certificate of merger in substantially the form of Exhibit F attached hereto (the “Second Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL and DLLCA (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Second Certificate of Merger, being the “Second Effective Time”). Concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds (a) all Acquiror Transaction Expenses as set forth on the Acquiror Closing Statement; and (b) all Company Transaction Expenses as set forth on the Company Closing Statement.
Section 2.03   Effect of the Mergers.
(a)   At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)   At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of Second Merger Sub and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.
Section 2.04   Governing Documents.   Subject to Section 8.02, at the First Effective Time, the Governing Documents of the Surviving Corporation shall be amended to read the same as the Governing Documents of First Merger Sub as in effect immediately prior to the First Effective Time, except that the name of the Surviving Corporation shall be “TOI Parent, Inc.” Subject to Section 8.02, at the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub shall be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended in accordance with its terms and as provided by applicable Law, except that the name of the Surviving Entity shall be “The Oncology Institute, LLC.”
Section 2.05   Directors/Managers and Officers of the Surviving Corporation and the Surviving Entity.   Immediately after the First Effective Time, the board of directors and officers of the Surviving Corporation shall be as the Company may determine. Immediately after the Second Effective Time, the board of managers and officers of the Surviving Entity shall be as the Company may determine (it being understood that such managers and officers will be employees of the Company and its Subsidiaries).
ARTICLE III.
MERGER CONSIDERATION; CONVERSION OF SECURITIES
Section 3.01   Merger Consideration.   The aggregate consideration to be paid to the Pre-Closing Stockholders in respect of shares of Company Stock held immediately prior to the First Merger shall consist of (a) the Closing Cash Consideration, less the aggregate cash amount payable in respect of Vested Company Options and (b) the Closing Share Consideration, less the aggregate number of shares of Acquiror Class A Common Stock underlying Vested Acquiror Options and Unvested Acquiror Options on a net exercise basis, in each case as set forth herein, and in accordance with the Company’s Organizational Documents (as reflected in the Company Closing Statement) (collectively, the “Total Pre-Closing Stockholder Consideration”).
Section 3.02   Effect of First Merger on Company Stock.
(a)   Immediately prior to the First Effective Time, each holder of Company Preferred Stock shall effect the Conversion and deliver to Acquiror evidence (which shall be reasonably satisfactory to Acquiror) thereof. As a result of the Conversion, (i) immediately prior to the First Effective Time, each share of Company Preferred Stock shall be converted into ten shares of Company Common Stock, (ii) all the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, (iii) each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to the Company Preferred Stock so converted, and (iv) all the issued and outstanding Company Stock shall be comprised of Company Common Stock;
(b)   On the terms and subject to the conditions set forth herein, at the First Effective Time, by virtue of the First Merger and without any further action on the part of any Party or the holders of any securities of Acquiror, subject to and in consideration of the terms and conditions set forth herein, the following shall occur:
(i)   Each share of Company Stock issued and outstanding immediately prior to the First Effective Time (other than, for the avoidance of doubt, any shares of Company Stock (A) that are subject to Company Options, which shall be subject to Section 3.06, (B) held in the Company’s treasury or otherwise owned by the Company immediately prior to the First Effective Time and (C) held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (A), (B) and (C), collectively, the “Excluded Shares”)) will be cancelled and automatically deemed for all purposes to represent the right to receive the Per Share Merger Consideration plus the Per Share Earnout Consideration, if any, in accordance with Section 3.07, in each case, without interest.
(ii)   From and after the First Effective Time, each of the Pre-Closing Stockholders shall cease to have any rights in and to the Company, the Surviving Corporation or the Surviving Entity, and each share of Company Stock (other than Excluded Shares) shall thereafter be cancelled and represent only the right to receive (A) the applicable portion of the Total Pre-Closing Stockholder Consideration, as set forth in Section 3.02(b)(i), plus (B) the applicable portion of the Aggregate Earnout Consideration, if any, in accordance with Section 3.07, in each case in accordance with and subject to the terms and conditions of this Agreement. At the First Effective Time, the stock transfer books of the Company shall be closed, and no transfer of the Company Stock shall be made thereafter.
(iii)   Notwithstanding anything in this Agreement to the contrary no fraction of a share of Acquiror Class A Common Stock will be issued by virtue of the First Merger, and any such fractional share (after aggregating all fractional shares of Acquiror Class A Common Stock that otherwise would be received by a Pre-Closing Stockholder) shall be rounded down to the nearest whole share.
(iv)   Each issued and outstanding share of common stock of First Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of capital stock of the Surviving Corporation at such time. From and after the First Effective Time, all certificates representing the common stock of First Merger Sub (if any) shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.
(v)   Each share of Company Stock held in the Company’s treasury or otherwise owned by the Company immediately prior to the First Effective Time shall be cancelled and extinguished without any conversion thereof and no consideration shall be paid or payable with respect thereto.
(vi)   The number of shares of Acquiror Class A Common Stock that the Pre-Closing Stockholders are entitled to receive as a result of the First Merger and as otherwise contemplated by this Agreement shall be adjusted to reflect appropriately the effect of any stock split, split-up, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Class A Common Stock occurring on or after the date hereof and prior to the Closing.
Section 3.03   Merger Consideration.
(a)   Disbursement of Merger Consideration.   Subject to this Section 3.03 and Section 3.11(a), promptly following the First Effective Time, Acquiror shall deliver, or cause to be delivered, to each Pre-Closing Stockholder, a portion of the Closing Cash Consideration and the Closing Share Consideration in accordance with the terms of Section 3.02.
(b)   Deposit with Exchange Agent.   Prior to the First Effective Time, Acquiror shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying and exchange agent hereunder (the “Exchange Agent”). Immediately prior to the First Effective Time, Acquiror shall deposit (or cause to be deposited) with the Exchange Agent to be held in trust (i) the number of shares of Acquiror Class A Common Stock equal to the sum of (A) the Closing Share Consideration and (b) the Optionholder Earnout Shares and (ii) the Closing Cash Consideration. Promptly following the First Effective Time, Acquiror shall deliver, or shall cause the Exchange Agent to deliver, to each Pre-Closing Stockholder, its applicable portion of the Total Pre-Closing Stockholder Consideration in accordance with the Allocation Schedule, with (i) the cash portion of the Total Pre-Closing Stockholder Consideration being delivered via wire transfer of immediately available funds in accordance with instructions provided by the Company in the Allocation Schedule; and (ii) the equity portion of the Total Pre-Closing Stockholder Consideration being delivered via book-entry issuance, in each case, subject to any Tax withholdings as provided in Section 3.08.
(c)   Transfers of shares of Company Stock.   From and after the First Effective Time, there shall be no transfers on the transfer books of the Company of any shares of Company Stock that were outstanding immediately prior to the First Effective Time.
(d)   Maximum Merger Consideration.   Except for the Earnout Shares, if any, issued in accordance with Section 3.07, in no event shall the shares of Acquiror Class A Common Stock issued pursuant to this Agreement exceed the Closing Share Consideration. In no event shall the amount of cash payable by Acquiror under this Agreement exceed an amount equal to the Closing Cash Consideration.
Section 3.04   Exchange Agent.   Promptly following the date that is one year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all cash, certificates and other documents in its possession relating to the Transactions, and the Exchange Agent’s duties shall terminate. Notwithstanding the foregoing, none of any Acquiror Party, the Company, Surviving Corporation, the Surviving Entity or the Exchange Agent shall be liable to any Person in respect of any Total Pre-Closing Stockholder Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws.
Section 3.05   Effect of Second Merger.   On the terms and subject to the conditions set forth herein, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any Party, any Pre-Closing Stockholder or the holders of any securities of Acquiror, the Surviving Corporation or the Second Merger Sub: (a) each share of common stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) the limited liability company interests of Second Merger Sub outstanding immediately prior to the Second Effective Time shall be converted into and become the limited liability company interests of the Surviving Entity, which shall constitute one hundred percent 100% of the outstanding equity of the Surviving Entity. From and after the Second Effective Time, the limited liability company interests of the Second Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.
Section 3.06   Treatment of Company Options.
(a)   The Company shall take all actions necessary, including using commercially reasonable efforts to obtain any requisite consents of the holders of the Company Options, to provide that, as of immediately prior to the First Effective Time, (i) each Vested Company Option shall be cancelled in part in respect of a cash payment as provided in Section 3.06(c) and shall be converted in part into a Vested Acquiror Option as provided in Section 3.06(d) and (ii) each Unvested Company Option shall be converted into an Unvested Acquiror Option as provided in Section 3.06(e).
(b)   Each Vested Company Option issued and outstanding immediately prior to the First Effective Time will be automatically deemed for all purposes to represent the right to receive (i) with respect to an Eligible Cash-Out Vested Company Option, cash in an amount equal to (A) the Per Share Merger Consideration multiplied by (B) such number of shares of Company Common Stock underlying the Eligible Cash-Out Vested Company Option, minus (C) the aggregate exercise price applicable to the shares of Company Common Stock underlying such Eligible Cash-Out Vested Company Option and (ii) with respect to the remaining shares of Company Common Stock subject to such Vested Company Option, a Vested Acquiror Option, determined as set forth in Section 3.06(d).
(c)   With respect to each Eligible Cash-Out Vested Company Option outstanding as of immediately prior to the First Effective Time that is entitled to receive a cash payment as set forth in Section 3.06(b)(i), such portion of the Vested Company Option shall be automatically canceled (such cancelled portion, the “Cancelled Option Portion”) in exchange for such cash payment, and Acquiror shall, within five Business Days after the First Effective Time, cause the Company’s (or the Surviving Entity’s) payroll provider, on behalf of the Company, to deliver to each Pre-Closing Optionholder of a

Vested Company Option the amount of cash such holder has the right to receive pursuant to Section 3.06(b). Notwithstanding anything in this Section 3.06 to the contrary, the cash amount payable in respect of each Vested Company Option pursuant to Section 3.06(b) shall be determined in a manner consistent with the requirements of Section 409A of the Code.
(d)   As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, a portion of each Vested Company Option that is then outstanding shall be assumed and converted into (i) an option to purchase shares of Acquiror Class A Common Stock, as described in this Section 3.06(d) (such assumed portion, the “Vested Acquiror Option”) and (ii) a number of Vested Optionholder Earnout Shares as described in Section 3.06(f). The number of shares of Company Common Stock subject to such portion of the Vested Acquiror Option shall equal (x) the total number of shares of Company Common Stock subject to such Vested Company Option minus (y) the number of shares (if any) of Company Common Stock subject to the Cancelled Option Portion of such Vested Company Option. Each such Vested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Vested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(d)). As of immediately prior to the First Effective Time, each such Vested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Vested Company Option and (B) the Exchange Ratio, at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Vested Company Option by (y) the Exchange Ratio. Notwithstanding anything in this Section 3.06(d) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Vested Acquiror Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Vested Company Option that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.
(e)   As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Unvested Company Option that is then outstanding shall be assumed and converted into (i) an option to purchase shares of Acquiror Class A Common Stock (each, an “Unvested Acquiror Option” and, collectively and together with the Vested Acquiror Options, the “Acquiror Options”) and (ii) a number of Unvested Optionholder Earnout Shares as described in Section 3.06(f). Each such Unvested Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Unvested Company Option immediately prior to the First Effective Time (but taking into account any changes thereto by reason of this Section 3.06(e)); provided, however, that each Unvested Company Option that vests based on a “Sale of the Company” as defined in the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan (“Performance Vesting Option”), will be amended to provide that such Performance Vesting Option will vest solely based on the Pre-Closing Optionholders continued employment with 25% of the Performance Vesting Option vesting on the first anniversary of the Closing and 75% of the Performance Vesting Option vesting in substantially equal monthly installments, with full vesting on the third anniversary of the Closing. As of immediately prior to the First Effective Time, each such Unvested Acquiror Option as so assumed and converted shall be an option to acquire that number of whole shares of Acquiror Class A Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Company Common Stock subject to such Unvested Company Option and (B) the Exchange Ratio, at an exercise price per share of Acquiror Class A Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Unvested Company Option by (y) the Exchange Ratio; provided that all Optionholder Earnout Shares shall be subject to the provisions of Section 3.07(b). Notwithstanding anything in this Section 3.06(e) to the contrary, the exercise price and the number of shares of Acquiror Class A Common Stock subject to the Acquiror Options shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Unvested Company Options that is intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code.
(f)   Immediately following the First Effective Time the Acquiror will grant (i) to each Pre-Closing Optionholder of a Vested Company Option, a number of shares of restricted Acquiror Class A Common Stock equal to the product of (A) the number of Vested Company Options held by such Pre-Closing Optionholder and (B) the Per Share Earnout Consideration (the “Vested Optionholder Earnout Shares”); and (ii) to each Optionholder of an Unvested Company Option a number of restricted shares of Acquiror Class A Common Stock equal to the product of (A) the number of Unvested Company Options held by such Pre-Closing Optionholder and (B) the Per Share Earnout Consideration (the “Unvested Optionholder Earnout Shares” and together with the Vested Optionholder Earnout Shares, each an “Optionholder Earnout Share” and collectively the “Optionholder Earnout Shares”). Each Optionholder Earnout Share will be subject to the vesting and forfeiture conditions specified in Section 3.07(b).
Section 3.07   Earnout Consideration.
(a)   Pre-Closing Stockholders and Company RSU Holders. Following the Closing, subject to the terms and conditions set forth herein and Section 3.11 with respect to Restricted Stockholders, the Pre-Closing Stockholders and Company RSU Holders shall have the contingent right to receive additional consideration from Acquiror based on the VWAP of Acquiror Class A Common Stock, if the requirements as set forth in this Section 3.07(a) are achieved. If, at any time during the (A) 24-month period following the Closing Date (the “Two-Year Earnout Period”), the VWAP of Acquiror Class A Common Stock for any 20 Trading Days within any 30 Trading Day period (the “Acquiror Trading Price”) is equal to or greater than $12.50 (the “First Share Price Trigger”), Acquiror shall promptly, and in no event greater than 10 Business Days following the achievement of the First Share Price Trigger, issue to the Pre-Closing Stockholders, their Pro Rata Portion of a one-time payment of the First Tranche Stockholder Earnout Shares, and (B) 36-month period following the Closing Date (the “Three-Year Earnout Period” and each, an “Earnout Period”), the Acquiror Trading Price is equal to or greater than $15.00 (the “Second Share Price Trigger” and together with the First Share Price Trigger, each a “Share Price Trigger” and collectively, the “Share Price Triggers”), Acquiror shall promptly, and in no event greater than 10 Business Days following the achievement of the Second Share Price Trigger, issue to the Pre-Closing Stockholders their Pro Rata Portion of a one-time payment of the Second Tranche Stockholder Earnout Shares. Notwithstanding anything contained in this Agreement, if the First Share Price Trigger is not satisfied during the Two-Year Earnout Period but the Second Share Price Trigger is satisfied during the Three-Year Earnout Period, Acquiror shall issue to the Pre-Closing Stockholders their Pro Rata Portion of a one-time payment of the Stockholder Earnout Shares.
(b)   Pre-Closing Optionholders.
(i)   The Optionholder Earnout Shares shall be subject to the following vesting and forfeiture conditions:
(A)   If, at any time during the Two-Year Earnout Period, the First Share Price Trigger is achieved, 50% of the Acquiror Class A Common Stock constituting the Optionholder Earnout Shares (the “First Tranche Optionholder Earnout Shares”) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 3.07(b).
(B)   If, at any time during the Three-Year Earnout Period, the Second Share Price Trigger is achieved, 100% of the Optionholder Earnout Shares (including any that have not already vested) shall immediately vest and no longer be subject to the forfeiture conditions provided in this Section 3.07(b).
(C)   If a Pre-Closing Optionholder’s employment or service with the Company (or any of its Subsidiaries) is terminated (for any reason) prior to the Optionholder Earnout Shares becoming vested pursuant to Section 3.07(b)(i)(A) or Section 3.07(b)(i)(B) then such Pre-Closing Optionholder’s rights to any Optionholder Earnout Shares shall be forfeited without consideration thereon upon termination of such Pre-Closing Optionholder’s employment with the Company and to the extent that such forfeited Optionholder Earnout Shares would otherwise vest according to Section 3.07(b)(i)(A), Section 3.07(b)(i)(B) or Section 3.07(c), then such forfeited Optionholder Earnout Shares shall be available for grant pursuant to the Incentive Equity Plan.
(ii)   If, upon the expiration of the Three-Year Earnout Period, the vesting of any of the Optionholder Earnout Shares has not occurred, then the applicable Optionholder Earnout Shares that failed to vest, and any dividends or distributions previously paid or made in respect thereof, shall be automatically forfeited and cancelled without payment of any consideration thereon.
(iii)   For so long as any Optionholder Earnout Share remains subject to the vesting and forfeiture conditions as provided in this Section 3.07(b), (i) the holder thereof shall be entitled to exercise the voting rights carried by such Optionholder Earnout Share and (ii) the holder thereof shall not be entitled to receive any dividends or other distributions in respect of such Optionholder Earnout Share, and any dividends or distributions paid or made in respect of such Optionholder Earnout Share shall be retained by Acquiror and invested as and to the extent determined by Acquiror and shall be paid or made to the holder of such Optionholder Earnout Share without interest only when and to the extent that such Optionholder Earnout Share vests in accordance with this Section 3.07(b), and, to the extent that such Optionholder Earnout Share fails to vest in accordance with this Section 3.07(b) prior to the expiration of the Three-Year Earnout Period, any dividends or distributions paid or made in respect thereof shall automatically be forfeited.
(c)   If, during the Earnout Period, the outstanding shares of Acquiror Class A Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the applicable Acquiror Trading Price specified in Section 3.07(a) will be appropriately and equitably adjusted to provide to the Pre-Closing Stockholders and Pre-Closing Optionholders the same economic effect as contemplated by this Section 3.07.
(d)   If, (A) prior to the end of the Three-Year Earnout Period, one or both of the Share Price Triggers has not been achieved, (B) Acquiror enters into a definitive agreement that would result in a Change of Control Transaction, and (C) the price per share of Acquiror Class A Common Stock payable to the stockholders of Acquiror in such Change of Control Transaction (the “Change of Control Offer Price”) is equal to or greater than one or both of the Share Price Triggers that have not been satisfied during the applicable Earnout Period, then at the closing of such Change of Control Transaction, (x) the applicable Share Price Trigger that has not been achieved shall be deemed to have been satisfied, (y) Acquiror shall issue to the Pre-Closing Stockholders, as of such closing or promptly thereafter, their Pro Rata Portion of the applicable Stockholder Earnout Shares as if such Change of Control Offer Price constituted the applicable Share Price Trigger pursuant to Section 3.07(a), in full and final satisfaction of Acquiror’s obligations to the Pre-Closing Stockholders with respect to their rights to receive the Stockholder Earnout Shares pursuant to Section 3.07(a) and (z) any Optionholder Earnout Shares that have not previously vested in accordance with Section 3.07(b)(i)(A) or Section 3.07(b)(i)(B), as applicable, subject to prior forfeiture under Section 3.07(b)(i)(C), shall be deemed to have vested, and the holders of any Stockholder Earnout Shares or vested Optionholder Earnout Shares shall be eligible to participate in such Change in Control Transaction with respect to such Earnout Shares on the same terms, and subject to the same conditions, as apply to the holders of Acquiror Class A Common Stock.
(e)   If the number of Earnout Shares to which a Pre-Closing Stockholder or Pre-Closing Optionholder is entitled hereunder is a fractional amount, such amount shall be rounded down to the nearest whole number.
(f)   If the Pre-Closing Stockholders that represent at 60% of the Company Stock immediately prior to the Closing (the “Requisite Holders”) believe in good faith that either of the Share Price Triggers set forth in Section 3.07(a) has been achieved and Acquiror does not cause the Stockholder Earnout Shares to be issued or the Optionholder Earnout Shares to be vested, as applicable, the Requisite Holders shall be entitled to deliver a written notice of objection to Acquiror within 30 Business Days following the last day of the month in which such Requisite Holders believe in good faith that the Share

Price Trigger was achieved, which shall include (i) reasonable detail supporting their position (including supporting documentation), and (ii) the appointment of a representative authorized to negotiate with Acquiror on behalf of the Pre-Closing Stockholders (an “Objection Notice”). If an Objection Notice is timely delivered, Acquiror and the Pre-Closing Stockholders representative shall, during the 30-day period following delivery of such Objection Notice, negotiate in good faith to reach an agreement. If, upon completion of such 30-day period, such representative and Acquiror are unable to reach agreement, either party shall promptly thereafter cause an independent accounting firm reasonably acceptable to the other party (the “Independent Accountant”) to review this Agreement and the disputed price and/or dates for the purpose of determining whether either of the Share Price Triggers was achieved; provided, that the Independent Accountant may consider only those items as to which such parties have disagreed; provided, further, that the Independent Accountant shall act as an expert and not as an arbitrator. The applicable parties shall require the Independent Accountant to deliver to them, as promptly as practicable, its determination of whether either of the Share Price Triggers was achieved. Such determination will be final and binding upon the applicable parties. The fees and expenses charged by the Independent Accountant shall be borne by the Acquiror.
(g)   Any issuance of Earnout Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; and (ii) shall be treated for U.S. federal income Tax purposes as an adjustment to the Closing Cash Consideration and Closing Share Consideration received in connection with the Mergers that will not be treated as “boot” in connection with Mergers (provided, that, to the extent required by Law, any amounts required to be treated as imputed interest under Section 483 of the Code shall be so treated) unless otherwise required by a change in law after the date hereof or pursuant to a “determination” (as defined in Section 1313(a) of the Code) after a challenge to such characterization that is initiated by a taxing authority. The parties agree that in no event will the right to receive any Earnout Shares be evidenced by negotiable certificates of any kind, and no party will take any action to make such rights readily marketable.
(h)   In no event shall the shares of Acquiror Class A Common Stock issued as part of the Per Share Earnout Consideration (including as required to be issued to the Pre-Closing Stockholders and the Pre-Closing Optionholders or issuable to Restricted Stockholders or Company RSU Holders under this Section 3.07) exceed 12,500,000 shares in the aggregate.
(i)   To the extent that any Stockholder Earnout Shares are payable to any Restricted Stockholder with respect to Company Restricted Stock then such Stockholder Earnout Shares shall be payable to the Restricted Stockholder as provided in Section 3.11(a). To the extent any Stockholder Earnout Shares are payable to any Company RSU Holder prior to the date the Company RSU vests, then such Earnout Shares shall be delivered to the Company RSU Holder when the corresponding Company RSU so vests. Any such Earnout Share that does not vest because the corresponding Company RSU does not vest shall be forfeited and such forfeited Earnout Share will not be issued and shall be available for grant pursuant to the Incentive Equity Plan.
Section 3.08   Withholding Rights.   Notwithstanding anything in this Agreement to the contrary, Acquiror, First Merger Sub, Second Merger Sub, the Company, the Surviving Corporation, the Surviving Entity, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement, any amount required to be deducted and withheld in connection with such payment under applicable Law. Prior to making any deduction or withholding in respect of amounts payable to any Pre-Closing Stockholder in connection with this Agreement (other than any deduction or withholding (i) in respect of any payments compensatory in nature for U.S. federal income tax purposes, (ii) in respect of backup withholding under Section 3406 of the Code or (iii) attributable to the Company’s failure to deliver the certification and notice required under Section 7.05), Acquiror shall use commercially reasonable efforts to provide or cause to be provided prior notice of such deduction or withholding to the applicable Pre-Closing Stockholder as soon as reasonably practicable, and all parties shall use commercially reasonable efforts to cooperate to reduce or eliminate any applicable withholding. To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority consistent with the terms of this Section 3.08, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority.

Section 3.09   Dissenting Shares.   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into, and the holders thereof shall have no right to receive a portion of the Closing Share Consideration, Aggregate Earnout Consideration and Closing Cash Consideration that would otherwise be attributable to such holder of Company Stock, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Stock shall thereupon be deemed to have been converted as of the First Effective Time into the right to receive a portion of the Closing Share Consideration, Aggregate Earnout Consideration and Closing Cash Consideration in accordance with Section 3.02 without interest thereon, upon transfer of such shares in the manner provided in Section 3.03. At the First Effective Time, (a) all Dissenting Shares shall be cancelled, extinguished and cease to exist and (b) the holders of Dissenting Shares shall be entitled to only such rights as may be granted to him, her or it under the DGCL. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any waiver or withdrawal of any such demand, and any other demand, notice, communication or instrument delivered to the Company prior to the First Effective Time that relates to such demand, and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands, or agree to do any of the foregoing.
Section 3.10   Taking of Necessary Action; Further Actions.   If, at any time after the First Effective Time or the Second Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the First Merger and the Surviving Entity following the Second Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, First Merger Sub and Second Merger Sub, the officers and directors or members, as applicable, (or their designees) of the Company, First Merger Sub and Second Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.
Section 3.11   Treatment of Restricted Stock and Company RSUs.
(a)   Notwithstanding anything contained in this Agreement to the contrary, no portion of the Per Share Merger Consideration shall be payable to any Restricted Stockholder unless and until the Restricted Stockholder executes and delivers a Restricted Stock Agreement (“Restricted Stock Agreement”) agreeing that any portion of the Per Share Merger Consideration payable with respect to Company Restricted Stock (“Restricted Stock Consideration”) shall be subject to the same vesting and forfeiture terms as the Restricted Stock on which such Per Share Merger Consideration was paid. Additionally, all Restricted Stock Consideration shall not be delivered to the applicable Restricted Stockholder until the Restricted Stock Consideration vests or the Restricted Stockholder returns an executed and non-revocable Restricted Stock Agreement. The Restricted Stock Consideration will be delivered to the Restricted Stockholder, less any applicable withholdings as soon as practicable following vesting in the Restricted Stock Consideration. In the event any shares of Acquiror Class A Common Stock constituting any Restricted Stock Consideration are forfeited, then any such shares may be cancelled or held as treasury stock and shall be added to the shares available for future grants pursuant to the Incentive Equity Plan.
(b)   As of immediately prior to the First Effective Time, by virtue of the First Merger and without any action on the part of the holders thereof, each Company RSU that is then outstanding shall be assumed and converted into (i) an award of restricted stock units (an “Acquiror RSU”) covering a number of Acquiror Class A Common Stock equal to the product of (A) the total number of shares of Company Common Stock subject to such Company RSU and (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole share and (ii) and the right to receive a number of Earnout Shares in accordance with Section 3.07. Each such Acquiror RSU as so assumed and converted shall be subject to the same terms and conditions as applied to the Company RSU immediately prior to the First Effective Time (including vesting conditions) except to the extent such terms or conditions are rendered inoperative by the Transactions.
ARTICLE IV.
CLOSING TRANSACTIONS
Section 4.01   Closing.   On the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article X (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as Acquiror and the Company may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”
Section 4.02   Closing Statements.
(a)    Acquiror Closing Statement.   No later than five Business Days prior to the Closing Date, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of: (a) the aggregate amount of cash in the Trust Account (prior to giving effect to the Acquiror Stockholder Redemption) and the PIPE Investment proceeds received and to be received by Acquiror prior to the Closing; (b) the aggregate amount of all payments required to be made in connection with the Acquiror Stockholder Redemption; (c) the Available Closing Acquiror Cash resulting therefrom; (d) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stockholder Redemption and the issuance of shares of Acquiror Common Stock pursuant to the Subscription Agreements; (e) the number of shares of Acquiror Common Stock that may be issued upon the exercise of all Acquiror Warrants issued and outstanding as of the Closing after giving effect to the PIPE Investment and the exercise prices therefor; and (f) the Acquiror Transaction Expenses as of such date, in each case, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (1) Acquiror shall promptly provide to the Company any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (2) the Company shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by the Company, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (i) reasonably cooperate with the Company and its Representatives to the extent related to the Company’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by the Company or its Representatives in connection with such review; provided that, the Company shall not, and shall cause its Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access.
(b)   Company Closing Statement.   No later than three Business Days prior to the Closing Date, the Company shall deliver to Acquiror a written statement (the “Company Closing Statement”) setting forth its good faith calculation of (i) the amount of Company Transactions Expenses, together with instructions that list the applicable bank accounts designated to facilitate payment by Acquiror of the amounts thereunder and all relevant supporting documentation used by the Company in calculating such amounts, (ii) (A) the Closing Merger Consideration, (B) the Closing Cash Consideration, and (C) the Closing Share Consideration, in each case, based upon the foregoing and the amounts contained in the Acquiror Closing Statement, and (iii) a capitalization table and allocation schedule, setting forth, for each Pre-Closing Stockholder, (A) the name, address, email address and wire transfer information of such Pre-Closing Stockholder, (B) the number and class of Equity Securities of the Company owned by each Pre-Closing Stockholder, (C) the portion of the Total Pre-Closing Stockholder Consideration and Aggregate Earnout Consideration allocated to each Pre-Closing Stockholder (other than Restricted Stockholders) (divided into the portion of the Closing Share Consideration and Aggregate Earnout Consideration (as a percentage) payable to such Pre-Closing Stockholder), (D) on a holder-by-holder and award-by-award basis, each Acquiror Option that will be outstanding as of the Closing, and, with respect to such Acquiror Option, the number of shares of Acquiror Class A Common Stock issuable upon exercise of such Acquiror Option and the exercise price of such Acquiror Option, (E) on a holder-by-holder and award-by-award basis, each Vested Company Option, the number of shares of Company Common Stock subject to the Cancelled Option Portion of each Vested Company Option, the applicable exercise price per share of each Vested Company Option, and the portion of the Closing Cash Consideration applicable to such Vested Company Option, (F) on a holder-by-holder and award-by-award basis, the number of shares of Restricted Stock held by each Restricted Stockholder, and the portion of the Closing Cash Consideration applicable to each Restricted Stockholder (divided into the portion of the Closing Share Consideration and Aggregate Earnout Consideration (as a percentage) payable to such Restricted Stockholder), (G) on a holder-by-holder basis each Company RSU Holder and the number of Company RSUs so held and the maximum number of Earnout Shares to be subject to the Acquiror RSU, assuming all Earnout Shares are earned, and (H) the other information set forth in Section 5.06(b) (the “Allocation Schedule”), in each case, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement.
(c)   Following Acquiror’s receipt of the Company Closing Statement and through the Closing Date, Acquiror shall have the right to review and comment on such calculations and estimates, the Company shall consider in good faith any such comments made by Acquiror, and the Company and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculation of the items set forth on the Company Closing Statement (and any updates or revisions as may be agreed to by the Company and Acquiror shall be included in the Company Closing Statement, with such Company Closing Statement and all items and amounts set forth therein being final, conclusive, and binding upon, and non-appealable by, the parties hereto). The Company shall, and shall cause its Representatives to, (i) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the Company Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (ii) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Company Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided that, Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of the Company, its Subsidiaries and the Group Companies in connection with any such access.
(d)   Each of the Company Closing Statement (including the Allocation Schedule) and the Acquiror Closing Statement, including the calculations and determinations contained therein, shall be prepared by the Company and the Acquiror, as applicable, in good faith and in accordance with such Party’s Organizational Documents and the applicable definitions contained in this Agreement. Each of Acquiror, First Merger Sub and Second Merger Sub shall be entitled to rely fully (without any duty of inquiry) upon the Company Closing Statement (including the Allocation Schedule) and the Company shall be entitled to rely fully (without any duty of inquiry) upon the Acquiror Closing Statement.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the disclosure letter delivered to Acquiror Parties by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure), the Company represents and warrants to Acquiror as follows:
Section 5.01   Corporate Organization of the Company.   The Company has been duly incorporated, is validly existing as a corporation and is in good standing under the Laws of the State of Delaware, except as would not be material to the Company. The copies of the certificate of incorporation of the Company certified by the Secretary of the State of Delaware and the bylaws, as in effect on the date hereof, previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement. The Company has the requisite corporate power and authority to own, operate and lease all of its properties, rights and assets and to carry on its business as it is now being conducted and is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to have such corporate power and authority to own, operate and lease and to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.02   Subsidiaries and Group Companies.   The Subsidiaries of the Company and the Group Companies and their respective jurisdictions of incorporation or organization, in each case, as of the date of this Agreement are set forth on Section 5.02 of the Company Disclosure Letter. The Subsidiaries and the Group Companies, have been duly formed or organized, are validly existing and in good standing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as would not be material to the Company, its Subsidiaries or any Group Company, taken as a whole. Each Subsidiary and each Group Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.03   Due Authorization.   Other than the Company Stockholder Approval by the Requisite Company Stockholders, the Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 5.05 of the Company Disclosure Letter) to perform all obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Company and, other than execution and delivery of the Company Stockholder Approval by the Requisite Company Stockholders, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such Transaction Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by the Company) will be, duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which the Company is or will be a party, constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 5.04   No Conflict.   The execution, delivery and performance of this Agreement and each Transaction Agreement to which the Company is or will be a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of or default under, the Governing Documents of the Company, any of its Subsidiaries or the Group Companies, (b) violate any provision of, or result in the breach of or default by the Company under any applicable Law or Governmental Order, (c) require any consent, waiver or other action by any Person under, violate, or result in a breach of, constitute a default under, result in the acceleration, cancellation, termination or modification of, or create in any party the right to accelerate, terminate, cancel or modify, the terms, conditions or provisions of any Material Contract or Lease, (d) result in the creation of any Lien (except Permitted Liens) upon any of the material properties, rights or assets of the Company, its Subsidiaries or any of the Group Companies, or (e) constitute an event which, after notice or lapse of time or both, would result in any such violation, breach, termination, acceleration, modification, cancellation or creation of a Lien (except for Permitted Liens) or (f) result in a violation or revocation of any license, permit or approval from any Governmental Authority or other Person, except, in each case of clauses (b) through (f), for such violations, conflicts, breaches, defaults or failures to act that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Company or any of its Subsidiaries with respect to the Company’s execution, delivery and performance of this Agreement and the consummation of the Transactions, except for (i) applicable requirements of the HSR Act and Securities Law, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA and (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the Transactions in accordance with the terms hereof.
Section 5.06   Current Capitalization.
(a)   The authorized capital stock of the Company consists of (1) 20,000 uncertificated shares of Company Common Stock, of which 100 shares are outstanding as of the date hereof and (2) 20,000 uncertificated shares of Company Preferred Stock, of which 11,451 are outstanding and convertible into 114,510 shares of Company Common Stock as of the date hereof. The outstanding shares of capital stock contemplated by the immediately preceding sentence (A) constitute, as of the date hereof, all of the outstanding shares of capital stock of the Company and (B) when combined with Interim Period issuances of shares of Company Common Stock, will constitute, as of the Closing, all of the outstanding shares of capital stock of the Company. All of the outstanding shares of capital stock or other equity interests of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance in all material respects with applicable Securities Law.
(b)   As of the date hereof, 15,743 shares of Company Common Stock are issuable pursuant to outstanding Company Options granted prior to the date of this Agreement. Section 5.06(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of June 25, 2021, (i) of all the holders of capital stock (including the number of shares owned by such person), warrants (including the number of shares of Company Common Stock underlying such warrants and the exercise price thereof) and equity awards of the Company and (ii) of all the holders of outstanding Company equity awards, including, on an award-by-award basis, the type of award, the name of the holder, the number of shares of Company Common Stock underlying the award, including the cumulative number of shares underlying vested awards, the vesting schedule, where applicable, and the exercise price, where applicable. All Company Options are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Option is subject to terms that are materially different from those set forth in such forms. Each Company Option, was validly granted or issued and properly approved by, the board of directors of the Company (or appropriate committee thereof). Other than as set forth in this Section 5.06 or on Section 5.06 of the Company Disclosure Letter, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights), puts or other securities convertible into or exchangeable or exercisable for Company Stock or, or other equity interests in, the Company, or any other Contracts to which the Company is a party or by which the Company or any of its assets or properties are bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company, (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company, (iii) as of the date hereof, (A) no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company and (B) no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s stockholders may vote, (iv) no shareholders agreements, voting agreements, proxies, registration rights agreements or other similar agreements relating to the Company’s equity interests to which the Company is a party and (v) as of the date hereof, no shares of common stock, preferred stock or other equity interests of the Company issued and outstanding.
Section 5.07   Capitalization of Subsidiaries and the Group Companies.
(a)   Section 5.07(a) of the Company Disclosure Letter sets forth, as of the date hereof, the capitalization of each of the Company’s Subsidiaries and the Group Companies. The outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries and the Group Companies have been duly authorized and validly issued and are fully paid and nonassessable and were issued in compliance in all material respects with applicable Securities Law. Except as set forth on Section 5.07(a) of the Company Disclosure Letter, as of the date hereof, all of the outstanding ownership interests in each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than the restrictions under applicable Securities Laws, transfer restrictions existing under the terms of the Governing Documents of such Subsidiary or Group Company, and Permitted Liens) and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights.
(b)   Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no outstanding (i) securities of the Company, any of its Subsidiaries or any Group Company convertible into or exchangeable for ownership interests in any Subsidiary of the Company, or Group Company as applicable, (ii) obligations, options, warrants or other rights (including preemptive rights), commitments or arrangements to acquire from the Company, any of its Subsidiaries or any Group Company, or other obligations or commitments of the Company, any of its Subsidiaries or any Group Company to issue, sell or otherwise transfer, any ownership interests in, or any securities convertible into or exchangeable for any ownership interests in, any Subsidiary of the Company or any Group Company or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any ownership interests in, any Subsidiary of the Company or any Group Company (the items in clauses (i)  —  (iii), in addition to all ownership interests of the Company’s Subsidiaries and the Group Companies, being referred to collectively as the “Company Subsidiary Securities”). Except as set forth on Section 5.07(b) of the Company Disclosure Letter, there are no (x) voting trusts, proxies, equityholders agreements or other similar agreements or understandings to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound with respect to the voting or transfer of any shares of capital stock of such Subsidiary, or (y) obligations or commitments of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities or make payments in respect of such shares, including based on the value thereof, or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person. Except for the Company Subsidiary Securities, neither the Company, any of its Subsidiaries, nor any Group Company owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person.
Section 5.08   Financial Statements.
(a)   Attached as Section 5.08(a) of the Company Disclosure Letter hereto are true and complete copies of (i) the audited consolidated balance sheets of the Company, its Subsidiaries and the Group Companies as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of operations, cash flows and shareholders’ equity for the years ended December 31, 2020, 2019 and the period from September 20, 2018 through December 31, 2018 (Successor Period) and the period from January 1, 2018 through September 19, 2018 (Predecessor Period), together with the auditor’s reports thereon (the “Annual Financial Statement”) and (ii) the unaudited consolidated balance sheets of the Company, its Subsidiaries and the Group Companies as of March 31, 2021, and the related unaudited consolidated statements of operations, cash flows and shareholders’ equity for the three months ended March 31, 2021 (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”).
(b)   The Financial Statements (i) have been prepared from, and accurately reflect in all material respects, the books and records of the Company, its Subsidiaries and the Group Companies in accordance with GAAP, (ii) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), cash flows and changes in shareholders’ equity of the Company, its Subsidiaries and the Group Companies as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects throughout the periods covered thereby (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and (iii) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 9.02, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.
(c)   The Company, its Subsidiaries and the Group Companies have established and maintained systems of internal controls sufficient to provide reasonable assurance (i) that transactions, receipts and expenditures of the Company, its Subsidiaries and the Group Companies are being executed and made only in accordance with appropriate authorizations of management of such entity, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company, its Subsidiaries and the Group Companies and (iv) that accounts, notes and other receivables and inventory are recorded accurately. The books and records of the Company, its Subsidiaries and the Group Companies have been kept and maintained all material respects in accordance with applicable Laws.
(d)   Any Taxes or Tax liabilities that relate to a Pre-Closing Tax Period that are not yet due and payable (i) for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP, and (ii) for periods not covered by the Financial Statements have been properly accrued on the books and records of the Company, its Subsidiaries and the Group Companies in accordance with GAAP.
Section 5.09   Undisclosed Liabilities.   As of the date hereof, neither the Company nor any of its Subsidiaries or the Group Companies has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for liabilities, debts or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet in the ordinary course of business of the Company, its Subsidiaries and any Group Company consistent with past practice that are not, individually or in the aggregate, material to the Company, its Subsidiaries or any Group Company, taken as a whole, (c) arising under this Agreement and/or the performance by the Company of its obligations hereunder, including the Company Transaction Expenses, or (d) disclosed on Section 5.09 of the Company Disclosure Letter.
Section 5.10   Litigation and Proceedings.   Except as set forth on Section 5.10 of the Company Disclosure Letter there are no, and in the preceding three year period there has not been any, material Actions pending or, to the knowledge of the Company, threatened (in writing) (a) against the Company, any of its Subsidiaries or any Group Company, or any of its respective operations, properties, rights or assets or (b) related to the consummation of the transactions contemplated hereby. Except as set forth on Section 5.10 of the Company Disclosure Letter there is no Governmental Order imposed upon or, to the knowledge of the Company, threatened (in writing) against the Company, any of its Subsidiaries or any Group Company, or any of their respective operations, properties, rights or assets, or that would prevent, enjoin, alter or delay the transactions contemplated hereby. There is no unsatisfied judgment or any open injunction binding upon the Company, any of its Subsidiaries or any Group Company, which, if determined adversely, would individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement.

Section 5.11   Compliance with Laws.   Except as would not reasonably be expected to have, individually or in the aggregate, material to the Company, its Subsidiaries or any Group Company, taken as a whole, and except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), and compliance with Tax Laws (which are the subject of Section 5.15) and compliance with Healthcare Laws (which are the subject of Section 5.28) and (ii) the Company, its Subsidiaries and the Group Companies are, and since December 31, 2017 have been, in compliance with all applicable Laws and Governmental Orders (including COVID-19 Measures). Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, its Subsidiaries or any Group Company, taken as a whole, since December 31, 2017 through the date hereof, (a) neither the Company nor any of its Subsidiaries nor any Group Company has received any written notice of any violations of applicable Laws, Governmental Orders or Permits. Since December 31, 2017, no charge, claim, assertion or Action of any violation of any Law, Governmental Order or material Permit by the Company or any of its Subsidiaries has been threatened in writing against the Company, its Subsidiaries or any Group Company. No material investigation or review by any Governmental Authority with respect to the Company, any of its Subsidiaries or any Group Company is pending or, to the knowledge of the Company, threatened in writing, and no such investigations have been conducted by any Governmental Authority since December 31, 2017, other than those the outcome of which did not, individually or in the aggregate, result in material liability to the Company, its Subsidiaries or any Group Company.
Section 5.12   Contracts; No Defaults.
(a)   Except for the Leases and Company Benefit Plans set forth on Section 5.13(a) of the Company Disclosure Letter, Section 5.12(a) of the Company Disclosure Letter sets forth a true, complete and accurate list of all of the following Contracts to which as of the date of this Agreement, the Company and/or any of its Subsidiaries or any Group Company is a party or is otherwise bound:
(i)   Contracts with any Material Supplier;
(ii)   each Contract that requires aggregate future payments to the Company, its Subsidiaries or any Group Company in excess of $1,500,000 in any calendar year, including the Group Companies’ 10 largest Payors in the aggregate (in terms of the Group Companies’ gross collections during the fiscal year ended December 31, 2020) (collectively, “Material Payors”);
(iii)   each Contract that grants to any Person (other than the Company, its Subsidiaries or the Group Companies) (A) any “most favored nation” provisions or other price guarantees for a period greater than one year with respect to such payments described in clause (A), or (B) material non-competition, non-solicitation or no-hire provisions imposed on the Company, its Subsidiaries or any Group Company;
(iv)   (x) Contracts (including letters of intent) entered into since December 31, 2017 with respect to mergers, acquisitions or sales of any Person or other material business unit or division thereof by the Company, any of its Subsidiaries or any Group Company (each an “M&A Contract”), or (y) M&A Contracts in which the Company, any of its Subsidiaries or any Group Company have any material ongoing obligations or liabilities, including deferred purchase price payments, earn-out payments or indemnification obligations;
(v)   Contracts establishing partnerships, joint ventures, strategic alliances or other collaborations, in each case, that are material to the Company, its Subsidiaries or for any Group Company, taken as a whole;
(vi)   each Contract with Governmental Authorities in each case, that is material to the Company, its Subsidiaries or for any Group Company, taken as a whole;
(vii)   each Contract under which the Company, its Subsidiaries or any Group Company has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, or (C) extended credit to any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business);

(viii)   Contracts that relate to the settlement or final disposition of any material Action within the last three years pursuant to which the Company or any of its Subsidiaries has ongoing obligations or liabilities, in each case, in excess of $1,500,000;
(ix)   each Contract to which the Company, any of its Subsidiaries or any Group Company is a party whereby the Company or any of its Subsidiaries (A) has granted any Person any license, immunity or other rights to a third party in or to any Owned Intellectual Property (other than non-exclusive licenses granted by or to customers in the ordinary course of business) or (B) is granted a license, immunity or other rights from a third party in or to any Intellectual Property (other than (x) licenses to open source software, and non-exclusive licenses in respect of commercially available off-the-shelf software on standard terms), (y) invention assignment agreements with current and former employees, consultants, and independent contractors of the Company and its Subsidiaries and (z) employment agreements with any current or former employee;
(x)   Contracts with any Group Company, or with any officer, director, manager, stockholder, member of an Affiliate of the Company, any of its Subsidiaries, any Group Company or any of their respective relatives or Affiliates (“Affiliate Agreements”) (other than the Company, any of the Company’s Subsidiaries or any Group Company) (excluding employee confidentiality and invention assignment agreements, equity or incentive equity documents, Governing Documents, employment agreements, Contracts set forth under Section 5.12(a)(ix) or Section 5.13(a) of the Company Disclosure Letter and offer letters for at-will employment set forth on Section 5.13(a) of the Company Disclosure Letter);
(xi)   employment, severance, consulting, and similar Contracts with each current executive, officer, director, employee or independent contractor of the Company, its Subsidiaries or any Group Company providing for an annual base salary in excess of $200,000 which is not terminable at-will without any further liability to the Company, its Subsidiaries or any Group Company;
(xii)   any corporate integrity agreements, settlement and other similar agreements with Governmental Authorities;
(xiii)   each employee collective bargaining agreement or similar Contract between the Company, any of the Company’s Subsidiaries or any Group Company, on the one hand, and any labor union or other body representing employees of the Company, any of the Company’s Subsidiaries or any Group Company, on the other hand; and
(xiv)   any Contract pursuant to which any Person provides management services to any Group Company or pursuant to which any Group Company provides management services to any other Person.
(b)   All of the foregoing set forth on Section 5.12(a) of the Company Disclosure Letter, including all amendments and modifications thereto, are sometimes collectively referred to as “Material Contracts.” The Company has furnished or otherwise made available to Acquiror true, complete and correct copies of all Material Contracts. Each Material Contract sets forth the entire agreement and understanding between the Company and/or its Subsidiaries and the other parties thereto, including a Group Company. Each Material Contract is valid, binding and in full force and effect (subject to the Enforceability Exceptions and assuming such Material Contract is a valid and legally binding obligation of the counterparty thereto). None of the Company, its Subsidiaries nor, to the knowledge of the Company, any other party thereto, including a Group Company, is in default or violation of any Material Contract in any material respect. There is no event or condition that exists that constitutes or, with or without notice or the passage of time or both, would constitute any such default or violation by the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto, including a Group Company, or give rise to any acceleration of any obligation or loss of rights or any right of termination of a Material Contract. Since December 31, 2017, neither the Company nor any of its Subsidiaries or the Group Companies has received any notice or request, in each case, in writing, on behalf of any other party to a Material Contract to terminate, cancel or not renew such Material Contract, or to renegotiate any material term thereof that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or alleging or disputing any breach or default under such Material Contract.

Section 5.13   Company Benefit Plans.
(a)   Section 5.13(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any material equity compensation, severance, retirement, retention, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, and all other fringe benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, in each case, (a) which are contributed to (or required to be contributed to), sponsored by or maintained by the Company, any of its Subsidiaries or any of the Group Companies for the benefit of any current or former employee, officer, director or individual consultant of the Company, its Subsidiaries or the Group Companies (the “Company Employees”) or (b) pursuant to which the Company, any of its Subsidiaries or any of the Group Companies could have any liability, other than any multiemployer pension plans (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code).
(b)   With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror true, correct and complete copies of (i) each Company Benefit Plan, including all amendments thereto and any current trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to any Company Benefit Plan; and (vi) all material communications received from or sent to the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation or any other Governmental Authority (including a written description of any oral communication) within the three last calendar years with respect to any Company Benefit Plan.
(c)   Each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made. There is no material Action pending or, to the knowledge of the Company, threatened against any Company Benefit Plan or the assets of any Company Benefit Plan (other than routine claims for benefits).
(d)   With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, such arrangement has, at all times while subject to Section 409A of the Code, been operated in material compliance (including documentary compliance) with, Section 409A of the Code and all applicable guidance thereunder.
(e)   No Company Benefit Plan or other Contract to which the Company, any Subsidiary or any Group Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.
(f)   Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification.
(g)   With respect to any Company Benefit Plan, no event has occurred and no condition exists that would subject the Company or its Subsidiaries to any material tax, fine, lien, or penalty imposed by ERISA, the Code or other applicable Law. Neither the Company, any Company Benefit Plan nor, to the knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Company or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in any material liability to the Company, any of its Subsidiaries or any Group Company.
(h)   Neither the Company nor any of its Subsidiaries or any of the Group Companies has incurred any current or projected material liability in respect of post-employment or post-retirement health, medical, or life insurance benefits for current, former or retired employees of the Company, any of its Subsidiaries or any Group Company, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.
(i)   None of the Company, its Subsidiaries, the Group Companies nor any of their respective ERISA Affiliates sponsors, maintains or is required to contribute to, or has any outstanding liability for, (i) a multiemployer pension plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) or (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Company Benefit Plan is (i) a “multiple employer plan” (within the meaning of the Code or ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code. Neither the Company nor any of its Subsidiaries or any of the Group Companies has, either directly or through an ERISA Affiliate, any liability pursuant to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code. Neither the Company nor any of its Subsidiaries or any Group Company has any liability with respect to any employee benefit plan maintained for the benefit of any employee, officer, director or individual consultant based outside of the United States.
(j)   Except as set forth on Section 5.13(j) of the Company Disclosure Letter, neither the execution and delivery of this Agreement by the Company nor the consummation of the Mergers will (whether alone or in connection with any subsequent event(s)) (i) result in the payment, acceleration, vesting, funding or creation of any compensatory rights of any director, officer or employee of the Company, its Subsidiaries or any Group Company to payments or benefits or increases in any payments or benefits (including any loan forgiveness) under any Company Benefit Plan (or under any arrangement that would be a Company Benefit Plan if in effect as of the date of this Agreement), (ii) result in severance pay or any increase in severance pay upon any termination of employment, (iii) require any contributions or payments to fund any obligations under any Company Benefit Plan, or cause the Company, any of its Subsidiaries or any Group Company to transfer or set aside any assets to fund any Company Benefit Plan, or (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Closing.
(k)   No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer, or director, other individual service provider or shareholder of the Company or any of its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the Transactions.
(l)   Each Company Option has been granted with an exercise price that is intended to be no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code.
Section 5.14   Labor Matters.
(a)   Prior to the date of this Agreement, the Company has provided the Acquiror with a complete and accurate identified list of each employee of the Company, its Subsidiaries and the Group Companies as of a date reasonably practicably close to the date of this Agreement, together with (i) each such employee’s respective base salary or wage rate, (ii) current annual bonus opportunity, (iii) current title and work location, and (iv) status as exempt or non-exempt from overtime requirements.

(b)   As of the date of this Agreement, neither the Company nor any of its Subsidiaries or the Group Companies is a party to any collective bargaining agreement or similar agreements with a labor organization. None of the Company Employees are represented by any labor organization or works council with respect to their employment with the Company or any of its Subsidiaries. To the knowledge of the Company, as of the date of this Agreement, (i) there are no activities or proceedings of any labor organization to organize any of the Company Employees, and (ii) there is no, and since December 31, 2017 has been no, material labor dispute or strike, lockout, picketing, material grievances or collective labor disputes, labor-related hand-billing, collective slowdown, concerted and collective refusal to work overtime, or collective work stoppage or similar activity against the Company, any of its Subsidiaries or the Group Companies, in each case, pending or threatened.
(c)   Except as set forth on Section 5.14(c) of the Company Disclosure Letter, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Company, its Subsidiaries and the Group Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. The Company, its Subsidiaries and the Group Companies have not otherwise experienced any material employment-related liability with respect to or arising out of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19. Since December 31, 2017, neither the Company, its Subsidiaries nor any Group Company has implemented any plant closings or employee layoffs that would trigger notice obligations under the WARN Act and any similar or local law.
(d)   Each of the Company, its Subsidiaries and the Group Companies are in material compliance with all applicable Laws regarding employment and employment practices (including COVID-19 Measures), including all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, “whistle blower” rights, harassment policies, employee leave issues, the proper classification of employees and independent contractors, the proper payment of overtime and minimum wage, classification of employees as exempt and non-exempt, and unemployment insurance, and the Company and its Subsidiaries have not since December 31, 2017 been charged with any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.
(e)   Except as otherwise listed on Section 5.14(e) of the Company Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against the Company, its Subsidiaries and the Group Companies pending or, to knowledge of the Company, threatened before any Governmental Authority based on, arising out of, in connection with or otherwise relating to the employment, termination of employment or failure to employ by the Company, its Subsidiaries or the Group Companies, of any individual, except for those complaints, charges or claims which would not, individually or in the aggregate, reasonably be expected to be material to the Company, taken as a whole.
(f)   All material payments due from the Company, any of its Subsidiaries or any of the Group Companies on account of wages or other compensation owed to employees, and employees health and welfare insurance and other benefits, have been paid or properly accrued as a liability on the books of the Company, its Subsidiaries or the Group Companies.
(g)   To the knowledge of the Company, no employee of the Company, any of its Subsidiaries or any of the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to the Company, its Subsidiaries or the Group Companies. To the knowledge of the Company, no senior executive or key employee of the Company, its Subsidiaries or the Group Companies is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company, any of its Subsidiaries or any of the Group Companies or (ii) to the knowledge or use of trade secrets or proprietary information.
(h)   To the knowledge of the Company, no senior executive or other key employee of the Company, any of its Subsidiaries or any Group Company has provided notice of his or her intention to terminate his or her employment as a result of or following the consummation of the transactions contemplated by this Agreement.
Section 5.15   Taxes.
(a)   All material Tax Returns required by Law to be filed by (or on behalf of) the Company, its Subsidiaries and the Group Companies have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects. Neither of the Company nor any of its Subsidiaries or any Group Company is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)   All material amounts of Taxes and all material Tax liabilities due and owing by the Company, its Subsidiaries and the Group Companies have been timely paid in full. Since the date of the most recent balance sheet included in the Unaudited Financial Statements neither the Company nor any of its Subsidiaries or any Group Company have incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.
(c)   All material Taxes that the Company, its Subsidiaries and the Group Companies are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Each of the Company, its Subsidiaries and the Group Companies have complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   Neither the Company nor any of its Subsidiaries or the Group Companies is currently or has, since January 1, 2018, been engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes with a taxing authority (and no such audit or proceeding is pending or, to the knowledge of the Company, contemplated). Neither the Company nor any of its Subsidiaries or the Group Companies has received since January 1, 2018 any written notice from a Governmental Authority of a dispute or claim with respect to material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material amount of Taxes of the Company or any of its Subsidiaries or the Group Companies and no written request for any such waiver or extension is currently pending.
(e)   Neither the Company nor any of its Subsidiaries or the Group Companies is presently contesting any material Tax liability of the Company or such Subsidiary or Group Company, as applicable, before any taxing authority or other Governmental Authority.
(f)   No written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries or the Group Companies does not file Tax Returns that the Company or such Subsidiary or Group Company, as applicable, is or may be subject to material taxation by that jurisdiction.
(g)   Neither the Company nor any of its Subsidiaries or the Group Companies (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) since January 1, 2018.
(h)   Neither the Company nor any of its Subsidiaries or the Group Companies (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), or

(ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind the Company, its Subsidiaries or the Group Companies after the Closing.
(i)   Except with respect to deferred revenue or prepaid revenues collected by the Company, its Subsidiaries or the Group Companies in the ordinary course of business, neither the Company nor its Subsidiaries or the Group Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (D) election pursuant to Section 108(i) of the Code made prior to the Closing; (E) installment sale or open transaction disposition made prior to the Closing; (F) prepaid amount received prior to the Closing. As of the date hereof, neither the Company nor any of its Subsidiaries or the Group Companies owns (or has previously owned) any interest in a Person treated as a controlled foreign corporation (as defined in Section 957 of the Code) or a specified foreign corporation (as defined in Section 965 of the Code).
(j)   There are no Liens with respect to any material amount of Taxes on any of the assets of the Company, its Subsidiaries or the Group Companies, other than Permitted Liens.
(k)   Neither the Company nor any of its Subsidiaries or the Group Companies has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company, its Subsidiaries and/or the Group Companies are the only members).
(l)   Neither the Company nor any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company, its Subsidiaries or the Group Companies) (i) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign law (other than a group the common parent of which is the Company); (ii) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), (iii) as a transferee or successor or (iv) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).
(m)   Neither the Company nor any of its Subsidiaries or the Group Companies is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Company or its Subsidiaries) under any Tax allocation, Tax sharing, Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(n)   The Company has not knowingly taken any action (nor knowingly permitted any action to be taken), and is not aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Class A Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(o)   The Company is not currently, and has not been during the past five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(p)   Notwithstanding anything else contained herein to the contrary, the representations and warranties set forth in Section 5.08, Section 5.13 and this Section 5.15 shall be the sole representations and warranties made by the Company pertaining to Tax matters with respect to the Company, its Subsidiaries and the Group Companies in this Agreement.

Section 5.16   Insurance. Section 5.16 of the Company Disclosure Letter sets forth a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation, directors and officers and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof (collectively, the “Policies”). True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) all of the Policies with respect to policy periods that include the date of this Agreement are in full force and effect and all premiums due and payable for such Policies have been duly paid, (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of such Policies (c) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the Policies and, to the knowledge of the Company, no such action has been threatened and (d) except as set forth on Section 5.16 of the Company Disclosure Letter there is no claim by the Company or any of its Subsidiaries under any Policy. The Company or its Subsidiaries have reported to their respective insurers all material claims and circumstances known by Company and Subsidiary employees with such reporting responsibilities that would reasonably be likely to give rise to a material claim by the Company or any of its Subsidiaries under any Policy.
Section 5.17   Permits.   Except as otherwise set forth in Section 5.17 of the Company Disclosure Letter, (a) since December 31, 2017, each of the Company, its Subsidiaries and each Group Company holds and has held all material licenses, approvals, consents, registrations, accreditations, certifications, franchises, certificates of need, supplier or provider numbers, national provider identifiers and permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted (except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made pursuant to Section 5.21), the “Permits”) and all such Permits have been duly obtained, are current and valid, and are in full force and effect and (b) since December 31, 2017, none of the Company, its Subsidiaries and the Group Companies, are (i) in default or violation of such Permits in any material manner or have received any written statement of material deficiencies, complaint, or notice of material noncompliance, or (ii) to the knowledge of the Company, is the subject of any pending action by a Governmental Authority seeking the revocation, suspension or impairment of any such Permit. Section 5.17(c) of the Company Disclosure Letter lists all Permits issued to or held by each of the Company, its Subsidiaries, and each Group Company.
Section 5.18   Personal Property and Assets.   As of the date hereof, the Company, and/or its Subsidiaries and the Group Companies own and have good title to or a valid leasehold, license or similar interest in each item of material tangible personal property reflected on the books of the Company, its Subsidiaries and Group Companies or material to the business of the Company, its Subsidiaries and the Group Companies taken as a whole, free and clear of all Liens other than Permitted Liens.
Section 5.19   Real Property.
(a)   Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property.
(b)   Section 5.19(b) of the Company Disclosure Letter contains a true, correct and complete list of all real property leased or subleased by the Company or one of its Subsidiaries (the “Leased Real Property”), including the address thereof and the Leases related thereto. The Company has made available to Acquiror true, correct and complete copies of the written leases, subleases, licenses and occupancy agreements (including all written modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other written agreements relating thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Leases”), and such deliverables comprise all Leases relating to the Leased Real Property. There are no oral arrangements or agreements with respect to the Leased Real Property.
(c)   Each Lease (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiary party thereto and, to the knowledge of the Company, the other parties thereto, as applicable,

subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) has not been amended or modified except as reflected in the Leases made available to Acquiror and (iii) to the knowledge of the Company, subject to securing the consents or approvals, if any, required under the Leases to be obtained from any landlord, lender or any other third party (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the use, occupancy and possession (in each case, subject to the terms of the respective Leases in effect with respect to Leased Real Property and the receipt of all required consents related thereto) of the premises specified in the Leases for the purpose specified in the Leases.
(d)   No material default or material breach by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Leases. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of any material default or material breach under any Lease which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or material breach under any Lease by the Company or any of its Subsidiaries or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, or any portion thereof, which is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property. The Company or its Subsidiaries has good and valid leasehold title to each Leased Real Property free and clear of Liens, other than Permitted Liens.
(e)   Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property, or any portion thereof, and the improvements thereon (i) are prohibited by any Lien, Law or order other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.
(f)   To the knowledge of the Company, the Leased Real Property is in good operating condition (ordinary wear and tear excepted), are suitable in all material respects for the purposes for which they are presently being used and, with respect to each, the Company or one of its Subsidiaries has rights of ingress and egress to the Leased Real Property for operation of the business of the Company and its Subsidiaries in the ordinary course. To the knowledge of the Company, no condemnation proceeding is pending or threatened (in writing) which would preclude or impair the use of any such property by the Company or its Subsidiaries for the purposes for which it is currently used.
Section 5.20   Intellectual Property and IT Security.
(a)   Section 5.20(a) of the Company Disclosure Letter sets forth an accurate list of all Owned Intellectual Property for which applications have been filed or registrations have been obtained, whether in the United States or internationally, as of the date of this Agreement (“Registered Intellectual Property”). Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each item of Registered Intellectual Property is subsisting and has not been abandoned, canceled or otherwise terminated except in the ordinary course of business, and other than in the case of Registered Intellectual Property for which only an application has been filed, is valid or enforceable and (ii) to the knowledge of the Company, all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining any material Registered Intellectual Property in full force and effect. The Company or one of its Subsidiaries (A) solely and exclusively owns all right, title and interest in and to all Registered Intellectual Property and other Owned Intellectual Property free and clear of any Liens other than Permitted Liens, and (B) has the right to use all other Intellectual Property material to the operation of the business of the Company and its Subsidiaries as presently conducted and contemplated to be conducted following the Closing and contemplated to be conducted following the Closing.

(b)   To the knowledge of the Company, the Company or one of its Subsidiaries has entered into Contracts to use all Intellectual Property other than Owned Intellectual Property used in or necessary for the conduct and operation of the business of the Company and its Subsidiaries as currently conducted (the “Licensed Intellectual Property”).
(c)   To the knowledge of the Company, the Registered Intellectual Property, Owned Intellectual Property and Licensed Intellectual Property (when used within the scope of the applicable license), constitute all of the material Intellectual Property necessary for the Company and its Subsidiaries to conduct their respective business as currently conducted.
(d)   To the knowledge of the Company, (i) the conduct and operation of the business of the Company and its Subsidiaries as currently conducted is not infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and have not, at any time after December 31, 2017, infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, (ii) no third party is infringing, misappropriating, diluting or otherwise violating, or has, at any time after December 31, 2017, infringed, misappropriated, diluted or otherwise violated any of the Owned Intellectual Property, (iii) the Company and its Subsidiaries have not received from any Person at any time after December 31, 2017 (or earlier, for matters that are or become unresolved) any notice that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property rights of any Person, and (iv) the Company and its Subsidiaries have not, since December 31, 2017, received any notice, and no Action is currently pending, that challenges the validity or enforceability of any Owned Intellectual Property or the Company’s and its Subsidiaries’ right to use or otherwise exploit any Owned Intellectual Property.
(e)   The Company and its Subsidiaries have taken all commercially reasonable efforts to protect the confidentiality of all Trade Secrets in possession of the Company or its Subsidiaries from unauthorized disclosure and use and, to the knowledge of the Company, there has been no unauthorized access to or disclosure of such confidential or proprietary information. All employees, directors, officers, consultants, contractors, agents and other Persons who have contributed to or participated in the creation, conception or development of any Owned Intellectual Property on behalf of the Company or any of its Subsidiaries have entered into a valid written Contract, as part of such Person’s employment, consultancy or engagement to assign all such Owned Intellectual Property to the Company or a Subsidiary to the extent that such Owned Intellectual Property was not assigned to the Company or one of its Subsidiaries by operation of applicable Law. Without limiting the foregoing, no former and current employees, directors, officers, consultants, contractors, agents and other Persons who have contributed to or participated in the conception or development of any Owned Intellectual Property on behalf of the Company or any of its Subsidiaries owns or has any right, claim, interest or option, including the right to further remuneration or consideration, with respect to any Owned Intellectual Property.
(f)   No Software that is owned (or purported to be owned) by the Company or any of its Subsidiaries (the “Company Software”) has been incorporated into or combined with any open source software and subsequently distributed by the Company or any of its Subsidiaries in a manner which requires that such Company Software be licensed under any license that (A) requires the disclosure, distribution or license to any Person of any source code of such Company Software; (B) limits the Company’s or any of its Subsidiaries’ freedom to seek full compensation in connection with marketing, licensing, and distributing the Company Software or (C) allows a customer, or requires that a customer have the right, to decompile, disassemble or otherwise reverse engineer the Company Software. To the knowledge of the Company, all use and distribution of Company Software by or through the Company or any of its Subsidiaries is in full compliance with all licenses applicable thereto, including all copyright notice and attribution requirements. Neither the Company nor any Subsidiary has disclosed, licensed, made available or delivered to any escrow agent or any Person other than (i) third party service providers for the purpose of performing services for the Company or a Subsidiary or (ii) employees, consultants, agents and contractors of the Company, its Subsidiaries or the Group Companies, any of the source code for any Company Software, and no event has occurred that legally required the Company or a Subsidiary to do any of the foregoing. Neither this Agreement, nor any other Transaction Agreement to which the Company or a Subsidiary is a party, nor the consummation of the Transactions will result in the disclosure to a third Person of any source code included in the Company Software.

(g)   The Company, its Subsidiaries and the Group Companies take, and have taken, commercially reasonable actions and measures consistent with industry standards to protect and maintain the security of the Company IT Systems in the possession or control of the Group Companies and Company Software (and all data stored therein or transmitted thereby).
(h)   The Company, one of its Subsidiaries or, to the knowledge of the Company, any Group Company owns or has a valid right to access and use all Company IT Systems necessary for the conduct of their respective businesses as currently conducted. The Company IT Systems (i) have been maintained in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards and (ii) operate in all material respects in accordance with their documentation and functional specifications and as necessary to conduct the business as currently conducted. The Company, its Subsidiaries, and, to the knowledge of the Company, the Group Companies have back-up and disaster recovery arrangements designed to enable the continued operation of their businesses in the event of a failure of their material IT Systems that are, in the reasonable determination of the Company, its Subsidiaries and the Group Companies, consistent with commercially reasonable practice in all material respects. Neither the Company IT Systems nor any Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” or any other code designed or intended to have any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed or (y) damaging or destroying any data or file without the user’s consent, except, in each case with respect to (x) and (y), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(i)   The Company, its Subsidiaries and the Group Companies, have implemented and maintained commercially reasonable privacy policies regarding the handling and security of Personal Information in connection with the operation of its business (the “Privacy Policies”). The Company, its Subsidiaries and the Group Companies are and since December 31, 2017 have been, in material compliance with (i) the Privacy Laws, (ii) applicable Privacy Policies, and (iii) the Company’s contractual obligations with respect to Personal Information and data security (collectively, “Data Protection Requirements”). The Company, its Subsidiaries and the Group Companies, have implemented and maintained commercially reasonable security measures regarding the confidentiality, integrity and availability of IT Systems, Personal Information and sensitive or proprietary information in their possession or under their custody or control. To the knowledge of the Company, any third party who has provided Personal Information to the Company, its Subsidiaries and the Group Companies has done so in compliance in all material respects with applicable Privacy Laws. Since December 31, 2017, there have been no material data breaches or security incidents impacting the confidentiality, integrity and availability of the IT Systems or the data thereon (including Personal Information or sensitive or proprietary information in the possession or control of, or collected, used or processed by or on behalf of the Company, its Subsidiaries or the Group Companies). Since December 31, 2017, the Company, its Subsidiaries and the Group Companies have not received written notice of any claims, investigations, or alleged violations of any Data Protection Requirement or material security incidents, nor have they notified in writing, or been required by any Data Privacy Requirement to notify in writing, any person or entity under any Data Protection Requirement. Since December 31, 2017, each of the Company, its Subsidiaries and, to the knowledge of the Company, each Group Company: (i) has entered into appropriate Business Associate Agreements as required by 45 CFR § 164.502 et seq.; (ii) is in compliance in all material respects with the terms of all such agreements; and (iii) to the knowledge of the Company, no counterparty to any such agreement has materially breached such agreement. Since December 31, 2018, neither the Company, its Subsidiaries nor, to the knowledge of the Company, any Group Company has been subject to a “Breach” of “Unsecured Protected Health Information”, as such terms are defined at 45 C.F.R. § 164.402, which has required notification under HIPAA.
Section 5.21   Environmental Matters.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:
(a)   the Company, its Subsidiaries and the Group Companies and all of their operations and properties, including the Leased Real Property, are and, except for matters which have been fully resolved, since December 31, 2017 have been, in compliance with all applicable Environmental Laws;

(b)   the Company, its Subsidiaries and the Group Companies hold all Permits, identification numbers and other authorizations required under applicable Environmental Laws to permit the Company and its Subsidiaries to operate their assets in a manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted;
(c)   there are no Actions pending against or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or the Group Companies alleging any violations of or liability under any Environmental Law or any violations or liability concerning any Hazardous Materials, nor to the knowledge of the Company is there any reasonable basis for any such Actions;
(d)   neither the Company nor any of its Subsidiaries or the Group Companies is conducting or financing or is actually or allegedly responsible for conducting or financing any investigation, sampling, monitoring, treatment, remediation, removal, abatement or cleanup of any Hazardous Material at, in, on or under any property, including any Leased Real Property, and to the knowledge of the Company, its Subsidiaries and the Group Companies, no Hazardous Materials are present at, in, on or under the Leased Real Property in violation of or requiring any action under any Environmental Law;
(e)   the Company has made available to Acquiror all environmental reports (including all Phase I and Phase II environmental site assessment reports), studies, and audits relating to any Environmental Law, Hazardous Material or other environmental matter relating to the Company or any of its Subsidiaries or any of the foregoing’s predecessors, the Leased Real Property or any formerly owned, operated or leased or other properties for which the Company or any of its Subsidiaries or Group Companies may be liable, in its custody, possession or control; and
(f)   there is no unresolved written Governmental Order relating to any Environmental Law imposed upon or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their properties, rights or assets.
The representations and warranties of the Company relating to Environmental Laws and Hazardous Materials are contained exclusively in this Section 5.21.
Section 5.22   Absence of Changes.   Since April 30, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company, its Subsidiaries or any Group Company, that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.
Section 5.23   Brokers’ Fees.   Except as set forth on Section 5.23 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by the Company, any of its Subsidiaries, any Group Company or any of their respective Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.
Section 5.24   Business Relationships.
(a)   Section 5.24(a) of the Company Disclosure Letter sets forth a true and correct list of the (i) 10 largest and current vendors, suppliers and service providers to the Company and its Subsidiaries and Group Companies (measured by aggregate spend during the fiscal year ended December 31, 2020) (collectively, the “Material Suppliers”), (ii) the Material Payors, and (iii) the 10 largest Payors for the period from January 1, 2021 until May 31, 2021.
(b)   Except as set forth on Section 5.24(b) of the Company Disclosure Letter, neither the Company nor any Group Company has received any notice or threat in writing from any Material Supplier or Material Payor or other Payor listed on Section 5.24(a) of the Company Disclosure Letter, since January 1, 2020 of any intention to terminate or not renew its business dealings with the Company or its Subsidiaries or any Group Company, or to materially decrease purchasing or selling (as the case may be) services or products to the Company or its Subsidiaries or to any Group Company, or to adversely modify its business dealings with the Company and its Subsidiaries or any Group Company in a way that would reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect, nor has the Company or any Group Company terminated or provided notice of intent to terminate its business dealings with any Material Supplier, Material Payor, or other Payor listed on Section 5.24(a) of the Company Disclosure Letter.
Section 5.25   Related Party Transactions.   Except for the Contracts set forth on Section 5.25 of the Company Disclosure Letter, (a) there are no Contracts (excluding Contracts related to (i) employee compensation and other ordinary incidents of employment (including participation in Company Benefit Plans) set forth on Section 5.13(a) of the Company Disclosure Letter and (ii) equity ownership) between the Company, any of its Subsidiaries or any Group Company, on the one hand, and any Affiliate, officer or director of the Company, on the other hand, and (b) none of the officers, directors, managers or Affiliates of the Company or any of its Subsidiaries or any Group Company owns any asset or property (intellectual, real or personal) used in and material to the business of the Company, its Subsidiaries and the Group Companies taken as a whole, except in its capacity as a security holder of the Company.
Section 5.26   Information Supplied.   None of the information supplied or to be supplied by the Company, any of the Company’s Subsidiaries or any Group Company specifically in writing for inclusion in the Proxy Statement/Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 5.27   Regulatory Compliance.
(a)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any Group Company, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of any of the Company, any of its Subsidiaries or any Group Company, is or has been, since December 31, 2017, (i) a Person named on any Sanctions Laws-related or Export Control Laws-related list of designated Persons; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions Laws; (iii) an entity owned, directly or indirectly, individually or in the aggregate, 50% or more by one or more Persons described in clauses (i) or (ii); (iv) transacting business with or on behalf of any Person described in clauses (i)  — (iii) or any country or territory described in clause (ii) in violation of Sanctions Laws; or (v) otherwise in violation of Sanctions Laws or Export Control Laws.
(b)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Company, any of its Subsidiaries or any Group Company, or, to the Company’s knowledge, any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, any of its Subsidiaries or any Group Company has, since December 31, 2017, (i) made, offered, promised, paid or received any bribes, kickbacks or other similar improper payments to or from any Person or (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, in each case of clause (i) or (ii), in violation of the Anti-Corruption Laws.
(c)   To the Company’s knowledge, as of the date hereof, (i) there are no pending or threatened in writing Actions, filings, Governmental Orders, inquiries or governmental investigations alleging any such violations of Anti-Corruption Laws, Sanctions Laws or Export Control Laws by the Company, any of its Subsidiaries or to the knowledge of the Company, any Group Company or any of their Representatives or any other Persons, in each case to the extent acting for and on behalf of the Company, any of its Subsidiaries or any Group Company, and (ii) since December 31, 2017, no such Actions, filings, Governmental Orders, inquiries or governmental investigations have been threatened in writing or are pending.
Section 5.28   Healthcare Regulatory Matters.
(a)   Except as set forth on Section 5.28(a) of the Company Disclosure Letter, each of the Company, its Subsidiaries and each Group Company is and has been since December 31, 2017, in compliance in all material respects with all applicable Healthcare Laws. Except as set forth in

Section 5.28(a) of the Company Disclosure Letter, since December 31, 2017, none of the Company, Subsidiaries or Group Companies, has received any written, or to Company’s knowledge, oral notice of any investigation or civil, administrative or criminal action or proceeding against it alleging any material failure to comply with applicable Healthcare Laws. Except as set forth in Section 5.28(a) of the Company Disclosure Letter, since December 31, 2017, none of the Company, Subsidiaries or Group Companies: (i) is or has been a party to a corporate integrity agreement with the U.S. Department of Health and Human Services Office of Inspector General (“OIG”), or (ii) has reporting obligations pursuant to any settlement agreement, monitoring agreement, consent decree, order or similar agreement entered into with any Governmental Authority relating to compliance with Healthcare Laws, or (iii) has any material repayment or material overpayment liability identified by any Federal Healthcare Program or under contractual arrangements with other Payors.
(b)   Since the formation of the Company, none of the Company, a Subsidiary, or a Group Company has loaned funds to a physician or physician practice that is owned by, employs, or otherwise engages a health care provider (excluding any Group Company) who has referred to (or arranged or recommended a referral to) the Company, any Subsidiary, or any Group Company any item or service directly or indirectly reimbursed by a Federal Healthcare Program or by any commercial healthcare services payor.
(c)   Since December 31, 2017, none of the Company, Subsidiaries, Group Companies or any of their officers, directors, managers or employees, is or has been: (i) debarred, excluded or suspended from participating in any Federal Healthcare Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, the “list of Excluded Individuals/Entities” on the website of the OIG, or similar state equivalent exclusion lists and databases.
(d)   Since December 31, 2017, (i) all clinical studies conducted by the Company, its Subsidiaries or Group Companies, as applicable, are and have been conducted in compliance in all material respects with all applicable Healthcare Laws; and (ii) to the Company’s knowledge, no principal investigator conducting a clinical trial on behalf of the Company, its Subsidiaries or Group Companies, as applicable, has been: (A) debarred under FDA proceedings under 21 U.S.C. § 335a; (B) disqualified under FDA investigator disqualification proceedings; (C) subject to FDA’s Application Integrity Policy; or (D) subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001.
(e)   The Company, its Subsidiaries and each of the Group Companies, as applicable, currently and since December 31, 2017, has had privacy and security policies, procedures and safeguards adopted and implemented that materially comply with then-applicable HIPAA requirements (collectively, “HIPAA Policies and Procedures”) and have operated in accordance with such HIPAA Policies and Procedures in all material respects. The Company, its Subsidiaries and Group Companies, as applicable, have performed a security risk analysis that meets the standards set forth at 45 C.F.R. § 164.308(a)(1)(ii)(A) (the “Security Risk Analysis”) in all material respects, and have addressed and remediated all material risks identified in such Security Risk Analysis. The Company, its Subsidiaries and Group Companies, as applicable, have a written and signed business associate agreement that meets the requirements of 45 C.F.R. § 164.504(e)(2) with each Person who is a “business associate” (as defined in 45 C.F.R. § 160.103) of such company. Since December 31, 2017, neither the Company, its Subsidiaries nor any Group Company has received written notice of, and there is no litigation, proceeding (at law or in equity) or, audit, inquiry or investigation pending or, to the knowledge of the Company, threatened with respect to, any alleged “breach” as defined in 45 C.F.R. § 164.402 (a “Breach”), any other violation of HIPAA by the Company, its Subsidiaries or Group Companies or their “workforce” (as defined under HIPAA), or any compliance audit or review related to HIPAA by a Governmental Authority. Since December 31, 2017, no material Breach or other material violation of HIPAA by the Company, its Subsidiaries or Group Companies or their “workforce” or successful “security incident” (as defined in 45 C.F.R. § 164.304) has occurred with respect to “protected health information” (as defined in 45 C.F.R. § 160.103) in the possession or under the control of the members of the Company, its Subsidiaries and Group Companies. The Company, its Subsidiaries and Group

Companies have implemented training consistent in all material respects with HIPAA requirements for members of its workforce who have access to protected health information (as defined under HIPAA).
(f)   Since December 31, 2017, each of the Company, Subsidiaries and Group Companies, has, as applicable, timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any applicable Governmental Authority. Since December 31, 2017, all such regulatory filings complied in all material respects with applicable Healthcare Laws.
(g)   Except as set forth in Section 5.28(g) of the Company Disclosure Letter, each Company, Subsidiaries and Group Company, has, since December 31, 2017, as applicable: (i) timely filed all material reports and billings required to be filed with respect to each Payor, all of which were prepared in material compliance with all applicable Healthcare Laws governing reimbursement and claims and the binding payment policies of the applicable Payor, (ii) timely paid all known and undisputed overpayments required to be paid, and there is no pending or, to the knowledge of the Company, threatened material appeal, adjustment, challenge, adverse inquiry, audit, or litigation by any Payor with respect to billing practices and reimbursement claims (other than routine audits in the ordinary course of business), and (iii) never been subject to a material audit or examination by a Payor other than in the ordinary course of business. Since December 31, 2017, the Company, Subsidiaries and Group Companies, as applicable, have been in material compliance with conditions of participation, contract, standard, policy, rule, regulation, procedure or other requirement of any Payor. Since December 31, 2017, (i) the Company, Subsidiaries, and Group Companies, as applicable, have implemented billing practices that are in compliance in all material respects with all applicable Healthcare Laws and, to the knowledge of the Company, all applicable Payor written policies and binding rules governing reimbursement and claims, and (ii) have billed Payors consistent with such billing practices in all material respects. Neither the Company, nor any Subsidiary or Group Company has any material appeal currently pending before any Payor.
(h)   To the knowledge of the Company, each of the Company’s, any Subsidiary’s, and Group Company’s officers, directors, personnel (whether employed or engaged as independent contractors), Licensed Professionals and authorized representatives are operating and have operated in compliance, in all material respects, with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b, et seq.), and any similar state law, the Stark Law (42 U.S.C. § 1395nn, et seq., and its implementing regulations, 42 C.F.R. Subpart J), and any similar state law, and any patient brokering law.
(i)   The Company, its Subsidiaries, and the Group Companies, as applicable, have in place compliance programs having the elements of an effective corporate compliance and ethics program consistent in all material respects with U.S.S.G. § 8B2.1 and the compliance guidance published by the Office of Inspector General of the U.S. Department of Health and Human Services.
Section 5.29   Licensed Professionals.   Section 5.29 of the Company Disclosure Letter lists all Licensed Professionals currently employed or engaged by Company, any Subsidiary, or any Group Company. To the Company’s knowledge, each Licensed Professional holds all required Permits in good standing required for such Person to perform such Person’s duties within the scope of employment or contract for the Company, Subsidiary or Group Company, as applicable (including healthcare-related or medical services provided to other Persons but arranged by the Group Companies), under the relevant scope of such Person’s licensed practice. To the Company’s knowledge, each Licensed Professional while providing services on behalf of the Company, any Subsidiary, or any Group Company has been appropriately providing services within the relevant scope of practice and under necessary and appropriate supervision, and has entered into and maintained material compliance with all reasonable and necessary collaborative practice, supervision and other similar arrangements. Except as set forth in Section 5.29 of the Company Disclosure Letter, to the Company’s knowledge, since December 31, 2017, no Licensed Professional has been a party or subject to: (i) any material malpractice suit, claim, settlement, settlement allocation, judgment, verdict or decree; (ii) any material disciplinary, peer review or professional review investigation or action instituted by any licensure board, hospital, professional school, health care facility or entity, professional society or association, Payor, or Governmental Authority; (iii) any criminal complaint, indictment or criminal action relating to health care fraud or crimes of moral turpitude; (iv) any unsealed investigation or action, whether administrative, civil or criminal, relating to an allegation of filing false health care claims, or violating anti-kickback or fee-splitting or other Healthcare Laws; (v) any material investigation or action based on any allegation of violating professional ethics or standards, or engaging in illegal activities relating to his or her profession; or (vi) any denial of an application in any state for a Permit as a health care professional, or participation in any Payor contract held by the applicable Group Company.
Section 5.30   No Additional Representations or Warranties. Except as provided in and this Article V, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror Parties or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror Parties or their Affiliates.
ARTICLE VI.
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except (a) in respect of the Warrant Accounting Issue (as defined below), (b) as set forth in the disclosure letter delivered by Acquiror Parties to the Company on the date of this Agreement (the “Acquiror Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of such disclosure) or (c) in the SEC Reports filed or furnished with the SEC through the date hereof (excluding (a) any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (b) any exhibits or other documents appended thereto), each Acquiror Party represents and warrants to the Company as follows:
Section 6.01   Corporate Organization.   Each of Acquiror and First Merger Sub is duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Second Merger Sub is duly formed and is validly existing as a limited liability company in good standing under the Laws of the State of Delaware and has the limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective Governing Documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Acquiror Parties to enter into this Agreement or to consummate the Transactions.
Section 6.02   Due Authorization.
(a)   Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is or will be a party and (subject to the approvals described in Section 6.05), in the case of Acquiror, upon receipt of the Acquiror Stockholder Approval and the DFP Consent, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval and the DFP Consent, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. By Acquiror’s execution and delivery hereof, it has provided all approvals on behalf of equityholders of First Merger Sub and Second Merger Sub required for the Transactions. This Agreement has been, and each such

Transaction Agreement to which such Acquiror Party is or will be a party has been or will be, duly and validly executed and delivered by such Acquiror Party and, assuming due and valid authorization and execution by each other Party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party is or will be a party, constitutes or will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.
(b)   Assuming a quorum is present at the Special Meeting, as adjourned or postposed, the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, the consummation of the Transactions, including the Closing, and the approval of the Acquiror Stockholder Matters are as set forth on Section 6.02(b) of the Acquiror Disclosure Letter (such votes, collectively, the “Acquiror Stockholder Approval”).
(c)   At a meeting duly called and held, the board of directors of Acquiror has unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company and its Subsidiaries is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the stockholders of Acquiror approval of the Transactions.
Section 6.03   No Conflict.   Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.02 and Section 6.06, the execution, delivery and performance of this Agreement and any other Transaction Agreement to which any Acquiror Party is or will be a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval and the DFP Consent, the consummation of the transactions contemplated hereby or by any other Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any Subsidiaries of Acquiror is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.
Section 6.04   Litigation and Proceedings.   There are no pending or, to the knowledge of Acquiror, threatened in writing Actions against any Acquiror Party or any of their respective properties, rights or assets, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement. There is no Governmental Order imposed upon or, to the knowledge of Acquiror, threatened in writing against any Acquiror Party or any of their respective properties, rights or assets which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform their respective obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of any of the Acquiror Parties to enter into and perform its obligations under this Agreement or any other Transaction Agreement to which any of the Acquiror Parties is or will be a party, as applicable.

Section 6.05   Governmental Authorities; Consents.   Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no action by, notice to, consent, approval, waiver, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of any Acquiror Party with respect to such Acquiror Party’s execution, delivery and performance of this Agreement and the Transaction Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby, except for (i) applicable requirements of the HSR Act and Securities Laws, (ii) the filing of the First Certificate of Merger in accordance with the DGCL and the filing of the Second Certificate of Merger in accordance with the DLLCA, (iii) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Acquiror Party to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions in accordance with the terms hereof and (iv) as otherwise disclosed on Section 6.05 of the Acquiror Disclosure Letter.
Section 6.06   Financial Ability; Trust Account.
(a)   As of the date hereof, there is at least $230,000,000 invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, effective as of March 10, 2020, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated March 10, 2020 (the “Final Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. Since March 10, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Class A Common Stock for redemption pursuant to the Acquiror Stockholder Redemption. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SEC Reports to be inaccurate or (ii) entitle any Person (other than stockholders of Acquiror who shall have elected to redeem their shares of Acquiror Class A Common Stock pursuant to the Acquiror Stockholder Redemption or the underwriters of Acquiror’s initial public offering in respect of their Deferred Discount (as defined in the Trust Agreement)) to any portion of the proceeds in the Trust Account.
(b)   As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)   As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.
Section 6.07   Brokers’ Fees.   Except as set forth on Section 6.07 of the Acquiror Disclosure Letter (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.
Section 6.08   SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.
(a)   Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC under the Securities Act or the Exchange Act since March 10, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of the last such amendment or filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that Acquiror may have improperly accounted for its outstanding warrants as equity instruments and may be required to restate its previously filed financial statements to reflect the classification of its outstanding warrants as liabilities for accounting purposes (the “Warrant Accounting Issue”). The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) for the Warrant Accounting Issue, (ii) as may be indicated therein or in the notes thereto and (iii) with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. The Acquiror does not have any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b)   Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are reasonably designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Acquiror’s knowledge, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.
(c)   Acquiror has established and maintained a system of internal controls. To Acquiror’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.
(d)   To the knowledge of the Acquiror, each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Acquiror (including, to the knowledge of the Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.
(f)   There are no outstanding SEC comments in comment letters received from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 6.09   Business Activities.
(a)   Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon any Acquiror Party or to which any Acquiror Party is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of any Acquiror Party or any acquisition of property by any Acquiror Party or the conduct of business by any Acquiror Party as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of any Acquiror Party to enter into and perform its obligations under this Agreement. Each of First Merger Sub and Second Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and will not conduct any business prior to the Closing except for matters incidental to engaging in the Transactions, and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which it is or will be a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable.
(b)   Except for First Merger Sub and Second Merger Sub, Acquiror does not own, or have any right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c)   Except for this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03), Contracts with Acquiror’s counsel, accountants, financial advisors, and consultants related to the Transactions or as set forth on Section 6.09(c) of the Acquiror Disclosure Letter, no Acquiror Party is, and at no time has been, party to any Contract with any other Person that would require payments by any Acquiror Party in excess of $50,000 monthly, $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 8.03), Contracts with counsel, accountants, financial advisors, and consultants related to the Transactions and Contracts set forth on Section 6.09(c) of the Acquiror Disclosure Letter).
(d)   There is no Indebtedness of or claim or judgment against the Acquiror or any of its Subsidiaries, except for those (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the three months ended March 31, 2021 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the three months ended March 31, 2021 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (iii) disclosed in the Acquiror Disclosure Letter or (iv) incurred in connection with or contemplated by this Agreement and/or the Transactions.
(e)   Since March 31, 2021, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Acquiror to enter into and perform its obligations under this Agreement and (b) except as set forth in Section 6.09(e) of the Acquiror Disclosure Letter, the Acquiror has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
Section 6.10   Tax Matters.
(a)   All material Tax Returns required by Law to be filed by (or on behalf of) any Acquiror Party have been timely filed (after giving effect to any valid extensions), and all such Tax Returns are true, correct and complete in all material respects. No Acquiror Party is currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.
(b)   All material amounts of Taxes and all material Tax liabilities due and owing by any Acquiror Party have been timely paid in full and for periods not covered by the financial statements of Acquiror have been properly accrued on the books and records of the Acquiror in accordance with GAAP, and since the date of Acquiror’s consolidated balance sheet for the year ended December 31, 2020, no Acquiror Party has incurred any material Tax liability outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.
(c)   All material Taxes that the Acquiror Parties are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable. Each Acquiror Party has complied in all material respects with applicable Law with respect to Tax withholding, including all reporting and record keeping requirements.
(d)   No Acquiror Party is currently or has, within the past three years, been engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes by a taxing authority (and no such audit or proceeding is pending or, to the knowledge of the Acquiror Parties, contemplated). No Acquiror Party has received within the last three years any written notice from a Governmental Authority of a dispute or claim with respect to material amount of Taxes, other than disputes or claims that have since been resolved, and no such claims have been threatened in writing. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material amount of Taxes of an Acquiror Party and no written request for any such waiver or extension is currently pending.
(e)   No Acquiror Party is presently contesting any material Tax liability of such Acquiror Party before any taxing authority or other Governmental Authority.
(f)   No written claim has ever been made by any taxing authority in a jurisdiction where an Acquiror Party does not file Tax Returns that such Acquiror Party is or may be subject to material taxation by that jurisdiction.
(g)   Neither Acquiror nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Income Tax-deferred treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(h)   No Acquiror Party (i) has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or (ii) has executed or entered into any “closing agreement” or other binding written agreement with respect to material Taxes with a Governmental Authority that created obligations that will bind any Acquiror Party after the Closing.
(i)   No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non U.S. income Tax Law) entered into prior to the Closing; (B) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (C) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (D) election pursuant to Section 108(i) of the Code made prior to the Closing; (E) installment sale or open transaction disposition made prior to the Closing; or (F) prepaid amount received prior to the Closing. As of the date hereof, no Acquiror Party owns (or has owned) any interest in a Person treated as a controlled foreign corporation (as defined in Section 957 of the Code) or a specified foreign corporation (as defined in Section 965 of the Code).
(j)   There are no Liens with respect to any material amount of Taxes on any of the assets of any Acquiror Party, other than Permitted Liens.
(k)   No Acquiror Party has been included in any “consolidated,” “unitary,” or “combined” Tax Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Acquiror Parties are the only members).
(l)   No Acquiror Party has any material liability for the Taxes of any Person (other than the Acquiror Parties) (i) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law (other than a group the common parent of which is Acquiror); (ii) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law), (iii) as a transferee or successor or (iv) by Contract or otherwise (except, in each case, for liabilities pursuant to commercial contracts (or Contracts entered into in the ordinary course of business) not primarily relating to Taxes).
(m)   No Acquiror Party is a party to, is bound by, or has any obligation to any Governmental Authority or other Person (other than the Acquiror Parties) under any Tax allocation, Tax sharing Tax indemnification or similar agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).
(n)   No Acquiror Party has knowingly taken any action (or knowingly permitted any action to be taken), or is aware of any fact or circumstance (other than any fact or circumstance relating to the value of the Acquiror Class A Common Stock after the date hereof), that would reasonably be expected to prevent the First Merger and the Second Merger, taken together, from constituting an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.
(o)   All of the membership interests in Second Merger Sub are owned by Acquiror, and Second Merger Sub is, and has been since formation, disregarded as an entity (within the meaning of Treasury Regulations Section 301.7701-3) separate from Acquiror for U.S. federal income tax purposes.
(p)   Acquiror is not currently and has never been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(q)   Notwithstanding anything else contained herein to the contrary, the representations and warranties set forth in this Section 6.10 shall be the sole representations and warranties made by the Acquiror pertaining to Tax matters with respect to the Acquiror Parties in this Agreement.
Section 6.11   No Outside Reliance.   Notwithstanding anything contained in this Article VI or any other provision hereof, Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company, its Subsidiaries and the Group Companies and that none of the Company, its Subsidiaries or the Group Companies nor any of their respective Affiliates or any of their respective directors, officers, managers, employees, equityholders, partners, members, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as expressly set forth in of this Agreement.
Section 6.12   Capitalization.
(a)   As of the date hereof, the authorized capital stock of Acquiror consists of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock of which (A) 23,000,000 shares of Acquiror Class A Common Stock are issued and outstanding as of the date of this Agreement, (B) 5,750,000 shares of Acquiror Class B Common Stock are issued and outstanding as of the date of this Agreement and (C) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Class A Common Stock, Acquiror Class B Common Stock, Acquiror Preferred Stock and Acquiror Warrants (1) have been duly authorized and validly issued and are fully paid and nonassessable, (2) were issued in compliance in all material respects with applicable Law, (3) were not issued in breach or violation of any preemptive rights or Contract and (4) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code, except as disclosed in the SEC Reports with respect to certain Acquiror Capital Stock held by the Sponsor and the Acquiror D&O Stockholders. As of the date hereof, Acquiror has issued 9,483,334 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share (subject to adjustment) on the terms and conditions set forth in the applicable warrant agreement.
(b)   Immediately prior to the closing of the transactions contemplated by the Subscription Agreements and the completion of the Mergers, the authorized capital stock of Acquiror will consist of 111,000,000 shares of capital stock, including (i) 100,000,000 shares of Acquiror Class A Common Stock, (ii) 10,000,000 shares of Acquiror Class B Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock, of which Acquiror has committed to issue 27,500,000 shares of Acquiror Class A Common Stock to the PIPE Investors, and to issue 5,750,000 shares of Acquiror Class A Common Stock upon the conversion of Acquiror Class B Common Stock in accordance with the Stockholder Support Agreement, in each case, as adjusted to give effect to the Pre-Closing Exchange and the issuance of any other Series A Common Equivalent Preferred Stock (including pursuant to the PIPE Investment), and Acquiror will have up to 9,483,334 Acquiror Warrants issued and outstanding, of which up to 3,733,334 will be issued to the Sponsor, which will entitle the holder thereof to purchase Acquiror Class A Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(c)   Except for this Agreement, the Acquiror Warrants, the Subscription Agreements and as contemplated by the Pre-Closing Exchange, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Capital Stock or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the SEC Reports, the Acquiror Organizational Documents, in the Stockholder Support Agreement or as contemplated by the Pre-Closing Exchange, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror Stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Capital Stock or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, restricted share, phantom equity, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
Section 6.13   Nasdaq Listing.   The issued and outstanding units of the Acquiror, each such unit comprised of one share of Acquiror Class A Common Stock and one-fourth of one Acquiror Warrant (an “Acquiror Unit”), are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DFPHU.” The issued and outstanding shares of Acquiror Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DFPH.” The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “DFPHW.” Acquiror has complied in all material respects with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any written notice from the Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Class A Common Stock, Acquiror Unit or Acquiror Warrants from the Nasdaq or the SEC.
Section 6.14   PIPE Investment.
(a)   Acquiror has delivered to the Company true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable PIPE Investors named therein, pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror solely for purposes of consummating the Transactions in the aggregate amount of $275,000,000 (the “PIPE Investment Amount”). As of the date hereof, to the knowledge of Acquiror, with respect to each PIPE Investor, the Subscription Agreement with such PIPE Investor is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each PIPE Investor, and neither the execution or delivery by any party thereto nor the performance of Acquiror’s (nor to Acquiror’s knowledge, any other party’s) obligations under any such Subscription Agreement violates or will violate any Laws. Without the prior written consent of the Company (which shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and shall cause its affiliates not to, amend or modify the Subscription Agreement or waive any rights or conditions in its favor under the Subscription Agreements. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor that could affect the obligation of such PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreement of such PIPE Investors, and, as of the date hereof, Acquiror does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition to closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.
(b)   There are no side letters or Contracts to which Acquiror is a party related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements other than as expressly set forth in this Agreement, the Subscription Agreements.

Section 6.15   Related Party Transactions.   Except as described in the SEC Reports or in connection with the PIPE Investment, there are no transactions, Contracts, side letters, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of such Acquiror Party.
Section 6.16   Investment Company Act.   Neither the Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 6.17   Registration Statement, Proxy Statement and Proxy Statement/Registration Statement.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders, and at the time of the Special Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.
Section 6.18   No Additional Representations or Warranties.   Except as provided in this Article VI, neither the Acquiror nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates.
ARTICLE VII.
COVENANTS OF THE COMPANY
Section 7.01   Conduct of Business.   From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries and the Group Companies to, except as otherwise contemplated by this Agreement, required by applicable Law, as set forth on Section 7.01 of the Company Disclosure Letter or consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), to (i) conduct and operate its business in the ordinary course of business consistent with past practice in all material respects (including, for the avoidance of doubt, recent past practice in light of COVID-19 Measures; provided that, any action taken, or omitted to be taken, that is reasonably necessary or advisable that relates to, or arises out of, COVID-19 Measures shall be deemed to be in the ordinary course of business), (ii) use commercially reasonable efforts to preserve intact its business relationships with customers, suppliers and others with whom the Company, it Subsidiaries or the Group Companies, as applicable, has a business relationship and (iii) use commercially reasonable efforts to restructure any existing material Contracts or other arrangements of the Company, its Subsidiaries or the Group Companies, as applicable, if such restructuring is required due to California Senate Bill 642 or similar legislation, if such legislation is adopted by the California state legislature. Without limiting the generality of the foregoing, except as required by Law, as contemplated by this Agreement, as set forth on Section 7.01 of the Company Disclosure Letter or as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied unless otherwise specified below), the Company shall not, and the Company shall cause its Subsidiaries and the Group Companies not to, during the Interim Period:

(a)   enter into any Affiliate Agreement other than any Affiliate Agreement with the Group Companies in the ordinary course of business consistent with past practice;
(b)   sell, lease, assign, transfer, license, sublicense, covenant not to assert, allow to lapse, abandon, cancel or otherwise dispose of any tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment);
(c)   except as required under applicable Law, the terms of any Company Benefit Plan, or as set forth on Schedule 7.01(c) (i), except in the ordinary course of business consistent with past practice, make or grant any bonus, change of control, retention, retirement, severance pay or benefits to any current or former employee, director or independent contractor, (ii) increase or grant any increase in the compensation payable to any current or former employee, officer, director or senior executive, or individual independent contractor, other than in the ordinary course of business in accordance with past practices, (iii) accelerate the vesting of or lapsing of restrictions with respect to any equity-based compensation or other long-term incentive compensation under any Company Benefit Plan, (iv) grant any equity-based award or authorize any additional shares under any Company Benefit Plan, (v) amend or modify any outstanding award under any Company benefit plan, (vi) enter into, amend or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (vii) hire or engage any new employee or individual independent contractor if such new employee or individual independent contractor will receive annual base compensation in excess of $500,000, other than hiring or engaging any physician by a Group Company in the ordinary course of business; or (viii) terminate the employment or engagement, other than for cause, or any employee or individual independent contractor with an annual compensation in excess of $500,000;
(d)   plan, announce or implement any reduction in force, early retirement program, furlough or other voluntary or involuntary employment termination program, in each case, not in compliance with the WARN Act;
(e)   change or amend the Governing Documents of the Company or any of its Subsidiaries or any Group Company;
(f)   make, declare, set aside, establish a record date for or pay any dividend or distribution (whether in cash, securities or property) other than any dividends or distributions from any wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiaries of the Company;
(g)   (i) issue, deliver, sell, transfer or cause to transfer, pledge, dispose of or place any Lien on any shares of capital stock or any other equity or voting securities of the Company, any of its Subsidiaries or any Group Company or (ii) issue, grant or agree to provide any options, warrants or other rights to purchase or obtain any shares of capital stock or any other equity or equity-based or voting securities of the Company, except, in any case, for the issuance of shares of capital stock of the Company in connection with the exercise of Company Options;
(h)   except as approved by Acquiror (in its sole discretion), directly or indirectly acquire by merging or consolidating with, or by purchasing a substantially all or a material portion of the assets of, or by purchasing all of or a substantial equity interest in, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof in each case, for a purchase price in excess of $5,000,000 individually or $15,000,000 in the aggregate;
(i)   make any loans or advance any money or other property to any Person, except for (i) advances in the ordinary course of business to employees or officers of the Company, or any of its Subsidiaries or any Group Company for expenses not to exceed $100,000 individually or $500,000 in the aggregate, or (ii) prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries, or any Group Company in the ordinary course of business, or (iii) loans or advances to any Group Company in an amount not to exceed $5,000,000 individually or $15,000,000 in the aggregate;
(j)   redeem, purchase or otherwise acquire, any shares of capital stock (or other equity interests) of the Company, any of its Subsidiaries, or any Group Company or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of capital stock (or other equity interests) of the Company, any of its Subsidiaries or any Group Company, except for (i) acquisitions of shares of capital stock of the Company in connection with the exercise of Company Options solely as the result of net settlement for taxes and/or exercise price to the extent the Company is so required by the terms of the Company Option (ii) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests (other than the Company Options pursuant to subsection (i)) of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, and (iii) as set forth in Section 7.01(j) of the Company Disclosure Letter;
(k)   adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any shares of capital stock or other equity interests or securities of the Company, its Subsidiaries or any Group Company;
(l)   issue any debt securities or incur indebtedness for borrowed money that, when included with all other indebtedness for borrowed money of the Company at any given time, exceeds $12,500,000, or assume, guarantee or endorse, or otherwise become responsible for (whether directly, contingently or otherwise), the obligations of any Person for Indebtedness;
(m)   adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization (other than the Mergers);
(n)   cancel or forgive any Indebtedness owed to the Company, its Subsidiaries or any Group Company;
(o)   amend (other than as required by applicable Law or as set forth in Section 7.01(o) of the Company Disclosure Letter), terminate, establish, enter into, terminate or adopt any Company Benefit Plan or any collective bargaining agreement;
(p)   except as required by GAAP or as may be required in connection with the transactions contemplated hereby, make any changes to its accounting policies, methods or practices;
(q)   incur any Leakage other than Permitted Leakage;
(r)   make, change or revoke any material election relating to Taxes in a manner inconsistent with past practice, enter into any agreement, settlement or compromise with any taxing authority relating to any material Tax matter, file any material amended Tax Return in a manner inconsistent with past practice, change (or request any Governmental Authority to change) any material method of accounting or accounting period with respect to Taxes or surrender any right to a claim any material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any closing agreement or other binding written agreement with a taxing authority with respect to any material amount of Taxes, in each case (with respect to each item listed in this clause (q)), to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or their Subsidiaries;
(s)   waive, release, assign, settle or compromise any Action pending or threatened against the Company, its Subsidiaries or the Group Companies or any of their respective directors or officers other than in the case of Actions for an amount not greater than $500,000 individually (including any single or aggregated claims arising out of the same or similar facts, events or circumstances) or $750,000 in the aggregate (determined in each case net of insurance proceeds);
(t)   make or effect any amendment, waiver, change, release or termination of any term, condition or provision of any Material Contract, in each case, that is materially adverse to the Company, any of its Subsidiaries or the Group Companies, other than in the ordinary course of business consistent with past practice;
(u)   make any capital expenditure or commitment thereof or enter into any operating lease in excess of $500,000, other than capital expenditures made in the ordinary course of business consistent with past practice;
(v)   enter into any joint venture, partnership or similar arrangement;

(w)   (i) transfer, sell, assign, license, sublicense, covenant not to assert, encumber, subject to a Lien (other than a Permitted Lien), abandon, allow to lapse, or otherwise dispose of, any right, title or interest of the Company or its Subsidiaries in or to any Owned Intellectual Property (other than non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business, the expiration of Owned Intellectual Property in accordance with the applicable statutory term, or the sale, permission to lapse, abandonment or other disposition of assets or equipment deemed by the Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item); (ii) waive or cancel any rights in or to any Owned Intellectual Property or Licensed Intellectual Property; or (iii) disclose any Trade Secrets to any third party who is not subject to a Contract to maintain confidentiality; or
(x)   enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.01.
Section 7.02   Inspection.   Subject to confidentiality obligations and similar legal restrictions that may be applicable to information furnished to the Company or any of its Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement or the Transactions, (y) is prohibited from being disclosed by applicable Law or (z) on the advice of legal counsel of the Company, would result in the loss of attorney-client privilege or other privilege from disclosure, during the Interim Period the Company shall, and shall cause its Subsidiaries and the Group Companies to, afford to Acquiror and its Representatives reasonable access during normal business hours and with reasonable advance notice, in such manner as to not unreasonably interfere with the normal operation of the Company, its Subsidiaries and the Group Companies and so long as permissible under applicable Law, to their respective properties, assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company, its Subsidiaries and the Group Companies and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of the Company, its Subsidiaries and the Group Companies that are in the possession of the Company, its Subsidiaries and the Group Companies, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that (1) such access or furnishing of information shall be conducted during normal business hours, under the supervision of such Company’s personnel, and in such a manner as to not unreasonably disrupt the normal operations of such Company, such Subsidiary or the Company or any Group Company or in light of COVID-19 or any COVID-19 Measures, jeopardize the health or safety of any employee of such Company (which may require remote and telephonic meetings), (2) no subsurface environmental sampling shall be permitted absent the Company’s consent (which shall not be unreasonably withheld, conditioned, delayed or denied), and (3) none of the Company, any Subsidiary of the Company nor any Group Company is under any obligation to disclose hereunder any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law (including competition laws and any COVID-19 Measures) or would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that in any such case, the applicable Parties shall cooperate and use commercially reasonable efforts to provide Acquiror and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law (including HIPAA) or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 7.02 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto. All information provided pursuant to this Section 7.02 shall remain subject in all respects to the Confidentiality Agreement.
Section 7.03   HSR Act and Approvals.
(a)   In connection with the Transactions, the Company shall comply promptly but in no event later than 10 Business Days after the date hereof with the notification and reporting requirements of the HSR Act. The Company shall use its commercially reasonable efforts to substantially comply with any Information or Document Requests.

(b)   The Company shall request early termination of any waiting period under the HSR Act and use its commercially reasonable efforts to undertake action required to (i) obtain termination or expiration of all waiting periods under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   The Company shall cooperate in good faith with the Regulatory Consent Authorities.
(d)   The Company shall promptly furnish to Acquiror copies of any material notices or written communications received by the Company or any of its Subsidiaries from any Governmental Authority with respect to the Transactions and summaries of any substantive oral communications between the Company or any of its Subsidiaries and any Governmental Authority with respect to the Transactions, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Subsidiaries to any Governmental Authority concerning the Transactions; provided, that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of Acquiror. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Subsidiaries, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.
(e)   Except as required by this Agreement, the Company shall not (and shall cause its Affiliates not to) engage in any action or enter into or consummate any transaction that would reasonably be expected to materially impair or materially delay the Company’s ability to consummate the Transactions or perform its obligations hereunder.
Section 7.04   No Claim Against the Trust Account.   The Company acknowledges that Acquiror is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and further acknowledges that it has read the Final Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth in the Trust Agreement. The Company further acknowledges that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions, or, in the event of a termination of this Agreement, another Business Combination, are not consummated by March 13, 2022 or such later date as approved by the stockholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its directors, managers, officers, Affiliates, stockholders, members and trustees) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account or to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including for any Willful Breach of this Agreement. The provisions of this Section 7.04 shall survive the termination of this Agreement for any reason.
Section 7.05   FIRPTA.   At the Closing, the Company shall deliver to Acquiror the certification and notice attached hereto as Exhibit G.
Section 7.06   Code Section 280G.   To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) of the Company has the right to receive or retain any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), then, the Company will: (a) no later than seven days prior to the Closing Date, solicit and use its commercially reasonable efforts to obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than five days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a vote of the stockholders of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than three days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than five days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 7.06 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the stockholders of the Company was solicited in accordance with the foregoing and whether the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. Notwithstanding the foregoing, to the extent that any contract, agreement, term sheet, plan or other arrangement (whether written or unwritten) is entered into by Acquiror, the Surviving Corporation, the Surviving Entity or any of their respective Affiliates and a “disqualified individual” in connection with the transactions contemplated by this Agreement prior to the Closing Date (the “Acquiror Arrangements”), Acquiror shall provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least 15 days prior to the Closing Date and shall cooperate with the Company or its counsel in good faith in order to calculate or determine the value (for purposes of Section 280G of the Code) of any payments or benefits granted or contemplated therein, which may be paid, granted or provided in connection with the transactions contemplated by this Agreement that could constitute a “parachute payment” under Section 280G of the Code; provided, however, that the Company’s failure to include the Acquiror Arrangements as Waived 280G Benefits shall not result in a breach of the covenants set forth in this Section 7.06 if Acquiror fails to provide a copy of such contract, agreement, plan or summary of such other arrangement to the Company at least 15 days before the Closing Date and/or fails to cooperate with the Company or its counsel in good faith in order to calculate or determine the value as required pursuant to this Section 7.06. In no event shall the Company be deemed in breach of this Section 7.06 if any “disqualified individual” refuses to execute a waiver or the stockholder vote is not obtained due to the Company’s stockholder not approving such Waived 280G Benefits. With respect to each time period set forth in this Section 7.06, such period may be shorter as agreed by the Parties, with such agreement not to be unreasonably withheld.
Section 7.07   Company Stockholder Approval.   Company shall (a) obtain and deliver to Acquiror, true, correct and complete copies of the Company Stockholder Approvals, (i) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement, and in form and substance reasonably satisfactory to Acquiror), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within 48 hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (ii) in accordance with the terms of the Company’s Governing Documents, and (b) take all other action necessary or advisable to secure the Company Stockholder Approvals and, if applicable, any additional consents or approvals of its stockholders related thereto. Promptly upon obtainment of the Company Stockholder Approvals, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) and 262 of the DGCL. If the Company fails to deliver the Company Stockholder Approval to Acquiror within 72 hours of the Registration Statement becoming effective as required under this Section 7.07 (a “Stockholder Approval Failure”), Acquiror shall have the right to terminate this Agreement.
Section 7.08   Affiliate Agreements.   Except as set forth in Section 7.08 of the Company Disclosure Letter, prior to the Closing, the Company shall terminate, or cause to be terminated, without liability to Acquiror, the Company or any of the Company’s Subsidiaries or the Group Companies, all Affiliate Agreements, including the Contract(s) set forth on Section 5.12(a)(ix)(A) of the Company Disclosure Letter,

and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated effective prior to the Closing.
Section 7.09   Pre-Closing Actions.   Prior to the Closing, the Company shall take and cause its applicable Affiliates and Group Companies to take at their own cost and expense the actions set forth and described in Section 7.09 of the Company Disclosure Letter (the “Pre-Closing Actions”).
ARTICLE VIII.
COVENANTS OF ACQUIROR
Section 8.01   HSR Act and Regulatory Approvals.
(a)   In connection with the Transactions, Acquiror shall comply promptly but in no event later than 10 Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Acquiror shall use its commercially reasonable efforts to substantially comply with any Information or Document Requests.
(b)   Acquiror shall request early termination of any waiting period under the HSR Act and use commercially reasonable efforts to undertake action required to (i) obtain termination or expiration of all waiting periods under the HSR Act, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.
(c)   Acquiror shall cooperate in good faith with the Regulatory Consent Authorities and undertake promptly any and all action required to complete lawfully the Transactions as soon as possible (but in any event prior to the Termination Date) and, with the prior written consent of the Company, all actions necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any Action in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions, including (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or the Acquiror Parties, or any of their respective subsidiaries, (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or the Acquiror Parties, or any of their respective subsidiaries or (C) limitations or restrictions on the freedom of action with respect to, or the ability to own, operate or manage, particular assets, categories of assets or lines of business of the Company or the Acquiror Parties, or any of their respective subsidiaries and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business, the termination, amendment or assignment of existing relationships and contractual rights or limitations or restrictions on the freedom of action with respect to, or the ability to own, operate or manage, assets or lines of business, in each case, at such time as may be necessary to permit the lawful consummation of the Transactions prior to the Termination Date. The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the Transactions but requiring any of the actions described in this Section 8.01(c) shall not be deemed a failure to satisfy any condition specified in Article X.
(d)   Acquiror shall promptly furnish to the Company copies of any material notices or written communications received by Acquiror or any of its Affiliates from any Governmental Authority with respect to the Transactions and summaries of any substantive oral communications between Acquiror or any of its Affiliates and any Governmental Authority with respect to the Transactions, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that Acquiror shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the prior written consent of the Company. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between

Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions.
(e)   Except as required by this Agreement, Acquiror shall not (and shall cause its Affiliates not to) engage in any action or enter into or consummate any transaction or permit any action to be taken or transaction to be entered into or consummated, that would reasonably be expected to materially impair or delay Acquiror’s ability to consummate the Transactions or perform its obligations hereunder.
Section 8.02   Indemnification and Insurance.
(a)   From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director, manager and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and their respective Governing Documents in effect on the date of this Agreement to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall cause the Surviving Entity and each of its Subsidiaries to, (i) maintain for a period of not less than six years from the First Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/managers that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)   For a period of six years from the First Effective Time, Acquiror shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or any of their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time (a “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.02 shall be continued in respect of such claim until the final disposition thereof. Notwithstanding the foregoing, in no event shall Acquiror be required to expend an annual premium for such D&O Tail in excess of 300% of the last annual payment made by the Company or any of their respective Affiliates for such directors’ and officers’ liability insurance policies currently in effect as of the date hereof and, in such event, Acquiror shall purchase the maximum coverage available for 300% of the most recent annual premium paid by the Company and/or its Subsidiaries prior to the date of this Agreement.
(c)   Acquiror and the Company hereby acknowledge (on behalf of themselves and their respective Subsidiaries) that the indemnified Persons under this Section 8.02 may have certain rights to indemnification, advancement of expenses and/or insurance provided by current stockholders, members, or other Affiliates of such stockholders or members (“Indemnitee Affiliates”) separate from the indemnification obligations of the Acquiror, the Company and their respective Subsidiaries hereunder. The Parties hereby agree (i) that the Acquiror, the Company and their respective Subsidiaries are the indemnitors of first resort (i.e., its obligations to the indemnified Persons under this Section 8.02 are primary and any obligation of any Indemnitee Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the indemnified Persons under this Section 8.02 are secondary), (ii) that the Acquiror, the Company and their respective Subsidiaries shall be required to advance the full amount of expenses incurred by the indemnified Persons under this Section 8.02 and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and required by the Acquiror’s, the Company’s and their respective Subsidiaries’ Governing Documents or any director or officer indemnification agreements, without regard to any rights the indemnified Persons under this Section 8.02 may have against any Indemnitee Affiliate, and (iii) that the Parties (on behalf of themselves and their respective Subsidiaries) irrevocably waive, relinquish and release the Indemnitee Affiliates from any and all claims against the Indemnitee Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof.
(d)   Notwithstanding anything contained in this Agreement to the contrary, this Section 8.02 shall survive the consummation of the First Merger indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Corporation and the Surviving Entity and all successors and assigns of Acquiror, the Surviving Corporation and the Surviving Entity. In the event that Acquiror, the Surviving Corporation or the Surviving Entity or any of their respective successors or assigns, consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror, the Surviving Corporation or the Surviving Entity, as the case may be, shall succeed to the obligations set forth in this Section 8.02.
Section 8.03   Conduct of Acquiror During the Interim Period.
(a)   During the Interim Period, except as set forth on Section 8.03 of the Acquiror Disclosure Letter, as required by this Agreement, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and shall cause each of its Subsidiaries not to:
(i)   change, modify, supplement, restate or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of First Merger Sub or Second Merger Sub;
(ii)   (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror; or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror;
(iii)   make, change or revoke any material election relating to Taxes in a manner inconsistent with past practice, enter into any agreement, settlement or compromise with any taxing authority relating to any material Tax matter, file any material amended Tax Return in a manner inconsistent with past practice, change (or request any Governmental Authority to change) any material method of accounting or accounting period with respect to Taxes or surrender any right to a claim any material refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any closing agreement or other binding written agreement with a taxing authority respect to any material amount of Taxes in each case (with respect to each item listed in this clause (iii)), to the extent such action could reasonably be expected to have an adverse impact on Acquiror, the Company or their Subsidiaries;
(iv)   enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, the Sponsor);
(v)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness;
(vi)   (A) other than in connection with the Subscription Agreements, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, other equity interests, equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than issuance of Acquiror Class A Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than in connection with the Warrant Accounting Issue, amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or
(vii)   enter into any agreement, or otherwise become obligated, to take any action prohibited under this Section 8.03.
(b)   During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement, the Transaction Agreements and all other Contracts to which Acquiror or its Subsidiaries may be a party.
Section 8.04   PIPE Investment.   Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements. Subject to the immediately preceding sentence, Acquiror shall take, or cause to be taken, all actions and use commercially reasonable efforts to do, or cause to be done, all things required, necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including by enforcing its rights under the Subscription Agreements, subject to all the provisions thereof, if all the conditions in the Subscription Agreements (other than those conditions that by their nature are to be satisfied at the Closing but which conditions are then capable of being satisfied) have been satisfied, to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.
Section 8.05   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which is prohibited from being disclosed by applicable Law or on the advice of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company, it Affiliates and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, as long as permissible under applicable Law, to their respective properties and assets, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall use its and their reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the business and affairs of Acquiror and its Subsidiaries that are in the possession of Acquiror or its Subsidiaries, in each case as the Company and its Representatives may reasonably request solely for purposes of consummating the Transactions; provided, however, that (1) such access or furnishing of information shall be conducted during normal business hours, under the supervision of Acquiror’s or its Subsidiaries’ personnel, and in such a manner as to not unreasonably disrupt the normal operations of the Acquiror or such Subsidiary in light of COVID-19 or any COVID-19 Measures, jeopardize the health or safety of any employee of the Acquiror or such Subsidiary (which may require remote and telephonic meetings), and (2) none of the Acquiror or such Subsidiary is under any obligation to disclose hereunder any information the disclosure of which is restricted by a Contract in effect as of the date of this Agreement or applicable Law (including competition laws and any COVID-19 Measures) or would result in the waiver of any attorney-client, work product or other applicable privilege; provided, further, that in any such case, the applicable Parties shall cooperate and use commercially reasonable efforts to provide the Company and its Representatives with such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner that does not violate any such applicable Contract, Law (including HIPAA) or attorney-client, work product or other applicable privilege. No investigation pursuant to this Section 8.05 or information provided, made available or delivered pursuant to this Agreement will affect or be deemed to modify any of the representations or warranties of the Parties contained in this Agreement or the conditions hereunder to the obligations of the Parties hereto. All information provided pursuant to this Section 8.05 shall remain subject in all respects to the Confidentiality Agreement.

Section 8.06   Acquiror Nasdaq Listing.   From the date hereof through the Closing, Acquiror shall use reasonable efforts to ensure Acquiror remains listed as a public company on, and for shares of Acquiror Class A Common Stock to be listed on, Nasdaq.
Section 8.07   Acquiror Public Filings.   From the date hereof through the Closing, Acquiror shall keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.
Section 8.08   Section 16 Matters.   Prior to the First Effective Time, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Class A Common Stock pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.
Section 8.09   Acquiror Board of Directors, Committees and Officers.
(a)   The Parties shall take all actions necessary to ensure that the individuals listed on Section 8.09(a) of the Company Disclosure Letter are elected and appointed as directors of Acquiror effective at the Closing.
(b)   The officers of the Company as of immediately prior to the Closing shall be the officers of Acquiror effective at the Closing.
Section 8.10   Incentive Equity Plan and ESPP.   Prior to the Closing Date, Acquiror shall approve, and subject to approval of the stockholders of Acquiror, adopt, (a) a management incentive equity plan in the form attached hereto as Exhibit H providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company), (the “Incentive Equity Plan”) and (b) an employee stock purchase plan in the form attached hereto as Exhibit I providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein (with such changes as may be agreed to in writing by Acquiror and the Company) (the “ESPP”). Within five Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding.
Section 8.11   Qualification as an Emerging Growth Company.   Acquiror shall, at all times during the period from the date hereof until the Closing, use commercially reasonable efforts to: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”); and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
Section 8.12   Stockholder Litigation.   In the event that any litigation related to this Agreement, the other Transaction Agreements or any or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Acquiror Board by any of Acquiror Stockholders prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE IX.
JOINT COVENANTS
Section 9.01   Support of Transaction.   Without limiting any covenant contained in Article VII or Article VIII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 7.03 and Section 8.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 9.01, Acquiror and the Company shall each, each shall cause their respective Subsidiaries to, and the Company shall cause the Group Companies to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental, regulatory and other consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, the Group Companies or their respective Affiliates are required to obtain in order to consummate the Transactions; provided that, to the extent agreed to in writing by Acquiror, the Company shall not be required to seek any such required consents or approvals of third-party counterparties to Material Contracts with the Company, its Subsidiaries or any Group Company, and (c) take such other action as may reasonably be necessary or as another Party may reasonably request to satisfy the conditions of the other Party set forth in Article X or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, First Merger Sub, Second Merger Sub, the Company, any of its Subsidiaries, or any Group Company be obligated to bear any material expense or pay any material fee or grant any material concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company, any of its Subsidiaries or any Group Company is a party or otherwise required in connection with the consummation of the Transactions.
Section 9.02   Proxy Statement/Registration Statement; Acquiror Special Meeting.
(a)   Registration Statement and Prospectus.
(i)   As promptly as practicable following the execution and delivery of this Agreement, (x) Acquiror and the Company shall, in accordance with this Section 9.02(a), jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Special Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Class A Common Stock that constitute the Closing Share Consideration and Aggregate Earnout Consideration and (B) the shares of Acquiror Class A Common Stock that are subject to Acquiror Options (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Acquiror also agrees to use its reasonable efforts to obtain all necessary state Securities Law or “Blue Sky” Permits required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Mergers and the other Transactions (the “Offer Documents”). The Company shall use commercially reasonable efforts to deliver to Acquiror such additional audited or unaudited (as applicable) consolidated balance sheets and the related unaudited or audited consolidated statements of income and comprehensive income, stockholders’ equity and cash flows of the Company and its Subsidiaries for any required interim period as may be required by Regulation S-X of the Securities Act (“Additional Financial Statements”) as promptly as reasonably practicable after completion of such interim period. All Financial Statements included in the Proxy Statement/Registration Statement and any Additional Financial Statements (i) will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as at the date thereof, and the results of its operations, stockholder’s equity and cash flows for the respective periods then ended (subject, in the case of any unaudited or interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (ii) will be prepared in conformity with GAAP, (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). The auditor engaged to audit the Financial Statements and any Additional Financial Statements, as applicable, and to review the unaudited financial statements shall be an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder adopted by the SEC and the PCAOB. Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act. If, in connection with the preparation and filing of the Proxy Statement/Registration Statement, the SEC requests or requires that a tax opinion be prepared and submitted in connection with such Proxy Statement/Registration Statement, (x) White & Case LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the tax consequences to the holders of securities of Acquiror, and (y) Latham & Watkins LLP shall furnish such opinion, subject to customary assumptions and limitations, as requested or required by the SEC with respect to tax matters pertaining to the tax consequences to the holders of securities of the Company of the First Merger and the Second Merger.
(ii)   To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and its counsel with (A) any comments or other written communications that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel (to the extent practicable) in any discussions or meetings with the SEC.
(iii)   Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(iv)   If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.
(v)   Acquiror Special Meeting.   Acquiror shall, prior to or as promptly as practicable after the Registration Statement is declared effective under the Securities Act, establish a record date (which date shall be mutually agreed with the Company, acting reasonably) for, give notice of and duly call a meeting of the Acquiror Stockholders (the “Special Meeting”), which meeting shall be held not more than 30 days after the date on which the Registration Statement is declared effective, for the purpose of, among other things: (A) providing Acquiror Stockholders with the opportunity to redeem shares of Acquiror Class A Common Stock by tendering such shares for redemption not later than 5:00 p.m. Eastern Time on the date that is two Business Days prior to the date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Class A Common Stock to vote at the Special Meeting, as adjourned or postponed, in favor of: (1) the adoption of this Agreement and approval of the Transactions (including the First Merger); (2) the issuance of shares of Acquiror Class A Common Stock in connection with the First Merger (including as may be required under Nasdaq); (3) the amendment and restatement of the Certificate of Incorporation of Acquiror substantially in the form of Exhibit A attached hereto (the “Acquiror Charter”) and the amendment and restatement of the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (the “Acquiror Bylaws”); (4) the approval of the adoption of the Incentive Equity Plan and the ESPP; (5) any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, or any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (6) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions; and (7) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (collectively, the “Acquiror Stockholder Matters”). Acquiror shall include the Acquiror Board Recommendation in the Proxy Statement. Notwithstanding the foregoing, at any time prior to, but not after, obtaining approval of the Acquiror Stockholder Matters, solely in response to an Acquiror Intervening Event, the Acquiror Board may amend, change, withdraw, modify, withhold or qualify the Acquiror Board Recommendation (any such action, a “Change in Recommendation”) if the Acquiror Board shall have determined in good faith, after consultation with its outside legal counsel, that, in response to such Acquiror Intervening Event, a failure to make a Change in Recommendation would violate its fiduciary duties under applicable Law; provided, that the Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation until (A) Acquiror delivers to the Company a written notice (an “Acquiror Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Acquiror Intervening Event has occurred, (B) until 5:00 p.m., Eastern Time, on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice (such period from the time the Acquiror Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fifth Business Day immediately following the day on which Acquiror delivered the Acquiror Intervening Event Notice

(it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice but with an additional three-Business Day (instead of five-Business Day) period from the date of such notice), the “Acquiror Intervening Event Notice Period”), Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company during the Acquiror Intervening Event Notice Period to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Change in Recommendation, and (C) if the Company requested negotiations in accordance with the foregoing clause (B), Acquiror may make a Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five-Business Day period, offered in writing in a manner that would form a binding Contract if accepted by Acquiror (and the other applicable parties hereto), reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make an Acquiror Change in Recommendation would violate its fiduciary duties under applicable Law. For the avoidance of doubt, a Change in Recommendation will not affect Acquiror’s obligations pursuant to this Section 9.02 (other than as set forth in the immediately preceding sentence) or elsewhere in this Agreement.
Section 9.03   Exclusivity.
(a)   During the Interim Period, the Company shall not take, and it shall direct its Affiliates and Representatives not to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or knowingly encourage, respond to, or provide information to, any Person (other than Acquiror and/or any of its Affiliates or Representatives) concerning any merger, recapitalization or similar business combination transaction, or any sale of substantially all of the assets involving the Company, its Subsidiaries and the Group Companies, taken as a whole (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”) or, (ii) commence, continue or renew any due diligence investigation regarding, or that is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral, with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(a). The Company shall, and shall direct its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.
(b)   During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its shareholders and their respective Affiliates and Representatives; provided, that, the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 9.03(b). Acquiror shall, and shall direct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Notwithstanding anything to the contrary contained herein, this Section 9.03(b) shall not apply to Deerfield Healthcare Technology Acquisitions Corp., AdaptHealth Corp., HighCape Capital Acquisition Corp. and any of their Subsidiaries and Representatives (including investment bankers, attorneys and accountants), when such Representatives are acting on behalf of Deerfield Healthcare Technology Acquisitions Corp., AdaptHealth Corp., and HighCape Capital Acquisition Corp.
Section 9.04   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, Acquiror shall pay all transfer, documentary, sales, use, stamp, registration, value-added or other similar Taxes incurred in connection with the Transactions (collectively “Transfer Taxes”). Acquiror shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, the Company will join in the execution of any such Tax Returns.
(b)   For U.S. federal income tax purposes (and for purposes of any applicable state or local Income Tax that follows the U.S. federal income tax treatment of the Mergers), each of the Parties intends that the Mergers qualify for the Intended Income Tax Treatment. To the fullest extent permitted by applicable Law, the Parties will prepare and file all Tax Returns consistent with the Intended Income Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, except (i) as a result of a determination within the meaning of Section 1313(a) of the Code after a challenge to such characterization that is initiated by a taxing authority or (ii) where the Company does not elect to apply the Minimum Share Consideration and such failure results in the Company or Acquiror not being able to file its Tax Returns in a manner consistent with the Intended Income Tax Treatment under applicable Law. For the avoidance of doubt, nothing in this Section 9.04(b) shall prevent any Party or its Affiliates or Representatives from settling, or require any of them to litigate, any challenge or other similar proceeding by any Governmental Authority with respect to the Intended Income Tax Treatment after using good faith efforts to defend the Intended Income Tax Treatment with respect to the Company or Acquiror. Each Party agrees to use commercially reasonable efforts to promptly notify all other parties hereto of any challenge to the Intended Income Tax Treatment by any Governmental Authority. Each of the Parties agrees to reasonably cooperate with each other and their respective counsel to document and provide factual support for the Intended Income Tax Treatment, including by reasonably cooperating to provide customary factual support letters.
(c)   No Party shall knowingly take or cause to be taken any action, which action would reasonably be expected to prevent the First Merger and Second Merger from so qualifying for the Intended Income Tax Treatment (provided that, for the avoidance of doubt, nothing in this Section 9.04(c) or any other provision in this Agreement shall constitute a representation or warranty about the Company making or not making, or shall place any limit on the Company’s choice regarding making or not making, the election to apply the Minimum Share Consideration).
(d)   The Company, Acquiror, First Merger Sub and Second Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
(e)   With respect to any Earnout Shares that are delivered in connection with this Agreement (for the avoidance of doubt, excluding amounts (if any) properly treated as compensation for applicable Tax purposes), such deliveries shall be treated as comprised of two separate components: (i) a number of Earnout Shares representing a principal component (with respect to Earnout Shares not required to be treated as imputed interest under applicable Tax rules); and (ii) a number of Earnout Shares representing an interest component, with respect to Earnout Shares required to be treated as imputed interest under applicable Tax rules. With respect to each delivery of Earnout Shares, the principal and interest components shall be represented by separate share certificates (or other documentation permitting adequate identification of the applicable Earnout Shares constituting the principal and interest components).
Section 9.05   Confidentiality; Publicity.
(a)   Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby and thereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated hereby and thereby. The Company acknowledges that, in connection with the PIPE Investment, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the PIPE Investors, which information may include Confidential Information (as defined in the Confidentiality Agreement); provided, that, Acquiror provides the Company with a reasonable opportunity to review and provide comments to such presentation and the Company consents to the contents thereof.
(b)   The Company and the Acquiror shall reasonably cooperate to create and implement a communications plan regarding the Transactions promptly following the date hereof. Notwithstanding the foregoing, none of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned, delayed or denied), except (i) if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Laws (including Section 13(d) and Section 16 thereof) or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their reasonable efforts to obtain such consent with respect to such announcement or communication with the other Party, prior to announcement or issuance; provided that nothing contained herein shall restrict or limit or require any consent with respect to any announcement or other communication by the Sponsor or Deerfield Investors required by applicable Law or legal process (including pursuant to the Securities Laws (including Section 16 thereof) or the rules of any national securities exchange); provided that to the extent not prohibited by Law, the Company, Aquiror and their respective counsel shall be given a reasonable opportunity to review and comment on the public announcement or public communication, and Sponsor or Deerfield Investors shall give reasonable and good faith consideration to any comments made by the Company, Aquiror and their respective counsel; (ii) subject to this Section 9.05, each Party and its Affiliates may make announcements regarding the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their respective directors, officers, direct and indirect current or prospective limited partners and investors and financing sources, in each case, so long as such recipients are obligated to keep such information confidential, without the consent of any other Party; and (iii) each party may make announcements and communications to Governmental Authorities in connection with filings or Permits relating to the Transactions required to be made under this Agreement; and provided, further, that subject to Section 8.01(a) and this Section 9.05, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent; provided, further, that notwithstanding anything to the contrary in the foregoing in this Section 9.05(b) (a) public announcements and communications that are consistent with public announcements and communications previously approved pursuant to this Section 9.05(b) shall not require approval by either Party, and (b) subject to compliance with Section 9.05(a), communications by the Company with its customers, employees and other existing or prospective business relationships will not be considered public announcements or communications for purposes of this Section 9.05(b); provided, further, that notwithstanding anything to the contrary in this Section 9.05(b), nothing herein shall modify or affect Acquiror’s obligations pursuant to Section 10.02.
(c)   The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form mutually agreed by the Company and Acquiror prior to the execution of this Agreement, and such initial press release shall be released as promptly as practicable after the execution of this Agreement.
Section 9.06   Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.
Section 9.07   Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to the Acquiror, and the Acquiror shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the

Mergers or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be materially adverse to the Company, its subsidiaries and the Group Companies, taken as a whole, or the Acquiror, (b) any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any of the conditions in Article X to fail and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to such Party’s ability to consummate the transactions contemplated hereby; provided, that the delivery of any written notice pursuant to this Section 9.07 shall not limit the rights or remedies available to the Party receiving such written notice.
ARTICLE X.
CONDITIONS TO OBLIGATIONS
Section 10.01   Conditions to Obligations of All Parties.   The obligations of the Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Company and Acquiror:
(a)   Governmental Approvals.   The applicable waiting period(s) under the HSR Act in respect of the Transactions (and any extensions thereof) shall have expired or been terminated.
(b)   No Prohibition.   There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Transactions.
(c)   Net Tangible Assets.   Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Acquiror Stockholder Redemption.
(d)   Acquiror Stockholder Approval.   The Acquiror Stockholder Approval shall have been duly obtained in accordance with the DGCL, the Acquiror Organizational Documents and the rules and regulations of Nasdaq.
(e)   Company Stockholder Approval.   The Company Stockholder Approval shall have been duly obtained in accordance with the DGCL and the Company’s Governing Documents.
(f)   Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(g)   Listing Approval.   The shares of Acquiror Class A Common Stock to be issued in connection with the Mergers and the other Transactions shall have been approved for listing on Nasdaq.
Section 10.02   Additional Conditions to Obligations of Acquiror Parties.   The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a)   Representations and Warranties of the Company.
(i)   The representations and warranties of the Company contained in (A) Section 5.01 (Corporate Organization of the Company), Section 5.03 (Due Authorization), Section 5.07 (Capitalization of Subsidiaries and the Group Companies) and Section 5.23 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), and (B) Section 5.06 (Current Capitalization) (collectively with the representations referred to in this paragraph, the “Specified Representations”) shall be true and in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all respects other than de minimis inaccuracies).
(ii)   The representations and warranties of the Company contained in Article V (other than the Specified Representations), shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.
(b)   Agreements and Covenants.   The covenants and agreements of the Company in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.02(b), a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such covenant and failed to cure within 20 days after written notice of such breach has been delivered to the Company by the Acquiror (or if earlier, the Termination Date).
(c)   Officer’s Certificate.   The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.02(a), Section 10.02(b) and Section 10.02(d) have been fulfilled.
(d)   Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(e)   Pre-Closing Actions. The Pre-Closing Actions (solely to the extent specified as a “condition to close” on Section 7.09 of the Company Disclosure Letter) have been performed.
Section 10.03   Additional Conditions to the Obligations of the Company.   The obligation of the Company to consummate or cause to be consummated the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:
(a)   Representations and Warranties.
(i)   Each of the representations and warranties of the Acquiror Parties contained in Article VI (other than the representations and warranties of the Acquiror Parties contained in Section 6.12 (Capitalization)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect.
(ii)   The representations and warranties of the Acquiror Parties contained in Section 6.12 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date in all respects other than de minimis inaccuracies).
(b)   Agreements and Covenants.   The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 10.03(b), a covenant or agreement of the Acquiror Parties shall only be deemed to have not been performed if the Acquiror Parties have materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror (or if earlier, the Termination Date).
(c)   Available Closing Acquiror Cash.   The Available Closing Acquiror Cash at the First Effective Time from the Trust Account and the sale and issuance by Acquiror of Acquiror Class A

Common Stock pursuant to the Subscription Agreements (following all stockholder redemptions, but before giving effect to the consummation of the Closing, including the payment of expenses of Acquiror and its Affiliates incurred prior to the Closing Date consistent with the disclosure set forth in the SEC Reports, Acquiror Transaction Expenses and Company Transaction Expenses) shall be equal to at least $290,000,000, which includes a minimum of $50,000,000 in the Trust Account following all stockholder redemptions but prior to giving effect to the PIPE Investment.
(d)   Officer’s Certificate.   Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.03(a), Section 10.03(b) and Section 10.03(c) have been fulfilled.
(e)   Other Closing Deliverables. At or prior to the Closing, Acquiror shall have delivered, or caused to be delivered, to the Company a copy of the Registration Rights Agreement, duly executed by Acquiror and Sponsor party thereto.
Section 10.04   Frustration of Conditions.   None of the Acquiror Parties or the Company may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by such Party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other Party to be satisfied, as required by Section 10.01.
ARTICLE XI.
TERMINATION/EFFECTIVENESS
Section 11.01   Termination.   This Agreement may be terminated and the Transactions abandoned:
(a)   by mutual written consent of the Company and Acquiror;
(b)   prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before March 13, 2022 (the “Termination Date”); or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that, the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if an Acquiror Party’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or the issuance of the final, non-appealable Governmental Order;
(c)   prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of any Acquiror Party set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by such Acquiror Party through the exercise of its reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Mergers is permanently enjoined, prohibited or prevented by the terms of a final, non-appealable Governmental Order; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date or the issuance of the final, non-appealable Governmental Order;
(d)   by written notice from the Company to the Acquiror or from the Acquiror to the Company, if the Special Meeting has been held, Acquiror Stockholders have duly voted, and the Acquiror Stockholder Approval has not been obtained (subject to any adjournment, postponement or recess of the meeting), or
(e)   by written notice from Acquiror to the Company in the event of a Stockholder Approval Failure.
Section 11.02   Effect of Termination.   Except as otherwise set forth in this Section 11.02 or Section 12.13, in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 7.04 (No Claim Against the Trust Account). The provisions of Section 7.04 (No Claim Against the Trust Account), Section 9.05 (Confidentiality; Publicity), this Section 11.02 (Effect of Termination) and Article XII (MISCELLANEOUS) (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XII.
MISCELLANEOUS
Section 12.01   Waiver.   Any Party may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, or officers thereunto duly authorized, waive in writing any of its rights or conditions in its favor under this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 12.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.
Section 12.02   Notices.   All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a)   If to Acquiror, First Merger Sub or Second Merger Sub to:
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, NY 10010
Attn: Chris Wolfe
E-mail: chris.wolfe@dfphealthcare.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 6th Avenue
New York, NY 10020
Attn: Joel Rubinstein
        Bryan J. Luchs
E-mail: joel.rubinstein@whitecase.com
            bryan.luchs@whitecase.com

(b)   If to the Company, to:
The Oncology Institute of Hope and Innovation
18000 Studebraker Rd. Suite 800
Cerritos, CA 90703
Attention: Brad Hively
E-mail: bradhively@theoncologyinstitute.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention: Steven Stokdyk
          Brian Duff
E- mail: Steven.Stokdyk@lw.com
             Brian.Duff@lw.com
(c)   If to the Surviving Corporation or the Surviving Entity, to:
The Oncology Institute of Hope and Innovation
18000 Studebraker Rd. Suite 800
Cerritos, CA 90703
Attention: Brad Hively
E-mail: bradhively@theoncologyinstitute.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention: Steven Stokdyk
           Brian Duff
E- mail: Steven.Stokdyk@lw.com
        Brian.Duff@lw.com
or to such other address or addresses as the Parties may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining Acquiror’s prior written consent pursuant to Section 7.01, an email from an authorized representative of Acquiror expressly consenting to the matter or action in question in response to a request for consent pursuant to Section 7.01 shall suffice.
Section 12.03   Assignment.   No Party shall assign this Agreement or any part hereof without the prior written consent of the Company and Acquiror. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12.03 shall be null and void, ab initio.
Section 12.04   Rights of Third Parties.   Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and Representatives) and each of their respective Indemnitee Affiliates are intended third-party beneficiaries of, and may enforce Section 8.02, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 12.14 and Section 12.15, and (c) Counsel are intended third-party beneficiaries of, and may enforce, Section 12.17.
Section 12.05   Expenses.   Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions herein and therein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants (and with respect to Acquiror, any and all Antitrust Fees); provided that if the Closing occurs, then the Acquiror shall pay or cause to be paid, the Company Transaction Expenses, Acquiror Transaction Expenses, and other specified expenses of Acquiror or its Affiliates, in each case in accordance with Section 2.02.
Section 12.06   Governing Law.   This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement and/or the Transactions, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws or statute of limitations of another jurisdiction.
Section 12.07   Captions; Counterparts.   The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.08   Schedules and Exhibits.   The Disclosure Letters and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Disclosure Letters and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Disclosure Letters with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes.
Section 12.09   Entire Agreement.   This Agreement (together with the Disclosure Letters and Exhibits to this Agreement and the other Transaction Agreements) and that certain Non-Disclosure Agreement, dated as of February 18, 2021, by and between the Company and Acquiror (as amended, modified or supplemented from time to time, the “Confidentiality Agreement”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries and any Group Company relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the other Transaction Agreements and the Confidentiality Agreement.
Section 12.10   Amendments.   This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 11.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 12.10.
Section 12.11   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 12.12   Jurisdiction;WAIVER OF TRIAL BY JURY.   Any Action based upon, arising out of or related to this Agreement or the Transactions may only be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 12.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 12.13   Enforcement.   The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) or any other Transaction Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (i) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 11.01, this being in addition to any other remedy to which they are entitled under this Agreement or any other Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement or any other Transaction Agreement and to enforce specifically the terms and provisions of this Agreement or any other Transaction Agreement in accordance with this Section 12.13 shall not be required to provide any bond or other security in connection with any such injunction.
Section 12.14   Non-Recourse.   Subject in all respects to the last sentence, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing, shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror, First Merger Sub or Second Merger Sub under this Agreement or any other Transaction Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, and each Party hereby waives and releases all claims, causes of actions and liabilities related thereto. Notwithstanding the foregoing, nothing in this Section 12.14 shall limit, amend or waive any rights or obligations of any party to any Transaction Agreement for any claim based on, in respect of or by reason of such rights or obligations.
Section 12.15   Nonsurvival of Representations, Warranties and Covenants.   None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and each shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches at or after the Closing and (b) this Article XII. Nothing herein is intended to limit any Party’s liability for such Party’s Fraud.
Section 12.16   Acknowledgements.
(a)   Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries and any Group Company) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries and any Group Company) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the Transactions; (iii) the Acquiror Party Representations constitute the sole and exclusive representations and warranties of Acquiror, First Merger Sub and Second Merger Sub; (iv) except for the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries or any Group Company), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries (or any Group Company) or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries or any Group Company), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries or any Group Company), or the quality, quantity or condition of any Party’s or its Subsidiaries’ (or any Group Company’s) assets) are specifically disclaimed by all Parties and their respective Subsidiaries and any Group Company and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries or any Group Company); and (v) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Party Representations by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company, its Subsidiaries and the Group Companies are furnished “as is,” “where is” and subject to and except for the Company Representations by the Company or as provided in any certificate delivered in accordance with Section 10.02(c), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 12.16(a) shall relieve any Party of liability in the case of Fraud committed by such Party.
(b)   Effective upon Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Actions and causes of action it may have against any other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Disclosure Letters, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Action, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 12.16. Notwithstanding anything herein to the contrary, nothing in this Section 12.16(b) shall preclude any Party from seeking any remedy for Fraud by a Party. Each Party shall have the right to enforce this Section 12.16 on behalf of any Person that would be benefitted or protected by this Section 12.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 12.16 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the Transactions, including any other Transaction Agreement.
Section 12.17   Provisions Respecting Representation of the Company.
(a)   Each of the Parties, on its own behalf and on behalf of its Affiliates, equityholders, members, partners and Representatives (including, after the Closing, the Surviving Entity), hereby agree that, in the event that a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the stockholders or holders of other Equity Securities of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) (collectively, the “DFP Group”), on the one hand, and (y) the Surviving Entity and/or any member of the Seller Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”), that represented Acquiror and/or the Sponsor prior to the Closing, may represent the Sponsor and/or any other member of the DFP Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the DFP Group, on the one hand, and White & Case, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Mergers and belong to the DFP Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.
(b)   Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Entity), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the stockholders or holders of other Equity Securities of the Company, its Subsidiaries or any Group Company and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Entity) (collectively, the “Seller Group”), on the one hand, and (y) the Surviving Entity and/or any member of the DFP Group, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing, may represent any member of the Seller Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Entity, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Entity, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Transaction Agreements or the transactions contemplated hereby or thereby) between or among the Company, its Subsidiaries or any Group Company and/or any member of the Seller Group, on the one hand, and Latham, on the other hand, the attorney-client privilege and the expectation of client confidence shall survive the Mergers and belong to the Seller Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Entity. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Entity.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
DFP HEALTHCARE ACQUISITIONS CORP.
By:
/s/ Christopher Wolfe

Name:  Christopher Wolfe
Title:     Chief Financial Officer
ORION MERGER SUB I, INC.
By
/s/ Christopher Wolfe

Name:   Christopher Wolfe
Title:     Authorized Signatory
ORION MERGER SUB II, LLC
By:
/s/ Christopher Wolfe

Name:  Christopher Wolfe
Title:     Authorized Signatory
[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, the parties hereto have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.
TOI PARENT, INC.
By:
/s/ Brad Hively

Name:   Brad Hively
Title:     Chief Executive Officer
[Signature Page to Merger Agreement]

Exhibit A
THIRD AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
DFP HEALTHCARE ACQUISITIONS CORP.
[•], 2021
* * * * *
DFP Healthcare Acquisitions Corp., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify as follows:
1.
The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware (the “Secretary of State”) on November 1, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “DFP Healthcare Acquisitions Corp.”

2.
The Corporation’s First Amended and Restated Certificate of Incorporation, which amended and restated the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was filed with the Secretary of State on December 30, 2019 (as amended, the “First A&R Certificate”).

3.
Amendment No. 1 to the First A&R Certificate was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and was filed with the Secretary of State on February 19, 2020.

4.
The Second Amended and Restated Certificate of Incorporation (the “Second A&R Certificate”), which both restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 228, 242 and 245 DGCL, and was filed with the Secretary of State on March 10, 2020.

5.
This Third Amended and Restated Certificate of Incorporation (this “Third A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

6.
This Third A&R Certificate of Incorporation shall become effective upon filing with the Secretary of State.

7.
The Second A&R Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [l], 2021, by and among the Corporation, Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). [As part of the transactions contemplated by the Merger Agreement, all [•] shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into [•] shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Third A&R Certificate of Incorporation, only Class A Common Stock remains outstanding.] [All Class A Common Stock issued and outstanding prior to the effectiveness of this Third A&R Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Third A&R Certificate of Incorporation.] This Third A&R Certificate of Incorporation hereby amends and restates the provisions of the Second A&R Certificate to read in its entirety as follows:

ARTICLE I
NAME
The name of the corporation is The Oncology Institute, Inc. (the “Corporation”).

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ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
AUTHORIZED CAPITAL
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 510,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.
ARTICLE V
CAPITAL STOCK
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.
COMMON STOCK.

1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third A&R Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third A&R Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
   Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled

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to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.
PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Third A&R Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third A&R Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   Except as otherwise expressly provided by the DGCL or this Third A&R Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
B.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

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C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term or until his or her earlier death, resignation, retirement, disqualification, or removal.
D.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third A&R Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
E.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third A&R Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.
F.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares

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entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Third A&R Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
INDEMNIFICATION
The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Third A&R Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Ay repeal or modification of this Article IX by the stockholders of the Corporation shall not

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adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Third A&R Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE X
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Sponsor, (as defined in the Registration Rights Agreement) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) the Sponsor and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Sponsor, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   Neither the (i) the Sponsor nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with,

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or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article X. Subject to Section C of Article X, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article XI shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non- Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
EXCLUSIVE FORUM
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Third A&R Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit

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or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
MISCELLANEOUS
A.   Notwithstanding anything contained in this Third A&R Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Third A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2∕3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) [Preferred Stock], Article VI [Board of Directors], Article VII [Meeting of Stockholders; Action by Written Consent], Article VIII [Limitation of Director Liability], Article IX [Indemnification], Article X [Competition and Corporate Opportunities], Article XI [Forum Selection] and this Article XII [Miscellaneous].
B.   If any provision or provisions of this Third A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Third A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Third A&R Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Third A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
IN WITNESS WHEREOF, the Corporation has caused this Third A&R Certificate of Incorporation to be executed by its duly authorized officer as this           day of      , 2021.
DFP HEALTHCARE ACQUISITIONS CORP.
By:
    Name:
    Title:

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Exhibit B
Amended & Restated
Bylaws of
The Oncology Institute, Inc.
(a Delaware corporation)

A-B-1

Page
Article I — Corporate Offices	A-B-4
1.1 Registered Office	A-B-4
1.2 Other Offices	A-B-4
Article II — Meetings of Stockholders	A-B-4
2.1 Place of Meetings	A-B-4
2.2 Annual Meeting.	A-B-4
2.3 Special Meeting.	A-B-4
2.4 Notice of Business to be Brought before a Meeting.	A-B-4
2.5 Notice of Nominations for Election to the Board of Directors	A-B-7
2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors	A-B-9
2.7 Notice of Stockholders’ Meetings	A-B-11
2.8 Quorum	A-B-11
2.9 Adjourned Meeting; Notice	A-B-11
2.10 Conduct of Business	A-B-11
2.11 Voting	A-B-12
2.12 Record Date for Stockholder Meetings and Other Purposes	A-B-12
2.13 Proxies	A-B-13
2.14 List of Stockholders Entitled to Vote	A-B-13
2.15 Inspectors of Election	A-B-13
2.16 Delivery to the Corporation	A-B-14
Article III — Directors	A-B-14
3.1 Powers	A-B-14
3.2 Number of Directors	A-B-14
3.3 Election, Qualification and Term of Office of Directors	A-B-14
3.4 Resignation and Vacancies	A-B-14
3.5 Place of Meetings; Meetings by Telephone	A-B-15
3.6 Regular Meetings	A-B-15
3.7 Special Meetings; Notice	A-B-15
3.8 Quorum	A-B-15
3.9 Board Action without a Meeting	A-B-15
3.10 Fees and Compensation of Directors	A-B-16
Article IV — Committees	A-B-16
4.1 Committees of Directors	A-B-16
4.2 Meetings and Actions of Committees	A-B-16
4.3 Subcommittees	A-B-16
Article V — Officers	A-B-17
5.1 Officers	A-B-17
5.2 Appointment of Officers	A-B-17
5.3 Subordinate Officers	A-B-17
5.4 Removal and Resignation of Officers	A-B-17

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5.5 Vacancies in Offices	A-B-17
5.6 Representation of Shares of Other Corporations	A-B-17
5.7 Authority and Duties of Officers	A-B-17
5.8 Compensation	A-B-17
Article VI — Records	A-B-18
Article VII — General Matters	A-B-18
7.1 Execution of Corporate Contracts and Instruments	A-B-18
7.2 Stock Certificates	A-B-18
7.3 Special Designation of Certificates	A-B-18
7.4 Lost Certificates	A-B-19
7.5 Shares Without Certificates	A-B-19
7.6 Construction; Definitions	A-B-19
7.7 Dividends	A-B-19
7.8 Fiscal Year	A-B-19
7.9 Seal	A-B-19
7.10 Transfer of Stock	A-B-19
7.11 Stock Transfer Agreements	A-B-19
7.12 Lock-Up	A-B-20
7.13 Registered Stockholders	A-B-21
7.14 Waiver of Notice	A-B-21
Article VIII — Notice	A-B-22
8.1 Delivery of Notice; Notice by Electronic Transmission	A-B-22
Article IX — Indemnification	A-B-22
9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.	A-B-22
9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.	A-B-23
9.3 Authorization of Indemnification.	A-B-23
9.4 Good Faith Defined.	A-B-23
9.5 Indemnification by a Court.	A-B-23
9.6 Expenses Payable in Advance.	A-B-24
9.7 Nonexclusivity of Indemnification and Advancement of Expenses.	A-B-24
9.8 Insurance.	A-B-24
9.9 Certain Definitions.	A-B-24
9.10 Survival of Indemnification and Advancement of Expenses.	A-B-25
9.11 Limitation on Indemnification.	A-B-25
9.12 Indemnification of Employees and Agents.	A-B-25
9.13 Primacy of Indemnification.	A-B-25
9.14 Amendments	A-B-25
Article X — Amendments	A-B-25
Article XI — Definitions	A-B-26

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Amended & Restated
Bylaws
of
The Oncology Institute, Inc.

Article I — Corporate Offices
1.1      Registered Office.
The address of the registered office of The Oncology Institute, Inc. (f/k/a DFP Healthcare Acquisitions Corp.) (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2      Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1      Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2      Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3      Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4      Notice of Business to be Brought before a Meeting.
(i)      At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules

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and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)      Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii)      To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)      As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)      As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other

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than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)      As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)      A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the

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record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)      Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi)      This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)      For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5      Notice of Nominations for Election to the Board of Directors.
(i)      Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and

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such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)      Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(iii)      Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iv)      In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(v)      In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(vi)      To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)      As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)      As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)      As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to

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be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(vii)      A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(viii)      In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6      Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)      To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or

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(2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)      The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)      A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)      No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(v)      Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

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2.7      Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).
2.8      Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9      Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10      Conduct of Business.
The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or

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procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.11      Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12      Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13      Proxies.
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14      List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15      Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)      determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)      count all votes or ballots;
(iii)      count and tabulate all votes;

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(iv)      determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)      certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16      Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1      Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2      Number of Directors.
Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3      Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4      Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting

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from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5      Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6      Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7      Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)      delivered personally by hand, by courier or by telephone;
(ii)      sent by United States first-class mail, postage prepaid;
(iii)      sent by facsimile or electronic mail; or
(iv)      sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8      Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9      Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by

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electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10      Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1      Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2      Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)      Section 3.5 (place of meetings; meetings by telephone);
(ii)      Section 3.6 (regular meetings);
(iii)      Section 3.7 (special meetings; notice);
(iv)      Section 3.9 (board action without a meeting); and
(v)      Section 7.14 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)      the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)      special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)      the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3      Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V — Officers
5.1      Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.
5.2      Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3      Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4      Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5      Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6      Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7      Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8      Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

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Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1      Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2      Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3      Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations,

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the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4      Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5      Shares Without Certificates.
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6      Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7      Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8      Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9      Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10      Transfer of Stock.
Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11      Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of

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shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12      Lock-Up.
(i)      Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Orion Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), with and into TOI Parent Inc. (d/b/a The Oncology Institute), a Delaware corporation (“TOI Parent”), with TOI Parent surviving as a wholly owned subsidiary of the Corporation (the “First Merger”), and immediately thereafter and as part of the same overall transaction as the First Merger, the merger of TOI Parent with and into Orion Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub surviving as a wholly owned subsidiary of the Corporation (such merger, together with the First Merger, the “TOI Transaction”), (b) to directors, officers and employees of the Corporation, any subsidiary of the Corporation or any variable interest entity of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the TOI Transaction in respect of awards of TOI Parent outstanding immediately prior to the closing of the TOI Transaction (such shares referred to in this Section 7.12(i)(b), the “TOI Parent Equity Award Shares”), or (c)(i) as Acquiror Class B Common Stock (as defined in that certain Agreement and Plan of Merger, dated as of June 28, 2021, by and among the Corporation, First Merger Sub, Second Merger Sub and TOI Parent (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) prior to the TOI Transaction as well as any shares of the Corporation into which the Acquiror Class B Common Stock may be converted in connection with the TOI Transaction or (ii) in respect of any Acquiror Warrants (as defined in the Merger Agreement) originally issued to DFP Sponsor LLC and outstanding immediatley prior to the closing of the TOI Transaction (such common stock of the Corporation referred to in clauses (a), (b) and (c) of this Section 7.12(i), the “Lock-up Shares”), and each Permitted Transferee may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(ii)      Notwithstanding the provisions set forth in Section 7.12(i), each of the Lock-up Holders and their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of any Lock-up Holder, any affiliates of any Lock-up Holder, any director or employee of any Lock-up Holder or of any affiliate of any Lock-up Holder, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (c) in the case of Lock-up Holder that is not an individual, through distributions to limited or general partners, members, managers, equity holders, stockholders or affiliates of such Lock-Up Holder or via the admission of new equity holders, partners, members or managers into any entity holding any of the Lock-Up Shares (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Corporation; (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the TOI Transaction; or (i) in the case of any Pre-Closing Optionholder (as defined in the Merger Agreement), in order to satisfy any tax liability arising in connection with the vesting of the Optionholder Earnout Shares (as defined in the Merger Agreement) under Section 3.07(b) of the Merger Agreement, assuming the maximum federal,state and local income tax rates applicable to such Pre-Closing Optionholder and including all employee side employment taxes payable thereon.

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(iii)      Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(iv)      For purposes of this Section 7.12:
(a)      the term “Lock-up Period” means the period beginning on the closing date of the TOI Transaction and ending on the date that is 12 months after the closing date of the TOI Transaction; provided, that (i) 50% of the Lock-up Shares held by each Lock-up Holder will be released from lock-up six months after the closing date of the TOI Transaction and (ii) an additional 25% the Lock-up Shares held by each Lock-up Holder will be released from lock-up nine months after the closing date of the TOI Transaction;
(b)      the term “Lock-up Shares” does not include (i) any shares of common stock acquired in any underwritten offering or the public market, or in any public or private capital raising transaction of the Corporation after the date of the TOI Transaction or otherwise any shares of common stock of the Corporation (or other securities of the Corporation) other than the Lock-Up Shares or (ii) shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement);
(c)      the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and
(d)      the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
7.13      Registered Stockholders.
The Corporation:
(i)      shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)      shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.14      Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

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Article VIII — Notice
8.1      Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)      if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)      if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)      if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
9.1      Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did

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not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2      Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3      Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4      Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5      Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification

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by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6      Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7      Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8      Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9      Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person

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reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10      Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11      Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
9.12      Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13      Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
9.14      Amendments.
Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of

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the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Exhibit C
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
This AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made as of [•], 2021, by and among (i) DFP Healthcare Acquisitions Corp., a Delaware corporation (“Pubco”), (ii) DFP Sponsor LLC, a Delaware limited liability company (“Sponsor”), (iii) each of the Persons listed on the Schedule of Investors attached hereto as of the date hereof, and (iv) each of the other Persons set forth from time to time on the Schedule of Investors who, at any time, own securities of Pubco and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) through (iv), an “Investor” and, collectively, the “Investors”). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 11 hereof.
WHEREAS, Pubco and certain of the Investors (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of March 10, 2020 (the “Prior Agreement”);
WHEREAS, the Original Holders currently hold an aggregate of 5,750,000 shares (the “Founder Shares”) of Class B ordinary common stock of Pubco, par value $0.0001 per share, issued prior to Pubco’s initial public offering;
WHEREAS, the Original Holders currently hold an aggregate of 3,733,334 warrants (the “Private Placement Warrants”) to purchase, at an exercise price of $11.50 per share (subject to adjustment), shares of Common Stock;
WHEREAS, Pubco, Orion Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Pubco (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Pubco (“Second Merger Sub”) and TOI Parent, Inc., a Delaware corporation (the “Company”) have entered into an Agreement and Plan of Merger, dated June 28, 2021 (the “Merger Agreement”), pursuant to which, and subject to the terms and conditions thereof, the parties thereto have agreed to enter into a business combination transaction by which: (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger;
WHEREAS, in connection with the execution and delivery of the Merger Agreement, Pubco and certain of the Deerfield Investors have entered into subscription agreements, dated as of June 28, 2021 (the “Subscription Agreements”), pursuant to which, and subject to the terms and conditions thereof, such Deerfield Investors have agreed to purchase an aggregate of 27,500,000 shares of Common Stock (including any Series A Common Equivalent Preferred Stock (as described below) issued or issuable pursuant to the Subscription Agreements and any Common Stock issued or issuable upon conversion thereof, the “PIPE Shares”);
WHEREAS, certain of the Deerfield Investors (the “Letter Investors”) and Pubco have entered into a letter agreement dated as of June 28, 2021 (the “Consent Letter”), pursuant to which, among other things, the Letter Investors and Pubco have agreed to enter into negotiations to establish definitive documentation pursuant to which the Letter Investors will exchange a number of their shares of Common Stock and Founder Shares for and in consideration of a number of shares of Pubco’s preferred stock, par value $0.0001 per share, to be designated as Series A Common Equivalent Preferred Stock (“Series A Common Equivalent Preferred Stock”), pursuant to the terms of the Certificate of Designation, Preferences and Rights contemplated by the Consent Letter, on a 100:1 basis; and
WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety on the terms and conditions included herein and to include the recipients of the other Registrable Securities identified herein.

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NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
1.   Resale Shelf Registration Rights.
(a)   Registration Statement Covering Resale of Registrable Securities.    Pubco shall use its reasonable best efforts to prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the consummation of the Mergers (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Investors of all of the Registrable Securities held by the Investors (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-1; provided, that Pubco shall file, within thirty (30) days of such time as Form S-3 (“Form S-3”) is available for the Resale Shelf Registration Statement, a post-effective amendment to the Resale Shelf Registration Statement then in effect, or otherwise file a Registration Statement on Form S-3, registering the Registrable Securities for resale in accordance with the immediately preceding sentence on Form S-3 (provided that Pubco shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement (or post-effective amendment) on Form S-3 covering such Registrable Securities has been declared effective by the Commission). Pubco shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline and (ii) three (3) Business Days after the Commission notifies Pubco that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that, if the Registration Statement filed pursuant to this Section 1(a) is reviewed by, and Pubco receives comments from, the Commission with respect to such Registration Statement, the Effectiveness Deadline shall be extended to ninety (90) days following the Filing Deadline. Without limiting the foregoing, as soon as practicable, but in no event later than three (3) Business Days, following the resolution or clearance of all Commission comments or, if applicable, following notification by the Commission that any such Registration Statement or any amendment thereto will not be subject to review, Pubco shall file a request for acceleration of effectiveness of such Registration Statement (to the extent required, by declaration or ordering of effectiveness, of such Registration Statement or amendment by the Commission) to a time and date not later than two (2) Business days after the submission of such request. Once effective, Pubco shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times for the public resale of all of the Registrable Securities until such date as all Registrable Securities covered by the Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement. The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Investor to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement, and Pubco shall file with the Commission the final form of such Prospectus pursuant to Rule 424 (or successor thereto) under the Securities Act no later than the first (1st) Business Day after the Resale Shelf Registration Statement becomes effective. The Resale Shelf Registration Statement shall provide that the Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Investors. Without limiting the foregoing, subject to any comments from the Commission, each Registration Statement filed pursuant to this Section 1 shall include a “plan of distribution” approved by the Majority TOI Investors and the Majority Deerfield Investors.
(b)   Notwithstanding the registration obligations set forth in this Section 1, in the event that, despite Pubco’s efforts to include all of the Registrable Securities in any Registration Statement filed pursuant to Section 1(a), the Commission informs Pubco (the “Commission’s Notice”) that all of the Registrable Securities cannot, as a result of the application of Rule 415 or otherwise, be registered for resale as a secondary offering on a single Registration Statement, Pubco agrees to promptly (i) inform each of the holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the Commission and (ii) as soon as practicable but in no event

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later than the New Registration Statement Filing Deadline, file an additional Registration Statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to Pubco for such Registration Statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Pubco shall be obligated to use its reasonable best efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. The Investors shall have the right to participate or have their respective legal counsel participate in any meetings or discussions with the Commission regarding the Commission’s position and to comment or have their respective counsel comment on any written submission made to the Commission with respect thereto. No such written submission shall be made to the Commission to which any Investor’s counsel reasonably objects. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering, unless otherwise directed in writing by a holder as to its Registrable Securities directing the inclusion of less than such holder’s pro rata amount or otherwise required by the SEC, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Investors. In the event Pubco amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Pubco will use its reasonable best efforts to file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to Pubco or to registrants of securities in general, one or more Registration Statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement. If Pubco shall not be able to register for resale all of the Registrable Securities on the Resale Shelf Registration Statement within three (3) months following the date of Pubco’s receipt of the Commission’s Notice, then, until such Resale Shelf Registration Statement is effective, each of the Majority TOI Investors and the Majority Deerfield Investors shall be entitled to demand registration rights pursuant to Section 2 below as long as the demand request is a proposal to sell Registrable Securities with an aggregate market price at the time of request of not less than $25,000,000 (the “Shelf Demand Right”).
(c)   Registrations effected pursuant to this Section 1 shall not be counted as Demand Registrations effected pursuant to Section 2.
(d)   No Investor shall be named as an “underwriter” in any Registration Statement filed pursuant to this Section 1 without the Investor’s prior written consent; provided that if the Commission requests that an Investor be identified as a statutory underwriter in the Registration Statement, then such Investor will have the option, in its sole and absolute discretion, to either (i) have the opportunity to withdraw from the Registration Statement upon its prompt written request to Pubco, in which case Pubco’s obligation to register such Investor’s Registrable Securities shall be deemed satisfied or (ii) be included as such in the Registration Statement. Each Registration Statement (and each amendment or supplement thereto, and each request for acceleration of effectiveness thereof) shall be provided to (and shall be subject to the approval, which shall not be unreasonably withheld or delayed, of) the Majority TOI Investors and the Majority Deerfield Investors prior to its filing with, or other submission to, the Commission; provided that, Pubco shall not be deemed to be in breach of any Effectiveness Deadline or other deadline set forth in this Agreement if the failure of Pubco to meet such deadline is the result of an Investor’s failure to approve such Registration Statement or amendment or supplement thereto or request for acceleration thereof.
(e)   In the event that on any Trading Day (as defined below) (the “Registration Trigger Date”) the number of shares available under the Registration Statements filed pursuant to this Section 1 is insufficient to cover all of the Registrable Securities (without giving effect to any limitations on the exercise or conversion of any securities exercisable for, or convertible into, Registrable Securities and, in the case of Registrable Securities issuable upon the exercise of warrants, assuming the exercise of such warrants for cash), Pubco shall amend such Registration Statements, or file a new Registration Statement (on the short form available therefor, if applicable), or both, so as to cover the total number of

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Registrable Securities so issued or issuable (without giving effect to any limitations on the exercise or conversion of any securities exercisable for, or convertible into, Registrable Securities and, in the case of Registrable Securities issuable upon the exercise of warrants, assuming the exercise of such warrants for cash) as of the Registration Trigger Date as soon as practicable, but in any event within fifteen (15) days after the Registration Trigger Date. Pubco shall use its reasonable best efforts to cause such amendment and/or new Registration Statement to become effective as soon as practicable following the filing thereof, but in any event Pubco shall cause such amendment and/or new Registration Statement to become effective within sixty (60) days of the Registration Trigger Date (or ninety (90) days if the applicable Registration Statement or amendment is reviewed by, and comments are thereto provided from, the Commission) or as promptly as practicable in the event Pubco is required to increase its authorized shares. “Trading Day” shall mean any day on which the Common Stock is traded for any period on the principal securities exchange or other securities market on which the Common Stock is then being traded.
2.   Demand Registrations.
(a)   Requests for Registration.    Subject to the terms and conditions of this Agreement and, as applicable, the lock-up provisions contained in Section 7.12 of Pubco’s Amended and Restated Bylaws (the “Bylaws”), at any time or from time to time, provided that Pubco does not then have an effective Registration Statement outstanding covering all of the Registrable Securities, the holders of Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or, if available, on Form S-3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short-form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to Pubco (“Short-Form Registrations”), in accordance with Section 2(b) and Section 2(c) below (such holders being referred to herein as the “Initiating Investors” and all registrations requested by the Initiating Investors being referred to herein as “Demand Registrations”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Subject to Sections 10(a) and 10(b) (collectively, the “MNPI Provisions”), within five (5) Business Days after receipt of any such request, Pubco shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms and conditions set forth herein, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all such Registrable Securities with respect to which Pubco has received written requests for inclusion therein within five (5) Business Days after the receipt of Pubco’s notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.
(b)   Long-Form Registrations.    (i) The Majority TOI Investors, on behalf of any and all TOI Investors, may request one (1) Long-Form Registration in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective, and (ii) the Majority Deerfield Investors may request one (1) Long-Form Registration in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective; in each case, provided that, Pubco shall not be obligated to effect, or to take any action to effect, any Long-Form Registration (x) unless the aggregate market price of the Registrable Securities requested to be registered in such Long-Form Registration exceeds $25,000,000 at the time of request, or (y) if Pubco has already effected a Demand Registration (which became effective) in the preceding 45-day period; provided, further, that Pubco shall only be obligated to effect, or take any action to effect, one (1) Long-Form Registration for each of the two groups identified in the first sentence of this Section 2(b). A registration shall not count as the sole permitted Long-Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event Pubco shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether

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or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations hereunder.
(c)   Short-Form Registrations.    In addition to the Long-Form Registration provided pursuant to Section 2(b), each of (i) the Majority TOI Investors, on behalf of any and all TOI Investors and (ii) the Majority Deerfield Investors shall be entitled to request Short-Form Registrations in which Pubco shall pay all Registration Expenses whether or not any such Short-Form Registration has become effective; provided, however, that Pubco shall not be obligated to effect any such Short-Form Registration: (x) if the holders of Registrable Securities, together with the holders of any other securities of Pubco entitled to inclusion in such Short-Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $25,000,000, (y) if Pubco has already effected three (3) Short-Form Registrations (which became effective) for the holders of Registrable Securities requesting a Short-Form Registration pursuant to this Section 2(c), or (z) if Pubco has already effected a Demand Registration (which became effective) in the preceding 90-day period. Demand Registrations shall be Short-Form Registrations whenever Pubco is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short-Form Registration. For so long as Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If Pubco is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities, has filed with the Commission a Registration Statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then Pubco shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if Pubco is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, Pubco shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold within a 90-day period in compliance with Rule 144 under the Securities Act (without any restrictions as to volume or the manner of sale or otherwise and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2) and, in the case of Registrable Securities issuable upon the exercise of warrants, assuming the exercise of such warrants for cash). If for any reason Pubco ceases to be a WKSI or becomes ineligible to utilize Form S-3, Pubco shall prepare and file with the Commission a Registration Statement or Registration Statements on such form that is available for the sale of Registrable Securities.
(d)   Shelf Takedowns.    At any time when the Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by holders of Registrable Securities on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, block sale or other distribution plan (each, a “Resale Shelf Registration”), is effective and its use has not been otherwise suspended by Pubco in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Investor that is, in either case, a Shelf Participant holding Registrable Securities at such time (the “Initiating Holder”), Pubco will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “take down offering”) and Pubco shall pay all Registration Expenses in connection therewith; provided that, subject to the MNPI Provisions, Pubco will provide (x) in connection with any non-marketed underwritten takedown offering (other than a Block Trade), at least two (2) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant, (y) in connection with any Block Trade initiated prior to the three (3) year anniversary of the consummation of the Mergers, notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant no later than noon Eastern time on the Business Day prior to the requested Takedown Demand and (z) in connection with any marketed underwritten takedown offering, at least five (5) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with (x) any non-marketed underwritten takedown offering initiated prior to the three (3) year anniversary of the consummation of the Mergers and (y) any marketed underwritten takedown offering, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence

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request inclusion of their Registrable Securities (by notice to Pubco, which notice must be received by Pubco no later than (A) in the case of a non-marketed underwritten takedown offering (other than a Block Trade), the Business Day following the date notice is given to such participant, (B) in the case of a Block Trade, by 10:00 p.m. Eastern time on the date notice is given to such participant and (C) in the case of a marketed underwritten takedown offering, three (3) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Each holder of Registrable Securities that is a Shelf Participant agrees that such holder shall treat as confidential the receipt of the notice of a Takedown Demand and shall not disclose or use the information contained in such notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.
(e)   Priority on Demand Registrations and Takedown Offerings.    Pubco shall not include in any Demand Registration that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters and the holders of a majority of the Registrable Securities then outstanding. If a Demand Registration or a takedown offering is an underwritten offering and the managing underwriters advise Pubco in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities included in such underwritten offering, Pubco shall include in such offering, prior to the inclusion of any securities which are not Registrable Securities, the Registrable Securities requested to be included in such registration (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder).
(f)   Restrictions on Demand Registrations and Takedown Offerings.    Any demand for the filing of a Registration Statement or for a registered offering (including a takedown offering) hereunder will be subject to the constraints of any applicable lock-up arrangements to which any demanding Investor is party, and any such demand must be deferred until such lock-up arrangements no longer apply.
(i)   Pubco shall not be obligated to effect any Demand Registration within 60 days prior to Pubco’s good faith estimate of the date of filing of a Registration Statement in respect of an underwritten public offering of Pubco’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 120 days from the date of the underwriting agreement entered into in respect of such underwritten public offering. Pubco may postpone, for up to 60 days from the date of the request, the filing or the effectiveness of a Registration Statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration Statement (and therefore suspend sales of the Registrable Securities included therein pursuant to such Resale Shelf Registration Statement) by providing written notice to the holders of Registrable Securities in accordance with Section 2(f)(ii) if the board of directors of Pubco reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a detrimental effect on any proposal or plan by Pubco or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require Pubco to disclose any material nonpublic information which would reasonably be likely to be detrimental to Pubco and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. Pubco may delay or suspend the effectiveness of a Registration Statement filed hereunder or takedown offering pursuant to this Section 2(f)(i) only once in any consecutive twelve-month period; provided that, for the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of Demand Registration or takedown offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(f).
(ii)   In the case of an event that causes Pubco to suspend the use of any Resale Shelf Registration as set forth in Section 2(f)(i) or pursuant to Section 5(g) (a “Suspension Event”),

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Pubco shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration (a “Suspension Notice”), no later than three (3) Business Days from the date of such Suspension Event, to suspend sales of the Registrable Securities and, subject to the MNPI Provisions, such notice shall state that such suspension shall continue only for so long as the Suspension Event or its effect is continuing (provided that in each notice Pubco shall not disclose the basis for such suspension or any material non-public information to any Investor unless otherwise requested in writing by such Investor). Pubco shall use commercially reasonable efforts to make the Resale Shelf Registration Statement available for the sale by Investors of Registrable Securities as soon as practicable following a Suspension Event. A holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from Pubco and prior to receipt of an End of Suspension Notice (as defined below); provided, for the avoidance of doubt, that the foregoing shall not restrict or otherwise affect the consummation of any sale pursuant to a contract entered into, or order placed, by any holder prior to the delivery the Suspension Notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose the information contained in such Suspension Notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such holder in breach of the terms of this Agreement. The holders of Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from Pubco, which End of Suspension Notice shall be given by Pubco to the holders of Registrable Securities and to such holders’ counsel, if any, promptly following the conclusion of any Suspension Event.
(iii)   Notwithstanding any provision herein to the contrary, if Pubco shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(f), Pubco agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.
(g)   Selection of Underwriters.    In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of Pubco, which consent will not be unreasonably withheld, conditioned or delayed. If any takedown offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such takedown offering, provided that such selection shall be subject to the written consent of Pubco, which consent will not be unreasonably withheld, conditioned or delayed. In each case, Pubco and the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all holders of Registrable Securities participating in such offering. All Investors proposing to distribute their securities through underwriting shall (together with Pubco) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.
(h)   Other Registration Rights.    Pubco represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by Pubco. Except as provided in this Agreement, Pubco shall not grant to any Persons the right to request Pubco to register any equity securities of Pubco, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.
(i)   Revocation of Demand Notice or Takedown Notice.    At any time prior to the effective date of the Registration Statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the holders of Registrable Securities that requested such Demand Registration

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or takedown offering may revoke such request for a Demand Registration or takedown offering on behalf of all holders of Registrable Securities participating in such Demand Registration or takedown offering without liability to such holders of Registrable Securities, in each case by providing written notice to Pubco.
3.   Piggyback Registrations.
(a)   Right to Piggyback.    Whenever Pubco proposes to register under the Securities Act an offering of any of its securities on behalf of any holders thereof or otherwise effect an underwritten offering of securities (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration (which, for the avoidance of doubt, is addressed in and subject to the rights set forth in, Section 2 hereof), (iii) pursuant to a Takedown Demand (which, for the avoidance of doubt, is addressed in and subject to the rights set forth in, Section 2 hereof), (iv) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (v) pursuant to a registration relating solely to employment benefit plans, or (vi) in connection with a registration the primary purpose of which is to register debt securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Pubco shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which Pubco has received written requests for inclusion therein within ten (10) Business Days after the delivery of Pubco’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable Registration Statement becoming effective (if applicable).
(b)   Piggyback Expenses.    The Registration Expenses of the holders of Registrable Securities shall be paid by Pubco in all Piggyback Registrations, whether or not any such registration became effective.
(c)   Priority on Primary Registrations.    If a Piggyback Registration is an underwritten primary registration on behalf of Pubco, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities Pubco proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Investors which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.
(d)   Priority on Secondary Registrations.    If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Pubco’s securities other than holders of Registrable Securities, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Investors which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.
(e)   Other Registrations.    If Pubco has previously filed a Registration Statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then Pubco shall not be required to file or cause to be effected

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any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form or the Resale Shelf Registration Statement or a New Registration Statement) at the request of any holder or holders of such Registrable Securities until a period of at least 90 days has elapsed from the effective date of such previous registration; provided, however, that Pubco shall at all times remain obligated to file, supplement and/or amend, as applicable, each Registration Statement required to be filed pursuant to Section 1 in accordance with Sections 1(a) and 1(b), as applicable.
(f)   Right to Terminate Registration.    Pubco shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by Pubco in accordance with Section 7.
4.   Agreements of Certain Holders.
(a)   If required by the managing underwriter(s), in connection with any underwritten Public Offering on or after the date hereof, any Investor that beneficially owns 1% or more of the outstanding Common Stock on the date of such underwritten Public Offering shall enter into lock-up agreements with the managing underwriter(s) of such underwritten Public Offering in such form as agreed to by such managing underwriter(s). In no event shall any Investor holding Registrable Securities that is not a director or executive officer of Pubco on the date of such underwritten Public Offering be required to enter into any such lock-up agreement (i) that contains less favorable terms than the terms offered to any other Investor, or (ii) unless such Investor has requested its Registrable Securities be included in such underwritten registration, after the first anniversary of the Closing Date (as defined in the Merger Agreement) if it owns less than 5% of the outstanding Common Stock on the date of such underwritten Public Offering. In addition, (i) in no event shall any Investor that is not a director or executive officer of Pubco on the date of such underwritten Public Offering be required to enter into lock-up agreements pursuant to this Section 4(a) on more than two (2) occasions (unless such Investor is including its Registrable Securities in an underwritten registration and such lock-up is requested by the managing underwriter(s) in connection therewith), (ii) any lock-up agreement into which any Investor enters into pursuant to this Section 4(a) shall be for a period of not more than sixty (60) days, (iii) the obligations of the Investors to enter into lockup agreements pursuant to this Section 4(a) shall terminate on the second anniversary of the Closing Date, (iv) no Investor shall be required to enter into a lock-up agreement pursuant to this Section 4(a) within six (6) months following the expiration of a previous lock-up agreement entered into by such Investor pursuant to this Section 4(a), (v) no Investor shall be required to be subject to a lock-up agreement pursuant to this Section 4(a) during the sixty (60) day period commencing immediately following the date that shares of Common Stock are first released from the Lock-up (as defined in the Bylaws).
(b)   The holders of Registrable Securities shall use commercially reasonable efforts to provide such information as may reasonably be requested by Pubco, or the managing underwriter, if any, in connection with the preparation of any Registration Statement in which the Registrable Securities of such holder are to be included, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3. Notwithstanding anything else in this Agreement, Pubco shall not be obligated to include such holder’s Registrable Securities to the extent Pubco has not received such information, and received any other reasonably requested selling stockholder questionnaires, on or prior to the later of (i) the tenth (10th) Business Day following the date on which such information is requested from such holder and (ii) the second (2nd) Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Agreement.
5.   Registration Procedures.    In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a takedown offering, Pubco shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Pubco shall as expeditiously as reasonably possible:

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(a)   prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a Registration Statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective (provided that at least two (2) Business Days before filing a Registration Statement or prospectus or any amendments or supplements thereto, Pubco shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel, and no such document shall be filed with the Commission to which any Investor or its counsel reasonably objects);
(b)   notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for that purpose, (B) the receipt by Pubco or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each Registration Statement filed hereunder;
(c)   prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement and the prospectus used in connection therewith current, effective and available for the resale of all of the Registrable Securities required to be covered thereby for a period ending when all of the securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such Registration Statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such Registration Statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;
(d)   furnish to each seller of Registrable Securities thereunder such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;
(e)   during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;
(f)   use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Pubco shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);
(g)   promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such Registration Statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a Registration Statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) subject to the MNPI Provisions after receipt thereof, of any request by the Commission for the amendment or supplementing of such Registration Statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of

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any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Pubco promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
(h)   cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Pubco are then listed and, if similar securities are not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;
(i)   if applicable, promptly effect a filing with FINRA pursuant to FINRA Rule 5110 (or successor thereto) with respect to the public offering contemplated by resales of securities under the Resale Shelf Registration Statement (an “Issuer Filing”), pay the filing fee required by such Issuer Filing and use its reasonable best efforts to pursue the Issuer Filing until FINRA issues a letter confirming that it does not object to the terms of the offering contemplated by the Resale Shelf Registration Statement.
(j)   provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;
(k)   enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);
(l)   make available for inspection by a representative of the Investors, other than the Deerfield Investors (such representative to be selected by the Majority TOI Investors), a representative of the Deerfield Investors, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such representative or underwriter, all financial and other records, pertinent corporate and business documents and properties of Pubco as shall be reasonably requested to enable them to exercise their due diligence responsibility, and cause Pubco’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such representative, underwriter, attorney, accountant or agent in connection with such Registration Statement; provided, however, that any such representative or underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to Pubco, prior to the release or disclosure of any such information;
(m)   take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration) or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(n)   otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;
(o)   permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of Pubco to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to Pubco in writing, which in the reasonable judgment of such holder and its counsel should be included;

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(p)   in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such Registration Statement for sale in any jurisdiction, use its reasonable best efforts promptly to obtain the withdrawal of such order;
(q)   use its reasonable best efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;
(r)   cooperate with the holders of Registrable Securities covered by the Registration Statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;
(s)   cooperate with each holder of Registrable Securities covered by the Registration Statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;
(t)   if such registration includes an underwritten public offering, use its reasonable best efforts to obtain a cold comfort letter from Pubco’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;
(u)   provide a legal opinion of Pubco’s outside counsel, dated the effective date of such Registration Statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the Registration Statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;
(v)   if Pubco files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;
(w)   if Pubco does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold;
(x)   subject to the terms of Section 2(c) and Section 2(d), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when Pubco is required to re-evaluate its WKSI status Pubco determines that it is not a WKSI, use its reasonable best efforts to refile the Registration Statement on Form S-3 and keep such Registration Statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such Registration Statement is required to be kept effective;
(y)   cooperate with each Investor that holds Registrable Securities being offered and the managing underwriter or underwriters with respect to an applicable Registration Statement, if any, to facilitate the timely (i) preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be offered pursuant to such Registration Statement, and enable such certificates to be registered in such names and in such denominations or amounts, as the case may be, or (ii) crediting of the Registrable Securities to be offered pursuant to a Registration Statement to the applicable account (or accounts) with The Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, in any such case as such Investor or the managing underwriter or underwriters, if any, may reasonably request; and

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(z)   for so long as this Agreement remains effective, (a) cause the Common Stock to be eligible for clearing through DTC, through its DWAC system; (b) be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock; (c) ensure that the transfer agent for the Common Stock is a participant in, and that the Common Stock is eligible for transfer pursuant to, DTC’s Fast Automated Securities Transfer Program (or successor thereto); and (d) use its reasonable best efforts to cause the Common Stock to not at any time be subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC, and, in the event the Common Stock becomes subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, use its reasonable best efforts to cause any such “chill,” “freeze” or similar restriction to be removed at the earliest possible time.
6.   Termination of Rights.    Notwithstanding anything contained herein to the contrary, the right of any Investor to include Registrable Securities in any Demand Registration or any Piggyback Registration shall terminate on such date that (i) such Investor (together with its affiliates) beneficially owns less than 1% of the outstanding Common Stock, (ii) has held the securities for one year and (iii) may sell all of the Registrable Securities owned by such Investor pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise and without the requirement for Pubco to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2); provided, however, that with respect to any Investor whose rights have terminated pursuant to this Section 6, if following such a termination, such Investor loses the ability to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2) due to a change in interpretive guidance by the Commission or otherwise, then such Investor’s right to include Registrable Securities in any Demand Registration or any Piggyback Registration shall be reinstated until such time as the Investor is once again able to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(i) or Rule 144(i)(2).
7.   Registration Expenses.
(a)   All expenses incident to Pubco’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Pubco and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by Pubco (all such expenses being herein called “Registration Expenses”), shall be borne by Pubco as provided in this Agreement and, for the avoidance of doubt, Pubco also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Pubco are then listed. Each Person that sells securities hereunder shall bear and pay all underwriting discounts and commissions, underwriter marketing costs, brokerage fees and transfer taxes applicable to the securities sold for such Person’s account and all reasonable fees and expenses of any legal counsel representing any such Person.
(b)   Pubco shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel chosen by the Applicable Approving Party in connection with any underwritten Demand Registration.
8.   Indemnification.
(a)   Pubco agrees to (i) indemnify, defend and hold harmless, to the fullest extent permitted by law, each Investor, each Person who controls such Investor (within the meaning of the Securities Act or the Exchange Act) each Investor’s and control Person’s respective officers, directors, members, partners, managers, agents, affiliates and employees from and against all losses, claims, actions, damages, liabilities and expenses (“Losses”) caused by any untrue or alleged untrue statement of material fact

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contained in any Registration Statement, prospectus, preliminary prospectus, free writing prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of a prospectus, in light of the circumstances under which the statements therein were made), and (ii) pay to each Investor and their respective officers, directors, members, partners, managers, agents, affiliates and employees and each Person who controls such Investor (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except in each case of (i) or (ii) insofar as the same are caused by or contained in any information furnished in writing to Pubco or any managing underwriter by or on behalf of such Investor expressly for use therein; provided, however, that the indemnity agreement contained in this Section 8 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Pubco be liable in any such case for any such claim, loss, damage, liability or action to the extent that it arises out of or is based upon an untrue or alleged untrue statement of any material fact contained in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus or any amendment thereof or supplement thereto or omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, prospectus, preliminary prospectus, free writing prospectus or any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished by or on behalf of such Investor expressly for use in connection with such Registration Statement or to the extent that such Loss results from an Investor’s initiation of a transaction pursuant to a Registration Statement during a Suspension Event noticed to such Investor by Pubco in accordance with Section 2(f)(ii) hereof. In connection with an underwritten offering, Pubco shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.
(b)   In connection with any Registration Statement in which a holder of Registrable Securities is participating, each such holder shall furnish to Pubco in writing such information relating to such holder as Pubco reasonably requests for use in connection with any such Registration Statement or prospectus and, to the extent permitted by law, shall indemnify Pubco, its officers, directors, employees, agents and representatives and each Person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission is contained in any information so furnished in writing by or on behalf of such holder or to the extent that such Loss results from an Investor’s initiation of a transaction pursuant to a Registration Statement during a Suspension Event noticed to such Investor by Pubco in accordance with Section 2(f)(ii) hereof; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such Registration Statement.
(c)   Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party in defending such claim) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the

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defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel for each applicable jurisdiction) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. Notwithstanding anything to the contrary contained herein, Pubco shall not, without the prior written consent of the Person entitled to indemnification, consent to entry of any judgment or enter into any settlement or other compromise with respect to any claim in respect of which indemnification or contribution may be or has been sought hereunder (whether or not any such indemnified Person is an actual or potential party to such action or claim) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified Persons of a full release from all liability with respect to such claim or which includes any admission as to fault or culpability or failure to act on the part of any indemnified Person.
(d)   Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by or on behalf of such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration (less the aggregate amount of any damages or other amounts such Investor has otherwise been required to pay (pursuant to Section 8(b) or otherwise) as a result of any untrue statements, alleged untrue statements, omissions or alleged omissions in connection with such registration).
(e)   The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, manager, agent, representative or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.
9.   Participation in Underwritten Registrations.    No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting

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agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Pubco or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to Pubco or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by Pubco and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto, and Pubco shall execute and deliver such other agreements as may be reasonably requested by the lead managing underwriter(s) (if applicable) in order to effect any registration required hereunder. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, Pubco and the underwriters created pursuant to this Section 9.
10.   Other Agreements.
(a)   For so long as any Investor holds Registrable Securities that may be sold pursuant to Rule 144 only if Pubco is in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), Pubco will use its commercially reasonable efforts to make and keep public information available, as those terms are understood and defined in Rule 144 and, in furtherance thereof, (i) remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; and (ii) timely (without giving effect to any extensions pursuant to Rule 12b-25 under the Exchange Act, as applicable) file all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable (provided, that the failure to file Current Reports on Form 8-K, other than the Form 8-K filed on the Form 10 Disclosure Filing Date, shall not be deemed to violate this Section 10(b) to the extent that Rule 144 remains available for the resale of Registrable Securities). Upon reasonable prior written request, Pubco shall deliver to the Investors a customary written statement as to whether it has complied with such requirements.
(b)   Notwithstanding anything in this Agreement to the contrary, and subject to (and without limiting) Section 8(s) of the Subscription Agreements, in the event that Pubco believes that a notice or communication required by this Agreement to be delivered to any Investor contains material, nonpublic information relating to Pubco, its securities, any of its affiliates or any other Person, Pubco shall so indicate to such Investor prior to delivery of such notice or communication, and such indication shall provide such Investor the means to refuse to receive such notice or communication; and in the absence of any such indication, the Investors and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute material, nonpublic information relating to Pubco, its securities, any of its affiliates or any other Person. In the event of a breach of any of the foregoing covenants by Pubco, any of its affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, agents or representatives, in addition to any other remedies otherwise available at law or in equity, each of the Investors shall have the right to make a public disclosure in the form of a press release or otherwise, of the applicable material nonpublic information without the prior approval by Pubco or any of its affiliates, officers, directors (or equivalent persons), employees, stockholders, attorneys, agents or representatives, and no Investor (nor any of its affiliates, agents or representatives) shall have any liability to Pubco, any of its affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, agents or representatives for any such disclosure.
(c)   Notwithstanding the foregoing and Section 8(s) of the Subscription Agreements, to the extent Pubco reasonably and in good faith determines that it is necessary to disclose material non-public information to an Investor in order to comply with its obligations hereunder (a “Necessary Disclosure”), Pubco shall inform counsel to such Investor (which, with respect to the Deerfield Investors, shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood and Jonathan D. Weiner)) of such determination without disclosing the applicable material non-public information, and Pubco and such counsel on behalf of the applicable Investor shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Investor or its representatives that is mutually acceptable to

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such Investor and Pubco (an “Agreed Disclosure Process”). Thereafter, Pubco shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process. In furtherance of (but without limiting) the foregoing or Section 8(s) of the Subscription Agreements, at any time on or after the effective date of the Resale Shelf Registration Statement, any Investor may deliver written notice (an “Opt-Out Notice”) to Pubco requesting that such Investor thereafter not receive notices from Pubco otherwise required by Section 10 of this Agreement, other than Suspension Notices to the extent applicable to such Investor; provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from any Investor (unless such Opt-Out Notice is subsequently revoked), Pubco shall not deliver any such notices to such Investor, and such Investor shall no longer be entitled to the rights associated with any such notice or conditioned upon the receipt of or response to any such notice.
(d)   The stock certificates evidencing the Registrable Securities (and/or book entries representing the Registrable Securities) held by each Investor shall not contain or be subject to any legend restricting the transfer thereof (and the Registrable Securities shall not be subject to any stop transfer or similar instructions or notations) and no Investor shall be required to delivery any documentation affixed with a medallion guarantee in connection therewith: (A) while a Registration Statement covering the sale or resale of such securities is effective under the Securities Act, or (B) if such Investor provides customary paperwork to the effect that it has sold such shares pursuant to Rule 144, or (C) if such Registrable Securities are eligible for sale under Rule 144(b)(1) as set forth in customary non-affiliate paperwork provided by such Investor, or (D) if at any time on or after the date that is one year after the Form 10 Disclosure Filing Date such Investor certifies that it is not an affiliate of Pubco and that such Investor’s holding period for purposes of Rule 144 in respect of such Registrable Securities is at least six (6) months, or (E) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission) as determined in good faith by counsel to Pubco or set forth in a legal opinion delivered by nationally recognized counsel to the Initiating Holder (collectively, the “Unrestricted Conditions”). Pubco agrees that following the Registration Date or at such time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required it will, no later than two (2) Business Days following the delivery by an Investor to Pubco or Pubco’s transfer agent of a certificate representing any Registrable Securities, issued with a restrictive legend, (or, in the case of Registrable Securities represented by book entries, delivery by an Investor to Pubco or Pubco’s transfer agent of a legend removal request) deliver or cause to be delivered to such Investor a certificate or, at the request of such Investor, deliver or cause to be delivered such Registrable Securities to such Investor by crediting the account of such Investor’s prime broker with DTC through its Deposit/Withdrawal at Custodian (DWAC) system, in each case, free from all restrictive and other legends and stop transfer or similar instructions or notations and without the requirement for any Investor to deliver any documentation affixed with a medallion guarantee. For purposes hereof, “Registration Date” shall mean the date that the Resale Shelf Registration Statement covering the Registration Statement has been declared effective by the Commission. If any of the Unrestricted Conditions is met at the time of issuance of any Registrable Securities (e.g., upon exercise of warrants), then such securities shall be issued free of all legends. Each Investor shall have the right to pursue any remedies available to it hereunder, or otherwise at law or in equity, including a decree of specific performance and/or injunctive relief, with respect to Pubco’s failure to timely deliver shares of Common Stock without legend as required pursuant to the terms hereof.
11.   Definitions.
(a)   ”Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering or, in the case of a Short-Form Registration effected pursuant to Section 2(c), the holders of a majority of the type of Registrable Securities that initiated such Short-Form Registration.
(b)   ”Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or block sale to a financial institution.
(c)   ”Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which Pubco’s chief executive office is located or in New York, NY.

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(d) ”Commission” means the U.S. Securities and Exchange Commission.
(e)   ”Common Stock” means the Class A Common Stock of Pubco, par value $0.0001 per share.
(f)   ”Deerfield Investors” means the Sponsor, Deerfield Partners, L.P., Deerfield Private Design Fund IV, L.P., Steven Hochberg and any Related Deerfield Fund that becomes a party to this Agreement following the date hereof by execution of a joinder hereto or other written agreement between such Related Deerfield Fund and Pubco, and any of their respective affiliates and their direct and indirect transferees, if any, who become a party to this Agreement pursuant to Section 12(f) of this Agreement.
(g)   ”Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
(h)   ”FINRA” means the Financial Industry Regulatory Authority or any successor thereto.
(i)   ”Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.
(j)   ”Form 10 Disclosure Filing Date” means the date on which Pubco shall file with the Commission a Current Report on Form 8-K that includes current “Form 10 information” (within the meaning of Rule 144) reflecting Pubco’s status as an entity that is no longer an issuer described in paragraph (i)(1)(i) of Rule 144, which in no event shall occur later than four business days following the consummation of the Mergers
(k)   ”Majority Deerfield Investors” means, as of any date of determination, the holders of a majority of the Registrable Securities held by the Deerfield Investors as of such date; provided, that if any of the shares of Common Stock held by any of the Deerfield Investors are converted into, or exchanged for, any other securities of Pubco (“Replacement Securities”) or are convertible into, or exercisable or exchangeable for, Common Stock, then for purposes of this definition, each holder of such Replacement Securities shall be deemed to hold such Common Stock, and such Common Stock shall be deemed “Registrable Securities.”
(l)   ”Majority TOI Investors” means, as of any date of determination, the holders of a majority of the Registrable Securities held by the TOI Investors and their successors and assigns.
(m)   ”New Registration Statement Filing Deadline” means, with respect to any New Registration Statements that may be required pursuant to Section 1(b), (i) the tenth (10th) day following the first date on which such Registrable Securities may then be included in a Registration Statement if such Registration Statement is required to be filed because the Commission shall have informed Pubco that certain Registrable Securities were not eligible for inclusion in a previously filed Registration Statement, or (B) if such New Registration Statement is required for a reason other than as described in clause (i) of this definition, the fifteenth (15th) day following the date on which Pubco first knows that such New Registration Statement is required.
(n)   ”Permitted Transferees” means any Person to whom an Investor transfers Registrable Securities; provided, however, that, with respect to any transfer of Registrable Securities that constitute Lock-up Shares (as defined in the Bylaws), during the applicable Lock-up Period (as defined in the Bylaws), the transferee thereof shall only constitute a Permitted Transferee if such transferee is a Person to whom such Registrable Securities are permitted to be transferred by the transferring Investor during the applicable Lock-up Period (as defined in per Bylaws) under the Bylaws.
(o)   ”Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other legal entity or business organization and a governmental entity or any department, agency or political subdivision thereof.
(p)   ”Prospectus” means (i) the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus and (ii) any free writing prospectus

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(within the meaning of Rule 405 under the Securities Act) relating to any offering of Registrable Securities pursuant to a Registration Statement.
(q)   ”Public Offering” means any sale or distribution by Pubco and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.
(r)   ”Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.
(s)   ”Registrable Securities” means (i) any Founder Shares held by the Investors, (ii) any shares of Common Stock issued to an Investor, or issuable upon exercise of warrants issued to an Investor, in Pubco’s initial public offering, (iii) any Private Placement Warrants (or underlying securities) held by the Investors, (iv) any PIPE Shares held or later acquired by any Investor, (v) any shares of Common Stock issued to an Investor pursuant to the terms of the Merger Agreement, (vi) any other shares of Common Stock or warrants to purchase shares of Common Stock held or later acquired by an Investor, including any shares of Common Stock issued or issuable upon conversion of any Series A Common Equivalent Preferred Stock, (vii) any shares of Common Stock issued or issuable upon the exercise, conversion or exchange of, or pursuant to anti-dilution provisions applicable to, securities hereafter issued in exchange or substitution for, or otherwise with respect to, securities referred to in clauses (i) through (v) by way of reclassification, exchange or otherwise, and (viii) any Common Stock issued or issuable with respect to the securities referred to in the preceding clauses (i) through (vii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 following the consummation of the Mergers or repurchased by Pubco or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person holds such Registrable Securities of record or in “street name” or has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right and, in the case of Registrable Securities issuable upon exercise of warrants, assuming the exercise thereof for cash), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock be registered pursuant to this Agreement.
(t)   ”Registration Statement” means any registration statement filed by Pubco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.
(a)   ”Related Deerfield Fund” means any investment fund or managed account that is managed on a discretionary basis by the same investment manager as Deerfield Partners, L.P. or Deerfield Private Design Fund IV, L.P.
(u)   ”Rule 144”, “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.
(v)   ”Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.
(w)   ”Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or

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any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.
(x)   ”TOI Investors” means M33 Growth I, L.P., TOI HC I, LLC, Oncology Care Partners, LLC, Agajanian Holdings, Inc., Agajanian Family Trust and their direct and indirect transferees, if any, who become a party to this Agreement pursuant to Section 12(f) of this Agreement.
(y)   ”WKSI” means a “well-known seasoned issuer” as defined under Rule 405.
12.   Miscellaneous.
(a)   No Inconsistent Agreements.    Pubco shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Investors in this Agreement.
(b)   Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, and amends and restates the Prior Agreement its entirety.
(c)   Remedies.    Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.
(d)   Amendments and Waivers.    Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of Pubco and the holders of a majority of the Registrable Securities then outstanding; provided, that (i) such majority shall include the Majority Deerfield Investors for so long as the Deerfield Investors hold at least 5% of the outstanding Common Stock on the date of such amendment or waiver (assuming the exercise of all warrants, and the conversion of all preferred stock and other convertible securities, held by the Deerfield Investors without giving effect to any restrictions or limitations on exercise or conversion thereof), provided that for so long as the Deerfield Investors hold any Registrable Securities, such majority shall include the Majority Deerfield Investors in all cases to amend or waive any provision of Section 1, Section 2(f), Section 4(a), Section 10 and this Section 12(d) hereof and any related definitions (including the definition of “Deerfield Investors” and “Majority Deerfield Investors”) and (ii) such majority shall include the Majority TOI Investors for so long as the TOI Investors hold at least 5% of the outstanding Common Stock on the date of such amendment or waiver, provided, further, that no amendment may materially and disproportionately adversely affect the rights of any holder of Registrable Securities compared to other holders of Registrable Securities without the consent of such adversely affected holder. Any amendment or waiver effected in accordance with this Section 12(d) shall be binding upon each Investor and Pubco. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.
(e)   Successors and Assigns.    All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities and any subsequent holder of securities that are convertible into, or exercisable or exchangeable for, Registrable Securities. Pubco shall not assign its obligations hereunder without the prior written consent of the holders of a majority of the Registrable Securities then

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outstanding; provided, that such majority shall include the Majority Deerfield Investors for so long as the Majority Deerfield Investors hold at least 5% of the outstanding Common Stock on the date such consent is sought.
(f)   Transfer of Rights.    An Investor may transfer or assign, in whole or from time to time in part, to one or more Permitted Transferees, its rights and obligations under this Agreement and such rights will be transferred to such transferee effective upon receipt by Pubco of (A) written notice from such Investor stating the name and address of the transferee and identifying the number of Registrable Securities with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (B) except in the case of a transfer to an existing Investor, a written agreement from such transferee to be bound by the terms of this Agreement. A transferee of Registrable Securities who satisfies the conditions set forth in this Section 12(f) shall henceforth be an “Investor” for purposes of this Agreement and in the case of a transfer from a TOI Investor or Deerfield Investor, a transferee shall be considered a TOI Investor or Deerfield Investor as shall be applicable. In the event a holder transfers Registrable Securities included on a Registration Statement and such Registrable Securities remain Registrable Securities following such transfer, at the request of such holder, Pubco shall use its reasonable best efforts to amend or supplement the Resale Shelf Registration Statement as may be necessary in order to enable such transferee to offer and sell such Registrable Securities pursuant to such Resale Shelf Registration Statement; provided that in no event shall Pubco be required to file a post-effective amendment to the Resale Shelf Registration Statement unless Pubco receives a written request from the subsequent transferee, requesting that its shares of Common Stock be included in the Resale Shelf Registration Statement, with all information reasonably requested by Pubco.
(g)   Severability.    Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.
(h)   Counterparts.    This Agreement may be executed simultaneously in counterparts (including by means of facsimile, electronic mail, portable data format (PDF) or other electronic signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement.
(i)   Descriptive Headings; Interpretation.    The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. Unless the context otherwise required: (i) the use of the word “including” herein shall mean “including without limitation,” (ii) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Agreement, and (iii) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter.
(j)   Governing Law; Jurisdiction.    All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

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(k)   Notices.    All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by or email or by registered or certified mail (postage prepaid, return receipt requested) to each Investor at the address indicated on the Schedule of Investors attached hereto and to Pubco at the address indicated below (or at such other address as shall be specified in a notice given in accordance with this Section 12(k)):
The Oncology Institute of Hope and Innovation
18000 Studebraker Rd. Suite 800
Cerritos, CA 90703
E-mail: bradhively@theoncologyinstitute.com
Attention: Brad Hively
with a copy to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071-1560
Email:
steven.stokdyk@lw.com
brian.duff@lw.com

Attention:
Steven Stokdyk
Brian Duff

(l)   Mutual Waiver of Jury Trial.    As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.
(m)   No Strict Construction.    The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
* * * * *

A-C-22

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Registration Rights Agreement as of the date first written above.
DFP HEALTHCARE ACQUISITIONS CORP.
By:

Name:
Title:
INVESTORS:
DFP SPONSOR LLC
By:

Name:
Title:
[•]
By:

Name:
Title:
[•]
By:

Name:
Title:

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SCHEDULE OF INVESTORS
Investor	Address
DFP Sponsor LLC
DFP Sponsor LLC
345 Park Avenue South
New York, NY 10010
Attn: Chris Wolfe
E-mail: chris.wolfe@dfphealthcare.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 6th Avenue
New York, NY 10020
Attn:
Joel Rubinstein
Bryan J. Luchs

E-mail:
joel.rubinstein@whitecase.com
bryan.luchs@whitecase.com

and
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attn: Mark D. Wood
Email: mark.wood@katten.com

Deerfield Private Design Fund IV, L.P.
Deerfield Private Design Fund IV, L.P.
345 Park Avenue South
New York, NY 10010
Attn: David J. Clark
E-mail: dclark@deerfield.com
with a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attn: Mark D. Wood
Email: mark.wood@katten.com

Deerfield Partners, L.P.
Deerfield Partners, L.P.
345 Park Avenue South
New York, NY 10010
Attn: David J. Clark
E-mail: dclark@deerfield.com
with a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attn: Mark D. Wood
Email: mark.wood@katten.com

M33 Growth I L.P.	M33 Growth I L.P. 888 Boylston Street, Suite 500 Boston, MA 02199 Attn: Gabriel Ling Email: gling@m33growth.com

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Investor	Address
TOI HC I, LLC
TOI HC I, LLC
c/o Havencrest Healthcare Partners, L.P.
5221 N. O’Connor Blvd, East Tower
Suite 100
Irving, TX 75039
Attn:
Matt D. Shofner
B.J. Lossenberg

Email:
mshofner@havencrest.com
bloessberg@havencrest.com

Oncology Care Partners, LLC	Ravi Sarin Email: sarin@rocapartners.com
Jimmy Holdings, Inc.
Richy Agajanian
18000 Studebaker Rd., Suite 800
Cerritos, CA 90703
Email: AgajanianMD@theoncologyinstitute.com
With a copy (which shall not be deemed to constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Attn: Jordan Hamburger
Email: jhamburger@sheppardmullin.com

NIM Family Trust
Hilda Agajanian
18000 Studebaker Rd., Suite 800
Cerritos, CA 90703
Email: HAgajanian@theoncologyinstitute.com
With a copy (which shall not be deemed to constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
1901 Avenue of the Stars, Suite 1600
Attn: Jordan Hamburger
Email: jhamburger@sheppardmullin.com

A-C-25

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT JOINDER
The undersigned is executing and delivering this Joinder pursuant to the Amended and Restated Registration Rights Agreement dated as of                   (as the same may hereafter be amended, the “Registration Rights Agreement”), among DFP Healthcare Acquisitions Corp., a Delaware corporation (“Pubco”), and the other persons named as parties therein.
By executing and delivering this Joinder to Pubco, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement.
Accordingly, the undersigned has executed and delivered this Joinder as of the        day of            , 20      .
INVESTOR:
[•]
By:

Its:
Address for Notices: [•]
[•]
[•]
[•]
Agreed and Accepted as of

DFP HEALTHCARE ACQUISITIONS CORP.
By:

Its:

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Exhibit D
Execution Version
STOCKHOLDER SUPPORT AGREEMENT
This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of June 28, 2021, is entered into by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Acquiror”), TOI Parent, Inc., a Delaware corporation (the “Company”), DFP Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Mr. Steven Hochberg (“Mr. Hochberg”), Mr. Christopher Wolfe (“Mr. Wolfe”), Mr. Richard Barasch (“Mr. Barasch”), Dr. Jennifer Carter (“Dr. Carter”), Dr. Mohit Kaushal (“Dr. Kaushal”) and Dr. Gregory Sorensen (“Dr. Sorensen” and, together with Mr. Hochberg, Mr. Wolfe, Mr. Barasch, Dr. Carter and Dr. Kaushal, the “D&O Stockholders”). The Sponsor and the D&O Stockholders are sometimes collectively referred to herein as the “Subject Stockholders,” and each a “Subject Stockholder.”
RECITALS
WHEREAS, concurrently herewith, Acquiror, Orion Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Acquiror (“First Merger Sub”), Orion Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Acquiror (“Second Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement,” and any transactions contemplated by the Merger Agreement, including the Mergers, the “Transactions”), pursuant to which (and subject to the terms and conditions set forth therein) (i) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving entity of the Second Merger;
WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement;
WHEREAS, prior to the consummation of the initial public offering of the Acquiror, the Sponsor received 4,312,500 shares of Acquiror Class B Common Stock in exchange for a capital contribution of $25,000, or $0.006 per share of Acquiror Class B Common Stock;
WHEREAS, simultaneously with the consummation of the public offering of the Acquiror, the Acquiror consummated the private sale of 3,733,334 Acquiror Warrants to the Sponsor at a price of $1.50 per Acquiror Warrant;
WHEREAS, in January 2020, the Sponsor transferred 100,000 shares of Acquiror Class B Common Stock to each of Mr. Hochberg, Mr. Wolfe and Mr. Barasch, the Acquiror’s executive officers, and 30,000 shares of Acquiror Class B Common Stock to each of Dr. Carter, Dr. Kaushal and Dr. Sorensen, the Acquiror’s independent directors, for the same per-share price initially paid by the Sponsor, resulting in the Sponsor holding 3,922,500 shares of Acquiror Class B Common Stock;
WHEREAS, on February 19, 2020, the Acquiror effected a 1:1 1/3 stock split of Acquiror Class B Common Stock resulting in the total issued and outstanding shares of Acquiror Class B Common Stock increasing from 4,312,500 shares of Acquiror Class B Common Stock to 5,750,000 shares of Acquiror Class B Common Stock;
WHEREAS, the Sponsor is currently the record owner of 5,360,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and 3,733,334 Acquiror Warrants (the Sponsor Shares and the Acquiror Warrants owned by the Sponsor, together with any additional shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock (or any securities convertible into or exercisable or exchangeable for Acquiror Class A Common Stock or Acquiror Class B Common Stock) in which the Sponsor acquires

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record or “beneficial ownership” (as such term is used herein, within the meaning of Rule13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Sponsor Covered Shares”);
WHEREAS, the D&O Stockholders collectively hold and are the record owners of 390,000 shares of Acquiror Class B Common Stock (the “D&O Shares” and, together with the Sponsor Shares, the “Subject Shares”) (the D&O Shares owned by the D&O Stockholders, together with any additional shares of Acquiror Class A Common Stock or Acquiror Class B Common Stock (or any securities convertible into or exercisable or exchangeable for Acquiror Class A Common Stock or Acquiror Class B Common Stock) in which the D&O Stockholders acquire record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities (the “D&O Stockholder Covered Shares” and, together with the Sponsor Covered Shares, the “Covered Shares”)); and
WHEREAS as a condition and inducement to the willingness of Acquiror and the Company to enter into the Merger Agreement, Acquiror, the Company, the Sponsor and the D&O Stockholders are entering into this Agreement, pursuant to which, among other things, the Subject Stockholders will, as applicable, (i) agree to vote or consent all of such Covered Shares (A) in favor of the Merger Agreement and the Transactions, (B) against any Business Combination Proposal other than a Business Combination Proposal with the Company and (C) against any action that is intended, or would reasonably be expected to, impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions, (ii) agree not to redeem Sponsor Shares or D&O Shares in connection with the Merger Agreement and (iii) place into escrow certain Sponsor Shares and Acquiror Warrants held by Sponsor, the release of which shall be contingent upon certain events and conditions set forth therein.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Sponsor, the D&O Stockholders, the Acquiror and the Company agree as follows:
1.   Voting Obligations.   During the Interim Period, each Subject Stockholder, solely in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the Special Meeting or at any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called, and including any adjournment or postponement thereof), in connection with any written consent of shareholders of Acquiror and in connection with any similar vote or consent of the holders of Acquiror Warrants, in their capacities as such, such Subject Stockholder shall:
(a)   when any such meeting is held, appear at such meeting or otherwise cause such Subject Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;
(b)   vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Subject Stockholder’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide such consent) in favor of the Merger Agreement and the Transactions and any other matters necessary or reasonably requested by the Company for consummation of the Transactions; and
2.   (c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at any such meeting (or cause any such consent to be duly and promptly executed and delivered with respect to), all of such Subject Stockholder’s Covered Shares against any Business Combination Proposal and any other action that is intended, or would reasonably be expected, to (i) impede, interfere with or delay or postpone the consummation of, or otherwise materially adversely affect, any of the Transactions or (ii) result

A-D-2

in a material breach of any representation, warranty, covenant or other obligation or agreement of such Subject Stockholder under this Agreement.
The obligations of the Subject Stockholder pursuant to this Section 1 shall apply whether or not the board of directors or other governing body of Acquiror, or any committee, subcommittee or subgroup thereof, recommends the Merger Agreement or the Transactions or any other matters necessary or advisable for consummation of the Transactions, and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation.
3.   Irrevocable Proxy.
a.
Without limiting any other rights or remedies of the Company, each Subject Stockholder hereby irrevocably appoints the Company or any individual designated by the Company as the Subject Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Subject Stockholder, to attend on behalf of the Subject Stockholder any meeting of the holders of Acquiror Stock or other Covered Shares with respect to the matters described in Section 1, to include the Covered Shares in any computation for purposes of establishing a quorum at any such meeting of the holders of Acquiror Stock or other Covered Shares, to vote (or cause to be voted) the Covered Shares or consent (or withhold consent) with respect to any of the matters described in Section 1 in connection with any meeting of the holders of Acquiror Stock or other Covered Shares or any action by written consent by the holders of Acquiror Stock or other Covered Shares, in each case, in the event that the Subject Stockholder fails to timely perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1.

b.
The proxy granted by each Subject Stockholder pursuant to Section 2(a) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for the Company entering into the Merger Agreement and agreeing to consummate the Transactions. The proxy granted by each Subject Stockholder pursuant to Section 2(a) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by each Subject Stockholder and shall revoke any and all prior proxies granted by each Subject Stockholder with respect to the Covered Shares. The vote or consent of the proxyholder in accordance with Section 2(a) and with respect to the matters in Section 1 shall control in the event of any conflict between such vote or consent by the proxyholder of the Covered Shares and a vote or consent by each Subject Stockholder of the Covered Shares (or any other Person with the power to vote the Covered Shares) with respect to the matters in Section 1. The proxyholder may not exercise the proxy granted pursuant to Section 2(a) on any matter except those provided in Section 1. For the avoidance of doubt, each Subject Stockholder may vote the Covered Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

4.   No Inconsistent Agreements.   Each Subject Stockholder hereby covenants and agrees that it shall not, at any time prior to the termination of this Agreement, (a) enter into any voting agreement or voting trust with respect to any of such Subject Stockholder’s Covered Shares that is inconsistent with such Subject Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Subject Stockholder’s Covered Shares that is inconsistent with the Subject Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.
5.   Exclusivity.   During the Interim Period, no Subject Stockholder shall take, nor shall it permit any of its controlled Affiliates or any of its or their Representatives to take, whether directly or indirectly, any action to (a) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than Acquiror, the Company or any of their respective equityholders or any Affiliates or Representatives of any of the foregoing), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to

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any Business Combination (a “Business Combination Proposal”) or (b) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (a) and (b), other than a Business Combination Proposal with Acquiror, the Company, each of their equityholders and their respective Affiliates and Representatives. Each Subject Stockholder shall, and shall cause its controlled Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with Acquiror, the Company, any of their respective equityholders or any Affiliates or Representatives of any of the foregoing.
6.   Representations and Warranties of the Subject Stockholders.   Each Subject Stockholder hereby represents and warrants to Acquiror and the Company, severally and not jointly, as follows:
(a)   The Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants listed on Schedule A hereto are the only equity securities in Acquiror or any of its Subsidiaries owned of record or Beneficially Owned by such Person as of the date hereof and such Person has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of), such Acquiror Class A Common Stock, Acquiror Class B Common Stock and Acquiror Warrants.
(b)   Such Subject Stockholder is either (i) a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or (ii) a natural person. Such Subject Stockholder has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Subject Stockholder and constitutes a valid and binding agreement of such Subject Stockholder enforceable against such Subject Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(c)   Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Subject Stockholder from, or to be given by such Subject Stockholder to, or be made by such Subject Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Subject Stockholder of this Agreement or the Transactions.
(d)   The execution, delivery and performance of this Agreement by such Subject Stockholder does not, and the consummation of the transactions contemplated hereby or the Mergers and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of, if applicable, such Subject Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Subject Stockholder pursuant to any Contract binding upon such Subject Stockholder or under any applicable Law to which such Subject Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Subject Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Subject Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
7.   Certain Covenants of the Subject Stockholders.   Each Subject Stockholder hereby covenants and agrees as follows:
(a)   Waiver.   Such Subject Stockholder agrees not to redeem any Covered Shares or shares of Acquiror Class A Common Stock received upon the conversion of such Subject Shares in connection

A-D-4

with the Mergers and not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Acquiror, the Company, any affiliate or designee of such Subject Stockholder acting in his or her capacity as director or any of their respective successors and assigns challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or claiming any breach of fiduciary duty in connection herewith or therewith.
(b)   Sponsor Earn-Out Securities.   The Sponsor agrees that, as of immediately following the Closing, 575,000 Sponsor Shares (the “Sponsor Earn-Out Shares”) and 373,333 Acquiror Warrants (“Sponsor Earn-Out Warrants” and, together with the Sponsor Earn-Out Shares, the “Sponsor Earn-Out Securities”) beneficially owned by the Sponsor as of immediately prior to the Closing shall be subject to the escrow, vesting and forfeiture provisions set forth in this Section 7(b). The Sponsor and Acquiror agree that the Escrow Agent shall be directed to hold the Sponsor Earn-Out Securities in escrow in accordance with the terms of the Escrow Agreement until the applicable portion of such Sponsor Earn-Out Securities have vested in accordance with Section 7(b)(ii), in which case such Sponsor Earn-Out Securities shall be immediately released to the Sponsor. In the case of any Sponsor Earn-Out Securities that do not vest and are subject to forfeiture pursuant to Section 7(b)(iii), the Escrow Agent shall release such forfeited Sponsor Earn-Out Securities to Acquiror for cancellation.
(i)   Stock Escrow Agreement.   Each of the Sponsor and Acquiror agrees to take all actions necessary to cause, at the Closing, the execution of a Escrow Agreement, by and among Acquiror, the Sponsor, Continental Stock Transfer & Trust Company (the “Escrow Agent”) in the form attached as Exhibit A hereto (the “Escrow Agreement”). The Escrow Agreement shall become effective as of the Closing (and not before). The Escrow Agreement shall become effective only in connection with the consummation of the transactions contemplated by the Merger Agreement, and this Section 7(b) (and Exhibit A) shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.
(ii)   Vesting of Sponsor Earn-Out Securities.
(A)
If, at any time during the Two-Year Earnout Period, the VWAP of Acquiror Class A Common Stock is equal to or greater than $12.50 for any 20 Trading Days within any consecutive 30 Trading Day period (the “First Earnout Trigger”), then 287,500 Sponsor Earn-Out Shares and 186,667 Sponsor Earn-Out Warrants shall vest and be released to the Sponsor (the “First Milestone Earnout”).

(B)
If, at any time during the Three-Year Earnout Period, the VWAP of Acquiror Class A Common Stock is equal to or greater than $15.00 for any 20 Trading Days within any consecutive 30 Trading Day period (the “Second Earnout Trigger” and, together with the First Earnout Trigger, the “Earnout Triggers”), then 287,500 Sponsor Earn-Out Shares and 186,666 Sponsor Earn-Out Warrants shall vest and be released to the Sponsor (the “Second Milestone Earnout” and, together with the First Milestone Earnout, the “Earnout Consideration”). For the avoidance of doubt, the Earnout Consideration in respect of each Earnout Trigger shall be vested and released only once and the Earnout Consideration shall in no event exceed the total amount of Sponsor Earn-Out Securities, in the aggregate.

(C)
If, (i) prior to the end of the Three-Year Earnout Period, one or both of the Earnout Triggers has not been achieved, (ii) Acquiror enters into a definitive agreement that would result in a Change of Control Transaction, and (iii) the Change of Control Offer Price is equal to or greater than one or both of the Earnout Triggers that have not been satisfied during the applicable Earnout Period, then at the closing of such Change of Control Transaction, (x) the applicable Earnout Trigger that has not been achieved shall be deemed to have been satisfied and (y) all, or the applicable portion, of the Earnout Consideration shall vest and be released to the Sponsor as if such Change of Control Offer Price constituted the applicable Earnout Trigger pursuant to this Section 7(b)(ii).

(D)
The per share stock prices referenced in Section 7(b)(ii)(A) – (B) above will be

A-D-5

equitably adjusted on account of any changes in the Equity Securities of Acquiror by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means.
(iii)   Forfeiture of Unvested Sponsor Earn-Out Securities.   Any Sponsor Earn-Out Securities that remain unvested pursuant to Section 7(b)(ii)(A) – (C) as of the expiration of the Three-Year Earnout Period (and the related portion of the dividends and earnings thereon) shall be forfeited and Acquiror shall direct the Escrow Agent to transfer such forfeited Sponsor Earn-Out Securities to Acquiror for cancellation, without any consideration for such transfer.
(c)   Forfeiture.   Each Subject Stockholder agrees that if any Acquiror Class A Common Stock issued and outstanding as of the date hereof is redeemed by the Acquiror Stockholders in accordance with the terms of the Merger Agreement and Acquiror’s Organizational Documents, then, immediately prior to the Closing, (i) the Subject Stockholders will forfeit up to 1,150,000 Subject Shares (the “Forfeiture Subject Shares”), collectively, as further described below and (ii) the Sponsor will forfeit up to 746,667 Acquiror Warrants (the “Forfeiture Subject Warrants”) in accordance with the provisions of this Section 7(c). The number of Forfeiture Subject Shares and Forfeiture Subject Warrants actually forfeited by the Subject Stockholders, if any (the “Forfeited Securities”) shall be determined by multiplying the Forfeiture Subject Shares and the Forfeiture Subject Warrants, by a fraction, the numerator of which is (i) the total number of shares of Acquiror Class A Common Stock redeemed by the Acquiror Stockholders in accordance with the terms of the Merger Agreement, and the denominator of which is (ii) the total number of shares of Acquiror Class A Common Stock issued and outstanding and available for redemption under the terms of the Merger Agreement and Acquiror’s Organizational Documents. To the extent any Forfeiture Subject Shares are to be forfeited in accordance with the terms of this Section 7(c), then each Subject Stockholder will forfeit a number of Subject Shares in proportion to their Pro Rata Portion. For purposes of this Agreement, “Pro Rata Portion” shall mean, with respect to a Subject Stockholder, the number of Subject Shares held by such Subject Stockholder divided by the total number of Subject Shares. To the extent any Forfeited Securities are to be forfeited in accordance with the terms of this Section 7(c), then immediately prior to the Closing, each Subject Stockholders will (and, subject only to the occurrence of the Closing does), irrevocably surrender, forfeit and transfer to Acquiror, for no consideration and without any further right thereto, and consents to the termination and cancellation its Pro Rata Portion of the Forfeited Securities (and any other Equity Securities into which the Forfeited Securities may have been converted or for which such Forfeited Securities may have been exercised of exchanged).
(d)   With respect to the Sponsor, all references to Acquiror Class A Common Stock and numbers of shares of Acquiror Class A Common Stock in this Section 7 shall be subject to appropriate adjustment, to be agreed between the Sponsor and Acquiror, to give effect to the Pre-Closing Exchange and maintain the intent hereof.
(e)   Acquiror Copy.   Each Subject Stockholder hereby authorizes Acquiror to maintain a copy of this Agreement at either the executive office or the registered office of Acquiror.
8.   Transfer Restrictions.
(a)   Interim Period.   During the Interim Period, except as expressly contemplated herein (including in accordance with Paragraph 5 of this Agreement), by the Agreement or by any other Transaction Agreement, each Subject Stockholder shall not, and shall cause any other holder of record of any of such Subject Stockholder’s Covered Shares not to, Transfer (as defined in the Bylaws, as defined below) any such Subject Stockholder’s Covered Shares; provided, that, (i) the Sponsor may Transfer Covered Shares to any of its direct or indirect partners, members or equity, any of its Affiliates or any related investment funds or vehicles controlled or managed by such persons or entities or their respective Affiliates and (ii) in the case of a Subject Stockholder that is an individual or trust, such Subject Stockholder may |Transfer or agree to Transfer Covered Shares, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an Affiliate of such person or entity, or to a charitable organization, including a

A-D-6

donor advised trust; provided further, that, in the case of clause (i) and (ii), such transferee shall sign a joinder to this Agreement and agree to be bound by the terms hereof as if an original Subject Stockholder party hereto.
(b)   Lock-up Period.   Each Subject Stockholders acknowledges and agrees that it shall be bound by and subject to the terms of Section 7.12 of the Amended and Restated Bylaws of Acquiror in respect of its Subject Shares, the form of which is attached as Exhibit B to the Merger Agreement (the “Bylaws”) and which will be adopted and effective as of the Closing. In no event shall Acquiror or the board of directors of Acquiror waive, amend, repeal or modify, or release any Lock-Up Holder (as defined in the Bylaws) from, any of the lock-up restrictions set forth in Section 7.12 of the Bylaws without the express written consent of the Sponsor.
9.   Letter Agreement.   Acquiror and the each Subject Stockholder hereby agree that, effective upon the Closing, Section 7(a) of that certain Letter Agreement, dated as of March 10, 2020, by and among Acquiror, the Sponsor and the other insiders party thereto (the “Letter Agreement”), shall terminate. As a result, effective as of the Closing, the Founder Shares Lock-up Period (as defined in the Letter Agreement) shall be of no further force and effect with respect to the Sponsor and each Insider (as defined in the Letter Agreement). Acquiror shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested by the Sponsor to effect the actions and consummate the transactions contemplated by this Section 9.
10.   Further Assurances.   From time to time, at Acquiror’s or the Company’s request and without further consideration, each Subject Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.
11.   Acknowledgment.   It is acknowledged and agreed by the parties hereto that the agreement of the Subject Stockholders to the covenants and agreements set forth herein is conditioned upon and subject to the representations and warranties and covenants and agreements of Acquiror and the Company set forth herein being accurate and complete, and complied with, in all respects.
12.   Disclosure.   Each Subject Stockholder hereby authorizes Acquiror and the Company to publish and disclose in any announcement or disclosure required by the SEC the stockholder’s identity and ownership of the Covered Shares and the nature of the stockholder’s obligations under this Agreement; provided, that (i) prior to any such publication or disclosure, Acquiror and the Company have provided each Subject Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments Acquiror and the Company will consider in good faith and (ii) once approved, Acquiror and the Company may publish such information in substantially the same form in subsequent announcements and disclosures required by the SEC without such Subject Stockholders’ prior review.
13.   Changes in Capital Stock.   In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, equitable adjustment shall be made to the provisions of this Agreement (including with respect to the nature and number of equity interests covered by the terms “Covered Shares,” “Sponsor Covered Shares,” “D&O Stockholder Covered Shares,” “Subject Shares,” “Sponsor Shares,” “D&O Shares” and “Acquiror Warrants”) as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.
14.   Amendment and Modification.   This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Sponsor, the D&O Stockholders, Acquiror and the Company.
15.    Waiver.   No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

A-D-7

16.   Notices.   All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service or (ii) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), with no mail undeliverable or other rejection notice, addressed as follows:
if to the Sponsor, to:
DFP Sponsor LLC
345 Park Avenue South
New York, NY 10010
Attn: Chris Wolfe
E-mail: chris.wolfe@dfphealthcare.com
with a copy (which shall not constitute notice) to:
Katten Muchin Rosenman LLP
525 West Monroe Street
Chicago, IL 60661
Attn:
Mark D. Wood
Brian Hecht

Email:
mark.wood@katten.com
brian.hecht@katten.com

if to Acquiror, to:
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, NY 10010
Attn: Chris Wolfe
E-mail: chris.wolfe@dfphealthcare.com
with a copy (which shall not constitute notice) to:
White & Case LLP
1221 6th Avenue
New York, NY 10020
Attn:
Joel Rubinstein
Bryan J. Luchs

E-mail:
joel.rubinstein@whitecase.com
bryan.luchs@whitecase.com

If to the Company, to:
The Oncology Institute of Hope and Innovation
18000 Studebraker Rd. Suite 800
Cerritos, CA 90703
Attention: Brad Hively
E-mail: bradhively@theoncologyinstitute.com
with copies (which shall not constitute notice) to:
Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, CA 90071
Attention:
Steven Stokdyk
Brian Duff

E- mail:
Steven.Stokdyk@lw.com
Brian.Duff@lw.com

A-D-8

If to any other Subject Stockholder, to its address on record with Acquiror.
17.   No Ownership Interest.   Until the Closing, nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Subject Stockholders. Until the Closing, all rights, ownership and economic benefits of and relating to the Covered Shares of the Subject Stockholders shall remain vested in and belong to the Subject Stockholders.
18.   Entire Agreement.   This Agreement constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.
19.   No Third-Party Beneficiaries.   The parties hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the parties hereto in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.
20.   Governing Law and Venue.   This Agreement shall be governed by, interpreted under, and construed in accordance with the internal Laws of the State of Delaware applicable to agreements made and to be performed within the State of Delaware, including its statute of limitations, without giving effect to any choice-of-law provisions that would compel the application of the substantive Laws or statute of limitations of any other jurisdiction.
21.   Assignment; Successors.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
22.   Enforcement.   Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.
23.   Severability.   In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
24.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.
25.   No Agreement as Director or Officer.   Each Subject Stockholder is entering into this Agreement solely in such Subject Stockholder’s capacity as record or beneficial owner of Covered Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by such Subject Stockholder or any employee, officer, director (or person performing similar functions), partner or other Affiliate (including, for this purpose, any appointee or representative of the Subject Stockholder to the board of directors of the Company) of the Subject Stockholder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the Company stockholders.

A-D-9

26.   Interpretation and Construction.   The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
27.   Termination.   This Agreement shall terminate upon the earliest of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms, and (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror, the Company, the Sponsor and the D&O Stockholders.
[The remainder of this page is intentionally left blank.]

A-D-10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
DFP HEALTHCARE ACQUISITONS CORP.
By:
s/ Christopher Wolfe

Name:
Christopher Wolfe

Title:
Chief Financial Officer

DFP SPONSOR LLC
By:
s/ Lawrence Atinsky

Name:
Lawrence Atinsky

Title:
Manager

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
MR. STEVEN HOCHBERG
s/ Steven Hochberg

MR. CHRISTOPHER WOLFE
s/ Christopher Wolfe

MR. RICHARD BARASCH
s/ Richard Barasch

DR. JENNIFER CARTER
s/ Dr. Jennifer Carter

DR. MOHIT KAUSHAL
s/ Dr. Mohit Kaushal

DR. GREGORY SORENSEN
s/ Dr. Gregory Sorensen

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.
TOI PARENT, INC.
By:
s/ Brad Hively

Name:
Brad Hively

Title:
Chief Executive Officer

[Signature Page to Stockholder Support Agreement]

Schedule A
Covered Shares
1.
DFP Sponsor LLC — 5,360,000 shares of Acquiror Class B Common Stock and 3,733,334 Acquiror Warrants.

2.
Mr. Steven Hochberg — 100,000 shares of Acquiror Class B Common Stock.

3.
Mr. Christopher Wolfe — 100,000 shares of Acquiror Class B Common Stock.

4.
Mr. Richard Barasch — 100,000 shares of Acquiror Class B Common Stock.

5.
Dr. Jennifer Carter — 30,000 shares of Acquiror Class B Common Stock.

6.
Dr. Mohit Kaushal — 30,000 shares of Acquiror Class B Common Stock.

7.
Dr. Gregory Sorensen — 30,000 shares of Acquiror Class B Common Stock.

Schedule A

Exhibit A
Escrow Agreement
[see attached]
Exhibit A

SHARE ESCROW AGREEMENT
THIS ESCROW AGREEMENT (“Agreement”) is made and entered into as of 20   , by and between                 , a                  Corporation; and                 , joint representatives (“company stockholder representatives”) and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”).
NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:
1.   Appointment
(a)
                 hereby appoints the Escrow Agent as its escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b)
All capitalized terms with respect to the Escrow Agent shall be defined herein. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Underlying Agreement.

2.   Escrow Shares
(a)
                  agrees to deposit with the Escrow Agent                   Common shares of                  (“Escrow Shares”) on the date hereof. The Escrow Agent shall hold the Escrow Shares as a book-entry position registered in the name of “Continental Stock Transfer & Trust as Escrow Agent for the benefit of

(b)
During the term of this Agreement                  shall not have, or have, the right to exercise any voting rights with respect to any of the Escrow Shares. With respect to any matter for which the Escrow Shares are permitted to vote, the Escrow Agent shall vote, or cause to be voted the Escrow Shares in the same proportion that the number of common shares of                   owned by all other shareholders of                  are voted. In the absence of notice as to the proportion that the number of common shares of                  owned by all other shareholders of                  are voted, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.

(c)
Any dividends paid with respect to the Escrow Shares shall be deemed part of the Escrow and be delivered to the Escrow Agent to be held in a bank account and be deposited in a non-interest bearing account to be maintained by the Escrow Agent in the name of the Escrow Agent.

(d)
In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of                  , other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of the Agreements.

3.   Disposition and Termination
(a)
The Escrow Agent shall administer the Escrow Shares in accordance with written instructions provided by                  to the Escrow Agent to release the Escrow Shares, or any portion thereof, as set forth in such instruction. The Escrow Agent shall make distributions of the Escrow Shares only in accordance with a written instruction.

(b)
Upon the delivery of all the Escrow Shares by the Escrow Agent in accordance with the terms of this Agreement and instructions, this Agreement shall terminate, subject to the provisions of Section 6.

4.   Escrow Agent
(a)
The Escrow Agent shall have only those duties as are specifically and expressly provided herein,

which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between                  and any other person or entity, in connection herewith, if any, including without limitation the Underlying Agreement or nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.
(b)
In the event of any conflict between the terms and provisions of this Agreement, those of the Underlying Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between                  and                  or any other person or entity, the terms and conditions of this Agreement shall control.

(c)
The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the                  without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Escrow Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 9 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d)
The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either                  or the beneficiary. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e)
The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either                  or the beneficiary. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgement of a court of competent jurisdiction                  agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

5.   Succession
(a)
The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to                  specifying a date when such resignation a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor Escrow Agent has been appointed in accordance with this Section 5. If                  has failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Escrow Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall ease and terminate, subject to the provisions of Section 7 below. In accordance with Section 7 below, the Escrow Agent shall have the right to withhold, as security, an amount of shares equal to any dollar amount due and owing to the Escrow Agent, plus any costs and expenses the Escrow Agent shall reasonably believe may be incurred by the Escrow Agent in connection with the termination of this Agreement.
(b)
Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.   Compensation and Reimbursement
The Escrow Agent shall be entitled to compensation for its services under this Agreement as Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. The Escrow Agent shall also be entitled to payments of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7. The obligations of                  set forth in this Section 6 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.
7.   Indemnity
(a)
The Escrow Agent shall be indemnified and held harmless by            from and against any expenses, including counsel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the commencement of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discretion, may commence an action in the Nature of Interpleader in any state of federal court located in New York County, State of New York.

(b)
The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgement, and may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement unless evidenced by a writing delivered to the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

(c)
The Escrow Agent shall not be liable for any action taken by it in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Agreement, and may consult with counsel of its own choice and shall have full and complete authorization and indemnification, for any action take or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

(d)
This Section 7 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

8.   Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting
(a)
Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly,                  acknowledges that Section 326 of the USA PATRIOT Act and the Escrow Agents’ identity verification procedures require the Escrow Agent to obtain information which may be used to confirm                  identity including without limitation name, address and organizational documents (“identifying information”).                  agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b)
Such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

9.   Notices
All communications hereunder shall be in writing and except for communications from             setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Escrow Shares, including but not limited to transfer instructions (all of which shall be specifically governed by Section 10 below), all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by facsimile or email, electronically or otherwise, to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:
If to the Escrow Agent:
Continental Stock Transfer and Trust
One State Street — 30th Floor
New York, New York 10004
Facsimile No: (212) 616-7615
Attention:
Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such offer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.
10.   Security Procedures
Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer distribution, including but not limited to any transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to Section 3 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Escrow Shares, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to                  by the Escrow Agent in accordance with Section 9 and as further evidenced by a confirmed transmittal to that number.
(a)
In the event transfer instructions are so received by the Escrow Agent by facsimile or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by officers of                  (collectively, the “Senior Officers”), as the case may be, which shall include the titles of Chief Executive Officer, General Counsel, Chief Financial Officer, President of Executive Vice President, as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.
(b)
                  acknowledges that the Escrow Agent is authorized to deliver the Escrow Shares to the custodian account of recipient designated by                  in writing.

11.   Compliance with Court Officers
In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement of decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.
12.   Miscellaneous
Except for changes to transfer instructions as provided in Section 10, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and                  . Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or                  except as provided in Section 5, without the prior consent of the Escrow Agent and                  . This Agreement shall be governed by and construed under the laws of the State of New York. Each of                  and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. The parties further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceedings arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or other electronic transmission (including e-mail), and such facsimile or other electronic transmission (including e-mail) will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The parties represent, warrant and covenant that each document, notice, instruction or request provided by such party to the other party shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 7 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and                  any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Escrow Shares escrowed hereunder.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.
By:
Name:
Title:
Telephone:
ESCROW AGENT:
CONTINENTAL STOCK TRANSFER AND TRUST
By:
Name:
Title:
[Signature Page to Escrow Agreement]

Schedule 1
Telephone Number(s) and authorized signature(s) for
Person(s) Designated to give Escrow Asset Transfer Instructions
Name	Telephone Number	Signature

Exhibit E
CERTIFICATE OF MERGER
OF
ORION MERGER SUB I, INC.
INTO
TOI PARENT, INC.
[•], 2021
In accordance with Section 251 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”) the undersigned, TOI Parent, Inc., a Delaware corporation (the “Company”), does hereby certify in connection with the merger of Orion Merger Sub I, Inc., a Delaware corporation, with and into the Company (the “Merger”) as follows:
FIRST:   The name of each of the constituent corporations (the “Constituent Corporations”) of the Merger and the laws under which each such entity was organized are:
Name of Entity	State of Incorporation or Formation
Orion Merger Sub I, Inc.	Delaware
TOI Parent, Inc.	Delaware
SECOND:   An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Constituent Corporations in accordance with Section 251(c) of the DGCL.
THIRD:   The name of the surviving corporation shall be “[ ]” (the “Surviving Corporation”).
FOURTH:   Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Incorporation of Orion Merger Sub I, Inc. as in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL.
FIFTH:   An executed copy of the Agreement and Plan of Merger is on file at the offices of the Surviving Corporation at 18000 Studebraker Rd. Suite 800, Cerritos, CA 90703, and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.
SIXTH:   This Certificate of Merger and the Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by a duly authorized officer as of the date first set forth above.
TOI Parent, Inc.
By:

Name:
Title:
[Signature Page to Certificate of Merger — First Merger]

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Exhibit F
CERTIFICATE OF MERGER
OF
TOI PARENT, INC.
INTO
ORION MERGER SUB II, LLC
[•], 2021
In accordance with Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and Section 264 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, Orion Merger Sub II, LLC, a Delaware limited liability company (the “Company”), does hereby certify in connection with the merger of [ ], a Delaware corporation, with and into the Company (the “Merger”) as follows:
FIRST:   The name of each of the constituent entities (the “Constituent Entities”) of the Merger and the laws under which each such entity was organized are:
Name of Entity	State of Incorporation or Formation
Orion Merger Sub II, LLC	Delaware
[ ]	Delaware
SECOND:   An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by the Constituent Entities in accordance with Section 18-209 of the DLLCA and Section 264(c) of the DGCL.
THIRD:   The name of the surviving entity shall be The Oncology Institute, LLC (the “Surviving Entity”).
FOURTH:   Upon the effectiveness of the filing of this Certificate of Merger, the Certificate of Formation of the Surviving Entity, as in effect immediately prior to the Merger, shall be the Certificate of Formation of the Surviving Entity until further amended in accordance with the provisions of the DLLCA.
FIFTH:   An executed copy of the Agreement and Plan of Merger is on file at the offices of the Surviving Entity at 18000 Studebaker Rd. Suite 800, Cerritos, CA 90703, and a copy thereof will be furnished by the Surviving Entity, on request and without cost, to any stockholder or member, as applicable, of the Constituent Entities.
SIXTH:   This Certificate of Merger and the Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Surviving Entity has caused this Certificate of Merger to be signed by a duly authorized person as of the date first set forth above.
ORION MERGER SUB II, LLC
By:
       Name:
       Title:
[Signature Page to Certificate of Merger — Second Merger]

Exhibit G
[DATE]
Certified Mail —
Return Receipt Requested
Ogden Service Center
P.O. Box 409101
Ogden, UT 84409
Re:   FIRPTA Certificate
Ladies and Gentlemen:
I have enclosed for filing on behalf of TOI Parent, Inc. (the “Company”), one copy of the FIRPTA Certificate provided by the Company to DFP Healthcare Acquisitions Corp., a Delaware Corporation (“Acquiror”) pursuant to Section 1.897-2(h)(2) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the “Code”). The Company’s address is 18000 Studebraker Rd. Suite 800, Cerritos, CA 90703 and its EIN is [      ]. Acquiror’s address is 780 3rd Avenue, 37th Floor, New York, NY 10017 and its EIN is 84-3562323.
The enclosed FIRPTA Certificate certifies that (a) the Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Section 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulations Section 1.897-2(c)(1)) during the five-year period ending on the date hereof; and (b) accordingly, interests in the Company are not United States real property interests within the meaning of Section 897(c) of the Code.
The enclosed FIRPTA Certificate was voluntarily provided by the Company in response to a request from Acquiror in accordance with Treasury Regulations Section 1.1445-2(c)(3)(i) and was not requested by a foreign interest holder in the Company.
[Remainder of page intentionally left blank]

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Under penalties of perjury, I certify that this notice and the attached FIRPTA Certificate are correct to my knowledge and belief and further declare that I am a responsible corporate officer of the Company and has authority to sign this document on behalf of the Company.
Very truly yours,
TOI Parent, Inc.
By:
Name:

Title:

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FIRPTA Certificate
Pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h)
[DATE]
Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a United States real property interest (as defined in section 897(c) of the Code) must withhold tax if the transferor is a foreign person. This certificate (this “FIRPTA Certificate”) is provided pursuant to Treasury Regulations Section 1.1445-2(c)(3) and Section 1.897-2(h) and pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of June [•], 2021, by and among DFP Healthcare Acquisitions Corp. (“Acquiror”), Orion Merger Sub I, Inc., Orion Merger Sub II, LLC, and TOI Parent, Inc. (“Company”).
To inform Acquiror that withholding of tax is not required under section 1445 of the Code in connection with the transactions contemplated under the Agreement, the undersigned, on behalf of the Company (EIN: [      ]), hereby certifies that:
1.
The Company is a corporation and is treated as a corporation for U.S. federal income tax purposes.

2.
The Company is not, as of the date hereof, a “United States real property holding corporation” (a “USRPHC”) as such term is defined by Sectioavbn 897(c)(2) of the Code and the Treasury Regulations promulgated thereunder, and has not been a USRPHC on any determination date (as specified in Treasury Regulations Section 1.897-2(c)(1)) during the five-year period ending on the date hereof. Accordingly, interests in the Company do not constitute “United States real property interests” within the meaning of Section 897(c) of the Code.

3.
The Company’s address is 18000 Studebraker Rd. Suite 800, Cerritos, CA 90703.

The Company understands that this certification may be disclosed to the Internal Revenue Service by Acquiror and that any false statement contained herein could be punished by fine, imprisonment or both.
[Remainder of page intentionally left blank]

A-G-3

Under penalties of perjury, I declare that I have examined the certifications set forth above and verify that they are correct to my knowledge and belief, and I further declare that I have the authority to execute this FIRPTA Certificate on behalf of the Company.
TOI PARENT, INC., a Delaware corporation
By:
Name:

Title:

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Exhibit H
THE ONCOLOGY INSTITUTE, INC. 2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s and its Related Entities’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company or its Related Entities by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan as determined by the Administrator from time to time, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.   The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2   Appointment of Committees.   To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Related Entities. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time. In no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. In the event that the Administrator’s authority is delegated to officers or employees of the Company or any of its Related Entities in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted by treating any reference to the Administrator as a reference to such officers or employees. Any action undertaken in accordance with the Board’s or the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Board or the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Board or the Administrator (as applicable).
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.   Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.   If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully

A-H-1

exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit. If any Optionholder Earnout Shares or Stockholder Earnout Shares are forfeited by reason of a Participant’s Termination of Service (and not because of the failure to satisfy the Share price conditions thereof), then such Optionholder Earnout Shares or Stockholder Earnout Shares, as applicable, shall become available for Award grants under the Plan.
4.3   Incentive Stock Option Limitations.   Subject to the Overall Share Limit, no more than a number of Shares equal to seven percent (7%) of the total number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date may be issued pursuant to Incentive Stock Options granted under the Plan.
4.4   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company or any Related Entity or the Company’s or any Related Entity’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.   Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $625,000. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

A-H-2

ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.   The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.   The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code (and for clarity, may be less than the Fair Market Value per Share on the date of grant if (to the extent applicable) permitted under Sections 424 and/or 409A of the Code).
5.3   Duration.   Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) or Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Related Entities, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines prior to such violation and/or sets forth in the Award Agreement.
5.4   Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.   Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or,

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in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:
(a)   cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)   if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)   surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)   any combination of the above payment forms approved by the Administrator.
5.6   Additional Terms of Incentive Stock Options.   The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change of Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.   The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

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6.2   Restricted Stock.
(a)   Dividends.   Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which would be paid prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the Restricted Stock vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)   Stock Certificates.   The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3   Restricted Stock Units.
(a)   Settlement.   The Administrator shall provide in the Award Agreement that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A (to the extent applicable).
(b)   Stockholder Rights.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1   Other Stock or Cash Based Awards.   Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.
7.2   Dividend Equivalents.   An Award may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the underlying Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring(a) . In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable),

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granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.   In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change of Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company outside of the Plan, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)   To replace such Award with other rights or property selected by the Administrator; and/or
(f)   To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3   Effect of Non-Assumption in a Change of Control.   Notwithstanding the provisions of Section 8.2, if a Change of Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change of Control, such Award shall become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change of Control in exchange for the right to receive the Change of Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change of Control documents (including, without limitation, any escrow, earnout or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and

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(ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change of Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change of Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change of Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change of Control.
8.4   Administrative Stand Still.   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5   General.   Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.   Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2   Documentation.   Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.   Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4   Termination of Status.   The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and

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the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.   Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Related Entities may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award; Repricing.   The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Sections 10.6 or 10.15. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price or base price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base price in excess of Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or base price per share that is less than the exercise price or base price per share of the original Options or Stock Appreciation Rights.
9.7   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all

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other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8   Acceleration.   The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9   Cash Settlement.   Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10   Broker-Assisted Sales 9.11.   In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Related Entities harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Related Entities or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Related Entity will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Related Entities and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Related Entities or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Related Entities. The Company and its Related Entities expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2   No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.   The Plan will become effective on the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”). Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date on which the Company’s stockholders approve the Plan, but Incentive Stock Options previously granted may remain outstanding after that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.

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10.4   Amendment of Plan.   The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Article VIII or Sections 10.6 or 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5   Provisions for Foreign Participants.   The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6   Section 409A.
(a)   General.   To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted as compliant with Section 409A or as exempt from Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)   Separation from Service.   If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Related Entity will be liable to

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any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Related Entity. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Related Entity that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.   The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Related Entities and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Related Entities and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Related Entities and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Related Entities and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Related Entities and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Related Entities hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.   If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Related Entity) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.

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10.12   Governing Law.   The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Claw-back Provisions.   All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Unfunded Status of Awards.   The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Related Entity.
10.17   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Related Entity except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.
11.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.
11.3   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.5   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6   “Board” means the Board of Directors of the Company.

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11.7   “Change of Control” means and includes each of the following:
(a)   A merger or consolidation of the Company with or into any other corporation or other entity or person;
(b)   A sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or
(c)   Any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”:
(i)   a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation;
(ii)   a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company;
(iii)   an initial public offering of any of the Company’s securities;
(iv)   a reincorporation of the Company solely to change its jurisdiction; or
(v)   a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A of the Code.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9   “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10   “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company and Class B common stock, par value $0.0001 per share and such other securities of the Company that may be substituted therefore.
11.11   “Company” means The Oncology Institute, Inc., a Delaware corporation, or any successor.

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11.12   “Consultant” means any consultant or advisor engaged by the Company or any of its Related Entities to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.
11.13   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14   “Director” means a member of the Board or the Board of Directors of any Related Entity.
11.15   “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
11.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17   “Employee” means any employee of the Company or its Related Entities.
11.18   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Shares (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding Awards.
11.19   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.20   “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.21   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.22   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.23   “Merger Agreement” means that Agreement and Plan of Merger, dated as of June 28, 2021, by and among DFP Healthcare Acquisitions Corp., Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent, Inc.
11.24   “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.25   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.26   “Optionholder Earnout Shares” has the meaning set forth in the Merger Agreement.
11.27   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.

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11.28   “Overall Share Limit” means the sum of (a) a number of Shares equal to seven percent (7%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date ; (b) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; (c) any Optionholder Earnout Shares or Stockholder Earnout Shares, as applicable, which are forfeited by reason of a Termination of Service, which following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) a number of Shares equal to four percent (4%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, determined on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board. For this purpose, the number of shares of Common Stock outstanding will be calculated as if all Options and Stock Appreciation Rights issued and outstanding were exercised in full, and all outstanding Restricted Stock Units were issued and outstanding shares of Common Stock.
11.29   “Participant” means a Service Provider who has been granted an Award.
11.30   “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Related Entity, division, business segment or business unit of the Company or a Related Entity, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.31   “Plan” means this The Oncology Institute, Inc. 2021 Incentive Award Plan.
11.32   “Prior Plan” means the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan.
11.33   “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.
11.34   “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, which the Company or a Subsidiary controls, directly or indirectly, through one or more intermediaries. .
11.35   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.36   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.

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11.37   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.38   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.39   “Securities Act” means the Securities Act of 1933, as amended.
11.40   “Service Provider” means an Employee, Consultant or Director.
11.41   “Shares” means shares of Class A common stock, par value $0.0001 per share, of the Company.
11.42   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.43   “Stockholder Earnout Shares” has the meaning set forth in the Merger Agreement.
11.44   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.45   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.
11.46   “Termination of Service” means the date the Participant ceases to be a Service Provider.
*****

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Exhibit I
THE ONCOLOGY INSTITUTE, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1   “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4   “Board” means the Board of Directors of the Company.
2.5   “Change of Control” means and includes each of the following:
(a)   A merger or consolidation of the Company with or into any other corporation or other entity or person;

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(b)   A sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or
(c)   Any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”:
(i)   a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation;
(ii)   a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company;
(iii)   an initial public offering of any of the Company’s securities;
(iv)   a reincorporation of the Company solely to change its jurisdiction; or
(v)   a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A of the Code.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.6   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.7   “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company and Class B common stock, par value $0.0001 per share and such other securities of the Company that may be substituted therefore.
2.8   “Company” means The Oncology Institute, Inc., a Delaware corporation, or any successor.
2.9   “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, [the base salary, wages (including overtime), cash incentive compensation, bonuses, commissions and compensation in respect of periods of absence from work, in each case, paid by the Company or any Designated Subsidiary to such Eligible Employee; and excluding any education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established].
2.10   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the

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Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.11   “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.
2.12   “Effective Date” means on the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 28, 2021, by and among DFP Healthcare Acquisitions Corp., Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent, Inc., subject to prior approval by the Company’s stockholders of the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
2.13   “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.
2.14   “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.15   “Enrollment Date” means the first Trading Day of each Offering Period.
2.16   “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for

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such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.
2.17   “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.18   “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
2.19   “Offering Document” has the meaning given to such term in Section 4.1.
2.20   “Offering Period” has the meaning given to such term in Section 4.1.
2.21   “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22   “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.23   “Plan” means this The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.24   “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.25   “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.26   “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Plan, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.27   “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to

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Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.28   “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.29   “Share” means a share of shares of Class A common stock, par value $0.0001 per share, of the Company..
2.30   “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any and any business, corporation, partnership, limited liability company or other entity designated by the Board, which the Company or a Subsidiary controls, directly or indirectly, through one or more intermediaries.
2.31   “Trading Day” means a day on which national stock exchanges in the United States are open for trading.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1   Number of Shares.   Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be a number of Shares equal to one percent (1%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date, plus, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of Common Stock outstanding calculated on a fully diluted basis, on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board (the “Overall Share Limit”). For this purpose, the number of shares of Common Stock outstanding will be calculated as if all options and stock appreciation rights issued and outstanding were exercised in full, and all restricted stock units were issued and outstanding shares of Common Stock. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Subject to the Overall Share Limit and Article VIII, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [           ] Shares.
3.2   Shares Distributed.   Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1   Offering Periods.   The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out

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in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2   Offering Documents.   Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)   the length of the Offering Period, which period shall not exceed 27 months;
(b)   the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed [           ] months;
(c)   in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [           ] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);
(d)   the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [           ] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and
(e)   such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1   Eligibility.   Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the applicable requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2   Enrollment in Plan.
(a)   Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)   Subject to such minimum and maximum limitations as the Administrator may set for each Offering Period, each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). [In absence of any designation by the Administrator in the Offering Documents, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than [15]% of the Participant’s Compensation for any payroll period.] The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)   Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits set by the Administrator in the Offering Document, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided,

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however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease, increase or suspend his or her payroll deduction elections, in each case, once during each Purchase Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least [two calendar weeks] after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period: (i) such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall be refunded to such Participant as soon as practicable after such suspension (but no later than 30 days thereafter), and (ii) such Participant shall be deemed to have withdrawn from the Offering Period for all purposes upon such Purchase Date (and shall be eligible to enroll in any Offering Period commencing on or after such Purchase Date if he or she remains an Eligible Employee as of the start of any such subsequent Offering Period and timely submits a valid election to participate). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.
(d)   Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3   Payroll Deductions.   Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4   Effect of Enrollment.   A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5   Limitation on Purchase of Shares.   An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6   Suspension of Payroll Deductions.   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.

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5.7   Foreign Employees.   In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8   Leave of Absence.   During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1   Grant of Rights.   On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the applicable Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2   Exercise of Rights.   On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3   Pro Rata Allocation of Shares.   If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect

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pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4   Withholding.   At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5   Conditions to Issuance of Shares.   The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1   Withdrawal.   A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than [two calendar weeks] prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2   Future Participation.   A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.
7.3   Cessation of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for

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the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code (to the extent applicable) and other Applicable Law.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1   Changes in Capitalization.   Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), Change of Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, and, solely with respect to the Section 423 Component of the Plan, subject to stockholder approval if required to comply with Section 423 of the Code, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2   Other Adjustments.   Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

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(a)   To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)   To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)   To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)   To provide that all outstanding rights shall terminate without being exercised.
8.3   No Adjustment Under Certain Circumstances.   Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4   No Other Rights.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1   Amendment, Modification and Termination.   The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.
9.2   Certain Changes to Plan.   Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes a Participant may make in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3   Actions In the Event of Unfavorable Financial Accounting Consequences.   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial

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accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)   altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)   shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;
(c)   allocating Shares; and
(d)   such other changes and modifications as the Administrator determines are necessary or appropriate.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4   Payments Upon Termination of Plan.   Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the then-current Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1   Administrator.   Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2   Authority of Administrator.   The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)   To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)   To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)   To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)   To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)   To amend, suspend or terminate the Plan as provided in Article IX.
(f)   Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry

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out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)   To adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.
11.3   Decisions Binding.   The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1   Restriction upon Assignment.   A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2   Rights as a Stockholder.   With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3   Interest.   No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.5   Equal Rights and Privileges.   Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.6   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.7   Reports.   Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.8   No Employment Rights.   Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or

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Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9   Notice of Disposition of Shares.   Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.11   Data Privacy.   As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.11 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.11, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
12.12   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.13   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

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12.14   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.
12.15   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.16   Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.17   Electronic Forms.   To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.18   Section 409A.   The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

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Annex B
THIRD AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION OF
DFP HEALTHCARE ACQUISITIONS CORP.
[•], 2021
* * * * *
DFP Healthcare Acquisitions Corp., a corporation organized and existing under the laws of the state of Delaware (the “Corporation”), does hereby certify as follows:
1.
The original certificate of incorporation of the Corporation was filed with the Secretary of State of Delaware (the “Secretary of State”) on November 1, 2019 (the “Original Certificate of Incorporation”). The name under which the Original Certificate of Incorporation was filed is “DFP Healthcare Acquisitions Corp.”

2.
The Corporation’s First Amended and Restated Certificate of Incorporation, which amended and restated the provisions of the Original Certificate of Incorporation, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”), and was filed with the Secretary of State on December 30, 2019 (as amended, the “First A&R Certificate”).

3.
Amendment No. 1 to the First A&R Certificate was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL and was filed with the Secretary of State on February 19, 2020.

4.
The Second Amended and Restated Certificate of Incorporation (the “Second A&R Certificate”), which both restates and amends the provisions of the First A&R Certificate, was duly adopted in accordance with Sections 228, 242 and 245 DGCL, and was filed with the Secretary of State on March 10, 2020.

5.
This Third Amended and Restated Certificate of Incorporation (this “Third A&R Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Sections 242 and 245 of the DGCL.

6.
This Third A&R Certificate of Incorporation shall become effective upon filing with the Secretary of State.

7.
The Second A&R Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated as of [•], 2021, by and among the Corporation, Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent Inc. (as amended, modified, supplemented or waived from time to time, the “Merger Agreement”). [As part of the transactions contemplated by the Merger Agreement, all [•] shares of the Class B Common Stock of the Corporation were converted on a 1-for-1 basis into [•] shares of Class A Common Stock of the Corporation such that, at the effectiveness of this Third A&R Certificate of Incorporation, only Class A Common Stock remains outstanding.] [All Class A Common Stock issued and outstanding prior to the effectiveness of this Third A&R Certificate of Incorporation and all Class A Common Stock issued as part of the Merger Agreement and the Subscription Agreements contemplated by the Merger Agreement shall be Common Stock for all purposes of this Third A&R Certificate of Incorporation.] This Third A&R Certificate of Incorporation hereby amends and restates the provisions of the Second A&R Certificate to read in its entirety as follows:

ARTICLE I
NAME
The name of the corporation is The Oncology Institute, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
AUTHORIZED CAPITAL
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 510,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 500,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 10,000,000, having a par value of $0.0001 per share.
ARTICLE V
CAPITAL STOCK
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third A&R Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Third A&R Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
5.   Transfer Rights.   Subject to applicable law and the transfer restrictions set forth in Article VII of the bylaws of the Corporation (as such Bylaws may be amended from time to time, the “Bylaws”), shares of Common Stock and the rights and obligations associated therewith shall be fully transferable to any transferee.
B.   PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Third A&R Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Third A&R Certificate of Incorporation (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE VI
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A.   Except as otherwise expressly provided by the DGCL or this Third A&R Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.
B.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
C.   Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term or until his or her earlier death, resignation, retirement, disqualification, or removal.
D.   Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Third A&R Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
E.   In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Third A&R Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors; provided, further, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws had not been adopted.
F.   The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.
ARTICLE VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
A.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B.   Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.
C.   Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.
ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Third A&R Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE IX
INDEMNIFICATION
The Corporation shall indemnify any person to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article IX shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article IX.   The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article IX shall not be exclusive of any other right which any person may have or hereafter acquire under this Third A&R Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons and (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms of this Third A&R Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.
ARTICLE X
COMPETITION AND CORPORATE OPPORTUNITIES
A.   In recognition and anticipation that (a) certain directors, principals, officers, employees and/or other representatives of the Sponsor, (as defined in the Registration Rights Agreement) and its Affiliates (as defined below) may serve as directors, officers or agents of the Corporation, (b) the Sponsor and its Affiliates, including (i) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of its limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (c) members of the Board of Directors who are not employees of the Corporation (“Non-Employee Directors”) and their respective Affiliates, including (i) any portfolio company in which they or any of their respective investment fund Affiliates have made a debt or equity investment (and vice versa) or (ii) any of their respective limited partners, non-managing members or other similar direct or indirect investors may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article X are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Sponsor, Non-Employee Director or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.   Neither the (i) the Sponsor nor (ii) any Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (other than the Corporation, any of its subsidiaries or their respective officers or employees) (the Persons (as defined below) identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any fiduciary duty to refrain from directly or indirectly (A) engaging in and possessing interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business in which the Corporation or any of its subsidiaries now engages or proposes to engage or (B) competing with the Corporation or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person (other than the Corporation or any of its subsidiaries), and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted from time to time by the laws of the State of Delaware, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section C of Article X.   Subject to Section C of Article X, in the event that any Identified Person acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for itself, herself or himself, or any of its or his or her Affiliates, and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty (fiduciary, contractual or otherwise) to communicate or present such transaction or matter to the Corporation or any of its subsidiaries, as the case may be and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any subsidiary of the Corporation for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Corporation by reason of the fact that such Identified Person, directly or indirectly, pursues or acquires such opportunity for itself, herself or himself, directs such opportunity to another Person or does not present such opportunity to the Corporation or any of its subsidiaries (or its Affiliates).
C.   The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section (B) of this Article XI shall not apply to any such corporate opportunity.
D.   In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (c) is one in which the Corporation has no interest or reasonable expectancy.
E.   For purposes of this Article X, (i) “Affiliate” shall mean (a) in respect of the Sponsor, any Person that, directly or indirectly, is controlled by the Sponsor, controls Sponsor or is under common control with the Sponsor and shall include any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation), (b) in respect of a Non- Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article X.
ARTICLE XI
EXCLUSIVE FORUM
A.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Third A&R Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Notwithstanding the foregoing, the provisions of this Article XI(A) shall not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.
B.   Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
C.   Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.
ARTICLE XII
MISCELLANEOUS
A.   Notwithstanding anything contained in this Third A&R Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Third A&R Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B) [Preferred Stock], Article VI [Board of Directors], Article VII [Meeting of Stockholders; Action by Written Consent], Article VIII [Limitation of Director Liability], Article IX [Indemnification], Article X [Competition and Corporate Opportunities], Article XI [Forum Selection] and this Article XII [Miscellaneous].
B.   If any provision or provisions of this Third A&R Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Third A&R Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Third A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Third A&R Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Third A&R Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Corporation has caused this Third A&R Certificate of Incorporation to be executed by its duly authorized officer as this      day of           , 2021.
DFP HEALTHCARE ACQUISITIONS CORP.
By:

Name:
Title:

Annex C
Amended & Restated
Bylaws of
The Oncology Institute, Inc.
(a Delaware corporation)

C-i

C-ii

Amended & Restated
Bylaws
of
The Oncology Institute, Inc.

Article I — Corporate Offices
1.1   Registered Office.
The address of the registered office of The Oncology Institute, Inc. (f/k/a DFP Healthcare Acquisitions Corp.) (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3   Special Meeting.
Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.
2.4   Notice of Business to be Brought before a Meeting.
(i)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5 and Section 2.6 and this Section shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.
(ii)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•]); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.
(iii)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);
(b)   As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(c)   As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (c) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(iv)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(v)   Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Section 2.4, if the Proposing Person (or a qualified representative of the Proposing Person) does not appear at the annual meeting to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by the Corporation.
(vi)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(vii)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.
2.5   Notice of Nominations for Election to the Board of Directors.
(i)   Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (x) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (y) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors, the foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.
(ii)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.
(iii)   Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iv)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(v)   In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(vi)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:
(a)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));
(b)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and
(c)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).
For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(vii)      A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(viii)      In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
2.6   Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.
(i)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.
(ii)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.
(iii)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(iv)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The Board or chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect. Notwithstanding the foregoing provisions of Section 2.5, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Corporation to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Corporation.
(v)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.
2.7   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and the business transacted at such meeting shall be limited to the matters so stated in the notice of meeting (or any supplement thereto).
2.8   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.9   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.10   Conduct of Business.
The chairperson of each annual and special meeting shall be the Chairperson of the Board or, in the absence (or inability or refusal to act) of the Chairperson of the Board, the Chief Executive Officer (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the Chief Executive Officer or if the Chief Executive Officer is not a director, the President (if he or she shall be a director) or, in the absence (or inability or refusal to act) of the President or if the President is not a director, such other person as shall be appointed by the Board. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of the chairperson of the meeting, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the chairperson of the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure. The secretary of each annual and special meeting of stockholders shall be the Secretary or, in the absence (or inability or refusal to act) of the Secretary, an Assistant Secretary so appointed to act by the chairperson of the meeting. In the absence (or inability or refusal to act) of the Secretary and all Assistant Secretaries, the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.11   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation and subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.12   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.13   Proxies.
Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.14   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.
2.15   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.16   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2   Number of Directors.
Subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be held within or outside the State of Delaware and called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

Article IV — Committees
4.1   Committees of Directors.
The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.14 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.2, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.3   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.
5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.
5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may, in addition to any other requirements as may be imposed by the Corporation, require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates.
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.
7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.
7.12   Lock-Up.
(i)   Subject to Section 7.12(ii), the holders (the “Lock-up Holders”) of common stock of the Corporation issued (a) as consideration pursuant to the merger of Orion Merger Sub I, Inc., a Delaware corporation (“First Merger Sub”), with and into TOI Parent Inc. (d/b/a The Oncology Institute), a Delaware corporation (“TOI Parent”), with TOI Parent surviving as a wholly owned subsidiary of the

Corporation (the “First Merger”), and immediately thereafter and as part of the same overall transaction as the First Merger, the merger of TOI Parent with and into Orion Merger Sub II, LLC, a Delaware limited liability company (“Second Merger Sub”), with Second Merger Sub surviving as a wholly owned subsidiary of the Corporation (such merger, together with the First Merger, the “TOI Transaction”), (b) to directors, officers and employees of the Corporation, any subsidiary of the Corporation or any variable interest entity of the Corporation upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the TOI Transaction in respect of awards of TOI Parent outstanding immediately prior to the closing of the TOI Transaction (such shares referred to in this Section 7.12(i)(b), the “TOI Parent Equity Award Shares”), or (c)(i) as Acquiror Class B Common Stock (as defined in that certain Agreement and Plan of Merger, dated as of June 28, 2021, by and among the Corporation, First Merger Sub, Second Merger Sub and TOI Parent (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) prior to the TOI Transaction as well as any shares of the Corporation into which the Acquiror Class B Common Stock may be converted in connection with the TOI Transaction or (ii) in respect of any Acquiror Warrants (as defined in the Merger Agreement) originally issued to DFP Sponsor LLC and outstanding immediately prior to the closing of the TOI Transaction (such common stock of the Corporation referred to in clauses (a), (b) and (c) of this Section 7.12(i), the “Lock-up Shares”), and each Permitted Transferee may not Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).
(ii)   Notwithstanding the provisions set forth in Section 7.12(i), each of the Lock-up Holders and their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Corporation’s officers or directors, (ii) any affiliates or family members of the Corporation’s officers or directors, or (iii) the other Lock-up Holders or any direct or indirect partners, members or equity holders of any Lock-up Holder, any affiliates of any Lock-up Holder, any director or employee of any Lock-up Holder or of any affiliate of any Lock-up Holder, or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (c) in the case of Lock-up Holder that is not an individual, through distributions to limited or general partners, members, managers, equity holders, stockholders or affiliates of such Lock-Up Holder or via the admission of new equity holders, partners, members or managers into any entity holding any of the Lock-Up Shares (c) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Corporation; (h) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to the closing date of the TOI Transaction; or (i) in the case of any Pre-Closing Optionholder (as defined in the Merger Agreement), in order to satisfy any tax liability arising in connection with the vesting of the Optionholder Earnout Shares (as defined in the Merger Agreement) under Section 3.07(b) of the Merger Agreement, assuming the maximum federal,state and local income tax rates applicable to such Pre-Closing Optionholder and including all employee side employment taxes payable thereon.
(iii)   Notwithstanding the other provisions set forth in this Section 7.12, the Board may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein.
(iv)   For purposes of this Section 7.12:
(a)   the term “Lock-up Period” means the period beginning on the closing date of the TOI Transaction and ending on the date that is 12 months after the closing date of the TOI Transaction; provided, that (i) 50% of the Lock-up Shares held by each Lock-up Holder will be released from lock-up six months after the closing date of the TOI Transaction and (ii) an additional 25% the Lock-up Shares held by each Lock-up Holder will be released from lock-up nine months after the closing date of the TOI Transaction;

(b)   the term “Lock-up Shares” does not include (i) any shares of common stock acquired in any underwritten offering or the public market, or in any public or private capital raising transaction of the Corporation after the date of the TOI Transaction or otherwise any shares of common stock of the Corporation (or other securities of the Corporation) other than the Lock-Up Shares or (ii) shares of common stock issued in connection with the PIPE Investment (as defined in the Merger Agreement);
(c)   the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 7.12(ii); and
(d)   the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
7.13   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.14   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Indemnification
9.1   Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
9.2   Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.
Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation;

except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
9.3   Authorization of Indemnification.
Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.
9.4   Good Faith Defined.
For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.
9.5   Indemnification by a Court.
Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.
9.6   Expenses Payable in Advance.
Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.
9.7   Nonexclusivity of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.
9.8   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.
9.9   Certain Definitions.
For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.
9.10   Survival of Indemnification and Advancement of Expenses.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.
9.11   Limitation on Indemnification.
Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of the Corporation.
9.12   Indemnification of Employees and Agents.
The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.
9.13   Primacy of Indemnification.
Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.
9.14   Amendments.
Any repeal or amendment of this Article IX by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these bylaws inconsistent with this Article IX, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
Article X — Amendments
The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XI — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).
An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.
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Annex D
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 28, 2021, by and among DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with TOI Parent, Inc., a Delaware corporation (“TOI”) and certain other parties thereto, providing for the acquisition by the Company of all of the issued and outstanding equity interests of TOI (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”), set forth on the signature page hereto (the “Subscribed Shares”) for a purchase price of $10.00 per share (the “Per Share Price” and the aggregate of such Per Share Price for all Subscribed Shares being referred to herein as the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company; and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements”) with certain other investors (the “Other Subscribers”), pursuant to which such other Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of up to 27.5 million shares of Common Stock, at the Per Share Price, except as otherwise contemplated by the Transaction Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
Section 2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transaction.
(b)   At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. In connection therewith and prior to or concurrent with the delivery of the Closing Notice, upon Subscriber’s request, the Company shall deliver to Subscriber a duly completed and executed Internal Revenue Service Form W-9 or W-8BenE, as applicable. No later than two (2) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Subscriber shall deliver on the Closing Date, as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date, the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice (which account shall not be an escrow account) against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries with respect to the Subscribed Shares shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.
(c)   The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:
(i)   no suspension of the qualification of the Common Stock for offering or sale or trading in any jurisdiction or suspension or removal from listing of the Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”), or initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;
(ii)   all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and
(iii)   no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.
(d)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or waiver by the Company of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction; and
(ii)   Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.
(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:
(i)   all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);
(ii)   the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;
(iii)   there shall be no amendment, waiver or modification to the Transaction Agreement (as the same exists as of the date hereof) that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent;
(iv)   the Common Stock (I) shall be designated for quotation or listed on The Nasdaq Stock Market LLC (“Nasdaq”) and (II) shall not have been suspended, as of the applicable Closing Date, by the United States Securities and Exchange Commission (the “Commission”) or by Nasdaq from trading on Nasdaq;
(v)   neither the Company nor TOI shall have entered into any side letter or other similar agreement (other than the Other Subscription Agreements) that materially benefits any other Subscriber or other party thereto, unless Subscriber has been offered the same benefits; and
(vi)   the Company’s stockholders shall have approved the issuance of the Subscribed Shares and the Common Stock issued pursuant to the Other Subscription Agreements as and if required by Nasdaq rules.
(f)   Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company and its subsidiaries, taken together as a whole (on a consolidated basis), that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or on the validity of the Subscribed Shares or the legal authority and ability of the

Company to comply in all material respects with the terms of this Subscription Agreement. For the avoidance of doubt, any restatement of the financial statements of the Company and any amendments to previously filed Commission reports or delays in filing Commission reports, in connection with and related solely to the Commission’s issuance of the Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (the “Statement”) or any subsequent related agreements or other guidance from the Commission with respect to the Statement, shall not be considered to result in a Company Material Adverse Effect.
(b)   As of the Closing Date, the Subscribed Shares will be duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of any liens and other restrictions (other than those arising under applicable securities law) and will not have been issued in violation of any preemptive or similar rights created under the Company’s organizational documents (as adopted on or prior to the Closing Date) or the laws of the State of Delaware.
(c)   This Subscription Agreement has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   The execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Shares and the compliance by the Company with all of the provisions of this Subscription Agreement, the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Shares), other than (i) filings required by applicable state securities laws, (ii) the filing of the Registration Statement pursuant to Section 5 below, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) any other filings, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.
(f)   Except for such matters as would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, investigation, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares.

(i)   Except for UBS Securities LLC (“UBS Securities”), Deutsche Bank Securities Inc. (“Deutsche Bank”), Guggenheim Securities, LLC (“Guggenheim Securities”) and Jefferies LLC (“Jefferies” and, collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber.
(j)   The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company or their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.
(k)   The Company has not entered into any subscription agreement, side letter or other agreement with any investor in connection with such investor’s participation in the Transaction other than (i) the Transaction Agreement (including any agreements as exhibits thereto), and (ii) the Other Subscription Agreements. The Other Subscription Agreements reflect the same Per Share Price and, with the exception of the Other Subscription Agreements entered into by Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P., other terms with respect to the purchase of the Common Stock that are no more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement. The Other Subscription Agreements shall not be amended after the date hereof to provide for terms that are more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, unless such terms are also offered to the Subscriber, provided that the Other Subscription Agreements entered into by Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P. shall not be amended after the date hereof to provide for terms thereunder that are more favorable to such Other Subscriber than the terms of this Subscription Agreement, unless such terms are also offered to the Subscriber other than as set forth in the initial Other Subscription Agreements with Deerfield Partners, L.P. and Deerfield Private Design Fund IV, L.P.
(l)   As of their respective dates, all filings, registration statements, proxy statements, reports and other documents (the “SEC Reports”) required to be filed by the Company with the Commission complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports. Notwithstanding anything to the contrary set forth in this Section 3(l), no representation or warranty is made by the Company as to changes in accounting arising in connection with any required revision or restatement of the Company’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation, internal controls over financial reporting or other accounting procedures and disclosure controls) arising from the treatment of such warrants as liabilities or other required changes in the Company’s historical financial statements and SEC Reports in accordance with the Statement.
(m)   As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, of which 23,000,000 are outstanding, 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Shares”), of which 5,750,000 are issued and outstanding, and 1,000,000 shares of preferred stock, par value $0.0001 per share, none of which are issued and outstanding. No other shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding except as contemplated by the Transaction Agreement. All issued and outstanding shares of Common Stock and Class B Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Company’s organizational documents or any contract to which the Company is a party or by which the Company is bound. Except as set forth in the Company’s organizational documents or contemplated by the Transaction Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of Common Stock or any capital equity of the Company. Except as set forth in the Company’s certificate of incorporation, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares pursuant to this Subscription Agreement or (ii) the shares to be issued pursuant to any Other Subscription Agreement. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person or entity.
(n)   The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission to prohibit or terminate the listing of the Common Stock on Nasdaq or to deregister the Common Stock under the Exchange Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act.
(o)   The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Company Material Adverse Effect. The Company has not received any written communication from a governmental authority that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have a Company Material Adverse Effect.
(p)   The Company is not, and immediately after receipt of payment for the Subscribed Shares and the other shares of the Company to be issued pursuant to the Other Subscription Agreements, will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.
Section 4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
(a)   Subscriber (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, if applicable, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties in each case that would reasonably be expected to have a material adverse effect on the ability of the Subscriber to enter into and timely perform its obligations under this Subscription Agreement.

(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Shares.
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, or (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act, and, in each of cases (i) and (ii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates representing the Subscribed Shares shall contain a legend to such effect. As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell the Subscribed Shares and may be required to bear the financial risk of an investment in the Subscribed Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement. Subscriber acknowledges that certain information provided by the Company was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.
(g)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Company concerning the Company or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares, including with respect to the Company, its subsidiaries, TOI, its subsidiaries and the Transaction, and made its own assessment and is satisfied concerning the relevant tax and other economic considerations relevant to the Subscriber’s investment in the Subscribed Shares. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has reviewed the Company’s filings with the Commission. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has prepared any disclosure or offering document in connection with the offer and sale of the Subscribed Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company, TOI or the quality or value of the Subscribed Shares. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber.
(h)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or a representative of the Company, or by means of contact from the Placement Agents, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or a representative of the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and determined that the Subscribed Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, such Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, such Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by the undersigned and used to purchase the Subscribed Shares were legally derived.
(m)   Other than with respect to affiliates of a Subscriber, such Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) including any group acting for the purpose of acquiring, holding, voting or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).
(n)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(o)   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(p)   Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(q)   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), or any of the Placement Agents, other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company.
(r)   No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.
Subscriber acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agent, (ii) in connection with the Transaction, Guggenheim Securities, and/or its respective affiliates, are acting as financial advisor to TOI and Jefferies, and/or its respective affiliates, are acting as lead financial advisor to TOI and (iii) each of Guggenheim Securities and Jefferies has served in various commercial roles for TOI and the Company, its affiliates and certain funds and business development companies that Guggenheim Securities and Jefferies and their affiliates advise. Subscriber understands and acknowledges that Guggenheim Securities and Jefferies’ roles as financial advisors to TOI may give rise to potential conflicts of interest or the appearance thereof and that these conflicts may potentially conflict with, or be adverse to, Subscriber’s interests. Subscriber further acknowledges and is aware that UBS Securities, Deutsche Bank and Jefferies will receive deferred underwriting commissions upon the closing of the Transaction.
(s)   Subscriber hereby acknowledges and agrees that (a) each Placement Agent is acting solely as Placement Agent in connection with the transactions contemplated hereby and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary for the undersigned in connection with the transactions contemplated hereby, (b) the Placement Agents have not made and will not make any representation or warranty, whether express or implied, of any kind or character to Subscriber and have not provided any advice or recommendation to Subscriber in connection with the transactions contemplated hereby, (c) the Placement Agents will have no responsibility to Subscriber with respect to (i) any representations, warranties or agreements made by any person or entity to Subscriber under or in connection with the transactions contemplated hereby, or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) of any thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, TOI or the transactions contemplated hereby, and (d) the Placement Agents shall have no liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgements, awards, liabilities, costs, expenses or disbursements incurred by the Subscriber, the Company or any other person or entity) whether in contract, tort or otherwise, to the Subscriber, or to any person claiming through the Subscriber, in respect of the transactions contemplated hereby.
(t)   Subscriber acknowledges and understands that none of the Placement Agents nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to the Company, TOI or any of their respective subsidiaries or any of their respective businesses, or the Subscribed Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company or TOI.
Section 5.   Registration of Subscribed Shares.
(a)   The Company agrees that the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscribed Shares (the “Registration Statement”) within thirty (30) days of the Closing Date, and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (provided that such period may be extended to 90 calendar days if the Commission notifies the Company that it will “review” the Registration Statement) after the filing date thereof and (ii) ten (10) Business Days after the date the Company is notified by the Commission (orally or in writing, whichever is earlier) that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business. The Company will use its commercially reasonable efforts to provide a draft of the Registration Statement to the undersigned for review at least two (2) Business Days in advance of filing the Registration Statement. Unless otherwise agreed to in writing by the Subscriber, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement unless requested by the Commission or another regulatory agency; provided, that if the Commission requests that a Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act by the selling stockholders or otherwise, such Registration Statement shall register for resale such number of shares of Common Stock that is equal to the maximum number of shares as is permitted by the Commission. In such event, the number of shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares that were not included in the initial Registration Statement and cause such amendment or Registration Statement to become effective as promptly as practicable.
(b)   The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to Subscriber until the earlier of (i) three years from the issuance of the Subscribed Shares, (ii) the date on which all of the Subscribed Shares held by Subscriber shall have been sold, or (iii) on the first date on which the undersigned can sell all of its Subscribed Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For so long as the Subscriber holds Subscribed Shares, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Subscribed Shares pursuant to Rule 144. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to qualify the Subscribed Shares for listing on the applicable stock exchange on which the Common Stock is then listed and update or amend the Registration Statement as necessary to include the Subscribed Shares. The Company will use its commercially reasonable efforts to (i) for so long as the Subscriber holds Subscribed Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Subscribed Shares pursuant to Rule 144, (ii) cause the removal of all restrictive legends from any Subscribed Shares being sold under the Registration Statement or pursuant to Rule 144 at the time of sale of such Subscribed Shares within two (2) Business Days of Subscriber’s request, and, at the request of Subscriber, cause the removal of all restrictive legends from any Subscribed Shares held by Subscriber that may be sold by Subscriber (x) pursuant to the Restriction Statement or (y) without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions, and (iii) cause its legal counsel to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (ii) upon the receipt of such supporting documentation, if any, as reasonably requested by such counsel. The undersigned agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.
(c)   In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. At its expense the Company shall:
(i)
advise the Subscriber, as expeditiously as possible:

(1)   when a Registration Statement or any amendment thereto has been filed with the Commission;
(2)   after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;
(3)   of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscribed Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(4)   subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Subscriber of such events, provide the Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Subscriber of the occurrence of the events listed in (i) through (iv) above constitutes material, nonpublic information regarding the Company.
(ii)
use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iii)
upon the occurrence of any event contemplated in Section 5(c)(i)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscribed Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
(iv)
use its commercially reasonable efforts to allow the Subscriber to review disclosure regarding the Subscriber in the Registration Statement; and

(v)
otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Subscriber, consistent with the terms of this Subscription Agreement, in connection with the registration of the Subscribed Shares.

(d)   The Company’s obligations to include the Subscribed Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Subscribed Shares as shall be reasonably requested by the Company to effect the registration of the Subscribed Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as permitted hereunder, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscribed Shares. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Subscribed Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement (i) if it determines that in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed or (ii) if, in the reasonable determination of the Company’s board of directors, upon advice of legal counsel, such filing or use (1) could materially affect a bona fide business or financing transaction of the Company or (2) would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than: (A) sixty (60) consecutive days, or (B) two (2) times in any three hundred sixty (360) day period and the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the undersigned of such securities as soon as practicable thereafter.
(e)   Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company, except upon the prior written consent of the Subscriber) of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that it will immediately discontinue offers and sales of the Subscribed Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the undersigned will deliver to the Company or, in the undersigned’s sole discretion destroy, all copies of the prospectus covering the Subscribed Shares in the undersigned’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscribed Shares shall not apply

(w) to the extent the undersigned is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.
(f)   Indemnification.
(i)   The Company agrees to indemnify and hold harmless, to the extent Subscriber is a seller under the Registration Statement, the Subscriber, its directors, officers, employees, advisers and agents, and each person who controls the Subscriber (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Subscriber (within the meaning of Rule 405 under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable external attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of the Subscriber expressly for use therein or Subscriber has omitted a material fact from such information.
(ii)   The Subscriber agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements or any other selling shareholder under the Registration Statement, to indemnify and hold harmless the Company, its directors and officers, agents and employees and each person who controls the Company (within the meaning of the Securities Act and the Exchange Act) and each affiliate of the Company against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented external attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Subscriber expressly for use therein. In no event shall the aggregate liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares giving rise to such indemnification obligation.
(iii)   Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv)   The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscribed Shares.
(v)   If the indemnification provided under this Section 5(f) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(f) from any person who was not guilty of such fraudulent misrepresentation. In no event shall the aggregate liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscribed Shares giving rise to such contribution obligation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.
(g)   In connection with any sale, assignment, transfer or other disposition of the Subscribed Shares by the Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Subscribed Shares held by the Subscriber become freely tradable and upon compliance by the Subscriber with the requirements of this Section 5(g), if requested by the Subscriber, the Company shall cause the transfer agent for the Subscribed Shares (the “Transfer Agent”) to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two (2) Business Days of any such request therefor from the Subscriber, provided that the Company and the Transfer Agent have timely received from the Subscriber customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith. Subject to receipt from the Subscriber by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Subscribed Shares and the Company will, if required by the Transfer Agent, cause an opinion of the Company’s counsel be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Subscribed Shares (i) (x) are subject to or (y) have been or are about to be sold or transferred pursuant to an effective registration statement, (ii) have been or are about to be sold pursuant to Rule 144, or (iii) are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such shares. If restrictive legends are no longer required for such Subscribed Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and within two (2) Business Days of any request therefor from the Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC fees associated with such issuance.

(h)   For purposes of this Section 5 of this Subscription Agreement, “Subscribed Shares” shall mean, as of any date of determination, the Subscribed Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Subscribed Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event, and “Subscriber” shall include any affiliate of the undersigned Subscriber to which the rights under this Section 5 shall have been duly assigned.
Section 6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, (c) if, on the Closing Date of the Transaction, any of the conditions to Closing set forth in Section 2 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) March 13, 2022 , if the Closing has not occurred by such date other than as a result of a breach of Subscriber’s obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination of this Subscription Agreement pursuant to this Section 6, this Subscription Agreement shall be void and of no further effect and any monies paid by the Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) business day) be returned to the Subscriber.
Section 7.   Trust Account Waiver.   Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated March 10, 2020 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, in each case, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement.
Section 8.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, at the time of transmission to such recipient; provided, that no mail undeliverable or other rejection notice is generated, (iii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).
(b)   Subscriber acknowledges that the Company and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.
(c)   Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.
(d)   Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder, if any) may be transferred or assigned. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned (provided, that, for the avoidance of doubt, the Company may transfer the Subscription Agreement and its rights hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, the Company). Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates, to other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber, or, with the Company’s prior written consent, to another person, provided that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations.
(f)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing. For the avoidance of doubt, if for any reason the Closing does not occur prior to the consummation of the Transaction, all representations, warranties, covenants and agreements of the parties hereunder shall survive the consummation of the Transaction and remain in full force and effect.
(g)   The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall provide such information as may be reasonably requested to the extent readily available and to the extent consistent with the Subscriber’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Subscriber confidential except to the extent such disclosure is required by law, at the request of the staff of the Commission or under the regulations of Nasdaq. Subscriber acknowledges that the Company may file a copy of this Subscription Agreement with the Commission as an exhibit to a periodic report of the Company or a registration statement of the Company.
(h)   This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(i)   This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.
(j)   Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5(f), Section 8(b), Section 8(c) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
(k)   The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n)   This Subscription Agreement may be executed and delivered in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)   EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES

FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Subscription Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
(s)   The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the Commission a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber shall not be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents (including the Placement Agents), and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with Company, the Placement Agents, or any of their affiliates in connection with the Transaction. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq. Subscriber will promptly provide any information reasonably requested by the Company that is necessary for any regulatory application or filing made or approval required in connection with the Transaction (including filings with the Commission) to the extent readily available and, if such information is not already public, the Company agrees to keep such information confidential and disclose only such information as is required with respect to such filings.

(t)   The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, TOI or any of its subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)   If Subscriber is a Massachusetts Business Trust, a copy of the Declaration of Trust of Subscriber or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Subscriber or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees, officers or stockholders of Subscriber or any affiliate thereof individually but are binding only upon Subscriber or any affiliate thereof and its assets and property.
[Signature pages follow.]

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.
DFP HEALTHCARE ACQUISITIONS CORP.
By:

Name:
Title:
Address for Notices:
DFP Healthcare Acquisitions Corp.
345 Park Avenue South
New York, New York 10010
Email:
chris.wolfe@dfphealthcare.com

Attention:
Chris Wolfe

with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:
joel.rubinstein@whitecase.com
jason.rocha@whitecase.com
bryan.luchs@whitecase.com

Attention:
Joel Rubinstein
Jason A. Rocha
Bryan J. Luchs

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Investor’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Email:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account of the Company specified by the Company in the Closing Notice.
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
A.   QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **
B.   ACCREDITED INVESTOR STATUS (Please check the box)
☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **
C.   AFFILIATE STATUS (Please check the applicable box)
SUBSCRIBER:
☐   is:
☐   is not:
an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

[Signature Page to Subscription Agreement]

Annex E
SUBSCRIPTION AGREEMENT
This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on June 28, 2021, by and between DFP Healthcare Acquisitions Corp., a Delaware corporation (the “Company”), and each of the undersigned subscribers (each a “Subscriber”).
WHEREAS, concurrently with the execution of this Subscription Agreement, the Company is entering into a definitive agreement with TOI Parent, Inc., a Delaware corporation (“TOI”) and certain other parties thereto, in substantially the form provided to Subscriber prior to the date hereof, providing for the acquisition by the Company of all of the issued and outstanding equity interests of TOI (the “Transaction Agreement” and the transactions contemplated by the Transaction Agreement, the “Transaction”);
WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), set forth on the signature page hereto (the “Subscribed Common Shares”) for a purchase price of $10.00 per share (the “Per Common Share Price”), and the Company desires to issue and sell to Subscriber the Subscribed Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;
WHEREAS, the Subscriber and the Company have entered into a letter agreement on even date herewith (the “Consent Letter”), pursuant to which, among other things, the Subscriber and the other investors party thereto (collectively, “Deerfield Investors”) and the Company have agreed to use their reasonable best efforts to establish definitive documentation pursuant to which the Deerfield Investors will exchange a number of their shares of Company’s Class A Common Stock and the Company’s Class B Common Stock, for and in consideration of, a number of shares of the Company’s Preferred Stock, to be designated as Series A Common Equivalent Preferred Stock, pursuant to the terms of the Certificate of Designation, Preferences and Rights contemplated by the Consent Letter (the “Certificate of Designation”), on a 100:1 basis (the “Pre-Closing Exchange”);
WHEREAS, if the Pre-Closing Exchange is being consummated, on the Closing Date Subscriber will subscribe for and purchase from the Company, and the Company will issue and sell to Subscriber a number shares of Series A Common Equivalent Preferred Stock (the “Subscribed Common Equivalent Preferred Shares” and, together with the Subscribed Common Shares, the “Subscribed Shares”) convertible into the number of Subscribed Shares set forth on the signature page hereto (or such lesser number as Subscriber may designate in writing prior to the Closing Date) for a purchase price of $1,000 per share (the “Per Common Equivalent Preferred Share Price” and the aggregate of the Per Common Share Purchase Price for all Common Subscribed Shares and the Per Common Equivalent Preferred Share Purchase Price for all Subscribed Common Equivalent Preferred Shares being referred to as the “Purchase Price”) and the number of shares of Company Class A Common Stock subscribed for hereunder will be reduced by an amount corresponding to the number of shares of Company Class A Common Stock into which the Subscribed Common Equivalent Preferred Shares are convertible (such shares of Class A Common Stock referred to herein as the “Conversion Shares”);
WHEREAS, in connection with the Transaction, the Company and the Subscriber will enter into the Amended and Restated Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement” and, together with this Subscription Agreement, the “Subscription Documents”), superseding that certain Registration Rights Agreement, dated as March 10, 2020, by and among the Company, DFP Sponsor LLC and the other parties thereto; and
WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase on the closing date of the Transaction, inclusive of the Subscribed Shares, an aggregate amount of 27.5 million shares of Class A Common Stock, at the Per Share Price (the shares of the Other Subscribers, the “Other Subscribed Shares”) for an aggregate purchase price, inclusive of the Purchase Price, of $275 million.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
Section 1.   Subscription.   Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby agrees to subscribe for and purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Shares (such subscription and issuance, the “Subscription”).
Section 2.   Closing.
(a)   The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transaction.
(b)   At least five (5) Business Days before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. In connection therewith and prior to or concurrent with the delivery of the Closing Notice, upon Subscriber’s request, the Company shall deliver to Subscriber a duly completed and executed Internal Revenue Service Form W-9 or W-8BenE, as applicable. No later than one (1) Business Days prior to the Closing Date, Subscriber shall deliver the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing, and deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscribed Shares to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Shares are to be issued and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber (i) the Subscribed Shares in book entry form (or, at the request of Subscriber, by issuance of a certificate, duly executed on behalf of the Company and countersigned by the Company’s transfer agent, representing such Subscribed Shares), free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. Notwithstanding the foregoing two sentences, for any Subscriber that informs the Company (1) that it is an investment company registered under the Investment Company Act of 1940, as amended, (2) that it is advised by an investment adviser subject to regulation under the Investment Advisers Act of 1940, as amended, or (3) that its internal compliance policies and procedures so require it, then, in lieu of the settlement procedures in the foregoing two sentences, the following shall apply: such Subscriber shall deliver on the Closing Date, as soon as practicable following receipt of evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date, the Purchase Price for the Subscribed Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice (which account shall not be an escrow account) against delivery by the Company to Subscriber of the Subscribed Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under applicable securities laws), in the name of Subscriber (or its nominee in accordance with its delivery instructions) and evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscribed Shares on and as of the Closing Date. In the event that the consummation of the Transaction does not occur within two (2) Business Days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than three (3) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries with respect to the Subscribed Shares shall be deemed cancelled and any certificate shall be returned. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.
(c)   The Closing shall be subject to the satisfaction, or waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:
(i)
no suspension of the qualification of the Class A Common Stock for offering or sale or trading in any jurisdiction or suspension or removal from listing of the Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”), or initiation or threatening of any proceedings for any of such purposes or delisting, shall have occurred;

(ii)
all conditions precedent to the closing of the Transaction set forth in the Transaction Agreement, including all necessary approvals of the Company’s stockholders and regulatory approvals, if any, shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with or immediately following the Closing; and

(iii)
no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(d)   The obligation of the Company to consummate the Closing shall be subject to the satisfaction or waiver by the Company of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects at and as of the Closing Date and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction; and

(ii)
Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(e)   The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or waiver in writing by Subscriber of the additional conditions that, on the Closing Date:
(i)
all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date);

(ii)
the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)
there shall be no amendment, waiver or modification to the Transaction Agreement (as the same exists as of the date hereof) that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement without having received Subscriber’s prior written consent;
(iv)
the Common Stock (I) shall be designated for quotation or listed on Nasdaq and (II) shall not have been suspended, as of the applicable Closing Date, by the United States Securities and Exchange Commission (the “Commission”) or by Nasdaq from trading on Nasdaq;

(v)
neither the Company nor TOI shall have entered into any side letter or other similar agreement (other than the Other Subscription Agreements) that materially benefits any Other Subscriber or other party thereto, unless Subscriber has been offered the same benefits; and

(vi)
the Company’s stockholders shall have approved the issuance of the Subscribed Shares, the Conversion Shares and the Common Stock issued pursuant to the Other Subscription Agreements as and if required by Nasdaq rules.

(f)   Prior to or at the Closing, Subscriber shall deliver all such other information as is reasonably requested in order for the Company to issue the Subscribed Shares to Subscriber.
Section 3.   Company Representations and Warranties.   The Company represents and warrants to Subscriber that:
(a)   The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under the Subscription Documents, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial), stockholders’ equity or results of operations of the Company or a material adverse effect on the legal authority and ability of the Company to comply in all material respects with the terms of the Subscription Documents, including the issuance and sale of the Subscribed Shares.
(b)   The Subscribed Common Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions, and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware. In the event that Subscriber subscribes for the Common Equivalent Preferred Shares, the Certificate of Designation has been filed with the Secretary of State of the State of Delaware and become effective prior to the Closing Date, and, when issued and delivered to Subscriber against full payment therefor in accordance the terms of this Agreement, the Subscribed Common Equivalent Preferred Shares will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions, and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware. The Conversion Shares have been duly authorized and, when issued and delivered to Subscriber upon conversion of the Common Equivalent Preferred Shares in accordance with the Certificate of Designation, will be validly issued, fully paid and non-assessable, free and clear of all liens or other restrictions, and will not have been issued in violation of, or subject to, any preemptive or similar rights created under the Company’s governing and organizational documents or the laws of the State of Delaware.
(c)   The Subscription Documents have been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, each Subscription Document shall constitute the valid and legally binding obligation of the Company, enforceable against the

Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(d)   The execution, delivery and performance of the Subscription Documents, including the issuance and sale of this Subscribed Shares hereunder, the compliance by the Company with all of the provisions of the Subscription Documents and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; (ii) the organizational documents of the Company; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.
(e)   The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of the Subscription Documents (including, without limitation, the issuance of the Subscribed Shares and the Conversion Shares), other than (i) notice filings required by applicable state securities laws, (ii) the filing of a registration statement as contemplated by the Registration Rights Agreement and the declaration of effectiveness with respect thereto by the Commission, (iii) the filing of a Notice of Exempt Offering of Securities on Form D with the Commission under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), if applicable, (iv) those required by Nasdaq, including with respect to obtaining stockholder approval, (v) those required to consummate the Transaction as provided under the Transaction Agreement, (vi) the filing of notification under the HSR Act, if applicable and (vii) those the failure of which to obtain would not have a Company Material Adverse Effect.
(f)   Except for such matters as have not had and would not have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.
(g)   Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Shares by the Company to Subscriber.
(h)   Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Shares. The Subscribed Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Shares as contemplated hereby or (ii) cause the offering of the Subscribed Shares pursuant to this Subscription Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Shares, as contemplated hereby, to the registration provisions of the Securities Act.
(i)   No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company, except for a Disqualification Event as to which Rule 506(d)(2)(ii — iv) or (d)(3) is applicable.

(j)   The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.
(k)   The Class A Common Stock is eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Class A Common Stock. The Company’s transfer agent is a participant in DTC’s Fast Automated Securities Transfer Program. The Class A Common Stock is not, and has not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Class A Common Stock through DTC.
(l)   Except for UBS Securities LLC, Deutsche Bank Securities, Inc., Guggenheim Securities, LLC and Jefferies LLC (collectively, the “Placement Agents”), no broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Shares to Subscriber. The Company is solely responsible for the payment of any fees, costs, expenses and commissions of the Placement Agents.
(m)   The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Subscribed Shares and the Conversion Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Subscribed Shares or Conversion Shares shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company or their counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Subscribed Shares and Conversion Shares are not subject to any contractual prohibition on pledging or lock up, the form of such acknowledgment to be subject to review and comment by the Company in all respects.
(n)   As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Class A Common Stock with the Commission. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Documents as of the date hereof.
(o)   As of the date hereof, the authorized share capital of the Company consists of 110,000,000 shares of common stock (the “Common Stock”), including 100,000,000 shares of Class A Common Stock and 10,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), and 1,000,000 preferred shares, par value $0.0001 per share (“Preferred Shares”). As of the date hereof and immediately prior to the Closing and prior to giving effect to the Transaction: (i) 23,000,000 shares of Class A Common Stock, 5,750,000 shares of Class B Common Stock (the “Founder Shares”) and no Preferred Shares were issued and outstanding; (ii) 5,750,000 warrants, each exercisable to purchase a share of Class A

Common Stock at $11.50 per full share, and 3,733,334 private placement warrants, each exercisable to purchase a share of Class A Common Stock at $11.50 per full share (together “Warrants”), were issued and outstanding; and (iii) no Common Stock was subject to issuance upon exercise of outstanding options. No Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights and (B) outstanding Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive rights. As of the date hereof, except as set forth above and pursuant to (1) the Other Subscription Agreements, or (2) the Transaction Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by the Transaction Agreement. Other than the Founder Shares, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Shares or the Conversion Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement.
(p)   The issued and outstanding shares of Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on Nasdaq under the symbol “DFPH.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the Commission with respect to any intention by such entity to deregister the shares of Class A Common Stock or prohibit or terminate the listing of the shares of Common Stock on Nasdaq. The Company has taken no action that is designed to terminate the registration of the shares of Class A Common Stock under the Exchange Act.
(q)   Upon consummation of the Transaction, the issued and outstanding shares of Class A Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq.
(r)   The Company has not entered into any subscription agreement, side letter or similar agreement with any investor in connection with such investor’s participation in the PIPE Transaction other than (i) the Transaction Agreement (including any agreements as exhibits thereto), and (ii) the Other Subscription Agreements. The Other Subscription Agreements reflect the same Per Share Price and other terms with respect to the purchase of the Class A Common Stock that are no more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, unless such terms are also offered to the Subscriber.
(s)   The Company is not, and immediately after receipt of payment for the Subscribed Shares and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
(t)   The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable section 203 of the Delaware General Corporation Law, and any other control share acquisition, business combination or other similar anti-takeover provision under the organizational documents of the Company or applicable law that is or could become applicable to Subscriber as a result of the transactions contemplated by this Subscription Agreement, including the Company’s issuance of the Subscribed Shares or the Conversion Shares and Subscriber’s ownership of the Subscribed Shares or Conversion Shares. The Company has not adopted a shareholders rights plan (or “poison pill”) or similar arrangement relating to accumulations of beneficial ownership of Class A Common Stock or a change in control of the Company
(u)   There has been no action taken by the Company, or, to the knowledge of the Company, any officer, director, equityholder, manager, employee, agent or representative of the Company, in each case, acting on behalf of the Company, in violation of any applicable Anti-Corruption Laws (as herein defined), (i) the Company has not been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a governmental authority for violation of any applicable Anti-Corruption Laws, (ii) the Company has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any governmental authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws and (iii) the Company has not received any written notice or citation from a governmental authority for any actual or potential noncompliance with any applicable Anti-Corruption Laws. As used herein, “Anti-Corruption Laws” means any applicable laws relating to corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 (as amended), the UK Bribery Act 2010, and any similar law that prohibits bribery or corruption.
Section 4.   Subscriber Representations and Warranties.   Subscriber represents and warrants to the Company that:
(a)   Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of incorporation, if applicable, and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.
(b)   This Subscription Agreement has been duly authorized, executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.
(c)   The execution and delivery of this Subscription Agreement, the purchase of the Subscribed Shares and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein and therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Shares.
(d)   Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A, (ii) is acquiring the Subscribed Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has provided the Company with the requested information on Annex A following the signature page hereto).
(e)   Subscriber understands that the Subscribed Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Shares and Conversion Shares have not been registered under the Securities Act. Subscriber understands that the Subscribed Shares and Conversion Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met, or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, including pursuant to a private sale effected under Section 4(a)(7) of the Securities Act or applicable formal or informal Commission interpretation or guidance, such as a so-called “4(a)(1) and a half” sale, and that any certificates representing the Subscribed Shares or

Conversion Shares shall contain a legend to such effect, which legend shall be subject to removal as set forth in the Registration Rights Agreement.
As a result of these transfer restrictions, Subscriber understands that Subscriber may not be able to readily resell the Subscribed Shares or Conversion Shares and may be required to bear the financial risk of an investment in the Subscribed Shares and Conversion Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Shares will not be eligible for offer, resale or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Shares or Conversion Shares. By making the representations herein, Subscriber does not agree to hold any of the Subscribed Shares or Conversion Shares for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Subscribed Shares or Conversion Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.
(f)   Subscriber understands and agrees that Subscriber is purchasing the Subscribed Shares directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.
(g)   In making its decision to purchase the Subscribed Shares, Subscriber has relied solely upon independent investigation made by Subscriber. Without limiting the generality of the foregoing, Subscriber has not relied on any statements or other information provided by anyone other than the Company concerning the Company or the Subscribed Shares or the offer and sale of the Subscribed Shares. Subscriber acknowledges and agrees that Subscriber has received access to, and has had an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Shares. Subscriber acknowledges and agrees that (i) none of the Placement Agents, or any affiliate of the Placement Agents, has provided Subscriber with any information or advice with respect to the Subscribed Shares nor is such information or advice necessary or desired and (ii) none of the Placement Agents nor any of their respective affiliates has provided Subscriber with any disclosure or offering document in connection with the offer and sale of the Subscribed Shares. None of the Placement Agents or any of their respective affiliates has made or makes any representation as to the Company, TOI or the quality or value of the Subscribed Shares and the Placement Agents and any of their respective affiliates may have acquired non-public information with respect to the Company or TOI which Subscriber agrees need not be provided to it. However, neither any inquiries, nor any due diligence investigation conducted by Subscriber or any of Subscriber’s professional advisors nor anything else contained herein, shall modify, limit or otherwise affect Subscriber’s right to rely on the Company’s representations, warranties, covenants and agreements contained in the Subscription Documents. In connection with the issuance of the Subscribed Shares to Subscriber, none of the Placement Agents or any of their respective affiliates has acted as a financial advisor or fiduciary to Subscriber. The Subscriber agrees that none of the Placement Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Subscribed Shares.
(h)   Subscriber became aware of this offering of the Subscribed Shares solely by means of direct contact between Subscriber and the Company or a representative of the Company, or by means of contact from the Placement Agents, and the Subscribed Shares were offered to Subscriber solely by direct contact between Subscriber and the Company or a representative of the Company. Subscriber did not become aware of this offering of the Subscribed Shares, nor were the Subscribed Shares offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Shares were not offered by any form of advertising or, to its knowledge, general solicitation.
(i)   Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Shares and Conversion Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Shares and Conversion Shares, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Shares and Conversion Shares. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Shares hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).
(j)   Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Shares and Conversion Shares and determined that the Subscribed Shares and Conversion Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.
(k)   Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Shares or made any findings or determination as to the fairness of this investment.
(l)   Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Shares were legally derived.
(m)   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of Subscribed Shares hereunder.
(n)   If Subscriber is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Company, nor any of its respective affiliates (the “Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Subscribed Shares, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Shares and (ii) the acquisition and holding of the Subscribed Shares will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
(o)   Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.
(p)   Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, any of its affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company expressly set forth in this Subscription Agreement, in making its investment or decision to invest in the Company. Subscriber agrees that neither (i) any Other Subscriber pursuant to an Other Subscription Agreement or any other agreement related to the private placement of shares of Class A Common Stock (including the controlling persons, officers, directors, partners, agents or employees of any such Subscriber) nor (ii) the Company, its affiliates or any of their or their respective affiliates’ control persons, officers, directors, partners, agents, employees or representatives, shall be liable to any Other Subscriber pursuant to this Subscription Agreement or any other agreement related to the private placement of shares of Class A Common Stock for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Shares hereunder.
(q)   No broker or finder is entitled to any brokerage or finder’s fee or commission to be paid by Subscriber solely in connection with the sale of the Subscribed Shares to Subscriber.
(r)   At all times on or prior to the Closing Date, Subscriber has no binding commitment to dispose of, or otherwise transfer (directly or indirectly), any of the Subscribed Shares.
Section 5.   Reservation of Shares.   On and after the Closing Date, the Company shall at all times reserve and keep available, free of preemptive or similar rights, a sufficient number of shares of Class A Common Stock for the purpose of enabling the Company to issue all of the Conversion Shares pursuant to the Certificate of Designation (without regard to the Blocker/Beneficial Ownership Limitation set forth in the Consent Letter).
Section 6.   Termination.   This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, or (c) March 13, 2022, if the Closing has not occurred by such date other than as a breach of Subscriber’s obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.
Section 7.   Trust Account Waiver.   Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated March 10, 2020 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall be deemed to limit any Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Class A Common Stock acquired by any means other than pursuant to this Subscription Agreement.
Section 8.   Miscellaneous.
(a)   All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).
(b)   Subscriber acknowledges that the Company, the Placement Agents and others, including after the Closing, TOI, will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company or the Placement Agents any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Subscribed Shares from the Company will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date. The Company acknowledges that Subscriber and the Placement Agents will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber and the Placement Agents if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects. The Company acknowledges and agrees that each sale by the Company of Subscribed Shares to Subscriber will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Company as of the time of such purchase except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such earlier date.
(c)   Each of the Company, the Placement Agents and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)   The Company shall, regardless of whether the transactions contemplated hereby are consummated, reimburse the Subscriber for its reasonable and documented out-of-pocket third-party costs and expenses (including legal fees) incurred in connection with due diligence, the negotiation and preparation of the Subscription Documents, including this Subscription Agreement, the agreements and instruments contemplated hereby, and any other agreement or transaction contemplated hereby or thereby and the undertaking of the transactions contemplated pursuant to this Subscription Agreement. Such reimbursement shall be made promptly following submission of invoices in respect of the costs and expenses at or following the first to occur of (x) the closing of the transactions contemplated by this Subscription Agreement, and (y) the termination of this Subscription Agreement. The Company shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(e)   Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Shares acquired hereunder and the Conversion Shares) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that no such assignment shall relieve Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.
(f)   All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.
(g)   The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Shares and to register the Subscribed Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.
(h)   This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.
(i)   This Subscription Agreement and the Registration Rights Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof and thereof.
(j)   Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 8(b), Section 8(c) and this Section 8(j) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
(k)   The parties hereto acknowledge and agree that (i) this Subscription Agreement is being entered into in order to induce the Company to execute and deliver the Transaction Agreement and (ii) irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company shall be entitled to specifically enforce Subscriber’s obligations to fund the Subscription and the provisions of this Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(l)   If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
(m)   No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.
(n)   This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
(o)   This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.
(p)   EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.
(q)   The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the United States District Court for the Southern District of New York, the Supreme Court of the State of New York and the federal courts of the United States of America located in the State of New York, and sitting in the County of New York (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.
(r)   This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties or third party beneficiaries hereto and then only with respect to the specific obligations set forth herein with respect to such party or third party beneficiary.
(s)   The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). No later than 9:00 a.m., New York City time, on the fourth (4th) Business Day following the earlier to occur of the Closing Date or the termination of the Transaction Agreement, the Company shall file with the Commission a Current Report on Form 8-K (the “Super 8-K”) disclosing the requisite Form 10 information (within the meaning of Rule 144), the consummation of the transactions contemplated hereby, the Transaction and the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement, or if applicable, the termination of the Transaction Agreement, and, in each case, any other material, nonpublic information that the Company has provided or made available to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Super 8-K with respect to TOI, the Transaction and the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements and the Transaction Agreement, and which then continues to constitute material, nonpublic information. The Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Notwithstanding anything in any of the Subscription Documents to the contrary, the Company shall not, and shall cause each of its officers, directors, employees, attorneys, representatives and agents to not, provide Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives with any material non-public information regarding the Company from and after the filing with the Commission of the Super 8-K without the express prior written consent of Subscriber or as agreed upon in a customary oral (confirmed by email) or written “wall-cross” agreement between the Company and Subscriber. For the avoidance of doubt, the provision of any material non-public information to the Subscriber or any of its affiliates, attorneys, agents or representatives specifically in response to a direct written inquiry by such person, which inquiry has included express confirmation from Subscriber that material non-public information may be provided in response thereto, shall be deemed to have made with such person’s express prior written consent. The Company understands, acknowledges and agrees that (a) Subscriber, its affiliates and persons acting on their behalf will rely on the provisions of this Section 8(s) in effecting transactions in the Subscribed Shares and other securities of the Company and of other persons, and (b) notwithstanding anything to the contrary contained herein, Subscriber shall not (nor shall any of Subscriber’s affiliates, attorneys, agents or representatives) have any duty of trust or confidence with respect to, or any obligation not to trade in any securities while aware of, any material non-public information (i) provided by, or on behalf of, the Company, any of its affiliates or any of its officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, covenants, provisions or agreements set forth in this Section 8(s) or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof) as a result of any breach or violation by the Company of any representation, covenant, provision or agreement set forth in this Section 8(s). Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).
(t)   As applicable, for ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties agree that (i) this Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under this Subscription Agreement for the obligations of any other Subscriber so listed. In addition, the obligations of Subscribers under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, TOI or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.
(u)   The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Exhibits are to Sections, Schedules or Exhibits contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.
(v)   To the extent Subscriber determines it is required to make an HSR Filing and observe the requisite waiting period under the HSR Act, each party agrees to, as reasonably promptly as possible following the date hereof, make any required HSR Filings and supply as promptly as reasonably practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable. Each party shall, in connection therewith, use its commercially reasonable efforts to: (i) cooperate in all respects with the other party or its affiliates in connection with any filing or submission; (ii) keep the other party reasonably informed of any communication received by such party or its representatives from, or given by such party or its representatives to, any governmental authority and of any communication received or given in connection with any proceeding by a private person or governmental authority, in each case regarding the purchase of the Subscribed Shares; (iii) except to the extent would result in a waiver of attorney-client privilege or is prohibited by applicable law, permit a representative of the other party and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any governmental authority or, to the extent permitted by such governmental authority, give a representative or representatives of the other party the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s representative is prohibited from participating in or attending any meetings or conferences, the other party shall keep such party promptly and reasonably apprised with respect thereto; and (v) subject to applicable law relating to the exchange of information, prior to the Closing, use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the purchase of the Subscribed Shares, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any governmental authority. Notwithstanding the foregoing, nothing herein shall require Subscriber to defend against or oppose any lawsuit, motion for preliminary or permanent injunction, temporary restraining order or other actions brought by any governmental authority or private party seeking to block the transactions contemplated hereby under the HSR Act or other competition laws or propose, negotiate, offer to commit to enter into or effect, by consent decree, hold separate order or otherwise, to sell, offer to sell or otherwise dispose of, properties of Subscriber, its respective affiliates or hold separate such properties pending such sale or other disposition in order to resolve any objections to the transactions contemplated hereby raised by any governmental authority or private party. No party to this Subscription Agreement shall consent to any voluntary delay of the consummation of the transactions contemplated hereby at the behest of any governmental authority without the consent of the other party to this Subscription Agreement. Notwithstanding the forgoing, the parties shall mutually agree to the strategy, manner and process relating to seeking the expiration or termination of the waiting period under the HSR Act, including, if applicable, to pull and refile thereunder or to extend the period for any action.
(w)   The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.
(x)   The Company acknowledges and agrees that, so long as Steven Hochberg serves on the Company’s board of directors, representing the interests of Subscriber and its affiliates, Subscriber and its affiliates that beneficially own (for any purpose of Section 16 of the Exchange Act) any shares of Class A Common Stock (or any derivative securities with respect thereto) shall be and remain, a “director by deputization” for purposes of Section 16 of the Exchange Act, including Rule 16b-3 thereunder and related guidance of the Commission. Prior to the Closing Date the Company shall use commercially reasonable efforts to cause the acquisition (or deemed acquisition) from the Company of Subscribed Shares and Conversion Shares by Subscriber, and by each other individual who Subscriber in good faith determines, and notifies the Company in writing in advance of Closing, is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the transactions contemplated by this Subscription Agreement, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder (if and to the extent any such transaction or acquisition (or deemed acquisition) would otherwise be subject to Section 16(b) of the Exchange Act), in a manner mutually acceptable to Subscriber and the Company. Upon the reasonable request of Subscriber, the Company shall provide to Subscriber excerpts of resolutions of the Company’s board of directors approving such transactions for purposes thereof, certified by the secretary of the Company.
[Signature pages follow.]

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.
DFP HEALTHCARE ACQUISITIONS CORP.
By:

Name:
Title:
Address for Notices:
DFP Healthcare Acquisitions Corp.
780 Third Avenue
New York, New York 10017
Email:
chris.wolfe@dfphealthcare.com

Attention:
Chris Wolfe

with a copy (not to constitute notice) to:
White & Case LLP
1221 Avenue of the Americas New York,
New York 10020
Email:
joel.rubinstein@whitecase.com
jason.rocha@whitecase.com
bryan.luchs@whitecase.com

Attention:
Joel Rubinstein
Jason A. Rocha
Bryan J. Luchs

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Subscriber:	State/Country of Formation or Domicile:
By:
Name:
Title:
Name in which Shares are to be registered (if different):	Date: , 2021
Subscriber’s EIN:
Business Address-Street:	Mailing Address-Street (if different):
City, State, Zip:	City, State, Zip:
Attn:	Attn:
Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:
Number of Shares subscribed for:
Aggregate Subscription Amount: $	Price Per Share: $10
With a copy (which shall not constitute notice) to: Katten Muchin Rosenman LLP
525 West Monroe Street Chicago, IL 60661 Facsimile No.: (312) 902-5493 Telephone No.: (312) 902-1061 Attn: Mark D. Wood Email: mark.wood@katten.com
[Signature Page to Subscription Agreement]

ANNEX A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This Annex A should be completed and signed by Subscriber
and constitutes a part of the Subscription Agreement.
A.   QUALIFIED INSTITUTIONAL BUYER STATUS (Please check the box, if applicable)
☐
Subscriber is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

** OR **
B.   ACCREDITED INVESTOR STATUS (Please check the box, if applicable)
☐
Subscriber is an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and has marked and initialed the appropriate box below indicating the provision under which it qualifies as an “accredited investor.”

** AND **
C.   AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:
☐
is:

☐
is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.
Rule 501(a), in relevant part, provides that an “accredited investor” includes any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”
☐
Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐
Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐
Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐
Any corporation, similar business trust, partnership or any organization described in Section 501(c)(3) of the Internal Revenue Code, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐
Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

[Signature Page to Subscription Agreement]

Annex F
THE ONCOLOGY INSTITUTE, INC. 2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s and its Related Entities’ ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company or its Related Entities by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan as determined by the Administrator from time to time, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.   The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2   Appointment of Committees.   To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Related Entities. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time. In no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of the Exchange Act or officers of the Company (or non-employee Directors) to whom the authority to grant or amend Awards has been delegated hereunder. In the event that the Administrator’s authority is delegated to officers or employees of the Company or any of its Related Entities in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted by treating any reference to the Administrator as a reference to such officers or employees. Any action undertaken in accordance with the Board’s or the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Board or the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Board or the Administrator (as applicable).
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.   Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.   If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully

F-1

exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit. If any Optionholder Earnout Shares or Stockholder Earnout Shares are forfeited by reason of a Participant’s Termination of Service (and not because of the failure to satisfy the Share price conditions thereof), then such Optionholder Earnout Shares or Stockholder Earnout Shares, as applicable, shall become available for Award grants under the Plan.
4.3   Incentive Stock Option Limitations.   Subject to the Overall Share Limit, no more than a number of Shares equal to seven percent (7%) of the total number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date may be issued pursuant to Incentive Stock Options granted under the Plan.
4.4   Substitute Awards.   In connection with an entity’s merger or consolidation with the Company or any Related Entity or the Company’s or any Related Entity’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Related Entity or with which the Company or any Related Entity combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.   Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $625,000. The Administrator may make exceptions to these limits for individual non-employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee Directors.

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ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.   The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.   The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code (and for clarity, may be less than the Fair Market Value per Share on the date of grant if (to the extent applicable) permitted under Sections 424 and/or 409A of the Code).
5.3   Duration.   Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option) or Stock Appreciation Right (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Related Entities, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant shall terminate immediately upon such violation, unless the Company otherwise determines prior to such violation and/or sets forth in the Award Agreement.
5.4   Exercise.   Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.   Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or,

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in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:
(a)   cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)   if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d)   surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)   any combination of the above payment forms approved by the Administrator.
5.6   Additional Terms of Incentive Stock Options.   The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change of Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.   The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.

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6.2   Restricted Stock.
(a)   Dividends.   Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which would be paid prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the Restricted Stock vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)   Stock Certificates.   The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3   Restricted Stock Units.
(a)   Settlement.   The Administrator shall provide in the Award Agreement that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A (to the extent applicable).
(b)   Stockholder Rights.   A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1   Other Stock or Cash Based Awards.   Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.
7.2   Dividend Equivalents.   An Award may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the underlying Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring(a).   In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price

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(if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.   In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change of Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company outside of the Plan, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)   To replace such Award with other rights or property selected by the Administrator; and/or
(f)   To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3   Effect of Non-Assumption in a Change of Control.   Notwithstanding the provisions of Section 8.2, if a Change of Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with an award (which may include, without limitation, a cash-based award) with substantially the same value and a substantially similar vesting schedule as of such conversion by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change of Control, such Award shall become fully vested and exercisable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change of Control in exchange for the right to receive the Change of Control consideration payable to other holders of Common

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Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change of Control documents (including, without limitation, any escrow, earnout or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change of Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change of Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change of Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall have full and final authority to determine whether an Assumption of an Award has occurred in connection with a Change of Control.
8.4   Administrative Stand Still.   In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5   General.   Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.   Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2   Documentation.   Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.   Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

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9.4   Termination of Status.   The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.   Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Related Entities may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) of the immediately preceding sentence by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award; Repricing.   The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Sections 10.6 or 10.15. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, reduce the exercise price or base price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights that have an exercise price or base price in excess of Fair Market Value in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or base price per share that is less than the exercise price or base price per share of the original Options or Stock Appreciation Rights.

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9.7   Conditions on Delivery of Stock.   The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8   Acceleration.   The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9   Cash Settlement.   Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10   Broker-Assisted Sales 9.11.   In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Related Entities harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Related Entities or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Related Entity will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Related Entities and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Related Entities or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.   No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Related Entities. The Company and its Related Entities expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2   No Rights as Stockholder; Certificates.   Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.   The Plan will become effective on the closing of the transactions contemplated by the Merger Agreement (the “Effective Date”). Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date on which the Company’s stockholders

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approve the Plan, but Incentive Stock Options previously granted may remain outstanding after that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
10.4   Amendment of Plan.   The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Article VIII or Sections 10.6 or 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5   Provisions for Foreign Participants.   The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6   Section 409A.
(a)   General.   To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted as compliant with Section 409A or as exempt from Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)   Separation from Service.   If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)   Payments to Specified Employees.   Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any

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payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” (or following death) will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Related Entity will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Related Entity. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Related Entity that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.   The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.   As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Related Entities and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Related Entities and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Related Entities and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Related Entities and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Related Entities and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Related Entities hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.   If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Related Entity) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award

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Agreement or other written document that a specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.
10.12   Governing Law.   The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Claw-back Provisions.   All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Related Entity.
10.17   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Related Entity except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.
11.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.
11.3   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.

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11.5   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6   “Board” means the Board of Directors of the Company.
11.7   “Change of Control” means and includes each of the following:
(a)   A merger or consolidation of the Company with or into any other corporation or other entity or person;
(b)   A sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or
(c)   Any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”:
(i)   a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation;
(ii)   a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company;
(iii)   an initial public offering of any of the Company’s securities;
(iv)   a reincorporation of the Company solely to change its jurisdiction; or
(v)   a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A of the Code.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9   “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

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11.10   “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company and Class B common stock, par value $0.0001 per share and such other securities of the Company that may be substituted therefore.
11.11   “Company” means The Oncology Institute, Inc., a Delaware corporation, or any successor.
11.12   “Consultant” means any consultant or advisor engaged by the Company or any of its Related Entities to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.
11.13   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14   “Director” means a member of the Board or the Board of Directors of any Related Entity.
11.15   “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
11.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17   “Employee” means any employee of the Company or its Related Entities.
11.18   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Shares (or other securities of the Company) and causes a change in the per share value of the Shares underlying outstanding Awards.
11.19   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.20   “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.21   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.22   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.23   “Merger Agreement” means that Agreement and Plan of Merger, dated as of June 28, 2021, by and among DFP Healthcare Acquisitions Corp., Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent, Inc.
11.24   “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.

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11.25   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.26   “Optionholder Earnout Shares” has the meaning set forth in the Merger Agreement.
11.27   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.28   “Overall Share Limit” means the sum of (a) a number of Shares equal to seven percent (7%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date ; (b) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; (c) any Optionholder Earnout Shares or Stockholder Earnout Shares, as applicable, which are forfeited by reason of a Termination of Service, which following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) a number of Shares equal to four percent (4%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, determined on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board. For this purpose, the number of shares of Common Stock outstanding will be calculated as if all Options and Stock Appreciation Rights issued and outstanding were exercised in full, and all outstanding Restricted Stock Units were issued and outstanding shares of Common Stock.
11.29   “Participant” means a Service Provider who has been granted an Award.
11.30   “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Related Entity, division, business segment or business unit of the Company or a Related Entity, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.31   “Plan” means this The Oncology Institute, Inc. 2021 Incentive Award Plan.
11.32   “Prior Plan” means the TOI Parent, Inc. 2019 Non-Qualified Stock Option Plan.
11.33   “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.
11.34   “Related Entity” means any Subsidiary, and any business, corporation, partnership, limited liability company or other entity designated by the Board, which the Company or a Subsidiary controls, directly or indirectly, through one or more intermediaries. .

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11.35   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.36   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.37   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.38   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.39   “Securities Act” means the Securities Act of 1933, as amended.
11.40   “Service Provider” means an Employee, Consultant or Director.
11.41   “Shares” means shares of Class A common stock, par value $0.0001 per share, of the Company.
11.42   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.43   “Stockholder Earnout Shares” has the meaning set forth in the Merger Agreement.
11.44   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.45   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company (i) acquired by the Company or any Related Entity, (ii) which becomes a Related Entity after the date hereof, or (iii) with which the Company or any Related Entity combines.
11.46   “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

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Annex G
THE ONCOLOGY INSTITUTE, INC. 2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1   “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4   “Board” means the Board of Directors of the Company.
2.5   “Change of Control” means and includes each of the following:
(a)   A merger or consolidation of the Company with or into any other corporation or other entity or person;

(b)   A sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the Company’s assets; or
(c)   Any other transaction, including the sale by the Company of new shares of its capital stock or a transfer of existing shares of capital stock of the Company, the result of which is that a third party that is not an affiliate of the Company or its stockholders (or a group of third parties not affiliated with the Company or its stockholders) immediately prior to such transaction acquires or holds capital stock of the Company representing a majority of the Company’s outstanding voting power immediately following such transaction; provided that the following events shall not constitute a “Change of Control”:
(i)   a transaction (other than a sale of all or substantially all of the Company’s assets) in which the holders of the voting securities of the Company immediately prior to the merger or consolidation hold, directly or indirectly, at least a majority of the voting securities in the successor corporation or its parent immediately after the merger or consolidation;
(ii)   a sale, lease, exchange or other transaction in one transaction or a series of related transactions of all or substantially all of the Company’s assets to an affiliate of the Company;
(iii)   an initial public offering of any of the Company’s securities;
(iv)   a reincorporation of the Company solely to change its jurisdiction; or
(v)   a transaction undertaken for the primary purpose of creating a holding company that will be owned in substantially the same proportion by the persons who held the Company’s securities immediately before such transaction.
Notwithstanding the foregoing, if a Change of Control would give rise to a payment or settlement event with respect to any Award that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change of Control must also constitute a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such Award, to the extent required by Section 409A of the Code.
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
2.6   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.7   “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company and Class B common stock, par value $0.0001 per share and such other securities of the Company that may be substituted therefore.
2.8   “Company” means The Oncology Institute, Inc., a Delaware corporation, or any successor.
2.9   “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, [the base salary, wages (including overtime), cash incentive compensation, bonuses, commissions and compensation in respect of periods of absence from work, in each case, paid by the Company or any Designated Subsidiary to such Eligible Employee; and excluding any education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established].
2.10   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the

Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.11   “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both.
2.12   “Effective Date” means on the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 28, 2021, by and among DFP Healthcare Acquisitions Corp., Orion Merger Sub I, Inc., Orion Merger Sub II, LLC and TOI Parent, Inc., subject to prior approval by the Company’s stockholders of the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan.
2.13   “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.
2.14   “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.15   “Enrollment Date” means the first Trading Day of each Offering Period.
2.16   “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.
2.17   “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.18   “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation Section 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation Section 1.423-2(a)(2) and (a)(3).
2.19   “Offering Document” has the meaning given to such term in Section 4.1.
2.20   “Offering Period” has the meaning given to such term in Section 4.1.
2.21   “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.22   “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.23   “Plan” means this The Oncology Institute, Inc. 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.24   “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.25   “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.26   “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Plan, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.27   “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to

Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.28   “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.29   “Share” means a share of shares of Class A common stock, par value $0.0001 per share, of the Company..
2.30   “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any and any business, corporation, partnership, limited liability company or other entity designated by the Board, which the Company or a Subsidiary controls, directly or indirectly, through one or more intermediaries.
2.31   “Trading Day” means a day on which national stock exchanges in the United States are open for trading.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1   Number of Shares.   Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be a number of Shares equal to one percent (1%) of the aggregate number of shares of Common Stock outstanding on a fully diluted basis, as determined at the Effective Date, plus, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of shares of Common Stock outstanding calculated on a fully diluted basis, on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board (the “Overall Share Limit”). For this purpose, the number of shares of Common Stock outstanding will be calculated as if all options and stock appreciation rights issued and outstanding were exercised in full, and all restricted stock units were issued and outstanding shares of Common Stock. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Subject to the Overall Share Limit and Article VIII, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [    ] Shares.
3.2   Shares Distributed.   Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1   Offering Periods.   The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2   Offering Documents.   Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)   the length of the Offering Period, which period shall not exceed 27 months;
(b)   the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed [   ] months;
(c)   in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [    ] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);
(d)   the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be [    ] Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and
(e)   such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1   Eligibility.   Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the applicable requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2   Enrollment in Plan.
(a)   Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)   Subject to such minimum and maximum limitations as the Administrator may set for each Offering Period, each subscription agreement shall designate either (i) a whole percentage of such Eligible Employee’s Compensation or (ii) or a fixed dollar amount, in either case, to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan; provided that, in no event shall the actual amount withheld on any payday hereunder exceed the net amount payable to the Eligible Employee on such payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such payday, as determined by the Administrator). [In absence of any designation by the Administrator in the Offering Documents, the designated percentage or fixed dollar amount may not be less than 1% and may not be more than [15]% of the Participant’s Compensation for any payroll period.] The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)   Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage of Compensation or the fixed dollar amount designated in his or her subscription agreement, subject to the limits set by the Administrator in the Offering Document, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease, increase or suspend his or her payroll deduction elections, in each case, once during each Purchase Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least [two calendar weeks] after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period: (i) such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall be refunded to such Participant as soon as practicable after such suspension (but no later than 30 days thereafter), and (ii) such Participant shall be deemed to have withdrawn from the Offering Period for all purposes upon such Purchase Date (and shall be eligible to enroll in any Offering Period commencing on or after such Purchase Date if he or she remains an Eligible Employee as of the start of any such subsequent Offering Period and timely submits a valid election to participate). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.
(d)   Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3   Payroll Deductions.   Except as otherwise provided herein or in the applicable Offering Document, payroll deductions for a Participant shall commence on the first payday following the Enrollment Date and shall end on the last payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4   Effect of Enrollment.   A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5   Limitation on Purchase of Shares.   An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6   Suspension of Payroll Deductions.   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash within 30 days after the Purchase Date.

5.7   Foreign Employees.   In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8   Leave of Absence.   During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1   Grant of Rights.   On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the last day of the applicable Offering Period, or if earlier, the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2   Exercise of Rights.   On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.
6.3   Pro Rata Allocation of Shares.   If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4   Withholding.   At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5   Conditions to Issuance of Shares.   The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1   Withdrawal.   A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than [two calendar weeks] prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period (including by virtue of a suspension as described in Section 5.2(c) above), payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2   Future Participation.   A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.
7.3   Cessation of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code (to the extent applicable) and other Applicable Law.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1   Changes in Capitalization.   Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), Change of Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, and, solely with respect to the Section 423 Component of the Plan, subject to stockholder approval if required to comply with Section 423 of the Code, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2   Other Adjustments.   Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(a)   To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)   To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)   To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)   To provide that all outstanding rights shall terminate without being exercised.
8.3   No Adjustment Under Certain Circumstances.   Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4   No Other Rights.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1   Amendment, Modification and Termination.   The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.
9.2   Certain Changes to Plan.   Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes a Participant may make in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3   Actions In the Event of Unfavorable Financial Accounting Consequences.   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)   altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)   shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;
(c)   allocating Shares; and
(d)   such other changes and modifications as the Administrator determines are necessary or appropriate.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4   Payments Upon Termination of Plan.   Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the then-current Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1   Administrator.   Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2   Authority of Administrator.   The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)   To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)   To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)   To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)   To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)   To amend, suspend or terminate the Plan as provided in Article IX.
(f)   Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)   To adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.
11.3   Decisions Binding.   The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1   Restriction upon Assignment.   A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and shall be exercisable during the Participant’s lifetime only by the Participant. Except in the case of a Participant’s death, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2   Rights as a Stockholder.   With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3   Interest.   No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.5   Equal Rights and Privileges.   Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.6   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.7   Reports.   Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.8   No Employment Rights.   Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or

Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9   Notice of Disposition of Shares.   Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.11   Data Privacy.   As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.11 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.11, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
12.12   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.13   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

12.14   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.
12.15   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.16   Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.17   Electronic Forms.   To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.18   Section 409A.   The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the U.S. Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
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